As filed with the Securities and Exchange Commission on April 8, 2021

No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-4

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

EMPOWER LTD.

(Exact name of registrant as specified in its charter)

Cayman Islands	6770	N/A
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

c/o MidOcean Partners

245 Park Avenue, 38th Floor

New York, NY 10167

212-497-1400

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Maples Fiduciary Services (Delaware) Inc.

4001 Kennett Pike, Suite 302

Wilmington, Delaware 19807

(302) 731-1612

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies of all communications, including communications sent to agent for service, should be sent to:

George Stamas Andrew Herman Evan D’Amico Gibson, Dunn & Crutcher LLP 200 Park Avenue New York, NY 10166 Tel: (212) 351-4000	William Gump Cristopher Greer Claire E. James Willkie Farr and Gallagher LLP 787 Seventh Avenue New York, NY 10019 (212) 728-8000

Approximate date of commencement of proposed sale to the public: As soon as practicable after this Registration Statement becomes effective and upon completion of the merger.

If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box.  ☐

If this Form is filed to registered additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒	Smaller reporting company	☒

		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

If applicable, please place an ☒ in the box to designate the appropriate rule provision relied upon in conducting this transaction:

Exchange Act Rule 13e-4(i) (Cross-Border Issuer Tender Offer)  ☐

Exchange Act Rule 14d-1(d) (Cross-Border Third-Party Tender Offer)  ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered(1)	Proposed Maximum Offering Price Per Unit	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee(2)
Domestication Common Stock(3)	25,000,000	$9.99(4)	$249,750,000.00	$27,247.73
Domestication Common Stock underlying Domestication Public Warrants(5)	8,333,333	$9.99(4)	$83,249,996.67	$9,082.57
Domestication Public Warrants(6)	8,333,333	—(7)	—	—
Domestication Common Stock(8)	76,764,500	$9.99(4)	$766,877,355.00	$83,666.32
Total	118,431,166		$1,099,877,351.67	$119,996.62

(1)

Immediately prior to the consummation of Company Merger I and Company Merger II described in the proxy statement/prospectus forming part of this registration statement (the “proxy statement/prospectus”), Empower Ltd., a Cayman Islands exempted company (“Empower”), intends to effect a continuation and deregistration under the Cayman Islands Companies Act (As Revised) and a domestication under Section 388 of the Delaware General Corporation Law, pursuant to which, Empower’s jurisdiction of incorporation will be changed from the Cayman Islands to the State of Delaware (the “Domestication”). All securities being registered will be issued by Empower (after the Domestication) upon consummation of the proposed Business Combination, as further described in the proxy statement/prospectus.

(2)	Calculated in accordance with Section 6(b) of the Securities Act by multiplying the applicable proposed maximum aggregate offering price of securities to be registered by 0.0001091.
(3)

The number of shares of common stock of Empower following the Domestication (“Domestication Common Stock”) being registered represents the number of Class A ordinary shares of Empower (“Empower Class A Shares”) underlying units of Empower (“Empower Units”) that were registered pursuant to the Registration Statement on Form S-1 (333-248899) (the “IPO Registration Statement”) and offered by Empower in its initial public offering. The Empower Class A Shares automatically will be converted into Domestication Common Stock on a one-to-one basis in connection with the Domestication and pursuant to the terms of the Merger Agreement.

(4)

Estimated pursuant to Rules 457(c) and 457(f)(1) under the Securities Act and solely for the purpose of calculating the registration fee, the proposed maximum offering price is equal to the average high and low prices of Empower Class A Shares reported on The New York Stock Exchange as of April 5, 2021.

(5)	The number of shares of Domestication Common Stock being registered represents the number of Empower Class A Shares issuable upon exercise of the Empower Public Warrants.
(6)

The number of public warrants to acquire shares of Domestication Common Stock (the “Domestication Public Warrants”) being registered represents the number of public warrants to acquire Empower Class A Shares (“Empower Public Warrants”) underlying Empower Units that were registered pursuant to and offered in the IPO Registration Statement. The terms of the Empower Public Warrants, pursuant to Sec. 4.5 of that certain the Warrant Agreement, dated October 6, 2020, by and between Empower and Continental Stock Transfer & Trust Company (the “Warrant Agreement”), automatically will be modified to a right to acquire shares of Domestication Common Stock in connection with the Domestication.

(7)

Pursuant to Rule 457(g) under the Securities Act, no additional filing fee is paid with respect to the Domestication Public Warrants because the shares of Domestication Common Stock to be offered pursuant to the Domestication Public Warrants are also registered hereunder.

(8)

The number of shares of Domestication Common Stock being registered represents the maximum number of Domestication Common Stock issuable as securities merger consideration pursuant to the terms of the Merger Agreement, assuming (i) a redemption amount of $10.01, (ii) $250,145,000 in trust at closing, (iii) and proceeds from the PIPE Investment and A&R FPA totaling $290,000,000. The maximum redemption amount is further described in the proxy statement/prospectus.

*

Prior to the consummation of the Business Combination described herein, the registrant intends to effect a deregistration under Article 206 of the Cayman Islands Companies Law (2020 Revision) and a domestication under Section 388 of the Delaware General Corporation Law, pursuant to which the registrant’s jurisdiction of incorporation will be changed from the Cayman Islands to the State of Delaware. All securities being registered will be issued by Empower Ltd. (after its domestication as a corporation incorporated in the State of Delaware), the continuing entity following the Domestication, which will be renamed “Holley Inc.”

The registrant hereby amends this Registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities act of 1933 or until this Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this preliminary proxy statement/prospectus is not complete and may be changed. The registrant may not sell the securities described in this preliminary proxy statement/ prospectus until the registration statement filed with the Securities and Exchange Commission is declared effective. This preliminary proxy statement/prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

PRELIMINARY PROXY STATEMENT/PROSPECTUS

DATED APRIL 8, 2021, SUBJECT TO COMPLETION

PROXY STATEMENT FOR

EXTRAORDINARY GENERAL MEETING OF

EMPOWER LTD.

(A CAYMAN ISLANDS EXEMPTED COMPANY)

PROSPECTUS FOR

121,014,500 SHARES OF COMMON STOCK

AND

13,000,000 PUBLIC WARRANTS

OF

EMPOWER LTD.

(AFTER ITS DOMESTICATION AS A CORPORATION INCORPORATED IN THE STATE OF DELAWARE),

WHICH WILL BE RENAMED “HOLLEY INC.” IN CONNECTION WITH THE DOMESTICATION DESCRIBED HEREIN

The board of directors of Empower Ltd., a Cayman Islands exempted company (“Empower” and, after the Domestication as described below, “New Holley”), has unanimously approved (1) the continuation and deregistration of Empower under the Cayman Islands Companies Act (As Revised) and the domestication of Empower as a Delaware corporation under Section 388 of the Delaware General Corporation Law (the “Domestication”); (2) the merger of Empower Merger Sub I, Inc., a Delaware corporation and subsidiary of Empower (“Merger Sub I”), with and into Holley Intermediate Holdings, Inc., a Delaware corporation (“Holley”), with Holley surviving the Merger as a wholly owned subsidiary of New Holley (“Company Merger I”); (3) the merger of Empower Merger Sub II, LLC, a Delaware limited liability company and subsidiary of Empower (“Merger Sub II”), with and into Holley, with Merger Sub II surviving the merger as a wholly owned subsidiary of New Holley (“Company Merger II”), in each case, pursuant to the terms of the Agreement and Plan of Merger, dated as of March 11, 2021, by and among Empower, Merger Sub I, Merger Sub II and Holley, attached to this proxy statement/prospectus as Annex A (as may be amended from time to time, the “Merger Agreement”), as more fully described elsewhere in this proxy statement/prospectus; and (4) the other transactions contemplated by the Merger Agreement and documents related thereto. In connection with the Business Combination, New Holley will change its name to “Holley Inc.”

As a result of and upon the effective time of the Domestication, among other things, (1) each of the then issued and outstanding Class A ordinary shares, par value $0.0001 per share, of Empower (the “Empower Class A Shares”) will convert automatically, on a one-for-one basis, into a share of common stock, par value $0.0001 per share, of New Holley (the “Domestication Common Stock”); (2) each of the then issued and outstanding Class B ordinary shares, par value $0.0001 per share, of Empower (the “Empower Class B Shares”) will convert automatically, on a one-for-one basis, into a share of Domestication Common Stock; (3) each then issued and outstanding public warrant of Empower (the “Empower Public Warrants”) will automatically represent a right to acquire one share of Domestication Common Stock (the “Domestication Public Warrants”), on the terms and conditions set forth in the warrant agreement, dated October 6, 2020, between Empower and Continental Stock Transfer & Trust Company, as warrant agent (the “Warrant Agreement”); (4) each then issued and outstanding private placement warrant of Empower issued prior to Empower’s initial public offering (the “Empower Private Warrants”) will represent a right to acquire one share of Domestication Common Stock (the “Domestication Private Warrants”), on the terms and conditions set forth in the Warrant Agreement and (5) each of the then issued and outstanding units of Empower that have not been previously separated into the underlying Empower Class A Shares and underlying Empower Public Warrants (the “Empower Units”), will be separated and will entitle the holder thereof to one share of Domestication Common Stock and one-third of one Domestication Public Warrant. No fractional Domestication Public Warrants will be issued upon separation of the Empower Units.

As a result of and upon the Closing (as defined below), among other things, all outstanding capital stock of Holley (as more fully described elsewhere in this proxy statement/prospectus) as of immediately prior to the effective time of Company Merger I will be cancelled in exchange for the right to receive, or the reservation of, an aggregate of at least 57,750,000 shares of Domestication Common Stock (at a deemed value of $10.00 per share) (the “Securities Merger Consideration”) and up to $387.5 million in cash (the “Cash Merger Consideration”), each subject to certain adjustments more fully described elsewhere in this proxy statement/prospectus (the “Aggregate Merger Consideration”). Accordingly, this proxy statement/prospectus also relates to the issuance by New Holley of approximately 31.25 million shares of Domestication Common Stock issued in connection with the Domestication and Company Merger I described herein. In addition, this proxy statement/prospectus relates to the resale of such shares of Domestication Common Stock. The holders of these shares may from time to time sell, transfer or otherwise dispose of any or all of these shares in a number of different ways and at varying prices, and we will not receive any proceeds from such transactions.

This prospectus covers (1) 25,000,000 shares of Domestication Common Stock that will be issued to holders of Empower Class A Shares in connection with the Domestication, (2) 8,333,333 Domestication Public Warrants that, pursuant to the terms of the Warrant Agreement, will represent a right to acquire Domestication Common Stock upon exercise following the Domestication, (3) 333,333 shares of Domestication Common Stock that, pursuant to the terms of the Warrant Agreement underly the Domestication Public Warrants in accordance with the Warrant Agreement, and (4) 76,764,500 shares of Domestication Common Stock, representing the maximum number of shares issuable as Securities Merger Consideration.

This prospectus does not cover (A) 6,250,000 shares of Domestication Common Stock that will be issued to holders of Empower Class B Shares in connection with the Domestication, (B) 4,666,667 Domestication Private Warrants that, pursuant to the terms of the Warrant Agreement, will represent a right to acquire Domestication Common Stock upon exercise following the Domestication, (C) 4,666,667 shares of Domestication Common Stock that, pursuant to the Warrant Agreement underly the Domestication Private Warrants in accordance with the Warrant Agreement, (D) 24,000,000 shares of Domestication Common Stock that will be issued to certain investors (“PIPE Investors”) in connection with the consummation of the Business Combination and pursuant to those certain subscription agreements, dated as of March 11, 2021, by and between Empower, on the one hand, and each PIPE Investor on the other hand (collectively, the “PIPE Subscription Agreements”) and (E) 5,000,000 Empower Units (to be separated into 5,000,000 shares of Domestication Common Stock and 1,666,667 Domestication Public Warrants following the Domestication) that will be issued to Empower Funding, LLC, a Delaware limited liability company (together with its designees and assignees, the “A&R FPA Investor”), in connection with the consummation of the Business Combination and pursuant to that certain amended and restated forward purchase agreement, dated as of March 11, 2021, by and between A&R FPA Investor and Empower (the “A&R FPA”).

The Empower Units, Empower Class A Shares and Empower Public Warrants are currently listed on the New York Stock Exchange (“NYSE”) under the symbols “EMPW.U,” “EMPW” and “EMPW WS,” respectively. New Holley will apply for listing, to be effective at the time of the Business Combination, of Domestication Common Stock and Domestication Public Warrants on the NYSE under the proposed symbols “HLLY” and “HLLY WS”, respectively. It is a condition of the consummation of the Business Combination that Empower receive confirmation from NYSE that the Domestication Common Stock and Domestication Public Warrants have been approved for listing on NYSE. There can be no assurance such listing condition will be met. If such listing condition is not met, the Business Combination will not be consummated unless such listing condition is waived by the applicable parties.

This proxy statement/prospectus provides shareholders of Empower with detailed information about the proposed Business Combination and other matters to be considered at the extraordinary general meeting of Empower. We encourage you to read this entire document, including the Annexes and other documents referred to herein, carefully and in their entirety. You should also carefully consider the risk factors described in the section titled “Risk Factors” of this proxy statement/prospectus.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES REGULATORY AGENCY HAS APPROVED OR DISAPPROVED THE TRANSACTIONS DESCRIBED IN THIS PROXY STATEMENT/PROSPECTUS, PASSED UPON THE MERITS OR FAIRNESS OF THE BUSINESS COMBINATION OR RELATED TRANSACTIONS OR PASSED UPON THE ADEQUACY OR ACCURACY OF THE DISCLOSURE IN THIS PROXY STATEMENT/PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY CONSTITUTES A CRIMINAL OFFENSE.

This proxy statement/prospectus is dated                , 2021, and

is first being mailed to Empower’s shareholders on or about                , 2021.

EMPOWER LTD.

c/o MidOcean Partners

245 Park Avenue, 38th Floor

New York, NY 10167

212-497-1400

Dear Shareholders of Empower Ltd.:

You are cordially invited to attend the extraordinary general meeting (the “Extraordinary Meeting”) of Empower Ltd., a Cayman Islands exempted company (“Empower”), at             a.m., Eastern Time, on                    , 2021, at the offices of Gibson, Dunn & Crutcher LLP located at 200 Park Ave, New York, NY 10166 and virtually at            . Due to the COVID-19 pandemic, we are encouraging our shareholders to attend the Extraordinary Meeting virtually.

On March 11, 2021, we entered into the Agreement and Plan of Merger, by and among Empower, Empower Merger Sub I, Inc., a Delaware corporation and subsidiary of Empower (“Merger Sub I”), Empower Merger Sub II, LLC, a Delaware limited liability company and subsidiary of Empower (“Merger Sub II”) and Holley Intermediate Holdings, Inc., a Delaware corporation (“Holley”), a copy of which is attached to the accompanying proxy statement/prospectus as Annex A (as may be amended from time to time, the “Merger Agreement”), as more fully described elsewhere in this proxy statement/prospectus. As further described in the accompanying proxy statement/prospectus, pursuant to the Merger Agreement and other related agreements (the “Business Combination”), among other things, the following transactions will occur:

1.

Empower will, immediately prior to redomesticating as a Delaware corporation (the “Domestication”, and following the Domestication, changing its name to “Holley Inc.” and referred to herein as “New Holley”), issue 5,000,000 units of Empower, comprising one Class A ordinary share, par value $0.0001 per share, and one-third of a warrant exercisable for one Class A ordinary Share (the “Empower Units”), to Empower Funding LLC, a Delaware limited liability company (together with its designees and assignees pursuant to the A&R FPA, the “A&R FPA Investor”), pursuant to that certain Amended and Restated Forward Purchase Agreement, by and between A&R FPA Investor and Empower, dated March 11, 2021 (the “A&R FPA”), for aggregate consideration equal to $50,000,000 (the “A&R FPA Investment”).

2.	In connection with the Domestication:

a.

Each of the then issued and outstanding Class A ordinary shares, par value $0.0001 per share, of Empower (the “Empower Class A Shares”), will convert automatically, on a one-for-one basis, into a share of common stock, par value $0.0001 per share, of New Holley (the “Domestication Common Stock”);

b.

Each of the then issued and outstanding Class B ordinary shares, par value $0.0001 per share, of Empower (the “Empower Class B Shares”, together with Empower Class A Shares, “Empower Ordinary Shares”), will convert automatically, on a one-for-one basis, into a share of Domestication Common Stock;

c.

Each then issued and outstanding public warrant of Empower (the “Empower Public Warrants”) will represent a right to acquire one share of Domestication Common Stock for $11.50 (the “Domestication Public Warrants”) pursuant to section 4.5 of that certain warrant agreement, dated as of October 6, 2020, by and between Empower and Continental Stock Transfer & Trust Company (the “Warrant Agreement”);

d.

Each then issued and outstanding private placement warrant of Empower (the “Empower Private Warrants”), will represent a right to acquire one share of Domestication Common Stock for $11.50 (the “Domestication Private Warrants”) pursuant to Section 4.5 of the Warrant Agreement; and

e.

Each of the then issued and outstanding Empower Units, including such Empower Units issued in connection with Empower’s initial public offering, that have not been previously separated into the underlying Empower Class A Shares and underlying Empower Public Warrant, upon the request of the holder thereof (the “Empower Units”), will be separated and will entitle the holder thereof to one share of Domestication Common Stock and one-third of one Domestication Public Warrant. No fractional Domestication Public Warrants will be issued upon separation of the Empower Units.

3.

Immediately after the Domestication, but before Company Merger I (as defined below), New Holley will issue 24,000,000 shares of Domestication Common Stock at $10.00 per share to those certain investors (“PIPE Investors”) pursuant to those certain subscription agreements, dated as of March 11, 2021, between Empower, on the one hand, and PIPE Investors, on the other hand (collectively, the “PIPE Subscription Agreements”), for aggregate consideration equal to $240 million (the “PIPE Investment”). The shares of Domestication Common Stock to be issued pursuant to the PIPE Subscription Agreements have not been registered under the Securities Act of 1933, as amended (the “Securities Act”), or any state or foreign securities laws and were offered and sold in reliance upon the exemption provided in Section 4(a)(2) of the Securities Act. Empower has granted the PIPE Investors registration rights in connection with the PIPE Investment.

4.

Immediately after the Domestication, Merger Sub I will merge with and into Holley, with Holley surviving the merger as a wholly owned subsidiary of New Holley (“Company Merger I”) in accordance with the Delaware General Corporate Laws (the “DGCL”) and Delaware Limited Liability Company Act (“DLLCA”), and in consideration thereof, New Holley will (a) issue at least 57,750,000 shares of Domestication Common Stock to Holley Parent Holdings, LLC, a Delaware limited liability company and sole owner of Holley (“Holley Parent”), at a deemed value of $10.00 per share (the “Securities Merger Consideration”) and (b) pay up to $387.5 million to Holley Parent in cash (the “Cash Merger Consideration”), in each case, subject to certain adjustments provided for in the Merger Agreement.

5.

Immediately following Company Merger I, Holley will merge with and into Merger Sub II, with Merger Sub II surviving such merger as a wholly owned subsidiary of New Holley (“Company Merger II”), and in connection with such merger, change its name to Holley Inc., in accordance with the DLLCA.

The Empower Units, Empower Class A Shares and Empower Public Warrants are currently listed on the New York Stock Exchange (“NYSE”) under the symbols “EMPW.U,” “EMPW” and “EMPW WS,” respectively. New Holley will apply for listing, to be effective at the time of the Business Combination, of Domestication Common Stock and Domestication Public Warrants on the New York Stock Exchange (“NYSE”) under the proposed symbols “HLLY” and “HLLY WS”, respectively. Empower cannot assure you that the Domestication Common Stock and Domestication Public Warrants will be approved for listing on NYSE. It is a condition of the consummation of the Business Combination that Empower receive confirmation from NYSE that the Domestication Common Stock and Domestication Public Warrants are approved for listing on NYSE. There can be no assurance such listing condition will be met. If such listing condition is not met, the Business Combination will not be consummated unless such listing condition is waived by the applicable parties.

At the Extraordinary Meeting, Empower shareholders will be asked to consider and vote upon the following proposals (collectively, the “Proposals”):

1.

Proposal No. 1: The Business Combination Proposal — To consider and vote upon a proposal to approve and adopt by ordinary resolution the Merger Agreement, a copy of which is attached to this proxy statement/prospectus as Annex A, and the transactions contemplated thereunder, including the Mergers and the issuance of shares of Domestication Common Stock pursuant to the Merger Agreement.

2.	Proposal No. 2: The Redomestication Proposal — To consider and vote upon a proposal to approve by special resolution the change of Empower’s jurisdiction of incorporation by deregistering as an exempted company in the Cayman Islands and continuing and domesticating as a corporation incorporated under the laws of the State of Delaware (the “Domestication” and, together with the Mergers, the “Business Combination”).

3.

Proposal No. 3: The Non-Binding Organizational Documents Proposals — To consider and vote upon separately presented proposals to approve by ordinary resolution certain governance provisions in the Certificate of Incorporation of New Holley (the “Proposed Charter”) and the Bylaws of New Holley (the “Proposed Bylaws” and, together with the Proposed Charter, the “Proposed Organizational Documents”), which are being separately presented in accordance with SEC requirements and which will each be voted upon on a non-binding advisory basis.

4.

Proposal No. 4: The Binding Charter Proposal — To consider and vote upon a proposal to approve by special resolution the Proposed Charter in the form attached hereto as Annex C and the change of name of Empower to Holley Inc.

5.

Proposal No. 5: The Director Election Proposal — To consider and vote upon a proposal to approve by ordinary resolution of the holders of Empower Class B Shares the following individuals to serve as members of the board of directors of New Holley following the consummation of the Business Combination: Tom Tomlinson, Matthew Rubel, Gina Bianchini, James D. Coady, Owen M. Basham,                 , and                .

6.

Proposal No. 6: The NYSE Proposal — To consider and vote upon a proposal to approve by ordinary resolution, for purposes of complying with applicable listing rules of the New York Stock Exchange (“NYSE”), the issuance of more than 20% of the issued and outstanding Empower Ordinary Shares in connection with the Issuances.

7.	Proposal No. 7: The Incentive Plan Proposal — To consider and vote upon a proposal to approve by ordinary resolution the Holley Inc. 2021 Stock Incentive Plan in the form attached hereto as Annex I.

8.

Proposal No. 8: The Adjournment Proposal — To consider and vote upon a proposal to approve by ordinary resolution the adjournment of the Extraordinary Meeting to a later date or dates, if necessary, to permit further solicitation and vote of proxies if there are insufficient votes for, or otherwise in connection with, the approval of the Business Combination Proposal, the Redomestication Proposal, the Binding Charter Approval Proposal, the Incentive Plan Proposal, the Director Election Proposal, and the NYSE Proposal.

The proposals set forth above are sometimes collectively referred to herein as the “Proposals.” Each of Proposals Nos. 1, 2, 4, and 6 is cross-conditioned on the approval of each other (the “Cross-Conditioned Proposals”). The Adjournment Proposal and the Non-Binding Organizational Documents Proposals are not conditioned upon the approval of any other Proposal set forth in this proxy statement/prospectus. Each of the Director Election Proposal and the Incentive Plan Proposal is conditioned on the Cross Conditioned Proposals.

Our board of directors unanimously recommends that Empower shareholders vote “FOR” each of the Proposals. When you consider the recommendation of Empower’s board of directors in favor of each of the Proposals, you should keep in mind that Empower’s directors and officers have interests in the Business Combination that may conflict with your interests as a shareholder. Please see the section entitled “Proposal No. 1 — The Business Combination — Interests of Certain Persons in the Business Combination.”

If you sign, date and return your proxy card without indicating how you wish to vote, your proxy will be voted “FOR” each of the Proposals presented at the Extraordinary Meeting. If you fail to return your proxy card or fail to submit your proxy by telephone or over the Internet, or fail to instruct your bank, broker or other nominee how to vote, and do not attend the Extraordinary Meeting in person, the effect will be that your shares will not be counted for purposes of determining whether a quorum is present at the Extraordinary Meeting and, if a quorum is present, will have no effect on the Proposals. If you are a shareholder of record and you attend the Extraordinary Meeting and wish to vote in person, you may withdraw your proxy and vote in person.

Pursuant to Empower’s amended and restated memorandum and articles of association (the “Cayman Constitutional Documents”), Empower is providing its holders of Empower Class A Shares with the opportunity to redeem all or a portion of their Empower Class A Shares at a per-share price, payable in cash, equal to the aggregate amount then on deposit in Empower’s trust account as of two business days prior to the consummation of the Business Combination, including interest, less taxes payable, divided by the number of then outstanding Empower Class A Shares that were sold as part of Empower’s initial public offering (“IPO”), subject to the limitations described herein. Empower estimates that the per-share price at which Empower Class A Shares may be redeemed from cash held in the trust account will be approximately $         at the time of the Extraordinary Meeting (based on the balance in the trust account of approximately $         as of                     , 2021). On                     , 2021, the last sale price of Empower Class A Shares was $         per share.

TO EXERCISE YOUR REDEMPTION RIGHTS, YOU MUST ELECT TO HAVE EMPOWER REDEEM YOUR SHARES FOR A PRO RATA PORTION OF THE FUNDS HELD IN THE TRUST ACCOUNT AND TENDER YOUR SHARES TO EMPOWER’S TRANSFER AGENT AT LEAST TWO BUSINESS DAYS PRIOR TO THE VOTE AT THE EXTRAORDINARY MEETING. YOU MAY TENDER YOUR SHARES BY EITHER DELIVERING YOUR SHARE CERTIFICATE TO THE TRANSFER AGENT OR BY DELIVERING YOUR SHARES ELECTRONICALLY USING THE DEPOSITORY TRUST COMPANY’S DWAC (DEPOSIT/WITHDRAWAL AT CUSTODIAN) SYSTEM. IF THE BUSINESS COMBINATION IS NOT COMPLETED, THEN THESE SHARES WILL NOT BE REDEEMED FOR CASH. IF YOU HOLD THE SHARES IN STREET NAME, YOU WILL NEED TO INSTRUCT THE ACCOUNT EXECUTIVE AT YOUR BANK OR BROKER TO WITHDRAW THE SHARES FROM YOUR ACCOUNT IN ORDER TO EXERCISE YOUR REDEMPTION RIGHTS.

Empower is providing this proxy statement/prospectus and accompanying proxy card to its shareholders in connection with the solicitation of proxies to be voted at the Extraordinary Meeting and at any adjournments or postponements thereof. Empower’s initial shareholders, including Empower Sponsor Holdings, LLC, a Delaware limited liability company (“Sponsor”), and its officers and directors, who own approximately 20% of Empower Ordinary Shares as of the record date, have separately agreed to vote their Empower Ordinary Shares in favor of the Proposals.

Each Empower shareholder’s vote is very important. Whether or not you plan to attend the Extraordinary Meeting, please submit your proxy card without delay. Empower shareholders may revoke proxies at any time before they are voted at the meeting. Voting by proxy will not prevent a shareholder from voting in person or through the virtual meeting platform if such shareholder subsequently chooses to attend the Extraordinary Meeting. If you are a holder of record and you attend the Extraordinary Meeting and wish to vote in person (or via teleconference), you may withdraw your proxy and vote in person or through the virtual meeting platform. Under Cayman Islands law, abstentions and broker non-votes, while considered present for the purposes of establishing a quorum, will not count as votes cast at the Extraordinary Meeting, and accordingly will have no effect on any of the Proposals.

This proxy statement/prospectus provides shareholders of Empower with detailed information about the proposed Business Combination and other matters to be considered at the Extraordinary Meeting. We encourage you to read this entire document, including the Annexes and other documents referred to herein, carefully and in their entirety. You should also carefully consider the risk factors described in the section titled “Risk Factors” of this proxy statement/prospectus.

If you would like to receive additional information or if you want additional copies of this document, agreements contained in the appendices or any other documents filed by Empower with the Securities and Exchange Commission, such information is available without charge upon written or oral request. If you have any questions or need assistance with voting, please contact Empower’s proxy solicitor, Morrow Sodali LLC, at (800) 662-5200 (banks or brokers can call collect at (203) 658-9400) or email EMPW.info@investor.morrowsodali.com.

If you would like to request documents, please do so no later than                     , 2021 to receive them before the Extraordinary Meeting. Please be sure to include your complete name and address in your request. Please see “Where You Can Find More Information” to find out where you can find more information about Empower, Merger Sub I, Merger Sub II and Holley.

Thank you for your consideration of these matters.

Sincerely,

/s/ Matthew Rubel

Empower Ltd.

Matthew Rubel

Chairman and CEO

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES REGULATORY AGENCY HAS APPROVED OR DISAPPROVED THE TRANSACTIONS DESCRIBED IN THIS PROXY STATEMENT/PROSPECTUS, PASSED UPON THE MERITS OR FAIRNESS OF THE BUSINESS COMBINATION OR RELATED TRANSACTIONS OR PASSED UPON THE ADEQUACY OR ACCURACY OF THE DISCLOSURE IN THIS PROXY STATEMENT/PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY CONSTITUTES A CRIMINAL OFFENSE.

This proxy statement/prospectus is dated                , 2021, and is first being mailed to Empower’s shareholders on or about                , 2021.

EMPOWER LTD.

NOTICE OF EXTRAORDINARY GENERAL MEETING OF SHAREHOLDERS

TO BE HELD ON                , 2021

NOTICE IS HEREBY GIVEN that an extraordinary general meeting of shareholders (the “Extraordinary Meeting”) of Empower Ltd., a Cayman Islands exempted company (which is referred to as “Empower”) will be held at the offices of Gibson, Dunn & Crutcher LLP located at 200 Park Ave, New York, NY 10166 and virtually at                . Due to the COVID-19 pandemic, we are encouraging our shareholders to attend the Extraordinary Meeting virtually. You will need the control number that is printed on your proxy card to enter the Extraordinary Meeting. Empower recommends that you log in at least 15 minutes before the Extraordinary Meeting to ensure you are logged in when the meeting starts. Please note that you will not be able to attend the Extraordinary Meeting in person. You are cordially invited to attend the Extraordinary Meeting for the following purposes:

1.

Proposal No. 1: The Business Combination Proposal — To consider and vote upon a proposal to approve and adopt by ordinary resolution the Merger Agreement, dated as of March 11, 2021 (the “Merger Agreement”), by and among Empower, Merger Sub I, Merger Sub II, and Holley, a copy of which is attached to this proxy statement/prospectus as Annex A, and the transactions contemplated thereunder, including the Mergers and the issuance of shares of Domestication Common Stock pursuant to the Merger Agreement.

2.

Proposal No. 2: The Redomestication Proposal — To consider and vote upon a proposal to approve by special resolution, the change of Empower’s jurisdiction of incorporation by deregistering as an exempted company in the Cayman Islands and continuing and domesticating as a corporation incorporated under the laws of the State of Delaware (the “Domestication” and, together with the Mergers, the “Business Combination”)

3.

Proposal No. 3: The Non-Binding Organizational Documents Proposals — To consider and vote upon, separately presented proposals to approve by ordinary resolution certain governance provisions in the Certificate of Incorporation of New Holley (the “Proposed Charter”) and the Bylaws of New Holley (the “Proposed Bylaws”, together with the Proposed Charter, the “Proposed Organizational Documents”), which are being separately presented in accordance with SEC requirements and which will each be voted upon on a non-binding advisory basis.

4.

Proposal No. 4: The Binding Charter Proposal — To consider and vote upon a proposal to approve by special resolution the Proposed Charter in the form attached hereto as Annex C and the change of name of Empower to Holley Inc.

5.

Proposal No. 5: The Director Election Proposal — To consider and vote upon a proposal to approve by ordinary resolution of the holders of Empower Class B Shares the individuals to serve as members of the board of directors of New Holley following the consummation of the Business Combination: Tom Tomlinson, Matthew Rubel, Gina Bianchini, James D. Coady, Owen M. Basham,             , and            .

6.

Proposal No. 6: The NYSE Proposal — To consider and vote upon a proposal to approve by ordinary resolution, for purposes of complying with applicable listing rules of the New York Stock Exchange (“NYSE”), the issuance of more than 20% of the issued and outstanding Empower Ordinary Shares in connection with the Issuances.

7.	Proposal No. 7: The Incentive Plan Proposal — To consider and vote upon a proposal to approve by ordinary resolution the Holley Inc. 2021 Stock Incentive Plan in the form attached hereto as Annex I.

8.

Proposal No. 8: The Adjournment Proposal — To consider and vote upon a proposal to approve by ordinary resolution the adjournment of the Extraordinary Meeting to a later date or dates, if necessary, to permit further solicitation and vote of proxies if there are insufficient votes for, or otherwise in connection with, the approval of the Business Combination Proposal, the Redomestication Proposal, the Binding Charter Approval Proposal, the Incentive Plan Proposal, the Director Election Proposal, and the NYSE Proposal.

The proposals set forth above are sometimes collectively referred to herein as the “Proposals.” Each of Proposals Nos. 1, 2, 4, and 6 is cross-conditioned on the approval of each other (the “Cross-Conditioned

Proposals”). The Adjournment Proposal and the Non-Binding Organizational Documents Proposals are not conditioned upon the approval of any other Proposal set forth in this proxy statement/prospectus. Each of the Director Election Proposal and the Incentive Plan Proposal are conditioned on the Cross Conditioned Proposals. Each of the Redomestication Proposal and the Binding Charter Proposal require the affirmative vote of holders of at least two-thirds of the Empower Ordinary Shares represented in person or by proxy and entitled to vote thereon and who vote at the Extraordinary Meeting. Each of the Business Combination Proposal, Non-Binding Organizational Documents Proposals, Director Election Proposal, the NYSE Proposal and the Adjournment Proposal require the affirmative vote of a majority of the Empower Ordinary Shares represented in person or by proxy and entitled to vote thereon and who vote at the Extraordinary Meeting. Further, in the absence of shareholder approval for an extension, if Empower does not consummate the Business Combination and fails to complete another initial business combination by October 9, 2022, Empower will be required to dissolve and liquidate.

Only holders of record of Ordinary Class A shares of Empower and Ordinary Class B shares of Empower (together, “Empower Ordinary Shares”) at the close of business on                , 2021 are entitled to notice of the Extraordinary Meeting and to vote at the Extraordinary Meeting and any adjournments or postponements of the Extraordinary Meeting. As of                , 2021, the record date, there were 31,250,000 Empower Ordinary Shares issued and outstanding and entitled to vote. Each Empower Ordinary Share entitles the holder to one (1) vote at the Extraordinary Meeting on each Proposal (other than the Redomestication Proposal and the Director Election Proposal) to be considered at the Extraordinary Meeting. With respect to the Redomestication Proposal, each Empower Class B Share represents ten (10) votes at the Extraordinary Meeting. With respect to the Director Election Proposal, only Empower Class B Shares are entitled to vote at the Extraordinary Meeting.

This proxy statement/prospectus is first being mailed to Empower shareholders on or about                , 2021. Approval of each of the Redomestication Proposal and the Binding Charter Proposal will require a special resolution under Cayman Islands law, being the affirmative vote of holders of at least two-thirds of the issued and outstanding Empower Ordinary Shares present and entitled to vote thereon and who vote at the Extraordinary Meeting. Approval of each of the Business Combination Proposal, the Non-Binding Organizational Documents Proposals, the NYSE Proposal, the Director Election Proposal, the Incentive Plan Proposal and the Adjournment Proposal will require an ordinary resolution under Cayman Islands law, being the affirmative vote of holders of a majority of the issued and outstanding Empower Ordinary Shares present and entitled to vote thereon and who vote at the Extraordinary Meeting. Under Cayman Islands law, abstentions and broker non-votes, while considered present for the purposes of establishing a quorum, will not count as votes cast at the Extraordinary Meeting, and accordingly will have no effect on any of the Proposals.

YOUR VOTE IS VERY IMPORTANT, REGARDLESS OF THE NUMBER OF ORDINARY SHARES YOU OWN. Whether or not you plan to attend the Extraordinary Meeting, please complete, sign, date and mail the enclosed proxy card in the postage-paid envelope provided at your earliest convenience. You may also submit a proxy by telephone or via the Internet by following the instructions printed on your proxy card. If you hold your shares through a broker, bank or other nominee, you should direct the vote of your shares in accordance with the voting instruction form received from your broker, bank or other nominee.

The Empower board of directors has unanimously approved the Merger Agreement and the transactions contemplated thereby and recommends that you vote “FOR” each of the Proposals.

If you have any questions or need assistance with voting, please contact Empower’s proxy solicitor, Morrow Sodali LLC, at (800) 662-5200 (banks or brokers can call collect at (203) 658-9400) or email EMPW.info@investor.morrowsodali.com.

BY ORDER OF THE BOARD OF DIRECTORS

/s/ Matthew Rubel

Matthew Rubel

Chairman of the Board

i

APPRAISAL RIGHTS	239

DELIVERY OF DOCUMENTS TO SHAREHOLDERS	239

ENFORCEABILITY OF CIVIL LIABILITY	239

WHERE YOU CAN FIND MORE INFORMATION	240

INDEX TO FINANCIAL STATEMENTS	F-1

ii

FREQUENTLY USED TERMS

As used in this proxy statement/prospectus, unless otherwise noted or the context otherwise requires:

•	“A&R FPA” means that certain Amended and Restated Forward Purchase Agreement, by and between A&R FPA Investor and Empower, dated as of March 11, 2021, attached hereto as Annex H.

•	“A&R FPA Investor” means Empower Funding LLC, a Delaware limited liability company, together with any of its designees and assignees thereunder.

•	“Business Combination” means the transactions contemplated by the Merger Agreement, including the Mergers.

•	“Cayman Constitutional Documents” means Empower’s Amended and Restated Memorandum and Articles of Association, as amended from time to time, attached hereto as Annex B.

•	“Closing” means the closing of the Business Combination.

•

“Company Merger I” means, in accordance with the DGCL and DLLCA, the merger of Holley with and into Merger Sub I, whereupon the separate existence of Merger Sub I will cease, and Holley will survive the merger.

•

“Company Merger II” means, in accordance with the DGCL and DLLCA, the merger of Holley with and into Merger Sub II, whereupon the separate existence of Holley will cease, and Merger Sub II will survive the merger.

•	“DGCL” means the General Corporation Law of the State of Delaware.

•	“DLLCA” means the Delaware Limited Liability Company Act.

•	“Domestication” means the domestication of Empower as a corporation incorporated in the State of Delaware.

•	“Domestication Common Stock” means one share of New Holley common stock, par value $0.0001 per share.

•

“Domestication Private Warrant” means a warrant to purchase one (1) share of Domestication Common Stock at an exercise price of eleven Dollars fifty cents ($11.50) pursuant to the terms and conditions set forth in the Warrant Agreement.

•

“Domestication Public Warrant” means a warrant to purchase one (1) share of Domestication Common Stock at an exercise price of eleven Dollars fifty cents ($11.50) pursuant to the terms and conditions set forth in the Warrant Agreement.

•	“Empower” means Empower Ltd., a Cayman Islands exempted company.

•	“Empower Class A Share” means a Class A ordinary share, par value $0.0001, of Empower.

•	“Empower Class B Share” means a Class B ordinary share, par value $0.0001, of Empower. Also referred to as “Founder Shares”.

•	“Empower Ordinary Shares” means, collectively, Empower Class A Shares and Empower Class B Shares.

•

“Empower Private Warrant” means a warrant to purchase one (1) Empower Class A Share at an exercise price of eleven Dollars fifty cents ($11.50) issued to the Sponsor. Pursuant to the terms of the Warrant Agreement, concurrent with the consummation of the Domestication, the terms of the Empower Private Warrants automatically will each be amended to reflect the right to purchase one (1) share of Domestication Common Stock at an exercise price of eleven Dollars fifty cents ($11.50) (a “Domestication Private Warrant”).

•	“Empower Shareholder” or “Empower Shareholders” means a holder or holders of Empower Ordinary Shares.

•

“Empower Public Warrant” means a warrant to purchase one (1) Empower Class A Share at an exercise price of eleven Dollars fifty cents ($11.50) that was included in the units sold as part of Empower’s initial public offering. Pursuant to the terms of the Warrant Agreement, concurrent with the consummation of the Domestication, the terms of the Empower Public Warrants automatically will each be amended to reflect the right to purchase one (1) share of Domestication Common Stock at an exercise price of eleven Dollars fifty cents ($11.50) (a “Domestication Public Warrant”).

•	“Empower Unit” means a unit of Empower representing a right to acquire one Empower Class A Share and one-third of one Empower Public Warrant.

•	“Exchange Act” means the Securities Exchange Act of 1934, as amended.

•	“Incentive Plan” means the Holley Inc. 2021 Stock Incentive Plan, in the form attached as Annex I, effective at the closing of the Business Combination.

•

“Issuances” means the issuance and sale of at least 57,750,000 shares of Domestication Common Stock to the holders of Empower Ordinary Shares pursuant to the Merger Agreement, 5,000,000 Empower Units pursuant to the A&R FPA (which will subsequently be separated into shares of Domestication Common Stock and Domestication Public Warrants upon the Domestication) and 24,000,000 shares of Domestication Common Stock pursuant to the PIPE Investment.

•	“Mergers” means, collectively, the Company Merger I and Company Merger II.

•	“Merger Sub I” means Empower Merger Sub I, Inc., a Delaware corporation and a direct wholly owned subsidiary of New Holley.

•	“Merger Sub II” means Empower Merger Sub II, LLC, a Delaware limited liability company and a direct wholly owned subsidiary of New Holley.

•	“New Holley” means Empower following the Domestication

•	“NYSE” means the New York Stock Exchange.

•	“PIPE Investor” means an investor who has executed a PIPE Subscription Agreement.

•

“PIPE Subscription Agreement” means those certain subscription agreements, dated as of March 11, 2021, in the form attached as Annex G, between Empower, on the one hand, and PIPE Investors, on the other hand, whereby New Holley will sell and issue to PIPE Investors shares of Domestication Common Stock, in such aggregate amount equal to $240 million at $10.00 per share, substantially concurrent with the consummation of the Business Combination (the “PIPE Investment”).

•	“Proposed Bylaws” means the bylaws of New Holley following the Domestication.

•	“Proposed Charter” means the certificate of incorporation of New Holley following the Domestication.

•	“Sponsor” means Empower Sponsor Holdings LLC, a Delaware limited liability company.

•	“Trustee” means Continental Stock Transfer & Trust Company;

•	“Warrant Agent” means Continental Stock Transfer & Trust Company; and

•	“Warrant Agreement” means that certain warrant agreement, dated October 6, 2020, between Empower and Warrant Agent.

Unless specified otherwise, amounts in this proxy statement/prospectus are presented in United States (“U.S.”) dollars.

Defined terms in the financial statements contained in this proxy statement/prospectus have the meanings ascribed to them in the financial statements.

QUESTIONS AND ANSWERS

The following are answers to certain questions that you may have regarding the Merger and the Extraordinary Meeting. We urge you to read carefully the remainder of this proxy statement/prospectus because the information in this section may not provide all the information that might be important to you in determining how to vote. Additional important information is also contained in the annexes to this proxy statement/prospectus.

QUESTIONS AND ANSWERS ABOUT THE MERGER

Q:	Why are Empower and Holley proposing to enter into the Business Combination?

A:

Empower is a blank check company formed specifically as a vehicle to effect a merger, capital stock exchange, asset acquisition, share purchase, reorganization, recapitalization or similar business combination with one or more target businesses. In the course of Empower’s search for a business combination partner, Empower investigated the potential acquisition of many entities in various industries, including Holley, and concluded that Holley was the best candidate for a Business Combination with Empower. For more details on Empower’s search for a Business Combination partner and the board’s reasons for selecting Holley as Empower’s Business Combination partner, see “Proposal No. 1 — Background of the Business Combination” and “Proposal No. 1 — Empower’s Board of Director’s Reasons for Approving the Business Combination” included in this proxy statement/prospectus.

Q:	What is the purpose of this document?

A:

Empower and Holley have agreed to the Business Combination under the terms of the Merger Agreement that is described in this proxy statement/prospectus. The Merger Agreement also is attached to this proxy statement/prospectus as Annex A, and is incorporated into this proxy statement/prospectus by reference. The Business Combination consists of the Domestication, Company Merger I and Company Merger II, each of which is described in this proxy statement/prospectus. Holders of Empower Class A Shares and Empower Class B Shares (the “Empower Shareholders”) are being asked to consider and vote upon a proposal to approve the Business Combination Proposal, the Redomestication Proposal, the Non-Binding Organizational Documents Proposals, the Binding Charter Proposal, the Director Election Proposal, the NYSE Proposal, the Incentive Plan Proposal and the Adjournment Proposal, as applicable. This proxy statement/prospectus contains important information about the proposed Business Combination and the other matters to be acted upon at the Extraordinary Meeting. You are encouraged to carefully read this proxy statement/prospectus, including “Risk Factors,” and all the annexes hereto.

Approval of each of the Redomestication Proposal and the Binding Charter Proposal will require a special resolution under Cayman Islands law, being the affirmative vote of holders of at least two-thirds of the issued and outstanding Empower Ordinary Shares present and entitled to vote thereon and who vote at the Extraordinary Meeting or any adjournment thereof. Approval of each of the Business Combination Proposal, the Non-Binding Organizational Documents Proposals, the Director Election Proposal, the NYSE Proposal, the Incentive Plan Proposal and the Adjournment Proposal will require an ordinary resolution under Cayman Islands law, being the affirmative vote of holders of a majority of the issued and outstanding Empower Ordinary Shares present and entitled to vote thereon and who vote at the Extraordinary Meeting or any adjournment thereof.

Under the terms of the Cayman Constitutional Documents, (i) only the holders of Empower Class B Shares are entitled to vote on the Director Election Proposal and (ii), with respect to the Redomestication Proposal, (x) holders of Empower Class B Shares shall have ten votes for each Empower Class B Share held and entitled to vote thereon and (y) holders of Empower Class A Shares shall have one vote for every Empower Class A Share held and entitled to vote thereon.

Q:	I am an Empower warrant holder. Why am I receiving this proxy statement/prospectus?

A:

Pursuant to Section 4.5 of the Warrant Agreement, the terms of the Empower Public Warrants and Empower Private Warrants will automatically be modified upon the effective time of the Domestication to represent the right to purchase shares of Domestication Common Stock at a purchase price of $11.50 per share after the closing of the Business Combination. This proxy statement/prospectus includes important information about Holley and the business of Holley and its subsidiaries following the closing of the Business Combination. Because holders of Empower Public Warrants and Empower Private Warrants will be entitled to purchase Domestication Common Stock after the closing of the Business Combination, we urge you to read the information contained in this proxy statement/prospectus carefully.

Q:	Are any of the proposals conditioned on one another?

A:

Yes. Each of Proposals Nos. 1, 2, 4, and 6 is cross-conditioned on the approval of each other (the “Cross-Conditioned Proposals”). Each of the Director Election Proposal and the Incentive Plan Proposal are conditioned on the Cross Conditioned Proposals. The Adjournment Proposal and the Non-Binding Organizational Documents Proposals are not conditioned upon the approval of any other Proposal set forth in this proxy statement/prospectus. It is important for you to note that in the event that any of the Cross-Conditioned Proposals is not approved, then Empower will not consummate the Business Combination. In the absence of shareholder approval for a further extension, if Empower does not consummate the Business Combination and fails to complete an initial business combination by October 9, 2022, Empower will be required to dissolve and liquidate. Adoption of the Adjournment Proposal is not conditioned upon the adoption of any of the other Proposals.

Q:	When is the Business Combination expected to occur?

A:	Assuming the requisite shareholder approvals are received, Empower expects that the Business Combination will occur as soon as practicable following the Extraordinary Meeting.

Q:	Following the Business Combination, will Empower’s securities continue to trade on a stock exchange?

A:

Yes. Empower anticipates that, following consummation of the Business Combination, Domestication Common Stock and Domestication Public Warrants will continue to be listed on NYSE under the symbols “HLLY” and “HLLY WS”.

Q:	Who will manage New Holley?

A:

Tom Tomlinson, who currently serves as Holley’s Chief Executive Officer, will serve as New Holley’s Chief Executive Officer following the consummation of the Business Combination. For more information on Empower’s current and New Holley’s anticipated management, see “Management of New Holley after the Business Combination—Management and Board of Directors” in this proxy statement/prospectus.

Q:	What happens if the Business Combination is not consummated?

A:

If the Business Combination is not consummated, Empower may seek another suitable business combination. In the absence of shareholder approval for a further extension, if Empower does not consummate a business combination by October 9, 2022, then pursuant to Article 49.7 of its amended and restated memorandum and articles of association, Empower’s officers must take all actions necessary in accordance with the Cayman Islands Companies Law to dissolve and liquidate Empower as promptly as reasonably possible. Following dissolution, Empower will no longer exist as a company. In any liquidation, the funds held in the trust account, plus any interest earned thereon (net of taxes payable), together with any remaining out-of-trust net assets will be distributed pro-rata to holders of Empower Class A Shares who acquired such shares in Empower’s IPO or in the aftermarket. The estimated consideration that each Empower Class A Share would be paid at liquidation would be approximately $ per share for shareholders based on amounts on deposit in the trust account as of , 2021. The closing price of an Empower Class A Share on NYSE as of , 2021 was $ . Our initial shareholders and the Sponsor have waived the right to any liquidation distribution with respect to any Empower Class B Shares held by them. There will be no distribution from the trust account with respect to the Empower Class B Shares, Empower Public Warrants and Empower Private Warrants, which will expire worthless.

Q:	What happens to the funds deposited in the trust account following the Business Combination?

A:

Following the closing of the Business Combination, holders of Empower Class A Shares exercising redemption rights will receive their per share redemption price out of the funds in the trust account. The balance of the funds will be released to New Holley and utilized to pay transaction expenses, including deferred underwriting fees payable to J.P. Morgan Securities LLC and Jefferies LLC in connection with their underwriting services for Empower’s initial public offering. As of                     , 2021, there was approximately $        in Empower’s trust account. Empower estimates that approximately $        per outstanding share issued in Empower’s IPO will be paid to the holders of Empower Class A Shares exercising their redemption rights. Any funds remaining in the trust account after such payments will be used for working capital and other general corporate purposes of the combined company.

Q:	Did Empower’s board of directors obtain a third-party valuation or fairness opinion in determining whether or not to proceed with the Business Combination?

A:

Empower did not obtain a third-party valuation or fairness opinion in connection with the Business Combination. Empower is not required to obtain an opinion from an unaffiliated third party that the price it is paying is fair to its public shareholders from a financial point of view. Empower has conducted its own due diligence and calculations and has engaged in comprehensive discussions with Holley. Based on these efforts, Empower believes the valuation offered by Holley is favorable to Empower and its shareholders. Empower’s board of directors believes that because of the background of its directors, it is qualified to conclude that Empower’s fair market value was at least 80% of Empower’s net assets. Because Empower’s board of directors did not obtain a fairness opinion to assist it in its determination, Empower public shareholders must rely solely on the judgment of Empower’s board of directors and Empower’s board of directors may be incorrect in its assessment of the Business Combination.

Q:	Do any of Empower’s directors or officers have interests that may conflict with the interests of Empower’s shareholders with respect to the Business Combination?

A:

Empower’s directors and officers may have interests in the Business Combination that are different from your interests as a shareholder. For more information, please refer to “Proposal No. 1 — Interests of Certain Persons in the Business Combination — Empower.”

The exercise of Empower’s directors’ and officers’ discretion in agreeing to changes or waivers in the terms of the Business Combination may result in a conflict of interest when determining whether such changes or waivers are appropriate and in Empower shareholders’ best interests.

Q:	Will I experience dilution as a result of the Business Combination?

A:

Prior to the A&R FPA, PIPE Investment and the Business Combination, the Empower shareholders who hold shares issued in the IPO own approximately 80% of the issued and outstanding Empower Ordinary Shares as of                     , 2021. After giving effect to the A&R FPA, PIPE Investment and the Business Combination, Empower’s current public shareholders (excluding Domestication Common Stock converted from Empower Class B Shares, and Domestication Common Stock issued to the A&R FPA Investor and the PIPE Investors) will own approximately    % of the issued and outstanding Domestication Common Stock.

Q:	What happens if a substantial number of public shareholders vote in favor of the Business Combination proposal and exercise their redemption rights?

A:

Empower’s public shareholders may vote in favor of the Business Combination and still exercise their redemption rights, although they are not required to vote for or against the Business Combination, or vote at all, in order to exercise such rights. Accordingly, the Business Combination may be consummated even though the funds available from the trust account and the number of Empower Shareholders are substantially reduced as a result of redemptions by public shareholders. Although the requirement that Empower have at least $5,000,001 of net tangible assets is expected to be satisfied as a result of the A&R FPA and the PIPE Investment, even if all of the Empower Class A Shares are converted, with fewer public shares and public stockholders, the trading markets for Domestication Common Stock and Domestication Public Warrants following the closing of the Business Combination may be less liquid than the markets for Empower Class A Shares and Empower Public Warrants were prior to the Business Combination, and New Holley may not be able to meet the listing standards of NYSE or an alternative national securities exchange. In addition, with less funds available from the trust account, the capital infusion from the trust account into Holley’s business will be reduced and Holley may not be able to fully achieve its business plans or goals.

Q:	Will Empower enter into any financing arrangements in connection with the Business Combination?

A:

Yes. Substantially concurrent with the Domestication, Empower will consummate the sale of an aggregate of 24,000,000 shares of Domestication Common Stock at a purchase price of $10.00 per share, for an aggregate purchase price of $240 million, to the PIPE Investors. Immediately prior to the Domestication, Empower will consummate the sale of an aggregate of 5,000,000 Empower Units to the A&R FPA Investor, for an aggregate purchase price of $50 million, which will subsequently be separated into shares of Domestication Common Stock and Domestication Public Warrants upon consummation of the Domestication Merger.

Q:	Are Holley’s stockholders required to approve the Business Combination?

A:	Yes. Holley’s stockholders have approved the Merger Agreement and the consummation of the Business Combination.

Q:	Is the consummation of the Business Combination subject to any conditions?

A:

Yes. The obligations of each of Empower, Holley, Merger Sub I and Merger Sub II to consummate the Business Combination are subject to conditions, as more fully described in “Proposal No. 1 — The Merger Agreement — Conditions to Closing” in this proxy statement/prospectus.

Q:

Will holders of Empower Ordinary Shares, Empower Public Warrants or Empower Private Warrants or holders of equity interest in Holley be subject to U.S. federal income tax on the Domestication Common Stock, Domestication Public Warrants or Domestication Private Warrants received in the Business Combination?

A:

As discussed more fully under the section titled “U.S. Federal Income Tax Considerations”, although it is intended that the Domestication and the Mergers qualify as “reorganizations” within the meaning of Section 368(a) of the Code, which generally provides for tax-free treatment, the Business Combination is likely to be a taxable event for U.S. Holders of Empower Class A Shares and Empower Public Warrants under the passive foreign investment company (“PFIC”) rules of the Code as a result of the likelihood that Empower is classified as a PFIC. In addition, certain U.S. Holders may also be subject to tax under Section 367(b) of the Code as a result of the inbound transfer of assets from Empower to the United States.

For a more detailed discussion of certain U.S. federal income tax consequences of the Domestication, the Mergers, and the Business Combination, see “U.S. Federal Income Tax Considerations” in this proxy statement/prospectus. Holders should consult their own tax advisors to determine the tax consequences to them (including the application and effect of any state, local or other income and other tax laws) of the Business Combination.

Q:	Why is Empower proposing the Redomestication Proposal?

A:

Our board of directors believes that there are significant advantages to us that will arise as a result of a change of Empower’s domicile to Delaware. Further, Empower’s board of directors believes that any direct benefit that the DGCL provides to a corporation also indirectly benefits its stockholders, who are the owners of the corporation. Empower’s board of directors believes that there are several reasons why a reincorporation in Delaware is in the best interests of Empower and its shareholders, including, (i) the prominence, predictability and flexibility of the DGCL, (ii) Delaware’s well-established principles of corporate governance and (iii) the increased ability for Delaware corporations to attract and retain qualified directors. Each of the foregoing are discussed in greater detail in the section entitled “Proposal No. 2 — Redomestication Proposal.”

To effect the Domestication, Empower will file a notice of deregistration with the Cayman Islands Registrar of Companies, together with the necessary accompanying documents, and file a certificate of incorporation and a certificate of corporate domestication with the Secretary of State of the State of Delaware, under which Empower will be domesticated and continue as a Delaware corporation.

The approval of the Redomestication Proposal is a condition to the closing of the Mergers under the Merger Agreement. The approval of the Redomestication Proposal requires a special resolution under the Cayman Islands Companies Law, being the affirmative vote of holders of at least two-thirds of the Empower Ordinary Shares represented in person or by proxy and entitled to vote thereon and who vote at the Extraordinary Meeting. Abstentions and broker non-votes, while considered present for the purposes of establishing a quorum, will not count as votes cast at the Extraordinary Meeting.

Q:	What amendments will be made to the Cayman Constitutional Documents?

A:

The consummation of the Business Combination is conditioned, among other things, on the Domestication. Accordingly, in addition to voting on the Business Combination, Empower Shareholders are also being asked to consider and vote upon a proposal to approve the Domestication and replace the Cayman Constitutional Documents, in each case, under the Cayman Islands Companies Law, with the Proposed Charter and Proposed Bylaws, in each case, under the DGCL, which differ materially from the Cayman Constitutional Documents. A table summarizing the material differences between the Cayman Constitutional Documents and the Proposed Charter and Proposed Bylaws is found in the section entitled “Comparison of Corporate Governance and Stockholders’ Rights” and further described in “Proposal No. 3 — Non-Binding Organizational Documents Proposals” and “Proposal No. 4 — Binding Charter Proposals”.

Q:	How will the Domestication affect my Empower Ordinary Shares, Empower Public Warrants, Empower Private Warrants and Empower Units?

A:

As a result of and upon the effective time of the Domestication, among other things, (1) each then issued and outstanding Empower Class A Share, will convert automatically, on a one-for-one basis, into a share of Domestication Common Stock; (2) each then issued and outstanding Empower Class B Share, will convert automatically, on a one-for-one basis, into a share Domestication Common Stock; (3) each then issued and outstanding Empower Public Warrant will represent a right to acquire one share of Domestication Common Stock (the “Domestication Public Warrants”), on the terms and conditions set forth in the warrant agreement, dated October 6, 2020, between Empower and Continental Stock Transfer & Trust Company, as warrant agent (the “Warrant Agreement”); (4) each then issued and outstanding Empower Private Warrant will represent a right to acquire one share of Domestication Common Stock (the “Domestication Private

Warrants”), on the terms and conditions set forth in the Warrant Agreement; and (5) each then issued and outstanding Empower Unit that has not been previously separated into the underlying Empower Class A Shares and underlying Empower Public Warrants will be separated and will entitle the each Empower Unit thereof to one share of Domestication Common Stock and one-third of one Domestication Public Warrant.

QUESTIONS AND ANSWERS ABOUT THE EXTRAORDINARY MEETING

Q:	What is being voted on at the Extraordinary Meeting?

A:	Below are the Proposals that the Empower’s shareholders are being asked to vote on:

1.

Proposal No. 1: The Business Combination Proposal — To consider and vote upon a proposal to approve and adopt by ordinary resolution the Merger Agreement, dated as of March 11, 2021 (the “Merger Agreement”), by and among Empower, Merger Sub I, Merger Sub II, and Holley, a copy of which is attached to this proxy statement/prospectus as Annex A, and the transactions contemplated thereunder, including the Mergers and the issuance of shares of Domestication Common Stock pursuant to the Merger Agreement.

2.

Proposal No. 2: The Redomestication Proposal — To consider and vote upon a proposal to approve by special resolution, the change of Empower’s jurisdiction of incorporation by deregistering as an exempted company in the Cayman Islands and continuing and domesticating as a corporation incorporated under the laws of the State of Delaware (the “Domestication” and, together with the Mergers, the “Business Combination”)

3.

Proposal No. 3: The Non-Binding Organizational Documents Proposals — To consider and vote upon, separately presented proposals to approve by ordinary resolution certain governance provisions in the Certificate of Incorporation of New Holley (the “Proposed Charter”) and the Bylaws of New Holley (the “Proposed Bylaws”, together with the Proposed Charter, the “Proposed Organizational Documents”), which are being separately presented in accordance with SEC requirements and which will each be voted upon on a non-binding advisory basis.

4.

Proposal No. 4: The Binding Charter Proposal — To consider and vote upon a proposal to approve by special resolution the Proposed Charter in the form attached hereto as Annex C and the change of name of Empower to Holley Inc.

5.

Proposal No. 5: The Director Election Proposal — To consider and vote upon a proposal to approve by ordinary resolution of the holders of Empower Class B Shares the following individuals to serve as members of the board of directors of New Holley following the consummation of the Business Combination: Tom Tomlinson, Matthew Rubel, Gina Bianchini, James D. Coady, Owen M. Basham,                 , and                .

6.

Proposal No. 6: The NYSE Proposal — To consider and vote upon a proposal to approve by ordinary resolution, for purposes of complying with applicable listing rules of the New York Stock Exchange (“NYSE”), the issuance of more than 20% of the issued and outstanding Empower Ordinary Shares in connection with the Issuances.

7.	Proposal No. 7: The Incentive Plan Proposal — To consider and vote upon a proposal to approve by ordinary resolution the Holley Inc. 2021 Stock Incentive Plan in the form attached hereto as Annex I.

8.

Proposal No. 8: The Adjournment Proposal — To consider and vote upon a proposal to approve by ordinary resolution the adjournment of the Extraordinary Meeting to a later date or dates, if necessary, to permit further solicitation and vote of proxies if there are insufficient votes for, or otherwise in connection with, the approval of the Business Combination Proposal, the Redomestication Proposal, the Binding Charter Approval Proposal, the Incentive Plan Proposal, the Director Election Proposal, and the NYSE Proposal.

Each of Proposals Nos. 1, 2, 4, and 6 is cross-conditioned on the approval of each other (the “Cross-Conditioned Proposals”). Each of the Director Election Proposal and the Incentive Plan Proposal are

conditioned on the Cross Conditioned Proposals. The Adjournment Proposal and the Non-Binding Organizational Documents Proposals are not conditioned upon the approval of any other Proposal set forth in this proxy statement/prospectus.

Approval of each of the Redomestication Proposal and the Binding Charter Proposal will require a special resolution under Cayman Islands law, being the affirmative vote of holders of at least two-thirds of the issued and outstanding Empower Ordinary Shares present and entitled to vote thereon and who vote at the Extraordinary Meeting or any adjournment thereof. Approval of each of the Business Combination Proposal, the Non-Binding Organizational Documents Proposals, the Director Election Proposal, the NYSE Proposal, the Incentive Plan Proposal and the Adjournment Proposal will require an ordinary resolution under Cayman Islands law, being the affirmative vote of holders of a majority of the issued and outstanding Empower Ordinary Shares present and entitled to vote thereon and who vote at the Extraordinary Meeting or any adjournment thereof.

Under the terms of the Cayman Constitutional Documents, (i) only the holders of Empower Class B Shares are entitled to vote on the Director Election Proposal and (ii) with respect to the Redomestication Proposal, (x) holders of Empower Class B Shares shall have ten votes for each Empower Class B Share held and entitled to vote thereon and (y) holders of Empower Class A Shares shall have one vote for each Empower Class A Share held and entitled to vote thereon.

For more information see “Proposal No. 1 — The Business Combination Proposal,” “Proposal No. 2 — The Redomestication Proposal,” “Proposal No. 3 — The Non-Binding Organizational Documents Proposals,” “Proposal No. 4 — The Binding Charter Proposal”, “Proposal No. 5 — The Director Election Proposal,” “Proposal No. 6 — The NYSE Proposal,” “Proposal No. 7 — The Incentive Plan Proposal,” and “Proposal No. 8 — The Adjournment Proposal.”

Empower’s initial shareholders including the Sponsor and our officers and directors, who as of the record date, owned 6,250,000 Empower Ordinary Shares, or approximately 20% of the issued and outstanding Empower Ordinary Shares, have agreed to vote their respective ordinary shares acquired by them prior to the IPO, and any shares they purchase in the open market in or after the IPO, in favor of the Proposals.

Q:	When and where is the Extraordinary Meeting?

A:

The Extraordinary Meeting will take place at             on                    , 2021, at             a.m., Eastern Time, at the offices of Gibson, Dunn & Crutcher LLP located at 200 Park Ave, New York, NY 10166 and virtually at             . Due to the COVID-19 pandemic, we are encouraging our shareholders to attend the Extraordinary Meeting virtually by using the following information:

Webcast URL:

U.S. Toll Free:

International Toll:

Participant Passcode:

Q:	Who may vote at the Extraordinary Meeting?

A:

Only holders of record of Empower Ordinary Shares as of the close of business on                     , 2021, the record date, may vote at the Extraordinary Meeting. As of the record date, there were 31,250,000 Empower Ordinary Shares outstanding and entitled to vote. Please see “The Extraordinary Meeting — Record Date; Who is Entitled to Vote” for further information.

Q:	What is the quorum requirement for the Extraordinary Meeting?

A:

Empower shareholders representing a majority of the issued and outstanding shares as of the record date and entitled to vote at the Extraordinary Meeting must be present in person (or via teleconference) or represented by proxy in order to hold the Extraordinary Meeting and conduct business. This is called a quorum. Empower Ordinary Shares will be counted for purposes of determining the existence of a quorum if the shareholder (i) is present in person (or via teleconference) and entitled to vote at the meeting, or (ii) has properly submitted a proxy card or voting instructions through a broker, bank or custodian. In the absence of a quorum, the Extraordinary Meeting will be adjourned to the next business day at the same time and place or to such other time and place as the directors may determine.

Q:	What vote is required to approve the Proposals?

A:

Approval of each of the Redomestication Proposal and the Binding Charter Proposal will require a special resolution under Cayman Islands law, being the affirmative vote of holders of at least two-thirds of the issued and outstanding Empower Ordinary Shares present and entitled to vote thereon and who vote at the Extraordinary Meeting or any adjournment thereof. Approval of each of the Business Combination Proposal, the Non-Binding Organizational Documents Proposals, the NYSE Proposal, the Director Election Proposal, the Incentive Plan Proposal and the Adjournment Proposal will require an ordinary resolution under Cayman Islands law, being the affirmative vote of holders of a majority of the issued and outstanding Empower Ordinary Shares present and entitled to vote thereon and who vote at the Extraordinary Meeting or any adjournment thereof. Under Cayman Islands law, abstentions and broker non-votes, while considered present for the purposes of establishing a quorum, will not count as votes cast at the Extraordinary Meeting, and accordingly will have no effect on any of the Proposals.

Under the terms of the Cayman Constitutional Documents, (i) only the holders of Empower Class B Shares are entitled to vote on the Director Election Proposal and (ii) with respect to the Redomestication Proposal, (x) holders of Empower Class B Shares shall have ten (10) votes for each Empower Class B Share held and entitled to vote thereon and (y) holders of Empower Class A Shares shall have one (1) vote for each Empower Class A Share held and entitled to vote thereon.

Q:	How are the votes of Empower Ordinary Shares counted?

A:

Each Empower Ordinary Share entitles the holder to one (1) vote at the Extraordinary Meeting on each Proposal (other than the Redomestication Proposal and the Director Election Proposal) to be considered at the Extraordinary Meeting. With respect to the Redomestication Proposal, each Empower Class B Share represents ten (10) votes at the Extraordinary Meeting. With respect to the Director Election Proposal, only Empower Class B Shares are entitled to vote at the Extraordinary Meeting.

Q:	How will the initial shareholders vote?

A:

Empower’s initial shareholders including the Sponsor and our officers and directors, who as of the record date, owned 6,250,000 Empower Ordinary Shares, or approximately 20% of the issued and outstanding Empower Ordinary Shares, have agreed to vote their respective Empower Ordinary Shares acquired by them prior to the IPO, and any shares they purchase in the open market in or after the IPO, in favor of the Proposals.

Q:	What do I need to do now?

A:

We urge you to read carefully and consider the information contained in this proxy statement/prospectus, including the annexes, and consider how the Business Combination will affect you as an Empower Shareholder. You should vote as soon as possible in accordance with the instructions provided in this proxy statement/prospectus and on the enclosed proxy card.

Q:	Do I need to attend the Extraordinary Meeting to vote my shares?

A:

No. You are invited to attend the virtual Extraordinary Meeting to vote on the Proposals described in this proxy statement/prospectus in person or through the virtual meeting platform. Due to the COVID-19 pandemic, however, we are encouraging our shareholders to attend the Extraordinary Meeting virtually by means of a teleconference or webcast. However, you do not need to attend the Extraordinary Meeting to vote your Empower Ordinary Shares. Instead, you may submit your proxy by signing, dating and returning the applicable enclosed proxy card in the pre-addressed postage paid envelope. Your vote is important. We encourage you to vote as soon as possible after carefully reading this proxy statement/prospectus.

Q:	Am I required to vote against the Proposals in order to have my Empower Class A Shares redeemed?

A:

No. You are not required to vote against the Proposals, nor do you have to be a holder of Empower Class A Shares as of the record date, in order to have the right to demand that Empower redeem your Empower Class A Shares for cash equal to your pro rata share of the aggregate amount then on deposit in the trust account (including interest earned on your pro rata portion of the trust account, net of taxes payable) before payment of deferred underwriting commissions. These redemption rights in respect of the Empower Class A Shares are sometimes referred to herein as “redemption rights.” If the Business Combination is not completed, holders of Empower Class A Shares electing to exercise their redemption rights will not be entitled to receive such payments and their Empower Class A Shares will be returned to them.

Q:	How do holders of Empower Class A Shares exercise their redemption rights?

A:

If you are a holder of Empower Class A Shares and you seek to have your shares redeemed, you must (i) demand, no later than 5:00 p.m., Eastern Time on                     , 2021 (two business days before the Extraordinary Meeting), that Empower redeem your shares for cash, and (ii) submit your request in writing to Empower’s transfer agent, at the address listed at the end of this section and deliver your shares to Empower’s transfer agent (physically, or electronically using the DWAC (Deposit/Withdrawal At Custodian) system) at least two business days prior to the vote at the Extraordinary Meeting.

Any corrected or changed written demand of redemption rights must be received by Empower’s transfer agent two business days prior to the Extraordinary Meeting. No demand for redemption will be honored unless the holder’s shares have been delivered (either physically or electronically) to the transfer agent at least two business days prior to the vote at the Extraordinary Meeting.

Holders of Empower Class A Shares may seek to have their shares redeemed regardless of whether they vote for or against the Proposals and whether or not they are holders of holder of Empower Class A Shares as of the record date. Any public shareholder who holds holder of Empower Class A Shares on or before                     , 2021 (two business days before the Extraordinary Meeting) will have the right to demand that his, her or its shares be redeemed for a pro rata share of the aggregate amount then on deposit in the trust account, less any taxes then due but not yet paid, at the consummation of the Business Combination. If you have questions regarding the certification of your position or delivery of your shares, please contact:

Continental Stock Transfer & Trust Company

One State Street Plaza, 30th Floor

New York, NY 10004

Attn: Mark Zimkind

E-mail: mzimkind@continentalstock.com

Q:	How can I vote?

A:

If you were a holder of record of Empower Ordinary Shares on                     , 2021, the record date for the Extraordinary Meeting, you may vote by attending the Extraordinary Meeting and voting in person or through the virtual meeting platform, or by submitting a proxy by mail. Votes received after a Proposal has been voted upon at the Extraordinary Meeting will not be counted. Due to the COVID-19 pandemic, shareholders are encouraged to attend the virtual meeting or submit a proxy by mail. If you hold your shares in “street name,” which means your shares are held of record by a broker, bank or other nominee. You should contact your broker, bank or nominee in advance to ensure that votes related to the shares you beneficially own will be properly counted. In this regard, you must provide the record holder of your shares with instructions on how to vote your shares. Your broker or bank or other nominee may provide you with a form of voting instruction card (including any telephone or Internet voting instructions) for this purpose. Alternatively, if you wish to attend the Extraordinary Meeting and vote in person or through the virtual meeting platform, you must obtain a proxy from your broker, bank or nominee.

Q:	If my shares are held in “street name” by my bank, brokerage firm or nominee, will they automatically vote my shares for me?

A:

No. Under applicable rules, your broker, bank or nominee cannot vote your Empower Ordinary Shares with respect to non-discretionary matters unless you provide instructions on how to vote your shares in accordance with the procedures communicated to you by your broker, bank or nominee. Empower believes the Proposals are non-discretionary and, therefore, your broker, bank or nominee cannot vote your Empower Ordinary Shares without your voting instructions. If you do not provide instructions with your proxy, your bank, broker or other nominee may submit a proxy card expressly indicating that it is NOT voting your Empower Ordinary Shares; this indication that a bank, broker or nominee is not voting your Empower Ordinary Shares is referred to as a “broker non-vote.” Under Cayman Islands law, broker non-votes will be considered present for the purposes of establishing a quorum but will have no effect on any of the Proposals. Because your bank, broker or other nominee can vote your Empower Ordinary Shares only if you provide voting instructions, it is important that you instruct your broker how to vote.

Q:	What if I abstain from voting or fail to instruct my bank, brokerage firm or nominee?

A:

Empower will count a properly executed proxy marked “ABSTAIN” with respect to a particular Proposal as present for the purposes of determining whether a quorum is present at the Extraordinary Meeting. For purposes of approval under Cayman Islands law, an abstention on any Proposal will have no effect on such Proposal.

If you fail to return your proxy card or fail to instruct your bank, broker or other nominee how to vote, and do not attend the Extraordinary Meeting in person (or via teleconference), the effect will be that your shares will not be counted for purposes of determining whether a quorum is present at the Extraordinary Meeting and, if a quorum is present, will have no effect on any of the Proposals.

Q:	May I seek statutory dissenter rights with respect to my Empower Ordinary Shares?

A:	No. Dissenter rights are not available to holders of Empower Ordinary Shares under the Cayman Islands Companies Law or under the governing documents of Empower in connection with the Proposals.

Q:	What happens if I sell my Empower Ordinary Shares before the Extraordinary Meeting?

A:

The record date for the Extraordinary Meeting is earlier than the date that the Business Combination is expected to be consummated. If you transfer your Empower Ordinary Shares after the record date, but before the Extraordinary Meeting, unless the transferee obtains from you a proxy to vote those shares, you would retain your right to vote at the Extraordinary Meeting. However, you would not be entitled to receive any shares of Domestication Common Stock following the consummation of the Business Combination because only Empower shareholders at the time of the consummation of the Business Combination will be entitled to receive Domestication Common Stock in connection with the Business Combination. In addition, you will not be entitled to exercise redemption rights.

Q:	Can I change my vote after I have mailed my proxy card?

A:

Yes. You may change your vote at any time before your proxy is voted at the Extraordinary Meeting. You may revoke your proxy by executing and returning a proxy card dated later than the previous one, or by attending the Extraordinary Meeting and casting your vote in person or through the virtual meeting platform or by submitting a written revocation stating that you would like to revoke your proxy that our proxy solicitor receives prior to the Extraordinary Meeting. If you hold your Empower Ordinary Shares through a bank, brokerage firm or nominee, you should follow the instructions of your bank, brokerage firm or nominee regarding the revocation of proxies. If you are a record holder, you should send any notice of revocation or your completed new proxy card, as the case may be, to our secretary, which must be received by our secretary prior to the Extraordinary Meeting.

Q:	Should I send in my share certificates now?

A:

Empower Shareholders who do not elect to have their Empower Class A Shares redeemed for a pro rata share of the trust account need not submit their certificates at this time. If you intend to have your shares redeemed, you should send your certificates or tender your shares electronically no later than two business days before the Extraordinary Meeting. Please see “The Extraordinary Meeting — Redemption Rights” for the procedures to be followed if you wish to redeem your Empower Ordinary Shares for cash.

Q:	What should I do if I receive more than one set of voting materials?

A:

Empower Shareholders may receive more than one set of voting materials, including multiple copies of this proxy statement/prospectus and multiple proxy cards or voting instruction cards. For example, if you hold your shares in more than one brokerage account, you will receive a separate voting instruction card for each brokerage account in which you hold shares. If you are a holder of record and your shares are registered in more than one name, you will receive more than one proxy card. Please complete, sign, date and return each proxy card and voting instruction card that you receive in order to cast a vote with respect to all of your Empower Ordinary Shares.

Q:	What are the U.S. federal income tax consequences of exercising my redemption rights?

A:

It is expected that a U.S. Holder (as defined in “U.S. Federal Income Tax Considerations”) that exercises its redemption rights to receive cash from the trust account in exchange for its Empower Class A Shares will generally be treated as selling such Empower Class A Shares resulting in the recognition of capital gain or capital loss. There may be certain circumstances, however, in which the redemption may be treated as a distribution for U.S. federal income tax purposes depending on the amount of Empower Class A Shares that such U.S. Holder owns or is deemed to own (including through the ownership of warrants). For a more complete discussion of the U.S. federal income tax considerations of an exercise of redemption rights, see “U.S. Federal Income Tax Considerations.”

Additionally, because the Domestication will occur immediately prior to the redemption of any shareholder, U.S. Holders exercising redemption rights will be subject to the potential tax consequences of Section 367 of the Code as well as potential tax consequences of the U.S. federal income tax rules relating to PFICs. The tax consequences of Section 367 of the Code and the PFIC rules are discussed more fully below under “U.S. Federal Income Tax Considerations.”

All holders considering exercising redemption rights are urged to consult their tax advisor on the tax consequences to them of an exercise of redemption rights, including the applicability and effect of U.S. federal, state, local and non-U.S. tax laws.

Q:	Who can help answer my questions?

A:	If you have questions about the Proposals or if you need additional copies of this proxy statement/prospectus or the enclosed proxy card you should contact Empower’s proxy solicitor at:

Morrow Sodali

470 West Avenue, 3rd Floor

Stamford, Connecticut 06902

Individuals call toll-free: (800) 662-5200

Banks and Brokerage Firms, please call: (203) 658-9400

E-mail: EMPW.info@investor.morrowsodali.com

You may also obtain additional information about Empower from documents filed with the SEC by following the instructions in “Where You Can Find More Information.”

If you are a holder of public shares and you intend to seek redemption of your public shares, you will need to deliver your public shares (either physically or electronically) to Continental, Empower’s transfer agent, at the address below prior to the Extraordinary Meeting. Holders must complete the procedures for electing to redeem their public shares in the manner described above prior to 5:00 p.m., Eastern Time, on                     , 2021 (two business days before the Extraordinary Meeting) in order for their Empower Class A Shares to be redeemed. If you have questions regarding the certification of your position or delivery of your shares, please contact:

Continental Stock Transfer & Trust Company 1 State Street, 30th floor

New York, NY 10004

Attention: Mark Zimkind

E-mail: mzimkind@continentalstock.com

SUMMARY OF THE PROXY STATEMENT/PROSPECTUS

This summary highlights selected information included in this proxy statement/prospectus and does not contain all of the information that may be important to you. You should read this entire document and its annexes and the other documents to which we refer before you decide how to vote. Each item in this summary includes a page reference directing you to a more complete description of that item.

Information about Holley

Founded in 1903, Holley has been a part of the automotive industry for well over a century. Holley Intermediate Holdings, Inc. was incorporated in Delaware on September 12, 2018, as the holding company of the various operating entities that then comprised the Holley business. We are a designer, marketer, and manufacturer of high performance automotive aftermarket products serving car and truck enthusiasts. Our products span a number of automotive platforms and are sold across multiple channels. We attribute a major component of our success to our brands, including “Holley”, “APR”, “MSD” and “Flowmaster”, among others. In addition, we have recently added to our brand lineup through a series of strategic acquisitions, including our 2020 acquisitions of Simpson Racing Products, Inc. (“Simpson”), Drake Automotive Group LLC (“Drake”) and Detroit Speed, Inc. (“Detroit Speed”). Through these strategic acquisitions, we have increased our market position in the otherwise highly fragmented performance automotive aftermarket industry. According to a third-party study conducted by a market leading consulting firm in October 2020 (the “Study”), and based on product category gross sales, our Holley EFI, APR, MSD, Holley and Simpson brands hold the #1 market position in the EFI, Electronic Tuning, Electronic Ignition, Carburetor and Safety categories, respectively, and Flowmaster holds the #2 market position in the Exhaust category. We believe these category-leading positions highlight the value of the products we offer our large and diverse community of the more than 15 million individuals in the United States, whom we refer to as our “automotive enthusiasts,” who have purchased performance parts during the past 36 months.

According to the Study, we operate in the $34 billion performance segment of the overall automotive aftermarket. This broad, fragmented industry has grown at a 6.5% compound annual growth rate (“CAGR”) for the last 18 years driven by a wealthier consumer demographic that delivers a higher degree of spending relative to the non-enthusiast population. Our passionate and highly engaged automotive enthusiasts have helped us realize a net sales CAGR of 11.9% since 2018.

We will continue to drive growth and value for our shareholders through our numerous strategies:

•

Continuous New Product Development: New products allow us to increase market share in existing categories, extend into adjacent categories, capture new enthusiast consumers and extend or further penetrate new vehicle platforms

•

Accelerate Growth Through Continued M&A: We maintain a robust M&A pipeline and we believe that our scalable business platform, relationships with our distribution and channel partners, strong loyalty with our growing consumer base, experienced management team and board of directors, and strong cash generation position us to continue to acquire and integrate value-enhancing acquisitions

•

Expand DTC Sales and Further Engage with Our Consumers: We are highly focused on deepening our engagement with our enthusiast consumers and selling them products through our fast growing online platform. We have multiple touch points in our consumer ecosystem, ranging from social media to our website, to our many in-person enthusiast events

The Parties to the Business Combination

Empower

Empower is a special purpose acquisition company formed for the purpose of effecting a merger, capital stock exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses. Common Stock, units and warrants are currently listed on NYSE under the symbols “EMPW,” “EMPW.U,” and “EMPW WS,” respectively. The mailing address of Empower’s principal executive office is 1603 Orrington Avenue, 13th Floor Evanston, Illinois 60201 and the telephone number of Empower’s principal executive office is (847) 905-4400.

Empower Merger Sub I, Inc.

Empower Merger Sub I is a Delaware corporation and subsidiary of Empower formed for the purpose of effecting the Business Combination. Empower Merger Sub I owns no material assets and does not operate any business.

Empower Merger Sub II, LLC

Empower Merger Sub II is a Delaware limited liability company and subsidiary of Empower formed for the purpose of effecting the Business Combination. Empower Merger Sub II owns no material assets and does not operate any business.

Holley Parent Holdings, LLC

Holley Parent is a Delaware limited liability company, is the direct parent entity of Holley and owns no material assets other than its equity securities of Holley.

The Proposals to be Submitted at the Extraordinary Meeting

Empower Shareholders are being asked to vote on the following Proposals:

1.

Proposal No. 1: The Business Combination Proposal — To consider and vote upon a proposal to approve and adopt by ordinary resolution the Merger Agreement, dated as of March 11, 2021 (the “Merger Agreement”), by and among Empower, Merger Sub I, Merger Sub II, and Holley, a copy of which is attached to this proxy statement/prospectus as Annex A, and the transactions contemplated thereunder, including the Mergers and the issuance of shares of Domestication Common Stock pursuant to the Merger Agreement.

2.

Proposal No. 2: The Redomestication Proposal — To consider and vote upon a proposal to approve by special resolution, the change of Empower’s jurisdiction of incorporation by deregistering as an exempted company in the Cayman Islands and continuing and domesticating as a corporation incorporated under the laws of the State of Delaware (the “Domestication” and, together with the Mergers, the “Business Combination”).

3.

Proposal No. 3: The Non-Binding Organizational Documents Proposals — To consider and vote upon separately presented proposals to approve by ordinary resolution certain governance provisions in the Certificate of Incorporation of New Holley (the “Proposed Charter”) and the Bylaws of New Holley (the “Proposed Bylaws”, together with the Proposed Charter, the “Proposed Organizational Documents”), which are being separately presented in accordance with SEC requirements and which will each be voted upon on a non-binding advisory basis.

4.

Proposal No. 4: The Binding Charter Proposal — To consider and vote upon a proposal to approve by special resolution the Proposed Charter in the form attached hereto as Annex C and the change of name of Empower to Holley Inc.

5.

Proposal No. 5: The Director Election Proposal — To consider and vote upon a proposal to approve by ordinary resolution of the holders of Empower Class B Shares the individuals to serve as members of the board of directors of New Holley following the consummation of the Business Combination: Tom Tomlinson, Matthew Rubel, Gina Bianchini, James D. Coady, Owen M. Basham,                 , and                 .

6.

Proposal No. 6: The NYSE Proposal — To consider and vote upon a proposal to approve by ordinary resolution, for purposes of complying with applicable listing rules of the New York Stock Exchange (“NYSE”), the issuance of more than 20% of the issued and outstanding Empower Ordinary Shares in connection with the Issuances.

7.	Proposal No. 7: The Incentive Plan Proposal — To consider and vote upon a proposal to approve by ordinary resolution the Holley Inc. 2021 Stock Incentive Plan in the form attached hereto as Annex I.

8.

Proposal No. 8: The Adjournment Proposal — To consider and vote upon a proposal to approve by ordinary resolution the adjournment of the Extraordinary Meeting to a later date or dates, if necessary, to permit further solicitation and vote of proxies if there are insufficient votes for, or otherwise in connection with, the approval of the Business Combination Proposal, the Redomestication Proposal, the Binding Charter Approval Proposal, the Incentive Plan Proposal, the Director Election Proposal, and the NYSE Proposal.

Each of Proposals Nos. 1, 2, 4, and 6 is cross-conditioned on the approval of each other (the “Cross-Conditioned Proposals”). Each of the Director Election Proposal and the Incentive Plan Proposal are conditioned on the Cross Conditioned Proposals. The Adjournment Proposal and the Non-Binding Organizational Documents Proposals are not conditioned upon the approval of any other Proposal set forth in this proxy statement/prospectus.

Under the terms of the Cayman Constitutional Documents, (i) only the holders of Empower Class B Shares are entitled to vote on the Director Election Proposal and (ii), with respect to the Redomestication Proposal, (x) holders of Empower Class B Shares shall have ten votes for each Empower Class B Share held and entitled to vote thereon and (y) holders of Empower Class A Shares shall have one vote for each Empower Class A Share held and entitled to vote thereon.

It is important for you to note that in the event that any of the Cross-Conditioned Proposals is not approved, then Empower will not consummate the Business Combination. In the absence of shareholder approval for a further extension, if Empower does not consummate the Business Combination and fails to complete an initial business combination by October 9, 2022, Empower will be required to dissolve and liquidate. Adoption of the Adjournment Proposal is not conditioned upon the adoption of any of the other Proposals.

Empower’s Board of Directors’ Reasons for the Approval of the Business Combination

Empower’s board of directors, in evaluating the Business Combination, consulted with Empower’s management and financial and legal advisors. In reaching its unanimous resolution (i) that the Merger Agreement and the transactions contemplated thereby are advisable and in the best interests of Empower and its shareholders and (ii) to recommend that the shareholders adopt the Merger Agreement and approve the Business Combination and the transactions contemplated thereby, Empower’s board of directors considered a range of factors, including, but not limited to, the factors discussed below. Empower’s board of directors viewed its decision as being based on all of the information available and the factors presented to and considered by it. This explanation of Empower’s reasons for the Business Combination and all other information presented in this section is forward-looking in nature and, therefore, should be read in light of the factors discussed under “Forward-Looking Statements.”

Empower’s board of directors considered a number of factors pertaining to the Business Combination as generally supporting its decision to enter into the Merger Agreement and the transactions contemplated thereby, including, but not limited to, the following material factors:

•

Growth Prospects. Empower’s board of directors believes Holley is a market leader in an attractive and growing industry with an already successful business and with strong growth prospects within the performance products automotive aftermarket. In addition, Empower’s board of directors believes Holley has multiple areas of potential growth, including but not limited to, acquisitions, enhancing Holley’s Direct-to-Consumer business;

•

Economics. Some of the factors Empower’s board of directors considered include Holley’s (i) large base of passionate enthusiast consumers, (ii) portfolio of iconic and established brands covering a wide array of product categories, (iii) history of product innovation and plans to increase its investments in product research and development, (iv) experienced and focused approach to strategic acquisitions and (v) experienced management team and enthusiast customer-oriented corporate culture;

•	Due Diligence. Due diligence examinations of Holley and discussions with Holley’s management and Empower’s financial and legal advisors concerning Empower’s due diligence examination of Holley;

•

Financial Condition. Empower’s board of directors also considered factors such as Holley’s historical financial results, outlook, financial plan and debt structure, as well as the financial profiles of private and publicly traded peer companies in the specialized enthusiast brand market, branded products and accessories market, and adjacent markets and relevant information with respect to companies that had been acquisition targets or received equity financings in transactions similar to the Business Combination. In considering these factors, Empower’s board of directors reviewed Holley’s recent growth in certain key financial metrics (including certain customer and revenue metrics), the current prospects for growth if Holley achieved its business plans and various historical and current balance sheet items for Holley. In reviewing these factors, Empower’s board of directors noted that Holley was well-positioned in its industry for strong future growth;

•

Experienced and Proven Management Team. Holley has a strong management team and the senior management of Holley intend to remain with Holley, which will provide helpful continuity in advancing Holley’s strategic and growth goals;

•	Lock Up. Holley Parent agreed to certain restrictions on transfer for up to one year with respect to the shares of Domestication Common Stock issued to Holley Parent immediately following the Closing;

•

Other Alternatives. Empower’s board of directors believes, after a thorough review of other business combination opportunities reasonably available to Empower, that the proposed Business Combination represents the best potential business combination for Empower and the most attractive opportunity for Empower’s management to accelerate its business plan; and

•

Negotiated Transaction. The financial and other terms of the Merger Agreement and the fact that such terms and conditions are reasonable and were the product of arm’s length negotiations between Empower and Holley.

Empower’s board of directors also considered a variety of uncertainties, risks and other potentially negative factors concerning the Business Combination including, but not limited to, the following:

•	Macroeconomic Risks. Macroeconomic uncertainty and the effects it could have on the combined company’s revenues;

•

Redemption Risk. The potential that a significant number of Empower shareholders elect to redeem their shares prior to the consummation of the Business Combination and pursuant to Empower’s Existing Charter, which would potentially make the Business Combination more difficult or impossible to complete;

•	Shareholder Vote. The risk that Empower’s shareholders may fail to provide the respective votes necessary to effect the Business Combination; and

•	Closing Conditions. The fact that the completion of the Business Combination is conditioned on the satisfaction of certain closing conditions that are not within Empower’s control.

In addition to considering the factors described above, Empower’s board of directors also considered other factors including, without limitation:

•

Interests of Certain Persons. Some officers and directors of Empower may have interests in the Business Combination. For more information, see the section titled “Interests of Certain Persons in the Business Combination”; and

•	Other Risk Factors. Various other risk factors associated with the business of Holley, as described in the section entitled “Risk Factors”.

Empower’s board of directors concluded that the potential benefits that it expected Empower and its shareholders to achieve as a result of the Business Combination outweighed the potentially negative and other factors associated with the Business Combination. Accordingly, Empower’s board of directors unanimously determined that the Business Combination and the transactions contemplated by the Merger Agreement, were advisable and in the best interests of Empower and its shareholders.

Other Agreements

In connection with the execution of the Merger Agreement, (i) Empower entered into with various parties the A&R FPA, PIPE Subscription Agreements, and Sponsor Agreement, and (ii) Holley entered into with various parties the Seller Lock-up Letter and Sponsor Agreement. In connection with the Merger Agreement, the parties thereto have agreed to deliver executed versions of A&R Registration Rights Agreement, and Stockholders’ Agreement, concurrent with the consummation of the Business Combination. In addition, in connection with the Merger Agreement, Holley and Empower have agreed to enter into employment agreements with certain individuals prior to the Closing. Relatedly, Sponsor has entered into that certain Letter Agreement, whereby Sponsor has agreed to vote its Empower Ordinary Shares in favor of the Business Combination. For additional information and description of each agreement, please see “Proposal No. 1 — The Business Combination Proposal — Other Agreements.”

Ownership of Empower Following the Business Combination

As of the date of this proxy statement/prospectus, there are 31,250,000 Empower Ordinary Shares issued and outstanding, including 6,250,000 Empower Class B Shares, which will be converted into Empower Class A Shares on a one-for-one basis. As of the date of this proxy statement/prospectus, there are an aggregate of 8,333,333 Empower Public Warrants and 4,666,667 Empower Private Warrants outstanding. Each whole warrant entitles the holder thereof to purchase one (1) Empower Class A Share.

After the Closing, Holley Parent may hold more than 50% of the voting power for the election of directors. While, as a result, we may be a “controlled company” within the meaning of the rules of the NYSE, we do not intend to utilize the exemptions from the NYSE corporate governance standards available to controlled companies.

The following table illustrates varying beneficial ownership levels in New Holley immediately following the consummation of the Business Combination assuming the levels of redemptions by the public stockholders indicated:

	Share Ownership in New Holley(1)
	No Redemptions(2)		Maximum Possible Redemption(3)
	Number of Shares	Percentage of Outstanding Shares	Number of Shares	Percentage of Outstanding Shares
	(in millions)		(in millions)
Holley Parent	57,750,000	48.94%			%
Holders of Empower Class A Shares	25,000,000	21.19%			%
Holders of Empower Class B Shares	6,250,000	5.30%	6,250,000		%
A&R FPA Investor	5,000,000	4.24%	5,000,000		%
PIPE Investors	24,000,000	20.34%	24,000,000		%

(1)

Percentages may not sum to 100% due to rounding. Figures and percentages do not give effect to the shares reserved for issuance under the Incentive Plan. See “Proposal No. 7 —The Incentive Plan Proposal” for additional information. Figures and percentages do not give effect to the exercise of Empower Public Warrants or Empower Private Warrants.

(2)

This scenario assumes that (i) no Empower Class A Shares are redeemed and (ii) there is no upward adjustment to the Securities Merger Consideration issued to Holley Parent pursuant to the Merger Agreement

(3)

This scenario assumes (i) the trust account value at redemption is $                , (ii) the per share redemption amount is equal to $                , (iii) that                  Empower Class A Shares are redeemed for an aggregate payment of approximately $                 million from the trust account, which is the maximum amount of redemptions possible in order satisfy the $350 million Minimum Cash Condition, after giving effect to $240 million received as proceeds from the PIPE Investment and $50 million received as proceeds from the A&R FPA and (iv) there is an upward adjustment to the Securities Merger Consideration issued to Holley Parent pursuant to the Merger Agreement.

Organizational Structure

Before the Business Combination

The diagrams below depict simplified versions of the current organizational structures of Empower and Holley, respectively.

Empower Pre-Business Combination

Holley Pre-Business Combination

After the Business Combination

The diagram below depicts a simplified version of our organizational structure immediately following the completion of the Domestication and the Business Combination.

New Holley Post-Business Combination

Comparison of Stockholders’ Rights

Following the Merger, the rights of public holders who become New Holley stockholders in the Merger will no longer be governed by the Cayman Constitutional Documents and instead will be governed by New Holley’s Proposed Charter and Proposed Bylaws. See “Comparison of Corporate Governance and Stockholders’ Rights”.

Regulatory Matters

Completion of the Mergers are subject to approval under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”). Empower agreed to use its reasonable best efforts to obtain all required regulatory approval and Holley agreed to request early termination of any waiting period under the HSR Act. On March 25, 2021, Holley and Empower filed the required forms under the HSR Act with respect to the Business Combination with the U.S. Federal Trade Commission (“FTC”) and the Antitrust Division of the Department of Justice (“Antitrust Division”) and requested early termination. The regulatory approval to which completion of the Mergers is subject is described in more detail in the section of this proxy statement/prospectus entitled “Proposal No. 1 — The Business Combination Proposal — Regulatory Matters”.

Extraordinary Meeting

The Extraordinary Meeting in lieu of the 2021 annual meeting of Empower Shareholders (the “Extraordinary Meeting”) will be held on                 , 2021, at                  a.m. Eastern Time, at the offices of Gibson, Dunn & Crutcher LLP located at 200 Park Ave, New York, NY 10166 and virtually at                 . Due to the COVID-19 pandemic, we are encouraging our shareholders to attend the Extraordinary Meeting via a virtual meeting. At the Extraordinary Meeting, Empower Shareholders will be asked to approve the Proposals, as set forth above.

The Empower board of directors has fixed the close of business on                 , 2021 (“Empower record date”) as the record date for determining the holders of Empower Ordinary Shares entitled to receive notice of and to vote at the Extraordinary Meeting. As of the Empower record date, there were 25,000,000 Empower Class A Shares and 6,250,000 Empower Class B Shares outstanding and entitled to vote at the Extraordinary Meeting held by holders of record. Each Empower Ordinary Share entitles the holder to one (1) vote at the Extraordinary Meeting on each Proposal (other than the Redomestication Proposal and the Director Election Proposal) to be considered at the Extraordinary Meeting. With respect to the Redomestication Proposal, each Empower Class B Share represents ten (10) votes at the Extraordinary Meeting. With respect to the Director Election Proposal, only Empower Class B Shares are entitled to vote at the Extraordinary Meeting.

As of the Empower record date, the Sponsor and Empower’s directors and executive officers and their affiliates owned and were entitled to vote 6,250,000 Empower Ordinary Shares, representing approximately 20% of the Empower Ordinary Shares outstanding on that date. Empower currently expects that the Sponsor and its directors and officers will vote their shares in favor of the proposals set forth in this proxy statement/prospectus, and, pursuant to an agreement entered into in connection with Empower’s IPO, the Sponsor and Empower’s directors have agreed to do so. As of the Empower record date, Holley did not beneficially hold any Empower Ordinary Shares.

A majority of the voting power of the issued and outstanding Empower Ordinary Shares entitled to vote at the Extraordinary Meeting must be present, online or represented by proxy, at the Extraordinary Meeting to constitute a quorum and in order to conduct business at the Empower Extraordinary Meeting.

Recommendation of the Empower Board of Directors

The Empower board of directors has unanimously determined that the Mergers, on the terms and conditions set forth in the Merger Agreement, is advisable and in the best interests of Empower and its shareholders and has directed that the Proposals set forth in this proxy statement/prospectus be submitted to its shareholders for approval at the Extraordinary Meeting on the date and at the time and place set forth in this proxy statement/prospectus. The Empower board of directors unanimously recommends that Empower’s shareholders vote “FOR” the Business Combination Proposal, “FOR” the Redomestication Proposal “FOR” the Non-Binding Organizational Documents Proposals, FOR” the Binding Charter Proposal, “FOR” the election of each of the seven (7) directors nominated in the Director Election Proposal, “FOR” the NYSE Proposal, “FOR” the Incentive Plan Proposal and “FOR” the Adjournment Proposal (if necessary). For a description of various factors considered by the Empower board of directors in reaching its decision to adopt the Merger Agreement and approve the Mergers and the other transactions contemplated by the Merger Agreement, including the Proposals, see the section titled “Proposal No. 1 — The Merger Agreement — Empower’s Board of Directors’ Reasons for the Approval of the Business Combination”.

Empower’s Directors and Executive Officers Have Financial Interests in the Merger

Certain of Empower’s executive officers and directors may have interests in the Merger that may be different from, or in addition to, the interests of Empower’s shareholders. The members of the Empower board of directors were aware of and considered these interests, among other matters, when they approved the Merger Agreement and recommended that Empower Shareholders approve the proposals required to effect the Merger. See “Proposal No. 1 — The Merger Agreement — Interests of Certain Persons in the Business Combination — Empower”.

Date, Time and Place of the Extraordinary Meeting

The Extraordinary Meeting of the shareholders of Empower will be held at                  a.m., Eastern Time, on                 , 2021, at the offices of Gibson, Dunn & Crutcher LLP located at 200 Park Ave, New York, NY 10166 and virtually at                 . Due to the COVID-19 pandemic, we are encouraging our shareholders to attend the Extraordinary Meeting virtually. The virtual meeting may be accessed by using the following information:

Webcast URL:

US Toll Free:

International Toll:

Participant Passcode:

Voting Power; Record Date

Empower Shareholders will be entitled to vote or direct votes to be cast at the Extraordinary Meeting if they owned Empower Ordinary Shares at the close of business on                 , 2021, which is the “record date” for the Extraordinary Meeting. Each Empower Ordinary Share entitles the holder to one (1) vote at the Extraordinary Meeting on each Proposal (other than the Redomestication Proposal and the Director Election Proposal) to be considered at the Extraordinary Meeting. Under the terms of the Cayman Constitutional Documents, (i) with respect to the Director Election Proposal, only holders of Empower Class B Shares shall have one vote for each Empower Class B Share held and entitled to vote thereon and (ii) with respect to the Redomestication Proposal, (x) holders of Empower Class B Shares shall have ten votes for each Empower Class B Share held and entitled to vote thereon and (y) holders of Empower Class A Shares shall have one vote for every Empower Class A Share held and entitled to vote thereon. If your shares are held in “street name” or are in a margin or similar account, you should contact your broker to ensure that votes related to the shares you beneficially own are properly counted. Empower Public Warrants and Empower Private Warrants do not have voting rights. As of the close of business on the record date, there were 25,000,000 Empower Class A Shares issued and outstanding and 6,250,000 Empower Class B Shares issued and outstanding.

Quorum and Vote of Empower Shareholders

A quorum of Empower Shareholders is necessary to hold a valid meeting. A quorum will be present at the Extraordinary Meeting if a majority of the issued and outstanding Empower Ordinary Shares entitled to vote at the Extraordinary Meeting are represented in person or by proxy. Abstentions and broker non-votes, while considered present for the purposes of establishing a quorum, will not count as votes cast at the Extraordinary Meeting. As of the record date for the Extraordinary Meeting, 15,625,001 Empower Ordinary Shares would be required to achieve a quorum.

The proposals presented at the Extraordinary Meeting require the following votes:

1.

Proposal No. 1: The Business Combination Proposal — Requires an ordinary resolution under Cayman Islands law, being the affirmative vote of a majority of the Empower Ordinary Shares represented in person or by proxy and entitled to vote thereon and who vote at the Extraordinary Meeting.

2.

Proposal No. 2: The Redomestication Proposal — Requires a special resolution under Cayman Islands Companies Law, being the affirmative vote of holders of at least two-thirds of the Empower Ordinary Shares represented in person or by proxy and entitled to vote thereon and who vote at the Extraordinary Meeting.

3.

Proposal No. 3: The Non-Binding Organizational Documents Proposals — Each of the Non-Binding Organizational Documents Proposals requires an ordinary resolution under Cayman Islands Companies Law, being the affirmative vote of holders of a majority of the Empower Ordinary Shares represented in person or by proxy and entitled to vote thereon and who vote at the Extraordinary Meeting.

4.

Proposal No. 4: The Binding Charter Proposal — Requires a special resolution under Cayman Islands Companies Law, being the affirmative vote of holders of at least two-thirds of the Empower Ordinary Shares represented in person or by proxy and entitled to vote thereon and who vote at the Extraordinary Meeting.

5.

Proposal No. 5: The Director Election Proposal — Requires an ordinary resolution under Cayman Islands law, being the affirmative vote of a majority of the Empower Class B Shares represented in person or by proxy and entitled to vote thereon and who vote at the Extraordinary Meeting.

6.

Proposal No. 6: The NYSE Proposal — Requires an ordinary resolution under Cayman Islands law, being the affirmative vote of a majority of the Empower Ordinary Shares represented in person or by proxy and entitled to vote thereon and who vote at the Extraordinary Meeting.

7.

Proposal No. 7: The Incentive Plan Proposal — Requires an ordinary resolution under Cayman Islands law, being the affirmative vote of a majority of the Empower Ordinary Shares represented in person or by proxy and entitled to vote thereon and who vote at the Extraordinary Meeting.

8.

Proposal No. 8: The Adjournment Proposal — Requires an ordinary resolution under Cayman Islands law, being the affirmative vote of a majority of the Empower Ordinary Shares represented in person or by proxy and entitled to vote thereon and who vote at the Extraordinary Meeting.

Under the terms of the Cayman Constitutional Documents, (i) only the holders of Empower Class B Shares are entitled to vote on the Director Election Proposal and (ii) with respect to the Redomestication Proposal, (x) holders of Empower Class B Shares shall have ten votes for each Empower Class B Share held and entitled to vote thereon and (y) holders of Empower Class A Shares shall have one vote for each Empower Class A Share held and entitled to vote thereon.

Redemption Right

Pursuant to the Cayman Constitutional Documents, a holder of Empower Class A Shares may request that Empower redeem all or a portion of its such shares for cash if the Business Combination is consummated. As a holder of Empower Class A Shares, you will be entitled to receive cash for any such shares to be redeemed only if you:

•

hold Empower Class A Shares; or if holding Empower Class A Shares through Empower Units, you elect to separate your Empower Units into the underlying Empower Class A Shares and Empower Public Warrants prior to exercising your redemption rights with respect to the Empower Class A Shares;

•	submit a written request to Continental Stock Transfer & Trust Company (“Continental”), Empower’s transfer agent, that Empower redeem all or a portion of your public shares for cash; and

•	deliver your public shares to Continental, Empower’s transfer agent, physically or electronically through DTC.

Holders must complete the procedures for electing to redeem their public shares in the manner described above prior to 5:00 p.m., Eastern Time, on                 , 2021 (two business days before the Extraordinary Meeting) in order for their Empower Class A Shares to be redeemed.

Holders of Empower Units must elect to separate Empower Units into the underlying Empower Class A Shares and Empower Public Warrants prior to exercising redemption rights with respect to the Empower Class A Shares. If holders hold their Empower Units in an account at a brokerage firm or bank, holders must notify their broker or bank that they elect to separate the Empower Units into the underlying Empower Class A Shares and Empower Public Warrants, or if a holder holds Empower Units registered in its own name, the holder must contact Continental, Empower’s transfer agent, directly and instruct them to do so. Empower Shareholders may elect to redeem all or a portion of the Empower Class A Shares held by them regardless of if or how they vote in respect of the Business Combination Proposal. If the Business Combination is not consummated, the Empower Class A Shares will be returned to the respective holder, broker or bank. If the Business Combination is consummated, and if a public shareholder properly exercises its right to redeem all or a portion of the Empower Class A Shares that it holds and timely delivers its shares to Continental, Empower’s transfer agent, New Holley will redeem such Empower Class A Shares for a per-share price, payable in cash, equal to the pro rata portion of the trust account, calculated as of two business days prior to the consummation of the Business Combination. For illustrative purposes, as of                 , 2021, this would have amounted to approximately $                 per issued and outstanding Empower Class A Share. If a public shareholder exercises its redemption rights in full, then it will be electing to exchange its public shares for cash and will no longer own public shares. The redemption takes place following the Domestication and, accordingly, it is shares of Domestication Common Stock that will be redeemed immediately after consummation of the Business Combination. See “How do holders of Empower Class A Shares exercise their redemption rights?” and related Q&As in this proxy statement/prospectus for a detailed description of the procedures to be followed if you wish to redeem your public shares for cash.

Notwithstanding the foregoing, a holder of Empower Class A Shares, together with any affiliate of such public shareholder or any other person with whom such public shareholder is acting in concert or as a “group” (as defined in Section 13(d)(3) of the Exchange Act), will be restricted from redeeming its public shares with respect to more than an aggregate of 15% of the public shares. Accordingly, if a holder of Empower Class A Shares, alone or acting in concert or as a group, seeks to redeem more than 15% of the public shares, then any such shares in excess of that 15% limit would not be redeemed for cash.

The Sponsor has agreed to vote in favor of the Business Combination, regardless of how our holders of Empower Class A Shares vote. Unlike some other blank check companies in which the initial shareholders agree to vote their shares in accordance with the majority of the votes cast by the public shareholders in connection with an initial business combination, the Sponsor has agreed to, among other things, vote in favor of the Merger Agreement and the transactions contemplated thereby. As of the date of this proxy statement/prospectus, the Sponsor owns 20.0% of the issued and outstanding Empower Class A Shares.

Holders of the Empower Public Warrants and Empower Private Warrants will not have redemption rights with respect to such warrants.

Appraisal Rights

Neither Empower Shareholders or holders of Empower Public Warrants and Empower Private Warrants have appraisal rights in connection with the Business Combination or the Domestication under the Cayman Islands Companies Law or under the DGCL.

Proxy Solicitation

Proxies may be solicited by mail, telephone or in person. Empower has engaged Morrow Sodali LLC to assist in the solicitation of proxies. If you have any questions about how to vote or direct a vote in respect of your

Empower Ordinary Shares, please contact Morrow Sodali LLC at (800) 662-5200 (banks or brokers can call collect at (203) 658-9400) or email EMPW.info@investor.morrowsodali.com

If an Empower Shareholder grants a proxy, it may still vote its shares in person if it revokes its proxy before the Extraordinary Meeting. An Empower Shareholder also may change its vote by submitting a later-dated proxy as described in the section entitled “Extraordinary Meeting — Revoking Your Proxy.”

Risk Factors

You should consider all the information contained in this proxy statement/prospectus in deciding how to vote for the Proposals presented in the proxy statement/prospectus. In particular, you should consider the factors described under “Risk Factors” with respect to Empower, Holley and the proposed Business Combination.

Listing

The Empower Class A Shares and Empower Public Warrants are listed on NYSE under the symbols “EMPW” and “EMPW WS”, respectively. Following the Domestication and the Mergers, Domestication Common Stock (including common stock issued in connection with the consummation of the Business Combination) and Domestication Public Warrants will be listed on NYSE under the symbol “HLLY” and “HLLY WS”, respectively.

Emerging Growth Company

We are an “emerging growth company,” as defined in Section 2(a) of the Securities Act of 1933, as amended, or the Securities Act, as modified by the Jumpstart Our Business Startups Act of 2012, or the JOBS Act. As such, we are eligible to take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not “emerging growth companies” including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act of 2002, or the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements, and exemptions from the requirements of holding a non-binding advisory vote on executive compensation and shareholder approval of any golden parachute payments not previously approved. If some investors find our securities less attractive as a result, there may be a less active trading market for our securities and the prices of our securities may be more volatile.

In addition, Section 107 of the JOBS Act also provides that an “emerging growth company” can take advantage of the extended transition period provided in Section 7(a)(2)(B) of the Securities Act for complying with new or revised accounting standards. In other words, an “emerging growth company” can delay the adoption of certain accounting standards until those standards would otherwise apply to private companies. We intend to take advantage of the benefits of this extended transition period.

We will remain an emerging growth company until the earlier of (1) the last day of the fiscal year (a) following the fifth anniversary of the completion of this offering, (b) in which we have total annual gross revenue of at least $1.07 billion, or (c) in which we are deemed to be a large accelerated filer, which means the market value of our Class A ordinary shares that are held by non-affiliates exceeds $700 million as of the prior June 30, and (2) the date on which we have issued more than $1.0 billion in non-convertible debt securities during the prior three-year period. References herein to “emerging growth company” have the meaning associated with it in the JOBS Act.

Additionally, we are a “smaller reporting company” as defined in Item 10(f)(1) of Regulation S-K. Smaller reporting companies may take advantage of certain reduced disclosure obligations, including, among other things, providing only two years of audited financial statements. We will remain a smaller reporting company until the last day of the fiscal year in which (1) the market value of our ordinary shares held by non-affiliates exceeds $250 million as of the prior June 30, or (2) our annual revenues exceeded $100 million during such completed fiscal year and the market value of our ordinary shares held by non-affiliates exceeds $700 million as of the prior June 30.

Accounting Treatment

The Domestication

There will be no accounting effect or change in the carrying amount of the consolidated assets and liabilities of Empower as a result of the Domestication. The business, capitalization, assets and liabilities and financial statements of Empower immediately following the Domestication will be the same as those of Empower immediately prior to the Domestication.

The Business Combination

The Business Combination will be accounted for as a reverse recapitalization in accordance with GAAP. Under this method of accounting, Empower has been treated as the “acquired” company for financial reporting purposes. This determination was primarily based on current shareholders of Holley having a relative majority of the voting power of the combined entity, the operations of Holley prior to the acquisition comprising the only ongoing operations of the combined entity, and senior management of Holley comprising the majority of the senior management of the combined entity. Accordingly, for accounting purposes, the financial statements of the combined entity will represent a continuation of the financial statements of Holley with the acquisition being treated as the equivalent of Holley issuing stock for the net assets of Empower, accompanied by a recapitalization. The net assets of Empower will be stated at historical cost, with no goodwill or other intangible assets recorded.

SELECTED HISTORICAL FINANCIAL INFORMATION OF EMPOWER

Empower is providing the following selected historical financial information to assist you in your analysis of the financial aspects of the Business Combination.

The following table sets forth selected historical financial information derived from Empower’s audited statement of operations for the period from August 19, 2020 (inception) through December 31, 2020 and balance sheet data as of December 31, 2020 included elsewhere in this proxy statement/prospectus. Such financial information should be read in conjunction with the audited financial statements and related notes included elsewhere in this proxy statement/prospectus. The data has been derived from Empower’s audited condensed financial statements, which is included elsewhere in this proxy statement/prospectus.

The historical results of Empower included below and elsewhere in this proxy statement/prospectus are not necessarily indicative of the future performance of Empower. You should read the following selected financial data in conjunction with “Empower’s Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the financial statements and the related notes appearing elsewhere in this proxy statement/prospectus.

STATEMENT OF OPERATIONS DATA

FOR THE PERIOD FROM AUGUST 19, 2020 (INCEPTION) THROUGH DECEMBER 31, 2020

Formation and operating costs	$273,915

Loss from operations	(273,915)

Other income:
Interest earned on marketable securities held in trust account	49,118
Unrealized gain on marketable securities held in trust account	3,788

Other income	52,906

Net loss	$(221,009)

Weighted average shares outstanding, basic and diluted(1)	7,011,052

Basic and diluted net loss per ordinary share(2)	$(0.04)

(1)	Excludes an aggregate of 23,753,855 shares subject to possible redemption.
(2)

Net loss per ordinary share — basic and diluted excludes income attributable to ordinary shares subject to possible redemption of $50,271 for the period from August 19, 2020 (inception) through December 31, 2020 (see Note 2).

The accompanying notes are an integral part of these financial statements.

CONSOLIDATED BALANCE SHEET DATA

AS OF DECEMBER 31, 2020

Current Assets
Cash	$1,080,629
Prepaid expenses	379,166

Total Current Assets	1,459,795

Cash and marketable securities held in trust account	250,052,096

Total Assets	$251,512,701

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities — accrued expenses	$173,873
Deferred underwriting fee payable	8,750,000

Total Liabilities	8,923,873

Commitments
Class A ordinary shares subject to possible redemption, 23,753,855 shares at redemption value	237,588,818

Shareholders’ Equity
Preference shares, $0.0001 par value; 5,000,000 shares authorized; none issued and outstanding	—
Class A ordinary shares, $0.0001 par value; 500,000,000 shares authorized; 1,246,145 shares issued and outstanding (excluding 23,753,855 shares subject to possible redemption)	125
Class B ordinary shares, $0.0001 par value; 50,000,000 shares authorized; 6,250,000 shares issued and outstanding	625
Additional paid-in capital	5,220,269
Accumulated deficit	(221,009)

Total Shareholders’ Equity	5,000,010

Total Liabilities and Shareholders’ Equity	$251,512,701

The accompanying notes are an integral part of these financial statements.

SELECTED HISTORICAL FINANCIAL INFORMATION OF HOLLEY

Holley is providing the following selected historical financial information to assist you in your analysis of the financial aspects of the Business Combination.

The following table sets forth selected historical financial information derived from Holley’s audited historical consolidated statements of comprehensive income (loss) and audited historical consolidated statements of cash flows of Holley for the years ended December 31, 2020 and 2019 and audited historical consolidated balance sheets data as of December 31, 2020 and 2019 included elsewhere in this proxy statement/prospectus. Such financial information should be read in conjunction with the audited financial statements and related notes included elsewhere in this proxy statement/prospectus. The data has been derived from Holley’s audited consolidated financial statements, which is included elsewhere in this proxy statement/prospectus.

The summary historical financial data below also includes references to EBITDA and Adjusted EBITDA, which are non-GAAP financial measures. A non-GAAP financial measure is a performance metric that departs from GAAP because it excludes earnings components that are required under GAAP. Other companies may define non-GAAP financial measures differently and, as a result, Holley’s non-GAAP financial measures may not be directly comparable to those of other companies. The presentation of non-GAAP financial measures provides additional information to investors regarding Holley’s results of operations that management believes is useful for trending, analyzing and benchmarking the performance and value of Holley’s business. See “Holley’s Management’s Discussion and Analysis of Financial Condition and Results of Operations — Non-GAAP Financial Measures” for more information as to how we define and calculate EBITDA and Adjusted EBITDA and for a reconciliation of net income (loss), the most directly comparable GAAP measure, to EBITDA and Adjusted EBITDA.

The historical results of Holley included below and elsewhere in this proxy statement/prospectus are not necessarily indicative of the future performance of Holley. You should read the following selected financial data in conjunction with “Holley’s Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the financial statements and the related notes appearing elsewhere in this proxy statement/prospectus.

	Years Ended December 31,
Consolidated Statements of Comprehensive Income (Loss) Data ($ in thousands)	2020	2019
Net sales	$504,179	$368,663
Cost of goods sold	295,935	219,884

Gross profit	208,244	148,779
Selling, general, and administrative	70,875	62,371
Research and development costs	23,483	20,630
Amortization of intangibles	11,082	10,456
Acquisition and restructuring costs	9,743	4,942
Related party acquisition and management fee costs	6,089	3,662
Other expense	1,517	644

Operating income	85,455	46,074
Interest expense	43,772	50,386

Income (loss) before income taxes	41,683	(4,312)
Income tax expense (benefit)	8,826	(4,873)

Net income	32,857	561
Foreign currency translation adjustment	16	—
Pension liability loss	(293)	(123)

Total comprehensive income	$32,580	$438

Reconciliation of Net Income (Loss) to EBITDA and Adjusted EBITDA ($ in thousands)
Net income (loss)	$32,857	$561
Depreciation	7,886	8,827
Amortization of intangibles	11,082	10,456
Interest expense	43,772	50,386
Income tax expense (benefit)	8,826	(4,873)

EBITDA	104,423	65,357
Unusual or nonrecurring expenses	4,378	7,179
Acquisition and restructuring costs	9,743	4,942
Related party acquisition and management fee costs	6,089	3,662
Other expense	1,517	644

Adjusted EBITDA	126,150	81,784

	Year ended December 31,
	2020	2019
Consolidated Balance Sheets Data ($ in thousands)
Cash and cash equivalents	$71,674	$8,335
Working capital[1]	175,971	117,268
Total assets	1,065,330	829,213
Total liabilities	824,949	623,799
Total stockholder’s equity	240,381	205,414

	Years Ended December 31,
Consolidated Statements of Cash Flows Data ($ in thousands)	2020	2019
Cash flows from operating activities	$88,413	$9,418
Cash flows used in investing activities	(165,618)	(14,479)
Cash from financing activities	140,544	2,433

Net increase (decrease) in cash and cash equivalents	$63,339	$(2,628)

[1]	We define working capital as current assets less current liabilities

SELECTED UNAUDITED PRO FORMA

CONDENSED COMBINED FINANCIAL INFORMATION

The following summary unaudited pro forma condensed combined financial information (the “summary pro forma information”) gives effect to the Business Combination. The summary pro forma information has been prepared in accordance with Article 11 of Regulation S-X as amended by the final rule, Release 33-10786 “Amendments to Financial Disclosures about Acquired and Disposed Businesses”.

The summary unaudited pro forma condensed combined balance sheet as of December 31, 2020 gives effect to the Business Combination as if it had been completed as of December 31, 2020. The summary unaudited pro forma condensed consolidated statement of operations for the year ended December 31, 2020 gives effect to the Business Combination as if it had been completed on January 1, 2020.

The summary pro forma information has been derived from, and should be read in conjunction with, the more detailed unaudited pro forma condensed combined financial information appearing elsewhere in this proxy statement/prospectus and the accompanying notes to the unaudited pro forma condensed combined financial information. The unaudited pro forma condensed combined financial information is based on and should be read in conjunction with the audited and unaudited historical financial statements of each of Empower and Holley and the notes thereto, as well as the disclosures contained in the sections titled “Empowers’ Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Holley’s Management’s Discussion and Analysis of Financial Condition and Results of Operations”.

The summary pro forma information been presented for illustrative purposes only and do not necessarily reflect what the combined company’s financial condition or results of operations would have been had the Business Combination occurred on the dates indicated. Further, the summary pro forma information also may not be useful in predicting the future financial condition and results of operations of the combined company. The actual financial position and results of operations may differ significantly from the pro forma amounts reflected herein due to a variety of factors.

The following table presents summary pro forma information after giving effect to the Business Combination presented under two scenarios:

•

Assuming No Redemption: This scenario assumes that (i) no Empower Class A Shares are redeemed and (ii) there is no upward adjustment to the Securities Merger Consideration issued to Holley Parent pursuant to the Merger Agreement; and

•

Assuming Maximum Possible Redemption: This scenario assumes (i) the trust account value at redemption is $250,000,000, (ii) the per share redemption amount is equal to $10.00, (iii) that 19,000,000 Empower Class A Shares are redeemed for an aggregate payment of $190 million from the trust account, which is the maximum amount of redemptions possible in order satisfy the $350 million Minimum Cash Condition, after giving effect to $240 million received as proceeds from the PIPE Investment and $50 million received as proceeds from the A&R FPA and (iv) there is an upward adjustment to the Securities Merger Consideration issued to Holley Parent pursuant to the Merger Agreement.

	Pro Forma Consolidated (Assuming No Redemption)	Pro Forma Consolidated (Assuming Maximum Redemption)
Summary Unaudited Pro Forma Condensed Combined Balance Sheet as of December 31, 2020
Total assets	$1,066,669	$1,066,629
Total liabilities	724,949	724,949
Total stockholder’s equity	341,720	341,680

	Pro Forma Consolidated (Assuming No Redemption)	Pro Forma Consolidated (Assuming Maximum Redemption)
Summary Unaudited Pro Forma Condensed Combined Statement of Comprehensive Income (Loss) for the Year Ended December 31, 2020
Revenue	$504,179	$504,179
Weighted average shares outstanding, basic and diluted	115,812,500	115,812,500
Basic and diluted net income per share	0.34	0.34

COMPARATIVE PER SHARE DATA

The following table sets forth selected historical comparative share information for Empower and Holley and unaudited pro forma condensed combined per share information New Holley after giving effect to the Business Combination, assuming two redemption scenarios as follows:

•

Assuming No Redemption: This scenario assumes that (i) no Empower Class A Shares are redeemed and (ii) there is no upward adjustment to the Securities Merger Consideration issued to Holley Parent pursuant to the Merger Agreement; and

•

Assuming Maximum Possible Redemption: This scenario assumes (i) the trust account value at redemption is $250,000,000, (ii) the per share redemption amount is equal to $10.00, (iii) that 19,000,000 Empower Class A Shares are redeemed for an aggregate payment of $190 million from the trust account, which is the maximum amount of redemptions possible in order satisfy the $350 million Minimum Cash Condition, after giving effect to $240 million received as proceeds from the PIPE Investment and $50 million received as proceeds from the A&R FPA and (iv) there is an upward adjustment to the Securities Merger Consideration issued to Holley Parent pursuant to the Merger Agreement.

The pro forma book value information reflects the Mergers as if they had occurred on December 31, 2020. The weighted average shares outstanding and net earnings per share information give pro forma effect to the Business Combination and the other transactions contemplated by the Merger Agreement as if they had occurred on January 1, 2020.

This information is only a summary and should be read together with the selected historical financial information included elsewhere in this proxy statement/prospectus, and the historical financial statements of Empower and Holley and related notes that are included elsewhere in this proxy statement/prospectus. The unaudited pro forma combined per share information of Empower and Holley is derived from, and should be read in conjunction with, the unaudited pro forma condensed combined financial statements and related notes included elsewhere in this proxy statement/prospectus.

The unaudited pro forma combined earnings per share information below does not purport to represent the earnings per share which would have occurred had the companies been combined during the periods presented, nor earnings per share for any future date or period. The unaudited pro forma combined book value per share information below does not purport to represent what the value of Empower and Holley would have been had the companies been combined during the periods presented.

	Empower (Historical)	Holley (Historical)	Pro Forma, Assuming No Redemption	Pro Forma, Assuming Maximum Redemption
As of and for the year ended December 31, 2020
Book value per share (1)	$0.67		$2.95	$2.95
Basic and diluted net income (loss) per share (2)	(0.04)		0.34	0.34
Weighted average shares outstanding - basic and diluted (3)	7,011,052		115,812,500	115,812,500
Net income per Holley common stock - basic and diluted (4)		N/A
Weighted average shares outstanding of Holley common stock - basic and diluted (4)		N/A

(1)

Empower historical book value per share is calculated as (a) total permanent equity divided by (b) the total number of Empower shares outstanding classified in permanent equity as of December 31, 2020. Pro forma combined book value per share is calculated as (a) pro forma equity divided by (b) the total number of shares of New Holley common stock outstanding immediately after the Transaction and other events contemplated by the Merger Agreement.

(2)

Net income (loss) per share – basic and diluted excludes income attributable to Empower ordinary shares subject to possible redemption of $50,271 for the period from August 19, 2020 (inception) through December 31, 2020.

(3)	Excludes an aggregate of 23,753,855 Empower shares subject to possible redemption.
(4)	Not applicable as per share data and weighted average shares outstanding were not disclosed for Holley historical periods.

MARKET PRICE AND DIVIDEND INFORMATION

Empower

Empower Units, Empower Class A Shares and Empower Public Warrants are currently listed on NYSE under the symbols “EMPW.U,” “EMPW” and “EMPW.WS,” respectively.

The closing price of the Empower Units, Empower Class A Shares and Empower Public Warrants on                     , 2021, the last trading day before announcement of the execution of the Merger Agreement, was $        , $         and $        , respectively. As of                     , 2021, the record date for the Extraordinary Meeting, the most recent closing price for each Empower Unit, Empower Class A Share and Empower Public Warrant was $        , $        , and $        , respectively.

Holders of the Empower Units, Empower Class A Shares and Empower Public Warrants should obtain current market quotations for their securities. The market price of Empower’s securities could vary at any time before the Mergers.

Holders

As of                     , 2021, there were              holders of record of Empower Units,              holders of record of Empower Class A Shares,              holders of record of Empower Class B Shares, and              holders of record of Empower Public Warrants. The number of holders of record does not include a substantially greater number of “street name” holders or beneficial holders whose Empower Units, Empower Class A Shares and Empower Public Warrants are held of record by banks, brokers and other financial institutions.

Dividend Policy

Empower has not paid any cash dividends on its common stock to date and does not intend to pay cash dividends prior to the completion of the Mergers. The payment of cash dividends in the future will be dependent upon New Holley’s revenues and earnings, if any, capital requirements and general financial condition subsequent to completion of the Mergers. The payment of any cash dividends subsequent to the Mergers will be within the discretion of New Holley’s board of directors at such time. New Holley’s ability to declare dividends will also be limited by restrictive covenants pursuant to any debt financing.

Holley

Historical market price information for Holley’s capital stock is not provided because there is no public market for Holley’s capital stock. See “Holley’s Management’s Discussion and Analysis of Financial Condition and Results of Operations.”

FORWARD-LOOKING STATEMENTS; MARKET, RANKING AND OTHER INDUSTRY DATA

This proxy statement/prospectus includes forward-looking statements regarding, among other things, the plans, strategies and prospects, both business and financial of Empower and Holley. These statements are based on the beliefs and assumptions of the management of Empower and Holley. Although Empower and Holley believe that their respective plans, intentions and expectations reflected in or suggested by these forward-looking statements are reasonable, neither Empower nor Holley can assure you that either will achieve or realize these plans, intentions or expectations. Forward-looking statements are inherently subject to risks, uncertainties and assumptions. Generally, statements that are not historical facts, including statements concerning possible or assumed future actions, business strategies, events or results of operations, are forward-looking statements. These statements may be preceded by, followed by or include the words “believes,” “estimates,” “expects,” “projects,” “forecasts,” “may,” “will,” “should,” “seeks,” “plans,” “scheduled,” “anticipates,” “intends” or similar expressions. Forward-looking statements contained in this proxy statement/prospectus include, but are not limited to, statements about the ability of Empower and Holley prior to the Business Combination, and New Holley following the Business Combination, to:

•	access, collect and use personal data about consumers;

•	execute its business strategy, including monetization of services provided and expansions in and into existing and new lines of business;

•	anticipate the impact of the coronavirus disease 2019 (“COVID-19”) pandemic and its effect on business and financial conditions;

•	manage risks associated with operational changes in response to the COVID-19 pandemic;

•	meet the closing conditions to the Merger Agreement, including approval by shareholders of Empower and Holley on the expected terms and schedule;

•	realize the benefits expected from the proposed Mergers;

•	anticipate the uncertainties inherent in the development of new business lines and business strategies;

•	retain and hire necessary employees;

•	increase brand awareness;

•	attract, train and retain effective officers, key employees or directors;

•	upgrade and maintain information technology systems;

•	acquire and protect intellectual property;

•	meet future liquidity requirements and comply with restrictive covenants related to long-term indebtedness;

•	effectively respond to general economic and business conditions;

•

maintain the listing on, or the delisting of Empower’s or New Holley’s securities from, NYSE or an inability to have our securities listed on NYSE or another national securities exchange following the Business Combination;

•	obtain additional capital, including use of the debt market;

•	enhance future operating and financial results;

•	anticipate rapid technological changes;

•	comply with laws and regulations applicable to its business, including laws and regulations related to environmental health and safety;

•	stay abreast of modified or new laws and regulations applying to Holley’s or New Holley’s business;

•	anticipate the impact of, and response to, new accounting standards;

•	respond to fluctuations in foreign currency exchange rates and political unrest and regulatory changes in international markets from various events;

•	anticipate the rise in interest rates which would increase the cost of capital;

•	anticipate the significance and timing of contractual obligations;

•	maintain key strategic relationships with partners and resellers;

•	respond to uncertainties associated with product and service development and market acceptance;

•	manage to finance operations on an economically viable basis;

•	anticipate the impact of new U.S. federal income tax law, including the impact on deferred tax assets;

•	successfully defend litigation; and

•	successfully deploy the proceeds from the Business Combination.

Forward-looking statements are not guarantees of performance. You should not put undue reliance on these statements which speak only as of the date hereof. You should understand that the following important factors, in addition to those discussed under the heading “Risk Factors” and elsewhere in this proxy statement/prospectus, could affect the future results of Empower and Holley prior to the Business Combination, and New Holley following the Business Combination, and could cause those results or other outcomes to differ materially from those expressed or implied in the forward-looking statements in this proxy statement/prospectus:

•	any delay in closing of the Business Combination;

•	risks related to disruption of management’s time from ongoing business operations due to the proposed transactions;

•	litigation, complaints, product liability claims and/or adverse publicity;

•	the impact of changes in consumer spending patterns, consumer preferences, local, regional and national economic conditions, crime, weather, demographic trends and employee availability;

•	privacy and data protection laws, privacy or data breaches, or the loss of data; and

•	the impact of the COVID-19 pandemic and its effect on business and financial conditions of Holley.

These and other factors that could cause actual results to differ from those implied by the forward-looking statements in this proxy statement/prospectus are more fully described under the heading “Risk Factors” and elsewhere in this proxy statement/prospectus. The risks described under the heading “Risk Factors” are not exhaustive. Other sections of this proxy statement/prospectus describe additional factors that could adversely affect the business, financial condition or results of operations of Empower and Holley prior to the Business Combination, and New Holley following the Business Combination. New risk factors emerge from time to time and it is not possible to predict all such risk factors, nor can Empower or Holley assess the impact of all such risk factors on the business of Empower or Holley prior to the Business Combination, and New Holley following the Business Combination, or the extent to which any factor or combination of factors may cause actual results to differ materially from those contained in any forward-looking statements. All forward-looking statements attributable to Empower or Holley or persons acting on their behalf are expressly qualified in their entirety by the foregoing cautionary statements. Empower or Holley prior to the Business Combination, and New Holley following the Business Combination, undertake no obligations to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

In addition, statements of belief and similar statements reflect the beliefs and opinions of Empower or Holley, as applicable, on the relevant subject. These statements are based upon information available to

Empower or Holley, as applicable, as of the date of this proxy statement/prospectus, and while such party believes such information forms a reasonable basis for such statements, such information may be limited or incomplete, and statements should not be read to indicate that Empower or Holley, as applicable, has conducted an exhaustive inquiry into, or review of, all potentially available relevant information. These statements are inherently uncertain and you are cautioned not to unduly rely upon these statements.

Market, ranking and industry data used throughout this proxy statement/prospectus is based on information from various third-party sources, on the good faith estimates and assumptions of Holley’s management and Holley’s management’s knowledge of the markets for its services and solutions. This data involves a number of assumptions and limitations, and you are cautioned not to give undue weight to such estimates. While Holley is not aware of any misstatements regarding the industry data presented herein, its estimates involve risks and uncertainties and are subject to change based on various factors, including those discussed under the heading “Risk Factors” and “Holley’s Management’s Discussion and Analysis of Financial Condition and Results of Operations” in this proxy statement/prospectus.

RISK FACTORS

In addition to the other information contained in this proxy statement/prospectus, including the matters addressed under the heading “Forward-Looking Statements,” you should carefully consider the following risk factors in deciding how to vote on the proposals presented in this proxy statement/prospectus. Unless the context requires otherwise, references to “Holley,” “we,” “us,” “our” and “the Company” in this section are to the business and operations of Holley prior to the Business Combination and the business and operations of New Holley as directly or indirectly affected by Holley by virtue of New Holley’s ownership of the business of Holley following the Business Combination.

Summary of Risk Factors

An investment in our securities involves a high degree of risk. In evaluating the Proposals set forth in this proxy statement/prospectus, you should carefully read this proxy statement/prospectus, including the annexes, and especially consider the factors discussed in the section entitled “Risk Factors.” This summary should be read in conjunction with the “Risk Factors” section and should not be relied upon as an exhaustive summary of the material risks facing our business and the proposed Business Combination. The occurrence of one or more of the events or circumstances described in the section titled “Risk Factors,” alone or in combination with other events or circumstances, may materially adversely affect our business, financial condition and operating results. Such risks include, but are not limited to:

Risks Relating to the Business Combination and Empower

•	We are a recently incorporated company with no operating history and no revenues, and you have no basis on which to evaluate our ability to achieve our business objective.

•	Past performance by our management team or their respective affiliates may not be indicative of future performance of an investment in us.

•	Our sponsor and members of our management team have agreed to vote in favor of the Business Combination, regardless of how our public shareholders vote.

•

Since Sponsor, executive officers and directors will lose their entire investment in Empower if Empower’s initial business combination is not completed, a conflict of interest may arise in determining whether a particular business combination target is appropriate for Empower’s initial business combination.

•

The ability of our public shareholders to exercise redemption rights with respect to a large number of our shares may not allow us to complete the most desirable business combination or optimize our capital structure.

•

The ability of our public shareholders to exercise redemption rights with respect to a large number of our shares could increase the probability the Business Combination would be unsuccessful and that you would have to wait for liquidation in order to redeem your shares.

•

The Sponsor and our directors, executive officers, advisors and their affiliates may elect to purchase public shares or warrants, which may influence a vote on a proposed business combination and reduce the public “float” of our Empower Class A Shares or Empower Public Warrants.

•

Empower’s shareholders will experience dilution due to the Issuances and the exercisability of warrants for Domestication Common Stock, in each case which would increase the number of shares eligible for future resale in the public market.

•

Even if the Merger Agreement is approved by shareholders of Empower and by the stockholders of Holley, specified conditions must be satisfied or waived before the parties to the Merger Agreement are obligated to complete the Business Combination.

•

There can be no assurance that the Domestication Common Stock and Warrants will be approved for listing on NYSE following the Closing, or if approved, that we will be able to comply with the continued listing standards of NYSE.

•

A significant portion of the total outstanding Domestication Common Stock will be restricted from immediate resale but may be sold into the market in the near future. This could cause the market price of Domestication Common Stock to drop significantly, even if New Holley’s business is doing well.

Risks Relating to New Holley’s Business

•	The COVID-19 pandemic could adversely affect New Holley’s financial condition and results of operations.

•	A downturn in consumer spending, including as a result of a severe or prolonged economic downturn, could adversely impact New Holley’s financial condition and results of operations.

•

Failure to compete effectively or to develop and market new products and a reduction in demand for New Holley’s products could reduce the Company’s business, financial condition and results of operations.

•	Increased electric vehicles ownership could impact New Holley’s financial condition and results of operations.

•	Inaccurate forecasting of product demand could harm New Holley’s financial performance.

•	New Holley may not be able to effectively manage its growth.

•	New Holley’s growth partially depends on attracting new customers in a cost-effective manner and expanding into additional consumer markets and it may not successfully do so.

•	New Holley’s failure to protect its brand could harm its financial condition and results of operations.

•	New Holley’s profitability may decline as a result of increasing pressure on pricing.

•	Disruptions in New Holley’s manufacturing facilities or distribution centers could have a material adverse effect on its sales, profitability and results of operations.

•	Increases in cost, disruption of supply or shortage of raw materials could harm New Holley’s business.

•	New Holley’s current and future products may experience quality problems, which could result in negative publicity, litigation, product recalls, and warranty claims, resulting in decreased sales.

•	New Holley’s failure to maintain relationships with retail partners or increase sales through its DTC channel could harm its business.

•	New Holley’s success depends on the continuing efforts of its employees and retention of skilled personnel.

•	A failure of New Holley’s information system or a cyber-attack could adversely impact its business.

•	If New Holley’s estimates relating to its accounting policies prove to be incorrect, its results of operations could be harmed.

•

New Holley may become involved in legal or regulatory proceedings, including intellectual property claims or lawsuits that could cause it to incur significant costs or that could prohibit it from selling its products.

•

New Holley is subject to environmental, health and safety laws and regulations as well as privacy laws, regulations, and standards, which could subject it to liabilities, increase its costs or restrict its operations in the future.

•	Unauthorized sales of New Holley’s products could harm its reputation.

•	New Holley’s insurance policies may not provide adequate levels of coverage against all claims and New Holley may incur losses that are not covered by its insurance.

Risks Relating to Holley’s Business and Industry

The COVID-19 pandemic could adversely affect the Company’s business, sales, financial condition and results of operations and the Company’s ability to access current or obtain new lending facilities.

Since being reported in December 2019, COVID-19 has spread globally, including to every state in the United States, and has been declared a pandemic by the World Health Organization. The COVID-19 pandemic and preventative measures taken to contain or mitigate such have caused, and are continuing to cause, business slowdowns or shutdowns in affected areas and significant disruption in the financial markets both globally and in the United States, which could lead to a decline in discretionary spending by consumers, and in turn impact, possibly materially, the Company business, sales, financial condition and results of operations. The impacts include, but are not limited to:

•	the possibility of renewed retail store closures or reduced operating hours and/or decreased retail traffic;

•

disruption to the Company’s distribution centers and other vendors, including the effects of facility closures as a result of outbreaks of COVID-19 or measures taken by federal, state or local governments to reduce its spread, reductions in operating hours, labor shortages, and real time changes in operating procedures, including for additional cleaning and disinfection procedures; and

•	significant disruption of global financial markets, which could have an adverse impact on the Company ability to access capital in the future.

The COVID-19 pandemic has significantly impacted the global supply chain, with restrictions and limitations on related activities causing disruption and delay. These disruptions and delays have strained certain domestic and international supply chains, which have affected and could continue to adversely affect the flow or availability of certain products.

The further spread of COVID-19, and the requirements to take action to help limit the spread of the illness, could impact the Company’s ability to carry out its business as usual and may materially adversely impact global economic conditions, the Company’s business, sales, financial condition and results of operations. The extent of the impact of COVID-19 on the Company’s business and financial results will depend on future developments, including the duration and spread of the outbreak within the markets in which the Company operates, the related impact on consumer confidence and spending, and the effect of governmental regulations imposed in response to the pandemic, all of which are highly uncertain and ever-changing. The sweeping nature of the COVID-19 pandemic makes it extremely difficult to predict how the Company’s business and operations will be affected in the longer run. However, the likely overall economic impact of the pandemic is viewed as highly adverse to the general economy. Any of the foregoing factors, or other cascading effects of the coronavirus pandemic, could materially increase the Company’s costs, adversely impact the Company’s sales and damage the Company’s business, sales, financial condition and results of operations, possibly to a significant degree. The duration of any such impacts cannot be predicted.

Unfavorable economic conditions could have an adverse impact on consumer discretionary spending and therefore adversely impact the Company’s business, sales, financial condition and results of operations.

The Company’s products are recreational in nature and are therefore discretionary purchases for consumers. Consumers are generally more willing to make discretionary purchases of automotive products during favorable economic conditions and when consumers are feeling confident and prosperous. Discretionary spending is also affected by many other factors, including general business conditions, interest rates, the availability of consumer credit, taxes and consumer confidence in future economic conditions. Purchases of the Company’s products could decline during periods when disposable income is lower, or during periods of actual or perceived unfavorable economic conditions. A significant or prolonged decline in general economic conditions or uncertainties regarding future economic prospects that adversely affect consumer discretionary spending, whether in the United States or in the Company’s international markets, could result in reduced sales of the Company’s products, which in turn would have an adverse impact on the Company’s business, sales, financial condition and results of operations.

A severe or prolonged economic downturn could adversely affect the Company’s distributors’ financial condition, their levels of business activity and their ability to pay trade obligations.

The Company primarily sells its products to retailers directly and through its domestic and foreign subsidiaries, and to foreign distributors. The Company generally requires no collateral from its customers. However, a severe or prolonged downturn in the general economy could adversely affect the retail market which in turn, would adversely impact the liquidity and cash flows of the Company’s customers, including the ability of such customers to obtain credit to finance purchases of the Company’s products and to pay their trade obligations. This could result in increased delinquent or uncollectible accounts for some of the Company’s customers. A failure by the Company’s customers to pay on a timely basis a significant portion of outstanding account receivable balances would adversely impact the Company’s business, sales, financial condition and results of operations.

Failure to compete effectively could reduce the Company’s market share and significantly harm the Company’s business, sales, financial condition and results of operations.

The Company’s industry is highly competitive, and the Company’s success depends on the Company’s ability to compete with suppliers of automotive aftermarket products, some of which may have substantially greater financial, marketing and other resources than the Company does. Due to the diversity of the Company’s product offering, the Company competes with several large and medium-sized companies and a large number of smaller regional and specialty companies and numerous category-specific competitors. In addition, the Company faces competition from original equipment manufacturers, which, through their automotive dealerships, supply many of the same types of replacement parts the Company sells.

Some of the Company’s competitors may have larger customer bases and significantly greater financial, technical and marketing resources than the Company does. These factors may allow the Company’s competitors to:

•

respond more quickly than the Company can to new or emerging technologies and changes in customer requirements by devoting greater resources than we can to the development, promotion and sale of automotive aftermarket products;

•	engage in more extensive research and development; and

•	spend more money and resources on marketing and promotion.

Increased competition could put additional pressure on the Company to reduce prices or take other actions, which may have an adverse effect on the Company’s business, sales, financial condition and results of operations. The Company may also lose significant customers or lines of business to competitors.

If the Company is unable to successfully design, develop and market new products, the Company business may be harmed.

To maintain and increase sales, the Company must continue to introduce new products on a timely basis to respond to new and evolving consumer preferences and improve or enhance the Company’s existing products. The success of the Company’s new and enhanced products depends on many factors, including anticipating consumer preferences, finding innovative solutions to consumer problems, differentiating the Company’s products from those of the Company’s competitors, and maintaining the strength of the Company’s brands. The design and development of the Company’s products is costly, and the Company typically has several products in development at the same time. Problems in the design or quality of the Company’s products, or delays in product introduction, may harm the Company’s brands, business, sales, financial condition and results of operations. Any new products that the Company develops and markets may not generate sufficient revenues to recoup their development, production, marketing, selling and other costs.

A drive toward electric vehicles or away from vehicle ownership in general could impact the Company’s and its subsidiaries’ business, sales, financial condition and results of operations.

The automotive industry is increasingly focused on the development of hybrid and electric vehicles and of advanced driver assistance technologies, with the goal of developing and introducing a commercially viable, fully automated driving experience, and many manufacturers have announced plans to transition from internal-combustion engines into electric vehicle platforms over the coming years. There has also been an increase in consumer preferences for mobility on demand services, such as car and ride sharing, as opposed to automobile ownership, which may result in a long-term reduction in the number of vehicles per capita. Accordingly, if we do not continue to innovate and develop, or acquire, new and compelling products that capitalize upon new technologies in response to original equipment manufacturer and consumer preferences, or if there is a future shift in consumer preferences towards ownership of more utilitarian vehicles or vehicles that are otherwise less interesting to a large portion of the Company’s customers who are automotive enthusiasts, or if there is otherwise a future shift away from automobile ownership among consumers in general, the Company’s and its subsidiaries’ business, sales, financial condition and results of operations could be impacted.

The Company’s business depends on maintaining and strengthening its brands to generate and maintain ongoing demand for its products, and a significant reduction in such demand could harm the Company’s business, sales, financial condition and results of operations.

The Company’s success depends on the value and reputation of the Company’s brands, which, in turn, depends on factors such as the quality, design, performance, functionality, and durability of the Company’s products, the image of the Company’s e-commerce platform and retail partner floor spaces, the Company’s communication activities, including advertising, social media, and public relations, and the Company’s management of the customer experience, including direct interfaces through customer service. Maintaining, promoting, and positioning the Company’s brands are important to expanding its customer base, and will depend largely on the success of the Company’s marketing and merchandising efforts and the Company’s ability to provide consistent, high-quality customer experiences. The Company intends to continue making investments in these areas in order to maintain and enhance the Company’s brands, and such investments may not be successful. Ineffective marketing, negative publicity, product diversion to unauthorized distribution channels, product or manufacturing defects, counterfeit products, unfair labor practices, and failure to protect the intellectual property rights in the Company’s brands are some of the potential threats to the strength of the Company’s brands, and those and other factors could rapidly and severely diminish customer confidence in us. Furthermore, these factors could cause the Company’s customers to lose the personal connection they feel with the Company’s brands. The Company believes that maintaining and enhancing the image of the Company’s brands in its current markets and in new markets where it has limited brand recognition is important to expanding its customer base. If the Company is unable to maintain or enhance its brands in current or new markets, the Company’s business, sales, financial condition and results of operations could be harmed.

If the Company inaccurately forecasts demand for its products, it may manufacture either insufficient or excess quantities, which, in either case, could adversely affect its financial performance.

The Company plans its manufacturing capacity based upon the forecasted demand for its products. Forecasting the demand for the Company’s products is very difficult given the manufacturing lead time and the amount of specification involved. Forecasting demand for specific automotive part goods can also be challenging due to changing consumer preferences and competitive pressures and longer supply lead times. The nature of the

Company’s business makes it difficult to adjust quickly its manufacturing capacity if actual demand for its products exceeds or is less than forecasted demand. If actual demand for its products exceeds the forecasted demand, the Company may not be able to produce sufficient quantities of new products in time to fulfill actual demand, which could limit the Company’s sales and adversely affect its financial performance. On the other hand, if actual demand is less than the forecasted demand for its products, the Company could produce excess quantities, resulting in excess inventories and related obsolescence charges that could adversely affect the Company’s financial performance.

The Company may not be able to effectively manage its growth.

As the Company grows its business, slower growing or reduced demand for the Company’s products, increased competition, a decrease in the growth rate of the Company’s overall market, failure to develop and successfully market new products, or the maturation of the Company business or market could harm the Company’s business. The Company has made and expects to continue to make significant investments in the Company’s research and development and sales and marketing organizations, expand the Company’s operations and infrastructure both domestically and internationally, design and develop new products, and enhance the Company’s existing products. In addition, in connection with operating as a public company, the Company will incur significant additional legal, accounting, and other expenses that the Company did not incur as a private company. If the Company’s sales do not increase at a sufficient rate to offset these increases in the Company’s operating expenses, its profitability may decline in future periods.

The Company only has a limited history operating the Company’s business at its current scale. Consequently, if the Company’s operations grow at a rapid pace in the future, the Company may experience difficulties in managing this growth and building the appropriate processes and controls. Future rapid growth may increase the strain on the Company’s resources, and the Company could experience operating difficulties, including difficulties in sourcing, logistics, recruiting, maintaining internal controls, marketing, designing innovative products, and meeting consumer needs. If the Company does not adapt to meet these evolving challenges, the strength of the Company’s brands may erode, the quality of the Company’s products may suffer, the Company may not be able to deliver products on a timely basis to the Company’s customers, and the Company’s corporate culture may be harmed.

If the Company fails to attract new customers, or fails to do so in a cost-effective manner, the Company may not be able to increase sales.

The Company’s success depends, in part, its ability to attract customers in a cost-effective manner. In order to expand the Company’s customer base, the Company must appeal to and attract customers ranging from automotive enthusiasts to individuals who simply value products of uncompromising quality and design. The Company has made, and the Company expects that the Company will continue to make, significant investments in attracting new customers, including through the use of traditional, digital, and social media and participation in, and sponsorship of, community events. Marketing campaigns can be expensive and may not result in the cost-effective acquisition of customers. Further, as the Company’s brands becomes more widely known, future marketing campaigns may not attract new customers at the same rate as past campaigns. If the Company is unable to attract new customers, or fails to do so in a cost-effective manner, the Company’s growth could be slower than it expects and the Company’s business will be harmed.

The Company’s growth depends, in part, on expanding into additional consumer markets, and the Company may not be successful in doing so.

The Company believes that its future growth depends not only on continuing to reach its current core demographic, but also continuing to broaden its retail partner and customer bases. The growth of the Company’s business will depend, in part, on the Company’s ability to continue to expand its retail partner and customer bases in the United States, as well as in international markets. In these markets, the Company may face challenges that are different from those the Company currently encounters, including competitive, merchandising, distribution, hiring, and other difficulties. The Company may also encounter difficulties in attracting customers due to a lack of consumer familiarity with or acceptance of the Company’s brands, or a resistance to paying for premium products, particularly in international markets. The Company continues to evaluate marketing efforts and other strategies to expand the customer base for the Company’s products. In addition, although the Company is investing in sales and marketing activities to further penetrate newer regions, including expansion of the Company dedicated sales force, the Company cannot assure you that the Company will be successful. If the Company is not successful, its business, sales, financial condition and results of operations may be harmed.

Competitors have attempted, and will likely continue to attempt to, imitate the Company’s products and technology. If the Company is unable to protect or preserve the image of the Company’s brands and proprietary rights, the Company’s business, sales, financial condition and results of operations may be harmed.

As the Company’s business continues to expand, its competitors have imitated or attempted to imitate, and will likely continue to imitate or attempt to imitate, the Company’s product designs and branding, which could harm the Company’s business, sales, financial condition and results of operations. Only a portion of the intellectual property used in the manufacture and design of the Company’s products is patented, and the Company therefore relies significantly on trade secrets, trade and service marks, trade dress, and the strength of the Company’s brands. The Company regards its patents, trade dress, trademarks, copyrights, trade secrets, and similar proprietary rights as critical to its success. The Company also relies on trade secret protection and confidentiality agreements with its employees, consultants, suppliers, manufacturers, and others to protect its proprietary rights. Nevertheless, the steps the Company takes to protect its proprietary rights against infringement or other violations may be inadequate, and it may experience difficulty in effectively limiting the unauthorized use of its patents, trademarks, trade dress, and other intellectual property and proprietary rights worldwide. The Company also cannot guarantee that others will not independently develop technology with the same or similar function to any proprietary technology the Company relies on to conduct its business and differentiate itself from its competitors. Unauthorized use or invalidation of its patents, trademarks, copyrights, trade dress, trade secrets, or other intellectual property or proprietary rights may cause significant damage to the Company’s brands and harm its business, sales, financial condition and results of operations.

While the Company actively develops and protects its intellectual property rights, there can be no assurance that the Company will be adequately protected in all countries in which the Company conducts its business or that the Company will prevail when defending its patent, trademark, and proprietary rights. Additionally, the Company could incur significant costs and management distraction in pursuing claims to enforce its intellectual property rights through litigation and defending any alleged counterclaims. If the Company is unable to protect or preserve the value of its patents, trade dress, trademarks, copyrights, or other intellectual property rights for any reason, or if the Company fails to maintain the image of the Company’s brands due to actual or perceived product or service quality issues, adverse publicity, governmental investigations or litigation, or other reasons, the Company’s brands and reputation could be damaged, and the Company’s business may be harmed.

The Company’s profitability may decline as a result of increasing pressure on pricing.

The Company’s industry is subject to significant pricing pressure caused by many factors, including intense competition, consolidation in the retail industry, pressure from retailers to reduce the costs of products, and changes in consumer demand. These factors may cause the Company to reduce its prices to retailers and customers or engage in more promotional activity than the Company anticipates, which could adversely impact its margins and cause the Company’s profitability to decline if it is unable to offset price reductions with comparable reductions in the Company operating costs. This could materially harm the Company’s business, sales, financial condition and results of operations. In addition, ongoing and sustained promotional activities could harm the image of the Company’s brands.

A significant disruption in the operations of the Company’s manufacturing facilities or distribution centers could have a material adverse effect on the Company’s business, sales, financial condition and results of operations.

A significant disruption at any of the Company’s manufacturing facilities or distribution centers could materially and adversely affect the Company’s business, sales, financial condition and results of operations. The Company’s manufacturing facilities and distribution centers are highly automated, which means that their operations are complicated and may be subject to a number of risks related to computer viruses, the proper operation of software and hardware, electronic or power interruptions, and other system failures. Risks associated with upgrading or expanding these facilities may significantly disrupt or increase the cost of the Company’s operations, which may have an immediate, or in some cases prolonged, impact on the Company’s margins.

Increases in cost, disruption of supply or shortage of raw materials or components used in the Company’s products could harm its business and profitability.

The Company’s products contain various raw materials, including corrosion-resistant steel, non-ferrous metals such as aluminum and nickel, and precious metals such as platinum and palladium. The Company uses raw materials directly in manufacturing and in components that the Company purchases from its suppliers. The Company generally purchases components with significant raw material content on the open market. The prices for and availability of these raw materials fluctuate depending on market conditions. Volatility in the prices of raw materials such as steel, aluminum and nickel could increase the cost of manufacturing the Company’s products. The Company may not be able to pass on these costs to its customers, and this could have a material adverse effect on the Company’s business, sales, financial condition and results of operations. Even in the event that increased costs can be passed through to customers, the Company’s gross margin percentages would decline. Additionally, the Company’s suppliers are also subject to fluctuations in the prices of raw materials and may attempt to pass all or a portion of such increases on to the Company. In the event they are successful in doing so, the Company’s margins would decline.

The Company’s current and future products may experience quality problems from time to time that can result in negative publicity, litigation, product recalls, and warranty claims, which could result in decreased sales and operating margin, and harm to the Company’s brand.

Although the Company extensively and rigorously tests new and enhanced products, there can be no assurance the Company will be able to detect, prevent, or fix all defects. Defects in materials or components can unexpectedly interfere with the products’ intended use and safety and damage the Company reputation. Failure to detect, prevent, or fix defects could result in a variety of consequences, including a greater number of product returns than expected from customers and retail partners, litigation, product recalls, and credit claims, among others, which could harm the Company’s business, sales, financial condition and results of operations. The occurrence of real or perceived quality problems or material defects in the Company’s current and future products could expose the Company to product recalls, warranty, or other claims. In addition, any negative publicity or lawsuits filed against the Company related to the perceived quality and safety of the Company products could also harm the Company brand and decrease demand for the Company products.

The Company’s reliance on foreign suppliers for some of the automotive parts the Company sell to its customers or included in its products presents risks to the business.

A portion of automotive parts and components the Company uses in its manufacturing process are imported from suppliers located outside the U.S. As a result, the Company is subject to various risks of doing business in foreign markets and importing products from abroad, such as:

•	significant delays in the delivery of cargo due to port security considerations;

•	imposition of duties, taxes, tariffs or other charges on imports;

•	potential recalls or cancellations of orders for any product that does not meet the Company’s quality standards;

•	disruption of imports by labor disputes or strikes and local business practices;

•

heightened terrorism security concerns, which could subject imported goods to additional, more frequent or more thorough inspections, leading to delays in deliveries or impoundment of goods for extended periods;

•

natural disasters, disease epidemics and health related concerns, which could result in closed factories, reduced workforces, scarcity of raw materials and scrutiny or embargoing of goods produced in infected areas;

•	inability of the Company’s non-U.S. suppliers to obtain adequate credit or access liquidity to finance its operations; and

•	the Company’s ability to enforce any agreements with its foreign suppliers.

Any of the foregoing factors, or a combination of them, could increase the cost or reduce the supply of products available to the Company and materially and adversely impact the Company’s business, sales, financial condition and results of operations.

The Company depends on retail partners to display and present its products to customers, and the Company’s failure to maintain and further develop the Company relationships with retail partners could harm the Company’s business.

The Company sells a significant amount of its products through knowledgeable national, regional, and independent retail partners. The Company’s retail partners service customers by stocking and displaying the Company’s products, explaining the Company product attributes, and sharing the story of the Company’s brands. The Company’s relationships with these retail partners are important to the authenticity of the Company’s brands and the marketing programs the Company continues to deploy. The Company’s failure to maintain these relationships with its retail partners or financial difficulties experienced by these retail partners could harm its business.

The Company has key relationships with national retail partners. If the Company loses any of the Company’s key retail partners or any key retail partner reduces its purchases of the Company’s existing or new products or its number of stores or operations or promotes products of the Company’s competitors over the Company’s, the Company’s sales would be harmed. Because the Company is a premium brand, its sales depend, in part, on retail partners effectively displaying its products, including providing attractive space and point of purchase displays in their stores, and training their sales personnel to sell its products. If the Company’s retail partners reduce or terminate those activities, the Company may experience reduced sales of its products, resulting in lower gross margins, which would harm its business, sales, financial condition and results of operations.

If the Company’s plans to increase sales through its DTC channel are not successful, the Company’s business, sales, financial condition and results of operations could be harmed.

For 2020, the Company generated approximately $84 million in sales through its DTC channel. Part of the Company’s growth strategy involves increasing sales through its DTC channel. The level of customer traffic and volume of customer purchases through the Company’s website is substantially dependent on the Company’s ability to provide a content-rich and user-friendly website, a hassle-free customer experience, sufficient product availability, and reliable, timely delivery of the Company’s products. If the Company is unable to maintain and increase customers’ use of its website, allocate sufficient product to the Company’s website, and increase any sales through its website, the Company’s business, sales, financial condition and results of operations could be harmed.

The Company’s future success depends on the continuing efforts of the Company’s management and key employees, and on the Company ability to attract and retain highly skilled personnel and senior management.

The Company depends on the talents and continued efforts of its senior management and key employees. The loss of members of management or key employees may disrupt the Company’s business and harm the Company’s business, sales, financial condition and results of operations. Furthermore, the Company’s ability to manage further expansion will require it to continue to attract, motivate, and retain additional qualified personnel. Competition for this type of personnel is intense, and the Company may not be successful in attracting, integrating, and retaining the personnel required to grow and operate its business effectively. There can be no assurance that the Company’s current management team or any new members of the management team will be able to successfully execute the Company’s business and operating strategies.

The Company relies on complex information systems for management of its manufacturing, distribution, sales and other functions. If the Company’s information systems fail to perform these functions adequately or if the Company experiences an interruption in their operation, including a breach in cyber security, its business, sales, financial condition and results of operations could suffer.

All of the Company’s major operations, including manufacturing, distribution, sales and accounting, are dependent upon the Company’s complex information systems. The Company’s information systems are vulnerable to damage or interruption from:

•	earthquake, fire, flood, hurricane and other natural disasters;

•	power loss, computer systems failure, Internet and telecommunications or data network failure; and

•	hackers, computer viruses, software bugs or glitches.

Any damage or significant disruption in the operation of such systems, the failure of the Company’s information systems to perform as expected, the failure to successfully integrate the information technology systems of the businesses that the Company has recently acquired or any security breach to the information systems (including financial or credit/payment frauds) would disrupt the Company’s business, which may result in decreased sales, increased overhead costs, excess inventory and product shortages and otherwise adversely affect the Company’s reputation, operations, financial performance and condition.

Cyber-attacks, unauthorized access to, or accidental disclosure of, consumer personally-identifiable information including credit card information, that the Company collects through its websites may result in significant expense and adversely impact the Company’s reputation and business.

There is heightened concern and awareness over the security of personal information transmitted over the Internet, consumer identity theft and user privacy. While the Company has implemented security measures, the Company’s computer systems may nevertheless be susceptible to electronic or physical computer break-ins, viruses and other disruptions and security compromises. Any perceived or actual unauthorized or inadvertent disclosure of personally-identifiable information, whether through a compromise of the Company’s network by an unauthorized party, employee theft, misuse or error or otherwise, could harm the Company’s reputation, impair the Company’s ability to attract website visitors, or subject the Company to claims or litigation arising from damages suffered by consumers, and adversely affect the Company’s operations, financial performance and condition.

The Company depends on cash generated from its operations to support its growth, and the Company may need to raise additional capital, which may not be available on terms acceptable to the Company or at all.

The Company primarily relies on cash flow generated from its sales to fund its current operations and growth initiatives. As the Company expands its business, the Company will need significant cash from operations to purchase inventory, increase product development, expand its manufacturer and supplier relationships, pay personnel, pay for the increased costs associated with operating as a public company and further invest in sales and marketing efforts. If the Company’s business does not generate sufficient cash flow from operations to fund these activities and sufficient funds are not otherwise available from the Company’s current or future credit facility, the Company may need additional equity or debt financing. If such financing is not available to the Company on satisfactory terms, the Company’s ability to operate and expand the Company’s business or to respond to competitive pressures could be harmed. Moreover, if the Company raises additional capital by issuing equity securities or securities convertible into equity securities, the ownership of the Company’s existing stockholders may be diluted. The holders of new securities may also have rights, preferences or privileges which are senior to those of existing holders of common stock. In addition, any indebtedness the Company incurs may subject the Company to covenants that restrict the Company’s operations and will require interest and principal payments that could create additional cash demands and financial risk for the Company.

Indebtedness of the Company and its subsidiaries may limit the Company’s and its subsidiaries’ ability to invest in the ongoing needs of its business and if the Company and its subsidiaries are unable to comply with the covenants in its current credit agreements, the Company’s and its subsidiaries’ business, sales, financial condition and results of operations could be harmed.

As of December 31, 2020, the direct subsidiary of the Company, Holley Purchaser, Inc., a Delaware corporation (“Holley Purchaser”), had an aggregate of $542.0 million principal amount of indebtedness outstanding under that certain First Lien Credit Agreement, dated as of October 26, 2018 (as amended, restated and/or supplemented), among Holley Purchaser, as borrower representative, the Company, UBS AG Stamford Branch, as agent, the lenders party thereto, and the other parties thereto from time to time (the “First Lien Credit Agreement”), and an aggregate of $145.0 million principal amount of indebtedness outstanding under that certain Second Lien Credit Agreement, dated as of October 26, 2018 (as amended, restated and/or supplemented), among Holley Purchaser, as borrower representative, the Company, AEA Debt Management LP, as agent, the lenders party thereto, and the other parties party thereto from time to time (the “Second Lien Credit Agreement”). Each of the First Lien Credit Agreement and the Second Lien Credit Agreement are jointly and severally guaranteed by the Company and certain of the Company’s wholly-owned material subsidiaries and the Company’s future subsidiaries that become guarantors (together with the Company and Holley Purchaser, collectively, the “Loan Parties”). The First Lien Credit Agreement is secured by a first-priority lien on substantially all of the Loan Parties’ assets, in each case subject to certain customary exceptions. The Second Lien Credit Agreement is secured by a second-priority lien on substantially all of the Loan Parties’ assets, in each case subject to certain customary exceptions.

Each of the First Lien Credit Agreement and the Second Lien Credit Agreement places certain conditions on Holley Purchaser, including, subject to certain conditions, reductions and exceptions, requiring Holley Purchaser to utilize a portion of its and its subsidiaries’ cash flow from operations to make payments on its and its subsidiaries’ indebtedness, reducing the availability of the Company’s and its subsidiaries’ cash flow to fund working capital, capital expenditures, development activity, return capital to the Company’s stockholders, and other general corporate purposes. The Company’s and its subsidiaries’ compliance with this condition may limit the Company’s and its subsidiaries’ ability to invest in the ongoing needs of the Company’s and its subsidiaries’ business. For example, complying with this condition:

•	increases the Company’s and its subsidiaries’ vulnerability to adverse economic or industry conditions;

•	limits the Company’s and its subsidiaries’ flexibility in planning for, or reacting to, changes in the Company’s and its subsidiaries’ business or markets;

•

makes the Company and its subsidiaries more vulnerable to increases in interest rates, as borrowings under the First Lien Credit Agreement and the Second Lien Credit Agreement bear interest at variable rates;

•	limits the Company’s and its subsidiaries’ ability to obtain additional financing in the future for working capital or other purposes; and

•	potentially places the Company and its subsidiaries at a competitive disadvantage compared to the Company’s and its subsidiaries’ competitors that have less indebtedness.

Each of the First Lien Credit Agreement and the Second Lien Credit Agreement places certain limitations on the Company’s and certain of its subsidiaries’ ability to incur additional indebtedness. However, subject to the certain exceptions and baskets in each of the First Lien Credit Agreement and the Second Lien Credit Agreement, Holley Purchaser and its subsidiaries may incur substantial additional indebtedness under and outside of each such credit agreement. Each of the First Lien Credit Agreement and the Second Lien Credit Agreement also limit or prohibits, among other things, and in each case, subject to exceptions, materiality thresholds and baskets, Holley Purchaser’s and certain of its subsidiaries’ ability to: (a) pay dividends on, redeem or repurchase stock, or make other distributions; (b) incur or guarantee additional indebtedness; (c) sell stock in certain of the Company’s subsidiaries; (d) create or incur liens; (e) make acquisitions or investments; (f) transfer or sell certain assets or merge or consolidate with or into other companies; (g) make certain payments or prepayments of indebtedness subordinated to Holley Purchaser’s obligations under each of the First Lien Credit Agreement and the Second Lien Credit Agreement, including under the First Lien Credit Agreement, a restriction on the prepayment of indebtedness under the Second Lien Credit Agreement subject to certain baskets and exceptions; and (h) enter into certain transactions with the Company’s affiliates (including paying certain management fees).

In addition to the restrictions described above, each of the First Lien Credit Agreement and the Second Lien Credit Agreement requires the Company and certain of its subsidiaries to comply with certain other covenants, including a financial maintenance covenant regarding the Company’s total net leverage ratio on the last day of each fiscal quarter, with step downs to lower total net leverage ratio levels at specified times as set forth therein. Failure to comply with these covenants and certain other provisions of each of the First Lien Credit Agreement and the Second Lien Credit Agreement, or the occurrence of a change of control, could result in an event of default and an acceleration of the Loan Parties’ obligations under each of the First Lien Credit Agreement and the Second Lien Credit Agreement or other indebtedness that the Company and its subsidiaries may incur in the future.

If such an event of default and acceleration of the Loan Parties’ obligations occurs, subject to intercreditor agreements agreed to by the lenders, the lenders under each of the First Lien Credit Agreement and the Second Lien Credit Agreement would have the right to proceed against the collateral the Loan Parties granted to them to secure such indebtedness. If the debt under either of the First Lien Credit Agreement or the Second Lien Credit Agreement were to be accelerated, the Company and its subsidiaries may not have sufficient cash or be able to sell sufficient collateral to repay this debt, which would immediately and materially harm the Company’s and its subsidiaries’ business, sales, financial condition and results of operations. The threat of the Company’s debt being accelerated in connection with a change of control could make it more difficult for the Company to attract potential buyers or to consummate a change of control transaction that would otherwise be beneficial to the Company stockholders.

The Company’s failure to maintain effective internal controls over financial reporting could harm us.

The Company’s management is responsible for establishing and maintaining adequate internal controls over financial reporting. Internal controls over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements in accordance with generally accepted accounting principles in the United States (“GAAP”). Under standards established by the Public Company Accounting Oversight Board (“PCAOB”), a deficiency in internal controls over financial reporting exists when the design or operation of a control does not allow management or personnel, in the normal course of performing their assigned functions, to prevent or detect misstatements on a timely basis. The PCAOB defines a material weakness as a deficiency, or combination of deficiencies, in internal controls over financial reporting, such that there is a reasonable possibility that a material misstatement of annual or interim financial statements will not be prevented, or detected and corrected, on a timely basis. The PCAOB defines a significant deficiency as a deficiency, or a combination of deficiencies, in internal controls over financial reporting that is less severe than a material weakness, yet important enough to merit attention by those responsible for oversight of a registrant’s financial reporting. The Company cannot assure you that material weaknesses and control deficiencies will not be discovered in the future. The Company’s failure to maintain effective disclosure controls and internal controls over financial reporting could have an adverse effect on its business and could cause investors to lose confidence in the Company’s financial statements, which could cause a decline in the price of the Company’s common stock, and the Company may be unable to maintain compliance with the New York Stock Exchange listing standards.

If the Company’s goodwill, other intangible assets, or fixed assets become impaired, the Company may be required to record a charge to its earnings.

The Company may be required to record future impairments of goodwill, other intangible assets, or fixed assets to the extent the fair value of these assets falls below their book value. The Company’s estimates of fair value are based on assumptions regarding future cash flows, gross margins, expenses, discount rates applied to these cash flows, and current market estimates of value. Estimates used for future sales growth rates, gross profit performance, and other assumptions used to estimate fair value could cause the Company to record material non-cash impairment charges, which could harm the Company’s business, sales, financial condition and results of operations.

If the Company estimates or judgments relating to the Company’s critical accounting policies prove to be incorrect or change significantly, the Company’s business, sales, financial condition and results of operations could be harmed.

The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the amounts reported in the consolidated financial statements and accompanying notes. The Company bases its estimates on historical experience and on various other assumptions that it believes to be reasonable under the circumstances. These estimates form the basis for making judgments about the carrying values of assets, liabilities, and equity and the amount of sales and expenses that are not readily apparent from other sources. The Company’s business, sales, financial condition and results of operations may be harmed if the Company’s assumptions change or if actual circumstances differ from those in its assumptions, which could cause its results of operations to fall below the expectations of securities analysts and investors and could result in a decline in the Company’s stock price.

The Company may become involved in legal or regulatory proceedings and audits.

The Company’s business requires compliance with many laws and regulations, including labor and employment, sales and other taxes, customs, and consumer protection laws and ordinances that regulate retailers generally and/or govern the importation, promotion, and sale of merchandise, and the operation of stores and warehouse facilities. Failure to comply with these laws and regulations could subject the Company to lawsuits and other proceedings, and could also lead to damage awards, fines, and penalties. The Company may become involved in a number of legal proceedings and audits, including government and agency investigations, and consumer, employment, tort, and other litigation. The outcome of some of these legal proceedings, audits, and other contingencies could require the Company to take, or refrain from taking, actions that could harm the Company’s operations or require the Company to pay substantial amounts of money, harming the Company’s business, sales, financial condition and results of operations. Additionally, defending against these lawsuits and proceedings may be necessary, which could result in substantial costs and diversion of management’s attention and resources, harming the Company’s business, sales, financial condition and results of operations. Any pending or future legal or regulatory proceedings and audits could harm the Company’s business, sales, financial condition and results of operations.

The Company may become subject to intellectual property claims or lawsuits that could cause it to incur significant costs or pay significant damages or that could prohibit it from selling its products.

The Company’s competitors also seek to obtain patent, trademark, copyright or other protection of their proprietary rights and designs for automotive products. From time to time, third parties have claimed or may claim in the future that the Company’s products infringe upon their proprietary rights. The Company evaluates any such claims and, where appropriate, has obtained or sought to obtain licenses or other business arrangements. To date, there have been no significant interruptions in the Company’s business as a result of any claims of infringement. However, in the future, intellectual property claims could force the Company to alter its existing products or withdraw them from the market or could delay the introduction of new products.

Various patents have been issued to the Company’s competitors in the automotive parts industry and these competitors may assert that the Company’s products infringe their patent or other proprietary rights. If the Company’s products are found to infringe third-party intellectual property rights, the Company may be unable to obtain a license to use such technology, and it could incur substantial costs to redesign its products, withdraw them from the market, and/or to defend legal actions.

Sales of the Company’s products by unauthorized retailers or distributors could adversely affect the Company’s authorized distribution channels and harm the Company’s reputation.

Some of the Company’s products may find their way to unauthorized outlets or distribution channels. This “gray market” for the Company’s products can undermine authorized retailers and foreign wholesale distributors who promote and support the Company’s products, and can injure the Company’s brands in the minds of its customers and consumers. On the other hand, stopping such commerce could result in a potential decrease in sales to those customers who are selling the Company’s products to unauthorized distributors or an increase in sales returns over historical levels. While the Company has taken some lawful steps to limit commerce of its products in the “gray market” in both the United States and abroad, it has not stopped such commerce.

The Company may acquire or invest in other companies, which could divert the Company management’s attention, result in dilution to the Company stockholders, and otherwise disrupt the Company operations and harm the Company business, sales, financial condition and results of operations.

In the future, the Company may acquire or invest in businesses, products, or technologies that the Company believe could complement or expand the Company business, enhance the Company capabilities, or otherwise offer growth opportunities. The pursuit of potential acquisitions may divert the attention of management and cause the Company to incur various costs and expenses in identifying, investigating, and pursuing suitable acquisitions, whether or not they are consummated.

In any future acquisitions, the Company may not be able to successfully integrate acquired personnel, operations, and technologies, or effectively manage the combined business following the acquisition. The Company also may not achieve the anticipated benefits from future acquisitions due to a number of factors, including: (a) an inability to integrate or benefit from acquisitions in a profitable manner; (b) unanticipated costs or liabilities associated with the acquisition; (c) the incurrence of acquisition-related costs; (d) the diversion of management’s attention from other business concerns; (e) the loss of the Company or the acquired business’ key employees; or (f) the issuance of dilutive equity securities, the incurrence of debt, or the use of cash to fund such acquisitions.

In addition, a significant portion of the purchase price of companies the Company may acquire may be allocated to acquired goodwill and other intangible assets, which must be assessed for impairment at least annually. In the future, if the Company’s acquisitions do not yield expected returns, the Company may be required to take charges to the Company results of operations based on this impairment assessment process, which could harm the Company results of operations.

The Company may be the target of strategic transactions.

Other companies may seek to acquire the Company or enter into other strategic transactions. The Company will consider, discuss, and negotiate such transactions as the Company deem appropriate. The consideration of such transactions, even if not consummated, could divert management’s attention from other business matters, result in adverse publicity or information leaks, and could increase the Company expenses.

Changes in tax laws or unanticipated tax liabilities could adversely affect the Company’s effective income tax rate and profitability.

The Company is subject to income taxes in the United States (federal and state) and various foreign jurisdictions. The Company’s effective income tax rate could be adversely affected in the future by a number of factors, including changes in the valuation of deferred tax assets and liabilities, changes in tax laws and regulations or their interpretations and application, and the outcome of income tax audits in various jurisdictions around the world.

The Company is subject to environmental, health and safety laws and regulations, which could subject the Company to liabilities, increase its costs or restrict its operations in the future.

The Company’s properties and operations are subject to a number of environmental, health and safety laws and regulations in each of the jurisdictions in which the Company operates, including, among others, regulations of the California Air Resources Board. These laws and regulations govern, among other things, air emissions, water discharges, handling and disposal of solid and hazardous substances and wastes, soil and groundwater contamination and employee health and safety. The Company’s failure to comply with such environmental, health and safety laws and regulations could result in substantial civil or criminal fines or penalties or enforcement actions, including regulatory or judicial orders enjoining or curtailing operations or requiring remedial or corrective measures, installation of pollution control equipment or other actions.

The Company may also be subject to liability for environmental investigations and cleanups, including at properties that the Company currently or previously owned or operated, even if such contamination was not caused by the Company, and the Company may face claims alleging harm to health or property or natural resource damages arising out of contamination or exposure to hazardous substances. The Company may also be subject to similar liabilities and claims in connection with locations at which hazardous substances or wastes the Company has generated have been stored, treated, otherwise managed, or disposed. Environmental conditions at or related to the Company’s current or former properties or operations, and/or the costs of complying with current or future environmental, health and safety requirements (which have become more stringent and complex over time) could materially adversely affect the Company’s business, sales, financial condition and results of operations.

Changes in, or any failure to comply with, privacy laws, regulations, and standards may adversely affect the Company’s business.

Personal privacy and data security have become significant issues in the United States, Europe, and in many other jurisdictions in which the Company operates. The regulatory framework for privacy and security issues worldwide is rapidly evolving and is likely to remain uncertain for the foreseeable future. Furthermore, federal, state, or foreign government bodies or agencies have in the past adopted, and may in the future adopt, laws and regulations affecting data privacy, all of which may be subject to invalidation by relevant foreign judicial bodies. Industry organizations also regularly adopt and advocate for new standards in this area. In the United States, these include rules and regulations promulgated under the authority of federal agencies and state attorneys general and legislatures and consumer protection agencies, including, but not limited to, the California Consumer Privacy Act (“CCPA”). Internationally, many jurisdictions in which the Company operates have established their own data security and privacy legal framework with which the Company or its customers must comply, including but not limited to, the European General Data Protection Regulation (“GDPR”), which imposes certain privacy-related obligations and potential penalties and risks upon the Company’s business. In many jurisdictions, enforcement actions and consequences for noncompliance are also rising. In addition to government regulation, privacy advocates and industry groups may propose new and different self-regulatory standards that either legally or contractually apply to the Company. Any inability or perceived inability to adequately address privacy and security concerns, even if unfounded, or comply with applicable privacy and data security laws, regulations, and policies, could result in additional cost and liability to the Company, damage its reputation and adversely affect its business.

The Company’s insurance policies may not provide adequate levels of coverage against all claims and the Company may incur losses that are not covered by its insurance.

The Company maintains insurance of the type and in amounts that the Company believes is commercially reasonable and that is available to businesses in its industry. The Company carries various types of insurance, including general liability, auto liability, workers’ compensation and excess umbrella, from highly rated insurance carriers. Market forces beyond the Company’s control could limit the scope of the insurance coverage that the Company can obtain in the future or restrict its ability to buy insurance coverage at reasonable rates. The Company cannot predict the level of the premiums that the Company may be required to pay for subsequent insurance coverage, the level of any deductible and/or self-insurance retention applicable thereto, the level of aggregate coverage available or the availability of coverage for specific risks. In the event of a substantial loss, the insurance coverage that the Company carries may not be sufficient to compensate the Company for the losses the Company incurs or any costs the Company is responsible for.

Risks Relating to Empower

If Empower seeks shareholder approval of its initial business combination, Sponsor and members of our management team have agreed to vote in favor of such initial business combination, regardless of how our public shareholders vote.

Sponsor owns, on an as-converted basis, 20% of the outstanding Empower Ordinary Shares. Sponsor and members of Empower’s management team also may from time to time purchase Empower Class A Shares prior to Empower’s initial business combination. Empower’s amended and restated memorandum and articles of association provide that, if Empower seek shareholder approval, Empower will complete its initial business combination only if Empower obtains the approval of an ordinary resolution under Cayman Islands law, being the affirmative vote of a majority of the Empower Ordinary Shares represented in person or by proxy and entitled to vote thereon and who vote at a general meeting. As a result, in addition to the Founder Shares held by Sponsor, Empower would need 9,375,001, or 37.5% (assuming all issued and outstanding shares are voted), or 1,562,501, or 6.25% (assuming only the minimum number of shares representing a quorum are voted), of the 25,000,000 Empower Class A Shares sold in the initial public offering to be voted in favor of an initial business combination in order to have the Business Combination approved. Accordingly, if Empower seeks shareholder approval of its initial business combination, the agreement by Sponsor and each member of its management team to vote in favor of Empower’s initial business combination will increase the likelihood that Empower will receive the requisite shareholder approval for the proposed Business Combination.

If Empower is unable to consummate an initial business combination by October 9, 2022, Empower may be required to cease all operations except for the purpose of winding up and Empower would redeem its public shares and liquidate, in which case Empower’s public shareholders may receive only approximately $10.00 per public share, or less in certain circumstances, on the liquidation of Empower’s trust account and Empower’s warrants will expire worthless.

Empower may not be able to find a suitable target business and consummate an initial business combination within 24 months after the closing of the initial public offering. Empower’s ability to complete its initial business combination may be negatively impacted by general market conditions, volatility in the capital and debt markets and the other risks described herein. For example, the outbreak of COVID-19 continues to grow both in the U.S. and globally and, while the extent of the impact of the outbreak on Empower will depend on future developments, it could limit Empower’s ability to complete it initial business combination, including as a result of increased market volatility, decreased market liquidity and third-party financing being unavailable on terms acceptable to Empower or at all. Additionally, the outbreak of COVID-19 may negatively impact businesses Empower may seek to acquire. If Empower has not consummated an initial business combination within such applicable time period, Empower will: (i) cease all operations except for the purpose of winding up; (ii) as promptly as reasonably possible but not more than ten business days thereafter, redeem the public shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the trust account, including interest earned on the funds held in the trust account and not previously released to Empower to pay its income taxes, if any (less up to $100,000 of interest to pay dissolution expenses), divided by the number of the then-outstanding public shares, which redemption will completely extinguish public shareholders’ rights as shareholders (including the right to receive further liquidation distributions, if any); and (iii) as promptly as reasonably possible following such redemption, subject to the approval of Empower’s remaining shareholders and its board of directors, liquidate and dissolve, subject in the case of clauses (ii) and (iii), to Empower’s obligations under Cayman Islands law to provide for claims of creditors and the requirements of other applicable law. Empower’s amended and restated memorandum and articles of association provide that, if Empower winds up for any other reason prior to the consummation of its initial business combination, Empower will follow the foregoing procedures with respect to the liquidation of the trust account as promptly as reasonably possible but not more than ten business days thereafter, subject to applicable Cayman Islands law. In either such case, Empower’s public shareholders may receive only $10.00 per public share, or less than $10.00 per public share, on the redemption of their shares, and Empower’s warrants will expire worthless.

Empower has not obtained an opinion from an independent investment banking firm or from an independent accounting firm, and consequently, you do not have assurance from an independent source that the terms of the Business Combination or the price Empower is paying for the business are fair to Empower from a financial point of view.

Empower has not obtained an opinion from an independent investment banking firm that is a member of the Financial Industry Regulatory Authority, or “FINRA,” or from an independent accounting firm that the price Empower is paying is fair to Empower and its shareholders from a financial point of view. In analyzing the Business Combination, Empower’s board of directors and Empower’s management conducted due diligence on Holley and the industry in which Holley operates, including through the review of financial and other information provided by Holley in the course of Empower’s due diligence investigations. Based on such due diligence, Empower’s board of directors believes that the Business Combination with Holley is in the best interests of Empower and its shareholders and presents an opportunity to increase shareholder value. Empower’s board of directors believes that because of the background of its directors, it was qualified to conclude that Empower’s fair market value was at least 80% of Empower’s net assets. For more information related to the criteria and justifications of Empower’s board of directors for making its determination, see “The Business Combination — Empower’s Board of Directors’ Reasons for the Approval of the Business Combination.” For more information, generally, about the decision-making process of Empower’s board of directors and management, see “The Business Combination.”

Accordingly, Empower’s shareholders will be relying solely on the business judgment of Empower’s board of directors regarding Holley’s value and the benefits of the Business Combination. There is no assurance that Empower’s board of directors properly valued Holley’s business and the Business Combination. For more information about the qualifications of the Empower board of directors and its executive officers, please see “Information about Empower — Directors and Officers”.

The lack of an independent third-party fairness opinion may also lead to an increased number of shareholders voting against the Business Combination or demand redemption of their shares, which could potentially impact Empower’s ability to consummate the Business Combination. For more information about Empower’s decision-making process, see “The Business Combination — Empower’s Board of Director’s Reasons for the Approval of the Business Combination”.

Since Sponsor, executive officers and directors will lose their entire investment in Empower if Empower’s initial business combination is not completed, a conflict of interest may arise in determining whether a particular business combination target is appropriate for Empower’s initial business combination.

On August 21, 2020, Sponsor purchased 7,187,500 Empower Class B Shares (937,500 of which were forfeited by the Sponsor in connection with the Initial Public Offering), for a purchase price of $25,000, or approximately $0.003 per share. Prior to the initial investment in Empower of $25,000 by Sponsor, Empower had no assets, tangible or intangible. The Founder Shares will be worthless if Empower does not complete an initial business combination. In addition, Sponsor also purchased 4,666,667 Empower Private Warrants, each exercisable to purchase one Empower Class A Share at $11.50 per share, subject to adjustment, at a price of $1.50 per warrant, that will also be worthless if Empower does not complete the Business Combination. The personal and financial interests of our executive officers and directors may influence their motivation in identifying and selecting a target business combination, completing an initial business combination and influencing the operation of the business following the Business Combination.

If third parties bring claims against Empower, the proceeds held in the trust account could be reduced and the per-share redemption amount received by shareholders may be less than $10.00 per public share.

Empower’s placing of funds in the trust account may not protect those funds from third-party claims against Empower. Although Empower will seek to have all vendors, service providers, prospective target businesses and other entities with which Empower does business execute agreements with Empower waiving any right, title, interest or claim of any kind in or to any monies held in the trust account for the benefit of Empower’s public shareholders, such parties may not execute such agreements, or even if they execute such agreements, they may not be prevented from bringing claims against the trust account, including, but not limited to, fraudulent inducement, breach of fiduciary responsibility or other similar claims, as well as claims challenging the enforceability of the waiver, in each case in order to gain advantage with respect to a claim against Empower’s assets, including the funds held in the trust account. If any third party refuses to execute an agreement waiving such claims to the monies held in the trust account, Empower’s management will perform an analysis of the alternatives available to it and will only enter into an agreement with a third party that has not executed a waiver if management believes that such third party’s engagement would be significantly more beneficial to Empower than any alternative.

Examples of possible instances where Empower may engage a third party that refuses to execute a waiver include the engagement of a third-party consultant whose particular expertise or skills are believed by management to be significantly superior to those of other consultants that would agree to execute a waiver or in cases where management is unable to find a service provider willing to execute a waiver. In addition, there is no guarantee that such entities will agree to waive any claims they may have in the future as a result of, or arising out of, any negotiations, contracts or agreements with Empower and will not seek recourse against the trust account for any reason. Upon redemption of our public shares, if Empower has not consummated an initial business combination within 24 months from the closing of the initial public offering, or upon the exercise of a redemption right in connection with Empower’s initial business combination, Empower will be required to provide for payment of claims of creditors that were not waived that may be brought against Empower within the ten years following redemption. Accordingly, the per-share redemption amount received by public shareholders could be less than the $10.00 per public share initially held in the trust account, due to claims of such creditors.

Pursuant to the letter agreement, the form of which is filed as an exhibit to the registration statement of which this prospectus forms a part, Sponsor has agreed that it will be liable to Empower if and to the extent any claims by a third party (other than our independent auditors) for services rendered or products sold to Empower, or a prospective target business with which Empower has discussed entering into a transaction agreement, reduce the amounts in the trust account to below the lesser of (i) $10.00 per public share and (ii) the actual amount per public share held in the trust account as of the date of the liquidation of the trust account if less than $10.00 per public share due to reductions in the value of the trust assets, in each case net of the interest that may be withdrawn to pay Empower’s tax obligations, provided that such liability will not apply to any claims by a third-party or prospective target business that executed a waiver of any and all rights to seek access to the trust account nor will it apply to any claims under Empower’s indemnity of the underwriters of the initial public offering against certain liabilities, including liabilities under the Securities Act. Moreover, in the event that an executed waiver is deemed to be unenforceable against a third-party, Sponsor will not be responsible to the extent of any liability for such third-party claims.

However, Empower has not asked Sponsor to reserve for such indemnification obligations, nor has Empower independently verified whether Sponsor has sufficient funds to satisfy its indemnity obligations and Empower believes that Sponsor’s only assets are securities of Empower. Therefore, Empower cannot assure you that Sponsor would be able to satisfy those obligations. As a result, if any such claims were successfully made against the trust account, the funds available for Empower’s initial business combination and redemptions could be reduced to less than $10.00 per public share. In such event, Empower may not be able to complete its initial business combination, and you would receive such lesser amount per share in connection with any redemption of your public shares. None of Empower’s officers or directors will indemnify Empower for claims by third parties including, without limitation, claims by vendors and prospective target businesses.

Empower shareholders may be held liable for claims by third parties against Empower to the extent of distributions received by them upon redemption of their shares.

If Empower is forced to enter into an insolvent liquidation, any distributions received by shareholders could be viewed as an unlawful payment if it was proved that immediately following the date on which the distribution was made, Empower was unable to pay its debts as they fall due in the ordinary course of business. As a result, a liquidator could seek to recover some or all amounts received by Empower’s shareholders. Furthermore, Empower’s directors may be viewed as having breached their fiduciary duties to Empower or Empower’s creditors and/or may have acted in bad faith, thereby exposing themselves and Holley to claims, by paying public shareholders from the trust account prior to addressing the claims of creditors. Empower cannot assure you that claims will not be brought against it for these reasons. Pursuant to Cayman Islands law, Empower and its directors and officers are prohibited from knowingly and willfully authorizing or permitting any distribution to be paid out of Empower’s share premium account should Empower be unable to pay its debts as they fall due in the ordinary course of business.

Subsequent to Empower’s completion of the Business Combination, New Holley may be required to take write-downs or write-offs, restructuring and impairment or other charges that could have a significant negative effect on New Holley’s financial condition, results of operations and New Holley’s stock price, which could cause you to lose some or all of your investment.

Although Empower has conducted due diligence on Holley, Empower cannot assure you that this diligence will identify all material issues that may be present inside Holley’s business, that it would be possible to uncover all material issues through a customary amount of due diligence, or that factors outside of the target business and outside of our control will not later arise. As a result of these factors, New Holley may be forced to later write-down or write-off assets, restructure our operations, or incur impairment or other charges that could result in our reporting losses. In addition, unexpected risks may arise and previously known risks may materialize in a manner not consistent with Empower’s preliminary risk analysis. Even though these charges may be non-cash items and not have an immediate impact on New Holley’s liquidity, the fact that New Holley may report charges of this nature could contribute to negative market perceptions about New Holley or its securities. In addition, charges of this nature may cause New Holley to violate net worth or other covenants to which New Holley may be subject as a result of assuming pre-existing debt held by a target business or by virtue of New Holley obtaining post-combination debt financing. Accordingly, any holders who choose to retain their securities following the Business Combination could suffer a reduction in the value of their securities. Such holders are unlikely to have a remedy for such reduction in value.

The JOBS Act permits “emerging growth companies” like us to take advantage of certain exemptions from various reporting requirements applicable to other public companies that are not emerging growth companies.

We qualify as an “emerging growth company” as defined in Section 2(a)(19) of the Securities Act, as modified by the Jumpstart Our Business Startups Act of 2012, which we refer to as the “JOBS Act.” As such, we take advantage of certain exemptions from various reporting requirements applicable to other public companies that are not emerging growth companies for as long as we continue to be an emerging growth company, including (i) the exemption from the auditor attestation requirements with respect to internal control over financial reporting under Section 404 of the Sarbanes-Oxley Act of 2002 (“SOX”), (ii) the exemptions from say-on-pay, say-on-frequency and say-on-golden parachute voting requirements and (iii) reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements. As a result, our shareholders may not have access to certain information they deem important. We will remain an emerging growth company until the earliest of (i) the last day of the fiscal year (a) following the fifth anniversary of our IPO, (b) in which we have total annual gross revenue of at least $1.07 billion or (c) in which we are deemed to be a large accelerated filer, which means the market value of our Empower Class A Shares, Empower Public Warrants and Empower Units that is held by non-affiliates exceeds $700 million as of the last business day of our prior second fiscal quarter, and (ii) the date on which we have issued more than $1.0 billion in non-convertible debt during the prior three-year period. We cannot predict if investors will find our common stock less attractive if we choose to rely on these exemptions. If some investors find our common stock less attractive as a result of any choices to reduce future disclosure, there may be a less active trading market for our common stock and the price of our common stock may be more volatile.

In addition, Section 107 of the JOBS Act also provides that an emerging growth company can take advantage of the exemption from complying with new or revised accounting standards provided in Section 7(a)(2)(B) of the Securities Act as long as we are an emerging growth company. An emerging growth company can therefore delay the adoption of certain accounting standards until those standards would otherwise apply to private companies. The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies, but any such election to opt out is irrevocable. We have elected to avail ourselves of such extended transition period, which means that when a standard is issued or revised and it has different application dates for public or private companies, we, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard. This may make comparison of our financial statements with another public company that is neither an emerging growth company nor an emerging growth company that has opted out of using the extended transition period difficult or impossible because of the potential differences in accounting standards used.

We cannot predict if investors will find our Empower Class A Shares, Empower Public Warrants or Empower Units or the Domestication Common Stock or Domestication Public Warrants of New Holley less attractive because we will rely on these exemptions. If some investors find our Empower Class A Shares, Empower Public Warrants or Empower Units or the Domestication Common Stock of New Holley less attractive as a result, there may be a less active trading market for our Empower Class A Shares, Empower Public Warrants or Empower Units or the Domestication Common Stock or Domestication Public Warrants of New Holley and more stock price volatility.

Risks Relating to the Business Combination

During the pendency of the Business Combination, Empower will not be able to enter into a business combination with another party because of restrictions in the Merger Agreement. Furthermore, certain provisions of the Merger Agreement will discourage third parties from submitting alternative takeover proposals, including proposals that may be superior to the arrangements contemplated by the Merger Agreement.

Covenants in the Merger Agreement impede the ability of Empower to enter into, or proposed to enter into, any other business combination, in each case that would reasonably be expected to hinder or materially delay the transactions contemplated in the Merger Agreement. As a result, while the Merger Agreement is in effect, neither Empower nor Holley may enter into, solicit, initiate or participate in any discussions or negotiations with, or provide any information to, or otherwise cooperate in any way with, any person or other entity or group, concerning any sale of any material assets or any conversion, consolidation, liquidation, dissolution or similar transaction or other business combination, with any third party, even though any such alternative transaction could be more favorable to Empower’s shareholders than the Business Combination. In addition, if the Business Combination is not completed, these provisions will make it more difficult to complete an alternative business combination following the termination of the Merger Agreement due to the passage of time during which these provisions have remained in effect.

During the pre-closing period, Empower and Holley are prohibited from entering into certain transactions that might otherwise be beneficial to Empower, Holley or their respective shareholders.

Until the earlier of consummation of the Business Combination or termination of the Merger Agreement, Empower and Holley are subject to certain limitations on the operations of their businesses, each as summarized under the “Proposal No. 1 — The Business Combination Proposal — The Merger Agreement — Covenants and Agreements.” The limitations on Empower’s and Holley’s conduct of their businesses during this period could have the effect of delaying or preventing other strategic transactions and may, in some cases, make it impossible to pursue business opportunities that are available only for a limited time.

If the conditions to the Merger Agreement are not met, the Business Combination may not occur.

Even if the Merger Agreement is approved by shareholders of Empower and by the stockholders of Holley, specified conditions must be satisfied or waived before the parties to the Merger Agreement are obligated to complete the Business Combination. For a list of the material closing conditions contained in the Merger Agreement, see the section entitled “The Merger Agreement — Conditions to Closing.” Empower and Holley may not satisfy all of the closing conditions in the Merger Agreement. If the closing conditions are not satisfied or waived, the Business Combination will not occur, or will be delayed pending later satisfaction or waiver, and such delay may cause Empower and Holley to each lose some or all of the intended benefits of the Business Combination.

New Holley’s management does not have prior experience in operating a public company.

New Holley’s management does not have prior experience in managing a publicly traded company. As such, the management team may encounter difficulties in successfully or effectively managing its transition to a public company following the Business Combination and in complying with its reporting and other obligations under federal securities laws and other regulations and in connection with operating as a public company. Their lack of prior experience in dealing with the reporting and other obligations and laws pertaining to public companies could result the management of New Holley being required to devote significant time to these activities which may result in less time being devoted to the management and growth of New Holley. Additionally, New Holley has not yet identified and appointed a chief financial officer. New Holley, with the assistance of a search firm experienced in the automotive industry, is currently engaged in a search process to fill this position, and is evaluating candidates with experience working in a publicly traded company. Until such time as this position is

filled,          is expected to serve as New Holley’s principal financial officer. In addition, New Holley will be required to hire additional personnel with the appropriate level of knowledge, experience, and training in the accounting policies, practices or internal controls over financial reporting required of public companies. New Holley may be required to incur significant expense in connection with these efforts.

Empower’s and Holley’s ability to consummate the Business Combination, and the operations of New Holley following the Business Combination, may be materially adversely affected by the recent coronavirus (COVID-19) pandemic.

In December 2019, a novel strain of coronavirus was reported to have surfaced in Wuhan, China, which has and is continuing to spread throughout the world, including the United States. On January 30, 2020, the World Health Organization declared the outbreak of the coronavirus disease (COVID-19) a “Public Health Emergency of International Concern.” On January 31, 2020, the U.S. Department of Health and Human Services declared a public health emergency for the United States to aid the U.S., and on March 11, 2020, the World Health Organization characterized the COVID-19 outbreak as a “pandemic.”

The COVID-19 pandemic has resulted, and other infectious diseases could result, in a widespread health crisis that has and could continue to adversely affect the economies and financial markets worldwide, which may delay or prevent the consummation of the Business Combination, and the business of New Holley following the Business Combination could be materially and adversely affected. The extent of such impact will depend on future developments, which are highly uncertain and cannot be predicted, including new information which may emerge concerning the severity of COVID-19 and the actions to contain COVID-19 or treat its impact, among others.

The parties will be required to consummate the Business Combination even if Holley, its business, financial condition and results of operations are materially affected by COVID-19.

Empower and Holley will incur significant transaction and transition costs in connection with the Business Combination.

Empower and Holley have both incurred and expect to incur significant, non-recurring costs in connection with consummating the Business Combination and operating as a public company following the consummation of the Business Combination. Empower and Holley may also incur additional costs to retain key employees. Certain transaction expenses incurred in connection with the Merger Agreement (including the Business Combination), including all legal, accounting, consulting, investment banking and other fees, expenses and costs, will be paid by New Holley following the closing of the Business Combination.

The announcement of the proposed Business Combination could disrupt Holley’s relationships with its customers, suppliers, business partners and others, as well as its operating results and business generally.

Whether or not the Business Combination and related transactions are ultimately consummated, as a result of uncertainty related to the proposed transactions, risks relating to the impact of the announcement of the Business Combination on Holley’s business include the following:

•	its employees may experience uncertainty about their future roles, which might adversely affect New Holley’s ability to retain and hire key personnel and other employees;

•

customers, suppliers, business partners and other parties with which Holley maintains business relationships may experience uncertainty about its future and seek alternative relationships with third parties, seek to alter their business relationships with Holley or fail to extend the existing relationship to New Holley; and

•	Holley has expended and will continue to expend significant costs, fees and expenses for professional services and transaction costs in connection with the proposed Business Combination.

If any of the aforementioned risks were to materialize, they could lead to significant costs which may impact New Holley’s results of operations and cash available to fund its business.

We may be a “controlled company” within the meaning of the NYSE Listed Company Manual following the Business Combination and, as a result, may qualify for exemptions from certain corporate governance requirements. If we rely on such exemptions, you will not have the same protections afforded to stockholders of companies that are subject to such requirements.

Upon completion of the Business Combination, Holley Parent may own a majority of our outstanding voting stock. Following the completion of the Business Combination, we may be a controlled company within the meaning of the NYSE corporate governance standards. Under the NYSE rules, a company of which more than 50% of the voting power is held by an individual, company or group of persons acting together is a controlled company and may elect not to comply with certain NYSE corporate governance requirements, including the requirements that:

•	a majority of the board of directors consist of independent directors;

•	the nominating and governance committee be composed entirely of independent directors with a written charter addressing the committee’s purpose and responsibilities; and

•	the compensation committee be composed entirely of independent directors with a written charter addressing the committee’s purpose and responsibilities.

These requirements will not apply to us as long as we remain a controlled company. Following the Business Combination, we do not intend to utilize these exemptions; however, if in the future we decide to rely on such exemptions, we may elect not to comply with the foregoing NYSE corporate governance requirements.

Risks Relating to Ownership of Domestication Common Stock Following the Business Combination

Empower shareholders will experience immediate dilution as a consequence of the issuance of Domestication Common Stock as consideration in the Business Combination. Having a minority share position may reduce the influence that Empower’s current shareholders have on the management of Empower.

Prior to the A&R FPA, PIPE Investment and the Business Combination, the Empower shareholders who hold shares issued in the IPO own approximately 80% of the issued and outstanding Empower Class A Shares as of                     , 2021. After giving effect to the A&R FPA, PIPE Investment and the Business Combination, Empower’s current public shareholders (excluding Domestication Common Stock converted from Empower Class B Shares, and Domestication Common Stock issued to the A&R FPA Investor and the PIPE Investors) will own approximately 21.19% of the issued and outstanding Domestication Common Stock, assuming no redemptions are made in connection with the Business Combination. The minority position of the former Empower shareholders will give them limited influence over the management and operations of New Holley.

Warrants will become exercisable for Domestication Common Stock, which would increase the number of shares eligible for future resale in the public market and result in dilution to our shareholders.

Following the consummation of the Business Combination and after giving effect to the issuances contemplated under the A&R FPA, it is expected that New Holley will have an aggregate of 13,000,000 Domestication Public Warrants and Domestication Private Warrants issued and outstanding, representing the right to purchase an equivalent amount shares of Domestication Common Stock, which will become exercisable in accordance with the terms of the Warrant Agreement governing those securities. These warrants will become exercisable at any time commencing on the later of 30 days after the completion of the Business Combination and 12 months from the closing of our initial public offering. The exercise price of these warrants will be $11.50 per share. To the extent such warrants are exercised, additional shares of Domestication Common Stock will be issued, which will result in dilution to the holders of New Holley and, once registered, increase the number of shares eligible for resale in the public market. Sales of substantial numbers of such shares in the public market or the fact that such warrants may be exercised could adversely affect the market price of Domestication Common Stock. However, there is no guarantee that the warrants will ever be in the money prior to their expiration, and as such, the warrants may expire worthless.

Even if the Business Combination is consummated, the Domestication Public Warrants may never be in the money, and they may expire worthless and the terms of the warrants may be amended in a manner adverse to a holder if holders of at least 50% of the then-outstanding public warrants approve of such amendment.

The warrants were issued in registered form under a Warrant Agreement between Continental Stock Transfer & Trust Company, as warrant agent, and Empower. The Warrant Agreement provides that the terms of the warrants may be amended without the consent of any holder to cure any ambiguity or correct any defective provision, but requires the approval by the holders of at least 50% of the then-outstanding Empower Public Warrants to make any change that adversely affects the interests of the registered holders of Empower Public Warrants. Accordingly, we may amend the terms of the Empower Public Warrants in a manner adverse to a holder if holders of at least 50% of the then-outstanding Empower Public Warrants approve of such amendment. Although our ability to amend the terms of the Empower Public Warrants with the consent of at least 50% of the then outstanding Empower Public Warrants is unlimited, examples of such amendments could be amendments to, among other things, increase the exercise price of the warrants, shorten the exercise period or decrease the number of Empower Ordinary Shares purchasable upon exercise of a warrant.

There can be no assurance that the Domestication Common Stock and Warrants will be approved for listing on NYSE following the Closing, or if approved, that we will be able to comply with the continued listing standards of NYSE.

Empower Class A Shares, Empower Units and Empower Public Warrants are currently listed on NYSE. On the effective date of the Domestication, the currently issued and outstanding Empower Ordinary Shares will automatically convert by operation of law, on a one-for-one basis, into a share of Domestication Common Stock and the currently issued and outstanding Empower Public Warrants will automatically convert by operation of law, on a one-for-one basis, into a share of Empower Public Warrant. In connection with the Closing, Empower intends to apply to list the Domestication Common Stock and Empower Public Warrants on NYSE after the Closing under the symbol “HLLY” and “HLLY WS” respectively. As part of the application process, Empower is required to provide evidence that Empower is able to meet the initial listing requirements of NYSE which may depend, in part, on the number of Empower Class A Shares that are redeemed in connection with the Business Combination.

If, after the Closing, NYSE delists New Holley’s shares from trading on its exchange for failure to meet the listing standards, New Holley and its shareholders could face significant material adverse consequences including:

•	a limited availability of market quotations for our securities;

•	reduced liquidity for our securities;

•

a determination that Empower Class A Shares are a “penny stock” which will require brokers trading in Empower Class A Shares to adhere to more stringent rules and possibly result in a reduced level of trading activity in the secondary trading market for our securities;

•	a limited amount of news and analyst coverage; and

•	a decreased ability to issue additional securities or obtain additional financing in the future.

The market price and trading volume of Domestication Common Stock may be volatile and could decline significantly following the Business Combination.

Stock markets, including the NYSE, the NYSE Amex and the Nasdaq Capital Market, have from time to time experienced significant price and volume fluctuations. Even if an active, liquid and orderly trading market develops and is sustained for Domestication Common Stock and Warrants following the Business Combination, the market price of Domestication Common Stock and Warrants may be volatile and could decline significantly. In addition, the trading volume in Domestication Common Stock and Warrants may fluctuate and cause significant price variations to occur. If the market price of Domestication Common Stock and Warrants declines significantly, you may be unable to resell your shares and warrants at or above the market price of Domestication Common Stock and Warrants as of the date of the consummation of the Business Combination. Empower cannot assure you that the market price of Domestication Common Stock and Warrants will not fluctuate widely or decline significantly in the future in response to a number of factors, including, among others, the following:

•	the realization of any of the risk factors presented in this joint proxy statement/prospectus;

•	actual or anticipated differences in New Holley’s estimates, or in the estimates of analysts, for New Holley’s revenues, results of operations, level of indebtedness, liquidity or financial condition;

•	additions and departures of key personnel;

•	failure to comply with the requirements of the NYSE;

•	failure to comply with the Sarbanes-Oxley Act or other laws or regulations;

•	future issuances, sales or resales, or anticipated issuances, sales or resales, of Domestication Common Stock;

•	perceptions of the investment opportunity associated with Domestication Common Stock relative to other investment alternatives;

•	the performance and market valuations of other similar companies;

•	future announcements concerning New Holley’s business or its competitors’ businesses;

•	broad disruptions in the financial markets, including sudden disruptions in the credit markets;

•	speculation in the press or investment community;

•	actual, potential or perceived control, accounting or reporting problems;

•	changes in accounting principles, policies and guidelines; and

•

general economic and political conditions, such as the effects of the COVID-19 outbreak, recessions, interest rates, local and national elections, fuel prices, international currency fluctuations, corruption, political instability and acts of war or terrorism.

In the past, securities class-action litigation has often been instituted against companies following periods of volatility in the market price of their securities. This type of litigation could result in substantial costs and divert New Holley’s management’s attention and resources, which could have a material adverse effect on New Holley.

If securities or industry analysts do not publish research, publish inaccurate or unfavorable research or cease publishing research about New Holley, its share price and trading volume could decline significantly.

The market for Domestication Common Stock will depend in part on the research and reports that securities or industry analysts publish about New Holley or its business. Securities and industry analysts do not currently, and may never, publish research on New Holley. If no securities or industry analysts commence coverage of New Holley, the market price and liquidity for Domestication Common Stock could be negatively impacted. In the event securities or industry analysts initiate coverage, if one or more of the analysts who cover New Holley downgrade their opinions about Domestication Common Stock, publish inaccurate or unfavorable research about New Holley, or cease publishing about New Holley regularly, demand for Domestication Common Stock could decrease, which might cause its share price and trading volume to decline significantly.

Future issuances of debt securities and equity securities may adversely affect New Holley, including the market price of Domestication Common Stock and may be dilutive to existing shareholders.

While Holley has not previously incurred indebtedness to finance its business in the past and does not currently intend to do it in the future, there is no assurance that New Holley will not incur debt or issue equity ranking senior to Domestication Common Stock. Those securities will generally have priority upon liquidation. Such securities also may be governed by an indenture or other instrument containing covenants restricting its operating flexibility. Additionally, any convertible or exchangeable securities that New Holley issues in the future may have rights, preferences and privileges more favorable than those of Domestication Common Stock. Because New Holley’s decision to issue debt or equity in the future will depend on market conditions and other factors beyond New Holley’s control, it cannot predict or estimate the amount, timing, nature or success of New Holley’s future capital raising efforts. As a result, future capital raising efforts may reduce the market price of Domestication Common Stock and be dilutive to existing shareholders.

New Holley does not intend to pay cash dividends for the foreseeable future.

Following the Business Combination, New Holley currently intends to retain its future earnings, if any, to finance the further development and expansion of its business and does not intend to pay cash dividends in the foreseeable future. Any future determination to pay dividends will be at the discretion of New Holley’s board of directors and will depend on its financial condition, results of operations, capital requirements, restrictions contained in future agreements and financing instruments, business prospects and such other factors as its board of directors deems relevant.

New Holley may be subject to securities litigation, which is expensive and could divert management attention.

The market price of Domestication Common Stock may be volatile and, in the past, companies that have experienced volatility in the market price of their stock have been subject to securities class action litigation. New Holley may be the target of this type of litigation in the future. Securities litigation against New Holley could result in substantial costs and divert management’s attention from other business concerns, which could seriously harm its business.

Risks Relating to Redemption

We have a specified maximum redemption threshold. This redemption threshold may make it more difficult for us to complete the Business Combination as contemplated.

The Merger Agreement provides that Holley’s obligation to consummate the Business Combination is conditioned on, among other things, that as of the Closing, (a) the amount of cash available in the trust account into which substantially all of the proceeds of our initial public offering and private placements of our warrants have been deposited for the benefit of Empower, certain of our public shareholders and the underwriters of our initial public offering (the “trust account”), after deducting the amount required to satisfy our obligations to our shareholders (if any) that exercise their rights to redeem their Empower Class A Shares pursuant to the Constitutional Documents (but prior to payment of (x) any deferred underwriting commissions being held in the trust account and (y) any transaction expenses of Empower or Holley) plus (b) proceeds received in connection with the PIPE Investment and the A&R FPA, is at least equal to or greater than $350,000,000 (the “Minimum Cash Condition”).

This condition is for the sole benefit of Holley. If such condition is not met, and such condition is not or cannot be waived under the terms of the Merger Agreement, then the Merger Agreement could terminate and the proposed Business Combination may not be consummated.

There can be no assurance that Holley could and would waive the Minimum Cash Condition. Furthermore, as provided in the Constitutional Documents, in no event will Empower redeem Empower Class A Shares in an amount that would cause our net tangible assets (as determined in accordance with Rule 3a51-1(g)(1) of the Exchange Act) to be less than $5,000,001. If such conditions are not met, and such conditions are not or cannot be waived under the terms of the Merger Agreement, then the Merger Agreement could terminate and the proposed Business Combination may not be consummated.

If such conditions are waived and the Business Combination is consummated, the cash held by New Holley and its subsidiaries in the aggregate, after the Closing may not be sufficient to operate and pay bills as they become due. Furthermore, our affiliates are not obligated to make loans to us in the future. The additional exercise of redemption rights with respect to a large number of our public shareholders may make us unable to take such actions as may be desirable in order to optimize the capital structure of New Holley after consummation of the Business Combination and we may not be able to raise additional financing from unaffiliated parties necessary to fund our expenses and liabilities after the Closing. Any such event in the future may negatively impact the analysis regarding our ability to continue as a going concern at such time.

There is no guarantee that a shareholder’s decision whether to redeem its shares for a pro rata portion of the trust account will put the shareholder in a better future economic position.

There is no assurance as to the price at which an Empower shareholder may be able to sell its public shares in the future following the completion of the Business Combination or any alternative business combination. Certain events following the consummation of any initial business combination, including the Business Combination, may cause an increase in the share price, and may result in a lower value realized now than a shareholder of Empower might realize in the future had the shareholder not redeemed its shares. Similarly, if a shareholder does not redeem its shares, the shareholder will bear the risk of ownership of the public shares after the consummation of any initial business combination, and there can be no assurance that a shareholder can sell its shares in the future for a greater amount than the redemption price set forth in this joint proxy statement/prospectus. A shareholder should consult the shareholder’s tax and/or financial advisor for assistance on how this may affect his, her or its individual situation.

Holders of Empower Class A Shares who wish to redeem their shares for a pro rata portion of the trust account must comply with specific requirements for redemption, which may make it difficult for them to exercise their redemption rights prior to the deadline. If shareholders fail to comply with the redemption requirements specified in this joint proxy statement/prospectus, they will not be entitled to redeem their Empower Class A Shares for a pro rata portion of the funds held in the trust account.

Holders of Empower Class A Shares who wish to redeem their shares for a pro rata portion of the trust account must, among other things (i) demand, no later than 5:00 p.m., Eastern Time on                     , 2021 (two business days before the Extraordinary Meeting), that Empower redeem your shares for cash, and (ii) submit your request in writing to Empower’s transfer agent, at the address listed at the end of this section and deliver your shares to Empower’s transfer agent (physically, or electronically using the DWAC (Deposit/Withdrawal At Custodian) system) at least two business days prior to the vote at the Extraordinary Meeting.

Shareholders electing to redeem their shares will receive their pro rata portion of the trust account less franchise and income taxes payable, calculated as of two business days prior to the anticipated consummation of the Business Combination. Please see the section entitled “Extraordinary Meeting of Shareholders — Redemption Rights” for additional information on how to exercise your redemption rights.

Holders of Empower Ordinary Shares must tender their shares in order to validly seek redemption at the Extraordinary Meeting.

If you intend to have your shares redeemed, you should send your certificates or tender your shares electronically no later than two business days before the Extraordinary Meeting. Please see “Extraordinary

Meeting of Shareholders — Redemption Rights” for the procedures to be followed if you wish to redeem your Empower Class A for cash.

In the event that a significant number of Empower Class A Shares are redeemed, the Domestication Common Stock may become less liquid following the Business Combination.

If a significant number of public shares are redeemed, New Holley may be left with a significantly smaller number of stockholders. As a result, trading in the shares of New Holley following the Business Combination may be limited and your ability to sell your shares in the market could be adversely affected.

Risks Relating to the Domestication

The Domestication may result in adverse tax consequences for holders of Empower Ordinary Shares, Empower Public Warrants and Empower Private Warrants.

U.S. Holders (as defined in “U.S. Federal Income Tax Considerations”) may be subject to U.S. federal income tax as a result of the Domestication. Because the Domestication will occur immediately prior to the redemption of Empower Class A Shares, U.S. Holders exercising redemption rights will be subject to the potential tax consequences of the Domestication. Additionally, non-U.S. Holders (as defined in “U.S. Federal Income Tax Considerations” below) may become subject to withholding tax on any amounts treated as dividends paid on Domestication Common Stock after the Domestication.

A U.S. Holder who on the day of the Domestication beneficially owns (actually or constructively) Empower Class A Shares with a fair market value of less than $50,000 on the date of the Domestication will not recognize any gain or loss and will not be required to include any part of our earnings in income.

A U.S. Holder who on the day of the Domestication beneficially owns (actually or constructively) Empower Class A Shares with a fair market value of $50,000 or more, but less than 10% of the total combined voting power of all Empower Ordinary Shares entitled to vote and less than 10% or more of the total value of all Empower Ordinary Shares, generally will recognize gain (but not loss) in respect of the Domestication as if such U.S. Holder exchanged its Empower Class A Shares for Domestication Common Stock in a taxable transaction, unless such U.S. Holder elects in accordance with applicable Treasury Regulations to include in income as a deemed dividend the “all earnings and profits amount” (as defined in the Treasury Regulations under Section 367 of the Code) attributable to the Empower Class A Shares held directly by such U.S. Holder.

A U.S. Holder who on the day of the Domestication beneficially owns (actually or constructively) 10% or more of the total combined voting power of all Empower Ordinary Shares entitled to vote or 10% or more of the total value of all Empower Ordinary Shares, will generally be required to include in income as a deemed dividend the “all earnings and profits amount” (as defined in the Treasury Regulations) attributable to the Empower Class A Shares held directly by such U.S. Holder.

Additionally, proposed Treasury Regulations with a retroactive effective date have been promulgated under Section 1291(f) of the Code which generally require that a U.S. person who disposes of stock of a PFIC (including for this purpose exchanging warrants for newly issued warrants in the Domestication) recognize gain equal to the excess of the fair market value of such PFIC stock over its adjusted tax basis, notwithstanding any other provision of the Code. Because we are a blank check company with no current active business, we believe that it is likely that Empower is classified as a PFIC for U.S. federal income tax purposes. As a result, these proposed Treasury Regulations, if finalized in their current form, would generally require a U.S. Holder of Empower Class A Shares to recognize gain on the exchange of Empower Class A Shares for Domestication Common Stock pursuant to the Domestication unless such U.S. Holder has made certain tax elections with respect to such U.S. Holder’s Empower Class A Shares. The proposed Treasury Regulations, if finalized in their current form, would also apply to a U.S. Holder who exchanges Empower Public Warrants for newly issued

Domestication Public Warrants; currently, however, the election mentioned above does not apply to Empower Public Warrants (for discussion regarding the unclear application of the PFIC rules to Empower Public Warrants, see “U.S. Federal Income Tax Considerations — PFIC Considerations”). Any gain recognized from the application of the PFIC rules described above would be taxable income with no corresponding receipt of cash. The tax on any such gain would be imposed at the rate applicable to ordinary income and an interest charge would apply based on complex rules designed to offset the tax deferral to such U.S. Holder on the undistributed earnings, if any, of Empower. It is not possible to determine at this time whether, in what form, and with what effective date, final Treasury Regulations under Section 1291(f) of the Code may be adopted or how any such Treasury Regulations would apply.

Upon consummation of the Business Combination, the rights of holders of Domestication Common Stock arising under the DGCL as well as Proposed Charter will differ from and may be less favorable to the rights of holders of Empower Class A Shares arising under the Cayman Islands Companies Law as well as the Cayman Constitutional Documents.

Upon consummation of the Business Combination, the rights of holders of Domestication Common Stock of New Holley arise under the Proposed Charter and Proposed Bylaws as well as the DGCL. Those new organizational documents and the DGCL contain provisions that differ in some respects from those in our current memorandum and articles of association and the Cayman Islands Companies Law and, therefore, some rights of holders of Domestication Common Stock could differ from the rights that holders of Empower Class A Shares currently possess. For instance, while class actions are generally not available to shareholders under Cayman Islands Companies Law, such actions are generally available under the DGCL. This change could increase the likelihood that New Holley becomes involved in costly litigation, which could have a material adverse effect on New Holley.

In addition, there are differences between the new organizational documents of New Holley and the current constitutional documents of Empower. For a more detailed description of the rights of holders of Domestication Common Stock and how they may differ from the rights of holders of Empower Class A Shares, please see “Comparison of Corporate Governance and Stockholder Rights.” The forms of the Proposed Charter and the Proposed Bylaws of New Holley are attached as Annex C and Annex D, respectively, to this proxy statement/prospectus and we urge you to read them.

Delaware law and New Holley’s Proposed Charter and Proposed Bylaws contain certain provisions, including anti-takeover provisions that limit the ability of stockholders to take certain actions and could delay or discourage takeover attempts that stockholders may consider favorable.

The Proposed Organizational Documents that will be in effect upon consummation of the Business Combination, and the DGCL, contain provisions that could have the effect of rendering more difficult, delaying, or preventing an acquisition that stockholders may consider favorable, including transactions in which stockholders might otherwise receive a premium for their shares. These provisions could also limit the price that investors might be willing to pay in the future for shares of our common stock, and therefore depress the trading price of Domestication Common Stock. These provisions could also make it difficult for stockholders to take certain actions, including electing directors who are not nominated by the current members of New Holley’s board of directors or taking other corporate actions, including effecting changes in our management. Among other things, the Proposed Organizational Documents include provisions regarding:

•	providing for a classified board of directors with staggered, three-year terms;

•

the ability of New Holley’s board of directors to issue shares of preferred stock, including “blank check” preferred stock and to determine the price and other terms of those shares, including preferences and voting rights, without stockholder approval, which could be used to significantly dilute the ownership of a hostile acquirer;

•	the New Holley proposed certificate of incorporation will prohibit cumulative voting in the election of directors, which limits the ability of minority stockholders to elect director candidates;

•	the limitation of the liability of, and the indemnification of, New Holley’s directors and officers;

•

the ability of New Holley’s board of directors to amend the bylaws, which may allow New Holley’s board of directors to take additional actions to prevent an unsolicited takeover and inhibit the ability of an acquirer to amend the bylaws to facilitate an unsolicited takeover attempt; and

•

advance notice procedures with which stockholders must comply to nominate candidates to New Holley’s board of directors or to propose matters to be acted upon at a stockholders’ meeting, which could preclude stockholders from bringing matters before annual or special meetings of stockholders and delay changes in New Holley’s Board and also may discourage or deter a potential acquirer from conducting a solicitation of proxies to elect the acquirer’s own slate of directors or otherwise attempting to obtain control of New Holley.

These provisions, alone or together, could delay or prevent hostile takeovers and changes in control or changes in New Holley’s board of directors or management.

The provisions of the proposed certificate of incorporation requiring exclusive forum in the Court of Chancery of the State of Delaware for certain types of lawsuits may have the effect of discouraging lawsuits against our directors and officers.

New Holley’s proposed certificate of incorporation provides that, to the fullest extent permitted by law, and unless New Holley consents in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware will be the sole and exclusive forum for (i) any derivative action, suit or proceeding brought on New Holley’s behalf, (ii) any action, suit or proceeding asserting a claim of breach of a fiduciary duty owed by any director, officer, employee or agent of New Holley to New Holley or New Holley’s stockholders, or any claim for aiding and abetting any such alleged breach (iii) any action, suit or proceeding arising pursuant to any provision of the DGCL or New Holley’s Bylaws or New Holley’s Certificate of Incorporation (as either may be amended from time to time), (iv) any action, suit or proceeding asserting a claim against New Holley or any current or former director, officer or employee governed by the internal affairs doctrine, or (v) any action, suit or proceeding as to which the DGCL confers jurisdiction on the Court of Chancery of the State of Delaware. Notwithstanding the foregoing, the proposed certificate of incorporation will provide that the exclusive forum provision will not apply to suits brought to enforce a duty or liability created by the Securities Act or the Exchange Act or any other claim for which the federal courts have exclusive jurisdiction. Section 22 of the Securities Act creates concurrent jurisdiction for federal and state courts over all suits brought to enforce any duty or liability created by the Securities Act or the rules and regulations thereunder. Similarly, Section 27 of the Exchange Act creates exclusive federal jurisdiction over all suits brought to enforce any duty or liability created by the Exchange Act or the rules and regulations thereunder.

These provisions may have the effect of discouraging lawsuits against New Holley’s directors and officers. The enforceability of similar choice of forum provisions in other companies’ certificates of incorporation has been challenged in legal proceedings, and it is possible that, in connection with any applicable action brought against New Holley, a court could find the choice of forum provisions contained in the proposed certificate of incorporation to be inapplicable or unenforceable in such action.

Risks Relating to Adjournment

If the Adjournment Proposal is not approved, and an insufficient number of votes have been obtained to adopt the Cross-Conditioned Proposals, our board of directors will not have the ability to adjourn the Extraordinary Meeting to a later date in order to solicit further votes, and, therefore, the Business Combination will not be approved, and, therefore, the Business Combination may not be consummated.

Our board of directors is seeking approval to adjourn the Extraordinary Meeting to a later date or dates if, at the Extraordinary Meeting, based upon the tabulated votes, there are insufficient votes to approve each of the Cross-Conditioned Proposals. If the Adjournment Proposal is not approved, our board of directors will not have the ability to adjourn the Extraordinary Meeting to a later date and, therefore, will not have more time to solicit votes to approve the Cross-Conditioned Proposals. In such events, the Business Combination would not be completed.

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

The following unaudited pro forma condensed combined balance sheet as of December 31, 2020 and the unaudited pro forma condensed combined statement of operations for the year ended December 31, 2020 present the combination of the financial information of Empower and Holley after giving effect to the Business Combination and related adjustments described in the accompanying notes, and have been prepared in accordance with Article 11 of Regulation S-X as amended by the final rule, Release 33-10786 “Amendments to Financial Disclosures about Acquired and Disposed Businesses”.

The unaudited pro forma condensed combined balance sheet as of December 31, 2020 combines the audited historical balance sheet of Empower with the audited historical consolidated balance sheets of Holley as of December 31, 2020 giving effect to the Business Combination and related adjustments described in the accompanying notes, on a pro forma basis as if it had been completed as of December 31, 2020.

The unaudited pro forma condensed consolidated statement of operations for the year ended December 31, 2020 combines the audited historical statement of operations of Empower for the period from August 19, 2020 (inception) through December 31, 2020 with the audited historical consolidated statements of comprehensive income (loss) of Holley for the year ended December 31, 2020 on a pro forma basis giving effect to the Business Combination and related adjustments described in the accompanying notes, on a pro forma basis as if it had been completed on January 1, 2020.

The unaudited pro forma condensed combined financial statements do not give effect to the potential impact of any integration costs, tax deductibility of transaction costs, or anticipated synergies in the pre-acquisition period of entities acquired by Holley. These synergies are effective starting on the date of each acquisition and therefore, are not fully captured in the results for the year ended December 31, 2020.

The unaudited pro forma condensed combined financial statements have been presented for illustrative purposes only and do not necessarily reflect what the combined company’s financial condition or results of operations would have been had the Business Combination occurred on the dates indicated. Further, the unaudited pro forma condensed combined financial information also may not be useful in predicting the future financial condition and results of operations of the combined company. The actual financial position and results of operations may differ significantly from the pro forma amounts reflected herein due to a variety of factors. The unaudited pro forma adjustments represent management’s estimates based on information available as of the date of these unaudited pro forma condensed combined financial statements and are subject to change as additional information becomes available and analyses are performed.

The unaudited pro forma condensed combined financial information is based on and should be read in conjunction with the audited and unaudited historical financial statements of each of Empower and Holley and the notes thereto, as well as the disclosures contained in the sections titled “Empowers’ Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Holley’s Management’s Discussion and Analysis of Financial Condition and Results of Operations”.

On March 11, 2021, Empower entered into the Merger Agreement with Merger Sub I, Merger Sub II and Holley, pursuant to which, among other things, following the Domestication, (i) Merger Sub I, a direct wholly owned subsidiary of Empower, will merge with and into Holley, with Holley surviving such merger as a wholly owned subsidiary of New Holley (such merger referred to elsewhere in this proxy statement/prospectus as Company Merger I) and (ii) Merger Sub II, a direct wholly owned subsidiary of Empower, will merge with and into Holley, with Merger Sub II surviving such merger as a wholly owned subsidiary of New Holley (such merger referred to elsewhere in this proxy statement/prospectus as Company Merger II).

The following table presents selected pro forma information after giving effect to the Business Combination presented under two scenarios:

•

Assuming No Redemption: This scenario assumes that (i) no Empower Class A Shares are redeemed and (ii) there is no upward adjustment to the Securities Merger Consideration issued to Holley Parent pursuant to the Merger Agreement; and

•

Assuming Maximum Possible Redemption: This scenario assumes (i) the trust account value at redemption is $250,000,000, (ii) the per share redemption amount is equal to $10.00, (iii) that 19,000,000 Empower Class A Shares are redeemed for an aggregate payment of $190 million from the trust account, which is the maximum amount of redemptions possible in order satisfy the $350 million Minimum Cash Condition, after giving effect to $240 million received as proceeds from the PIPE Investment and $50 million received as proceeds from the A&R FPA and (iv) there is an upward adjustment to the Securities Merger Consideration issued to Holley Parent pursuant to the Merger Agreement.

Unaudited Pro forma Condensed Combined Balance Sheet

As of December 31, 2020

(in USD thousands)

			Assuming No Redemption		Assuming Maximum Redemption
	Empower (Historical)	Holley (Historical)	Pro Forma Transaction Accounting Adjustments	Pro Forma Consolidated	Pro Forma Transaction Accounting Adjustments	Pro Forma Consolidated	Note
Assets
Cash and cash equivalents	$1,081	$71,674	$(121)	$72,634	$(161)	$72,594	a
Accounts receivable, less allowance for credit losses	—	47,341		47,341		47,341
Inventory	—	133,928		133,928		133,928
Prepaids and other current assets	379	5,037		5,416		5,416

Total current assets	1,460	257,980	(121)	259,319	(161)	259,279
Property, plant and equipment, net	—	43,729		43,729		43,729
Goodwill	—	359,099		359,099		359,099
Cash and marketable securities held in Trust Account	250,053	—	(250,053)	—	(250,053)	—	a
Other intangible assets, net	—	404,522		404,522		404,522

Total assets	251,513	1,065,330	(250,174)	1,066,669	(250,214)	1,066,629

Liabilities and stockholders equity
Accounts payable	—	34,601		34,601		34,601
Accrued interest	—	6,588		6,588		6,588
Accrued liabilities	—	26,092		26,092		26,092
Acquisition contingent consideration payable	—	9,200		9,200		9,200
Other Accrued expenses	174	—	(174)	—	(174)	—	a
Current portion of long-term debt	—	5,528		5,528		5,528	b

Total current liabilities	174	82,009	(174)	82,009	(174)	82,009
Deferred underwriting fee payable	8,750		(8,750)	—	(8,750)	—	a
Long-term debt, net of current portion	—	649,458	(100,000)	549,458	(100,000)	549,458	b
Long-term debt due to related party	—	20,000		20,000		20,000
Deferred taxes	—	71,336		71,336		71,336
Other noncurrent liabilities	—	2,146		2,146		2,146

Total liabilities	8,924	824,949	(108,924)	724,949	(108,924)	724,949

Ordinary shares subject to possible redemption	237,589	—	(237,589)	—	(237,589)	—	c
Shareholders Equity
Class A ordinary shares	—		112	112	112	112	c
Class B ordinary shares	1		(1)	—	(1)	—	c
Common stock		—		—		—	c
Additional paid-in capital	5,220	238,890	96,007	340,117	95,967	340,077	c
Accumulated other comprehensive loss		(674)		(674)		(674)
Retained earnings (accumulated deficit)	(221)	2,165	221	2,165	221	2,165	c

Total stockholder’s equity	5,000	240,381	96,339	341,720	96,299	341,680

Total liabilities and stockholder’s equity	$251,513	$1,065,330	$(250,174)	$1,066,669	$(250,214)	$1,066,629

Unaudited Pro forma Condensed Combined Statement of Comprehensive Income (Loss)

For the year ended December 31, 2020

(in USD thousands, except share and per share amounts)

			Assuming No Redemption		Assuming Maximum Redemption
	Empower (Historical)	Holley (Historical)	Pro Forma Transaction Accounting Adjustments	Pro Forma Consolidated	Pro Forma Transaction Accounting Adjustments	Pro Forma Consolidated	Note
Revenue	—	504,179		504,179		504,179
Cost of goods sold	—	295,935		295,935		295,935
Operating Expenses		—		—		—
Selling, general and administrative	—	70,875		70,875		70,875
Research and development costs	—	23,483		23,483		23,483
Formation and operational costs	274	—		274		274
Amortization of intangibles	—	11,082		11,082		11,082
Acquisition, restructuring and management fee costs	—	9,743		9,743		9,743
Related party acquisition and management fee costs	—	6,089		6,089		6,089
Other expense	—	1,517		1,517		1,517

Total operating expenses	274	122,789		123,063		123,063
Income (loss) before interest expense and income taxes	(274)	85,455		85,181		85,181
Interest expense	—	43,772	(9,513)	34,259	(9,513)	34,259	AA
Interest income	49	—	(49)	—	(49)	—	AB
Income (loss) before income taxes	(225)	41,683	9,464	50,922	9,464	50,922
Unrealized gain (loss) on other marketable securities	4	—		4		4
Income tax expense (benefit)	—	8,826	2,524	11,350	2,524	11,350	AC

Net income (loss)	(221)	32,857	6,940	39,576	6,940	39,576

Comprehensive income (loss):	—	—		—		—
Foreign currency translation adjustment	—	16		16		16
Pension liability loss	—	(293)		(293)		(293)

Total comprehensive income (loss)	(221)	32,580	6,940	39,299	6,940	39,299

Weighted average shares outstanding, basic and diluted	7,011,052			115,812,500		115,812,500
Basic and diluted net income per share	(0.04)			0.34		0.34

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

Note 1 — Basis of Presentation

The pro forma adjustments have been prepared as if the Business Combination had been consummated on December 31, 2020 in the case of the unaudited pro forma condensed combined balance sheet and on January 1, 2020, the beginning of the earliest period presented in the unaudited pro forma condensed combined statement of operations.

The unaudited pro forma condensed combined financial information has been prepared assuming the following methods of accounting in accordance with U.S. GAAP.

The historical financial information has been adjusted to give pro forma effect to adjustments that are directly attributable to the Business Combination and the other events contemplated by the Merger Agreement, including the PIPE Investment and the transactions contemplated by the A&R FPA, are factually supportable and, with respect to the unaudited pro forma condensed combined statement of operations, are expected to have a continuing impact on the results of the combined company. The adjustments presented on the unaudited pro forma condensed combined financial statements have been identified and presented to provide relevant information necessary for an accurate understanding of the combined company upon consummation of the Business Combination, the PIPE Investment and the transactions contemplated by the A&R FPA.

Notwithstanding the legal form of the Business Combination pursuant to the Merger Agreement, the Business Combination will be accounted for as a reverse capitalization, with no goodwill or other intangible assets recorded, in accordance with U.S. GAAP. Under this method of accounting, Empower is treated as the “acquired” company for financial reporting purposes. The net assets of Empower are stated at historical cost, with no goodwill or other intangible assets recorded. Operations prior to the Business Combination are those of Holley.

The Business Combination will be accounted for as a reverse recapitalization because Holley has been determined to be the accounting acquirer under Financial Accounting Standards Board’s Accounting Standards Codification Topic 805, Business Combinations (“ASC 805”). The determination is primarily based on the evaluation of the following facts and circumstances taking into consideration both the no redemption and maximum redemption scenario:

•	The pre-merger equity holders of Holley will hold the majority of voting rights in New Holley;

•	The pre-merger equity holders of Holley will have the right to appoint the majority of members of New Holley’s board of directors;

•	Senior management of Holley will comprise the senior management of the Combined Company; and

•	Operations of Holley will comprise the ongoing operations of the Combined Company.

Accordingly, for accounting purposes, the Business Combination will be treated as the equivalent of Holley issuing stock for the net assets of Empower, accompanied by a recapitalization.

Per the Agreement and Plan of Merger, $100.0 million of the PIPE proceeds will be used to partially pay off Holley’s debt (“Debt Paydown”).

Following the closing of the Business Combination, holders of Empower Class A Shares exercising redemption rights will receive their per share redemption price out of the funds in the trust account. Each Empower Shareholder that is a holder of Empower Class A Shares may elect to redeem all or a portion of its Empower Class A Shares at a per-share price, payable in cash, equal to a pro rata share of the aggregate amount on deposit in the trust account (including any interest earned on the funds held in the trust account).

The unaudited pro forma condensed combined financial information excludes the potential effects of 2,187,500 Earn-Out Shares issued to Sponsor at Closing, which will remain subject to vesting and forfeiture. Please see the section entitled “Proposal No. 1 — The Business Combination Proposal — Other Agreements — Sponsor Agreement” for additional information on vesting and forfeiture of the Earn-Out Shares.

The pro forma information contained herein assumes Empowers’ stockholders have approved the proposed Business Combination. Empowers’ stockholders may elect to redeem their shares even if they approve the proposed Business Combination. Empower cannot predict how many of its public stockholders will elect to convert their shares to cash. The actual results will be within the scenarios described below, however, there can be no assurance regarding which scenario will be closest to the actual results.

Note 2 — Description of the Business Combination

On March 11, 2021, Empower entered into the Merger Agreement with Merger Sub I, Merger Sub II and Holley, pursuant to which, among other things, following the Domestication, (i) Merger Sub I will merge with and into Holley, the separate corporate existence of Merger Sub I will cease and Holley will be the surviving corporation and a wholly owned subsidiary of Empower and (ii) Holley will merge with and into Merger Sub II, the separate corporate existence of Holley will cease and Merger Sub II will be the surviving limited liability company and a wholly owned subsidiary of Empower.

At the Closing, Empower will cease to be a shell company and the combined company will operate under the name “Holley Inc.” (referred to elsewhere in the proxy statement/prospectus as New Holley).

As a result of and upon the Closing, among other things, all outstanding shares of Holley common stock as of immediately prior to the effective time of Merger I will be cancelled in exchange for the right to receive an aggregate of $387,500,000 in cash (subject to adjustment) and 57,750,000 shares (subject to adjustment) of Domestication Common Stock (at a deemed value of $10.00 per share). Cash Merger Consideration will be reduced by COVID-19 related deferral taxes and accrued and unpaid income tax liabilities for any tax period prior to closing (but giving effect to certain transaction tax deductions and prepayments not less than zero). In the event of that there are redemptions of Empower Class A Shares such that the amount in the trust account will be less than $540 million (after giving effect to proceeds received from the PIPE Investment and A&R FPA, but before payment of the unpaid transaction expenses of the parties), (i) Cash Merger Consideration will be proportionally reduced by such shortfall and (ii) Securities Merger Consideration will be proportionally increased at a price of $10.00 per share of Domestication Common Stock.

An additional 24,000,000 shares of Domestication Common Stock will be purchased (at a price of $10.00 per share) at the Closing by certain third-party investors (collectively, the “PIPE Investors”), for a total aggregate purchase price of up to $240,000,000 (the “PIPE Investment”).

Pursuant to the Cayman Constitutional Documents, holders of Empower Class A Shares are being offered the opportunity to redeem, upon the closing of the Business Combination, all or a portion of such holder’s Empower Class A Shares then held by them for cash equal to their pro rata share of the aggregate amount on deposit in the trust account (as of two business days prior to the Closing).

Subject to the terms and conditions set forth in the Merger Agreement and under the no redemption scenario, Holley Parent will receive aggregate consideration with a value equal to $1,155,000,000, which consists of (a) $387,500,000 of Cash Merger Consideration and (b) $577,500,000 in shares of Domestication Common Stock based on an assumed price of $10.00 per share. This scenario assumes that (i) no Empower Class A Shares are redeemed and (ii) there is no upward adjustment to the Securities Merger Consideration issued to Holley Parent pursuant to the Merger Agreement

Under the maximum redemption scenario, the Seller and its equity holders will receive aggregate consideration with a value equal to $1,155,000,000, which consists of (i) $197,500,000 of Cash Merger

Consideration and (ii) $767,500,000 in closing number of Domestication Common Stock based on an assumed stock price of $10.00 per share. This scenario assumes (i) the trust account value at redemption is $250,000,000, (ii) the per share redemption amount is equal to $10.00, (iii) that 19,000,000 Empower Class A Shares are redeemed for an aggregate payment of $190 million from the trust account, which is the maximum amount of redemptions possible in order satisfy the $350 million Minimum Cash Condition, after giving effect to $240 million received as proceeds from the PIPE Investment and $50 million received as proceeds from the A&R FPA and (iv) there is an upward adjustment to the Securities Merger Consideration issued to Holley Parent pursuant to the Merger Agreement.

The following table summarizes the pro forma Domestication Common Stock issued and outstanding immediately after the Closing under no and maximum redemption scenarios, excluding the potential dilutive effect of the exercise of Domestication Public Warrants, Domestication Private Warrants and Earn-Out Shares.

	Assuming No Redemption		Assuming Maximum Redemption
	Shares	%	Shares	%
Empower Shareholders	25,000,000	21.6%	6,000,000	5.2%
Sellers	57,750,000	49.9%	76,750,000	66.3%
Sponsor and related parties	9,062,500	7.8%	9,062,500	7.8%
PIPE Investors	24,000,000	20.7%	24,000,000	20.7%
Closing Shares	115,812,500	100.0%	115,812,500	100.0%

Note 3 — Pro Forma Adjustments

Adjustments to Unaudited Pro Forma Condensed Combined Balance Sheets

The adjustments included in the unaudited pro forma condensed combined balance sheet as of December 31, 2020 are as follows:

a. Cash. Represents the impact of the Business Combination on the cash balance of New Holley. The table below represents the sources and uses of funds related to the Business Combination:

	Note	No Redemption	Maximum Redemption
Cash balance of Empower prior to the Business Combination		$1,081	$1,081
Cash balance of Holley prior to the Business Combination		71,674	71,674

Total Pre-adjustment cash balance		72,755	72,755

Proceeds from cash held in Trust Account	1	250,053	250,053
PIPE proceeds	2	240,000	240,000
Forward Purchase Agreement proceeds	3	50,000	50,000
Payment to redeeming Empower stockholders	4	—	(190,040)
Payment to the Sellers	5	(387,500)	(197,500)
Payment of deferred offering costs	7	(8,750)	(8,750)
Payment of accrued expenses	6	(174)	(174)
Payment of transaction costs	7	(43,750)	(43,750)
Debt paydown from PIPE proceeds	8	(100,000)	(100,000)

Adjustment to cash in connection with the Business Combination		(121)	(161)

Ending cash and restricted cash balance		72,634	72,594

(1) Represents the amount of the restricted investments and cash held in the trust account upon consummation of the Business Combination.

(2) Represents the issuance, in a private placement (“PIPE”) to be consummated concurrently with the Closing, to the PIPE Investors of 24.0 million shares of Domestication Common Stock at a price of $10 per share.

(3) Represents the issuance of 5,000 Empower Units under the Forward Purchase Agreement to the A&R FPA Investor, to be consummated concurrently with the Closing

(4) Represents the amount paid to Empower Shareholders who are assumed to exercise redemption rights under the maximum redemption scenario.

(5) Represents the amount of cash paid to the existing equity holders of Holley Parent upon the consummation of the Business Combination.

(6) Payment of Empower’s accrued expenses.

(7) Reflects the settlement of $52.5 million of transaction costs at close in connection with the Business Combination. Of the total, $34.6 million relates to advisory, legal, accounting, printing and other fees to be incurred, $8.8 million relates to Empower deferred underwriting fees, $7.8 million relates to PIPE expenses, and $1.3 million relates to miscellaneous expenses.

(8) Reflects Debt Repayment of Holley’s debt with net cash proceeds from the PIPE Investment in an aggregate principal amount of $100.0 million. See Note 3(b) below.

b. Debt Represents the impact of the Business Combination on the debt balance, specifically in respect of the net cash proceeds from the PIPE Investment in an aggregate principal amount of $100.0 million, (as also indicated above per Pro Forma adjustment (a)(8)). The following table represents the impact of the Debt Paydown assuming no and maximum redemptions by Empower Shareholders:

	No Redemption	Maximum Redemption
Debt paydown from PIPE proceeds	$100,000	$100,000
Allocated to:
Long-term debt, net of current portion and deferred loan costs	$100,000	$100,000

c. Equity

The following table represents the impact of the Business Combination on total equity section assuming no redemptions by Empower Shareholders:

		Common Stock
		Number of Shares		Par Value
	Note	Class A Stock	Class B Stock	Class A Stock	Class B Stock	Common Stock	Additional Paid in Capital	Accumulated Other Comprehensive Income	Retained Earnings
Pre Business Combination — Empower		1,246,145	6,250,000	—	1	—	5,220	—	(221)
Pre Business Combination — Holley		—	—		—	—	238,890	(674)	2,165
Founder Shares	1	4,062,500	(6,250,000)	1	(1)	—	—	—	—

Balances after share transaction of the Combined Company		5,308,645	—	1	—	—	244,110	(674)	1,944

Reclassification of redeemable shares to Class A shares	2	23,753,855	—	24	—	—	237,565	—	—
Cash to existing Holley stockholders at Business Combination	3	—	—	—	—	—	(387,500)	—	—
Shares issue to Holley shareholders as consideration	4	57,750,000	—	58	—	—	(58)	—	—
PIPE financing proceeds	5	24,000,000	—	24	—	—	232,175	—	—
Forward purchase agreement proceeds	6	5,000,000	—	5	—	—	49,995	—	—
Estimated Holley transaction costs	7	—	—	—	—	—	(29,636)	—	—
Estimated Empower transaction costs	7	—	—	—	—	—	(6,314)	—	—
Elimination of historical accumulated deficit of Empower	8	—	—	—	—	—	(221)	—	221
Elimination of historical common stock of Holley		—	—	—	—	—	—	—	—

Post-Business Combination		115,812,500	—	112	—	—	340,117	(674)	2,165

The following table represents the impact of the Business Combination on total equity section assuming maximum redemptions by Empower Shareholders:

		Common Stock
		Number of Shares		Par Value
	Note	Class A Stock	Class B Stock	Class A Stock	Class B Stock	Common Stock	Additional Paid in Capital	Accumulated Other Comprehensive Income	Retained Earnings
Pre Business Combination — Empower		1,246,145	6,250,000	—	1	—	5,220	—	(221)
Pre Business Combination — Holley		—	—	—	—	—	238,890	(674)	2,165
Founder Shares	1	4,062,500	(6,250,000)	1	(1)	—	—	—	—

Balances after share transaction of the Combined Company		5,308,645	—	1	—	—	244,110	(674)	1,944

Reclassification of redeemable shares to Class A shares	2	23,753,855	—	24	—	—	237,565	—	—
Less: Redemption of redeemable stock	9	(19,000,000)	—	(19)	—	—	(190,021)	—	—
Cash to existing Holley stockholders at Business Combination	3	—	—	—	—	—	(197,500)	—	—
Shares issue to Holley shareholders as consideration	4	76,750,000	—	77	—	—	(77)	—	—
PIPE Financing Proceeds	5	24,000,000	—	24	—	—	232,175	—	—
Forward purchase agreement proceeds	6	5,000,000	—	5	—	—	49,995	—	—
Estimated Holley transaction costs	7	—	—	—	—	—	(29,636)	—	—
Estimated Empower transaction costs	7	—	—	—	—	—	(6,314)	—	—
Elimination of historical accumulated deficit of Empower	8	—	—	—	—	—	(221)	—	221
Elimination of historical common stock of Holley		—	—	—	—	—	—	—	—

Post-Business Combination		115,812,500	—	112	—	—	340,077	(674)	2,165

(1) Represents the automatic conversion of Empower Class B Shares into Domestication Common Stock at Closing. 2,187,500 shares of Domestication Common Stock classified as Earn-Out Shares will be restricted from transfer at Closing subject to vesting and forfeiture.

(2) Represents redeemable shares of Empower Pre-Business Combination which become permanent equity of the combined entity at Closing.

(3) Represents Cash Merger Consideration received by existing Holley stockholders at Closing subject to the terms and conditions set forth in the Merger Agreement.

(4) Represents shares of Domestication Common Stock that will be issued to the existing Holley stockholders at Closing subject to the terms and conditions set forth in the Merger Agreement. 57,750,000 and 76,750,000 shares of Domestication Common Stock will be issued to the existing Holley stockholders for no redemptions and maximum redemptions Empower Shareholders, respectively.

(5) Represents the issuance, in a PIPE to be consummated concurrently with the Closing, to the PIPE Investors of 24,000,000 shares of Domestication Common Stock at a price of $10 per share.

(6) Represents the issuance of 5,000,000 Empower Units under the Forward Purchase Agreement to the A&R FPA Investor, to be consummated concurrently with the Closing.

(7) Represents capitalized expenses related to the Business Combination as a reduction to equity proceeds.

(8) Represents the equity reclassification of the historical accumulated deficit of Empower to the combined Additional Paid in Capital of the combined entity.

(9) Represents the amount paid to and the Empower Class A Shares redeemed by Empower public shareholders who are assumed to exercise redemption rights under the maximum redemption scenario.

Adjustments to Unaudited Pro Forma Condensed Combined Statements of Operations

The adjustments included in the unaudited pro forma condensed combined statement of operations for the twelve months ended December 31, 2020 are as follows:

(AA) Represents the estimated changes in historical interest expense following the partial repayment of the existing debt in the amount of $100,000,000 in connection with the Business Combination.

(AB) Represents elimination of investment income and unrealized loss on marketable securities related to the investment held in the trust account.

(AC) Represents the income tax expense resulting from the pro forma adjustment on interest expense.

4. Net Income per Share

Represents the net income per share calculated using the historical weighted average shares outstanding and the issuance of additional shares in connection with the Business Combination and other related events, assuming such additional shares were outstanding since January 1, 2020. As the Business Combination is being reflected as if it had occurred as of January 1, 2020, the calculation of weighted average shares outstanding for basic and diluted net income per share assumes the shares issued in connection with the Business Combination have been outstanding for the entire periods presented. Under the maximum redemption scenario, the shares of Empower Class A Shares assumed to be redeemed by Empower are eliminated as of January 1, 2020.

The net income per share has been prepared without consideration regarding the potential of equity instruments that are expected to have a dilutive effect on the net income per share post-Business Combination.

EXTRAORDINARY MEETING OF SHAREHOLDERS

General

Empower is furnishing this proxy statement/prospectus to its shareholders as part of the solicitation of proxies by the board of directors for use at the Extraordinary Meeting to be held on                     , 2021 and at any adjournment or postponement thereof. This proxy statement/prospectus provides Empower’s shareholders with information they need to know to be able to vote or direct their vote to be cast at the Extraordinary Meeting.

Each Empower Ordinary Share entitles the holder to one (1) vote at the Extraordinary Meeting on each Proposal (other than the Redomestication Proposal and Director Election Proposal) to be considered at the Extraordinary Meeting. Under the terms of the Cayman Constitutional Documents, (i) only the holders of Empower Class B Shares are entitled to vote on the Director Election Proposal and (ii), with respect to the Redomestication Proposal, (x) holders of Empower Class B Shares shall have ten votes for each Empower Class B Share held and entitled to vote thereon and (y) holders of Empower Class A Shares shall have one vote for each Empower Class A Share held and entitled to vote thereon.

Date, Time and Place

The Extraordinary Meeting of the shareholders of Empower will be held at              a.m., Eastern Time, on                     , 2021, at the offices of Gibson, Dunn & Crutcher LLP located at 200 Park Ave, New York, NY 10166 and virtually at                 . Due to the COVID-19 pandemic, we are encouraging our shareholders to attend the Extraordinary Meeting virtually.

Purpose of the Extraordinary Meeting

Empower Shareholders are being asked to vote on the following Proposals:

1.

Proposal No. 1: The Business Combination Proposal — To consider and vote upon a proposal to approve and adopt by ordinary resolution the Merger Agreement, dated as of March 11, 2021 (the “Merger Agreement”), by and among Empower, Merger Sub I, Merger Sub II, and Holley, a copy of which is attached to this proxy statement/prospectus as Annex A, and the transactions contemplated thereunder, including the Mergers and the issuance of shares of Domestication Common Stock pursuant to the Merger Agreement.

2.

Proposal No. 2: The Redomestication Proposal — To consider and vote upon a proposal to approve by special resolution, the change of Empower’s jurisdiction of incorporation by deregistering as an exempted company in the Cayman Islands and continuing and domesticating as a corporation incorporated under the laws of the State of Delaware (the “Domestication” and, together with the Mergers, the “Business Combination”).

3.

Proposal No. 3: The Non-Binding Organizational Documents Proposals — To consider and vote upon, separately presented proposals to approve by ordinary resolution certain governance provisions in the Certificate of Incorporation of New Holley (the “Proposed Charter”) and the Bylaws of New Holley (the “Proposed Bylaws”, together with the Proposed Charter, the “Proposed Organizational Documents”), which are being separately presented in accordance with SEC requirements and which will each be voted upon on a non-binding advisory basis.

4.

Proposal No. 4: The Binding Charter Proposal — To consider and vote upon a proposal to approve by special resolution the Proposed Charter in the form attached hereto as Annex C and the change of name of Empower to Holley Inc.

5.

Proposal No. 5: The Director Election Proposal — To consider and vote upon a proposal to approve by ordinary resolution of the holders of Empower Class B Shares the individuals to serve as members of the board of directors of New Holley following the consummation of the Business Combination: Tom Tomlinson, Matthew Rubel, Gina Bianchini, James D. Coady, Owen M. Basham,                 , and                 .

6.

Proposal No. 6: The NYSE Proposal — To consider and vote upon a proposal to approve by ordinary resolution, for purposes of complying with applicable listing rules of the New York Stock Exchange (“NYSE”), the issuance of more than 20% of the issued and outstanding Empower Ordinary Shares in connection with the Issuances.

7.	Proposal No. 7: The Incentive Plan Proposal — To consider and vote upon a proposal to approve by ordinary resolution the Holley Inc. 2021 Stock Incentive Plan in the form attached hereto as Annex I.

8.

Proposal No. 8: The Adjournment Proposal — To consider and vote upon a proposal to approve by ordinary resolution the adjournment of the Extraordinary Meeting to a later date or dates, if necessary, to permit further solicitation and vote of proxies if there are insufficient votes for, or otherwise in connection with, the approval of the Business Combination Proposal, the Redomestication Proposal, the Binding Charter Approval Proposal, the Incentive Plan Proposal, the Director Election Proposal, and the NYSE Proposal.

Each of the Business Combination Proposal, Redomestication Proposal, Binding Charter Proposal and the NYSE Proposal are cross conditioned on one another (the “Cross-Conditioned Proposals”). The Director Election Proposal and the Incentive Plan Proposal are dependent upon the approval of the Cross-Conditioned Proposals and the consummation of the Business Combination. It is important for you to note that in the event that any of the Cross-Conditioned Proposals is not approved, then Empower will not consummate the Business Combination. In the absence of shareholder approval for a further extension, if Empower does not consummate the Business Combination and fails to complete an initial business combination by October 9, 2022, Empower will be required to dissolve and liquidate. Adoption of the Adjournment Proposal is not conditioned upon the adoption of any of the other Proposals.

Recommendation of the Empower Board of Directors

The Empower board of directors has unanimously determined that the Domestication and the Mergers, on the terms and conditions set forth in the Merger Agreement, are advisable and in the best interests of Empower and its shareholders and has directed that the Proposals set forth in this proxy statement/prospectus be submitted to its shareholders for approval at the Extraordinary Meeting on the date and at the time and place set forth in this proxy statement/prospectus. The Empower board of directors unanimously recommends that Empower’s shareholders vote “FOR” the Business Combination Proposal, “FOR” the Redomestication Proposal “FOR” the Non-Binding Organizational Documents Proposals, FOR” the Binding Charter Proposal, “FOR” the election of each of the seven (7) directors nominated in the Director Election Proposal, “FOR” the NYSE Proposal, “FOR” the Incentive Plan Proposal and “FOR” the Adjournment Proposal (if necessary).

For a description of various factors considered by the Empower board of directors in reaching its decision to adopt the Merger Agreement and approve the Mergers and the other transactions contemplated by the Merger Agreement, including the Proposals, see the section titled “Proposal No. 1 — The Business Combination—The Merger Agreement — Empower’s Board of Directors’ Reasons for the Approval of the Business Combination”.

When you consider the recommendation of Empower’s board of directors in favor of approval of these proposals, you should keep in mind that Empower’s directors and officers have interests in the Business Combination that are different from or in addition to (and which may conflict with) your interests as a shareholder. For a summary of these interests, please see the section entitled “Proposal No. 1 — The Business Combination — Interests of Certain Persons in the Business Combination.”

Voting Power; Record Date

Empower Shareholders will be entitled to vote or direct votes to be cast at the Extraordinary Meeting if they owned Empower Ordinary Shares at the close of business on                     , 2021, which is the “record date” for the Extraordinary Meeting. Each Empower Ordinary Share entitles the holder to one (1) vote at the Extraordinary

Meeting on each Proposal (other than the Redomestication Proposal and the Director Election Proposal) to be considered at the Extraordinary Meeting. Under the terms of the Cayman Constitutional Documents, (i) with respect to the Director Election Proposal, only holders of Empower Class B Shares shall have one vote for each Empower Class B Share held and entitled to vote thereon and (ii) with respect to the Redomestication Proposal, (x) holders of Empower Class B Shares shall have ten votes for each Empower Class B Share held and entitled to vote thereon and (y) holders of Empower Class A Shares shall have one vote for every Empower Class A Share held and entitled to vote thereon. If your shares are held in “street name” or are in a margin or similar account, you should contact your broker to ensure that votes related to the shares you beneficially own are properly counted. Empower Public Warrants and Empower Private Warrants do not have voting rights. As of the close of business on the record date, there were 25,000,000 Empower Class A Shares issued and outstanding and 6,250,000 Empower Class B Shares issued and outstanding.

Vote of the Sponsor and Empower’s Directors and Officers

Pursuant to the terms of a letter agreement (the “Letter Agreement”) entered into with Empower, the Sponsor and Empower’s officers and directors have agreed to vote any Founder Shares held by them and any Empower Class A Shares purchased during or after Empower’s IPO in favor of an initial business combination. The Sponsor, Empower’s officers and directors and their permitted transferees own at least 20% of the outstanding Empower Ordinary Shares entitled to vote thereon. The quorum and voting thresholds at the Extraordinary Meeting and the Letter Agreement may make it more likely that Empower will consummate the Business Combination. See “Proposal No. 1 — Other Agreements — Letter Agreement.”

Quorum and Required Vote for Proposals for the Extraordinary Meeting

A quorum of Empower Shareholders is necessary to hold a valid meeting. A quorum will be present at the Extraordinary Meeting if a majority of the issued and outstanding Empower Ordinary Shares entitled to vote at the Extraordinary Meeting are represented in person or by proxy. Abstentions and broker non-votes, while considered present for the purposes of establishing a quorum, will not count as votes cast at the Extraordinary Meeting. As of the record date for the Extraordinary Meeting, 15,625,001 Empower Ordinary Shares would be required to achieve a quorum.

The Sponsor has agreed to vote all of its Empower Ordinary Shares in favor of the proposals being presented at the Extraordinary Meeting. As of the date of this proxy statement/prospectus, the Sponsor owns 20.0% of the issued and outstanding Empower Ordinary Shares.

The proposals presented at the Extraordinary Meeting require the following votes:

1.

Proposal No. 1: The Business Combination Proposal — Requires an ordinary resolution under Cayman Islands law, being the affirmative vote of a majority of the Empower Ordinary Shares represented in person or by proxy and entitled to vote thereon and who vote at the Extraordinary Meeting.

2.

Proposal No. 2: The Redomestication Proposal — Requires a special resolution under Cayman Islands Companies Law, being the affirmative vote of holders of at least two-thirds of the Empower Ordinary Shares represented in person or by proxy and entitled to vote thereon and who vote at the Extraordinary Meeting.

3.

Proposal No. 3: The Non-Binding Organizational Documents Proposals — Each of the Non-Binding Organizational Documents Proposals requires an ordinary resolution under Cayman Islands Companies Law, being the affirmative vote of holders of a majority of the Empower Ordinary Shares represented in person or by proxy and entitled to vote thereon and who vote at the Extraordinary Meeting.

4.

Proposal No. 4: The Binding Charter Proposal — Requires a special resolution under Cayman Islands Companies Law, being the affirmative vote of holders of at least two-thirds of the Empower Ordinary Shares represented in person or by proxy and entitled to vote thereon and who vote at the Extraordinary Meeting.

5.

Proposal No. 5: The Director Election Proposal — Requires an ordinary resolution under Cayman Islands law, being the affirmative vote of a majority of the Empower Class B Shares represented in person or by proxy and entitled to vote thereon and who vote at the Extraordinary Meeting.

6.

Proposal No. 6: The NYSE Proposal — Requires an ordinary resolution under Cayman Islands law, being the affirmative vote of a majority of the Empower Ordinary Shares represented in person or by proxy and entitled to vote thereon and who vote at the Extraordinary Meeting.

7.

Proposal No. 7: The Incentive Plan Proposal — Requires an ordinary resolution under Cayman Islands law, being the affirmative vote of a majority of the Empower Ordinary Shares represented in person or by proxy and entitled to vote thereon and who vote at the Extraordinary Meeting.

8.

Proposal No. 8: The Adjournment Proposal — Requires an ordinary resolution under Cayman Islands law, being the affirmative vote of a majority of the Empower Ordinary Shares represented in person or by proxy and entitled to vote thereon and who vote at the Extraordinary Meeting.

Abstentions and Broker Non-Votes

Abstentions and broker non-votes, while considered present for the purposes of establishing a quorum, will not count as votes cast at the Extraordinary Meeting.

Voting Your Shares

Each Empower Ordinary Share that you own in your name entitles you to one (1) vote on each of the Proposals (other than the Redomestication Proposal and the Director Election Proposal) to be considered at the Extraordinary Meeting. Under the terms of the Cayman Constitutional Documents, (i) with respect to the Director Election Proposal, only holders of Empower Class B Shares shall have one vote for each Empower Class B Share held and entitled to vote thereon and (ii) with respect to the Redomestication Proposal, (x) holders of Empower Class B Shares shall have ten votes for each Empower Class B Share held and entitled to vote thereon and (y) holders of Empower Class A Shares shall have one vote for every Empower Class A Share held and entitled to vote thereon. Your one or more proxy cards show the number of Empower Ordinary Shares that you own. There are several ways to have your Empower Ordinary Shares voted:

•

You can submit a proxy to vote your Empower Ordinary Shares by completing, signing, dating and returning the enclosed proxy card in the postage-paid envelope provided. If you hold your Empower Ordinary Shares in “street name” through a bank, broker or other nominee, you will need to follow the instructions provided to you by your bank, broker or other nominee to ensure that your shares are represented and voted at the Extraordinary Meeting. If you submit a proxy card, your “proxy,” whose name is listed on the proxy card, will vote your shares as you instruct on the proxy card. If you sign and return the proxy card but do not give instructions on how to vote your Empower Ordinary Shares, your shares will be voted as recommended by Empower’s board of directors. The Empower board of directors unanimously recommends that Empower’s shareholders vote “FOR” the Business Combination Proposal, “FOR” the Redomestication Proposal “FOR” the Non-Binding Organizational Documents Proposals, FOR” the Binding Charter Proposal, “FOR” the election of each of the seven (7) directors nominated in the Director Election Proposal, “FOR” the NYSE Proposal, “FOR” the Incentive Plan Proposal and “FOR” the Adjournment Proposal (if necessary).

•

You can attend the Extraordinary Meeting and vote virtually even if you have previously voted by submitting a proxy pursuant to any of the methods noted above. However, if your Empower Ordinary Shares are held in the name of your broker, bank or other nominee, you must get a proxy from the broker, bank or other nominee. That is the only way Empower can be sure that the broker, bank or nominee has not already voted your Empower Ordinary Shares.

Revoking Your Proxy

If you are a record owner of your shares and you give a proxy, you may change or revoke it at any time before it is exercised by doing any one of the following:

•	you may send another proxy card with a later date;

•	you may notify Empower’s secretary in writing before the Extraordinary Meeting that you have revoked your proxy; or

•	you may attend the Extraordinary Meeting virtually, revoke your proxy, and vote online as described above.

If your shares are held in “street name” or are in a margin or similar account, you should contact your broker for information on how to change or revoke your voting instructions.

Who Can Answer Your Questions About Voting

If you have any questions about how to vote or direct a vote in respect of your Empower Ordinary Shares, please contact Empower’s proxy solicitor, Morrow Sodali LLC, at (800) 662-5200 (banks or brokers can call collect at (203) 658-9400) or email EMPW.info@investor.morrowsodali.com.

Redemption Rights

Pursuant to the Cayman Constitutional Documents, a holder of Empower Class A Shares may request that Empower redeem all or a portion of its shares for cash if the Business Combination is consummated. As a holder of Empower Class A Shares, you will be entitled to receive cash for any such shares to be redeemed only if you:

•

hold Empower Class A Shares; or if holding Empower Class A Shares through Empower Units, you elect to separate your Empower Units into the underlying Empower Class A Shares and Empower Public Warrants prior to exercising your redemption rights with respect to the Empower Class A Shares;

•	submit a written request to Continental Stock Transfer & Trust Company (“Continental”), Empower’s transfer agent, that Empower redeem all or a portion of your public shares for cash; and

•	deliver your public shares to Continental, Empower’s transfer agent, physically or electronically through DTC.

Holders must complete the procedures for electing to redeem their public shares in the manner described above prior to 5:00 p.m., Eastern Time, on                         , 2021 (two business days before the Extraordinary Meeting) in order for their shares to be redeemed.

Holders of Empower Units must elect to separate Empower Units into the underlying Empower Class A Shares and Empower Public Warrants prior to exercising redemption rights with respect to the Empower Class A Shares. If holders hold their Empower Units in an account at a brokerage firm or bank, holders must notify their broker or bank that they elect to separate the Empower Units into the underlying Empower Class A Shares and Empower Public Warrants, or if a holder holds Empower Units registered in its own name, the holder must contact Continental, Empower’s transfer agent, directly and instruct them to do so. Empower Shareholders may elect to redeem all or a portion of the Empower Class A Shares held by them regardless of if or how they vote in respect of the Business Combination Proposal. If the Business Combination is not consummated, the Empower Class A Shares will be returned to the respective holder, broker or bank. If the Business Combination is consummated, and if a public shareholder properly exercises its right to redeem all or a portion of the Empower Class A Shares that it holds and timely delivers its shares to Continental, Empower’s transfer agent, New Holley will redeem such Empower Class A Shares for a per-share price, payable in cash, equal to the pro rata portion of the trust account, calculated as of two business days prior to the consummation of the Business Combination. For illustrative purposes, as of                     , 2021, this would have amounted to approximately $         per issued and outstanding Empower Class A Share. If a public shareholder exercises its redemption rights in full, then it will be electing to exchange its public shares for cash and will no longer own public shares. The redemption takes place following the Domestication and, accordingly, it is shares of Domestication Common Stock that will be redeemed immediately after consummation of the Business Combination. See “How do holders of Empower Class A Shares exercise their redemption rights?” and related Q&As in this proxy statement/prospectus for a detailed description of the procedures to be followed if you wish to redeem your public shares for cash.

Notwithstanding the foregoing, a holder of Empower Class A Shares, together with any affiliate of such public shareholder or any other person with whom such public shareholder is acting in concert or as a “group” (as defined in Section 13(d)(3) of the Exchange Act), will be restricted from redeeming its public shares with respect to more than an aggregate of 15% of the public shares. Accordingly, if a holder of Empower Class A Shares, alone or acting in concert or as a group, seeks to redeem more than 15% of the public shares, then any such shares in excess of that 15% limit would not be redeemed for cash.

The Sponsor has agreed to vote in favor of the Business Combination, regardless of how our holders of Empower Class A Shares vote. Unlike some other blank check companies in which the initial shareholders agree to vote their shares in accordance with the majority of the votes cast by the public shareholders in connection with an initial business combination, the Sponsor has agreed to, among other things, vote in favor of the Merger Agreement and the transactions contemplated thereby. As of the date of this proxy statement/prospectus, the Sponsor owns 20.0% of the issued and outstanding Empower Ordinary Shares.

Holders of the Empower Public Warrants and Empower Private Warrants will not have redemption rights with respect to such warrants.

For a detailed discussion of the material U.S. federal income tax considerations for shareholders with respect to the exercise of these redemption rights, see the section titled “U.S. Federal Income Tax Considerations”. The consequences of a redemption to any particular shareholder will depend on that shareholder’s particular facts and circumstances. Accordingly, you are urged to consult your tax advisor to determine your tax consequences from the exercise of your redemption rights, including the applicability and effect of U.S. federal, state, local and non-U.S. income and other tax laws in light of your particular circumstances.

Appraisal Rights

Neither Empower Shareholders or holders of Empower Public Warrants and Empower Private Warrants have appraisal rights in connection with the Business Combination or the Domestication under the Cayman Islands Companies Law or under the DGCL.

Proxy Solicitation Costs

Empower is soliciting proxies on behalf of its board of directors. This solicitation is being made by mail but also may be made by telephone. Empower and its directors, officers and employees may also solicit proxies online. Empower will file with the SEC all scripts and other electronic communications as proxy soliciting materials. Empower will bear the cost of the solicitation.

Empower has hired Morrow Sodali LLC to assist in the proxy solicitation process. Empower will pay to Morrow Sodali LLC a fee of $32,500, plus disbursements.

Empower will ask banks, brokers and other institutions, nominees and fiduciaries to forward the proxy materials to their principals and to obtain their authority to execute proxies and voting instructions. Empower will reimburse them for their reasonable expenses.

Stock Ownership

As of                     , 2021, the Empower record date, the Sponsor and Empower’s directors owned of record and were entitled to vote an aggregate of 6,250,000 Founder Shares that were issued prior to Empower’s IPO. Such shares currently constitute 20% of the outstanding Empower Ordinary Shares. The Sponsor and Empower’s officers and directors have agreed to vote the Founder Shares, as well as any Empower Ordinary Shares acquired in the aftermarket, in favor of each of the proposals being presented at the Extraordinary Meeting. The Founder Shares have no right to participate in any redemption distribution and will be worthless if no business combination is effected by Empower.

PROPOSAL NO. 1 — THE BUSINESS COMBINATION PROPOSAL

Overview

Empower is asking its shareholders to adopt and approve the Merger Agreement, certain related agreements and the transactions contemplated thereby (including the Business Combination). Empower shareholders should read carefully this proxy statement/prospectus in its entirety for more detailed information concerning the Merger Agreement, which is attached as Annex A to this proxy statement/prospectus, and the transactions contemplated thereby. Please see “— The Merger Agreement” below for additional information and a summary of certain terms of the Merger Agreement. You are urged to read carefully the Merger Agreement in its entirety before voting on this Proposal.

We may complete the Business Combination only if it is approved by holders of a majority of Empower Ordinary Shares that are present and vote at the Extraordinary Meeting. The Business Combination Proposal is conditioned on the approval of each of the Cross-Conditioned Proposals. Therefore, if any of the Cross-Conditioned Proposals is not approved, the Business Combination Proposal will have no effect, even if approved by holders of Empower Ordinary Shares.

Background of the Business Combination

The terms of the merger agreement are the result of extensive arms’ length negotiations between Empower, Holley and their respective representatives. The following is a brief description of the background of these negotiations and summarizes the key meetings and events that led to the signing of the Merger Agreement. The following chronology does not purport to catalogue every conversation among the parties to the Merger Agreement of their representatives.

Empower is a blank check company incorporated in the Cayman Islands and formed for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses.

On August 21, 2020, the Sponsor purchased 7,187,500 Founder Shares for an aggregate price of $25,000. The Sponsor agreed to forfeit up to 937,500 Founder Shares to the extent that the over-allotment option was not exercised in full by the underwriters. On November 20, 2020, the underwriters to Empower’s initial public offering declined to exercised their 45-day over-allotment option; thus, the 937,500 Founder Shares were forfeited by the Sponsor.

On October 6, 2020, Empower entered into a forward purchase agreement with Empower Funding LLC (referred to elsewhere in this proxy statement/prospectus as A&R FPA Investor), whereby the A&R FPA Investor agreed to purchase, concurrent with Empower’s consummation of an initial business combination, 5,000,000 units at a price of $10.00 per unit, generating gross proceeds of $50 million. Each unit consists of one (1) Empower Class A Share, and one-third (1/3) of one (1) Empower Public Warrant. Each whole Empower Public Warrant entitles the holder thereof to purchase one (1) Empower Class A Share at a price of $11.50 per share, subject to certain adjustments.

On October 9, 2020, Empower completed its initial public offering of 25,000,000 Empower Units, at a price of $10.00 per unit, generating gross proceeds of $250 million (before underwriting discounts and commissions and offering expenses). Each Empower Unit consists of one (1) Empower Class A Share, and one-third (1/3) of one (1) Empower Public Warrant. Each whole Empower Public Warrant entitles the holder thereof to purchase one (1) Empower Class A Share at a price of $11.50 per share, subject to certain adjustments.

Concurrently with the completion of the initial public offering, the Sponsor purchased an aggregate of 4,666,667 Empower Private Warrants at a price of $1.50 per warrant, or $7 million in the aggregate. Each whole

Empower Private Warrant entitles the holder thereof to purchase one (1) Empower Class A Share at a price of $11.50 per share, subject to certain adjustments.

A total of $250,000,000 of the net proceeds from Empower’s initial public offering and the private placement with the Sponsor was deposited in the trust account established for the benefit of holders of Domestication Common Stock.

Prior to the consummation of the initial public offering, neither Empower, nor anyone on its behalf, contacted any prospective target business or had any substantive discussions, formal or otherwise, with respect to a business combination with Empower.

Between October 9, 2020, the date of the closing of the initial public offering, and December 24, 2020, the date on which Empower entered into exclusivity with Holley (as further described below), Empower and its representatives had contact with management teams, board members or other investors of approximately 25 potential targets. These potential targets were in various categories of the consumer goods and services industries. Of the 25 potential targets, Empower then conducted additional due diligence with respect to 10 such targets (the “Potential Targets”). Empower management meetings with Potential Targets included:

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On October 16, 2020 members of the Empower team met with the management team of a company in the retail arts & crafts industry on videoconference. In addition, members of the Empower team met with management of such company on October, 26 2020 and October 27, 2020 to conduct further diligence.

•	On October 19, 2020 members of the Empower team met with the management team of a company in the men’s grooming space.

•	On October 22, 2020, the members of the Empower team met with the management team of a company in the recreational vehicle and specialty HVAC industry on videoconference.

•	On October 26, 2020, the members of the Empower team met with the management team of a company in the electric vehicle industry on videoconference.

•	On October 30, 2020, the members of the Empower team met with the management team of a company in the vitamins and supplements industry on videoconference.

•

On October 30, 2020, the members of the Empower team met with the management team of a company in the automotive finance industry on videoconference. In addition, members of the Empower team met with management of such company on November 6, 2020 and November 9, 2020 to perform further diligence.

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On November 2, 2020, the members of the Empower team met with the management team of a company in the consumer healthcare industry on videoconference. In addition, members of the Empower team met with management of such company on November 17, 19 and 20, 2020 to conduct further diligence. Empower submitted an IOI on November 10, 2020 and an LOI on November 23, 2020 and subsequently declined to pursue the transaction further.

•

On November 3, 2020, the members of the Empower team met with the management team of a company in the consumer healthcare industry on videoconference. Empower submitted an IOI on November 11, 2020 for the business and subsequently declined to pursue the transaction further.

Empower conducted due diligence to varying degrees on the Potential Targets, including review of the business’ management, stockholders, business model, valuation, balance sheet and historical and projected financials, in each case to the extent made available, among other diligence reviews. Following such reviews, and at various points in time, these discussions with the Potential Targets other than Holley were discontinued for one or various reasons, including maturity of the business, a near-term path to profitability, valuation, state of financial systems and/or controls, or impact of COVID-19, among other reasons.

On October 23, 2020, Empower engaged Gibson, Dunn & Crutcher LLP (“GDC”) as its mergers and acquisitions and capital markets counsel.

On November 9, 2020, in the course of Empower’s review of potential business combination targets, Jonathan Marlow from Empower emailed Brent Smith of William Blair & Company, L.L.C. (“William Blair”), and arranged for an introductory videoconference to discuss Holley’s business with Sentinel Capital Partners, L.L.C. (“Sentinel”).

On November 12, 2020, Matt Rubel, Graham Clempson, Jonathan Marlow and Sam Selinger of Empower, had an introductory meeting with members of the Sentinel and William Blair teams in which they discussed Holley’s business and the SPAC business combination process.

On November 12, 2020, Empower and Holley entered into a non-disclosure agreement with respect to the sharing of confidential information and subsequently Holley provided representatives of Empower with access to a data room and began to share confidential information regarding its business with Empower.

On November 23, 2020, Holley provided a management presentation to representatives of Empower, including Matt Rubel, Graham Clempson, Jonathan Marlow and Sam Selinger.

On November 24, 2020, Matt Rubel, Graham Clempson, Jonathan Marlow and Sam Selinger spoke with members of the William Blair team and indicated Empower’s initial interest in exploring a transaction with Holley and beginning due diligence.

Holley engaged William Blair, Sentinel, Jeffries LLC, and Lazard Middle Market (together, the “Holley Advisors”) as financial advisors in connection with a potential business combination transaction involving Holley and Empower. Holley management also provided updates on its strategic process to the Holley board of directors during the same period. During this period, management of Holley also became familiar with the general opportunities of potential business combinations with special purpose acquisition companies and consulted with the Holley Advisors regarding the structuring and potential benefits and risks associated with a transaction of that nature.

On December 6, 2020, Empower sent Holley a detailed due diligence request list, including, but not limited to, financial items, competitive dynamics, business operations and end markets.

On December 14, 2020, Graham Clempson spoke with members of the William Blair team and outlined Empower’s intention to present a term sheet after completing initial due diligence.

On December 15, 2020, Empower sent an initial indication of terms to Holley (the “Term Sheet”). This Term Sheet set forth Empower’s proposal to acquire all of the outstanding equity interests of Holley for total consideration of $960 million, consisting of $510 million in shares valued at $10.00 per share and $450 million in cash consideration. Empower’s proposal did not include any adjustments to the Empower shares owned by Sponsor.

On December 22, 2020, Holley responded to Empower’s initial proposal with revised terms to include, among other things, increasing the share consideration to $555 million, increasing the purchase price by acquisitions completed by Holley between signing and closing, and requiring the sponsor to subject 50% of its Empower shares to an earn-out.

On December 23, 2020, Empower sent a revised Term Sheet to Holley. Among other things, the revised draft addressed terms related to valuation, the allocation of cash and securities merger consideration, the lock-up of certain amounts of Founder Shares, PIPE investment size, and transaction expenses.

Between December 22, 2020 and December 24, 2020, Empower and Holley negotiated various terms of Term Sheet.

On December 24, 2020, Empower and Holley executed the Term Sheet, which included, among other things, total transaction consideration of $1.025 billion, consisting of $518.5 million in share consideration and $506.5 million in cash consideration, and subjected 20% of the Class B Shares held by Sponsor to an earn-out with a share price hurdle of $13.00 per share. Holley and Empower agreed to a mutual exclusivity period of 30 business days following the execution of the Term Sheet.

Throughout the months of December 2020 and March 2021, Empower, Holley and their respective advisors participated in a number of due diligence telephone calls and exchanged due diligence materials, including in the areas of legal, financial, market, information technology, software, tax, insurance, employee benefits and industry trends.

Through the months of December 2020 and March 2021, members of Empower including Matt Rubel, Graham Clempson, Jonathan Marlow, Sam Selinger and members of Empower’s investment committee conducted internal videoconferences discussing the contemplated transaction with Holley.

On December 28, 2020, GDC, counsel to Empower, spoke with Willkie Farr & Gallagher LLP (“WF”), counsel to Holley, to discuss the timeline to execution of the definitive documentation, allocation of drafting responsibilities and certain other topics. At this meeting, the parties agreed that GDC would commence drafting the merger agreement for the potential business combination.

On December 29, 2020, Empower commenced confirmatory business due diligence and third-party legal, financial, accounting, tax, information technology, insurance, benefits and industry trends due diligence, and participated in various discussions with representatives of Holley.

On December 31, 2021, Empower’s management team had an internal call to further discuss confirmatory business and legal due diligence, and the PIPE Investment process.

On January 7, 2021, Empower began providing Holley with information regarding the PIPE Investment that would be used to provide financing in a potential transaction, as well as an illustrative business combination timeline, and additional diligence information regarding Empower.

On January 29, 2021, Empower and Holley extended the exclusivity period in the Letter of Intent by an additional 30 days.

On February 26, 2021, Empower held a board meeting, during which, among other things, the Term Sheet was reviewed, a transaction status update was given, Holley’s PIPE Investment investor presentation was reviewed, and the Empower board of directors (the “Empower Board”) approved Empower to engage J.P. Morgan Securities LLC (“JPM”) and Jefferies LLC (“Jefferies”, together with JPM, the “Placement Agents”) to act as placement agents for Empower in connection with the PIPE Investment. The Empower Board also authorized Empower to begin the PIPE Investment marketing process.

On February 8, 2021, Empower entered into a formal engagement letter with JPM and Jefferies to act as a placement agents on the potential business combination.

On February 12, 2021, Empower and Holley commenced wall crossing potential PIPE Investors.

On January 21, 2021, GDC distributed to WF an initial draft of the merger agreement for the potential business combination.

On February 4, 2021, WF provided GDC its initial comments to the merger agreement. The revised draft generally addressed risk allocation, representations and warranties, covenants, termination provisions and closing conditions.

On February 25, 2021, GDC provided WF a revised draft of the merger agreement, generally dealing with the same open issues as in WF’s February 4, 2021 draft.

On March 9, 2021, after discussions between Holley, Empower and their respective representatives, the parties agreed to adjust the transaction consideration, including the reallocation of merger consideration ($387.5 million to be paid in cash and $577.5 million to be paid in share consideration), final determination of aggregate PIPE Investments equal to $240 million, and a minimum closing cash condition of $350 million in Holley’s favor.

Between January 21, 2021 and March 11, 2021, Empower and Holley negotiated various terms of the potential business combination, the merger agreement and ancillary transaction documents, including the amended and restated forward purchase agreement, the amended and restated registration rights agreement and the stockholders’ agreement, among others.

On February 26, 2021, the Empower Board met and discussed the PIPE Investment and the proposed business combination with Holley. During such meeting, GDC provided a summary of the merger agreement, transaction structure and related transaction documents. The Empower board of directors undertook a rigorous discussion regarding the various benefits and risks associated with the transaction, including the proposed sources and uses of funds (including the variability of outcomes depending on Empower redemption levels), the pro forma capitalization of the combined company, the closing certainty associated with the transaction and other aspects of the transaction. GDC and Maples and Calder (Cayman) LLP, Cayman counsel to Empower, also presented an overview of the fiduciary duties of the Empower board of directors and Empower management under Cayman Islands law and in the context of the proposed transactions under Delaware law.

Between the end of February and March 11, 2021, GDC and WF collectively negotiated the terms of the PIPE Subscription Agreements with Kirkland & Ellis LLP, counsel to the Placement Agents, and prospective investors in the PIPE Investment and responded to follow-up questions and comments related thereto, particularly with respect to the closing process and the expected timeline for consummating the merger. During this time, the prospective investors conveyed to the Placement Agents their initial proposed subscription amounts.

On March 10, 2021, the Empower board of directors adopted unanimous written resolutions (i) determining that it is in the best interests of Empower for Empower to enter into the Merger Agreement and the transactions contemplated thereby, (ii) adopting the Merger Agreement and approving Empower’s execution and delivery of the Merger Agreement and the consummation of the transactions contemplated thereby, and (iii) recommending that its shareholders vote to approve and adopt the Merger Agreement and the transactions contemplated thereby.

On March 11, 2021, the Holley board of directors adopted written resolutions (i) determining that it is in the best interests of Holley for Holley to enter into the Merger Agreement and the transactions contemplated thereby, and (ii) adopting the Merger Agreement and approving Holley’s execution and delivery of the Merger Agreement and the consummation of the transactions contemplated thereby.

On March 11, 2021 a final version of the PIPE Subscription Agreement was distributed to the prospective investors, which reflected the outcome of negotiations between the parties and the prospective investors. On March 11, the PIPE Investors that had chosen to participate in the PIPE Investment indicated their final subscription amounts and delivered executed PIPE Subscription Agreements for purchases of an aggregate of 24 million shares of Domestication Common Stock at $10.00 per share.

On March 12, 2021, a press release was issued announcing the Business Combination. Shortly thereafter, Empower filed a current report on Form 8-K attaching the press release, the investor presentation previously provided to the PIPE Investors and current Empower Shareholders and the Merger Agreement.

The Merger Agreement

This subsection of the proxy statement/prospectus describes the material provisions of the Merger Agreement, but does not purport to describe all of the terms of the Merger Agreement. The following summary is qualified in its entirety by reference to the complete text of the Merger Agreement, a copy of which is attached as Annex A to this proxy statement/prospectus. You are urged to read the Merger Agreement in its entirety because it is the primary legal document that governs the Mergers.

The Merger Agreement contains representations, warranties and covenants that the respective parties made to each other as of the date of the Merger Agreement or other specific dates. The assertions embodied in those representations, warranties and covenants were made for purposes of the contract among the respective parties and are subject to important qualifications and limitations agreed to by the parties in connection with negotiating the Merger Agreement. The representations, warranties and covenants in the Merger Agreement are also modified in part by the underlying disclosure letters (the “ disclosure letters”), which are not filed publicly and which are subject to a contractual standard of materiality different from that generally applicable to shareholders and were used for the purpose of allocating risk among the parties rather than establishing matters as facts. We do not believe that the disclosure letters contain information that is material to an investment decision. Additionally, the representations and warranties of the parties to the Merger Agreement may or may not have been accurate as of any specific date and do not purport to be accurate as of the date of this proxy statement/prospectus. Accordingly, no person should rely on the representations and warranties in the Merger Agreement or the summaries thereof in this proxy statement/prospectus as characterizations of the actual state of facts about Empower, Holley or any other matter.

Structure of the Mergers

On March 11, 2021, Empower entered into the Merger Agreement with Merger Sub I, Merger Sub II and Holley, pursuant to which, among other things, following the Domestication, (i) Merger Sub I will merge with and into Holley, the separate corporate existence of Merger Sub I will cease and Holley will be the surviving corporation and a wholly owned subsidiary of Empower and (ii) Holley will merge with and into Merger Sub II, the separate corporate existence of Holley will cease and Merger Sub II will be the surviving limited liability company and a wholly owned subsidiary of Empower.

Prior to and as a condition of the Mergers, pursuant to the Domestication, Empower will change its jurisdiction of incorporation by effecting a deregistration under the Cayman Islands Companies Law and a domestication under Section 388 of the DGCL, pursuant to which Empower’s jurisdiction of incorporation will be changed from the Cayman Islands to the State of Delaware. For more information, see “The Redomestication Proposal.”

Consideration

Aggregate Merger Consideration

As a result of and upon the Closing (as defined below), among other things, all outstanding shares of Holley common stock as of immediately prior to the effective time of Merger I will be cancelled in exchange for the right to receive an aggregate of $387,500,000 in cash (subject to adjustment) and 57,750,000 shares (subject to adjustment) of Domestication Common Stock (at a deemed value of $10.00 per share). Cash Merger Consideration will be reduced by COVID-19-related deferral taxes, accrued and unpaid income tax liabilities for any tax period prior to closing (but giving effect to certain transaction tax deductions and prepayments not less than zero), and certain success fees owed to affiliates of Holley Parent. In the event there are redemptions of Empower Class A Shares such that the amount in the trust account will be less than $540 million (after giving effect to proceeds received from the PIPE Investment and A&R FPA, but before payment of the unpaid transaction expenses of the parties), (i) Cash Merger Consideration will be proportionally reduced by such shortfall and (ii) Securities Merger Consideration will be proportionally increased by an equivalent amount with additional Domestication Common Stock to be issued to Holley Parent at a price of $10.00 per share.

An additional 24,000,000 shares of Domestication Common Stock will be purchased (at a price of $10.00 per share) at the Closing by certain third-party investors (collectively, the “PIPE Investors”), for a total aggregate purchase price of up to $240,000,000 (the “PIPE Investment”).

Closing

In accordance with the terms and subject to the conditions of the Merger Agreement, the closing of the Mergers (the “Closing”) will take place at 10:00 a.m., Eastern Time, on the date that is the second business day after the satisfaction or waiver of the conditions set forth in the Merger Agreement (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of those conditions), unless another time or date is mutually agreed to in writing by the parties. The date on which the Closing actually occurs is referred to as the “Closing Date.”

Representations and Warranties

The Merger Agreement contains representations and warranties of Empower, Merger Sub I, Merger Sub II and Holley, certain of which are qualified by materiality and material adverse effect (as defined below) and may be further modified and limited by the disclosure letters. See “Proposal No. 1 — The Business Combination Proposal — Material Adverse Effect” below. The representations and warranties of Empower are also qualified by information included in Empower’s public filings, filed or submitted to the SEC on or prior to the date of the Merger Agreement (subject to certain exceptions contemplated by the Merger Agreement).

Representations and Warranties of Holley

Holley has made representations and warranties relating to, among other things, company organization, subsidiaries, due authorization, no conflict, governmental authorities and consents, capitalization of Holley and its subsidiaries, financial statements, undisclosed liabilities, litigation and proceedings, legal compliance, contracts and no defaults, Holley benefit plans, employees and labor relations, taxes, brokers’ fees, insurance, licenses, equipment and other tangible personal property, real property, intellectual property, privacy and cybersecurity, environmental matters, absence of changes, anti-corruption compliance, sanctions and international trade compliance, information supplied, vendors and customers, government contracts, product liability and warranty, transactions with affiliates and no additional representation or warranties and no reliance.

The representations and warranties of Holley identified as fundamental under the terms of the Merger Agreement are those made pursuant to: (i) Section 4.1 of the Merger Agreement (Company Organization); (ii) Section 4.2 of the Merger Agreement (Subsidiaries) (other than the last sentence thereof); (iii) Section 4.3 of the Merger Agreement (Due Authorization); (iv) Section 4.6(a) of the Merger Agreement (Capitalization of Holley), and (v) Section 4.16 of the Merger Agreement (Brokers’ Fees) (collectively, the “Holley Fundamental Representations”).

Representations and Warranties of Empower, Merger Sub I and Merger Sub II

Empower, Merger Sub I and Merger Sub II have made representations and warranties relating to, among other things, company organization, due authorization, no conflict, litigation and proceedings, SEC filings, internal controls, listing, financial statements, governmental authorities and consents, trust account, Investment Company Act and JOBS Act, no undisclosed liabilities, capitalization, brokers’ fees, indebtedness, taxes, business activities, stock market quotation, the PIPE Investment, compensation and benefit matters, affiliate agreements and no additional representations or warranties.

Survival of Representations and Warranties

Except in the case of claims against a person in respect of such person’s actual fraud, the representations and warranties of the respective parties to the Merger Agreement will not survive the Closing.

Material Adverse Effect

Under the Merger Agreement, certain representations and warranties of Holley are qualified in whole or in part by a material adverse effect standard for purposes of determining whether a breach of such representations and warranties has occurred. Under the Merger Agreement, certain representations and warranties of Empower are qualified in whole or in part by a material adverse effect on the ability of Empower to enter into and perform its obligations or timely consummate the transactions under the Merger Agreement standard for purposes of determining whether a breach of such representations and warranties has occurred.

Pursuant to the Merger Agreement, a material adverse effect with respect to Holley (“Holley Material Adverse Effect”) means any event, state of facts, development, circumstance, occurrence or effect (collectively, “Events”) that (i) has had a material adverse effect on the business, assets, results of operations or financial condition of Holley and its subsidiaries, taken as a whole or (ii) is reasonably likely to prevent or materially delay the ability of Holley to consummate the transactions. However, in no event would any of the following, alone or in combination, be deemed to constitute, or be taken into account in determining whether there has been or will be, a “Holley Material Adverse Effect”:

(a)

acts of war (whether or not declared), sabotage, military or para-military actions or terrorism, or any escalation or worsening of any such acts, or changes in global, national or regional political or social conditions;

(b)

earthquakes, hurricanes, tornados, epidemics and pandemics declared by the World Health Organization or any other reputable third-party organization (including the COVID-19 virus) or other natural or man-made disasters;

(c)	changes attributable to the public announcement or pendency of the transactions contemplated by the Merger Agreement;

(d)	changes or proposed changes in law, regulations or interpretations thereof first announced after the date of the Merger Agreement;

(e)	changes or proposed changes in GAAP (or any interpretation thereof) first announced after the date of the Merger Agreement;

(f)

any downturn in general economic conditions, including changes in the credit, debt, securities, financial, capital or reinsurance markets (including changes in interest or exchange rates or the price of any security, market index or commodity), in each case, in the United States or anywhere else in the world;

(g)	events or conditions generally affecting the industries and markets in which Holley operates;

(h)	any failure to meet any projections, forecasts, estimates, budgets or financial or operating predictions of revenue, earnings, cash flow or cash position;

(i)	any actions expressly required to be taken, or expressly required not to be taken, pursuant to the terms of the Merger Agreement; or

(j)	any action taken by, or at the written request of, Empower, Merger Sub I or Merger Sub II or any actions required to be taken by law.

Any Event referred to in clause (b), (d), (e), (f) or (g) above may be taken into account in determining if a Holley Material Adverse Effect has occurred to the extent it has a disproportionate and adverse effect on the business, assets, results of operations or condition (financial or otherwise) of Holley and its subsidiaries, taken as a whole, relative to similarly situated companies in the industry in which Holley and its subsidiaries operate, but only to the extent of the incremental disproportionate effect on Holley and its subsidiaries, taken as a whole, relative to similarly situated companies in the industry in which Holley and its subsidiaries conduct their respective operations.

Covenants and Agreements

Holley has made covenants relating to, among other things, conduct of business, inspection, preparation and delivery of certain audited and unaudited financial statements, affiliate agreements, consents, shareholder approval, trading in Empower securities and 280G approval.

Empower has made covenants relating to, among other things, stockholder litigation, trust account proceeds and related available equity, listing, conduct of business, PIPE Investment subscriptions, the domestication and the post-closing directors and officers of Empower.

Both Holley and Empower have made covenants, relating to, among other things, HSR Act and other antitrust filings, preparation of this proxy statement/prospectus, and the associated shareholders’ meeting and approvals, support of the transaction, certain tax matters, cooperation and consultation, no solicitation, notification, indemnification and insurance, section 16 matters and employment agreements.

Conduct of Business by Holley

Holley has agreed that from the date of the Merger Agreement through the earlier of the Closing or the termination of the Merger Agreement (the “Interim Period”), it will, and will cause its subsidiaries to, except as otherwise explicitly contemplated by the Merger Agreement or the ancillary agreements, as consented to by Empower in writing (which consent will not be unreasonably conditioned, withheld, delayed or denied) or as required by applicable law, use reasonable best efforts to operate the business of Holley in the ordinary course consistent with past practice.

During the Interim Period, Holley has also agreed not to, and to cause its subsidiaries not to, except as otherwise contemplated by the Merger Agreement, including the Holley disclosure letter thereto (the “Holley Disclosure Letter”), as consented to by Empower in writing (which consent will not be unreasonably conditioned, withheld, delayed or denied) or as required by applicable law (including any requirements with respect to COVID-19):

•	change or amend the governing documents of Holley or any of Holley’s subsidiaries or form or cause to be formed any new subsidiary of Holley;

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(i) issue, sell, pledge, dispose of, grant, transfer, or encumber any shares of capital stock of, or other securities in, Holley or any of its subsidiaries (including Holley awards) or (ii) make or declare any cash or non-cash dividend or distribution to Holley Parent or make any other distributions in respect of any of Holley’s capital stock or equity interests;

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split, combine, reclassify, recapitalize or otherwise amend any terms of any shares or series of Holley’s or any of its subsidiaries’ capital stock or equity interests, except for any such transaction by a wholly owned subsidiary of Holley that remains a wholly owned subsidiary of Holley after consummation of such transaction;

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purchase, repurchase, redeem or otherwise acquire any issued and outstanding share capital, outstanding shares of capital stock, membership interests or other equity interests of Holley or its subsidiaries, except for (i) the acquisition by Holley or any of its subsidiaries of any shares of capital stock, membership interests or other equity interests (other than Holley awards) of Holley or its subsidiaries in connection with the forfeiture or cancellation of such interests and (ii) transactions between Holley and any wholly-owned subsidiary of Holley or between wholly owned subsidiaries of Holley;

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enter into, modify or otherwise amend or waive in any material right or obligations or terminate (other than expiration in accordance with its terms) any material contracts, other than in the ordinary course of business consistent with past practices or as required by law;

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enter into, modify or otherwise amend or waive any material right or obligation, or terminate any material contract with an affiliate of Holley (other than agreements between or among Holley and its subsidiaries);

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sell, assign, transfer, convey, lease or otherwise dispose of any material tangible assets or properties of Holley or its subsidiaries, except for (i) transactions among Holley and its wholly owned subsidiaries or among its wholly owned subsidiaries and (ii) transactions in the ordinary course of business consistent with past practice;

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other than as required by law, an existing benefit plan, or certain contractual obligations, (i) grant any equity-based compensation, severance, retention, change in control or termination or similar pay, (ii) make any change in the key management structure of Holley or any of Holley’s subsidiaries including the hiring of additional officers or the termination of existing officers, in each case with base annual compensation in excess of $300,000, other than terminations for cause or due to death or disability, (iii) terminate, adopt, enter into or materially amend any benefit plan (other than to conduct its annual renewal and reenrollment of its health and welfare plans in the ordinary course of business), (iv) increase the cash compensation or bonus opportunity of any employee, officer, director or other individual service provider, except in the ordinary course of business consistent with past practice, (v) establish any trust or take any other action to secure the payment of any compensation payable by Holley or any of Holley’s subsidiaries or (vi) take any action to amend or waive any performance or vesting criteria or to accelerate the time of payment of vesting of any compensation or benefit payable by Holley or any of Holley’s subsidiaries, except in the ordinary course of business consistent with past practice;

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enter into or extend any collective bargaining agreement or similar labor agreement (other than as required by applicable law), or recognize or certify any labor union, labor organization, or group of employees of Holley or its subsidiaries as the bargaining representative for any employees of Holley or its subsidiaries;

•	terminate the employment of any officer or key employee or any group of employees (in each case, other than for cause), or hire any employee with base annual compensation in excess of $300,000;

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(i) merge, consolidate or combine with any person or (ii) acquire or agree to acquire by merging or consolidating with, or by purchasing any equity interest in or a portion of the assets of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof, or otherwise acquire or agree to acquire any assets, or enter into any joint ventures, strategic partnerships or alliances;

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(i) issue or sell any debt securities or warrants or other rights to acquire any debt securities of Holley or any of its subsidiaries or otherwise incur, advance, make capital contributions to, or investments in, or assume any indebtedness, (including any loan pursuant to the provisions of the CARES Act), other than indebtedness (but excluding convertible debt securities) incurred in connection with a permitted acquisition, (ii) guarantee any indebtedness of another person, except in the ordinary course of business consistent with past practice, (iii) make or commit to make capital expenditures other than in an amount not in excess of $1,000,000, in the aggregate other than in the ordinary course of business and consistent with past practice, or (iv) except in the ordinary course of business consistent with past practice, create any material liens on any material property or assets of any of Holley or any of its subsidiaries in connection with any indebtedness thereof (other than permitted liens);

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(i) make or change any election in respect of material taxes, (ii) amend, modify or otherwise change any filed material tax return, (iii) adopt or request permission of any taxing authority to change any accounting method in respect of material taxes, (iv) enter into any closing agreement in respect of material taxes executed on or prior to the Closing Date or enter into any tax indemnification, tax sharing or similar agreement, (v) settle any claim or assessment in respect of material taxes, (vi) surrender or allow to expire any right to claim a refund of material taxes, (vii) consent to any extension or waiver of the limitation period applicable to any claim or assessment in respect of material taxes or in respect to any tax attribute that would give rise to any claim or assessment of material taxes (viii) file or cause to be filed any material tax return other than on a basis consistent with past practice or (ix) fail to pay any material amount of taxes when due;

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take or knowingly fail to take any action, where such action or failure to act could reasonably be expected to prevent the Mergers from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code and the Treasury Regulations;

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adopt a plan of, or otherwise enter into or effect a, complete or partial liquidation, dissolution, restructuring, recapitalization or other reorganization of Holley or its subsidiaries (other than the Mergers);

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waive, release, settle, compromise or otherwise resolve any inquiry, investigation, claim, litigation or other legal proceedings, other than in the ordinary course of business or where such action is solely monetary in nature and any payments related to such settlement are made prior to the Closing;

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transfer or dispose of, abandon or permit to lapse any rights to any material intellectual property owned by Holley or its subsidiaries except for in the exercise of reasonable business judgment or the expiration of Holley’s registered intellectual property in accordance with the applicable statutory term (or in the case of domain names, applicable registration period);

•	terminate without replacement or fail to use reasonable efforts to maintain any license that is material to the conduct of the business of Holley and its subsidiaries, taken as a whole;

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terminate without replacement or amend in a manner materially detrimental to Holley and its subsidiaries, taken as a whole, any license or insurance policy insuring the business of Holley or any of its subsidiaries; or

•	authorize, agree in writing or otherwise agree, commit or resolve to take any of the foregoing actions.

Conduct of Business of Empower

Empower has agreed that from the date of the Merger Agreement through the earlier of the Closing or the termination of the Merger Agreement, it will, and will cause Merger Sub I and Merger Sub II to, except as otherwise explicitly contemplated by the Merger Agreement (including as contemplated by the PIPE Investment), in connection with the Domestication or as consented to by Holley in writing (which consent will not be unreasonably conditioned, withheld, delayed or denied), operate its business in the ordinary course and consistent with past practice.

During the Interim Period, Empower has also agreed not to, and to cause Merger Sub I and Merger Sub II not to, except as otherwise contemplated by the Merger Agreement (including as contemplated by the PIPE Investment or in connection with the Domestication) or the ancillary agreements, as consented to by Holley in writing (which consent will not be unreasonably conditioned, withheld, delayed or denied) or as required by applicable law:

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change, modify or amend or seek any approval from Empower’s shareholders to change, modify or amend, the Trust Agreement or other agreement relating to the trust account or the governing documents of Empower, Merger Sub I or Merger Sub II, except as otherwise contemplated by the Proposals;

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(x) make or declare any dividend or distribution to the shareholders of Empower or make any other distributions in respect of any of Empower or its subsidiaries’ share capital or equity interests, (y) split, combine, reclassify or otherwise amend any terms of any shares or series of Empower or its subsidiaries or equity interests or (z) purchase, repurchase, redeem or otherwise acquire any issued and outstanding share capital, outstanding shares of capital stock, share capital or membership interests, warrants or other equity interests of Empower, Merger Sub I or Merger Sub II, other than a redemption of Empower Class A Shares effected in connection with the Mergers;

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take certain actions with respect to tax related matters, including, among others, make or change any material election in respect of material taxes, amend, modify or otherwise change any filed material tax return and related activities or enter into any closing agreement, tax indemnification, tax sharing or similar agreement in respect of material taxes;

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take or knowingly fail to take any action, where such action or failure to act could reasonably be expected to prevent the Mergers from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code and the Treasury Regulations;

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create, incur or assume any indebtedness or guarantee any indebtedness of another person, issue or sell any debt securities or warrants or other rights to acquire any debt securities of Holley or any of Holley’s subsidiaries or guaranty any debt security of another person, other than any working capital loans;

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(i) issue any securities of Empower or securities exercisable for or convertible into securities of Empower, other than the issuance of the Securities Merger Consideration, pursuant to the PIPE Investment or pursuant to the A&R FPA, or conversion of any working capital loan, (ii) grant any options, warrants or other equity-based awards with respect to securities of Empower, not outstanding on the date of the Merger Agreement or (iii) amend, modify or waive any of the material terms or rights set forth in any Empower warrant or the warrant agreement, including any amendment, modification or reduction of the warrant price set forth therein; or enter into any agreement to do any of the above actions prohibited under the Merger Agreement;

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merge or consolidate itself with any person, restructure, reorganize or completely or partially liquidate or dissolve, or adopt or enter into a plan of complete or partial liquidation, dissolution, restructuring, recapitalization or other reorganization of Empower (other than the Mergers);

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except the Sponsor Agreement, enter into, review or amend any contract with an affiliate (including, for the avoidance of doubt, (x) the Sponsor and (y) any person in which the Sponsor has a direct or indirect legal, contractual or beneficial ownership interest of five percent (5%) or greater);

•	discharge, settle, compromise, satisfy or consent to any entry of any judgment with respect to any legal proceeding or legal proceeding threatened in writing;

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other than in the ordinary course of business consistent with past practice, make any loans, advances or capital contributions to, or investments in, any other person (including to any of its officers, directors, agents or consultants), make any change in its existing borrowing or lending arrangements for or on behalf of such persons, or enter into any “keep well” or similar agreement to maintain the financial condition of any other person;

•	make any change in financial accounting methods, principles or practices, except insofar as may have been required by a change in GAAP or applicable law; or

•	enter into any agreement to do any of the foregoing.

Covenants of Empower

Pursuant to the Merger Agreement, Empower has agreed, among other things, to:

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prior to the Closing Date, promptly notify and keep Holley reasonably informed of the status of any litigation brought or, to Empower’s knowledge, threatened in writing against Empower or its board of directors by any of Empower’s shareholders in connection with the Merger Agreement, any ancillary agreement or the transactions contemplated therein, and will provide Holley with the opportunity to participate in (subject to a customary joint defense agreement), but not control, the defense of such litigation and will not settle or any such litigation without the prior written consent of Holley (such consent not to be unreasonably withheld, conditioned or delayed);

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take certain actions so that the Trust Amount will released from the trust account and so that the trust account will terminate thereafter, in each case, pursuant to the terms and subject to the terms and conditions of the Trust Agreement;

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during the Interim Period, ensure Empower remains listed as a public company on the NYSE and apply for the listing of the Domestication Common Stock and Domestication Public Warrants issuable in connection with the Domestication and Mergers;

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except as otherwise approved by Holley (which approval shall not be unreasonably withheld, conditioned or delayed) or as would not increase conditionality or impose any new obligation on Holley or Empower, reduce the minimum amount of the PIPE Investment or the subscription amount under any PIPE Subscription Agreement or reduce or impair the rights of Empower or the third-party beneficiary rights of Holley under any PIPE Subscription Agreement, not permit any amendment or modification to be made to, any waiver (in whole or in part) of, or provide consent to modify (including consent to terminate), any provision or remedy under, or any replacements of, any of the PIPE Subscription Agreements, in each case, other than any assignment or transfer contemplated therein or expressly permitted thereby (without any further amendment, modification or waiver to such assignment or transfer provision) and so long as the initial party to such PIPE Subscription Agreement remains bound by its obligations with respect thereto in the event that the transferee or assignee, as applicable, does not comply with its obligations to consummate the purchase of Empower Ordinary Shares contemplated thereby; Empower shall use its reasonable best efforts to take, or cause to be taken, all actions required, or that it otherwise deems to be proper or advisable to consummate the transactions contemplated by the PIPE Subscription Agreements on the terms described therein; Empower shall further notify Holley and take certain actions with respect to the occurrence of certain specified events;

•	subject to approval of Empower Shareholders, cause the Domestication to become effective prior to the effective time of Company Merger I (see “Domestication Proposal”);

•	take all such action within its power as may be necessary or appropriate such that immediately following the effective time of Company Merger II:

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the board of directors of New Holley shall consist of up to seven directors, which shall initially be comprised of (i) Tom Tomlinson (the Chief Executive Officer of Holley), (ii) one director mutually agreed by the parties who shall be independent, (iii) up to two directors designated by Empower (one of whom shall be Matthew Rubel who shall be the chairman) and (iv) up to three directors designated by the Sentinel Investors, at least one of whom shall be Owen M. Basham, one of whom shall be James D, Coady, and one of whom shall qualify as independent; and

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the initial officers of New Holley will be as set forth in Holley’s Disclosure Letter, who will serve in such capacity in accordance with the terms of the governing documents of New Holley following the effective time of Company Merger II.

Covenants of Holley

Pursuant to the Merger Agreement, Holley has agreed, among other things, to:

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subject to confidentiality obligations that may be applicable to information furnished to Holley or any of its subsidiaries by third parties and except for any information that is subject to attorney-client privilege, and to the extent permitted by applicable law, afford Empower and its accountants, counsel and other representatives reasonable access during the Interim Period to their properties, books, contracts, commitments, tax returns, records and appropriate officers and employees and furnish such representatives will all financial and operating data and other information concerning the affairs of Holley and its subsidiaries that are in the possession of Holley or its subsidiaries as such representatives may reasonably request;

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provide to Empower and, if applicable, its accountants, counsel or other representatives, (i) such information and such other materials and resources relating to any legal proceeding initiated, pending or threatened during the Interim Period, or to the compliance and risk management operations and activities of Holley and its subsidiaries during the Interim Period, in each case, as Empower or such representative may reasonably request, (ii) prompt written notice of any material status updates in connection with any such legal proceedings or otherwise relating to any compliance and risk management matters or decisions of Holley or its subsidiaries, and (iii) copies of any communications sent or received by Holley or its subsidiaries in connection with such legal proceedings, matters and decisions;

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act in good faith to deliver to Empower, as soon as reasonably practicable (i) audited consolidated financial statements (together with the auditor’s reports thereon) of Holley and its subsidiaries as of and for (x) the year ended December 31, 2020 and (y) if this proxy statement/prospectus has not been mailed to Empower’s shareholders prior to May 10, 2021 unaudited financial statements of Holley and its subsidiaries as of and for the three-month period ended March 31, 2020;

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at or prior to Closing, terminate and settle all Affiliate Agreements (as defined in the Merger Agreement) set forth in the applicable section of Holley’s Disclosure Letter without further liability to Empower, Holley or any of its subsidiaries;

•	use commercially reasonable efforts during the Interim Period to obtain consents of certain parties set forth on the Holley Disclosure Letter;

•	use reasonable best efforts to solicit the agreement and written consent of Holley Parent;

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while it is in possession of material nonpublic information of Empower, not purchase or sell any securities of Empower, communicate such information to any third party, take any other action with respect to Empower in violation of such laws or encourage any third party to do any of the foregoing; and

•	take certain specified actions with respect to Section 280G of the Code.

Joint Covenants of Empower and Holley

In addition, each of Empower and Holley has agreed, among other things, to take certain actions set forth below.

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Each of Empower and Holley will (and, to the extent required, will cause its affiliates to) comply promptly, but in no event later than ten business days after the date of the Merger Agreement, with the notification and reporting requirements of the HSR Act.

•	Each of Empower and Holley will substantially comply with any information or document requests with respect to antitrust matters as contemplated by the Merger Agreement.

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Each of Empower and Holley will (and, to the extent required, will cause its affiliates to) (x) request early termination of any waiting period or periods under the HSR Act and exercise its reasonable best efforts to (i) obtain termination or expiration of the waiting period or periods under the HSR Act and (ii) prevent the entry, in any legal proceeding brought by an antitrust authority or any other person, of any governmental order which would prohibit, make unlawful or delay the consummation of the transactions contemplated by the Merger Agreement and (y) take certain other actions to cooperate to avoid any governmental order from an antitrust authority that would delay, enjoin, prevent, restrain or otherwise prohibit the consummation of the Mergers, including sharing relevant information with the other parties thereto for such purposes and each pay one-half of any applicable antitrust filing fees (subject to, as applicable, a requirement to obtain Holley’s prior written consent with respect to certain such actions identified above as contemplated by the Merger Agreement).

•	Empower and Holley will jointly prepare and Empower will file with the SEC the proxy statement/prospectus in connection with the registration under the Securities Act of (i) the shares of

Domestication Common Stock and Domestication Warrants to be issued in connection with the Domestication and (ii) the shares of Domestication Common Stock that constitute the Securities Merger Consideration.

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Each of Empower and Holley will use its reasonable best efforts to cause the proxy statement/prospectus to comply with the rules and regulations promulgated by the SEC, to have the proxy statement/prospectus (as defined below) declared effective under the Securities Act as promptly as practicable after such filing and to keep the proxy statement/prospectus effective as long as is necessary to consummate the transactions contemplated by the Merger Agreement and otherwise ensure that the information contained therein contains no untrue statement of material fact or material omission.

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Empower will, as promptly as practicable after the registration statement is declared effective under the Securities Act, (i) disseminate the proxy statement/prospectus to shareholders of Empower, (ii) give notice, convene and hold a meeting of the shareholders to vote on the Proposals, in each case in accordance with its governing documents then in effect and Section 710 of the NYSE listing standards, for a date no later than 30 business days following the date the registration statement is declared effective, (iii) solicit proxies from the holders of public shares of Empower to vote in favor of each of the Proposals, and (iv) provide its shareholders (including the holders of Empower Class A Shares) with the opportunity to elect to effect a redemption.

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Empower and Holley will each, and will each cause their respective subsidiaries to use reasonable best efforts to obtain all material consents and approvals of third parties that any of Empower, Holley, or their respective affiliates are required to obtain in order to consummate the Mergers.

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Each of Holley and Empower will each, and will each cause their respective subsidiaries and its and their representatives to, prior to the Closing, reasonably cooperate in a timely manner in connection with any financing arrangement the parties mutually agree to seek in connection with the transactions contemplated by the Merger Agreement.

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Empower will use its reasonable best efforts to, and will instruct its financial advisors to, keep Holley and its financial advisors reasonably informed with respect to the PIPE Investment during the period commencing on the date of announcement of the Merger Agreement or the transactions contemplated thereby until the Closing Date.

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Each of Holley and Empower will, and will each cause their respective subsidiaries and shall direct its and their representatives not to, initiate any negotiations or enter into any agreements for certain alternative transactions and to terminate any such negotiations ongoing as of the date of the Merger Agreement.

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Each of Holley and Empower will, during the Interim Period, notify the other if it becomes aware of any fact or condition that arises during the Interim Period that constitutes a material breach of a representation or warranty or a covenant under the Merger Agreement.

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New Holley will after the effective time of the Mergers, indemnify and hold harmless each present and former director and officer of Holley and Empower and each of their respective subsidiaries against any costs, expenses, damages or liabilities incurred in connection with any legal proceeding, to the fullest extent that would have been permitted under applicable law and the applicable governing documents to indemnify such person.

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New Holley will maintain, and cause its subsidiaries to maintain for a period of not less than six years from the effective time of the Mergers (i) provisions in its governing documents and those of its subsidiaries concerning the indemnification and exoneration of its subsidiaries and their subsidiaries’ former and current officers, directors and employees and agents, no less favorable than as contemplated by the applicable governing documents of Holley immediately prior to the effective time of the Mergers and (ii) a directors’ and officers’ liability insurance policy covering those persons who are currently covered by Empower’s, Holley’s or their respective subsidiaries’ directors’ and officers’ liability insurance policies on terms not less favorable than the terms of such current insurance coverage.

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Each of Holley and Empower will, prior to the Closing, take all such steps as may be required (to the extent permitted under applicable law) to cause any dispositions of shares of New Holley capital or acquisitions of shares of New Holley common stock (including, in each case, securities deliverable upon exercise, vesting or settlement of any derivative securities) resulting from the transactions contemplated by the Merger Agreement by each individual who may become subject to the reporting requirements of Section 16(a) of the Exchange Act in connection with the transactions contemplated thereby to be exempt under Rule B-3 promulgated under the Exchange Act.

•	Each of Holley and Empower will work in good faith to execute employment agreements between Empower and certain specified individuals.

Closing Conditions

The consummation of the Mergers is conditioned upon the satisfaction or waiver by the applicable parties to the Merger Agreement of the conditions set forth below. Therefore, unless these conditions are waived by the applicable parties to the Merger Agreement, the Mergers may not be consummated. There can be no assurance that the parties to the Merger Agreement would waive any such provisions of the Merger Agreement.

Minimum Cash Condition

The Merger Agreement provides that the obligations of Holley to consummate the Mergers are conditioned on, among other things, that as of the Closing, the amount of cash available in the trust account, after deducting the amount required to satisfy Empower’s obligations to its shareholders (if any) that exercise their rights to redeem their public shares pursuant to the Cayman Constitutional Documents (but prior to the payment of any (i) deferred underwriting commissions being held in the trust account and (ii) transaction expenses of Holley or Empower) (such amount, the “Trust Amount”) plus the PIPE Investment amount actually received by Empower at or prior to the Closing Date and the forward purchase consideration actually received, is at least equal to $350 million (the “Minimum Cash Condition”).

Conditions to the Obligations of Each Party

The obligations of each party to the Merger Agreement to consummate, or cause to be consummated, the Mergers are subject to the satisfaction of the following conditions, any one or more of which may be waived in writing by all of such parties:

•	the approval of the Cross-Conditioned Proposals;

•	Empower will have at least $5,000,001 of net tangible assets (as determined in accordance with Rule 3a51-1(g)(1) of the Exchange Act);

•	the waiting period or periods under the HSR Act applicable to the transactions contemplated by the Merger Agreement, or the ancillary agreements will have expired or been terminated;

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there will not be in force any order, judgment, injunction, decree, writ, stipulation, determination or award (entered by or with any federal, state, provincial, municipal, local or foreign government, governmental authority, regulatory or administrative agency, governmental commission, department, board, bureau, agency or instrumentality, court or tribunal (a “Governmental Order”), in each case, to the extent such governmental authority has jurisdiction over the parties to the Merger Agreement and the transactions contemplated thereby), statute, rule or regulation enjoining or prohibiting the consummation of the Mergers; and

•	the shares of Domestication Common Stock and Domestication Public Warrants to be issued in connection with the Mergers will have been approved for listing on NYSE.

Conditions to the Obligations of Empower, Merger Sub and Merger Sub II

The obligations of Empower, Merger Sub I and Merger Sub II to consummate, or cause to be consummated, the Mergers are subject to the satisfaction of the following additional conditions, any one or more of which may be waived in writing by Empower, Merger Sub I and Merger Sub:

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each of the Holley Fundamental Representations (other than those portions of the capitalization representations referenced below and a portion of the subsidiaries representation) will be true and correct in all respects, in each case as of the Closing Date, except with respect to such representations and warranties that are made as of an earlier date, which representations and warranties will be true and correct in all material respects at and as of such date, except for changes after the date of the Merger Agreement which are contemplated or expressly permitted by the Merger Agreement or the ancillary agreements;

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certain of the representations and warranties of Holley pertaining to the capitalization of Holley will be true and correct in all but de minimis respects as of the Closing Date, except with respect to such representations and warranties that are made as of an earlier date, which representations and warranties will be true and correct in all but de minimis respects at and as of such date, except for changes after the date of the Merger Agreement which are contemplated or expressly permitted by the Merger Agreement or the ancillary agreements;

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each of the remaining representations and warranties of Holley contained in the Merger Agreement (disregarding any qualifications and exceptions contained therein relating to materiality, material adverse effect or any similar qualification or exception) will be true and correct as of the Closing Date, except with respect to such representations and warranties that are made as of an earlier date, which representations and warranties will be true and correct at and as of such date, except for, in each case, inaccuracies or omissions that would not, individually or in the aggregate, reasonably be expected to have a Holley Material Adverse Effect;

•	each of the covenants of Holley to be performed as of or prior to the Closing will have been performed in all material respects;

•	no Holley Material Adverse Effect shall have occurred; and

•	approval of Holley Parent shall have been obtained.

Conditions to the Obligations of Holley

The obligation of Holley to consummate, or cause to be consummated, the Mergers are subject to the satisfaction of the following conditions any one or more of which may be waived in writing by Holley:

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each of certain fundamental representations of Empower will be true and correct in all respects, in each case as of the Closing Date, except with respect to such representations and warranties that are made as of an earlier date, which representations and warranties will be true and correct in all material respects at and as of such date, except for changes after the date of the Merger Agreement which are contemplated or expressly permitted by the Merger Agreement or the ancillary agreements;

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certain of the representations and warranties of Empower pertaining to the capitalization of Empower will be true and correct in all but de minimis respects as of the Closing Date, except with respect to such representations and warranties that are made as of an earlier date, which representations and warranties will be true and correct in all but de minimis respects at and as of such date, except for changes after the date of the Merger Agreement which are contemplated or expressly permitted by the Merger Agreement or the ancillary agreements;

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each of the remaining representations and warranties of Empower contained in the Merger Agreement (disregarding any qualifications and exceptions contained therein relating to materiality, material adverse effect or any similar qualification or exception) will be true and correct as of the Closing Date, except with respect to such representations and warranties that are made as of an earlier date, which representations and warranties will be true and correct at and as of such date, except for, in each case, inaccuracies or omissions that would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on Empower;

•	each of the covenants of Empower to be performed as of or prior to the Closing will have been performed in all material respects;

•	no material adverse effect on Empower shall have occurred; and

•	the Minimum Cash Condition. For more information, see “— Minimum Cash Condition” above.

Termination; Effectiveness

The Merger Agreement may be terminated and the Mergers abandoned at any time prior to the Closing:

•	by written consent of Holley and Empower;

•	by Holley or Empower if any Governmental Order has become final and nonappealable which has the effect of making consummation of the Mergers illegal or otherwise preventing or prohibiting the Mergers;

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by Holley if the Empower Shareholder Approval will not have been obtained by reason of the failure to obtain the required vote at a meeting of Empower’s shareholders duly convened therefor or at any adjournment thereof;

•	by Empower if Holley Parent shall not have approved of the Merger Agreement within 24 hours following execution;

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by written notice of Empower or Holley if the Closing has not occurred on or before September 11, 2021 (or October 11, 2021 if the Cross-Conditioned Proposals have been approved by the Empower Shareholders);

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prior to the Closing, by written notice to Holley from Empower in the event of certain uncured breaches on the part of Holley or if the Closing has not occurred on or before the date that is six months after the date of the Merger Agreement (the “Agreement End Date”), unless Empower is in material breach of the Merger Agreement;

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prior to the Closing, by written notice to Empower from Holley in the event of certain uncured breaches on the part of Empower or Merger Sub I or Merger Sub II or if the Closing has not occurred on or before the Agreement End Date, unless Holley is in material breach of the Merger Agreement; and

•	by Empower if Holley shall not have delivered its 2020 audited consolidated financial statements within sixty days of signing the Merger Agreement.

In the event of the termination of the Merger Agreement, the Merger Agreement will become void and have no effect, without any liability on the part of any party thereto or its respective affiliates, officers, directors or shareholders, other than liability of Holley, Empower, Merger Sub I or Merger Sub II, as the case may be, for any willful and material breach of the Merger Agreement occurring prior to such termination, other than with respect to certain exceptions contemplated by the Merger Agreement (including the terms of the Confidentiality Agreement) that will survive any termination of the Merger Agreement.

Waiver; Amendments

No provision of the Merger Agreement may be waived unless such waiver is in writing and signed by the party or parties against whom such waiver is effective. Any party to the Merger Agreement may, at any time prior to the Closing, by action taken by its board of directors, board of managers, managing member or other officers or persons thereunto duly authorized, (a) extend the time for the performance of the obligations or acts of the other parties hereto, (b) waive any inaccuracies in the representations and warranties (of another party hereto) that are contained in the Merger Agreement or (c) waive compliance by the other parties hereto with any of the agreements or conditions contained in the Merger Agreement, but such extension or waiver will be valid only if in writing signed by the waiving party.

The Merger Agreement may be amended or modified in whole or in part, only by a duly authorized agreement in writing that is executed in the same manner as the Merger Agreement and which makes reference to the Merger Agreement.

Fees and Expenses

If the Closing does not occur, each party to the Merger Agreement will be responsible for and pay its own expenses incurred in connection with the Merger Agreement and the transactions contemplated thereby, including all fees of its legal counsel, financial advisers and accountants. If the Closing occurs, New Holley will, upon the consummation of the Mergers and release of proceeds from the trust account, pay or cause to be paid all accrued and unpaid transaction expenses of Holley and pay or cause to be paid all accrued and unpaid transaction expenses of Empower or its affiliates (including the Sponsor). Empower and Holley will exchange written statements listing all accrued and unpaid transaction expenses not less than two business days prior to the Closing Date.

Other Agreements

This section describes certain additional agreements entered into or to be entered into pursuant to the Merger Agreement, but does not purport to describe all of the terms thereof. The following summary is qualified in its entirety by reference to the complete text of each of the agreements. The full text of these additional agreements, or forms thereof, are filed as annexes to this proxy statement/prospectus or as exhibits to the registration statement of which this proxy statement/prospectus forms a part, and the following descriptions are qualified in their entirety by the full text of such annexes and exhibits. Empower Shareholders and other interested parties are urged to read such additional agreements in their entirety prior to voting on the proposals presented at the extraordinary general meeting.

PIPE Agreements

In connection with the execution of the Merger Agreement, Empower entered into PIPE Subscription Agreements with the PIPE Investors, the form of which is attached to this proxy statement/prospectus as Annex G, pursuant to which the PIPE Investors agreed to purchase, in the aggregate, 24,000,000 shares of Domestication Common Stock at $10.00 per share for an aggregate commitment amount of $240,000,000. The obligation of the parties to each PIPE Subscription Agreement to consummate the purchase and sale of the shares of Domestication Common Stock covered thereby is conditioned upon (i) there not being in force any injunction or order enjoining or prohibiting the issuance and sale of the shares of Domestication Common Stock covered by such PIPE Subscription Agreement, (ii) all conditions precedent to the closing of the Business Combination having been satisfied or waived, (iii) the representations of the parties to such PIPE Subscription Agreement being true and correct in all material respects at and as of the Closing Date (as defined therein) and (iv) each such party to such PIPE Subscription Agreement having performed, satisfied and complied in all material respects with the covenants, agreements and conditions required by the PIPE Subscription Agreement. The closings under the PIPE Subscription Agreements will occur substantially concurrently with the Closing.

The PIPE Subscription Agreements provide that New Holley is required to file with the SEC, within 30 days after the consummation of the transactions contemplated by the Merger Agreement, a shelf registration statement covering the resale of the shares of Domestication Common Stock to be issued to the PIPE Investors and to use its commercially reasonable efforts to have such shelf registration statement declared effective as soon as practicable after the filing thereof but no later than the earlier of (i) sixty (60) calendar days after the filing thereof (or, in the event the Securities and Exchange Commission reviews and has written comments to such shelf registration statement, the ninetieth (90th) calendar day following the filing thereof) and (ii) the tenth (10th) business day after the date New Holley is notified (orally or in writing, whichever is earlier) by the SEC that such shelf registration statement will not be “reviewed” or will not be subject to further review.

Additionally, pursuant to the PIPE Subscription Agreements, the PIPE Investors agreed to waive any and all right, title and interest, or any claim of any kind it has or may have in the future, in or to any monies held in the trust account. The PIPE Subscription Agreements will terminate, and be of no further force and effect, upon the earlier to occur of (i) such date and time as the Merger Agreement is terminated in accordance with its terms, (ii) upon the mutual written agreement of Empower and the applicable PIPE Investor, (iii) October 11, 2021, and (iv) if the conditions set forth therein are not satisfied or are not capable of being satisfied prior to the Closing (as defined in the PIPE Subscription Agreements) and, as a result thereof, the transactions contemplated therein will not be or are not consummated at the Closing (as defined in the PIPE Subscription Agreements).

A&R FPA

In connection with the execution of the Merger Agreement, Empower and Empower Funding LLC (the “A&R FPA Investor”) entered into the A&R FPA, dated as of March 11, 2021, a copy of which is attached to this proxy statement/prospectus as Annex H. Pursuant to the A&R FPA, the A&R FPA Investor will purchase an aggregate of 5,000,000 forward purchase units, consisting of one Empower Class A Share and one-third of one Empower Public Warrant, or $50,000,000 in the aggregate, in a private placement to close substantially concurrently with the consummation of the Business Combination.

Sponsor Agreement

In connection with the execution of the Merger Agreement, Empower, the Sponsor and Holley Parent entered into the Sponsor Agreement, dated as of March 11, 2021, a copy of which is attached to this proxy statement/prospectus as Annex E. Pursuant to the Sponsor Agreement, the Sponsor agreed to, among other things, vote to adopt and approve the Merger Agreement and all other documents and transactions contemplated thereby, in each case, subject to the terms and conditions of the Sponsor Agreement.

Pursuant to the Sponsor Agreement, the Sponsor has agreed to (i) waive certain of its anti-dilution and conversion rights with respect to the Founder Shares and (ii) an earn-out in respect of 2,187,500 Founder Shares (the “Earn-Out Shares”) vesting in two equal tranches. 1,093,750 of the Earn-Out Shares will vest the earlier of (x) the closing price of the Domestication Common Stock equals or exceeds $13.00 per share for any twenty (20) trading days within any thirty-trading day period or (y) New Holley completes a liquidation, merger, capital stock exchange, reorganization or other similar transaction that results in all of New Holley’s stockholders having the right to exchange their Domestication Common Stock at a price per share equal to or exceeding $13.00 per share. The other 1,093,750 of Earn-Out Shares will be subject to the same conditions but will vest at a target price that equals or exceeds $15.00 per share. The Earn-Out Shares will be forfeited by the Sponsor if they fail to satisfy the above conditions within seven years after the Closing.

A&R Registration Rights Agreement

The Merger Agreement contemplates that, at the Closing, Sponsor, New Holley and Holley Parent (the “RRA Holders”), will enter into an Amended and Restated Registration Rights Agreement (the “A&R Registration Rights Agreement”), a copy of which is attached to this proxy statement/prospectus as Annex K, pursuant to which New Holley will agree to register for resale, pursuant to Rule 415 under the Securities Act, certain shares of Domestication Common Stock and other equity securities of New Holley that are held by the RRA Holders from time to time. Under the A&R Registration Rights Agreement, Holley Parent and Sponsor will each be entitled within any twelve-month period to make four written shelf takedown requests that New Holley register the resale of any or all of their Domestication Common Stock on Form S-3 (or Form S-1 if New Holley is ineligible to use Form S-1), so long as such demand is for at least $30,000,000 in shares of Domestication Common Stock of all stockholders participating in such shelf takedown, or all registrable securities held by the requesting party. Subject to certain customary exceptions, if any time after the Closing, the New Holley proposes to file a registration statement under the Securities Act with respect to its securities, New Holley will give notice to the relevant security holders party to the A&R Registration Rights Agreement as to the proposed filing and offer such security holders an opportunity to register the resale of such number of their Domestication Common Stock as requested by such stockholders, subject to customary cutbacks in an underwritten offering. Any other stockholders of New Holley with piggyback registration rights may also participate in any such registrations, subject to customary cutbacks in an underwritten offering.

Stockholders’ Agreement

The Merger Agreement contemplates that, at the Closing, Sponsor, certain affiliates of Sponsor (the “Sponsor Investors”), New Holley and certain affiliates of Sentinel (the “Sentinel Investors”) will enter into a Stockholders’ Agreement (the “Stockholders’ Agreement”), a copy of which is attached to this proxy statement/prospectus as Annex J, pursuant to which the Sentinel Investors and the Sponsor will have the right to designate nominees for election to New Holley’s board of directors subject to certain beneficial ownership requirements. The number of nominees that the Sentinel Investors, on the one hand, and the Sponsor, on the other hand, are entitled to nominate under the Stockholders’ Agreement is dependent on such party’s beneficial ownership of shares of Domestication Common Stock. For so long as the Sentinel Investors beneficially own, in the aggregate, a number of shares of Domestication Common Stock equal to or greater than     %,     % or     %, respectively, of the total number of shares of Domestication Common Stock beneficially owned by the Sentinel Investors at the Closing, the Sentinel Investors will have the right to nominate three, two or one director(s), respectively. For so long as the Sponsor Investors beneficially own, in the aggregate, a number of shares of Domestication Common Stock equal to or greater than 50% or 25%, respectively, of the total number of shares of Domestication Common Stock beneficially owned by the Sentinel Investors at the Closing, the Sponsor will have the right to nominate two or one director(s), respectively. In addition, the Sentinel Investors, on the one hand, and the Sponsor, on the other hand, will have the right to designate the replacement for any of their respective designees whose board service has terminated prior to the end of such director nominee’s term. The Sentinel Investors, on the one hand, and the Sponsor, on the other hand, will also have the right to have their respective designees participate on committees of the board of directors, subject to compliance with applicable law and stock exchange listing rules.

Employment Agreements

It is the intention of Empower to enter into employment agreements with certain executive officers of Holley, which will be effective upon the completion of the Business Combination. For a description of these agreements see “Management after the Business Combination — Post-Combination New Holley Director and Executive Compensation.”

Letter Agreement

Pursuant to the terms of a letter agreement (the “Letter Agreement”) entered into with Empower, the Sponsor and Empower’s officers and directors have agreed to vote any Founder Shares held by them and any Empower Class A Shares purchased during or after Empower’s IPO in favor of an initial business combination and any proposal recommended by the board of directors of Empower. The Sponsor, Empower’s officers and directors and their permitted transferees own at least 20% of the outstanding Empower Ordinary Shares entitled to vote thereon. The Sponsor and Empower directors and executive officers have agreed not to transfer, assign or sell their Founder Shares until the earliest of (A) one year after the completion of an initial business combination and (B) subsequent to an initial business combination, (x) if the closing price of Empower Class A Shares equals or exceeds $12.00 per share (as adjusted for share sub-divisions, share capitalizations, reorganizations, recapitalizations and the like) for any 20 trading days within any 30 trading-day period commencing at least 150 days after our initial business combination, or (y) the date on which Empower completes a liquidation, merger, share exchange or other similar transaction that results in all holders of Empower Class A Shares having the right to exchange their Empower Ordinary Shares for cash, securities or other property. Any permitted transferees will be subject to the same restrictions and other agreements of the Sponsor with respect to any Founder Shares.

Seller Lock-up Letter

Pursuant to the terms of a letter agreement (the “Seller Lock-up Letter”), a copy of which is attached to this proxy statement/prospectus as Annex F, entered into with Empower and Holley Parent, Holley Parent agreed to certain restrictions on transfer with respect to the shares of Domestication Common Stock held by the Sponsor or Holley Parent immediately following the Closing, including a lock-up of (i) the Base Restricted Securities (as defined in the Seller Lock-up Letter) until the earlier to occur of: (A) one year after the Closing and (B) subsequent to the Business Combination, (x) if the closing price of Domestication Common Stock equals or exceeds $12.00 per share (as adjusted for share subdivisions, share capitalizations, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing at least 150 days after the Closing, or (y) the date on which New Holley completes a liquidation, merger, share exchange, reorganization or other similar transaction that results in all of its holders of Domesticated Common Stock having the right to exchange their Domesticated Common Stock for cash, securities or other property and (ii) any Adjusted Restricted Securities (as defined in the Seller Lock-up Letter) until the six month anniversary of the Closing Date.

Empower’s Board of Directors’ Reasons for the Approval of the Business Combination

Empower’s board of directors, in evaluating the Business Combination, consulted with Empower’s management and financial and legal advisors. In reaching its unanimous resolution (i) that the Merger Agreement and the transactions contemplated thereby are advisable and in the best interests of Empower and its shareholders and (ii) to recommend that the shareholders adopt the Merger Agreement and approve the Business Combination and the transactions contemplated thereby, Empower’s board of directors considered a range of factors, including, but not limited to, the factors discussed below. Empower’s board of directors viewed its decision as being based on all of the information available and the factors presented to and considered by it. This explanation of Empower’s reasons for the Business Combination and all other information presented in this section is forward-looking in nature and, therefore, should be read in light of the factors discussed under “Forward-Looking Statements.”

Empower’s board of directors considered a number of factors pertaining to the Business Combination as generally supporting its decision to enter into the Merger Agreement and the transactions contemplated thereby, including, but not limited to, the following material factors:

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Growth Prospects. Holley is a market leader in an attractive and growing industry with an already successful business and with strong growth prospects within the performance products automotive aftermarket. Holley has multiple areas of potential growth, including but not limited to, acquisitions, enhancing Holley’s Direct-to-Consumer business;

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Large Addressable Market. Holley competes in a total U.S. addressable aftermarket estimated at more than $34 billion. As Holley pursues other opportunities in the performance products automotive aftermarket, Empower’s potential addressable market will continue to grow;

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Economics. Some of the factors Empower’s board of directors considered include Holley’s (i) large base of passionate enthusiast consumers, (ii) portfolio of iconic and established brands covering a wide array of product categories, (iii) history of product innovation and plans to increase its investments in product research and development, (iv) experienced and focused approach to strategic acquisitions and (v) experienced management team and enthusiast customer-oriented corporate culture;

•	Due Diligence. Due diligence examinations of Holley and discussions with Holley’s management and Empower’s financial and legal advisors concerning Empower’s due diligence examination of Holley;

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Financial Condition. Empower’s board of directors also considered factors such as Holley’s historical financial results, outlook, financial plan and debt structure, as well as the financial profiles of private and publicly traded peer companies in the specialized enthusiast brand market, branded products and accessories market, and adjacent markets and certain relevant information with respect to companies that had been acquisition targets or received equity financings in transactions similar to the Business Combination. In considering these factors, Empower’s board of directors reviewed Holley’s recent growth in certain key financial metrics (including certain customer and revenue metrics), the current prospects for growth if Holley achieved its business plans and various historical and current balance sheet items for Holley. In reviewing these factors, Empower’s board of directors noted that Holley was well-positioned in its industry for strong future growth;

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Experienced and Proven Management Team. Holley has a strong management team and the senior management of Holley intend to remain with Holley, which will provide helpful continuity in advancing Holley’s strategic and growth goals;

•	Lock Up. Holley Parent agreed to certain restrictions on transfer for up to one year with respect to the shares of Domestication Common Stock issued to Holley Parent immediately following the Closing;

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Other Alternatives. Empower’s board of directors believes, after a thorough review of other business combination opportunities reasonably available to Empower, that the proposed Business Combination represents the best potential business combination for Empower and the most attractive opportunity for Empower’s management to accelerate its business plan based upon its evaluation and assessment of other potential acquisition targets; and

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Negotiated Transaction. The financial and other terms of the Merger Agreement and the fact that such terms and conditions are reasonable and were the product of arm’s length negotiations between Empower and Holley.

Empower’s board of directors also considered a variety of uncertainties, risks and other potentially negative factors concerning the Business Combination including, but not limited to, the following:

•	Macroeconomic Risks. Macroeconomic uncertainty and the effects it could have on the combined company’s revenues;

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Redemption Risk. The potential that a significant number of Empower shareholders elect to redeem their shares prior to the consummation of the Business Combination and pursuant to Empower’s Existing Charter, which would potentially make the Business Combination more difficult or impossible to complete;

•	Shareholder Vote. The risk that Empower’s shareholders may fail to provide the respective votes necessary to effect the Business Combination; and

•	Closing Conditions. The fact that the completion of the Business Combination is conditioned on the satisfaction of certain closing conditions that are not within Empower’s control.

In addition to considering the factors described above, Empower’s board of directors also considered other factors including, without limitation:

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Interests of Certain Persons. Some officers and directors of Empower may have interests in the Business Combination. For more information, see the section titled “Interests of Certain Persons in the Business Combination”.

•	Other Risk Factors. Various other risk factors associated with the business of Holley, as described in the section entitled “Risk Factors”.

Empower’s board of directors concluded that the potential benefits that it expected Empower and its shareholders to achieve as a result of the Business Combination outweighed the potentially negative and other factors associated with the Business Combination. Accordingly, Empower’s board of directors unanimously determined that the Business Combination and the transactions contemplated by the Merger Agreement, were advisable and in the best interests of Empower and its shareholders.

Satisfaction of the 80% Test

The rules of NYSE require that Empower’s initial business combination must be with one or more operating businesses or assets with a fair market value equal to at least 80% of the net assets held in the trust account (net of amounts disbursed to management for the payment of taxes and excluding the amount of any deferred underwriting discount held in trust) at the time of Empower’s signing a definitive agreement in connection with its initial business combination. Empower’s board of directors determined that this test was met in connection with the proposed Business Combination.

Interests of Certain Persons in the Business Combination

When you consider the recommendation of Empower’s board of directors in favor of approval of the Proposals, you should keep in mind that Empower’s directors and officers have interests in the Business Combination that are different from or in addition to (and which may conflict with) your interests as a shareholder. These interests include, among other things:

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If the Mergers or another business combination is not consummated by October 9, 2022, Empower will cease all operations except for the purpose of winding up, redeeming 100% of the outstanding Empower Ordinary Shares for cash and, subject to the approval of its remaining shareholders and its board of directors, dissolving and liquidating. In such event, the 6,250,00 Founder Shares held by the Sponsor, our directors and our senior advisor, which was acquired for an aggregate purchase price of $25,000 (and a subsequent stock split) prior to Empower’s IPO, would be worthless because the holders are not entitled to participate in any redemption or distribution with respect to such shares. Such shares had an estimated aggregate market value of $             based upon the closing price of $             per public share on NYSE on                     , 2021, the Empower record date.

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The Sponsor purchased an aggregate of 4,666,667 warrants (the “Empower Private Warrants”) from Empower for an aggregate purchase price of $7,000,000 (or $1.50 per warrant) in a private placement. These purchases took place on a private placement basis simultaneously with the consummation of Empower’s IPO. A portion of the proceeds Empower received from these purchases were placed in the trust account. Such warrants had an estimated aggregate value of $             based on the closing price of $             per Empower Public Warrant on NYSE on                     , 2021, the Empower record date. The Empower Private Warrants will become worthless if Empower does not consummate a business combination by October 9, 2022.

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It is expected that Matthew Rubel and Gina Bianchini will continue as members of the board of directors of New Holley after the closing of the Business Combination. Such individuals may receive cash fees, stock options or stock rewards that the New Holley board of directors determines to pay its non-executive directors.

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The Sponsor or an affiliate of the Sponsor or certain of Empower’s directors and officers may, but are not obligated to, loan Empower funds as may be required to consummate the Business Combination (“Working Capital Loans”). Upon consummation of the Business Combination, Empower would repay the Working Capital Loans out of the proceeds of the trust account released to Empower. Otherwise, the Working Capital Loans would be repaid only out of funds held outside the trust account. In the event that the Business Combination does not close, Empower may use a portion of proceeds held outside the trust account to repay the Working Capital Loans, but no proceeds held in the trust account would be used to repay the Working Capital Loans.

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If Empower is unable to complete a business combination within the required time period, its executive officers will be personally liable under certain circumstances described herein to ensure that the proceeds in the trust account are not reduced by the claims of target businesses or claims of vendors or other entities that are owed money by Empower for services rendered or contracted for or products sold to Empower. If Empower consummates a business combination, on the other hand, Empower will be liable for all such claims.

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Empower’s officers and directors and their affiliates are entitled to reimbursement of out-of-pocket expenses incurred by them in connection with certain activities on Empower’s behalf, such as identifying and investigating possible business targets and business combinations. However, if Empower fails to consummate a business combination within the required period, they will not have any claim against the trust account for reimbursement. Accordingly, Empower may not be able to reimburse these expenses if the Business Combination or another business combination, are not completed by October 9, 2022.

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The Cayman Constitutional Documents provide for, and the Proposed Charter and Proposed Bylaws would provide for, indemnification of our officers and directors to the maximum extent permitted by law, including for any liability incurred in their capacities as such, except through their own actual fraud, willful default or willful neglect.

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Empower’s existing directors and officers will be eligible for continued indemnification and continued coverage under Empower’s directors’ and officers’ liability insurance following the consummation of the Business Combination pursuant to the Merger Agreement.

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Empower entered into an amended and restated forward purchase agreement with Empower Funding, LLC which is an affiliate of the Sponsor to purchase 5,000,000 Empower Units immediately prior to the Domestication for an aggregate purchase price of $50,000,000. For more information, please see the section entitled “Certain Relationships and Related Person Transactions — Empower — A&R FPA”.

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The Sponsor (including its representatives and affiliates) and Empower’s directors and officers, are, or may in the future become, affiliated with entities that are engaged in a similar business to Empower. The Sponsor and Empower’s directors and officers are not prohibited from sponsoring, or otherwise becoming involved with, any other blank check companies prior to Empower completing its initial business combination. Certain of Empower’s directors and officers have time and attention requirements for investment funds of which affiliates of the Sponsor are the investment managers. Empower’s directors and officers also may become aware of business opportunities which may be appropriate for presentation to Empower, and the other entities to which they owe certain fiduciary or contractual duties, including. Accordingly, they may have had conflicts of interest in determining to which entity a particular business opportunity should be presented. These conflicts may not be resolved in Empower’s favor and such potential business opportunities may be presented to other entities prior to their presentation to Empower, subject to applicable fiduciary duties under Cayman Islands Companies Law. Empower’s Cayman Constitutional Documents provide that Empower renounces its interest in any corporate opportunity offered to any director or officer of Empower unless such opportunity is expressly offered to such person solely in his or her capacity as a director or officer of Empower and it is an opportunity that Empower is able to complete on a reasonable basis.

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Pursuant to the A&R Registration Rights Agreement and the A&R FPA, the Sponsor and its affiliates will have customary registration rights, including demand and piggy-back rights, subject to cooperation and cut-back provisions with respect to the shares of Domestication Common Stock and Domestication Public Warrants held by such parties following the consummation of the Business Combination.

Total Domestication Common Stock to Be Issued in the Business Combination

In connection with the Business Combination, New Holley will issue (i) at least 57.75 million shares of Domestication Common Stock to Holley Stockholder (for more information regarding certain adjustments, see “— The Merger Agreement — Consideration — Aggregate Merger Consideration” above), (ii) 5 million shares of Domestication Common Stock to the A&R FPA Investor, (iii) 24 million shares of Domestication Common Stock to the PIPE Investors, (iv) up to 25 million shares of Domestication Common Stock to public shareholders in connection with the Domestication and exchange of Empower Class A Shares, and (v) 6.25 million shares of

Domestication Common Stock to the Sponsor shareholders in connection with the Domestication and exchange of Empower Class B Shares.

Sources and Uses

The following tables summarize the estimated sources and uses for funding the Business Combination assuming (i) that no Empower Class A Share is redeemed in connection with the Business Combination (“No Redemptions”) and (ii) that              Empower Class A Shares are redeemed in connection with the Business Combination (representing the maximum amount of public shares that can be redeemed while still satisfying the Minimum Cash Condition (“Maximum Redemptions”). The number of Empower Class A Shares redeemable assuming Maximum Redemptions assumes (i) the trust account value at redemption is $            , (ii) the per share redemption amount is equal to $            , (iii) that              Empower Class A Shares are redeemed for an aggregate payment of approximately $             million from the trust account, which is the maximum amount of redemptions possible in order satisfy the $350 million Minimum Cash Condition, after giving effect to $240 million received as proceeds from the PIPE Investment and $50 million received as proceeds from the A&R FPA and (iv) there is an upward adjustment to the Securities Merger Consideration issued to Holley Parent pursuant to the Merger Agreement.

Estimated Sources and Uses (No Redemptions, in millions)

Sources		Uses
Empower Cash Held in Trust(1)	$250.0	Cash Paid to Holley Parent	$387.5
PIPE Investment	240.0	Rollover Equity of Holley Parent	577.5
A&R FPA	50.0	Debt Repayment	100.0
Equity Issuance to Holley Parent	577.5	Transaction Fees(3)	52.5
Cash from Balance Sheet(2)	70.0	Cash to Balance Sheet	70.0

Total Sources	$1,187.5	Total Uses	$1,187.5

(1)	Represents the expected amount of the restricted investments and cash held in the trust account upon consummation of the Business Combination.
(2)	Represents the expected amount of cash on Holley’s balance sheet at the Business Combination.
(3)	Represents the total estimated transaction and financial advisory fees and expenses incurred by Empower and Holley as part of the Business Combination.

Estimated Sources and Uses (Maximum Redemptions, in millions)

Sources			Uses
Empower Cash Held in Trust(1)	$		Cash Paid to Holley Parent	$
PIPE Investment		240.0	Rollover Equity of Holley Parent
A&R FPA		50.0	Debt Repayment		100.0
Equity issuance to Holley Parent			Transaction Fees(3)		52.5
Cash from Balance Sheet(2)		70.0	Cash to Balance Sheet		70.0
			Shareholder Redemptions

Total Sources		$1,187.5	Total Uses		$1,187.5

(1)	Represents the expected amount of the restricted investments and cash held in the trust account upon consummation of the Business Combination.
(2)	Represents the expected amount of cash on Holley’s balance sheet at the Business Combination.
(3)	Represents the total estimated transaction and financial advisory fees and expenses incurred by Empower and Holley as part of the Business Combination.

Board of Directors Following the Business Combination

Assuming the approval of Proposal No. 5, Ms. Bianchini and Messrs. Rubel, Tomlinson, Basham, Coady,             , and              will serve as directors following the consummation of the Business Combination. Pursuant to the terms of the Merger Agreement, immediately prior to the consummation of the Business Combination, Messrs. Clempson, Anand, and Jones and Ms. Kaplan shall resign as directors of Empower. Please see the section entitled “Management after the Business Combination” for additional information.

Name; Headquarters

The name of New Holley after the Business Combination will be Holley Inc. and our headquarters will be located at 1801 Russellville Rd, Bowling Green, Kentucky 42101.

Appraisal Rights

Neither Empower Shareholders or holders of Empower Public Warrants and Empower Private Warrants have appraisal rights in connection with the Business Combination or the Domestication under the Cayman Islands Companies Law or under the DGCL.

Accounting Treatment

The Domestication

There will be no accounting effect or change in the carrying amount of the consolidated assets and liabilities of Empower as a result of the Domestication. The business, capitalization, assets and liabilities and financial statements of Empower immediately following the Domestication will be the same as those of Empower immediately prior to the Domestication.

The Business Combination

The Business Combination will be accounted for as a reverse recapitalization in accordance with GAAP. Under this method of accounting, Empower has been treated as the “acquired” company for financial reporting purposes. This determination was primarily based on current shareholders of Holley having a relative majority of the voting power of the combined entity, the operations of Holley prior to the acquisition comprising the only ongoing operations of the combined entity, and senior management of Holley comprising the majority of the senior management of the combined entity. Accordingly, for accounting purposes, the financial statements of the combined entity will represent a continuation of the financial statements of Holley with the acquisition being treated as the equivalent of Holley issuing stock for the net assets of Empower, accompanied by a recapitalization. The net assets of Empower will be stated at historical cost, with no goodwill or other intangible assets recorded.

Material United States Federal Income Tax Considerations for Shareholders Exercising Redemption Rights

For a detailed discussion of the material U.S. federal income tax considerations for shareholders with respect to the exercise of these redemption rights, see “U.S. Federal Income Tax Considerations”. The consequences of a redemption to any particular shareholder will depend on that shareholder’s particular facts and circumstances. Accordingly, you are urged to consult your tax advisor to determine your tax consequences from the exercise of your redemption rights, including the applicability and effect of U.S. federal, state, local and non-U.S. income and other tax laws in light of your particular circumstances.

Information reporting and Backup Withholding

Generally, information returns will be filed with the IRS in connection with payments resulting from our redemption of Empower Class A Shares.

Backup withholding of tax (currently at a rate of 24%) may apply to cash payments to which a U.S. holder is entitled to in connection with our redemption of Empower Class A Shares, unless the U.S. holder (i) is exempt from backup withholding and demonstrates this fact in a manner satisfactory to the paying agent or (ii) provides a taxpayer identification number, certifies that such number is correct and that such holder is not subject to backup withholding, and otherwise complies with the backup withholding rules. Each U.S. holder should submit, signed under penalties of perjury, an IRS Form W-9. Backup withholding of tax may also apply to cash payments to which a Non-U.S. holder is entitled in connection with our redemption of Empower Class A Shares, unless the Non-U.S. holder submits an IRS Form W-8BEN (or other applicable IRS Form W-8), signed under penalties of perjury, attesting to such Non-U.S. holder’s status as non-U.S. person.

The amount of any backup withholding from a payment to a U.S. holder or Non-U.S. holder will be allowed as a credit against such holder’s U.S. federal income tax liability and may entitle such holder to a refund, provided that the required information is timely furnished to the IRS.

Regulatory Matters

Completion of the Mergers are subject to approval under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”). Under the Merger Agreement, Empower and Holley agreed to use their reasonable best efforts to obtain all required regulatory approval and agreed to request early termination of any waiting period under the HSR Act. Under the HSR Act and the rules that have been promulgated thereunder by the U.S. Federal Trade Commission (“FTC”), certain transactions may not be consummated unless information has been furnished to the Antitrust Division of the Department of Justice (“Antitrust Division”) and the FTC and certain waiting period requirements have been satisfied. Empower and Holley have determined that the Business Combination is not subject to these requirements. On March 25, 2021, Holley and Empower filed the required forms under the HSR Act with respect to the Business Combination with the Antitrust Division and the FTC and requested early termination.

At any time before or after consummation of the Business Combination, notwithstanding termination of the waiting period under the HSR Act, the applicable competition authorities could take such action under applicable antitrust laws as each deems necessary or desirable in the public interest, including seeking to enjoin the consummation of the Business Combination. Private parties may also seek to take legal action under the antitrust laws under certain circumstances. We cannot assure you that the Antitrust Division, the FTC, any state attorney general, or any other government authority will not attempt to challenge the Business Combination on antitrust grounds, and, if such a challenge is made, we cannot assure you as to its result.

None of Empower or Holley are aware of any material regulatory approvals or actions that are required for completion of the Business Combination other than the expiration or early termination of the waiting period under the HSR Act. It is presently contemplated that if any such additional regulatory approvals or actions are required, those approvals or actions will be sought. There can be no assurance, however, that any additional approvals or actions will be obtained.

Vote Required for Approval

The approval of the Business Combination Proposal requires an ordinary resolution under Cayman Islands law, being the affirmative vote of holders of at least a majority of the issued and outstanding Empower Ordinary Shares represented in person or by proxy and entitled to vote thereon and who vote at the Extraordinary Meeting. Abstentions and broker non-votes, while considered present for the purposes of establishing a quorum, will not count as votes cast at the Extraordinary Meeting.

The Business Combination Proposal is conditioned on the approval of each of the Cross-Conditioned Proposals. Therefore, if any of the Cross-Conditioned Proposals is not approved, the Business Combination Proposal will have no effect, even if approved by holders of Empower Ordinary Shares.

Resolution

The full text of the resolution to be passed is as follows:

“RESOLVED, as an ordinary resolution, that Empower Ltd.’s entry into the Merger Agreement, dated as of March 11, 2021 (the “Merger Agreement”), by and among Holley Intermediate Holdings, Inc., Empower Merger Sub I, Inc. and Empower Merger Sub II, LLC (a copy of which is attached to the proxy statement/prospectus as Annex A), pursuant to which, among other things, following the Domestication of Empower Ltd. to Delaware and changing its name to Holley Inc., the merger of Empower Merger Sub I, Inc. with and into Holley Intermediate Holdings, Inc. (“Company Merger I”), with Holley Intermediate Holdings, Inc. surviving Company Merger I as a wholly owned subsidiary of Holley Inc., followed by the merger of Holley Intermediate Holdings, Inc. with and into Empower Merger Sub II, LLC (“Company Merger II”) with Empower Merger Sub II, LLC surviving Company Merger II as a wholly owned subsidiary of Holley Inc. and changing its name to Holley Intermediate Holdings LLC, in each case in accordance with the terms and subject to the conditions of the Merger Agreement, be approved, ratified and confirmed in all respects.”

Recommendation of the Empower Board of Directors

EMPOWER’S BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT THE EMPOWER SHAREHOLDERS VOTE “FOR” THE BUSINESS COMBINATION PROPOSAL.

PROPOSAL NO. 2 — THE REDOMESTICATION PROPOSAL

Overview

As discussed in this proxy statement/prospectus, if the Business Combination Proposal is approved, then Empower is asking its shareholders to approve the Redomestication Proposal. Under the Merger Agreement, the approval of the Redomestication Proposal is also a condition to the consummation of the Mergers.

As a condition to Closing the Mergers, the board of directors of Empower has unanimously approved a change of Empower’s jurisdiction of incorporation by continuing and deregistering as an exempted company in the Cayman Islands and continuing and domesticating as a corporation incorporated under the laws of the State of Delaware. To effect the Domestication, Empower will file a notice of deregistration with the Cayman Islands Registrar of Companies, together with the necessary accompanying documents, and file a certificate of incorporation and a certificate of corporate domestication with the Secretary of State of the State of Delaware, under which Empower will be domesticated and continue as a Delaware corporation.

As a result of the Domestication:

•	Each then-issued and outstanding Empower Class A Share will convert automatically, on a one-for-one basis, into a share Domestication Common Stock;

•	Each then-issued and outstanding Empower Class B Share will convert automatically, on a one-for-one basis, into a share Domestication Common Stock;

•	Each then-issued and outstanding Empower Public Warrant will represent a right to acquire one share of Domestication Common Stock for $11.50 pursuant to section 4.5 of the Warrant Agreement;

•	Each then-issued and outstanding Empower Private Warrant will represent a right to acquire one share of Domestication Common Stock for $11.50 pursuant to Section 4.5 of the Warrant Agreement; and

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Each then-issued and outstanding Empower Units, including such Empower Units issued in connection with Empower’s initial public offering, that have not been previously separated into the underlying Empower Class A Shares and underlying Empower Public Warrants upon the request of the holder thereof, will be separated and will entitle the holder thereof to one share of Domestication Common Stock and one-third of one Domestication Public Warrant. No fractional Domestication Public Warrants will be issued upon separation of the Empower Units.

The Domestication Proposal, if approved, will approve a change of Empower’s jurisdiction of incorporation from the Cayman Islands to the State of Delaware. Accordingly, while Empower is currently governed by the Cayman Islands Companies Law, upon the Domestication, New Holley will be governed by the DGCL. We encourage shareholders to carefully consult the information set out below under “Comparison of Corporate Governance and Shareholder Rights.” Additionally, we note that if the Redomestication Proposal is approved, then Empower will also ask its shareholders to approve the Proposed Charter (discussed below), which, if approved, will replace the Cayman Constitutional Documents with a certificate of incorporation of New Holley under the DGCL. The Proposed Charter differs in certain material respects from the Cayman Constitutional Documents and we encourage shareholders to carefully consult the information set out below under “Binding Charter Proposal,” the Cayman Constitutional Documents of Empower, and the Proposed Charter and Proposed Bylaws of New Holley, attached hereto as Annex C and Annex D.

Reasons for the Redomestication

Our board of directors believes that there are significant advantages to us that will arise as a result of a change of our domicile to Delaware. Further, our board of directors believes that any direct benefit that the DGCL provides to a corporation also indirectly benefits its stockholders, who are the owners of the corporation.

The board of directors of Empower believes that there are several reasons why a reincorporation in Delaware is in the best interests of Empower and its shareholders. As explained in more detail below, these reasons can be summarized as follows:

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Prominence, Predictability, and Flexibility of Delaware Law. For many years, Delaware has followed a policy of encouraging incorporation in its state and, in furtherance of that policy, has been a leader in adopting, construing, and implementing comprehensive, flexible corporate laws responsive to the legal and business needs of corporations organized under its laws. Many corporations have chosen Delaware initially as a state of incorporation or have subsequently changed corporate domicile to Delaware. Because of Delaware’s prominence as the state of incorporation for many major corporations, both the legislature and courts in Delaware have demonstrated the ability and a willingness to act quickly and effectively to meet changing business needs. The DGCL is frequently revised and updated to accommodate changing legal and business needs and is more comprehensive, widely used and interpreted than other state corporate laws. This favorable corporate and regulatory environment is attractive to businesses such as ours.

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Well-Established Principles of Corporate Governance. There is substantial judicial precedent in the Delaware courts as to the legal principles applicable to measures that may be taken by a corporation and to the conduct of a company’s board of directors, such as under the business judgment rule and other standards. Because the judicial system is based largely on legal precedents, the abundance of Delaware case law provides clarity and predictability to many areas of corporate law. We believe such clarity would be advantageous to New Holley, its board of directors and management to make corporate decisions and take corporate actions with greater assurance as to the validity and consequences of those decisions and actions. Further, investors and securities professionals are generally more familiar with Delaware corporations, and the laws governing such corporations, increasing their level of comfort with Delaware corporations relative to other jurisdictions. The Delaware courts have developed considerable expertise in dealing with corporate issues, and a substantial body of case law has developed construing Delaware law and establishing public policies with respect to corporate legal affairs. Moreover, Delaware’s vast body of law on the fiduciary duties of directors provides appropriate protection for New Holley’s stockholders from possible abuses by directors and officers.

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Increased Ability to Attract and Retain Qualified Directors. Reincorporation from the Cayman Islands to Delaware is attractive to directors, officers, and stockholders alike. Empower’s incorporation in Delaware may make New Holley more attractive to future candidates for our board of directors, because many such candidates are already familiar with Delaware corporate law from their past business experience. To date, we have not experienced difficulty in retaining directors or officers, but directors of public companies are exposed to significant potential liability. Thus, candidates’ familiarity and comfort with Delaware laws — especially those relating to director indemnification (as discussed below) — draw such qualified candidates to Delaware corporations. Our board of directors therefore believes that providing the benefits afforded directors by Delaware law will enable New Holley to compete more effectively with other public companies in the recruitment of talented and experienced directors and officers. Moreover, Delaware’s vast body of law on the fiduciary duties of directors provides appropriate protection for our stockholders from possible abuses by directors and officers.

The frequency of claims and litigation pursued against directors and officers has greatly expanded the risks facing directors and officers of corporations in carrying out their respective duties. The amount of time and money required to respond to such claims and to defend such litigation can be substantial. While both Cayman and Delaware law permit a corporation to include a provision in its governing documents to reduce or eliminate the monetary liability of directors for breaches of fiduciary duty in certain circumstances, we believe that, in general, Delaware law is more developed and provides more guidance than Cayman law on matters regarding a company’s ability to limit director liability. As a result, we believe that the corporate environment afforded by Delaware will enable the surviving corporation to compete more effectively with other public companies in attracting and retaining new directors.

Vote Required for Approval

The approval of the Redomestication Proposal requires a special resolution under Cayman Islands law, being the affirmative vote of holders of at least two-thirds of the issued and outstanding Empower Ordinary Shares represented in person or by proxy and entitled to vote thereon and who vote at the Extraordinary Meeting. Abstentions and broker non-votes, while considered present for the purposes of establishing a quorum, will not count as votes cast at the Extraordinary Meeting. Under the terms of the Cayman Constitutional Documents, each Empower Class B Share voted with respect to the Redomestication Proposal shall represent ten (10) votes at the Extraordinary Meeting and each Empower Class A Share shall represent one (1) vote.

The Redomestication Proposal is conditioned on the approval of each of the Cross-Conditioned Proposals. Therefore, if any of the Cross-Conditioned Proposals is not approved, the Redomestication Proposal will have no effect, even if approved by holders of Empower Ordinary Shares.

Resolution

The full text of the resolution to be passed is as follows:

“RESOLVED, as a special resolution, that Empower Ltd. be de-registered in the Cayman Islands pursuant to Article 47 of the Amended and Restated Articles of Association of Empower Ltd. (as amended) and be registered by way of continuation as a corporation in the State of Delaware.”

Recommendation of the Empower Board of Directors

EMPOWER’S BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT THE EMPOWER SHAREHOLDERS VOTE “FOR” THE REDOMESTICATION PROPOSAL.

PROPOSALS NO. 3A THROUGH 3H — THE NON-BINDING ORGANIZATIONAL DOCUMENTS PROPOSALS

Overview

If the Cross-Conditioned Proposals are approved and the Business Combination is to be consummated, Empower will replace the Cayman Constitutional Documents with the Proposed Organizational Documents.

Empower Shareholders are asked to consider and vote upon and to approve on a non-binding advisory basis by ordinary resolution seven separate proposals (collectively, the “Advisory Organizational Documents Proposals”) in connection with the replacement of the Cayman Constitutional Documents with the Proposed Organizational Documents. The Non-Binding Organizational Documents Proposals are conditioned on the approval of the Cross-Conditioned Proposals. Therefore, if the Cross-Conditioned Proposals are not approved, the Non-Binding Organizational Documents Proposals will have no effect, even if approved by the Empower Shareholders.

The Proposed Organizational Documents differ materially from the Cayman Constitutional Documents. The following table sets forth a summary of the principal, material changes proposed to be made between the Cayman Constitutional Documents and the Proposed Organizational Documents. This summary is qualified by reference to the complete text of the Cayman Constitutional Documents, attached to this proxy statement/prospectus as Annex B, the complete text of the Proposed Charter, a copy of which is attached to this proxy statement/prospectus as Annex C, and the complete text of the Proposed Bylaws, a copy of which is attached to this proxy statement/prospectus as Annex D. All shareholders are encouraged to read the Proposed Organizational Documents in their entirety for a more complete description of its terms. Additionally, as the Cayman Constitutional Documents are governed by the Cayman Islands law and the Proposed Organizational Documents will be governed by the DGCL, we encourage shareholders to carefully consult the information set out under the section entitled “Proposal 4 – The Binding Charter Proposal” and “Comparison of Corporate Governance and Stockholders’ Rights.”

	Cayman Constitutional Documents	Proposed Charter
Authorized Shares (Non-Binding Organizational Documents Proposal 3A)

The Cayman Constitutional Documents authorize 500,000,000 Empower Class A Shares, 50,000,000 Empower Class B Shares and 5,000,000 preference shares, par value $0.0001 per share, of Empower.

See paragraph 5 of the Cayman Constitutional Documents.

The Proposed Organizational Documents authorize 555,000,000 shares, consisting of 550,000,000 shares of Domestication Common Stock and 5,000,000 shares of New Holley preferred stock.

See Article IV of the Proposed Charter.

Exclusive Forum Provision (Non-Binding Organizational Documents Proposal 3B)	The Cayman Constitutional Documents do not contain a provision adopting an exclusive forum for certain shareholder litigation.	The Proposed Organizational Documents adopt Delaware as the exclusive forum. See Article XII of the Proposed Charter.

Takeovers by Interested Stockholders (Non-Binding Organizational Documents Proposal 3C)	The Cayman Constitutional Documents do not provide restrictions on takeovers of Empower by a related shareholder following a business combination.

The Proposed Organizational Documents will have New Holley elect not to be governed by Section 203 of the DGCL relating to takeovers by interested stockholders but will provide other similar restrictions regarding takeovers by interested stockholders.

See Article XII of the Proposed Charter.

	Cayman Constitutional Documents	Proposed Charter

Adoption of Supermajority Vote Requirement to Amend the Proposed Organizational Documents (Non-Binding Organizational Documents Proposal 3D)

The Cayman Constitutional Documents provide that amendments may be made by a special resolution under Cayman Islands law, being the affirmative vote of holders of a majority of at least two-thirds of the Empower Ordinary Shares represented in person or by proxy and entitled to vote thereon and who vote at a general meeting.

See Article 18.3 of the Cayman Constitutional Documents.

The Proposed Organizational Documents require the affirmative vote of at least (i) 66 2/3% to adopt, amend or repeal Article VI of the Proposed Bylaws (ii) 66.7%, to adopt, amend or repeal amend, alter, repeal or rescind Section 4.2 and Articles V, VII, VIII, X, XI and XII of the Proposed Charter and (iii) 80% to adopt, amend or repeal Article IX of the Proposed Charter.

See Articles VI, IX and X of the Proposed Charter.

Removal of Directors (Non-Binding Organizational Documents Proposal 3E)

The Cayman Constitutional Documents provide that before a Business Combination, holders of Empower Class B Common Stock may remove any director, and that after a Business Combination, shareholders may by an Ordinary Resolution remove any director.

See Article 29 of the Cayman Constitutional Documents.

The Proposed Organizational Documents permit the removal of a director only for cause and only by the affirmative vote of the holders of at least a majority of the outstanding shares entitled to vote at an election of directors.

See Article V of the Proposed Charter.

Action by Written Consent of Stockholders (Non-Binding Organizational Documents Proposal 3F)	The Cayman Constitutional Documents permit shareholders to approve matters by unanimous written resolution. See Article 29 of the Cayman Constitutional Documents.

The Proposed Organizational Documents require stockholders to take action at an annual or special meeting and prohibit stockholder action by written consent in lieu of a meeting.

See Article VII of the Proposed Charter.

Corporate Opportunities (Non-Binding Organizational Documents Proposal 3G)	The Cayman Constitutional Documents explicitly waive any expectation of corporate opportunities with respect to its officers and directors. See Article 50 of the Cayman Constitutional Documents.	The Proposed Charter explicitly waives any expectation of corporate opportunities with respect to only its non-employee directors. See Article 50 of the Cayman Constitutional Documents.

Other Changes In Connection With Adoption of the Proposed Organizational Documents (Non-Binding Organizational Documents Proposal 3H)

The Cayman Constitutional Documents include provisions related to Empower’s status as a blank check company prior to the consummation of a business combination.

See Article 49 of the Cayman Constitutional Documents.

The Proposed Organizational Documents do not include such provisions related to Empower’s status as a blank check company, which no longer will apply upon consummation of the Merger, as Empower will cease to be a blank check company at such time.

Non-Binding Organizational Documents Proposal 3A — Authorized Shares

Empower Shareholders are being asked to approve and adopt an amendment to the Cayman Constitutional Documents to authorize the change in the authorized capital stock of Empower from (i) 500,000,000 Empower Class A Shares, 50,000,000 Empower Class B Shares and 5,000,000 preference shares, par value $0.0001 per share, of Empower (the “Empower Preference Shares”) to (ii) 550,000,000 shares of Domestication Common Stock and 5,000,000 shares of New Holley preferred stock.

As of the date of this proxy statement/prospectus, there are (i) 25,000,000 Empower Class A Shares issued and outstanding, (ii) 6,250,000 Empower Class B Shares issued and outstanding and (iii) no Empower Preference Shares issued and outstanding. In addition, as of the date of this proxy statement/prospectus, there is an aggregate of (x) 8,333,333 Empower Public Warrants and 4,666,667 Empower Private Warrants, in each case, issued and outstanding. Subject to the terms and conditions of the Warrant Agreement, the Empower Public Warrants and the Empower Private Warrants will be exercisable after giving effect to the Merger for one share of Domestication Common Stock at an exercise price of $11.50 per share. None of the Empower Public Warrants or the Empower Private Warrants are exercisable until the later of (x) October 9, 2021 and (y) 30 days after the Closing.

Pursuant to the Merger Agreement, Empower will issue up to 76,764,500 shares of Domestication Common Stock. Pursuant to the PIPE Investment, Empower will issue 24,000,000 shares of Domestication Common Stock to the PIPE Investors. Pursuant to the A&R FPA, Empower will issue 5,000,000 shares of Domestication Common Stock and 1,666,667 Domestication Public Warrants.

In order to ensure that New Holley has sufficient authorized capital for future issuances, Empower’s board of directors has approved, subject to shareholder approval, that the Proposed Organizational Documents change the authorized capital stock of Empower from (i) 500,000,000 Empower Class A Shares, 50,000,000 Empower Class B Shares and 5,000,000 Empower Preference Shares to (ii) 550,000,000 shares of Domestication Common Stock and 5,000,000 shares of New Holley preferred stock.

This summary is qualified by reference to the complete text of the Proposed Organizational Documents of New Holley, copies of which are attached to this proxy statement/prospectus as Annex C and Annex D. All Empower Shareholders are encouraged to read the Proposed Organizational Documents in their entirety for a more complete description of their terms.

Non-Binding Organizational Documents Proposal 3B — Exclusive Forum Provision

Empower Shareholders are being asked to approve and adopt an amendment to the Cayman Constitutional Documents to authorize adopting Delaware as the exclusive forum for certain stockholder litigation.

The Proposed Organizational Documents stipulate that the Court of Chancery for the State of Delaware (the “Court of Chancery”) be the sole and exclusive forum (or, in the event that the Court of Chancery does not have jurisdiction, the federal district court for the District of Delaware or other state courts of the State of Delaware) for any stockholder to bring any claims, including claims in the right of New Holley that are based upon a violation of a duty by a current or former director, officer, employee or stockholder in such capacity, or as to which the DGCL confers jurisdiction upon the Court of Chancery. The Proposed Charter will further provide that unless New Holley consents in writing to the selection of an alternative forum, to the fullest extent permitted by law, the federal district courts of the United States will be the exclusive forum for the resolutions of any complaint asserting a cause of action arising under the Securities Act.

This summary is qualified by reference to the complete text of the Proposed Organizational Documents copies of which are attached to this proxy statement/prospectus as Annex C and Annex D. All Empower Shareholders are encouraged to read the Proposed Organizational Documents in their entirety for a more complete description of their terms.

Non-Binding Organizational Documents Proposal 3C — Takeovers by Interested Stockholders

Empower Shareholders are being asked to approve and adopt an amendment to the Cayman Constitutional Documents to authorize electing not to be governed by Section 203 of the DGCL relating to takeovers by interested stockholders and, instead, be governed by a provision substantially similar to Section 203 of the DGCL.

The Proposed Organizational Documents will cause New Holley to not to be governed by Section 203 of the DGCL and, instead, include a provision in the Proposed Charter that is substantially similar to Section 203 of the DGCL.

This summary is qualified by reference to the complete text of the Proposed Organizational Documents, copies of which are attached to this proxy statement/prospectus as Annex C and Annex D. All Empower Shareholders are encouraged to read the Proposed Organizational Documents in their entirety for a more complete description of their terms.

Non-Binding Organizational Documents Proposal 3D — Adoption of Supermajority Vote Requirement to Amend the Proposed Organizational Documents

Empower Shareholders are being asked to approve and adopt an amendment to the Cayman Constitutional Documents to approve provisions providing that the affirmative vote of at least (i) 66 2/3% of the voting power of all the then-outstanding shares of capital stock entitled to vote generally in the election of directors, voting as a single class, will be required for stockholders to adopt, amend or repeal Article VI of the Proposed Bylaws, (ii) 66.7% of the voting power of all the then-outstanding shares of capital stock entitled to vote generally in the election of directors will be required for stockholders, voting as a single class, to adopt, amend or repeal Section 4.2 and Articles V, VII, VIII, X, XI and XII of the Proposed Charter and (iii) 80% of the voting power of all the then-outstanding shares of capital stock entitled to vote generally in the election of directors will be required for stockholders, voting as a single class, to adopt, amend or repeal Article IX of the Proposed Charter.

This summary is qualified by reference to the complete text of the Proposed Organizational Documents, copies of which are attached to this proxy statement/prospectus as Annex C and Annex D. All Empower Shareholders are encouraged to read the Proposed Organizational Documents in their entirety for a more complete description of their terms.

Non-Binding Organizational Documents Proposal 3E — Removal of Directors

Empower Shareholder are being asked to approve and adopt an amendment to the Cayman Constitutional Documents to approve provisions permitting the removal of a director only for cause and only by the affirmative vote of the holders of at least a majority of the outstanding shares entitled to vote at an election of directors, voting together as a single class.

This summary is qualified by reference to the complete text of the Proposed Organizational Documents of New Holley, copies of which are attached to this proxy statement/prospectus as Annex C and Annex D. All Empower Shareholders are encouraged to read the Proposed Organizational Documents in their entirety for a more complete description of their terms.

Non-Binding Organizational Documents Proposal 3F — Action by Written Consent of Stockholders

Empower Shareholders are being asked to approve and adopt an amendment to the Cayman Constitutional Documents to approve provisions requiring stockholders to take action at an annual or special meeting and prohibit stockholder action by written consent in lieu of a meeting.

This summary is qualified by reference to the complete text of the Proposed Organizational Documents, copies of which are attached to this proxy statement/prospectus as Annex C and Annex D. All Empower Shareholders are encouraged to read the Proposed Organizational Documents in their entirety for a more complete description of their terms.

Non-Binding Organizational Documents Proposal 3G — Corporate Opportunities:

Empower Shareholders are being asked to approve and adopt an amendment to the Cayman Constitutional Documents to approve provisions providing that only non-employee directors and their affiliates are permitted to engage and may continue to engage in the same or similar activities or related lines of business as those in which the New Holley, directly or indirectly, may engage and/or other business activities that overlap with or compete with those in which New Holley shall be subject to a waiver of corporate opportunities. 80% of the voting power of all the then-outstanding shares of capital stock entitled to vote generally in the election of directors will be required for stockholders, voting as a single class, to adopt, amend or repeal Article IX of the Proposed Charter.

This summary is qualified by reference to the complete text of the Proposed Organizational Documents, copies of which are attached to this proxy statement/prospectus as Annex C and Annex D. All Empower Shareholders are encouraged to read the Proposed Organizational Documents in their entirety for a more complete description of their terms.

Non-Binding Organizational Documents Proposal 3H — Other Changes In Connection With Adoption of the Proposed Organizational Documents

Empower Shareholders are being asked to approve and adopt an amendment to the Cayman Constitutional Documents to authorize (1) changing the corporate name from “Empower Ltd.” to “Holley Inc.”, (2) making New Holley’s corporate existence perpetual, and (3) removing certain provisions related to Empower’s status as a blank check company that will no longer be applicable upon consummation of the Business Combination.

The Proposed Organizational Documents will not contain provisions related to a blank check company (including those related to operation of the trust account, winding up of Empower’s operations should Empower not complete a business combination by a specified date, and other such blank check-specific provisions as are present in the Cayman Constitutional Documents) because following the consummation of the Merger, New Holley will not be a blank check company.

This summary is qualified by reference to the complete text of the Proposed Organizational Documents copies of which are attached to this proxy statement/prospectus as Annex C and Annex D. All shareholders are encouraged to read the Proposed Organizational Documents in their entirety for a more complete description of their terms.

Implementation of each of the Non-Binding Organizational Documents Proposals, will result, upon the Domestication, in the wholesale replacement of the Cayman Constitutional Documents with the Proposed Organizational Documents. While certain material changes between the Cayman Constitutional Documents and the Proposed Organizational Documents have been unbundled into distinct organizational documents proposals or otherwise identified in this Non-Binding Organizational Documents Proposal 3, there are other differences between the Cayman Constitutional Documents and Proposed Organizational Documents (arising from, among other things, differences between the Cayman Islands Companies Law and the DGCL and the typical form of organizational documents under each such body of law) that will be approved (subject to the approval of the aforementioned related proposals and consummation of the Business Combination) if Empower Shareholders approve the Organizational Documents Proposal.

Reasons for Amendments

Non-Binding Organizational Documents Proposal 3A — Authorized Shares

The principal purpose of this proposal is to provide for an authorized capital structure of New Holley that will enable it to continue as an operating company governed by the DGCL. Empower’s board of directors believes that it is important for Empower to have available for issuance a number of authorized shares of common stock and preferred stock sufficient to support its growth and to provide flexibility for future corporate needs.

Non-Binding Organizational Documents Proposal 3B — Exclusive Forum Provision

Adopting Delaware as the exclusive forum for certain stockholder litigation is intended to assist New Holley in avoiding multiple lawsuits in multiple jurisdictions regarding the same matter. The ability to require such claims to be brought in a single forum will help to assure consistent consideration of the issues, the application of a relatively known body of case law and level of expertise and should promote efficiency and cost-savings in the resolutions of such claims. Empower’s board of directors believes that the Delaware courts are best suited to address disputes involving such matters given that after the Domestication, New Holley will be incorporated in Delaware. Delaware law generally applies to such matters and the Delaware courts have a reputation for expertise in corporate law matters. Delaware offers a specialized Court of Chancery to address corporate law matters, with streamlined procedures and processes, which help provide relatively quick decisions. This accelerated schedule can minimize the time, cost and uncertainty of litigation for all parties. The Court of Chancery has developed considerable expertise with respect to corporate law issues, as well as a substantial and influential body of case law construing Delaware’s corporate law and long-standing precedent regarding corporate governance. This provides stockholders and the post-combination company with more predictability regarding the outcome of intra-corporate disputes. In the event the Court of Chancery does not have jurisdiction, the other state courts located in Delaware would be the most appropriate forums because these courts have more expertise on matters of Delaware law compared to other jurisdictions; provided, that these exclusive forum provisions will not apply to suits brought to enforce any cause of action arising under the Securities Act, any liability or duty created by the Exchange Act, or to any claim for which the federal courts have exclusive jurisdiction. The exclusive forum provision establishes federal district courts as the exclusive forum for Securities Act actions.

In addition, this amendment would promote judicial fairness and avoid conflicting results, as well as make New Holley’s defense of applicable claims less disruptive and more economically feasible, principally by avoiding duplicative discovery.

Non-Binding Organizational Documents Proposal 3C — Takeovers by Interested Stockholders

Empower’s board of directors intends to shield stockholders from the coerciveness of front-end loaded two-tier offers by preventing the offer or from effecting the second step of the offer unless the target’s board of directors approves such transaction.

New Holley will not be subject to Section 203 of the DGCL, an anti-takeover law. Section 203 is a default provision of the DGCL that prohibits a publicly held Delaware corporation from engaging in a business combination, such as a merger, with “interested stockholders” (a person or group owning 15% or more of the corporation’s voting stock) for three years following the date that a person becomes an interested stockholder, unless: (i) before such stockholder becomes an “interested stockholder,” the board of directors approves the Business Combination or the transaction that resulted in the stockholder becoming an interested stockholder; (ii) upon consummation of the transaction which resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the outstanding voting stock of the corporation at the time of the transaction (excluding stock owned by certain persons); or (iii) at the time or after the stockholder became an interested stockholder, the board of directors and at least two-thirds of the disinterested outstanding voting stock of the corporation approves the transaction. While Section 203 is the default provision under the DGCL, the DGCL allows companies to opt out of Section 203 of the DGCL by including a provision in their certificate of incorporation expressly electing not to be governed by Section 203 of the DGCL. Empower’s board of directors has elected to opt out of Section 203, but the board of directors believes that it is in the best interests of stockholders to have protections similar to those afforded by Section 203. These provisions will encourage any potential acquiror to negotiate with the board of directors and therefore provides an opportunity to possibly obtain a higher purchase price than would otherwise be offered in connection with a proposed acquisition of New Holley. Such provisions may make it more difficult for an acquiror to consummate certain types of unfriendly or hostile corporate takeovers or other transactions involving New Holley that have not been approved by the board of directors. The board of directors believes that while such provisions will provide some measure of protection against an interested stockholder that is proposing a two-tiered transaction structure that is unduly coercive, they would not ultimately prevent a potential takeover that enjoys the support of stockholders and that they will also help to prevent a third party from acquiring “creeping control” of New Holley without paying a fair premium to all stockholders.

Non-Binding Organizational Documents Proposal 3D — Adoption of Supermajority Vote Requirement to Amend the Proposed Organizational Documents

The Cayman Constitutional Documents provide that amendments may be made by a special resolution under Cayman Islands law, being the affirmative vote of holders of a majority of at least two-thirds of the Empower Ordinary Shares represented in person or by proxy and entitled to vote thereon and who vote at a general meeting. The Proposed Organizational Documents require (i) 66 2/3% of the voting power of all the then-outstanding shares of capital stock entitled to vote generally in the election of directors, voting as a single class, will be required for stockholders to adopt, amend or repeal Article VI of the Proposed Bylaws (ii) 66.7% of the voting power of all the then-outstanding shares of capital stock entitled to vote generally in the election of directors will be required for stockholders, voting as a single class, to adopt, amend or repeal amend, alter, repeal or rescind Section 4.2 and Articles V, VII, VIII, X, XI and XII of the Proposed Charter and (iii) 80% of the voting power of all the then-outstanding shares of capital stock entitled to vote generally in the election of directors will be required for stockholders, voting as a single class, to adopt, amend or repeal amend, alter, repeal or rescind Article IX of the Proposed Charter. The amendments are intended to protect the Proposed Bylaws and certain key provisions of the Proposed Charter from arbitrary amendment and to prevent a simple majority of stockholders from taking actions that may be harmful to other stockholders or making changes to provisions that are intended to protect all stockholders.

Non-Binding Organizational Documents Proposal 3E — Removal of Directors

The Cayman Constitutional Documents provide that before a Business Combination, holders of Empower Class B Common Stock may remove any director, and that after a Business Combination, shareholders may by an ordinary resolution remove any director. Under the DGCL, unless a company’s certificate of incorporation provides otherwise, removal of a director only for cause is automatic with a classified board. The Proposed Organizational Documents permit the removal of a director only for cause and only by the affirmative vote of the holders of at least a majority of the outstanding shares entitled to vote at an election of directors. Empower’s board of directors believes that such a standard will (i) increase board continuity and the likelihood that experienced board members with familiarity of New Holley’s business operations would serve on the board at any given time and (ii) make it more difficult for a potential acquiror or other person, group or entity to gain control of New Holley’s board of directors.

Non-Binding Organizational Documents Proposal 3F — Action by Written Consent of Stockholders

Under the Proposed Organizational Documents, New Holley’s stockholders will have the ability to propose items of business (subject to the restrictions set forth therein) at duly convened stockholder meetings. Eliminating the right of stockholders to act by written consent limits the circumstances under which stockholders can act on their own initiative to remove directors, or alter or amend New Holley’s organizational documents outside of a duly called special or annual meeting of the stockholders of New Holley. Further, Empower’s board of directors believes continuing to limit stockholders’ ability to act by written consent will (i) reduce the time and effort our board of directors and management would need to devote to stockholder proposals, which time and effort could distract our directors and management from other important company business and (ii) facilitate transparency and fairness by allowing all stockholders to consider, discuss, and vote on pending stockholder actions.

In addition, the elimination of the stockholders’ ability to act by written consent may have certain anti-takeover effects by forcing a potential acquirer to take control of the board of directors only at a duly called special or annual meeting. However, this proposal is not in response to any effort of which Empower is aware to obtain control of New Holley, and Empower and its management do not presently intend to propose other anti-takeover measures in future proxy solicitations. Further, Empower’s board of directors does not believe that the effects of the elimination of stockholder action by written consent will create a significant impediment to a tender offer or other effort to take control of New Holley. Inclusion of these provisions in the Proposed Organizational Documents might also increase the likelihood that a potential acquirer would negotiate the terms of any proposed transaction with the board of directors and thereby help protect stockholders from the use of abusive and coercive takeover tactics.

Non-Binding Organizational Documents Proposal 3G — Corporate Opportunities:

Empower’s board of directors believes that amending New Holley’s corporate opportunities provision is essential to our ability to retain and attract qualified directors. We expect that qualified directors would likely engage in business activities outside of New Holley and would anticipate that such outside experience would be beneficial to any such director’s board service for and management of New Holley. Empower’s board of directors believes that without such a waiver, qualified directors could be dissuaded from serving on New Holley’s board if they are concerned that their directorship could foreclose them from, or expose them to potential liability for, pursuing commercial opportunities in their individual capacity (including in connection with other entities unrelated to New Holley and its affiliates). Empower’s board of directors believes that the corporate opportunity waiver included in the Proposed Organizational Documents provides a clear delineation between what constitutes a corporate opportunity for New Holley and what constitutes a commercial opportunity that a director may otherwise pursue in his or her individual capacity, and that such clarity will enable New Holley to attract and retain qualified directors.

Non-Binding Organizational Documents Proposal 3H — Provisions Related to Status as Blank Check Company

Empower’s board of directors believes that changing New Holley’s corporate name from “Empower Ltd.” to “Holley Inc.” and making corporate existence perpetual is desirable to reflect the Business Combination with Holley and to clearly identify New Holley as the publicly traded entity.

The elimination of certain provisions related to Empower’s status as a blank check company is desirable because these provisions will serve no purpose following the Business Combination. For example, the Proposed Organizational Documents do not include the requirement to dissolve New Holley and allow it to continue as a corporate entity with perpetual existence following consummation of the Business Combination. Perpetual existence is the usual period of existence for public corporations, and Empower’s board of directors believes it is the most appropriate period for New Holley following the Business Combination. In addition, certain other provisions in Empower’s current organizational documents require that proceeds from Empower’s initial public offering be held in the trust account until a business combination or liquidation of Empower has occurred. These provisions cease to apply once the Business Combination is consummated and are therefore not included in the Proposed Organizational Documents.

Vote Required for Approval

The approval of each of the Non-Binding Organizational Documents Proposal requires an ordinary resolution under Cayman Islands law, being the affirmative vote of holders of at least a majority of the issued and outstanding Empower Ordinary Shares represented in person or by proxy and entitled to vote thereon and who vote at the Extraordinary Meeting. Abstentions and broker non-votes, while considered present for the purposes of establishing a quorum, will not count as votes cast at the Extraordinary Meeting.

The approval of each of the Non-Binding Organizational Documents Proposals are not conditioned on any other Proposal. A vote to approve the Non-Binding Organizational Documents Proposals is an advisory vote, and therefore, is not binding on Empower. Accordingly, regardless of the outcome of the non-binding advisory vote, Empower intends that each of the Proposed Charter and Proposed Bylaws, in the form set forth on Annex C and Annex D of the proxy statement/prospectus, respectively, and containing the provisions noted above, will take effect at consummation of the Business Combination and Domestication, assuming adoption of the Binding Charter Proposal.

Resolution

The full text of the resolution to be passed is as follows:

“RESOLVED, as an ordinary resolution, that the Cayman Constitutional Documents currently in effect be amended and restated by the deletion in their entirety and the substitution in their place of the Proposed Charter a copy of which is attached to the proxy statement/prospectus as Annex C, and the Proposed Bylaws a copy of which is attached to the proxy statement/prospect as Annex D in each case as set forth in Proposals No. 3A through 3H.”

Recommendation of the Empower Board of Directors

EMPOWER’S BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT THE EMPOWER SHAREHOLDERS VOTE “FOR” EACH OF THE NON-BINDING ORGANIZATIONAL DOCUMENTS PROPOSALS.

PROPOSAL NO. 4 — THE BINDING CHARTER PROPOSAL

Overview

Our shareholders are also being asked to adopt the Second Amended and Restated Certificate of Incorporation in the form attached hereto as Annex C, which, in the judgment of our board of directors, will address the needs of the post-combination company. The following is a summary of the key changes effected by the Proposed Charter:

1.	Name Change: Change our name from Empower Ltd. to “Holley Inc.”

2.

Corporate Purpose: Provide that the purpose of the post-combination company to “any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware” and delete a prior provision in Article 49 pertaining to a blank-check company.

3.

Authorized Shares: Provide for a single class of common stock of New Holley, entitled to one vote for each share of common stock held of record by such holder on all matters on which stockholders generally are entitled to vote (other than certain amendments relating to preferred stock) and provide for a capital structure of New Holley that will enable it to continue as an operating company governed by the DGCL. The capital structure of Empower will be changed from (i) 500,000,000 Empower Class A Shares, 50,000,000 Empower Class B Shares and 5,000,000 preference shares, par value $0.0001 per share, of Empower (the “Empower Preference Shares”) to (ii) 550,000,000 shares of Domestication Common Stock and 5,000,000 shares of New Holley preferred stock.

4.

Exclusive Forum Provision: Establish that unless the post-combination company, in writing, selects or consents to the selection of an alternative forum, (a) the sole and exclusive forum for any complaint asserting any internal corporate claims is, to the fullest extent permitted by law and subject to applicable jurisdictional requirements, the Delaware Court of Chancery (or, if the Court of Chancery does not have, or declines to accept, jurisdiction, another state court or a federal court located within the State of Delaware); and (b) the sole and exclusive forum for any complaint asserting a cause of action arising under the Securities Act is, to the fullest extent permitted by law, the federal district courts of the United States of America.

5.

Takeovers by Interested Stockholders: Provide that the corporation will not be governed by Section 203 of the DGCL and, instead, be governed by a provision substantially similar to Section 203 of the DGCL;

6.

Adoption of Supermajority Vote Requirement to Amend the Proposed Charter: Require (i) 66.7% of the voting power of all the then-outstanding shares of capital stock entitled to vote generally in the election of directors will be required for stockholders, voting as a single class, to adopt, amend or repeal amend, alter, repeal or rescind Section 4.2 (Preferred Stock) and Articles V (Board of Directors), VII (Special Meetings), VIII (Indemnification), X (Amendment), XI (Exclusive Forum) and XII (DGCL 203) of the Proposed Charter and (ii) 80% of the voting power of all the then-outstanding shares of capital stock entitled to vote generally in the election of directors will be required for stockholders, voting as a single class, to adopt, amend or repeal amend, alter, repeal or rescind Article IX (Corporate Opportunity) of the Proposed Charter.

7.

Removal of Directors: Provide that subject to the rights of the holders of any outstanding series of preferred stock, any director, or the entire New Holley board of directors, may be removed, for cause, by the affirmative vote of a majority of the voting power of the stock outstanding and entitled to vote thereon.

8.	Action by Written Consent of Stockholders: Eliminate the right of stockholders to act by written consent.

9.

Corporate Opportunities: Provide that only non-employee directors and their affiliates are permitted to engage and may continue to engage in the same or similar activities or related lines of business as those in which the New Holley, directly or indirectly, may engage and/or other business activities that overlap with or compete with those in which New Holley shall be subject to a waiver of corporate opportunities.

10.

Provisions Related to Status as Blank Check Company: Provide for certain amendments to better reflect New Holley’s existence as an operating company. For example, the Proposed Charter would remove the requirement to dissolve New Holley and allow it to continue as a corporate entity with perpetual existence following consummation of the Business Combination.

Reasons for the Amendments

Empower’s board of directors reasons for proposing the Binding Charter Proposal are set forth below. The following is a summary of the key changes effected by the Proposed Charter, but this summary is qualified in its entirety by reference to the full text of the Proposed Charter, a copy of which is included as Annex C:

1.

Name Change: Currently, our name is Empower Ltd. Our board of directors believes the name of the post-combination company should more closely align with the name of the post-Business Combination operating business and therefore has proposed the name change.

2.	Corporate Purpose: Our board of directors believes this change is appropriate to remove language applicable to a blank check company.

3.

Authorized Shares: The principal purpose of this proposal is to provide for an authorized capital structure of New Holley that will enable it to continue as an operating company governed by the DGCL. Empower’s board of directors believes that it is important for Empower to have available for issuance a number of authorized shares of common stock and preferred stock sufficient to support its growth and to provide flexibility for future corporate needs.

4.

Exclusive Forum Provision: Adopting Delaware as the exclusive forum for certain stockholder litigation is intended to assist New Holley in avoiding multiple lawsuits in multiple jurisdictions regarding the same matter. The ability to require such claims to be brought in a single forum will help to assure consistent consideration of the issues, the application of a relatively known body of case law and level of expertise and should promote efficiency and cost-savings in the resolutions of such claims. Empower’s board of directors believes that the Delaware courts are best suited to address disputes involving such matters given that after the Domestication, New Holley will be incorporated in Delaware. Delaware law generally applies to such matters and the Delaware courts have a reputation for expertise in corporate law matters. Delaware offers a specialized Court of Chancery to address corporate law matters, with streamlined procedures and processes, which help provide relatively quick decisions. This accelerated schedule can minimize the time, cost and uncertainty of litigation for all parties. The Court of Chancery has developed considerable expertise with respect to corporate law issues, as well as a substantial and influential body of case law construing Delaware’s corporate law and long-standing precedent regarding corporate governance. This provides stockholders and the post-combination company with more predictability regarding the outcome of intra-corporate disputes. In the event the Court of Chancery does not have jurisdiction, the other state courts located in Delaware would be the most appropriate forums because these courts have more expertise on matters of Delaware law compared to other jurisdictions; provided, that these exclusive forum provisions will not apply to suits brought to enforce any cause of action arising under the Securities Act, any liability or duty created by the Exchange Act, or to any claim for which the federal courts have exclusive jurisdiction. The exclusive forum provision establishes federal district courts as the exclusive forum for Securities Act actions. In addition, this amendment would promote judicial fairness and avoid conflicting results, as well as make New Holley’s defense of applicable claims less disruptive and more economically feasible, principally by avoiding duplicative discovery.

5.

Takeovers by Interested Stockholders: Empower’s board of directors intends to shield stockholders from the coerciveness of front-end loaded, two-tier offers by preventing the offer or from effecting the second step of the offer unless the target’s board of directors approves such transaction. New Holley will not be subject to Section 203 of the DGCL, an anti-takeover law. Section 203 is a default provision of the DGCL that prohibits a publicly held Delaware corporation from engaging in a business combination, such as a merger, with “interested stockholders” (a person or group owning 15% or more of the corporation’s voting stock) for three years following the date that a person becomes an interested stockholder, unless: (i) before such stockholder becomes an “interested stockholder,” the board of directors approves the Business Combination or the transaction that resulted in the stockholder becoming an interested stockholder; (ii) upon consummation of the transaction which resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the outstanding voting stock of the corporation at the time of the transaction (excluding stock owned by certain persons); or (iii) at the time or after the stockholder became an interested stockholder, the board of directors and at least two-thirds of the disinterested outstanding voting stock of the corporation approves the transaction. While Section 203 is the default provision under the DGCL, the DGCL allows companies to opt out of Section 203 of the DGCL by including a provision in their certificate of incorporation expressly electing not to be governed by Section 203 of the DGCL. Empower’s board of directors has elected to opt out of Section 203, but the board of directors believes that it is in the best interests of stockholders to have protections similar to those afforded by Section 203. These provisions will encourage any potential acquiror to negotiate with the board of directors and therefore provides an opportunity to possibly obtain a higher purchase price than would otherwise be offered in connection with a proposed acquisition of New Holley. Such provisions may make it more difficult for an acquiror to consummate certain types of unfriendly or hostile corporate takeovers or other transactions involving New Holley that have not been approved by the board of directors. The board of directors believes that while such provisions will provide some measure of protection against an interested stockholder that is proposing a two-tiered transaction structure that is unduly coercive, they would not ultimately prevent a potential takeover that enjoys the support of stockholders and that they will also help to prevent a third party from acquiring “creeping control” of New Holley without paying a fair premium to all stockholders.

6.

Adoption of Supermajority Vote Requirement to Amend the Proposed Charter: The Cayman Constitutional Documents provide that amendments may be made by a special resolution under Cayman Islands law, being the affirmative vote of holders of a majority of at least two-thirds of the Empower Ordinary Shares represented in person or by proxy and entitled to vote thereon and who vote at a general meeting. The Proposed Charter requires (i) 66.7% of the voting power of all the then outstanding shares of capital stock entitled to vote generally in the election of directors will be required for stockholders, voting as a single class, to adopt, amend or repeal amend, alter, repeal or rescind Section 4.2 (Preferred Stock) and Articles V (Board of Directors), VII (Special Meetings), VIII (Indemnification), X (Amendment), XI (Exclusive Forum) and XII (DGCL 203) of the Proposed Charter and (ii) 80% of the voting power of all the then-outstanding shares of capital stock entitled to vote generally in the election of directors will be required for stockholders, voting as a single class, to adopt, amend or repeal amend, alter, repeal or rescind Article IX (Corporate Opportunity) of the Proposed Charter. The amendments are intended to protect the Proposed Bylaws and certain key provisions of the Proposed Charter from arbitrary amendment and to prevent a simple majority of stockholders from taking actions that may be harmful to other stockholders or making changes to provisions that are intended to protect all stockholders.

7.

Removal of Directors: The Cayman Constitutional Documents provide that before a Business Combination, holders of Empower Class B Common Stock may remove any director, and that after a Business Combination, shareholders may by an ordinary resolution remove any director. Under the DGCL, unless a company’s certificate of incorporation provides otherwise, removal of a director only for cause is automatic with a classified board. The Proposed Charter permits the removal of a director only for cause and only by the affirmative vote of the holders of at least a majority of the outstanding shares entitled to vote at an election of directors. Empower’s board of directors believes that such a standard will (i) increase board continuity and the likelihood that experienced board members with familiarity of New Holley’s business operations would serve on the board at any given time and (ii) make it more difficult for a potential acquiror or other person, group or entity to gain control of New Holley’s board of directors.

8.

Action by Written Consent of Stockholders: Under the Proposed Charter, New Holley’s stockholders will have the ability to propose items of business (subject to the restrictions set forth therein) at duly convened stockholder meetings. Eliminating the right of stockholders to act by written consent limits the circumstances under which stockholders can act on their own initiative to remove directors, or alter or amend New Holley’s organizational documents outside of a duly called special or annual meeting of the stockholders of New Holley. Further, Empower’s board of directors believes continuing to limit stockholders’ ability to act by written consent will (i) reduce the time and effort our board of directors and management would need to devote to stockholder proposals, which time and effort could distract our directors and management from other important company business and (ii) facilitate transparency and fairness by allowing all stockholders to consider, discuss, and vote on pending stockholder actions. In addition, the elimination of the stockholders’ ability to act by written consent may have certain anti-takeover effects by forcing a potential acquirer to take control of the board of directors only at a duly called special or annual meeting. However, this proposal is not in response to any effort of which Empower is aware to obtain control of New Holley, and Empower and its management do not presently intend to propose other anti-takeover measures in future proxy solicitations. Further, Empower’s board of directors does not believe that the effects of the elimination of stockholder action by written consent will create a significant impediment to a tender offer or other effort to take control of New Holley. Inclusion of these provisions in the Proposed Charter might also increase the likelihood that a potential acquirer would negotiate the terms of any proposed transaction with the board of directors and thereby help protect stockholders from the use of abusive and coercive takeover tactics.

9.

Corporate Opportunities: Empower’s board of directors believes that amending New Holley’s corporate opportunities provision is essential to our ability to retain and attract qualified directors. We expect that qualified directors would likely engage in business activities outside of New Holley and would anticipate that such outside experience would be beneficial to any such director’s board service for and management of New Holley. Empower’s board of directors believes that without such a waiver, qualified directors could be dissuaded from serving on New Holley’s board if they are concerned that their directorship could foreclose them from, or expose them to potential liability for, pursuing commercial opportunities in their individual capacity (including in connection with other entities unrelated to New Holley and its affiliates). Empower’s board of directors believes that the corporate opportunity waiver included in the Proposed Charter provides a clear delineation between what constitutes a corporate opportunity for New Holley and what constitutes a commercial opportunity that a director may otherwise pursue in his or her individual capacity, and that such clarity will enable New Holley to attract and retain qualified directors.

10.

Provisions Related to Status as Blank Check Company: Empower’s board of directors believes that making corporate existence perpetual is desirable to reflect the Business Combination with Holley. The elimination of certain provisions related to Empower’s status as a blank check company is desirable because these provisions will serve no purpose following the Business Combination. For example, the Proposed Charter does not include the requirement to dissolve New Holley and allow it to continue as a corporate entity with perpetual existence following consummation of the Business Combination. Perpetual existence is the usual period of existence for public corporations, and Empower’s board of directors believes it is the most appropriate period for New Holley following the Business Combination. In addition, certain other provisions in Empower’s current organizational documents require that proceeds from Empower’s initial public offering be held in the trust account until a business combination or liquidation of Empower has occurred. These provisions cease to apply once the Business Combination is consummated and are therefore not included in the Proposed Charter.

Vote Required for Approval

The approval of the Binding Charter Proposal requires a special resolution under Cayman Islands law, being the affirmative vote of holders of at least two-thirds of the issued and outstanding Empower Ordinary Shares represented in person or by proxy and entitled to vote thereon and who vote at the Extraordinary Meeting. Abstentions and broker non-votes, while considered present for the purposes of establishing a quorum, will not count as votes cast at the Extraordinary Meeting.

The Binding Charter Proposal is conditioned on the approval of each of the Cross-Conditioned Proposals. Therefore, if any of the Cross-Conditioned Proposals is not approved, the Binding Charter Proposal will have no effect, even if approved by holders of Empower Ordinary Shares.

Resolution

The full text of the resolution to be passed is as follows:

“RESOLVED, as a special resolution, that the Cayman Constitutional Documents currently in effect be amended and restated by the deletion in their entirety and the substitution in their place of the Proposed Charter a copy of which is attached to the proxy statement/prospectus as Annex C and that the name of the Company be changed to Holley Inc.”

Recommendation of the Empower Board of Directors

EMPOWER’S BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT THE EMPOWER SHAREHOLDERS VOTE “FOR” THE BINDING CHARTER PROPOSAL.

PROPOSAL NO. 5 — THE DIRECTOR ELECTION PROPOSALS

Overview

Upon the consummation of the Business Combination, the New Holley Board will consist of seven (7) directors. Assuming the Business Combination Proposal, the Redomestication Proposal, the NYSE Proposal and the Binding Charter Proposal are approved at the Extraordinary Meeting, holders of Empower Class B Shares are being asked to elect seven (7) directors to the New Holley board of directors, effective upon the consummation of the Business Combination. The election of these directors is contingent upon the closing of the Business Combination.

Biography of Nominees

As contemplated by the Merger Agreement, the board of directors of New Holley following consummation of the Business Combination will consist of up to seven directors, nominated as follows:

1.

Matthew Rubel. Mr. Rubel serves as Empower’s Chief Executive Officer and Executive Chairman of Empower’s board of directors. Mr. Rubel serves as the Chairman of MidOcean’s Executive Board since joining the firm in 2018, where he leads the Executive Board’s efforts to provide industry insights to MidOcean’s investment teams and portfolio companies. Most recently, Mr. Rubel served as Chief Executive Officer, President, and Board Member of Varsity Brands, a leader in sport, spirit and achievement products, which he strategically focused and integrated. Previously, Mr. Rubel served as Chairman, Chief Executive Officer and President of Collective Brands, Inc., which included Payless ShoeSource, Sperry Topsider, Saucony, Stride Rite and Keds. Prior to Collective Brands, Mr. Rubel was Chairman, Chief Executive Officer and President of Cole Haan LLC, from 1999 to 2005. Prior to Cole Haan, he served in senior management roles at J. Crew Group, Revlon and Murjani International Ltd.

2.

Gina Bianchini. Ms. Bianchini is a member of Empower’s board of directors and brings in-depth knowledge and experience in building and operating companies in the digital media and technology sector. She currently serves as the Founder and Chief Executive Officer of Mighty Networks, a SaaS platform that helps businesses sell digital memberships, experiences, relationships, and expertise to their members via community, content, online courses, and subscription commerce. Before Mighty Networks, Ms. Bianchini co-founded Ning, a pioneering global platform for creating niche social networks. Under her leadership, Ning grew to approximately 100 million people in 300,000 active social networks across subcultures, professional networks, entertainment, politics, and education, before being acquired in 2010. In addition to Mighty Networks, Ms. Bianchini serves as a member of the Board of Directors for TEGNA, a broadcast and digital media company. She previously served as a member of the Board of Directors for Scripps Networks Interactive Inc., from 2012 until they were acquired in 2018 by Discovery Communications. Ms. Bianchini holds a B.A. degree in Political Science from Stanford University and an MBA from Stanford Graduate School of Business.

3.

Tom Tomlinson. Mr. Tomlinson has served as President and Chief Executive Officer of Holley since December 2009. Since that time, he and his team have driven significant growth in revenues and earnings by focusing the business on its passionate automotive enthusiast consumers and by developing innovative new products for the cars and trucks they love. Mr. Tomlinson and his team have completed a series of strategic acquisitions which have contributed meaningful sales and earnings growth, added new product categories and brands and have increased Holley’s market position in the otherwise highly fragmented performance automotive aftermarket industry. Prior to assuming the role of President and Chief Executive Officer, Mr. Tomlinson served as Chief Financial Officer since March 2003, during which time he and his team put the initial building blocks in place that have supported the business’s transformation into a profitable and growing business. Mr. Tomlinson is a passionate automotive enthusiast and has been immersed in car culture since childhood. He began his professional career in public accounting where he served a wide variety of businesses with PricewaterhouseCoopers. Mr. Tomlinson holds a bachelor’s degree in accounting and finance from Liberty University.

4.

Owen M. Basham. Mr. Basham is a principal of Sentinel Capital Partners. Prior to joining Sentinel in 2012, he spent two years in the restructuring and special situations group of Macquarie Capital and two years at Nancy Creek Capital, a lower middle market private equity and mezzanine debt firm. Mr. Basham holds a BS in Commerce from the University of Virginia’s McIntire School. He currently serves as a director of Sentinel portfolio companies Altima Dental, Fazoli’s, and Holley. He previously served as a director of GSM Outdoors, MB2 Dental, and SONNY’S Enterprises prior to Sentinel’s sale of these businesses.

5.

James D Coady. Mr. Coady is a partner of Sentinel Capital Partners. Prior to joining Sentinel in 1998, Mr. Coady spent three years as an associate at First Chicago Equity Capital, the private equity division of First Chicago NBD and two years as an analyst at Alex. Brown & Sons. Mr. Coady holds an MBA from Northwestern University’s J.L. Kellogg Graduate School of Business and an AB from Harvard University. He currently serves as a director of Sentinel portfolio companies Cabi, Holley, and Newk’s Eatery. He also served as a director of Chase Doors, Checkers, Colson, Cottman, Engineered Controls, Falcon Holdings, Fasloc, Huddle House, Interim Healthcare, Massage Envy, Metro Dentalcare, Midwest Wholesale, Nivel, NorSun Food Group, Pet Supplies Plus, Quick Weight Loss Centers, RotoMetrics, Southern California Pizza, and Vintage Parts prior to Sentinel’s sale of these businesses.

6.

7.

For more information on the experience of each of these director nominees, please see the section titled “Management of New Holley After the Business Combination” of this proxy statement/prospectus.

Vote Required for Approval

The approval of the Director Election Proposal requires an ordinary resolution under Cayman Islands law, being the affirmative vote of a majority of the Empower Ordinary Shares represented in person or by proxy and entitled to vote thereon and who vote at the Extraordinary Meeting. Under the terms of the Cayman Constitutional Documents, only the holders of Empower Class B Shares are entitled to vote on the election of directors to our board of directors. Abstentions and broker non-votes, while considered present for the purposes of establishing a quorum, will not count as votes cast at the Extraordinary Meeting.

The Director Election Proposal is conditioned on the approval of each of the Business Combination Proposal, the Redomestication Proposal, the NYSE Proposal and the Binding Charter Proposal. Therefore, if each of the Business Combination Proposal, the Redomestication Proposal, the NYSE Proposal and the Binding Charter Proposal is not approved, the Director Election Proposal will have no effect, even if approved by holders of Empower Ordinary Shares.

Resolution

The full text of the resolution to be passed is as follows:

“RESOLVED, as an ordinary resolution of the holders of Empower Class B Shares, that the persons named below be elected to serve on Holley Inc.’s board of directors upon the consummation of the Business Combination.

Name of Director

Matthew Rubel as a Class I Director

Gina Bianchini as a Class III Director

Tom Tomlinson as a Class                  Director

Owen M. Basham as a Class                  Director

James D. Coady as a Class                  Director

             as a Class                  Director

             as a Class                  Director”

Recommendation of the Empower Board of Directors

EMPOWER’S BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT THE HOLDERS OF EMPOWER CLASS B SHARES VOTE “FOR” THE ELECTION OF EACH OF THE SEVEN DIRECTORS NOMINATED IN THE DIRECTOR ELECTION PROPOSALS.

PROPOSAL NO. 6 — THE NYSE PROPOSAL

Overview

In connection with the consummation of the Business Combination, Empower intends to effect the issuance and sale of at least 57,750,000 shares of Domestication Common Stock (subject to certain adjustments provided for in the Merger Agreement) to the holders of Empower Ordinary Shares pursuant to the Merger Agreement, 5,000,000 Empower Units pursuant to the A&R FPA (which will subsequently be separated into shares of Domestication Common Stock and Domestication Public Warrants upon the Domestication) and 24,000,000 shares of Domestication Common Stock pursuant to the PIPE Investment (the “Issuances”). Holders of Empower Ordinary Shares are being asked to consider and vote upon the following proposal to for the purposes of complying with the applicable provisions of Section 312.03 of the NYSE’s Listed Company Manual with respect to the Issuances (the “NYSE Proposal”).

Assuming the Cross-Conditioned Proposals are approved, Empower Shareholders are also being asked to approve, by ordinary resolution, the NYSE Proposal.

The terms of the Merger Agreement, A&R FPA, and PIPE Investment are complex and only briefly summarized above. For further information, please see the full text of the Merger Agreement, which is attached as Annex A hereto. A copy of the form of the PIPE Subscription Agreement is attached hereto as Annex G. The full text of the A&R FPA is attached hereto as Annex H. The discussion herein is qualified in its entirety by reference to such documents.

Reasons for the Approval

Pursuant to Section 312.03(c) of the NYSE’s Listed Company Manual, shareholder approval is required prior to the issuance of common stock, or of securities convertible into or exercisable for common stock, in any transaction or series of related transactions if: (1) the common stock has, or will have upon issuance, voting power equal to or in excess of 20 percent of the voting power outstanding before the issuance of such stock or of securities convertible into or exercisable for common stock or (2) the number of shares of common stock to be issued is, or will be upon issuance, equal to or in excess of 20 percent of the number of shares of common stock outstanding before the issuance of the common stock or of securities convertible into or exercisable for common stock. Additionally, under Section 312.03(d) of the NYSE’s Listed Company Manual, shareholder approval is required prior to the issuance of securities when the issuance or potential issuance will result in a change of control of the registrant. Collectively, the expected issuances of Domestication Common Stock by New Holley as a result of the Issuances will exceed 20% of both the voting power and the Empower Ordinary Shares outstanding before the Issuances and may result in a change of control of the registrant under Section 312.03(d) of the NYSE’s Listed Company Manual. In addition, New Holley intends to reserve for issuance shares of Domestication Common Stock for potential future issuances of common stock under the Incentive Plan.

Additionally, pursuant to Section 312.03(b) of the NYSE’s Listed Company Manual, shareholder approval is required prior to the issuance of common stock, or of securities convertible into or exercisable for common stock, in any transaction or series of related transactions, to (1) a director, officer or substantial security holder of the company (each a “Related Party”), (2) a subsidiary, affiliate or other closely related person of a Related Party or (3) any company or entity in which a Related Party has a substantial direct or indirect interest, in each case, if the number of shares of common stock to be issued, or if the number of shares of common stock into which the securities may be convertible or exercisable, exceeds either one percent of the number of shares of common stock or one percent of the voting power outstanding before the issuance. In connection with the A&R FPA, A&R FPA Investor, an entity which constitutes a Related Party, is expected to be issued 5,000,000 Empower Units, to be separated into 5,000,000 shares of Domestication Common Stock and 1,666,667 shares underlying Domestication Public Warrants upon consummation of the Domestication. Accordingly, the aggregate number of shares of Domestication Common Stock that Empower will issue to a Related Party may exceed 1% of the Empower Ordinary Shares outstanding before such issuance.

In the event that this Proposal is not approved by Empower shareholders, the Business Combination cannot be consummated.

Vote Required for Approval

The approval of the NYSE Proposal requires an ordinary resolution under Cayman Islands law, being the affirmative vote of the Empower Ordinary Shares represented in person or by proxy and entitled to vote thereon and who vote at the Extraordinary Meeting. Abstentions and broker non-votes, while considered present for the purposes of establishing a quorum, will not count as votes cast at the Extraordinary Meeting.

The NYSE Proposal is conditioned on the approval of each of the Cross-Conditioned Proposals. Therefore, if any of the Cross-Conditioned Proposals is not approved, the NYSE Proposal will have no effect, even if approved by holders of Empower Ordinary Shares.

Resolution

The full text of the resolution to be passed is as follows:

“RESOLVED, as an ordinary resolution, that, for the purposes of complying with the applicable provisions of Section 312.03 of the NYSE’s Listed Company Manual, the issuance of Empower Units and Domestication Common Stock pursuant to the Merger Agreement, the A&R FPA and the PIPE Investment be approved in all respects.”

Recommendation of the Empower Board of Directors

EMPOWER’S BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT THE EMPOWER SHAREHOLDERS VOTE “FOR” THE NYSE PROPOSAL.

PROPOSAL NO. 7 — THE INCENTIVE PLAN PROPOSAL

Overview

Shareholders are being asked to approve and adopt the Holley Inc. 2021 Stock Incentive Plan (the “Incentive Plan”), and the material terms thereunder. A total of              shares of common stock of the post-combination company will be reserved for issuance under the Incentive Plan. Our Board approved the Incentive Plan on April 7, 2021, subject to stockholder approval at the Extraordinary Meeting. If shareholders approve this Proposal No. 7, the Incentive Plan will become effective on the consummation of the Business Combination. If the Incentive Plan is not approved by the shareholders, it will not become effective and no awards will be granted thereunder. If approved by our shareholders, the Incentive Plan will be administered by the New Holley’s board of directors or by a committee that the board of directors designates for this purpose (referred to below as the “Committee”), which will have the authority to make awards under the Incentive Plan. The Incentive Plan is described in more detail below. A copy of the Incentive Plan is attached as Annex I to this proxy statement/prospectus.

After careful consideration, our Board believes that approving the Incentive Plan is in the best interests of the Company and its shareholders. The Incentive Plan will promote ownership in New Holley by the employees, officers, and non-employee directors and other service providers of New Holley and its subsidiaries and aligns the interests between these service providers and shareholders by permitting these service providers to receive compensation in the form of awards denominated in, or based on the value of, shares of the post-combination company’s common stock. Therefore, our Board recommends that the shareholders approve the Incentive Plan.

Purpose of Incentive Plan

The purpose of the Incentive Plan is to enhance our ability to attract and retain the types of directors, employees and consultants who will contribute to our long range success; provide incentives that align the interests of directors, employees and consultants with those of New Holley stockholders; and promote the success of our business. We believe that the Incentive Plan is essential to our success. Equity awards are intended to motivate high levels of performance and align the interests of New Holley directors, employees and consultants with those of New Holley’s stockholders by giving directors, employees and consultants the perspective of an owner and providing a means of recognizing their contributions to our success. Our board of directors and management believe that equity awards are necessary to remain competitive in our industry and are essential to recruiting and retaining the highly qualified individuals who help us meet our goals.

Requested Share Authorization

The Board is requesting that total of              shares of Domestication Common Stock be reserved for issuance under the Incentive Plan.

Best Practices of the Incentive Plan

The Incentive Plan and our related governance practices and policies include many features that are designed to protect stockholder interests. A summary of these features follows, and a more detailed description of the features is included under the heading “Summary of the Incentive Plan” below. The summaries in this proposal do not provide a complete description of all the provisions of the Incentive Plan and are qualified in their entirety by reference to the full text of the Incentive Plan, which is attached to this proxy statement/prospectus as Annex I.

•	No Repricing. The Incentive Plan prohibits the repricing of awards, including cash buyouts, without stockholder approval.

•

No Liberal Definition of “Change in Control.” The change in control definition contained in the Incentive Plan is not a “liberal” definition that would be triggered on mere stockholder approval of a transaction.

•

No Discounted Stock Options or Stock Appreciation Rights. Except with respect to substitute awards granted in connection with a corporate transaction, all stock options and stock appreciation rights must have an exercise price or base price equal to or greater than the fair market value of the underlying shares of common stock on the date of grant.

•	Limitation on Term of Stock Options and Stock Appreciation Rights. The maximum term of a stock option or stock appreciation right under the Incentive Plan is 10 years.

•	Clawback. Awards granted under the Incentive Plan will be subject to our clawback and/or recoupment policies in effect from time to time or as otherwise required by applicable law.

•	No Automatic Grants. The Incentive Plan does not provide for automatic grants to any participant.

•	No Tax Gross-Ups. The Incentive Plan does not provide for any tax gross-ups.

•

Double-Trigger Vesting. The Incentive Plan provides that the vesting of awards that are assumed or substituted in connection with a change in control only accelerate as a result of the change in control if a participant experiences a qualifying termination within two years following the change in control.

•	Future Increases to Share Reserve Require Stockholder Approval. The Incentive Plan provides that any increase in the share reserve available under the plan must be approved by our shareholders.

Summary of the Incentive Plan

The following summary is not a complete description of all provisions of the Incentive Plan and is qualified in its entirety by reference to the complete text of the Incentive Plan, which is attached to this proxy statement/prospectus as Annex I.

Plan Administration. The Incentive Plan will be administered by our board of directors or our Compensation and Talent Committee (which together with our board of directors is hereinafter referred to as our “Committee”). Our Committee will have the authority, among other things, to select participants, grant awards, determine types of awards, and terms and conditions of awards for participants, prescribe rules and regulations for the administration of the plan and make all decisions and determinations as deemed necessary or advisable for the administration of the Incentive Plan. Our Committee may delegate certain of its authority as it deems appropriate, pursuant to the terms of the Incentive Plan and to the extent permitted by applicable law, to our officers or employees, although any award granted to any person who is not our employee or who is subject to Section 16 of the Exchange Act must be expressly approved by the Committee. Our Committee’s actions will be final, conclusive and binding.

All directors and employees of New Holley and its subsidiaries and consultants providing substantial services to New Holley and its subsidiaries would be eligible to participate in the Incentive Plan.

Authorized Shares. A total of              shares of Domestication Common Stock will be reserved and available for issuance under the Incentive Plan, subject to adjustment in accordance with its terms. The maximum number of shares of Domestication Common Stock that may be issued in respect of incentive stock options will be             . The number of shares of Domestication Common Stock reserved and available for issuance under the Incentive Plan is subject to adjustment, as described below in the section titled “—Summary of the Incentive Plan—Adjustments.” Shares of Domestication Common Stock issued under the Incentive Plan may consist of authorized but unissued stock or previously issued shares. Shares of Domestication Common Stock underlying awards that are settled in cash, expire or are canceled, forfeited or otherwise terminated without delivery to a participant will again be available for issuance under the Incentive Plan. Shares of Domestication Common Stock withheld or surrendered in connection with the payment of an exercise price of an award or to satisfy tax withholding will again become available for issuance under the Incentive Plan.

Types of Awards. The types of awards that may be available under the Incentive Plan are described below. All of the awards described below will be subject to the terms and conditions determined by our Committee in its sole discretion, subject to certain limitations provided in the Incentive Plan. Each award granted under the Incentive Plan will be evidenced by an award agreement, which will govern that award’s terms and conditions.

Non-Qualified Stock Options. A non-qualified stock option is an option that is not intended to qualify as an incentive stock option in accordance with Section 422 of the Code, as described below. An award of a non-qualified stock option grants a participant the right to purchase a certain number of shares of Domestication Common Stock during a specified term in the future, or upon the achievement of performance or other conditions, at an exercise price set by our Committee on the grant date. The term of a non-qualified stock option will be set by our Committee but may not exceed 10 years from the grant date. The exercise price may be paid using any of the following payment methods: (i) immediately available funds in U.S. dollars or by certified or bank cashier’s check; (ii) by delivery of stock having a value equal to the exercise price; (iii) a broker assisted cashless exercise; or (iv) by any other means approved by our Committee. The Incentive Plan provides that unless otherwise specifically determined by the Committee, vesting of non-qualified stock options will be suspended during the period of any approved unpaid leave of absence by a participant following which the participant has a right to reinstatement and will resume upon such participant’s return to employment. The Incentive Plan also provides that participants terminated for “cause” (as such term is defined in the Incentive Plan) will forfeit all of their non-qualified stock options, whether or not vested. Participants terminated for any other reason will forfeit their unvested non-qualified stock options, retain their vested non-qualified stock options, and will have one year (in the case of a termination by reason of death or disability) or 90 days (in all other cases) following their termination date to exercise their vested non-qualified stock options, unless such non-qualified stock option expires sooner. The Incentive Plan authorizes our Committee to provide for different treatment of non-qualified stock options upon termination than that described above, as determined in its discretion. No dividends or dividend equivalents will be paid on non-qualified stock options.

Incentive Stock Options. An incentive stock option is a stock option that meets the requirements of Section 422 of the Code. Incentive stock options may be granted only to our employees or employees of certain of our subsidiaries and must have an exercise price of no less than 100% of the fair market value (or 110% with respect to a 10% stockholder) of a Share on the grant date and a term of no more than 10 years (or five years with respect to a 10% stockholder). The aggregate fair market value, determined at the time of grant, of our shares of Domestication Common Stock subject to incentive stock options that are exercisable for the first time by a participant during any calendar year may not exceed $100,000. The Incentive Plan provides that unless otherwise specifically determined by our Committee, vesting of incentive stock options will be suspended during the period of any approved unpaid leave of absence by a participant following which the participant has a right to reinstatement and will resume upon such participant’s return to active employment. The Incentive Plan also provides that participants terminated for “cause” will forfeit all of their incentive stock options, whether or not vested. Participants terminated for any other reason will forfeit their unvested incentive stock options, retain their vested incentive stock options, and will have one year (in the case of a termination by reason of death or disability) or 90 days (in all other cases) following their termination date to exercise their vested incentive stock options, unless such incentive stock option expires sooner. The Incentive Plan authorizes our Committee to provide for different treatment of incentive stock options upon termination than that described above, as determined in its discretion. No dividends or dividend equivalents will be paid on incentive stock options.

Restricted Stock. A restricted stock award is an award of restricted shares of Domestication Common Stock that does not vest until a specified period of time has elapsed, and/or upon the achievement of certain performance or other conditions determined by our Committee, and which will be forfeited if the conditions to vesting are not met. During the period that any vesting restrictions apply, transfer of the restricted shares of Domestication Common Stock is generally prohibited. Unless otherwise specified in their award agreement, participants generally have all of the rights of a stockholder as to the restricted shares of Domestication Common Stock, including the right to vote such shares, provided, that any cash or stock dividends with respect to the restricted shares of Domestication Common Stock will be withheld by us and will be subject to forfeiture to the same degree as the restricted shares of Domestication Common Stock to which such dividends relate. Except as otherwise determined by the Committee, no interest will accrue or be paid on the amount of any cash dividends withheld. The Incentive Plan provides that unless otherwise specifically determined by our Committee, vesting of restricted stock awards will be suspended during the period of any approved unpaid leave of absence by a participant following which the participant has a right to reinstatement and will resume upon such participant’s return to employment. Except as otherwise determined by our Committee, in the event a participant is terminated for any reason, the vesting with respect to the participant’s restricted stock will cease, and as soon as practicable following the termination, we will repurchase all of such participant’s unvested restricted stock at a purchase price equal to the lesser of original purchase price paid for the restricted stock and the fair market value of a share, or if the original purchase price is equal to $0, the unvested restricted stock will be forfeited by the participant to us for no consideration.

Restricted Stock Units. A restricted stock unit is an unfunded and unsecured obligation to issue shares of Domestication Common Stock (or an equivalent cash amount) to the participant in the future. Restricted stock units become payable on terms and conditions determined by our Committee and will vest and be settled at such times in cash, shares, or other specified property, as determined by our Committee. Participants have no rights of a stockholder as to the restricted stock units, including no voting rights or rights to dividends, until the underlying shares of Domestication Common Stock are issued or become payable to the participant. The Incentive Plan provides that unless otherwise specifically determined by our Committee, vesting of restricted stock units will be suspended during the period of any approved unpaid leave of absence by a participant following which the participant has a right to reinstatement and will resume upon such participant’s return to employment. Except as otherwise provided by our Committee, in the event a participant is terminated for any reason, the vesting with respect to the participant’s restricted stock units will cease, each of the participant’s outstanding unvested restricted stock units will be forfeited for no consideration as of the date of such termination, and any stock remaining undelivered with respect to the participant’s vested restricted stock units will be delivered on the delivery date specified in the applicable award agreement.

Stock Appreciation Rights. A stock appreciation right entitles the participant to receive an amount equal to the difference between the fair market value of our shares of Domestication Common Stock on the exercise date and the base price of the stock appreciation right that is set by our Committee on the grant date, multiplied by the number of shares of Domestication Common Stock subject to the stock appreciation right. The term of a stock appreciation right will be set by our Committee but may not exceed 10 years from the grant date. Payment to a participant upon the exercise of a stock appreciation right may be either in cash, stock or property as specified in the award agreement or as determined by our Committee. The Incentive Plan provides that unless otherwise specifically determined by our Committee, vesting of stock appreciation rights will be suspended during the period of any approved unpaid leave of absence by a participant following which the participant has a right to reinstatement and will resume upon such participant’s return to employment. The Incentive Plan provides that participants terminated for “cause” will forfeit all of their stock appreciation rights, whether or not vested. Participants terminated for any other reason will forfeit their unvested stock appreciation rights, retain their vested stock appreciation rights, and will have one year (in the case of a termination by reason of death or disability) or 90 days (in all other cases) following their termination date to exercise their vested stock appreciation rights, unless such appreciation right expires sooner. The Incentive Plan authorizes our Committee to provide for different treatment of stock appreciation rights upon termination than that described above, as determined in its discretion. No dividends or dividend equivalents will be paid on stock appreciation rights.

Other Stock-Based Compensation. Under the Incentive Plan, our Committee may grant other types of equity-based awards subject to such terms and conditions as our Committee may determine. Such awards may include the grant of dividend equivalents, which generally entitle the participant to receive amounts equal to the dividends that are paid on the stock underlying the award.

Adjustments. The aggregate number of shares of Domestication Common Stock reserved and available for issuance under the Incentive Plan, the individual limitations, the number of shares of Domestication Common

Stock covered by each outstanding award, and the price per share of Domestication Common Stock underlying each outstanding award will be equitably and proportionally adjusted or substituted, as determined by our Committee in its sole discretion, as to the number, price or kind of stock or other consideration subject to such awards in connection with stock dividends, extraordinary cash dividends, stock splits, reverse stock splits, recapitalizations, reorganizations, mergers, amalgamations, consolidations, combinations, exchanges, or other relevant changes in our capitalization affecting our shares of Domestication Common Stock or our capital structure which occurs after the date of grant of any award, in connection with any extraordinary dividend declared and paid in respect of our common stock or in the event of any change in applicable law or circumstances that results in or could result in, as determined by our Committee in its sole discretion, any substantial dilution or enlargement of the rights intended to be granted to, or available for, participants in the Incentive Plan.

Corporate Events. In the event of a merger, amalgamation or consolidation involving us in which we are not the surviving corporation or in which we are the surviving corporation but the holders of our shares of Domestication Common Stock receive securities of another corporation or other property or cash, a “change in control” (as defined in the Incentive Plan), or a reorganization, dissolution or liquidation of us, our Committee may, in its discretion, provide for the assumption or substitution of outstanding awards, accelerate the vesting of outstanding awards not assumed or substituted, cash-out outstanding awards or replace outstanding awards with a cash incentive program that preserves the value of the awards so replaced. With respect to any award that is assumed or substituted in connection with a “change in control,” the vesting, payment, purchase or distribution of such award will not be accelerated by reason of the “change in control” for any participant unless the participant’s employment is involuntarily terminated as a result of the “change in control” during a period not exceeding two years commencing on the “change in control.”

Transferability. Awards under the Incentive Plan may not be sold, transferred, pledged or assigned other than by will or by the applicable laws of descent and distribution, unless (except with respect to incentive stock options) determined by our Committee in certain limited situations.

Amendment. Our Committee may amend the Incentive Plan or outstanding awards at any time. New Holley stockholders must approve any amendment if their approval is required pursuant to applicable law or the applicable rules of each national securities exchange on which our shares of Domestication Common Stock are traded. No amendment to the Incentive Plan or outstanding awards which materially impair the right of a participant are permitted unless the participant consents in writing.

Termination. The Incentive Plan will terminate on the day before the tenth anniversary of the date our shareholders approve the Incentive Plan, although incentive stock options may not be granted following the earlier of the tenth anniversary of (i) the date the Incentive Plan is adopted by our board of directors and (ii) the date our shareholders approve the Incentive Plan. In addition, our Committee may suspend or terminate the Incentive Plan at any time. Following any such suspension or termination, the Incentive Plan will remain in effect to govern any then outstanding awards until such awards are forfeited, terminated or otherwise canceled or earned, exercised, settled or otherwise paid out, in accordance with their terms.

Clawback; Sub-Plans. All awards under the Incentive Plan will be subject to any incentive compensation clawback or recoupment policy currently in effect, or as may be adopted by our board of directors (or any committee or subcommittee thereof) and, in each case, as may be amended from time to time. In addition, our Committee may adopt such procedures and sub-plans as are necessary or appropriate to permit participation in the Incentive Plan by individuals who are non-U.S. nationals or are primarily employed or providing services outside the United States, and may modify the terms of any awards granted to such participants in a manner deemed by our Committee to be necessary or appropriate in order that such awards conform with the laws of the country or countries where such participants are located.

No-Repricing of Awards. No awards under the Incentive Plan may be repriced without stockholder approval. For purposes of the Incentive Plan, “repricing” means any of the following (or any other action that has the same effect as any of the following): (i) changing the terms of the award to lower its exercise price or base price (other than on account of capital adjustments resulting from stock splits or similar events); (ii) any other action that is treated as a repricing under generally accepted accounting principles; and (iii) repurchasing for cash or canceling an award in exchange for another award at a time when its exercise price or base price is greater than the fair market value of the underlying stock.

Summary of U.S. Federal Income Tax Consequences

The following is a brief discussion of certain U.S. federal income tax consequences for awards granted under the Incentive Plan. The Incentive Plan is not subject to the requirements of the Employee Retirement Income Security Act of 1974, as amended, and it is not, nor is it intended to be, qualified under Section 401(a) of the Code. This discussion is based on current law, is not intended to constitute tax advice, and does not address all aspects of U.S. federal income taxation that may be relevant to a particular participant in light of his or her personal circumstances and does not describe foreign, state, or local tax consequences, which may be substantially different. Holders of awards under the Incentive Plan are encouraged to consult with their own tax advisors.

Non-Qualified Stock Options and Stock Appreciation Rights. With respect to non-qualified stock options and stock appreciation rights, (i) no income is realized by a participant at the time the award is granted; (ii) generally, at exercise, ordinary income is realized by the participant in an amount equal to the difference between the exercise or base price paid for the shares of Domestication Common Stock and the fair market value of the shares of Domestication Common Stock on the date of exercise (or, in the case of a cash-settled stock appreciation right, the cash received), and the participant’s employer is generally entitled to a tax deduction in the same amount subject to applicable tax withholding requirements; and (iii) upon a subsequent sale of the Domestication Common Stock received on exercise, appreciation (or depreciation) after the date of exercise is treated as either short-term or long-term capital gain (or loss) depending on how long the shares of Domestication Common Stock have been held, and no deduction will be allowed to such participant’s employer.

Incentive Stock Options. No income is realized by a participant upon the grant or exercise of an incentive stock option, however, such participant will generally be required to include the excess of the fair market value of the shares of Domestication Common Stock at exercise over the exercise price in his or her alternative minimum taxable income. If shares of Domestication Common Stock are issued to a participant pursuant to the exercise of an incentive stock option, and if no disqualifying disposition of such shares is made by such participant within two years after the date of grant or within one year after the transfer of such shares to such participant, then (i) upon sale of such shares, any amount realized in excess of the exercise price will be taxed to such participant as a long-term capital gain, and any loss sustained will be a long-term capital loss, and (ii) no deduction will be allowed to the participant’s employer for federal income tax purposes.

If shares of Domestication Common Stock acquired upon the exercise of an incentive stock option are disposed of prior to the expiration of either holding period described above, generally (i) the participant will realize ordinary income in the year of disposition in an amount equal to the excess (if any) of the fair market value of such shares at exercise (or, if less, the amount realized on the disposition of such shares) over the exercise price paid for such shares and (ii) the participant’s employer will generally be entitled to deduct such amount for federal income tax purposes.

Any further gain (or loss) realized by the participant will be taxed as short-term or long-term capital gain (or loss), as the case may be, and will not result in any deduction by the employer.

Subject to certain exceptions for disability or death, if an incentive stock option is exercised more than three months following termination of employment, the exercise of the stock option will generally be taxed as the exercise of a non-qualified stock option.

Restricted Stock. If the restrictions on an award of shares of restricted stock are of a nature that the shares are both subject to a substantial risk of forfeiture and are not freely transferable (within the meaning of Section 83 of the Code), the participant will not recognize income for federal income tax purposes at the time of the grant of the award unless the participant affirmatively elects to include the fair market value of the shares of restricted stock on the date of the award, less any amount paid for the shares, in gross income for the year of the award pursuant to Section 83(b) of the Code (“Section 83(b)”). In the absence of this election, the participant will be required to include in income for federal income tax purposes on the date the shares either become freely transferable or are no longer subject to a substantial risk of forfeiture (within the meaning of Section 83 of the Code), the fair market value of the shares of restricted stock on such date, less any amount paid for the shares. The employer will be entitled to a deduction at the time of income recognition to the participant in an amount equal to the amount the participant is required to include in income with respect to the shares, subject to the deduction limitations described below. If a Section 83(b) election is made within 30 days after the date the restricted stock is received, the participant will recognize ordinary income at the time of the receipt of the restricted stock, and the employer will be entitled to a corresponding deduction, equal to the fair market value of the shares at the time, less the amount paid, if any, by the participant for the restricted stock. If a Section 83(b) election is made, no additional income will be recognized by the participant upon the lapse of restrictions on the restricted stock, but, if the restricted stock is subsequently forfeited, the participant may not deduct the income that was recognized pursuant to the Section 83(b) election at the time of the receipt of the restricted stock.

Any dividends paid to a participant holding restricted stock before the expiration of the restriction period will be additional compensation taxable as ordinary income to the participant subject to withholding, unless the participant made an election under Section 83(b). Subject to the deduction limitations described below, the employer generally will be entitled to a corresponding tax deduction equal to the dividends includible in the participant’s income as compensation. If the participant has made a Section 83(b) election, the dividends will be dividend income, rather than additional compensation, to the participant. If the restrictions on an award of restricted stock are not of a nature that the shares are both subject to a substantial risk of forfeiture and not freely transferable, within the meaning of Section 83 of the Code, the participant will recognize ordinary income for federal income tax purposes at the time of the transfer of the shares in an amount equal to the fair market value of the shares of restricted stock on the date of the transfer, less any amount paid for the shares. The employer will be entitled to a deduction at that time in an amount equal to the amount the participant is required to include in income with respect to the shares, subject to the deduction limitations described below.

Restricted Stock Units. There will be no federal income tax consequences to either the participant or the employer upon the grant of restricted stock units. Generally, the participant will recognize ordinary income subject to withholding upon the receipt of cash and/or transfer of shares of Domestication Common Stock in payment of the restricted stock units in an amount equal to the aggregate of the cash received and the fair market value of the shares so transferred. Subject to the deduction limitations described below, the employer generally will be entitled to a corresponding tax deduction equal to the amount includible in the participant’s income. Generally, a participant will recognize ordinary income subject to withholding upon the payment of any dividend equivalents paid with respect to an award in an amount equal to the cash the participant receives. Subject to the deduction limitations described below, the employer generally will be entitled to a corresponding tax deduction equal to the amount includible in the participant’s income.

Other Stock-Based Awards. The tax effects related to other stock-based awards under the Incentive Plan are dependent upon the structure of the particular award.

Withholding. At the time a participant is required to recognize ordinary compensation income resulting from an award, such income will be subject to federal (including, except as described below, Social Security and Medicare tax) and applicable state and local income tax and applicable tax withholding requirements. If such participant’s year-to-date compensation on the date of exercise exceeds the Social Security wage base limit for such year ($142,800 in 2021), such participant will not have to pay Social Security taxes on such amounts. We are required to report to the appropriate taxing authorities the ordinary income received by the participant, together with the amount of taxes withheld to the Internal Revenue Service and the appropriate state and local taxing authorities.

Limitations on Employer’s Compensation Deduction. Section 162(m) of the Code denies a publicly held corporation a deduction for federal income tax purposes for compensation in excess of $1 million per year paid to the corporation’s “covered employees.” “Covered employees” include the corporation’s chief executive officer, chief financial officer and three next most highly compensated executive officers.

Excess Parachute Payments. Section 280G of the Code limits the deduction that the employer may take for otherwise deductible compensation payable to certain individuals if the compensation constitutes an “excess parachute payment.” Excess parachute payments arise from payments made to disqualified individuals that are in the nature of compensation and are contingent on changes in ownership or control of the employer or certain affiliates. Accelerated vesting or payment of outstanding awards under the Incentive Plan upon a change in ownership or control of the employer or its affiliates could result in excess parachute payments. In addition to the deduction limitation applicable to the employer, a disqualified individual receiving an excess parachute payment is subject to a 20% excise tax on the amount thereof.

Section 409A. Certain awards under the Incentive Plan may be subject to Section 409A of the Code, which regulates “nonqualified deferred compensation” (as defined in Section 409A of the Code). If an award under the Incentive Plan (or any other plan) that is subject to Section 409A of the Code is not administered in compliance with Section 409A of the Code, then all compensation under the Incentive Plan that is considered “nonqualified deferred compensation” (and awards under any other plan that are required pursuant to Section 409A of the Code to be aggregated with the award under the Incentive Plan) will be taxable to the participant as ordinary income in the year of the violation, or if later, the year in which the compensation subject to the award is no longer subject to a substantial risk of forfeiture. In addition, the participant will be subject to an additional tax equal to 20% of the compensation that is required to be included in income as a result of the violation, plus interest from the date that the compensation subject to the award was required to be included in taxable income.

Certain Rules Applicable to “Insiders.” As a result of the rules under Section 16(b) of the Exchange Act, depending upon the particular exemption from the provisions of Section 16(b) utilized, “insiders” (as defined in Section 16(b)) may not receive the same tax treatment as set forth above with respect to the grant and/or exercise or settlement of awards. Generally, insiders will not be subject to taxation until the expiration of any period during which they are subject to the liability provisions of Section 16(b) with respect to any particular award. Insiders should check with their own tax advisors to ascertain the appropriate tax treatment for any particular award.

New Incentive Plan Benefits

The benefits that will be awarded or paid in the future, including to New Holley executive officers, under the Incentive Plan are not currently determinable. Such awards are within the discretion of the plan administrator, and the plan administrator has not determined future awards or who might receive them.

Securities Registration

Following the consummation of the Business Combination, when permitted by SEC rules, we intend to file with the SEC a registration statement on Form S-8 covering the shares of post-combination company common stock issuable under the Incentive Plan.

Vote Required for Approval

The approval of the Incentive Plan Proposal requires an ordinary resolution under Cayman Islands law, being the affirmative vote of a majority of the Empower Ordinary Shares represented in person or by proxy and entitled to vote thereon and who vote at the Extraordinary Meeting. Abstentions and broker non-votes, while considered present for the purposes of establishing a quorum, will not count as votes cast at the Extraordinary Meeting.

The Sponsor and Empower’s directors and officers have agreed to vote the Founder Shares and any Empower Ordinary Shares owned by them in favor of the Incentive Plan Proposal.

Resolution

The full text of the resolution to be passed is as follows:

“RESOLVED, as an ordinary resolution, that the Company’s adoption of the Holley Inc. 2021 Stock Incentive Plan and any form award agreements thereunder, be approved, ratified and confirmed in all respects.”

Recommendation of the Empower Board of Directors

EMPOWER’S BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT THE EMPOWER SHAREHOLDERS VOTE “FOR” THE INCENTIVE PLAN PROPOSAL.

PROPOSAL NO. 8 — THE ADJOURNMENT PROPOSAL

Overview

The Adjournment Proposal allows Empower’s board of directors to submit a proposal to approve, by ordinary resolution, the adjournment of the Extraordinary Meeting to a later date or dates, if necessary, to permit further solicitation and vote of proxies in the event, based on the tabulated votes, there are not sufficient votes at the time of the Extraordinary Meeting to approve the Cross-Conditioned Proposals. The purpose of the Adjournment Proposal is to permit further solicitation of proxies and votes and to provide additional time for Empower to make for other arrangements that would increase the likelihood of obtaining a favorable vote on the proposals to be put to the Extraordinary Meeting. See “Proposal No. 1 — The Business Combination Proposal — Interests of Certain Persons in the Business Combination.”

Consequences if the Adjournment Proposal is Not Approved

If the Adjournment Proposal is presented to the Extraordinary Meeting and is not approved by the Empower Shareholders, Empower’s board of directors may not be able to adjourn the Extraordinary Meeting to a later date in the event that, based on the tabulated votes, there are not sufficient votes at the time of the Extraordinary Meeting to approve the Cross-Conditioned Proposals. In such events, the Business Combination would not be completed.

Vote Required for Approval

The approval of the Adjournment Proposal requires an ordinary resolution under Cayman Islands law, being the affirmative vote of a majority of the Empower Ordinary Shares represented in person or by proxy and entitled to vote thereon and who vote at the Extraordinary Meeting. Abstentions and broker non-votes, while considered present for the purposes of establishing a quorum, will not count as votes cast at the Extraordinary Meeting.

The Adjournment Proposal is not conditioned upon any other Proposal.

The Sponsor and Empower’s directors and officers have agreed to vote the Founder Shares and any Empower Ordinary Shares owned by them in favor of the Adjournment Proposal.

Resolution

The full text of the resolution to be passed is as follows:

“RESOLVED, as an ordinary resolution, that the adjournment of the Extraordinary Meeting to a later date or dates, if necessary, to permit further solicitation and vote of proxies in the event that there are insufficient votes for the approval of one or more proposals at the Extraordinary Meeting be approved.”

Recommendation of the Empower Board of Directors

EMPOWER’S BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT THE EMPOWER SHAREHOLDERS VOTE “FOR” THE ADJOURNMENT PROPOSAL.

U.S. FEDERAL INCOME TAX CONSIDERATIONS

The following discussion is a summary of U.S. federal income tax considerations generally applicable to holders of Empower Class A Shares and Empower Public Warrants immediately prior to the Domestication and exercise of redemption rights. This section applies only to persons that hold their Empower Class A Shares or Empower Public Warrants as capital assets for U.S. federal income tax purposes (generally, property held for investment). This discussion is a summary only and does not discuss all aspects of U.S. federal income taxation that may be relevant to holders in light of their particular circumstances or status including:

•	financial institutions or financial services entities;

•	broker-dealers;

•	taxpayers that are subject to the mark-to-market accounting rules;

•	tax-exempt entities;

•	governments or agencies or instrumentalities thereof;

•	insurance companies;

•	regulated investment companies or real estate investment trusts;

•	expatriates or former long-term residents of the United States;

•	persons that actually or constructively own five percent or more of our voting shares or five percent or more of the total value of all classes of our shares;

•	persons that acquired our securities pursuant to an exercise of employee share options, in connection with employee share incentive plans or otherwise as compensation;

•	persons that hold our securities as part of a straddle, constructive sale, hedging, conversion or other integrated or similar transaction;

•	persons whose functional currency is not the U.S. dollar;

•	controlled foreign corporations;

•	passive foreign investment companies (“PFICs”); or

•

persons subject to special tax accounting rules as a result of any item of gross income with respect to Empower Class A Shares or Empower Public warrants being taken into account in an applicable financial statement.

This discussion is based on the Code, proposed, temporary and final Treasury Regulations promulgated under the Code, and judicial and administrative interpretations thereof, all as of the date hereof. All of the foregoing is subject to change, which change could apply retroactively and could affect the tax considerations described herein. This discussion does not address U.S. federal taxes other than those pertaining to U.S. federal income taxation (such as estate or gift taxes, the alternative minimum tax or the Medicare tax on investment income), nor does it address any aspects of U.S. state or local or non-U.S. taxation.

We have not and do not intend to seek any rulings from the IRS regarding the domestication or an exercise of redemption rights. There can be no assurance that the IRS will not take positions inconsistent with the considerations discussed below or that any such positions would not be sustained by a court.

This discussion does not consider the tax treatment of partnerships or other pass-through entities or persons who hold our securities through such entities. If any entity or arrangement classified as a partnership for U.S. federal income tax purposes holds Empower Class A Shares or Empower Public Warrants, the tax treatment of such partnership and any person treated as a partner of such partnership will generally depend on the status and activities of the partner and the activities of the partnership. Partnerships holding any Empower Class A Shares or Empower Public Warrants and persons that are treated as partners of such partnerships should consult their own tax advisors as to the particular U.S. federal income tax consequences of the Domestication and an exercise of redemption rights to them.

EACH HOLDER SHOULD CONSULT ITS OWN TAX ADVISOR WITH RESPECT TO THE PARTICULAR TAX CONSEQUENCES TO SUCH HOLDER OF THE DOMESTICATION, AN EXERCISE OF REDEMPTION RIGHTS AND THE MERGERS, INCLUDING THE EFFECTS OF U.S. FEDERAL, STATE AND LOCAL AND NON-U.S. TAX LAWS.

U.S. HOLDERS

As used herein, a “U.S. Holder” is a beneficial owner of Empower Class A Shares or Empower Public Warrants who or that is, for U.S. federal income tax purposes:

•	an individual citizen or resident of the United States;

•

corporation (or other entity that is treated as a corporation for U.S. federal income tax purposes) that is created or organized (or treated as created or organized) in or under the laws of the United States or any state thereof or the District of Columbia;

•	an estate whose income is subject to U.S. federal income tax regardless of its source; or

•

a trust if (1) a U.S. court can exercise primary supervision over the administration of such trust and one or more U.S. persons have the authority to control all substantial decisions of the trust or (2) it has a valid election in place to be treated as a U.S. person.

Effects of the Domestication to U.S. Holders

The U.S. federal income tax consequences of the Domestication will depend primarily upon whether the domestication qualifies as a “reorganization” within the meaning of Section 368 of the Code.

Assuming the Domestication qualifies as a reorganization, U.S. Holders of Empower Class A Shares or Empower Public Warrants generally should not recognize gain or loss for U.S. federal income tax purposes on the Domestication, except as provided below under the caption headings “— Effects of Section 367 to U.S. Holders” and “— PFIC Considerations,” and the Domestication should be treated for U.S. federal income tax purposes as if Empower (i) transferred all of its assets and liabilities to New Holley in exchange for all of the outstanding Domestication Common Stock, Domestication Public Warrants and Domestication Private Warrants of New Holley; and (ii) then distributed the Domestication Common Stock, Domestication Public Warrants and Domestication Private Warrants of New Holley the holders of securities of Empower in liquidation of Empower. The taxable year of Empower will be deemed to end on the date of the Domestication.

Because the Domestication will occur immediately prior to the redemption of U.S. Holders that exercise redemption rights with respect to Empower Class A Shares, U.S. Holders exercising such redemption rights will be subject to the potential tax consequences of the Domestication. All holders considering exercising redemption rights with respect to their public shares are urged to consult with their own tax advisors with respect to the potential tax consequences to them of the Domestication and exercise of redemption rights.

Basis and Holding Period Considerations

Assuming the Domestication qualifies as a reorganization: (i) the tax basis of a share of Domestication Common Stock or a Domestication Public Warrant received by a U.S. Holder in the Domestication will equal the U.S. Holder’s tax basis in the Empower Class A Share or Empower Public Warrant surrendered in exchange therefor, increased by any amount included in the income of such U.S. Holder as a result of Section 367 of the

Code (as discussed below) and (ii) the holding period for a share of Domestication Common Stock or Domestication Public Warrant received by a U.S. Holder will include such U.S. Holder’s holding period for the Empower Class A Share or Empower Public Warrant surrendered in exchange therefor.

Effects of Section 367 to U.S. Holders

Section 367 of the Code applies to certain transactions involving foreign corporations, including a domestication of a foreign corporation in a reorganization. Section 367 of the Code imposes United States federal income tax on certain United States persons in connection with transactions that would otherwise be tax-deferred. Section 367(b) of the Code will generally apply to U.S. Holders on the date of the Domestication that own (actually or constructively) Empower Class A Shares with a fair market value of more than $50,000. Because the Domestication will occur immediately prior to the redemption of holders that exercise redemption rights with respect to Empower Class A Shares, U.S. Holders exercising such redemption rights will be subject to the potential tax consequences of Section 367 of the Code as a result of the Domestication.

“U.S. Shareholders” of Empower

A U.S. Holder who, on the date of the Domestication beneficially owns (actually or constructively) 10% or more of the total combined voting power of all classes of Empower stock entitled to vote or 10% or more of the total value of all classes of Empower stock (a “U.S. Shareholder”) must include in income as a dividend the “all earnings and profits amount” attributable to the Empower Class A Shares it directly owns, within the meaning of Treasury Regulations under Section 367 of the Code. A U.S. Holder’s ownership of Empower Public Warrants will be taken into account in determining whether such U.S. Holder is a U.S. Shareholder. Complex attribution rules apply in determining whether a U.S. Holder is a U.S. Shareholder and all U.S. Holders are urged to consult their own tax advisors with respect to these attribution rules.

A U.S. Shareholder’s all earnings and profits amount with respect to its Empower Class A Shares is the net positive earnings and profits of Empower (as determined under Treasury Regulations under Section 367 of the Code) attributable to such Empower Class A Shares (as determined under Treasury Regulations under Section 367 of the Code) but without regard to any gain that would be realized on a sale or exchange of such Empower Class A Shares. Treasury Regulations under Section 367 provide that the all earnings and profits amount attributable to a shareholder’s stock is determined according to the principles of Section 1248 of the Code. In general, Section 1248 of the Code and the Treasury Regulations thereunder provide that the amount of earnings and profits attributable to a block of stock (as defined in Treasury Regulations under Section 1248 of the Code) in a foreign corporation is the ratably allocated portion of the foreign corporation’s earnings and profits generated during the period the shareholder held the block of stock.

Empower does not expect to have significant, if any, cumulative net earnings and profits on the date of the Domestication. If Empower’s cumulative net earnings and profits through the date of the Domestication is less than or equal to zero, then a U.S. Holder should not be required to include in gross income an all earnings and profits amount with respect to its Empower Class A Shares. It is possible, however, that the amount of Empower’s cumulative net earnings and profits may be greater than expected through the date of the Domestication in which case a U.S. Shareholder would be required to include all of its earnings and profits amount in income as a deemed dividend under Treasury Regulations under Section 367 as a result of the Domestication.

U.S. Holders that Own Less Than 10 Percent of Empower but Own Empower Class A Shares with a Fair Market Value of More Than $50,000

A U.S. Holder who, on the date of the Domestication, beneficially owns (actually or constructively) Empower Class A Shares with a fair market value of $50,000 or more and is not a U.S. Shareholder will recognize gain (but not loss) with respect to its Empower Class A Shares in the Domestication or, in the

alternative, may elect to recognize the “all earnings and profits” amount attributable to such holder’s Empower Class A Shares as described below.

Unless a U.S. Holder makes the “all earnings and profits election” as described below, such U.S. Holder generally must recognize gain (but not loss) with respect to Domestication Common Stock received in the Domestication in an amount equal to the excess of the fair market value of such Domestication Common Stock over the U.S. Holder’s adjusted tax basis in the Empower Class A Shares deemed surrendered in exchange therefor.

In lieu of recognizing any gain as described in the preceding paragraph, a U.S. Holder may elect to include in income the earnings and profits amount attributable to its Empower Class A Shares under Section 367(b). There are, however, strict conditions for making this election. This election must comply with applicable Treasury Regulations and generally must include, among other things:

•	a statement that the Domestication is a Section 367(b) exchange (within the meaning of the applicable Treasury Regulations);

•	a complete description of the Domestication;

•	a description of any stock, securities or other consideration transferred or received in the Domestication;

•	a statement describing the amounts required to be taken into account for U.S. federal income tax purposes;

•

a statement that the U.S. Holder is making the election that includes (A) a copy of the information that the U.S. Holder received from Empower establishing and substantiating the U.S. Holder’s all earnings and profits amount with respect to the U.S. Holder’s Empower Class A Shares and (B) a representation that the U.S. Holder has notified Empower (or New Holley) that the U.S. Holder is making the election; and

•	certain other information required to be furnished with the U.S. Holder’s tax return or otherwise furnished pursuant to the Code or the Treasury Regulations.

In addition, the election must be attached by an electing U.S. Holder to such U.S. Holder’s timely filed U.S. federal income tax return for the year of the Domestication, and the U.S. Holder must send notice of making the election to Empower (or New Holley) no later than the date such tax return is filed. In connection with this election, Empower intends to provide each U.S. Holder eligible to make such an election with information regarding Empower’s earnings and profits upon request.

Empower does not expect to have significant, if any, cumulative earnings and profits through the date of the Domestication and if that proves to be the case, U.S. Holders who make this election are not expected to have a significant income inclusion under Section 367(b) of the Code, provided that the U.S. Holder properly executes the election and complies with the applicable notice requirements. However, as noted above, if it were determined that Empower had positive earnings and profits through the date of the Domestication, a U.S. Holder that makes the election described herein could have an all earnings and profits amount with respect to its Empower Class A Shares, and thus could be required to include that amount in income as a deemed dividend under applicable Treasury Regulations as a result of the Domestication.

EACH U.S. HOLDER IS URGED TO CONSULT THEIR OWN TAX ADVISOR REGARDING THE CONSEQUENCES TO THEM OF MAKING AN ELECTION TO INCLUDE IN INCOME THE ALL EARNINGS AND PROFITS AMOUNT AND THE APPROPRIATE FILING REQUIREMENTS WITH RESPECT TO SUCH AN ELECTION.

U.S. Holders that Own Empower Class A Shares with a Fair Market Value of Less Than $50,000

A U.S. Holder who, on the date of the Domestication, beneficially owns (actually or constructively) Empower Class A Shares with a fair market value less than $50,000 should not be required to recognize any gain or loss under Section 367 of the Code in connection with the Domestication, and generally should not be required to include any part of the all earnings and profits amount in income.

Tax Consequences for U.S. Holders of Warrants

Subject to the considerations described above relating to a U.S. Holder’s ownership of warrants being taken into account in determining whether such U.S. Holder is a U.S. Shareholder for purposes of Section 367(b) of the Code, and the considerations described below relating to PFIC considerations, a U.S. Holder of warrants should not be subject to U.S. federal income tax with respect to the exchange of warrants for newly issued warrants in the Domestication.

ALL U.S. HOLDERS ARE URGED TO CONSULT THEIR OWN TAX ADVISORS WITH RESPECT TO THE EFFECT OF SECTION 367 OF THE CODE TO THEIR PARTICULAR CIRCUMSTANCES.

PFIC Considerations

In addition to the discussion under the heading “— Effects of Section 367 to U.S. Holders” above, the Domestication could be a taxable event to U.S. Holders under the PFIC provisions of the Code.

Definition of a PFIC

A foreign (i.e., non-U.S.) corporation will be classified as a PFIC for U.S. federal income tax purposes if either (i) at least 75% of its gross income in a taxable year, including its pro rata share of the gross income of any corporation in which it is considered to own at least 25% of the shares by value, is passive income or (ii) at least 50% of its assets in a taxable year (generally determined based on fair market value and averaged quarterly over the year) are held for the production of, or produce, passive income. Passive income generally includes dividends, interest, rents and royalties (other than rents or royalties derived from the active conduct of a trade or business) and gains from the disposition of passive assets. For purposes of these rules, interest income earned by Empower would be considered to be passive income and cash held by Empower would be considered to be a passive asset.

PFIC Status of Empower

Based upon the composition of its income and assets, and upon a review of its financial statements, Empower believes that it likely was a PFIC for its most recent taxable year ended on December 31, 2020 and will likely be considered a PFIC for its current taxable year which ends as a result of the Domestication.

Effects of PFIC Rules on the Domestication

As discussed above, Empower believes that it is likely classified as a PFIC for U.S. federal income tax purposes. Section 1291(f) of the Code requires that, to the extent provided in Treasury Regulations, a United States person who disposes of stock of a PFIC (including for this purpose exchanging warrants for newly issued warrants in the Domestication) recognizes gain notwithstanding any other provision of the Code. No final Treasury Regulations are currently in effect under Section 1291(f) of the Code. However, proposed Treasury Regulations under Section 1291(f) of the Code have been promulgated with a retroactive effective date. If finalized in their current form, those proposed Treasury Regulations may require gain recognition to U.S. Holders of Empower Class A Shares and Empower Public Warrants upon the Domestication if:

•	Empower were classified as a PFIC at any time during such U.S. Holder’s holding period in such Empower Class A Shares or Empower Public Warrants; and

•

the U.S. Holder had not timely made (a) a QEF Election (as defined below) for the first taxable year in which the U.S. Holder owned such Empower Class A Shares or in which Empower was a PFIC, whichever is later (or a QEF Election along with a purging election), or (b) a mark-to-market election (as defined below) with respect to such Empower Class A Shares. Generally, regulations provide that neither election applies to warrants. The tax on any such recognized gain would be imposed based on a complex set of computational rules designed to offset the tax deferral with respect to the undistributed earnings of Empower.

Under these rules:

•	the U.S. Holder’s gain will be allocated ratably over the U.S. Holder’s holding period for such U.S. Holder’s Empower Class A Shares or Empower Public Warrants;

•

the amount of gain allocated to the U.S. Holder’s taxable year in which the U.S. Holder recognized the gain, or to the period in the U.S. Holder’s holding period before the first day of the first taxable year in which Empower was a PFIC, will be taxed as ordinary income;

•

the amount of gain allocated to other taxable years (or portions thereof) of the U.S. Holder and included in such U.S. Holder’s holding period would be taxed at the highest tax rate in effect for that year and applicable to the U.S. Holder; and

•

an additional tax equal to the interest charge generally applicable to underpayments of tax will be imposed on the U.S. Holder in respect of the tax attributable to each such other taxable year of such U.S. Holder.

Any “all earnings and profits amount” included in income by a U.S. Holder as a result of the Domestication (discussed under the heading “— Effects of Section 367 to U.S. Holders” above) generally would be treated as gain subject to these rules.

It is difficult to predict whether, in what form and with what effective date, final Treasury Regulations under Section 1291(f) of the Code may be adopted or how any such Treasury Regulations would apply. Therefore, U.S. Holders of Empower Class A

Shares that have not made a timely QEF Election (or a QEF Election along with a purging election) or a mark-to-market election (each as defined below) may, pursuant to the proposed Treasury Regulations, be subject to taxation under the PFIC rules on the Domestication with respect to their Empower Class A Shares and Empower Public Warrants under the PFIC rules in the manner set forth above. An Electing Shareholder (as defined below) generally would not be subject to the adverse PFIC rules discussed above with respect to their Empower Class A Shares but rather would include annually in gross income its pro rata share of the ordinary earnings and net capital gain of Empower, whether or not such amounts are actually distributed.

The application of the PFIC rules to Empower Public Warrants is unclear. A proposed Treasury Regulation issued under the PFIC rules generally treats an “option” (which would include an Empower Public Warrant) to acquire the stock of a PFIC as stock of the PFIC, while a final Treasury Regulation issued under the PFIC rules provides that the QEF Election does not apply to options and no mark-to-market election (as defined below) is currently available with respect to options. Therefore, it is possible that the proposed Treasury Regulations if finalized in their current form would apply to cause gain recognition on the exchange of Empower Public Warrants for Domestication Public Warrants pursuant to the Domestication.

Any gain recognized by a U.S. Holder of Empower Class A Shares or Empower Public Warrants as a result of the Domestication pursuant to PFIC rules would be taxable income to such U.S. Holder, taxed under the PFIC rules in the manner set forth above, with no corresponding receipt of cash.

ALL U.S. HOLDERS ARE URGED TO CONSULT THEIR OWN TAX ADVISORS REGARDING THE EFFECTS OF THE PFIC RULES ON THE DOMESTICATION, INCLUDING THE IMPACT OF ANY PROPOSED OR FINAL TREASURY REGULATIONS.

QEF Election and Mark-to-Market Election

The impact of the PFIC rules on a U.S. Holder of Empower Class A Shares (but not Empower Public Warrants) will depend on whether the U.S. Holder has made a timely and effective election to treat Empower as a “qualified electing fund” under Section 1295 of the Code for the taxable year that is the first year in the U.S. Holder’s holding period of Empower Class A Shares during which Empower qualified as a PFIC (a “QEF Election”) or, if in a later taxable year, the U.S. Holder made a QEF Election along with a purging election. A purging election creates a deemed sale of the U.S. Holder’s Empower Class A Shares at their then fair market value and requires the U.S. Holder to recognize gain pursuant to the purging election subject to the special PFIC tax and interest charge rules described above. As a result of any such purging election, the U.S. Holder would have a new basis and holding period in its Empower Class A Shares. U.S. Holders are urged to consult their own tax advisors as to the application of the rules governing purging elections to their particular circumstances.

A U.S. Holder’s ability to make a QEF Election (or a QEF Election along with a purging election) with respect to Empower is contingent upon, among other things, the provision by Empower of a “PFIC Annual Information Statement” to such U.S. Holder. Empower provided PFIC Annual Information Statements to U.S. Holders of Empower Class A Shares, upon request, with respect to its taxable year that ended on December 31, 2019 and will endeavor to continue to provide to a U.S. Holder such information upon request. There is no assurance, however, that Empower will timely provide such information. A U.S. Holder that made a QEF Election (or a QEF Election along with a purging election) may be referred to as an “Electing Shareholder” and a U.S. Holder that did not make a QEF Election may be referred to as a “Non-Electing Shareholder.” As discussed further above, a U.S. Holder is not able to make a QEF Election with respect to Empower Public Warrants.

The impact of the PFIC rules on a U.S. Holder of Empower Class A Shares may also depend on whether the U.S. Holder has made an election under Section 1296 of the Code. U.S. Holders who hold (actually or constructively) stock of a foreign corporation that is classified as a PFIC may annually elect to mark such stock to its market value if such stock is “marketable stock,” generally, stock that is regularly traded on a national securities exchange that is registered with the SEC, including the NYSE, or on a foreign exchange or market that the IRS determines has rules sufficient to ensure that the market price represents a legitimate and sound fair market value (a “mark-to-market election”). No assurance can be given that the Empower Class A Shares are considered to be marketable stock for purposes of the mark-to-market election or whether the other requirements of this election are satisfied. If such an election is available and has been made, such U.S. Holders will generally not be subject to the special taxation rules of Section 1291 of the Code discussed herein. However, if the mark-to-market election is made by a Non-Electing Shareholder after the beginning of its holding period for the PFIC stock, then the Section 1291 rules will apply to certain dispositions of, distributions on and other amounts taxable with respect to Empower Class A Shares. A mark-to-market election is not available with respect to Empower Public Warrants.

THE RULES DEALING WITH PFICS ARE VERY COMPLEX AND ARE IMPACTED BY VARIOUS FACTORS IN ADDITION TO THOSE DESCRIBED ABOVE. ALL U.S. HOLDERS ARE URGED TO CONSULT THEIR OWN TAX ADVISORS REGARDING THE CONSEQUENCES TO THEM OF THE PFIC RULES, INCLUDING, WITHOUT LIMITATION, WHETHER A QEF ELECTION (OR A QEF ELECTION ALONG WITH A PURGING ELECTION), A MARK-TO-MARKET ELECTION OR ANY OTHER ELECTION IS AVAILABLE AND THE CONSEQUENCES TO THEM OF ANY SUCH ELECTION, AND THE IMPACT OF ANY PROPOSED OR FINAL PFIC TREASURY REGULATIONS.

Effects to U.S. Holders of Exercising Redemption Rights

The U.S. federal income tax consequences to a U.S. Holder of Empower Class A Shares (which was exchanged for Domestication Common Stock in the Domestication) that exercises its redemption rights to receive cash from the trust account in exchange for all or a portion of its Domestication Common Stock will depend on whether the redemption qualifies as a sale of Domestication Common Stock redeemed under Section 302 of the Code or is treated as a distribution under Section 301 of the Code. If the redemption qualifies as a sale of such U.S. Holder’s Domestication Common Stock redeemed, such U.S. Holder will generally recognize capital gain or capital loss equal to the difference, if any, between the amount of cash received and such U.S. Holder’s tax basis in Domestication Common Stock redeemed.

The redemption of Domestication Common Stock will generally qualify as a sale of Domestication Common Stock redeemed if such redemption (i) is “substantially disproportionate” with respect to the redeeming U.S. Holder, (ii) results in a “complete termination” of such U.S. Holder’s interest in us or (iii) is “not essentially equivalent to a dividend” with respect to such U.S. Holder. These tests are explained more fully below.

For purposes of such tests, a U.S. Holder takes into account not only Domestication Common Stock actually owned by such U.S. Holder, but also shares of Domestication Common Stock that are constructively owned by such U.S. Holder. A redeeming U.S. Holder may constructively own, in addition to Domestication Common Stock owned directly, Domestication Common Stock owned by certain related individuals and entities in which such U.S. Holder has an interest or that have an interest in such U.S. Holder, as well as any Domestication Common Stock such U.S. Holder has a right to acquire by exercise of an option, which would generally include Domestication Common Stock which could be acquired pursuant to the exercise of the warrants.

The redemption of Domestication Common Stock will generally be “substantially disproportionate” with respect to a redeeming U.S. Holder if the percentage of New Holley outstanding voting shares that such U.S. Holder actually or constructively owns immediately after the redemption is less than 80 percent of the percentage of New Holley outstanding voting shares that such U.S. Holder actually or constructively owned immediately before the redemption. There will be a complete termination of such U.S. Holder’s interest if either (i) all of Domestication Common Stock actually or constructively owned by such U.S. Holder is redeemed or (ii) all of Domestication Common Stock actually owned by such U.S. Holder is redeemed and such U.S. Holder is eligible to waive, and effectively waives in accordance with specific rules, the attribution of Domestication Common Stock owned by certain family members and such U.S. Holder does not constructively own any other New Holley shares. The redemption of Domestication Common Stock will not be essentially equivalent to a dividend if it results in a “meaningful reduction” of such U.S. Holder’s proportionate interest in New Holley. Whether the redemption will result in a meaningful reduction in such U.S. Holder’s proportionate interest will depend on the particular facts and circumstances applicable to it. The IRS has indicated in a published ruling that even a small reduction in the proportionate interest of a small minority shareholder in a publicly held corporation who exercises no control over corporate affairs may constitute such a “meaningful reduction.”

If none of the above tests is satisfied, a redemption will be treated as a distribution with respect to Domestication Common Stock. Such distribution will generally be treated as a dividend for U.S. federal income tax purposes to the extent the distribution is paid out of New Holley’s current or accumulated earnings and profits (as determined under U.S. federal income tax principles). Distributions in excess of any such earnings and profits will generally be applied against and reduce the U.S. Holder’s basis in its other Domestication Common Stock (but not below zero) and, to the extent in excess of such basis, will be treated as capital gain from the sale or exchange of such redeemed shares. After the application of those rules, any remaining tax basis of the U.S. Holder in Domestication Common Stock redeemed will generally be added to the U.S. Holder’s adjusted tax basis in its remaining Domestication Common Stock, or, if it has none, to the U.S. Holder’s adjusted tax basis in its warrants or possibly in other Domestication Common Stock constructively owned by such U.S. Holder.

Because the Domestication will occur immediately prior to the redemption of U.S. Holders that exercise redemption rights, U.S. Holders exercising redemption rights will be subject to the potential tax consequences of Section 367 of the Code as a result of the Domestication (discussed further above).

ALL U.S. HOLDERS ARE URGED TO CONSULT THEIR OWN TAX ADVISORS AS TO THE TAX CONSEQUENCES TO THEM OF A REDEMPTION OF ALL OR A PORTION OF THEIR DOMESTICATION COMMON STOCK PURSUANT TO AN EXERCISE OF REDEMPTION RIGHTS.

NON-U.S. HOLDERS

As used herein, a “non-U.S. Holder” is a beneficial owner (other than a partnership or entity treated as a partnership for U.S. federal income tax purposes) of Empower Class A Shares or Empower Public Warrants that is not a U.S. Holder.

Effects of the Domestication to Non-U.S. Holders

We do not expect the Domestication to result in any U.S. federal income tax consequences to non-U.S. Holders of Domestication Common Stock and warrants.

The following describes U.S. federal income tax considerations relating to the ownership and disposition of Domestication Common Stock and warrants by a non-U.S. Holder after the Domestication.

Distributions

In general, any distributions made to a non-U.S. Holder with respect to Domestication Common Stock, to the extent paid out of New Holley’s current or accumulated earnings and profits (as determined under U.S. federal income tax principles), will constitute dividends for U.S. federal income tax purposes and, provided such dividends are not effectively connected with such non-U.S. Holder’s conduct of a trade or business within the United States (and, if required by an applicable income tax treaty, attributable to a U.S. permanent establishment or fixed base maintained by such non-U.S. Holder), will be subject to withholding tax from the gross amount of the dividend at a rate of 30%, unless such non-U.S. Holder is eligible for a reduced rate of withholding tax under an applicable income tax treaty and provides proper certification of its eligibility for such reduced rate (usually on an IRS Form W-8BEN or W-8BEN-E, as applicable). Any distribution not constituting a dividend will be treated first as reducing (but not below zero) the non-U.S. Holder’s adjusted tax basis in its Domestication Common Stock and then, to the extent such distribution exceeds the non-U.S. Holder’s adjusted tax basis, as gain realized from the sale or other disposition of such Domestication Common Stock, which will be treated as described under “— Sale, Exchange or Other Taxable Disposition of Domestication Common Stock and Warrants” below.

Dividends paid by New Holley to a non-U.S. Holder that are effectively connected with such non-U.S. Holder’s conduct of a trade or business within the United States (and, if required by an applicable income tax treaty, attributable to a U.S. permanent establishment or fixed base maintained by such non-U.S. Holder) will generally not be subject to U.S. withholding tax, provided such non-U.S. Holder complies with certain certification and disclosure requirements (usually by providing an IRS Form W-8ECI). Instead, such dividends will generally be subject to U.S. federal income tax, net of certain deductions, at the same graduated individual or corporate rates applicable to U.S. Holders. If the non-U.S. Holder is a corporation, dividends that are effectively connected income may also be subject to a “branch profits tax” at a rate of 30% (or such lower rate as may be specified by an applicable income tax treaty).

Sale, Exchange or Other Taxable Disposition of Domestication Common Stock and Warrants

A non-U.S. Holder will generally not be subject to U.S. federal income tax on gain realized on a sale, exchange or other taxable disposition of Domestication Common Stock or Domestication Public Warrants unless:

•

such non-U.S. Holder is an individual who was present in the United States for 183 days or more in the taxable year of such disposition and certain other requirements are met, in which case any gain realized will generally be subject to a flat 30% U.S. federal income tax;

•

the gain is effectively connected with a trade or business of such non-U.S. Holder in the United States (and, if required by an applicable income tax treaty, attributable to a U.S. permanent establishment or fixed base maintained by such non-U.S. Holder), in which case such gain will be subject to U.S. federal income tax, net of certain deductions, at the same graduated individual or corporate rates applicable to U.S. Holders, and any such gain of a non-U.S. Holder that is a corporation may be subject to an additional “branch profits tax” at a rate of 30% (or such lower rate as may be specified by an applicable income tax treaty); or

•

New Holley is or has been a U.S. real property holding corporation at any time during the shorter of the five-year period preceding such disposition and such non-U.S. Holder’s holding period and either (A) Domestication Common Stock has ceased to be regularly traded on an established securities market or (B) such non-U.S. Holder has owned or is deemed to have owned, at any time during the shorter of the five-year period preceding such disposition and such non-U.S. Holder’s holding period, more than 5% of outstanding Domestication Common Stock.

If the third bullet point above applies to a non-U.S. Holder, gain recognized by such non-U.S. holder on the sale, exchange or other taxable disposition of Domestication Common Stock or Domestication Public Warrants will be subject to tax at generally applicable U.S. federal income tax rates. In addition, a buyer of such Domestication Common Stock or Domestication Public Warrants from a non-U.S. Holder may be required to withhold U.S. income tax at a rate of 15% of the amount realized upon such disposition. We will be classified as a U.S. real property holding corporation if the fair market value of our “United States real property interests” equals or exceeds 50% of the sum of the fair market value of our worldwide real property interests and our other assets used or held for use in a trade or business, as determined for U.S. federal income tax purposes. New Holley does not expect to be classified as a U.S. real property holding corporation before or immediately following the Business Combination. However, such determination is factual in nature and subject to change and no assurance can be provided as to whether New Holley will be a U.S. real property holding corporation with respect to a non-U.S. holder following the Business Combination or at any future time.

Effects to Non-U.S. Holders of Exercising Redemption Rights

The U.S. federal income tax consequences to a non-U.S. Holder of Domestication Common Stock that exercises its redemption rights to receive cash from the trust account in exchange for all or a portion of its Domestication Common Stock will depend on whether the redemption qualifies as a sale of Domestication Common Stock redeemed, as described above under “U.S. Holders — Effects to U.S. Holders of Exercising Redemption Rights.” If such a redemption qualifies as a sale of Domestication Common Stock, the U.S. federal income tax consequences to the non-U.S. Holder will be as described above under “Non-U.S. Holders — Sale, Exchange or Other Taxable Disposition of Domestication Common Stock and Warrants.” If such a redemption does not qualify as a sale of Domestication Common Stock, the non-U.S. Holder will be treated as receiving a distribution, the U.S. federal income tax consequences of which are described above under “Non-U.S. Holders — Distributions.” Because the treatment of a redemption may not be certain or determinable at the time of redemption, redeemed non-U.S. Holders may be subject to withholding tax on the gross amount received in such redemption. Non-U.S. Holders may be exempt from such withholding tax if they are able to properly certify that they meet the requirements of an applicable exemption (e.g., because such non-U.S. Holders are not treated as receiving a dividend under the Section 302 tests described above under “U.S. Holders — Effects to U.S. Holders of Exercising Redemption Rights”).

Information Reporting Requirements and Backup Withholding

Information returns will be filed with the IRS in connection with payments of dividends on and the proceeds from a sale or other disposition of Domestication Common Stock. A non-U.S. Holder may have to comply with certification procedures to establish that it is not a United States person for U.S. federal income tax purposes, under penalties of perjury, or otherwise establish an exemption in order to avoid information reporting and backup withholding requirements or to claim a reduced rate of withholding under an applicable income tax treaty. Backup withholding is not an additional tax. The amount of any backup withholding from a payment to a

non-U.S. Holder will generally be allowed as a credit against such non-U.S. Holder’s U.S. federal income tax liability and may entitle such non-U.S. Holder to a refund, provided that the required information is furnished by such non-U.S. Holder to the IRS in a timely manner.

Foreign Account Tax Compliance Act

Sections 1471 through 1474 of the Code and the Treasury Regulations and administrative guidance promulgated thereunder (commonly referred as the “Foreign Account Tax Compliance Act” or “FATCA”) generally impose withholding at a rate of 30% in certain circumstances on dividends in respect of securities (including Domestication Common Stock or Domestication Public Warrants) which are held by or through certain foreign financial institutions (including investment funds), unless any such institution (i) enters into, and complies with, an agreement with the IRS to report, on an annual basis, information with respect to interests in, and accounts maintained by, the institution that are owned by certain U.S. persons and by certain non-U.S. entities that are wholly or partially owned by U.S. persons and to withhold on certain payments, or (ii) if required under an intergovernmental agreement between the United States and an applicable foreign country, reports such information to its local tax authority, which will exchange such information with the U.S. authorities. An intergovernmental agreement between the United States and an applicable foreign country may modify these requirements. Accordingly, the entity through which Domestication Common Stock or Domestication Public Warrants are held will affect the determination of whether such withholding is required. Similarly, dividends in respect of Domestication Common Stock or Domestication Public Warrants held by an investor that is a non-financial non-U.S. entity that does not qualify under certain exceptions will generally be subject to withholding at a rate of 30%, unless such entity either (i) certifies to the applicable withholding agent that such entity does not have any “substantial United States owners” or (ii) provides certain information regarding the entity’s “substantial United States owners,” which will in turn be provided to the U.S. Department of Treasury. All holders should consult their own tax advisors regarding the possible implications of FATCA on their investment in Domestication Common Stock or Domestication Public Warrants.

INFORMATION ABOUT EMPOWER

References in this section to “we,” “our,” “us,” the “Company,” or “Empower” generally refer to Empower Ltd.

General

Empower is a blank check company incorporated in the Cayman Islands and formed for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses. Although Empower is not limited to a particular industry or sector for purposes of consummating a business combination, Empower focuses on businesses in the technology industries primarily located in the United States. Empower has neither engaged in any operations nor generated any revenue to date. Based on Empower’s business activities, it is a “shell company” as defined under the Exchange Act because it has no operations and nominal assets consisting almost entirely of cash. Empower is an early stage and emerging growth company and, as such, the Company is subject to all of the risks associated with early stage and emerging growth companies.

On October 9, 2020, Empower consummated its initial public offering of 25,000,000 Empower Units consisting of one Empower Class A Share, par value $0.0001 per share and one-third of one redeemable Empower Public Warrant, with each whole Empower Public Warrant entitling the holder thereof to purchase one Empower Class A Share for $11.50 per share. The Empower Units were sold at a price of $10.00 per Empower Unit, generating gross proceeds to Empower of $250,000,000. A total of $250,000,000, comprised of $245,000,000 of net proceeds from the IPO (which includes $8,750,000 of the underwriters’ deferred discount) and $5,000,000 of proceeds from the sale of the Empower Private Warrants, was placed in a U.S.-based trust account maintained by Continental, acting as trustee. Except with respect to interest earned on the funds held in the trust account that may be released to Empower to pay its taxes (less up to $100,000 of interest to pay dissolution expenses, if any), the Cayman Constitutional Documents, and subject to the requirements of law and regulation, provides that the proceeds held in the trust account will not be released from the trust account (1) to Empower until the completion of Empower’s initial business combination, or (2) to Empower’s public shareholders, until the earliest of (a) the completion of Empower’s initial business combination, and then only in connection with those Empower Class A Shares that such shareholders have properly elected to redeem, subject to the limitations described therein, (b) the redemption of any Empower Class A Shares properly tendered in connection with a shareholder vote to amend the Cayman Constitutional Documents (A) to modify the substance or timing of Empower’s obligation to provide holders of Empower Class A Shares the right to have their shares redeemed in connection with our initial business combination or to redeem 100% of Empower Class A Shares if it does not complete its initial business combination by October 9, 2022 or (B) with respect to any other provision relating to the rights of holders of Empower Class A Shares , and (c) the redemption of Empower Class A Shares if Empower has not consummated its business combination by October 9, 2022.

Fair Market Value of Target Business

The rules of NYSE require that Empower’s initial business combination must be with one or more operating businesses or assets with a fair market value equal to at least 80% of the net assets held in the trust account (net of amounts disbursed to management for the payment of taxes and excluding the amount of any deferred underwriting discount held in trust). Empower’s board of directors determined that this test was met in connection with the proposed Business Combination.

Shareholder Approval of the Business Combination

Empower is seeking shareholder approval of the Business Combination at the Extraordinary Meeting, at which shareholders may elect to redeem their shares, regardless of if or how they vote in respect of the Business

Combination Proposal, into their pro rata portion of the trust account, calculated as of two business days prior to the consummation of the Business Combination including interest earned on the funds held in the trust account and not previously released to us (net of taxes payable). Empower will consummate the Business Combination only if we have net tangible assets of at least $5,000,001 upon such consummation, the Cross-Conditioned Proposals are approved and the conditions set forth in the Merger Agreement are satisfied or otherwise waived by the applicable parties. Notwithstanding the foregoing, a public shareholder, together with any affiliate of such public shareholder or any other person with whom such public shareholder is acting in concert or as a “group” (as defined in Section 13(d)(3) of the Exchange Act), will be restricted from redeeming Empower Class A Shares with respect to more than an aggregate of 15% of the Empower Class A Shares. Accordingly, if a public shareholder, alone or acting in concert or as a group, seeks to redeem more than 15% of the Empower Class A Shares, then any such shares in excess of that 15% limit would not be redeemed for cash.

The Sponsor and each director of Empower have agreed to, among other things, vote in favor of the Business Combination and the transactions contemplated thereby in addition to each other proposal recommended by the board of directors of Empower, in each case, subject to the terms and conditions contemplated by the Sponsor Support Agreement, and waive their redemption rights in connection with the consummation of the Business Combination with respect to any Empower Ordinary Shares held by them. The Founder Shares held by the Sponsor will be excluded from the pro rata calculation used to determine the per-share redemption price. As of the date of this proxy statement/prospectus, the Sponsor owns 20.0% of the issued and outstanding Empower Ordinary Shares.

At any time at or prior to the Business Combination, during a period when they are not then aware of any material nonpublic information regarding Empower’s securities, the Sponsor or Empower’s directors, officers, advisors or their respective affiliates may purchase Empower Class A Shares from institutional and other investors who vote, or indicate an intention to vote, against any of the Cross-Conditioned Proposals, or execute agreements to purchase such shares from such investors in the future, or they may enter into transactions with such investors and others to provide them with incentives to acquire Empower Class A Shares or vote their Empower Class A Shares in favor of the Cross-Conditioned Proposals. Such a purchase may include a contractual acknowledgement that such shareholder, although still the record holder of Empower Class A Shares, is no longer the beneficial owner thereof and therefore agrees not to exercise its redemption rights. In the event that the Sponsor or Empower’s directors, officers, advisors or their respective affiliates purchase Empower Class A Shares in privately negotiated transactions from public shareholders who have already elected to exercise their redemption rights, such selling shareholder would be required to revoke their prior elections to redeem their Empower Class A Shares. The purpose of such share purchases and other transactions would be to increase the likelihood of (1) satisfaction of the requisite voting standards to approve the Business Combination Proposal, the Redomestication Proposal, the Non-Binding Organizational Documents Proposals, the Binding Charter Proposal, the NYSE Proposal, the Director Election Proposal, the Incentive Plan Proposal, and the Adjournment Proposal, (2) satisfaction of the requirement that the Minimum Cash Condition is satisfied, (3) otherwise limiting the number of Empower Class A Shares electing to redeem and (4) Empower’s net tangible assets (as determined in accordance with Rule 3a5 1(g)(1) of the Exchange Act) being at least $5,000,001.

Liquidation if No Initial Business Combination

The Cayman Constitutional Documents provide that we will have until October 9, 2022 to consummate an initial business combination. If we have not consummated an initial business combination within this period, we will: (i) cease all operations except for the purpose of winding up; (ii) as promptly as reasonably possible but not more than ten business days thereafter, redeem Empower Class A Shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the trust account, including interest earned on the funds held in the trust account and not previously released to us to pay our income taxes, if any (less up to $100,000 of interest to pay dissolution expenses) divided by the number of the then-outstanding Empower Class A Shares, which redemption will completely extinguish public shareholders’ rights as shareholders (including the right to receive further liquidation distributions, if any); and (iii) as promptly as reasonably possible following such redemption, subject to the approval of our remaining shareholders and our board of directors, liquidate and dissolve, subject in the case of clauses (ii) and (iii) to our obligations under Cayman Islands law to provide for claims of creditors and the requirements of other applicable law. There will be no redemption rights or liquidating distributions with respect to our warrants, which will expire worthless if we fail to consummate an initial business combination by October 9, 2022. The Cayman Constitutional Documents provide that, if we wind up for any other reason prior to the consummation of our initial business combination, we will follow the foregoing procedures with respect to the liquidation of the trust account as promptly as reasonably possible but not more than ten business days thereafter, subject to applicable Cayman Islands law.

The Sponsor and each member of our management team have entered into an agreement with us, pursuant to which they have agreed to waive their rights to liquidating distributions from the trust account with respect to any Founder Shares they hold if we fail to consummate an initial business combination by October 9, 2022 or any extension thereof by a vote of our public shareholders (although they will be entitled to liquidating distributions from the trust account with respect to any Empower Class A Shares they hold if we fail to complete our initial business combination within the prescribed time frame).

The Sponsor and our executive officers and directors have agreed, pursuant to a written agreement with us, that they will not propose any amendment to the Cayman Constitutional Documents (A) that would modify the substance or timing of our obligation to provide holders of our Empower Class A Shares the right to have their shares redeemed in connection with our initial business combination or to redeem 100% of Empower Class A Shares if we do not complete our initial business combination by October 9, 2022 or (B) with respect to any other provision relating to the rights of holders of Empower Class A Shares, unless we provide such holders with the opportunity to redeem their Empower Class A Shares upon approval of any such amendment at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the trust account, including interest earned on the funds held in the trust account and not previously released to us to pay our income taxes, if any, divided by the number of the then-outstanding number of Empower Class A Shares. However, we may not redeem Empower Class A Shares in an amount that would cause our net tangible assets to be less than $5,000,001 either prior to or upon consummation of an initial business combination (so that we do not then become subject to the SEC’s “penny stock” rules). If this optional redemption right is exercised with respect to an excessive number of Empower Class A Shares such that we cannot satisfy the net tangible asset requirement, we would not proceed with the amendment or the related redemption of Empower Class A Shares at such time. This redemption right shall apply in the event of the approval of any such amendment, whether proposed by the Sponsor, any of our executive officers or directors, or any other person.

We expect that all costs and expenses associated with implementing our plan of dissolution, as well as payments to any creditors, will be funded from amounts remaining out of the $1,000,000 held outside the trust account plus up to $100,000 of funds from the trust account available to us to pay dissolution expenses, although we cannot assure you that there will be sufficient funds for such purpose.

If we were to expend all of the net proceeds of our IPO and the sale of the Empower Private Warrants, other than the proceeds deposited in the trust account, and without taking into account interest, if any, earned on the trust account, the per-share redemption amount received by shareholders upon our dissolution would be $10.00. The proceeds deposited in the trust account could, however, become subject to the claims of our creditors which would have higher priority than the claims of our public shareholders. We cannot assure you that the actual per-share redemption amount received by shareholders will not be less than $10.00. While we intend to pay such amounts, if any, we cannot assure you that we will have funds sufficient to pay or provide for all creditors’ claims.

Although we will seek to have all vendors, service providers, prospective target businesses and other entities with which we do business execute agreements with us waiving any right, title, interest or claim of any kind in or to any monies held in the trust account for the benefit of our public shareholders, there is no guarantee that they will execute such agreements or even if they execute such agreements that they would be prevented from bringing claims against the trust account including, but not limited, to fraudulent inducement, breach of fiduciary responsibility or other similar claims, as well as claims challenging the enforceability of the waiver, in each case in order to gain an advantage with respect to a claim against our assets, including the funds held in the trust account. If any third party refuses to execute an agreement waiving such claims to the monies held in the trust account, our management will perform an analysis of the alternatives available to it and will only enter into an agreement with a third-party that has not executed a waiver if management believes that such third party’s engagement would be significantly more beneficial to us than any alternative. Examples of possible instances where we may engage a third party that refuses to execute a waiver include the engagement of a third-party consultant whose particular expertise or skills are believed by management to be significantly superior to those of other consultants that would agree to execute a waiver or in cases where management is unable to find a service provider willing to execute a waiver. J.P. Morgan Securities LLC and Jefferies LLC, each as underwriter to Empower’s initial public offering, will not execute an agreement with us waiving such claims to the monies held in the trust account. In addition, there is no guarantee that such entities will agree to waive any claims they may have in the future as a result of, or arising out of, any negotiations, contracts or agreements with us and will not seek recourse against the trust account for any reason. In order to protect the amounts held in the trust account, the Sponsor has agreed that it will be liable to us if and to the extent any claims by a third party for services rendered or products sold to us (other than our independent registered public accounting firm), or a prospective target business with which we have discussed entering into a transaction agreement, reduce the amounts in the trust account to below the lesser of (i) $10.00 per Empower Class A Share and (ii) the actual amount per Empower Class A Share held in the trust account as of the date of the liquidation of the trust account if less than $10.00 per Empower Class A Share due to reductions in the value of the trust assets, in each case net of the interest that may be withdrawn to pay our tax obligations, provided that such liability will not apply to any claims by a third party or prospective target business that executed a waiver of any and all rights to seek access to the trust account nor will it apply to any claims under our indemnity of the underwriters of our IPO against certain liabilities, including liabilities under the Securities Act. In the event that an executed waiver is deemed to be unenforceable against a third party, the Sponsor will not be responsible to the extent of any liability for such third-party claims. However, we have not asked the Sponsor to reserve for such indemnification obligations, nor have we independently verified whether the Sponsor has sufficient funds to satisfy its indemnity obligations and we believe that the Sponsor’s only assets are securities of our company. Therefore, we cannot assure you that the Sponsor would be able to satisfy those obligations. None of our officers or directors will indemnify us for claims by third parties including, without limitation, claims by vendors and prospective target businesses.

In the event that the proceeds in the trust account are reduced below the lesser of (i) $10.00 per Empower Class A Share and (ii) the actual amount per Empower Class A Share held in the trust account as of the date of the liquidation of the trust account if less than $10.00 per Empower Class A Share due to reductions in the value of the trust assets, in each case net of the amount of interest which may be withdrawn to pay our income tax obligations, and the Sponsor asserts that it is unable to satisfy its indemnification obligations or that it has no indemnification obligations related to a particular claim, our independent directors would determine whether to take legal action against the Sponsor to enforce its indemnification obligations. While we currently expect that our independent directors would take legal action on our behalf against the Sponsor to enforce its indemnification obligations to us, it is possible that our independent directors in exercising their business judgment may choose not to do so in any particular instance. Accordingly, due to the potential claims of creditors, we cannot assure you that the actual value of the per-share redemption price will not be less than $10.00 per Empower Class A Share.

We will seek to reduce the possibility that the Sponsor will have to indemnify the trust account due to claims of creditors by endeavoring to have all vendors, service providers, prospective target businesses or other entities with which we do business execute agreements with us waiving any right, title, interest or claim of any kind in or to monies held in the trust account. The Sponsor will also not be liable as to any claims under our indemnity of the underwriters of our IPO against certain liabilities, including liabilities under the Securities Act. We have access to up to $1,000,000 following our IPO and the sale of Empower Private Warrants with which to pay any such potential claims (including costs and expenses incurred in connection with our liquidation, currently estimated to be no more than approximately $100,000). In the event that we liquidate and it is subsequently determined that the reserve for claims and liabilities is insufficient, shareholders who received funds from our trust account could be liable for claims made by creditors. However, any such liability would not be greater than the amount of funds from our trust account received by any such shareholder.

If we file a bankruptcy or insolvency petition or an involuntary bankruptcy or insolvency petition is filed against us that is not dismissed, the proceeds held in the trust account could be subject to applicable bankruptcy or insolvency law, and may be included in our bankruptcy or insolvency estate and subject to the claims of third parties with priority over the claims of our shareholders. To the extent any bankruptcy or insolvency claims deplete the trust account, we cannot assure you we will be able to return $10.00 per Empower Class A Share to our public shareholders. Additionally, if we file a bankruptcy or insolvency petition or an involuntary bankruptcy or insolvency petition is filed against us that is not dismissed, any distributions received by shareholders could be viewed under applicable debtor/creditor and/or bankruptcy or insolvency laws as either a “preferential transfer” or a “fraudulent conveyance.” As a result, a bankruptcy or insolvency court could seek to recover some or all amounts received by our shareholders. Furthermore, our board of directors may be viewed as having breached its fiduciary duty to our creditors and/or may have acted in bad faith, and thereby exposing itself and our company to claims of punitive damages, by paying public shareholders from the trust account prior to addressing the claims of creditors. We cannot assure you that claims will not be brought against us for these reasons.

Our public shareholders will be entitled to receive funds from the trust account only (i) in the event of the redemption of Empower Class A Shares if we do not complete our initial business combination by October 9, 2022, (ii) in connection with a shareholder vote to amend our Cayman Constitutional Documents (A) to modify the substance or timing of our obligation to provide holders of Empower Class A Shares the right to have their shares redeemed in connection with our initial business combination or to redeem 100% of Empower Class A Shares if we do not complete our initial business combination by October 9, 2022 or (B) with respect to any other provision relating to the rights of holders of Empower Class A Shares, or (iii) if they redeem their respective shares for cash upon the completion of the initial business combination. Public shareholders who redeem their Empower Class A Shares in connection with a shareholder vote described in clause (ii) in the preceding sentence shall not be entitled to funds from the trust account upon the subsequent completion of an initial business combination or liquidation if we have not consummated an initial business combination by October 9, 2022, with respect to such Empower Class A Shares so redeemed. In no other circumstances will a shareholder have any right or interest of any kind to or in the trust account. In the event we seek shareholder approval in connection with our initial business combination, a shareholder’s voting in connection with the business combination alone will not result in a shareholder’s redeeming its shares to us for an applicable pro rata share of the trust account. Such shareholder must have also exercised its redemption rights as described in this proxy statement/prospectus.

Facilities

Empower currently maintains its executive offices at 245 Park Avenue, 38th Floor, New York, NY 10167, and considers its current office space adequate for current operations.

Competition

If Empower succeeds in effecting the Business Combination, there will be, in all likelihood, significant competition from Holley’s competitors. Empower cannot assure you that, subsequent to the Business Combination, New Holley will have the resources or ability to compete effectively. Information regarding New Holley’s prospective competition is set forth in the sections entitled “Information about Holley — Competition.”

Directors and Officers

Empower officers, directors are as follows:

Name	Age	Position
Matthew Rubel	63	Executive Chairman and Chief Executive Officer
Graham Clempson	59	President and Director
Andrew Spring	52	Chief Financial Officer
Krishnan (Kandy) Anand	63	Director
Gina Bianchini	48	Director
Jeffrey Jones	59	Director
Beth Kaplan	63	Director

Matthew Rubel. Mr. Rubel serves as Empower’s Chief Executive Officer and Executive Chairman of Empower’s board of directors. Mr. Rubel serves as the Chairman of MidOcean’s Executive Board since joining the firm in 2018, where he leads the Executive Board’s efforts to provide industry insights to MidOcean’s investment teams and portfolio companies.

Mr. Rubel is a renowned retail and brand Chief Executive Officer, having led many successful global brands and businesses. Most recently, Mr. Rubel served as Chief Executive Officer, President, and Board Member of Varsity Brands, a leader in sport, spirit and achievement products, which he strategically focused and integrated. Previously, Mr. Rubel served as Chairman, Chief Executive Officer and President of Collective Brands, Inc., which included Payless ShoeSource, Sperry Topsider, Saucony, Stride Rite and Keds. Prior to Collective Brands, Mr. Rubel was Chairman, Chief Executive Officer and President of Cole Haan LLC, from 1999 to 2005. Prior to Cole Haan, he served in senior management roles at J. Crew Group, Revlon and Murjani International Ltd.

Mr. Rubel has been a director of numerous multinational retail and consumer branded companies. He currently serves as Executive Chairman of MidOcean’s portfolio company KidKraft, and also on the Boards of TreeHouse Foods, The Joint Chiropractic and MidOcean’s portfolio company Image Skincare. He previously was an Independent Director at Hudson’s Bay Company (“HBC”), where he served on the Special Committee for HBC’s going private transaction. Mr. Rubel also served as an Independent Director of HSNi, the holding company of HSN and Cornerstone Brands. In addition, Mr. Rubel served as an Independent Director at SUPERVALU, ELF Cosmetics and Furniture Brands and as an advisor to early stage technology and retail companies, including Celect, Inc., Retail Next, First Insight and AfterPay.

Mr. Rubel has also worked closely as a Senior Advisor with TPG Capital, TPG Growth and Roark Capital. He was a presidential appointee to the White House Advisory Committee for Trade Policy Negotiation from 2010 to 2018. Mr. Rubel holds a Bachelor of Science from Ohio University and an MBA from the University of Miami.

Graham Clempson. Mr. Clempson serves as Empower’s President and is a member of Empower’s board of directors. He is Vice Chairman of MidOcean, which he co-founded in 2003, and serves on MidOcean’s Executive Board with a focus on the firm’s Investment Strategy, Portfolio Management and Business Development functions based in New York. Prior to his current position, Mr. Clempson was MidOcean’s European Managing Partner, based in London, from the firm’s inception until 2012.

In addition to his role at MidOcean, Mr. Clempson serves as Managing Partner at Quartic Capital LLP, which he founded in 2012. Quartic Capital LLP invests in and manages complex portfolios of secondary private equity assets, in partnership with Coller Capital, a leading global secondary private equity investment firm.

Prior to co-founding MidOcean, Mr. Clempson held various leadership positions in the European finance and private equity sectors, including CEO of Morgan Grenfell Private Equity, European Managing Partner of Deutsche Bank Capital Partners, and Co-Head of European Investment Banking at Deutsche Bank, with particular responsibility for the bank’s Financial Sponsor Coverage, Leveraged Finance and High Yield departments. Mr. Clempson began his career at Bankers Trust Company in 1983.

Mr. Clempson currently serves on the board of directors of Display Data Plc, Bandier Holdings LLC, Allied Film Makers Ltd and Thorough Events Holdings Ltd, as well as a member of the Board of Governors of the Parsons School of Design in New York. Mr. Clempson’s previous board roles have included Piaggio & C. SpA, Laurel Pub Co Ltd and United Biscuits Plc. Mr. Clempson received his M.A. in Law from Oxford University.

Andrew Spring. Mr. Spring serves as Empower’s Chief Financial Officer. Mr. Spring is currently a Managing Director and the Chief Financial Officer of MidOcean, having joined the firm at its inception, over 17 years ago. Mr. Spring is a Certified Public Accountant and is admitted to the New York Bar. He currently is a member of the Board of Directors of Literacy Inc. He also serves as a Director for MidOcean Absolute Return Credit Master Fund, Ltd., MidOcean Absolute Return Credit Offshore Fund Ltd., MidOcean Credit Opportunity Offshore Fund Ltd. and MidOcean Select Floating Rate Fund Offshore Ltd. Prior to MidOcean, Mr. Spring served as a Director at Deutsche Bank Capital Partners. Mr. Spring’s additional experience includes working as Counsel at Citigroup Investments, Inc., Associate Counsel at World Color Press, Inc., an associate at White & Case LLP and as a senior auditor at Deloitte & Touche LLP. Mr. Spring holds a Bachelor of Science degree from the Wharton School of the University of Pennsylvania, as well as his J.D. from Cornell Law School.

Krishnan (Kandy) Anand. Mr. Anand is a member of Empower’s board of directors and brings more than 30 years of senior leadership and boardroom experience within the consumer sector, including his time as Chief Growth Officer at Molson Coors Beverage Company (formerly Molson Coors Brewing Company) from 2016 to 2019. Prior to that, he served as the CEO of their International business for nearly seven years. Before joining Molson Coors, Mr. Anand held multiple leadership roles within Unilever as well as The Coca-Cola Company, including President of their Philippines business. Mr. Anand currently serves on the Board of Directors of Folium Bio Sciences and Wingstop Inc., where he sits on the Audit and Compensation Committees. He previously served on the Board of Popeyes Louisiana Kitchen Limited, where he served as Chairman of the Compensation Committee, as well as a member of the Nominating and Governance Committees. Mr. Anand also sat on the company’s Board Transaction Committee during its sale to Restaurant Brands International. Mr. Anand holds a B. Tech degree in Mechanical Engineering from IIT Delhi and an MBA from IIM Ahmedabad.

Gina Bianchini. Ms. Bianchini is a member of Empower’s board of directors and brings in-depth knowledge and experience in building and operating companies in the digital media and technology sector. She currently serves as the Founder and Chief Executive Officer of Mighty Networks, a SaaS platform that helps businesses sell digital memberships, experiences, relationships, and expertise to their members via community, content, online courses, and subscription commerce. Before Mighty Networks, Ms. Bianchini co-founded Ning, a pioneering global platform for creating niche social networks. Under her leadership, Ning grew to approximately 100 million people in 300,000 active social networks across subcultures, professional networks, entertainment, politics, and education, before being acquired in 2010. In addition to Mighty Networks, Ms. Bianchini serves as a member of the Board of Directors for TEGNA, a broadcast and digital media company. She previously served as a member of the Board of Directors for Scripps Networks Interactive Inc., from 2012 until they were acquired in 2018 by Discovery Communications. Ms. Bianchini holds a B.A. degree in Political Science from Stanford University and an MBA from Stanford Graduate School of Business.

Jeffrey Jones. Mr. Jones is a member of Empower’s board of directors and brings extensive corporate leadership and boardroom experience, including his most recent management role serving as Chief Financial Officer of Vail Resorts, Inc., where he also served as President of Lodging, Retail and Real Estate and held a seat on the Board of Directors. During his time at Vail Resorts, Inc., from 2003 until his retirement in 2012, Mr. Jones held overall responsibility for the finance, accounting, treasury, investor relations and strategic development functions as well as operations oversight of the lodging, retail, and real estate segments of the business. He remains actively involved in the corporate community, currently serving as a Director on the Boards of Summit Hotel Properties, Noodles & Company, Hershey Entertainment & Resorts and ClubCorp. Mr. Jones is also a Director of the Advisory Board of U.S. Bank and a Director of the Leeds School of Business, University of Colorado Boulder. Mr. Jones holds a Bachelor of Arts degree from Mercyhurst College.

Beth Kaplan. Ms. Kaplan is a member of Empower’s board of directors and brings extensive experience in operating, advising and investing in the consumer sector, including her former role as President and Chief Operating Officer at Rent the Runway, where she continues to serve as a member of the Board of Directors. Ms. Kaplan is also currently the managing member of Axcel Partners, LLC, investing in consumer-facing early stage and growth companies. Prior to her time at Rent the Runway, she served as President, Chief Merchandising and Marketing Officer, and Director at General Nutrition Centers Inc. (“GNC”), during which she played an integral role in the company’s 2011 IPO. Before joining GNC, Ms. Kaplan held numerous leadership positions within Bath & Body Works, Rite Aid Drugstores and Procter & Gamble. In addition to her current role on the Board of Rent the Runway, Ms. Kaplan also serves on the Boards of the Meredith Corporation, Howard Hughes Corporation and Crocs, as well as a director and advisor of Care/of and Leesa Sleep. She also does advisory work for numerous growth stage companies. Ms. Kaplan holds a Bachelor of Science degree and an MBA from the Wharton School of the University of Pennsylvania.

Our board of directors has determined that Mr. Anand, Ms. Bianchini, Mr. Jones and Ms. Kaplan are “independent directors” as defined in the NYSE listing standards. Our independent directors will have regularly scheduled meetings at which only independent directors are present.

Number and Terms of Office of Directors and Officers

Our board of directors is divided into three classes, with only one class of directors being appointed in each year, and with each class (except for those directors appointed prior to our first annual general meeting) serving a three-year term. In accordance with the NYSE corporate governance requirements, we are not required to hold an annual general meeting until one year after our first fiscal year end following our listing on the NYSE. The term of office of the first class of directors, which will consist of Mr. Anand and Ms. Bianchini, will expire at our first annual general meeting. The term of office of the second class of directors, which will consist of Mr. Jones and Ms. Kaplan, will expire at our second annual general meeting. The term of office of the third class of directors, which will consist of Mr. Rubel and Mr. Clempson, will expire at our third annual general meeting.

Prior to the completion of an initial business combination, any vacancy on the board of directors may be filled by a nominee chosen by holders of a majority of our Founder Shares. In addition, prior to the completion of an initial business combination, holders of a majority of our Founder Shares may remove a member of the board of directors for any reason.

Pursuant to an agreement to be entered into with the Sponsor, upon and following consummation of an initial business combination, will be entitled to nominate three individuals for appointment to our board of directors, as long as the Sponsor holds a certain number of securities in the post-combination company. The parties to the proposed Business Combination intend to amend and restate this agreement under the A&R Registration Rights Agreement, to be entered into at Closing. Similarly, the parties to the proposed Business Combination intend to enter into the Stockholders’ Agreement at Closing, which will govern the post-Closing board nomination and designation rights. For more information, please see the sections entitled “Other Agreements – A&R Registration Rights” and “Other Agreements—Stockholders’ Agreement”.

Our officers are appointed by the board of directors and serve at the discretion of the board of directors, rather than for specific terms of office. Our board of directors is authorized to appoint persons to the offices set forth in our amended and restated memorandum and articles of association as it deems appropriate. Our amended and restated memorandum and articles of association provide that our officers may consist of one or more chairman of the board, chief executive officer, president, chief financial officer, vice presidents, secretary, treasurer and such other offices as may be determined by the board of directors.

Director Independence

The rules of NYSE require that a majority of Empower’s board of directors be independent. An “independent director” is defined generally as a person that, in the opinion of the company’s board of directors, has no material relationship with the listed company (either directly or as a partner, shareholder or officer of an organization that has a relationship with the company).

Audit committee members must also satisfy the independence criteria set forth in Rule 10A-3 under the Exchange Act, and the listing standards of NYSE. In addition, members of Empower’s compensation committee and nominating and corporate governance committee must also satisfy the independence criteria set forth under the listing standards of NYSE.

Our board of directors has determined that Mr. Anand, Ms. Bianchini, Mr. Jones and Ms. Kaplan are “independent directors” as defined in NYSE listing standards.

Our independent directors will have regularly scheduled meetings at which only independent directors are present.

Employees

Empower currently has two executive officers. These individuals are not obligated to devote any specific number of hours to Empower matters but they intend to devote as much of their time as they deem necessary to Empower’s affairs until completion of an initial business combination. Empower does not intend to have any full time employees prior to the completion of the Business Combination.

Periodic Reporting and Financial Information

We have registered our Empower Units, Empower Public Warrants and Empower Class A Shares pursuant to the Exchange Act and have reporting obligations, including the requirement that we file annual, quarterly and current reports with the SEC. In accordance with the requirements of the Exchange Act, Empower’s annual reports contain financial statements audited and reported on by Empower’s independent registered public accounting firm. Empower has filed with the SEC its Annual Report on Form 10-K covering the year ended December 31, 2020.

Legal Proceedings

There is no material litigation, arbitration or governmental proceeding currently pending against Empower or any members of its management team in their capacity as such.

EMPOWER’S MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

References in this section to the proxy statement/prospectus to “we,” “us,” “our” or the “Company” refer to Empower Ltd. References to our “management” or our “management team” refer to our officers and directors, and references to the “sponsor” refer to Empower Sponsor Holdings LLC. The following discussion and analysis of the Company’s financial condition and results of operations should be read in conjunction with our audited financial statements and the notes related thereto which are included in this proxy statement/prospectus Certain information contained in the discussion and analysis set forth below includes forward-looking statements. Our actual results may differ materially from those anticipated in these forward-looking statements as a result of many factors, including those set forth under “Forward-Looking Statements; Market, Ranking and Other Industry Data,” “Risk Factors” and elsewhere in this proxy statement/prospectus.

Overview

We are a blank check company incorporated in the Cayman Islands on August 19, 2020 formed for the purpose of effecting our initial business combination We intend to effectuate our initial business combination using cash derived from the proceeds of our initial public offering and the sale of the private placement warrants, our shares, debt or a combination of cash, shares and debt. We expect to continue to incur significant costs in the pursuit of our acquisition plans. We cannot assure you that our plans to complete our initial business combination will be successful.

Results of Operations

We have neither engaged in any operations nor generated any operating revenues to date. Our only activities from inception through December 31, 2020 were organizational activities and those necessary to prepare for our initial public offering (the “Initial Public Offering”), described below and looking for a business combination. We do not expect to generate any operating revenues until after the completion of our initial business combination. We expect to generate non-operating income in the form of interest income on marketable securities held after the Initial Public Offering. We expect that we will incur increased expenses as a result of being a public company (for legal, financial reporting, accounting and auditing compliance), as well as for due diligence expenses in connection with searching for, and completing, our initial business combination.

For the period from August 19, 2020 (inception) through December 31, 2020, we had a net loss of $221,009, which consisted of formation and operating costs of $273,915, offset by interest earned on marketable securities held in the trust account of $49,118 and an unrealized gain on marketable securities held in the trust account of $3,788.

Liquidity and Capital Resources

On October 9, 2020, we consummated the Initial Public Offering of 25,000,000 units, at a price of $10.00 per unit, generating gross proceeds of $250,000,000. After deducting underwriting fees of $5,000,000, we received net proceeds of $245,000,000. Simultaneously with the closing of the Initial Public Offering, we consummated the sale of 4,666,667 private placement warrants to the sponsor at a price of $1.50 per private placement warrant generating gross proceeds of $7,000,000. We incurred $465,163 of other offering costs, resulting in net cash provided by financing activities of $251,554,837 for the period from August 19, 2020 (inception) through December 31, 2020. Deferred underwriting costs of $8,750,000 were also incurred in connection with the Initial Public Offering, but are not payable until consummation of our initial business combination.

For the period from August 19, 2020 (inception) through December 31, 2020, cash used in investing activities was $250,000,000. Following the Initial Public Offering, and the sale of the private placement warrants, we invested $250,000,000 in the trust account.

For the period from August 19, 2020 (inception) through December 31, 2020, cash used in operating activities was $474,208. Net loss of $221,009 was impacted by formation expenses paid by the sponsor of $5,000, interest earned on marketable securities held in the trust account of $49,118 and an unrealized gain on marketable securities of $3,788. Changes in operating assets and liabilities used $205,293 of cash from operating activities.

At December 31, 2020, we had cash and marketable securities held in the trust account of $250,052,906. We intend to use substantially all of the funds held in the Trust Account, including any amounts representing interest earned on the trust account, which interest shall be net of taxes payable and excluding deferred underwriting commissions, to complete our initial business combination. We may withdraw interest from the trust account to pay taxes, if any. To the extent that our share capital or debt is used, in whole or in part, as consideration to complete our initial business combination, the remaining proceeds held in the trust account will be used as working capital to finance the operations of the target business or businesses, make other acquisitions and pursue our growth strategies.

As of December 31, 2020, we had cash of $1,080,629 held outside of the trust account. We intend to use the funds held outside the trust account primarily to identify and evaluate target businesses, perform business due diligence on prospective target businesses, travel to and from the offices, plants or similar locations of prospective target businesses or their representatives or owners, review corporate documents and material agreements of prospective target businesses, structure, negotiate and complete our initial business combination.

In order to fund working capital deficiencies or finance transaction costs in connection with our initial business combination, the Sponsor or an affiliate of the Sponsor or certain of our officers and directors may, but are not obligated to, loan us funds as may be required. If we complete our initial business combination, we may repay such loaned amounts out of the proceeds of the trust account released to us. In the event that our initial business combination does not close, we may use a portion of the working capital held outside the trust account to repay such loaned amounts, but no proceeds from our trust account would be used for such repayment. Up to $2,000,000 of such loans may be convertible into warrants, at a price of $1.50 per warrant, at the option of the lender. The warrants would be identical to the private placement warrants.

We do not believe we will need to raise additional funds in order to meet the expenditures required for operating our business for at least the next 12 months. However, if our estimate of the costs of identifying a target business, undertaking in-depth due diligence and negotiating our initial business combination are less than the actual amount necessary to do so, we may have insufficient funds available to operate our business prior to our initial business combination. Moreover, we may need to obtain additional financing either to complete our initial business combination or because we become obligated to redeem a significant number of our public shares upon completion of our initial business combination, in which case we may issue additional securities or incur debt in connection with such initial business combination.

Off-Balance Sheet Financing Arrangements

We have no obligations, assets or liabilities, which would be considered off-balance sheet arrangements as of December 31, 2020. We do not participate in transactions that create relationships with unconsolidated entities or financial partnerships, often referred to as variable interest entities, which would have been established for the purpose of facilitating off-balance sheet arrangements. We have not entered into any off-balance sheet financing arrangements, established any special purpose entities, guaranteed any debt or commitments of other entities, or purchased any non-financial assets.

Contractual Obligations

We do not have any long-term debt, capital lease obligations, operating lease obligations or long-term liabilities, other than as described below.

The underwriter is entitled to a deferred fee of $0.35 per unit, or $8,750,000 in the aggregate. The deferred fee will become payable to the underwriters from the amounts held in the trust account solely in the event that we complete our initial business combination, subject to the terms of the underwriting agreement.

We entered into a forward purchase agreement, and amended and restated such on March 11, 2021 (a copy of which is attached to this proxy statement/prospectus as Annex H), under which Empower Funding LLC (“Empower Funding”), which has received commitments from one or more funds affiliated with MidOcean, and is an affiliate of the sponsor, will purchase an aggregate of up to 5,000,000 Empower Units, consisting of one share of Domestication Common Stock and one-third of one Domestication Public Warrant to purchase one Empower Class A Share for $10.00 per unit, or up to $50,000,000 in the aggregate, in a private placement to close substantially concurrently with the closing of our initial business combination, subject to approval at such time by the MidOcean investment committee. The allocation of the forward purchase securities among the ultimate MidOcean funds that will be funding the forward purchase will be determined by MidOcean, in its sole discretion, at the time of our initial business combination. If the sale of the forward purchase units fails to close, for any reason, Empower may lack sufficient funds to consummate our initial business combination.

On March 11, 2021, we entered into PIPE Subscription Agreements with certain investors to issue and sell to such investors an aggregate of 24,000,000 shares of Domestication Common Stock at a per share price of $10.00, substantially concurrent with the Closing, the form of which is to this proxy statement/prospectus as Annex G. Empower entered into a PIPE Subscription Agreement with MidOcean Partners V, LP, an affiliate of the Sponsor, whereby MidOcean Partners V, LP agreed to purchase 1,950,000 shares of Domestication Common Stock at a per share price of $10.00 substantially concurrent with the Closing. The issuance and sale of these securities are conditioned on the consummation of the Business Combination.

Critical Accounting Policies

The preparation of financial statements and related disclosures in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities at the date of the financial statements, and income and expenses during the periods reported. Actual results could materially differ from those estimates. We have identified the following critical accounting policies:

Empower Class A Shares Subject to Redemption

We account for the Empower Class A Shares subject to possible redemption in accordance with the guidance in Accounting Standards Codification (“ASC”) Topic 480 “Distinguishing Liabilities from Equity.” Empower Class A Shares subject to mandatory redemption are classified as a liability instrument and are measured at fair value. Conditionally redeemable ordinary shares (including ordinary shares that feature redemption rights that are either within the control of the holder or subject to redemption upon the occurrence of uncertain events not solely within our control) are classified as temporary equity. At all other times, ordinary shares are classified as shareholders’ equity. The Empower Class A Shares feature certain redemption rights that are considered to be outside of our control and subject to occurrence of uncertain future events. Accordingly, the Empower Class A Shares subject to possible redemption are presented at redemption value as temporary equity, outside of the shareholders’ equity section of our balance sheet.

Net Loss Per Ordinary Share

We apply the two-class method in calculating earnings per share. Ordinary shares subject to possible redemption, which are not currently redeemable and are not redeemable at fair value, have been excluded from the calculation of basic net loss per ordinary share since such shares, if redeemed, only participate in their pro rata share of the trust account earnings. Our net loss is adjusted for the portion of income that is attributable to ordinary shares subject to possible redemption, as these shares only participate in the earnings of the trust account and not our income or losses.

Recent Accounting Standards

Management does not believe that any other recently issued, but not yet effective, accounting standards, if currently adopted, would have a material effect on our financial statements.

Quantitative and Qualitative Disclosures About Market Risk

Following the consummation of our Initial Public Offering, the net proceeds of our Initial Public Offering, including amounts in the trust account, have been invested in U.S. government treasury bills, notes or bonds with a maturity of 185 or fewer days or in certain money market funds that invest solely in U.S. treasuries. Due to the short-term nature of these investments, we believe there will be no associated material exposure to interest rate risk.

INFORMATION ABOUT HOLLEY

Unless the context requires otherwise, references to “Holley,” “we,” “us,” “our” and “the Company” in this section are to the business and operations of Holley and its consolidated subsidiaries prior to the Business Combination.

Overview

Founded in 1903, Holley has been a part of the automotive industry for well over a century. Holley Intermediate Holdings, Inc. was incorporated in Delaware on September 12, 2018, as the holding company of the various operating entities that then comprised the Holley business. We are a designer, marketer, and manufacturer of high performance automotive aftermarket products serving car and truck enthusiasts. Our products span a number of automotive platforms and are sold across multiple channels. We attribute a major component of our success to our brands, including “Holley”, “APR”, “MSD” and “Flowmaster”, among others. In addition, we have recently added to our brand lineup through a series of strategic acquisitions, including our 2020 acquisitions of Simpson Racing Products, Inc. (“Simpson”), Drake Automotive Group LLC (“Drake”) and Detroit Speed, Inc. (“Detroit Speed”). Through these strategic acquisitions, we have increased our market position in the otherwise highly fragmented performance automotive aftermarket industry. According to a third-party study conducted by a market leading consulting firm in October 2020 (the “Study”), and based on product category gross sales, our Holley EFI, APR, MSD, Holley and Simpson brands hold the #1 market position in the EFI, Electronic Tuning, Electronic Ignition, Carburetor and Safety categories, respectively, and Flowmaster holds the #2 market position in the Exhaust category. We believe these category-leading positions highlight the value of the products we offer our large and diverse community of the more than 15 million individuals in the United States, whom we refer to as our “automotive enthusiasts,” who have purchased performance parts during the past 36 months.

According to the Study, we operate in the $34 billion performance segment of the overall automotive aftermarket. This broad, fragmented industry has grown at a 6.5% compound annual growth rate (“CAGR”) for the last 18 years driven by a wealthier consumer demographic that delivers a higher degree of spending relative to the non-enthusiast population. Our passionate and highly engaged automotive enthusiasts have helped us realize a net sales CAGR of 11.9% since 2018.

Our vision is to be the most compelling and inclusive platform for automotive enthusiasts, to inspire and support enthusiasts’ transition to cleaner, more sustainable technologies, and to further accelerate the automotive lifestyle. Our aim is to provide a platform where automotive enthusiasts can purchase aftermarket autoparts for both old model restorations and new vehicle enhancements. Based on the Study, our consumers are enthusiastic and passionate about the performance and the personalization of their classic and modern cars. We aim to provide the products and service they need to pursue that passion.

Innovation is at the core of our business and growth strategy. Approximately 40%, 40% and 36% of our annual sales for 2020, 2019 and 2018, respectively, were generated by products that we first introduced within the last five years1. Our team of 135 in-house product engineers, many of whom are enthusiasts themselves, leverage their understanding of the automotive enthusiasts and the performance automotive aftermarket to develop products that we believe consumers desire. This approach has driven the expansion of the types of products we offer and the car models to which they can be applied. Over the past three years, our direct-to-consumer (“DTC”) and digital capabilities have been core drivers of our positive sales growth. For the year ended December 31, 2020, we generated approximately $84 million in sales through our DTC channel, which continues to be our fastest growing sales channel.

While we believe our business is positioned for continued organic growth, we intend to continue evaluating opportunities for strategic acquisitions to complement our current business and expand our addressable target market. Since 2014, we have completed eight acquisitions that have collectively generated approximately

[1]	Vitality figures do not include Simpson, Drake or Detroit Speed; Quickfuel excluded from 2019 figure.

$35 million of cost saving synergies through reductions in product costs and elimination of duplicative headcount, facility costs and other selling, general and administrative expenses. We believe that future accretive acquisitions will provide long-term value creation opportunities by increasing our market penetration through expanded product offerings and allowing us to become a single source for an array of automotive performance aftermarket product in what we believe is an otherwise highly fragmented industry.

Finally, since 2018 we have maintained strong profitability and sales growth. For the year ended December 31, 2020, on a pro forma basis after giving effect to our acquisitions of Simpson, Drake and Detroit Speed, as if each had occurred on January 1, 2020, we generated gross sales of $606 million. The charts below highlight our GAAP net income, GAAP net sales, adjusted EBITDA and adjusted EBITDA margin for the years ended December 31, 2018, 2019 and 2020 on an actual basis. We provide a detailed description of adjusted EBITDA and adjusted EBITDA margin and how we use these non-GAAP measures, including a reconciliation of adjusted EBITDA to GAAP net income and a reconciliation of adjusted EBITDA margin to GAAP net sales, under “Holley’s Management’s Discussion and Analysis of Financial Condition and Results of Operations—Non-GAAP Financial Measures.”

We believe our strategic combination with Empower and our enhanced access to capital as a public company will position us to continue growing our topline and increasing our enthusiast consumer base.

Market Overview

According to the Study, we operate in the $34 billion performance automotive aftermarket parts industry, which has experienced a positive CAGR since 2001. As presented below, the CAGR in our addressable market between 2001 and 2019 was 6.5%, which includes a 3% CAGR during the recession of 2007-2009. We believe there is ample opportunity to continue our expansion into new products and markets such as exterior accessories and mobile electronics, representing a natural progression for us to grow market share as these adjacencies are driven by passionate enthusiasts, consistent with our core categories.

We group our competitors based on product offerings as follows: multi-product category providers, single product category providers, E-tailer private label providers and niche custom manufacturing shops. According to the Study, and based on product category gross sales, we are the largest multi-product category provider in the automotive aftermarket industry. Our largest competitor in the multi-product category space is Edelbrock. Competitors in the single-product category space include Pertonix, FiTech and K&N, each of whom specializes in a single product category. Our competitive advantage over these market participants is the breadth of products we offer our consumers and resellers. E-tailer private label providers include our E-tailer resellers such as Summit and JEGS. These market participants sell other manufacturers’ products, but also compete with our DTC channel in select product categories such as fuel delivery, plumbing and accessories. These market participants offer a one-stop-shop for all aftermarket parts and offer multiple brands for consumers to purchase. The final set of competitors are niche manufacturing shops that are smaller shops typically focused on fully customizing a specific make or model of a car. These market participants offer a high level of customization and do-it-for-me service for enthusiasts.

Source: SEMA data; performance aftermarket based on performance engines, wheels, tires, brakes, and suspension categories.

We assess our industry’s competitive landscape by dividing our addressable market into the following three primary submarkets based on products offered: (i) core engine and safety products, (ii) other engine products and (iii) other aftermarket parts.

•	Core Engine and Safety Products. Based on the Study, we believe that the core engine and safety products submarket represents a $4 billion addressable submarket. This submarket includes products such as electronic fuel injection, electronic tuning, electronic ignition, carburetors and safety solutions products, and exhaust products.

•

Other Engine Products. Based on the Study, we believe that the other engine products submarket represents a $5 billion addressable submarket. This submarket includes products such as electronic fuel pumps, engine dress up parts, and engine cooling systems, among others.

•

Other Aftermarket Parts. Based on the Study, we believe that the other aftermarket parts submarket represents a $25 billion addressable submarket. This submarket includes products such as wheels and tires, suspension, steering, chassis and drivetrain parts.

Our Strengths:

Large Base of Passionate Enthusiast Consumers with Attractive Demographics

Based on the Study, during 2020 approximately 15 million persons in the United States were identified as avid automotive enthusiasts (e.g., persons who purchased performance parts in the past 36 months). Nearly 70% of our enthusiast customers in 2020 owned more than one car, which can create multiple touch points for us throughout the year. Additionally, 82% of our enthusiast customers during such period at one point considered parts for their cars or trucks as a budgeted, recurring expense, 64% have traded in more than one car or truck to begin a new personalized vehicle build, and on average they spent 25% more on aftermarket automotive parts for their car or trucks relative to the broader enthusiast aftermarket.

Additionally, while we serve consumers from all walks of life, we over-index with affluent and younger consumers, according to the Study, as illustrated in the charts below:

Brand Portfolio

Our portfolio of 60 brands covers an array of product categories and car models. With our 118-year operating history, we believe our brands are deeply engrained in car culture. Based on the Study, and based on product category gross sales, our Holley EFI, APR, MSD, Holley and Simpson brands hold the #1 market position in the EFI, Electronic Tuning, Electronic Ignition, Carburetor and Safety categories, respectively, and Flowmaster holds the #2 market position in the Exhaust category. We believe the popularity of our brands is the result of consistently delivering high quality, innovative products that resonate with our enthusiast consumers. Our brand has allowed us to build direct, trusted and long-lasting relationships with our consumers and resellers.

Legacy of Product Innovation

We offer our enthusiast consumers a comprehensive suite of performance automotive aftermarket products to meet a wide range of needs. We are continuously innovating and evolving our product offerings to meet ever-changing consumer needs. We invest heavily in developing new products, spending an average of $17 million per year on research and development since 2015. New products are the lifeblood of our business with approximately 40% of our 2020 sales coming from products introduced by us into the market within the last five years.2 We introduced approximately 1,850 new products during 2020 out of approximately 40,000 total stock-keeping units offered, which accounted for approximately 5% of our 2020 sales.3 We believe our product development capabilities create sustainable long-term growth and margin enhancements for our business.

We have a history of developing innovative products, including new products in existing product families, product line expansions, and accessories, as well as products that bring us into new categories. We have thoughtfully expanded our product portfolio over time to adapt to consumer needs. We expand our existing product families and enter new product categories by creating solutions grounded in our expert insights and relevant market knowledge. We believe we have a meaningful runway across our target product categories and product vintages and we are well positioned for future growth by expanding in categories that present opportunities for further market penetration in the Electronic Fuel Injection and Powertrain Conversion Systems markets, among others, as well as opportunities to capitalize on newly entered categories like Performance & Appearance Packages, Wheels & Tires, and Performance Suspension.

Proven Acquisition Platform

We maintain a highly disciplined and focused approach to M&A and have experience sourcing, executing and integrating value-enhancing acquisitions in a highly fragmented market. Since 2014, we have completed eight accretive acquisitions that have contributed meaningful sales and earnings growth, added new product categories and brands and have increased our market position in the otherwise highly fragmented performance automotive aftermarket industry. We believe our highly scalable operational platform enables us to efficiently and effectively integrate acquired businesses into our operations and realize cost savings opportunities as well as revenue and distribution increases.

We have historically used strategic acquisitions to (i) expand our brand portfolio, (ii) enter new product categories and consumer segments, (iii) increase DTC scale and connection, (iv) expand share in current product categories and (v) realize value-enhancing revenue and cost synergies. We believe our track record of recent acquisitions is indicative of our ability to make both transformational acquisitions, such as the acquisitions of MSD in 2015 and Driven Performance Brands in 2018, as well as strategic bolt-ons such as the recent acquisitions of Drake, Simpson and Detroit Speed in 2020.

Digital and DTC Opportunity with Omni-Channel Distribution

We have a diverse omni-channel distribution strategy led by our growing DTC channel. Our omni-channel model enables us to reach our consumers through the DTC, Performance E-tailer, Traditional Retailer, and Performance Jobber channels. We have mutually beneficial relationships with our resellers and are able to maintain strong pricing discipline across our channels with strict conformance to minimum advertised pricing.

Consumers are increasingly meeting us online through our DTC channel, which has grown at a CAGR of 43% since 20144. Our DTC channel provides consumers full access to all of our brands, our unique branded content

[2]	Vitality figures do not include Simpson, Drake or Detroit Speed; Quickfuel excluded from 2019 figure.
[3]	Vitality figures do not include Simpson, Drake or Detroit Speed; Quickfuel excluded from 2019 figure.
[4]	2020 gross sales include acquisitions as if they were acquired January 1, 2020.

and our full product assortment. We have turned Holley.com into our primary hub for consumer communication and continue to add features and brands that make it an increasingly attractive digital destination for our consumers. Our DTC channel enables us to directly interact with our customers, more effectively control our brand experience, better understand consumer behavior and preferences, and offer exclusive products, content, and customization capabilities. We believe our control over our DTC channel provides our customers with quality brand engagement and further builds customer loyalty, while generating attractive margins.

Flexible Operating Model

We run a flexible, sourcing model with a mix of global sourcing and in-house manufacturing. Our best value sourcing model decisions are based on a mix of cost, quality and service. We have a diverse global supplier base and no material supplier concentration. We have a track record of topline growth. Our efficient sourcing model enables strong gross margins and cash conversion.

Experienced Team with a Track Record of Execution

Members of our senior management team, led by CEO Tom Tomlinson, have an average of 30 years of experience in creating solutions that help brands succeed in the performance automotive aftermarket. In addition, many members of our management team and many of our employees are enthusiast consumers themselves, which further extends their knowledge of, and expertise in, our products and end-markets. We believe Holley’s consumer-oriented culture inspires and encourages innovation and helps us attract, retain and motivate employees.

Growth Strategies:

Continuous New Product Development

Innovation, including new product development, is a key component of our growth strategy. In our experience, our enthusiast consumers continuously crave new products that allow them to improve the performance, functionality and appearance of their vehicles. New products allow us to increase market share in existing categories, extend into adjacent categories, capture new enthusiast consumers and extend or further penetrate new vehicle platforms. In the case of EFI, we have also created new segments of the market through innovation. New products also provide consumers with a reason to upgrade their existing parts.

The ability to develop products that meet the evolving needs of our enthusiast consumers and the vehicles they are passionate about is a key competitive advantage of Holley. We have made significant investments in our new product development capabilities, including both capital equipment and engineering talent. Our new product development team is comprised of 135 engineers dedicated to developing new products.

Positioned for Growth in the Emerging Performance Electronic Vehicle Segment

Electric vehicles present an exciting growth opportunity for us. We are dedicated to developing products that allow our enthusiast consumers to personalize and elevate the performance of their vehicles and have invested significant resources in product development for electric vehicles. The products we are developing will be issued in two categories:

—

Performance products for existing electric vehicles. These products will allow consumers to personalize or increase the performance and functionality of vehicles that came from the factory with an electric drivetrain.

—	Electric drivetrain conversion products. These products will enable consumers to retrofit an electric drivetrain into a vehicle that came from the factory with an internal combustion engine.

Accelerate Growth Through Continued M&A

We maintain a robust M&A pipeline and we believe that our scalable business platform, relationships with our distribution and channel partners, strong loyalty of our growing consumer base, experienced management team and board of directors, and strong cash generation position us to continue to acquire and integrate value-enhancing acquisitions. Our strong existing platform in the enthusiast performance automotive aftermarket creates a large and highly fragmented addressable market with a broad set of potential acquisition targets. We believe our scale, management team and board’s experience with integration, together with access to capital, will allow us pursue both small and large future acquisitions and create value through integration.

Engage with Our Consumers and Expand DTC Sales

We are focused on deepening our engagement with our enthusiast consumers. We have multiple touch points in our consumer ecosystem, ranging from social media to our website, to our knowledgeable phone technical sales advisors, to our in-person enthusiast events. Our focus is to reach and engage consumers both online and in person. We have a strong digital focus that is complemented by an experiential strategy. Our consumer comes first in everything we do and we expect to continue the meaningful investment we have made in our community.

DTC represents our fastest-growing sales channel, with annual gross sales increasing from $10 million in 2014 to $84 million in 2020, representing a 43% CAGR5. We intend to continue to drive direct sales to our enthusiast consumers primarily through our Holley.com website, our primary hub for consumer engagement. Engagement on our website has increased meaningfully, with 17.6 million web sessions in 2020, up 45% from 2019 and 85% from 2017.6 We recently launched a new content marketing initiative called MotorLife within Holley.com. MotorLife is a digital publication and since its launch, we have seen an improvement in web traffic as well as improvement in crucial search rankings for high priority keywords. As our online presence expands, we will continue to focus on increasingly building personalized experiences for our consumers, which will both deepen our consumer engagement and drive additional sales.

Our in-person events include multiple fests that we hold for our consumers. These are action-packed events that drive authentic connections with enthusiasts designed to create brand ambassadors and drive loyalty. We host four annual fests (LS Fest East, LS Fest West, Ford Fest and MoParty) throughout the year, that are rooted in popular engine and car platforms and plan to add a fifth in 2021. These events drive extensive media coverage including substantial impressions on YouTube, Instagram and other social media platforms.

Recent Acquisitions

We operate in a large, fragmented industry and see M&A as a powerful component of our growth strategy.

On December 18, 2020, we completed the acquisition of Detroit Speed, a designer and producer of high performance automotive aftermarket chassis, suspension, and driveline components, primarily for classic American muscle cars. Detroit Speed has a strong DTC sales presence and allows enthusiasts to improve the performance of their vehicles by upgrading the aforementioned components.

On November 16, 2020, we completed the acquisition of Simpson, a designer and seller of motorsport safety products including helmets, head and neck restraints, seat belts and firesuits. Simpson has a strong share across key categories where demand is driven by brand recognition, consumable nature of products and a predictable certification refresh cycle. Simpson adds a scalable platform of safety products to our platform while diversifying our product categories and adding non-engine component products to our portfolio. Additionally, Simpson augments our DTC sales, enhances our existing DTC offerings and expands our acquisition opportunity landscape.

[5]	2020 gross sales include acquisitions as if they were acquired January 1, 2020.
[6]	Represents the standalone Holley business, excluding acquisitions in 2020.

On November 11, 2020, we completed the acquisition of Drake, a designer and seller of automotive aftermarket appearance parts, wheels, chassis and suspension products as well as automotive accessories. Drake is a collection of well-known enthusiast brands with a product offering for an array of vehicles. Sales are driven by strong brands, consistent new product development and a diverse product offering. Drake increases our penetration within for Ford Mustang platform and offers strong cost-savings opportunities. Additionally, Drake diversifies our product categories by adding non-engine components and provides a compelling opportunity to drive DTC sales with Drake brands which have not historically been sold DTC.

Brands

We have a strong portfolio of brands covering various product categories. Our portfolio consists of 60 brands spanning across 21 product categories.

Our top five brands generated 68% of our sales in 2020, representing a 34% CAGR compared to our top five brands in 2019.7

—

Holley EFI: Currently our largest brand and represented 17% of our sales for 2020[7]. Our Holley EFI brand focuses on electronic fuel injection technology and showcases our new product development engine as this was our fastest growing category in 2020 based on annual sales.

—

Holley: Currently our second largest brand and represented 17% of our sales for 2020[7]. The Holley brand resonates with consumers as approximately 75% of enthusiast consumers recognize the Holley brand, according to the Study. Holley offers a variety of products across multiple categories but traces its roots back to carburetors which originally made the brand famous with automotive enthusiasts.

—

MSD: Currently our third leading brand and represented 13% of our sales for 2020[7]. MSD was acquired in 2015 and has historically been focused on production of ignition products but today has been more focused on developing electronics for the powertrain category.

—

Powerteq: Currently our fourth leading brand and represented 11% of our sales for 2020[7]. Powerteq was acquired in the MSD acquisition in 2015 and has focused on exhaust, intakes, drivetrain and engine tuning products and accessories.

—	Flowmaster: Currently our fifth largest brand that contributed 10% of our sales in 2020 and mainly develops exhaust products[7]. Flowmaster was acquired in 2018 through the Driven transaction.

Our top ten brands all experienced sales growth between 2019 and 2020 and we expect to continue our growth in these brands through new product development. We believe our continued marketing effort will support the continued growth of these brands moving forward.

Products

We produce a broad range of performance automotive aftermarket parts for passenger vehicles. Our product categories include EFI, ignition, software and electronic tuning, exhaust, carburetors, drivetrain, fuel pumps, accessories, intakes, plumbing, chemicals, cooling, NOS, forced induction, other, wheels, cold air intake, suspension, safety solutions and off-road.

We are able to offer a broad suite of products and act as a one-stop shop for our resellers and consumers, which we believe gives us a competitive advantage compared to our industry peers. We have thoughtfully grown our product portfolio and will continue to expand our product offerings that aim to provide solutions for all enthusiasts’ needs. The below chart below compares, by product category, gross sales for 2010 on an actual basis

[7]	Represents the standalone Holley business, excluding acquisitions in 2020.

to gross sales in 2020 on a pro forma basis after giving effect to the Drake, Simpson and Detroit Speed acquisitions.

Marketing

We reach and engage our consumers where they participate in the performance automotive aftermarket – online and in person. Our marketing strategy is centered around strong brand equity, leading new product innovation capabilities and delivering consistently high-quality products. In 2020, we spent approximately $7 million (or 1% of our 2020 annual gross sales) on marketing and advertising9. Going forward, consistent with our value creation strategies and in collaboration with the Empower team, we intend to meaningfully increase investments in direct consumer marketing and advertising as well as refocus our current mix of spending towards activities believed to generate the highest return on investment. We believe these strategies will have a meaningfully positive impact across our brand portfolio and will result in the continuation of net sales growth.

In recent years, we have shifted our marketing efforts towards digital advertising and have increased investments in consumer engagement directly via digital and social media platforms and campaigns. In mid-2020, Sean Crawford joined our team as Chief Marketing Officer to focus on expanding our e-commerce and digital platforms. These efforts have included increased focus on turning Holley.com into a destination for automotive enthusiasts and launching MotorLife, our internal digital publication that is available to the public on our website. As a result, we experienced a significant increase in social media and online engagement during 2020 that has sustained into 2021. Continued expansion of and investment in digital and social media are expected in the future, including focusing on strategies to grow the high margin DTC channel.

We have also spent significant time and effort in creating engaging in-person events. These events focus on creating memorable experiences for enthusiast consumers and encourage consumers to be among other enthusiasts, celebrate car culture, build community and enjoy their vehicles. Since 2015, our events have grown in total annual attendance from 14,000 to 77,000 in 2020. We currently host four annual self-funding events (LS Fest East, LS Fest West, Ford Fest and MoParty) and plan to add a fifth in 2021.

Resellers

We have historically sold the majority of our products through resellers who purchase our products and resell them through various channels. These resellers consist of performance e-tailers, warehouse distributors,

[8]	Represents gross sales, pro forma for 2020 acquisitions.
[9]	Represents gross sales, pro forma for 2020 acquisitions.

traditional retailers, and jobber/installers. Performance e-tailers and warehouse distributors accounted for 63% of our sales in 2020.10 In 2020 our top ten resellers accounted for 48% of our sales, with our largest customer making up 22% of our sales.11 All top ten accounts grew from 2019 to 2020 at an overall combined CAGR of 37%.12

We have established mutually beneficial and long-term relationships with our resellers. We believe resellers benefit from our broad suite of product offerings that they can leverage to meet consumer demand across multiple product categories. Based on the value that we offer to our resellers, we are able to operating with pricing discipline that supports the value of our products in the marketplace and buttresses our profit margins. We believe our approach to pricing allows us to better understand consumer demand and identify what our end consumers are buying.

Competition

The performance automotive aftermarket industry in the United States is large and highly fragmented. According to the Study, the performance automotive aftermarket industry is estimated to be $34 billion and has shown consistent growth over the last two decades. Products in the performance automotive aftermarket range from functional products that enhance vehicle performance to products that improve safety, stability, handling and appearance.

Our core competitive set is comprised of four primary types of competitors with fragmentation across the majority of our major product categories:

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Multi-product category providers: legacy brands with coverage across multiple performance aftermarket products with multiple brands often under one banner and built through acquisition. We are one of the largest multi-product category brands in the performance automotive aftermarket based on gross sales.

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Single-product category providers: established companies focused on one product category in the market primarily selling via resellers. Single-product category providers generally offer either lower priced products or higher-quality products focused within one product category.

—

E-Tailer Private Labels: traditional online resellers sell other manufactured products and offer private label products, often at a lower price point. E-tailer private labels generally occupy the value end of the market and have a greater presence in less engineered categories with less product-specific brand strength.

—

Niche custom manufacturers: while not our core competitors, smaller shops typically focus on fully customizing specific make or model vehicles. Niche custom manufacturers are typically local or regionally focused, and some also may resell customized products from other manufactured brands.

We believe the following factors distinguish Holley from its competitors:

—

Brand that resonates with enthusiasts: we actively engage enthusiasts at the platform level across multiple channels (e.g. events, digital media, online communities, etc.), creating reference networks for potential consumers.

—

Innovative, product development: we invest heavily in product research, innovation and development, and introduce products that meet latest platform and use case-specific needs of our enthusiast consumers.

—

Operational ability that enables efficient order execution: we make significant investments in sourcing, manufacturing and distribution excellence, enabling management of multiple product lines while maintaining scale and attractive relative pricing.

[10]	Represents the standalone Holley business, excluding acquisitions in 2020.
[11]	Represents the standalone Holley business, excluding acquisitions in 2020.
[12]	Represents the standalone Holley business, excluding acquisitions in 2020.

—	Differentiated go-to-market strategy: we offer a mix of single product and platform-oriented solutions across DTC and reseller channels, delivering a strong overall consumer experience.

Employees

As of December 31, 2020, we employed 1,358 full-time employees and 132 temporary employees. Our employees are not involved in any labor unions. Approximately 27% of our full-time employees are based primarily in our Bowling Green, KY headquarters.

Many of our employees are automotive enthusiasts themselves. We pride ourselves on having a platform built for enthusiasts by enthusiasts. As of December 2020, we have 135 enthusiast-focused engineers, many of whom are passionate about cars themselves. We continue to seek out top level talent that will help accomplish our mission and vision moving forward. Our goal is to create an inclusive and safe environment for our employees that keeps them engaged in their work.

Properties

Our corporate headquarters is located at 1801 Russellville Rd, Bowling Green, Kentucky 42101. We own the property and building where our headquarters is located. Our facility is approximately 200,000 square feet and includes approximately 68,500 square feet for corporate office space, 88,300 square feet for manufacturing and approximately 42,100 square feet for product shipment and delivery acceptance.

We have a number of locations that serve multiple functions including distribution, engineering, manufacturing, office space, R&D, and retail sales. We have 13 facilities that perform manufacturing of our products. We operate 14 distribution locations across the United States and Canada. We also have 15 R&D/Engineering facilities designed to grow our new product innovations.

The table below sets forth certain information regarding our material owned and leased properties. We believe these properties are suitable and adequate for our business:

#	Property Location	Approximate Size	Function	Owned/Leased
1	Bowling Green, KY	200,000	HQ Manufacturing, Assembly, Engineering	Owned

2	Bowling Green, KY CSD	300,000	Distribution	Leased

3	Bowling Green, KY Century St	187,500	Manufacturing, Assembly	Leased

4	El Paso, TX	102,000	Electronic Manufacturing, Distribution, Engineering	Leased

5	Opelika, AL	78,000	Electronic Manufacturing, Distribution, Engineering	Leased

6	New Braunfels, TX	80,000	HQ, Manufacturing, Assembly, Engineering, Distribution, Retail Sales	Leased

7	Harbor City, CA	52,000	Manufacturing, Warehouse, Distribution, R&D, Retail Sales	Leased

8	Perdrengo, Italy	21,200	Manufacturing, Warehouse, Distribution, R&D	Leased

9	Mooresville, NC	26,191	Manufacturing, Engineering	Leased

Regulation

We are subject to a variety of federal, state, local and foreign laws and regulations, including those governing the discharge of pollutants into the air or water, the management and disposal of hazardous substances or wastes, and the cleanup of contaminated sites. Some of our operations require environmental permits and controls to prevent and reduce air and water pollution. These permits are subject to modification, renewal and revocation by issuing authorities. We believe we are in substantial compliance with all material environmental laws and regulations applicable to our plants and operations. Historically, our annual costs of achieving and maintaining compliance with environmental, health and safety requirements have not been material to our financial results.

Increasing global efforts to control emissions of carbon dioxide, methane, ozone, nitrogen oxide and other greenhouse gases and pollutants, as well as the shifting focus of regulatory efforts towards total emissions output, have the potential to impact our facilities, costs, products and customers. The U.S. Environmental Protection Agency (“EPA”) has taken action to control greenhouse gases from certain stationary and mobile sources. In addition, several states have taken steps, such as adoption of cap and trade programs or other regulatory systems, to address greenhouse gases. There have also been international efforts seeking legally binding reductions in emissions of greenhouse gases. These developments and further actions that may be taken in the U.S. and in other countries, states or provinces could affect our operations both positively and negatively (e.g., by affecting the demand for or suitability of some of our products).

We also may be subject to liability as a potentially responsible party under the Comprehensive Environmental Response, Compensation and Liability Act and similar state or foreign laws for contaminated properties that we currently own, lease or operate or that we or our predecessors have previously owned, leased or operated, and sites to which we or our predecessors sent hazardous substances. Such liability may be joint and several so that we may be liable for more than our share of any contamination, and any such liability may be determined without regard to causation or knowledge of contamination. We or our predecessors have been named potentially responsible parties at contaminated sites from time to time. We do not anticipate any potential liability relating to contaminated sites to be material to our financial results.

Intellectual Property

Patents, trademarks, and other proprietary rights are important to the continued success of our business. We own and have licensing arrangements for a number of U.S. and foreign patents, trademarks, and other proprietary rights related to our products and business. We also rely upon continuing technological innovation and licensing opportunities to develop and maintain our competitive position. We protect our proprietary rights through a variety of methods, including the use of confidentiality and other similar agreements. We do not consider our business to be dependent on any single patent, nor will the expiration of any patent materially affect our business. Our current patents will expire over various periods and we continue to file new patent applications on newly-developed technology. We from time to time become aware of potential infringement of our patent, trademark, or other proprietary rights and we investigate instances of alleged infringement where we believe it is merited and take appropriate actions under applicable intellectual property laws in response to such infringements where we determine it is valuable to do so. Similarly, from time to time we are the subject of intellectual property and other proprietary rights related suits and other litigation.

Legal Proceedings

From time to time, we may become involved in additional legal proceedings arising in the ordinary course of our business. We have been and continue to be involved in legal proceedings that arise in the ordinary course of business, the outcome of which, if determined adversely to us, would individually or in the aggregate have a material adverse effect on our business, financial condition and results of operations.

HOLLEY’S MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Unless the context requires otherwise, references to “Holley,” “we,” “us,” “our” and “the Company” in this section are to the business and operations of Holley and its consolidated subsidiaries prior to the Business Combination. The following discussion and analysis should be read in conjunction with Holley’s consolidated financial statements and related notes thereto included elsewhere in this proxy statement/prospectus. In addition to historical information, this discussion contains forward-looking statements that involve risks, uncertainties, and assumptions that could cause Holley’s actual results to differ materially from management’s expectations. Factors which could cause such differences are discussed in herein.

Overview

We are a designer, marketer, and manufacturer of high performance automotive aftermarket products serving car and truck enthusiasts, with sales, processing, and distribution facilities reaching most major markets in the United States, Canada, Europe and China. Holley designs, markets, manufactures and distributes a diversified line of performance automotive products including fuel injection systems, tuners, exhaust products, carburetors, safety equipment and various other performance automotive products. The Company’s products are designed to enhance street, off-road, recreational and competitive vehicle performance and safety.

Innovation is at the core of our business and growth strategy. Approximately 40%, 40% and 36%, of our annual sales for fiscal 2020, 2019 and 2018, respectively, were generated by products that we first introduced in just the last five years. We have a history of developing innovative products, including new products in existing product families, product line expansions, and accessories, as well as products that bring us into new categories. We have thoughtfully expanded our product portfolio over time to adapt to consumer needs.

In addition, we have historically used strategic acquisitions to (i) expand our brand portfolio, (ii) enter new product categories and consumer segments, (iii) increase direct-to-consumer (“DTC”) scale and connection, (iv) expand share in current product categories and (v) realize value-enhancing revenue and cost synergies. While we believe our business is positioned for continued organic growth, we intend to continue evaluating opportunities for strategic acquisitions that would complement our current business and expand our addressable target market. Since 2014, we have completed eight acquisitions, which have generated $35 million of cost saving synergies through reductions in product cost, elimination of headcount, facility costs and other SG&A expenses.

Factors Affecting our Performance

We believe that our performance and future success depend on a number of factors that present significant opportunities for us but also pose risks and challenges, including those discussed below and in the section of this proxy statement/prospectus supplement titled “Risk Factors”.

Acquisitions

Holley has historically pursued a growth strategy through both organic growth and acquisitions. The Company has pursued acquisitions that it believes will help drive profitability, cash flow and stockholder value. Holley targets companies that are market leaders, expand the Company’s geographic presence, provide a highly synergistic opportunity and enhance Holley’s ability to provide a wide array of its products to its customers through its distribution network.

The most significant of these acquisitions impacting the comparability of our operating results were:

•

Drake Automotive Group: On November 11, 2020 Holley acquired Drake Automotive Group LLC (“Drake”), a designer and seller of automotive aftermarket appearance parts, wheels, chassis & suspension products and accessories. This acquisition increases Holley’s penetration within the Ford/Mustang platform where it has historically been under indexed relative to the market.

•

Simpson: On November 16, 2020 Holley acquired Simpson (“Simpson”), a designer and seller of motorsport safety products including helmets head & neck restraints, seat belts, firesuits and more. This acquisition extended Holley’s footprint into the safety and racing segment.

•

HPI: On October 26, 2018, Holley Parent acquired High Performance Industries, Inc. (“HPI”) and Driven Performance Brands Inc. (“Driven”), each a designer, manufacturer, and distributor of performance automotive products. The business combination of HPI and Driven under Holley Parent was transacted in order to acquire strong automotive brands in the carburetor, fuel injection, exhaust, automotive plumbing, distributor, ignition, and tuning markets.

The acquisitions have all been accounted for in accordance with FASB ASC Topic 805, Business Combinations, and the operations of the acquired entities are included in our historical results for the periods following the closing of the acquisition. See Note 2, “Summary of Significant Accounting Policies,” and Note 3, “Acquisition,” in the consolidated financial statements included in this proxy statement/prospectus for additional information related to the Company’s acquisitions and investments.

Seasonality

Holley’s operating results have fluctuated on a quarterly and annual basis in the past and can be expected to continue to fluctuate in the future as a result of a number of factors, some of which are beyond the Company’s control. Due to these factors and others, which may be unknown to the Company at this time, operating results in future periods can be expected to fluctuate. Accordingly, the Company’s historical results of operations may not be indicative of future performance.

Geopolitical

Geopolitical factors could adversely impact the U.S. and other economies, with specific impacts felt by the automotive sector. In particular, changes to international trade agreements, such as the United States-Mexico-Canada Agreement or other political pressures could affect the operations of the Company’s customers, resulting in reduced automotive production in certain regions or shifts in the mix of production to higher cost regions.

Competition

The performance automotive industry is highly competitive. The principal factors on which industry participants compete include technical features, performance, product design, innovation, reliability and durability, brand, time to market, customer service, reliable order execution, and price. Existing competitors may expand their product offerings and sales strategies, and new competitors may enter the market. If Holley’s market share decreases due to increased competition, its revenue and ability to generate profits in the future may be impacted.

Regulatory Environment

Holley is subject to federal, state and local regulations including consumer laws and regulations, tax laws and regulations, and engineering and environmental laws and regulations. Holley’s current business plan assumes no material change in these laws and regulations. In the event any such change occurs, compliance with new laws and regulations might significantly affect Holley’s operations and cost of doing business.

COVID-19 Outbreak

The COVID-19 pandemic has resulted and is expected to continue to result in significant economic disruption. Since COVID-19 was declared a pandemic, state orders shutting down or restricting business operations to contain the spread of COVID-19 have generally exempted automotive repair and the related supply and distribution of parts as those businesses have generally been classified as critical, essential or life-sustaining. Therefore, the vast majority of Holley’s retail and wholesale customers have been and currently remain open for business. In turn, all of the Company’s facilities have also remained, and currently remain, open and operating, with modified staffing in certain locations where appropriate. Holley has taken actions to promote the welfare of its employees by enhancing safety protocols, including requiring administrative employees to work from home where applicable and implementing social distancing and robust sanitization practices at its facilities. The Company also has adopted a COVID-19 sick leave policy providing continued salary and benefits to eligible employees.

Holley began experiencing softening customer demand as a result of government-imposed restrictions designed to slow the spread of COVID-19. While customer orders temporarily dropped in the last two weeks of March 2020 and first two weeks of April 2020 due to government-imposed restrictions, the Company saw a rapid recovery as the second quarter progressed with orders up significantly above prior year. Holley continued to see an increase in orders in the third and fourth quarters, where sales performance reached a record high for the Company. However, as government-imposed restrictions vary globally and continue to change, it remains difficult to determine the full impact that the pandemic will have on the overall demand environment. Correspondingly, to the extent there may be fluctuations in demand as a result of the pandemic, it remains difficult to determine the full impact that the pandemic will have on various aspects of Holley’s operations, including, but not limited to, inventory levels, the ability to fulfill contractual requirements and staffing at Holley facilities.

Significant uncertainty still exists concerning the overall magnitude of the impact and the duration of the COVID-19 pandemic. As a result, the Company will continue to closely monitor updates regarding the spread of COVID-19 and adjust its operations according to guidelines from local, state and federal officials.

Business Combination

On March 11, 2021, Holley entered into the Merger Agreement with Empower, pursuant to which the parties will undergo a series of transactions. As a result of the business combination, Empower’s only direct assets will consist of all of the issued and outstanding equity interests in Holley. Following the business combination, Empower will be renamed “Holley.”

The Business Combination is anticipated to be accounted for as a reverse recapitalization. Holley will be deemed the accounting acquirer and the combined entity will be the successor registrant, meaning that Holley’s financial statements for previous periods will be disclosed in the registrant’s future periodic reports filed with the SEC. Under this method of accounting, Empower will be treated as the acquired company for financial statement reporting purposes. The most significant change in the successor’s future reported financial position and results are expected to be an estimated net decrease in cash (as compared to Holley’s Consolidated Balance Sheet at December 31, 2020) of between approximately $161,000, assuming maximum Empower shareholder redemptions permitted under the Merger Agreement, and $121,000, assuming no Empower shareholder redemptions, and in each case including $240 million in gross proceeds from the PIPE Investment and $50 million in gross proceeds from the A&R FPA. Total transaction costs are estimated at approximately $52.5 million.

As a result of the business combination, Holley intends to list on the New York Stock Exchange, which will require Holley to hire additional personnel and implement procedures and processes to address public company regulatory requirements and customary practices. Holley expects to incur additional annual expenses as a public company for, among other things, directors’ and officers’ liability insurance, director fees, and additional internal and external accounting, legal, and administrative resources, including increased personnel costs, audit and other professional service fees.

Key Components of Results of Operations

Net Sales

The principal activity from which the Company generates its sales is the designing, marketing, manufacturing and distribution of performance after-market automotive parts for its end consumers. Sales are displayed net of rebates and sales returns allowances. Sales returns are recorded as a charge against gross sales in the period in which the related sales are recognized.

Cost of Goods Sold

Cost of goods sold consists primarily of the cost of purchased parts and manufactured products, including materials and direct labor costs. In addition, warranty, shipping and handling and inspection and repair costs are also included within costs of goods sold. Reductions in the cost of inventory to its net realizable value are also a component of cost of goods sold.

Gross Profit and Gross Margin

Gross profit consists of Holly’s net sales less its cost of goods sold. Gross margin is gross profit as a percentage of net sales.

Selling, General, and Administrative

Selling, general, and administrative consist of payroll and related personnel expenses, IT and office services, office rent expense and professional services. In addition, self-insurance, advertising, research and development, pre-production and start-up costs are also included within selling, general, and administrative. The Company expects to incur additional expenses as a result of operating as a public company, including expenses necessary to comply with the rules and regulations applicable to companies listed on a national securities exchange and related to compliance and reporting obligations pursuant to the rules and regulations of the SEC, as well as higher expenses for general and director and officer insurance, investor relations and other professional services.

Research and Development Costs

Research and development costs consist of personnel expenses and other costs associated with the development and innovation of new products as well as the maintenance of existing products.

Amortization of Intangibles

Amortization of intangibles consists of amortization of definite-lived intangible assets over their respective useful lives.

Acquisition and Restructuring Costs

Acquisition and restructuring costs consist of professional fees for legal, accounting, consulting, administrative, and other professional services directly attributable to potential acquisitions. In addition, operational restructuring costs are included within this classification.

Related Party Acquisition and Management Fee Costs

Related party acquisition and management fee costs consist of fees paid to the Company’s private equity sponsor pursuant to a management services agreement for management services and consulting services directly attributable to potential acquisitions. At the completion of the Business Combination, the management services agreement with our private equity sponsor will terminate.

Other Expenses

Other expenses consist of foreign currency transaction gains and losses, gains and losses on the disposal of fixed asset and other miscellaneous items.

Operating Income (Loss)

Operating income (loss) consists of Holley’s gross profit less selling, general and administrative expenses, amortization of intangibles, acquisition, restructuring and management fee costs and other expenses.

Interest Expense

Interest expense consists of interest due on the indebtedness under our credit facilities. Interest is based on LIBOR or the prime rate, plus the applicable margin rate. As of December 31, 2020, $542.0 million was outstanding under the First Lien Credit Agreement and $145.0 million outstanding under our Second Lien Credit Agreement.

Income Tax Expense (Benefit)

Income tax expense (benefit) consists of the Company’s current income tax expense less the deferred income tax benefit.

Pension Liability Loss

Pension liability loss consists of the actuarial loss related to the Company’s projected benefit plan obligation.

Foreign Currency Translation Adjustment

Foreign currency translation adjustment is based on the translation of assets and liabilities translated using period end exchange rates and revenue and expenses translated using average exchange rates.

Results of Operations

Year Ended December 31, 2020 Compared With Year Ended December 31, 2019

The table below presents Holley’s results of operations for the years ended December 31, 2020 and 2019:

	Year ended December 31		Change
	2020	2019	$	%
Net sales	$504,179	$368,663	$135,516	36.76%
Cost of goods sold	295,935	219,884	76,051	34.59%

Gross profit	208,244	148,779	59,465	39.97%
Selling, general, and administrative	70,875	62,371	8,504	13.63%
Research and development costs	23,483	20,630	2,853	13.83%
Amortization of intangibles	11,082	10,456	626	5.99%
Acquisition and restructuring costs	9,743	4,942	4,801	97.15%
Related party acquisition and management fee costs	6,089	3,662	2,427	66.28%
Other expense	1,517	644	873	135.56%

Operating income	85,455	46,074	39,381	85.47%
Interest expense	43,772	50,386	(6,614)	(13.13%)

Income (loss) before income taxes	41,683	(4,312)	45,995	(1,066.67%)
Income tax expense (benefit)	8,826	(4,873)	13,699	(281.12%)

Net income	32,857	561	32,296	5,756.86%
Foreign currency translation adjustment	16	—	16	100.00%
Pension liability loss	(293)	(123)	(170)	138.21%

Total comprehensive income	$32,580	$438	$32,142	7,338.36%

Net Sales

Net sales for the year ended December 31, 2020 increased $135.5 million, or 36.8%, to $504.2 million, as compared to $368.7 million for the year ended December 31, 2019. The increase in net sales during 2020 was primarily due to a $ 33.5 million or 64.3% increase in our electronic fuel injection products sold, a $20.1 million or 38.8% increase in our exhaust products sold and a $16.3 million or 31.4% increase in our ignition products sold. These product lines increased as we continued to see growth of our new product introductions. We also believe our ability to fulfill demand with a nimble supply chain contributed to the increase in net sales.

Cost of Goods Sold

Cost of goods sold for the year ended December 31, 2020 increased $76.1 million, or 34.6%, to $295.9 million, as compared to $219.9 million for the year ended December 31, 2019. The increase in cost of goods sold during 2020 was driven primarily by an increase in product sales.

Gross Profit and Gross Margin

Gross profit for the year ended December 31, 2020 increased $59.5 million, or 40.0%, to $208.2 million, as compared to $148.8 million for the year ended December 31, 2019. The increase in gross profit was driven by the increase in sales. Gross margin for the year ended December 31, 2020 increased to 41.3%, as compared to 40.4% for the year ended December 31, 2019. The higher gross margin was primarily due to increased fixed cost leverage from increased sales and integration activities.

Selling, General and Administrative

Selling, general and administrative costs for the year ended December 31, 2020 increased $8.5 million, or 13.6%, to $70.9 million, as compared to $62.4 million for the year ended December 31, 2019. When expressed as a percentage of sales, selling general and administrative costs decreased to 14.1% of sales for the year ended December 31, 2020, as compared to 16.9% of sales in 2019. The increase in costs was driven by a $3.6 million increase in shipping and handling costs related to higher sales and a $2.4 million increase in costs associated with the significant growth in our DTC business as the Company focused its efforts in growing this business.

Research and Development Costs

Research and development costs for the year ended December 31, 2020 increased $2.9 million, or 13.8%, to $23.5 million, as compared to $20.6 million for the year ended December 31, 2019. The increase in research and development costs were primarily due to headcount investments of $2.3 million as we continue to pursue product innovation and new products.

Amortization of Intangibles

Amortization of intangible assets for the year ended December 31, 2020 increased $0.6 million, or 6%, to $11.1 million for the year ended December 31, 2020, as compared $10.5 million for the year ended December 31, 2019 due to the full year amortization of the Range acquisition intangible assets

Acquisition and Restructuring Costs

Acquisition and restructuring costs increased $4.8 million, or 97.2%, to $9.7 million for the year ended December 31, 2020, as compared to $4.9 million for the year ended December 31, 2019. The increase was primarily due to $2.3 million in professional fees associated with the Simpson, Drake and Detroit Speed acquisitions completed in 2020 and $3.2 million in restructuring costs incurred with the move of the West Sacramento, CA operations to Bowling Green, KY facilities.

Related Party Acquisition and Management Fee Costs

Related party acquisition and management fee costs increased $2.4 million, or 66.3%, to $6.1 million for the year ended December 31, 2020, as compared to $3.7 million for the year ended December 31, 2019. The increase in costs was due to one-time costs associated with acquisition, integration and restructuring activities. The acquisition costs were primarily attributable to the Drake and Simpson acquisitions.

Other Expense

Other expense for the year ended December 31, 2020 increased $0.9 million, or 135.6%, to $1.5 million, as compared to $0.6 million for the year ended December 31, 2019. The increase was primarily due the disposal of plant, property and equipment at our West Sacramento, California facility that was shut down in 2020.

Operating Income

As a result of factors described above, our operating income increased $39.4 million, or 85.5%, to $85.5 million in the year ended December 31, 2020, as compared to $46.1 million for the year ended December 31, 2019.

Interest Expense

Interest expense for the year ended December 31, 2020 decreased $6.6 million, or 13.1%, to $43.8 million, as compared to $50.4 million for the year ended December 31, 2019. The decrease was due to lower outstanding debt for much of 2020 and lower interest rates.

Income (loss) before Income Taxes

As a result of factors described above, our income (loss) before income taxes increased $46.0 million to $41.7 million in the year ended December 31, 2020, as compared to a loss of $4.3 million for the year ended December 31, 2019.

Income Tax Expense (Benefit)

Income tax expense for the year ended December 31, 2020 increased $13.7 million to $8.8 million, as compared to a $4.9 million benefit for the year ended December 31, 2019. The increase was due to an increase in income from the growth in sales. The effective tax rates were 21.2% and 113.0% for the years ended December 31, 2020 and 2019, respectively.

Net Income (Loss)

As a result of factors described above, our net income increased $32.3 million to $32.9 million in the year ended December 31, 2020, as compared to $0.6 million for the year ended December 31, 2019.

Pension Liability Loss

Pension liability loss for the year ended December 31, 2020 was $0.3 million, an increase of $0.2 million, as compared to $0.1 million for the year ended December 31, 2019. The increased liability loss was primarily due to a decrease in the discount rate.

Foreign Currency Translation Adjustment

The foreign currency translation adjustment for the year ended December 31, 2020 resulted from the increase in currency exchange rate for the period.

Total Comprehensive Income (Loss)

As a result of factors described above, total comprehensive income (loss) for the year ended December 31, 2020 increased $32.1 million to $32.6 million from $0.4 million for the year ended December 31, 2019.

Year Ended December 31, 2019 Compared with Year Ended December 31, 2018

The table below presents Holley’s results of operations for the years ended December 31, 2019 and 2018:

	Year ended December 31		Change
	2019	2018	$	%
Net sales	$368,663	$137,911	$230,752	167.32%
Cost of goods sold	219,884	86,405	133,479	154.48%

Gross profit	148,779	51,506	97,273	188.86%
Selling, general, and administrative	62,371	33,231	29,140	87.69%
Research and development costs	20,630	6,802	13,828	203.29%
Amortization of intangibles	10,456	4,434	6,022	135.81%
Acquisition and restructuring costs	4,942	9,153	(4,211)	(46.01%)
Related party acquisition and management fee costs	3,662	12,869	(9,207)	(71.54%)
Other expense	644	1,209	(565)	(46.73%)

Operating income (loss)	46,074	(16,192)	62,266	(384.55%)
Interest expense	50,386	18,996	31,390	165.25%

Loss before income taxes	(4,312)	(35,188)	30,876	(87.75%)
Income tax benefit	(4,873)	(4,575)	(298)	6.51%

Net income (loss)	561	(30,613)	31,174	(101.83%)
Pension liability loss	(123)	(274)	151	(55.11%)

Total comprehensive income (loss)	$438	$(30,887)	$31,325	(101.42%)

Net Sales

Net sales for the year ended December 31, 2019 increased $230.8 million, or 167.3%, to $368.7 million, as compared to $137.9 million for the year ended December 31, 2018. The increase in net sales during 2019 was primarily due to the acquisition of HPI in 2018. Partially offsetting this increase was a decrease of the legacy Driven business of 9.0% as the distribution channel adjusted its inventory to the new pricing program.

Cost of Goods Sold

Cost of goods sold for the year ended December 31, 2019 increased $133.5 million, or 154.5%, to $219.9 million, as compared to $86.4 million for the year ended December 31, 2018. The increase in cost of sales during 2019 was primarily due to the acquisition of HPI.

Gross Profit and Gross Margin

Gross profit for the year ended December 31, 2019 increased $97.3 million, or 188.9%, to $148.8 million, as compared to $51.5 million for the year ended December 31, 2018. The increase in gross profit was driven by the increase sale volume from the HPI acquisition. Gross margin for the year ended December 31, 2019 increased to 40.4% compared to 37.3% for the year ended December 31, 2018 as the HPI products have a higher gross margin. Also, 2018 was more severely impacted by the amortization of the fair market value increase to inventory from purchase accounting.

Selling, General and Administrative

Selling, general and administrative costs for the year ended December 31, 2019 increased $29.1 million, or 87.7%, to $62.4 million, as compared to $33.2 million for the year ended December 31, 2018. When expressed as a percentage of sales, selling general and administrative costs decreased to 16.9% of sales for the year ended December 31, 2019 compared to 24.1% of sales in 2018. The increase in costs was driven primarily by HPI acquisition. The decrease in selling, general and administrative costs as a percentage of sales was due to integration activities as well as leverage from increased sales.

Research and Development Costs

Research and development costs for the year ended December 31, 2019 increased $13.8 million, or

203.3%, to $20.6 million, as compared to $6.8 million for the year ended December 31, 2018. The increase in costs was primarily driven by new product development and the HPI acquisition.

Amortization of Intangibles

Amortization of intangibles for the year ended December 31, 2019 increased $6.0 million, or 135.8%, to $10.5 million, as compared to $4.4 million for the year ended December 31, 2018. The increase was primarily due to a full year of amortization of intangible assets from the HPI purchase in 2018.

Acquisition and Restructuring Costs

Acquisition and restructuring costs decreased $4.2 million to $4.9 million, as compared to $9.2 million for the year ended December 31, 2018. The decrease in expense was due primarily to the $5.6 million in transaction costs incurred with the HPI purchase in 2018.

Related Party acquisition and Management Fee Costs

Related party acquisition and management fee costs decreased $9.2 million to $3.7 million for the year ended December 31, 2019 compared to $12.9 million for the year ended December 31, 2018. The decrease in costs was due to an $11.8 million fee paid in conjunction with the HPI acquisition in 2018.

Other Expense

Other expense for the year ended December 31, 2019 decreased $0.6 million, or 46.7%, to $0.6 million compared to $1.2 million for the year ended December 31, 2018. The decrease resulted from lower foreign currency transaction losses.

Operating Income (Loss)

As a result of factors described above, our operating income increased $62.3 million to $46.1 million in the year ended December 31, 2019 from a loss of $16.2 million for the year ended December 31, 2018.

Interest Expense

Interest expense for the year ended December 31, 2019 increased $31.4 million, or 165.3%, to $50.4 million, as compared to $19.0 million for the year ended December 31, 2018. The increase in interest expense was due to the significant increase in debt in the fourth quarter of 2018 related to the purchase of HPI.

Loss before Income Taxes

As a result of factors described above, our loss before income taxes decreased $30.9 million to $4.3 million in the year ended December 31, 2019, as compared to $35.2 million in the year ended December 31, 2018

Income Tax Benefit

Income tax benefit for the year ended December 31, 2019 increased $0.3 million, or 6.5%, to $4.9 million, as compared to $4.6 million for the year ended December 31, 2018. The increase was due to non-deductible permanent items in 2018.

Net Income (Loss)

As a result of factors described above, our net income (loss) increased $31.2 million to $0.6 million in the year ended December 31, 2019, as compared to a loss of $30.6 in the year ended December 31, 2018.

Pension Liability Loss

Pension liability loss for the year ended December 31, 2019 was $0.1 million, a $0.2 million, or 55% decrease compared to $0.3 million for the year ended December 31, 2019. The change in liability loss was primarily due to a decrease in the discount rate.

Total Comprehensive Income (Loss)

As a result of factors described above, total comprehensive income (loss) for the year ended December 31, 2019 increased $31.3 million to $0.4 million from a loss of $30.9 million for the year ended December 31, 2018.

Non-GAAP Financial Measures

Holley believes EBITDA and Adjusted EBITDA are useful to investors in evaluating the Company’s financial performance. In addition, Holley uses these measures internally to establish forecasts, budgets and operational goals to manage and monitor its business. Holley believes that these non-GAAP financial measures help to depict a more realistic representation of the performance of the underlying business, enabling the Company to evaluate and plan more effectively for the future. Holley believes that investors should have access to the same set of tools that its management uses in analyzing operating results.

Holley defines EBITDA as earnings before (i) interest expense, (ii) income taxes and (iii) depreciation and amortization. Holley defines Adjusted EBITDA as EBITDA plus (i) unusual or nonrecurring expenses that consist primarily of the addback of the amortization of the fair market value increase in inventory in 2019 and 2018 (for 2020, the addbacks consist of the amortization of the fair market value increase in inventory and legal settlement) (i) acquisition and restructuring costs, (ii) related party acquisition and management fee costs, and (iii) other expenses, which includes losses from disposal of fixed assets and foreign currency transactions.

EBITDA and Adjusted EBITDA are not prepared in accordance with accounting principles generally accepted in the United States (“GAAP”) and may be different from non-GAAP financial measures used by other companies. These measures should not be considered as measures of financial performance under GAAP, and the items excluded from or included in these metrics are significant components in understanding and assessing Holley’s financial performance. These metrics should not be considered as alternatives to net income (loss) or any other performance measures derived in accordance with GAAP. The following unaudited table presents the reconciliation of net income (loss), the most directly comparable GAAP measure, to EBITDA and Adjusted EBITDA for the years ended December 31, 2020, 2019, and 2018:

	Year ended December 31
	2020	2019	2018
Net income (loss)	$32,857	$561	$(30,613)
Adjustments:
Depreciation	7,886	8,827	3,654
Amortization of intangibles	11,082	10,456	4,434
Interest expense	43,772	50,386	18,996
Income tax expense (benefit)	8,826	(4,873)	(4,575)

EBITDA	104,423	65,357	(8,104)
Unusual or nonrecurring expenses	4,378	7,179	12,746
Acquisition and restructuring costs	9,743	4,942	9,153
Related party acquisition and management fee costs	6,089	3,662	12,869
Other expense	1,517	644	1,209

Adjusted EBITDA	126,150	81,784	27,873

Liquidity and Capital Resources

Holley’s primary cash needs are to support working capital, capital expenditures, acquisitions, and debt repayments. The Company has generally financed its historical needs with operating cash flows, capital contributions and borrowings under its credit facilities. These sources of liquidity may be impacted by various factors, including demand for Holley’s products, investments made in acquired businesses, plant and equipment and other capital expenditures, and expenditures on general infrastructure and information technology.

The Company believes that its cash on hand, cash from operations and borrowings available under its revolving credit facility will be sufficient to satisfy its liquidity needs and capital expenditure requirements for at least the next twelve months.

Cash Flows

The following table provides a summary of cash flows from operating, investing, and financing activities for the periods presented:

Year Ended December 31, 2020 Compared With Year Ended December 31, 2019

	Year ended December 31,
	2020	2019
Cash flows from operating activities	$88,413	$9,418
Cash flows used in investing activities	(165,618)	(14,479)
Cash from financing activities	140,544	2,433

Net increase (decrease) in cash and cash equivalents	63,339	(2,628)

Operating Activities. Cash provided by operating activities for the year ended December 31, 2020 was $88.4 million compared to cash provided by operating activities of $9.4 million during the year ended December 31, 2019. The year-over-year increase was primarily due to a net increase in non-cash items of $19.6 million, an increase in net income of $32.3 million and cash provided by inventory of $25.0 million. Cash provided by increases in accrued liabilities and accounts payable increased by $0.9 million and $8.2 million, respectively. Offsetting these increases were decreases in cash provided by accounts receivable of $13.5 million. The changes in accounts receivable, inventory and accounts payable reflect the growth in the business in 2020.

Investing Activities. Cash used in investing activities for the year ended December 31, 2020 was $165.6 million, primarily relating to business purchase transactions of $156.8 million and capital expenditures of $9.4 million. During the year ended December 31, 2019, cash used in investing activities was $14.5 million, primarily relating to capital expenditures of $7.4 million and business purchase transactions of $5.9 million.

Financing Activities. Cash provided by financing activities for the year ended December 31, 2020 was $140.5 million, comprised of $170.0 from proceeds of long-term debt, partially offset by net payments of $20.5 million under the revolving credit agreement and principal payments on long-term debt of $4.1 million. Cash provided by financing activities for the year ended December 31, 2019 was $2.4 million, primarily comprised of cash inflows of $6.5 million related to borrowings under the revolving credit agreement, offset by cash outflows of $3.8 million related to principal payments on long-term debt.

Working Capital. Holley’s working capital as of December 31, 2020 was $176.0 million, compared to $117.3 million as of December 31, 2019. During the year ended December 31, 2020, Holley’s cash balance increased by $63.3 million, its accounts receivable balance increased by $18.0 million and its inventory balance increased by $11.9 million. Offsetting these items were increases in accounts payable of $14.1 million, accrued liabilities of $9.0 million and acquisition contingent consideration payable of $9.2 million.

Year Ended December 31, 2019 Compared With Year Ended December 31, 2018

	Year ended December 31,
	2019	2018
Cash flows from (used in) operating activities	$9,418	$(13,823)
Cash flows used in investing activities	(14,479)	(590,255)
Cash from financing activities	2,433	609,562

Net increase (decrease) in cash and cash equivalents	(2,628)	5,484

Operating Activities. Cash provided by operating activities for the year ended December 31, 2019 was $9.4 million compared to cash used in operating activities of $13.8 million during the year ended December 31, 2018. The year-over-year increase was primarily due to a net increase in non-cash items of $6.1 million and a decrease in net loss of $31.2 million. Cash provided by accrued liabilities and accounts receivable increased by $5.8 million and $5.5 million, respectively. Offsetting these increases were decreases in cash provided by accrued interest, inventories, and accounts payable of $10.8 million, $8.7 million, and $4.2 million, respectively.

Investing Activities. Cash used in investing activities for the year ended December 31, 2019 was $14.5 million, relating to capital expenditures of $7.4 million and business purchase transactions of $5.9 million. During the year ended December 31, 2018, cash used in investing activities related primarily to the acquisition of HPI.

Financing Activities. Cash provided by financing activities for the year ended December 31, 2019 was $2.4 million, primarily comprised of cash inflows of $6.5 million related to the revolving credit agreement, offset by cash outflows of $3.8 million related to principal payments on long-term debt. Cash provided by financing activities for the year ended December 31, 2018 was $609.6 million, comprised primarily of proceeds of long-term debt of $525.0 million and capital contributions net of $188.8 million.

Working Capital. Holley’s working capital as of December 31, 2019 was $117.3 million, compared to $116.0 million as of December 31, 2018. During the year ended December 31, 2019, Holley’s inventory balance increased by $4.2 million and accrued interest decreased by $2.5 million. Offsetting these items were decreases in cash and cash equivalents of $2.6 million, accounts receivable of $2.1 million, and increases in accrued liabilities of $1.4 million.

Contractual Obligations

The Company’s contractual obligations as of December 31, 2020 consisted of the following (in thousands):

	Total	Less than 1 year	1-3 years	4-5 years	More than 5 years
Payments due by period
Long-term borrowings(1)	$691,670	$5,528	$16,584	$669,558	$—
Operating lease obligations(2)	17,381	4,543	7,733	2,472	2,633
Purchase obligations(3)	90,358	90,358	—	—	—
Contingent acquisition payables(4)	9,200	9,200	—	—	—

Total	$808,609	$109,629	$24,317	$672,030	$2,633

(1)

Long-term borrowings: Holley’s long-term borrowing under contractual obligations includes the First Lien Credit Agreement and the Second Lien Credit Agreement. The long-term borrowings balance excludes debt issuance costs, as these expenses have already been paid. Interest on the Company’s borrowings is calculated based on the respective stated rates. Future estimated interest expenses for the next year, one to three years, and three to five years is $40.6 million, $120.2 million, and $42.1 million, respectively.

(2)

Operating lease obligations: The operating lease payments above do not include certain tax, insurance and maintenance costs, which are also required contractual obligations under the Company’s operating leases but are generally not fixed and can fluctuate from year to year. Also, the Company has excluded future minimum lease payments for leases that have been signed but have not commenced as of December 31, 2020.

(3)	Purchase obligations: Holley’s purchase obligations include open purchase orders for inventory.
(4)	Contingent acquisition payables: Contingent acquisition payables are potential earn out payments due to the sellers of certain companies acquired by Holley in the fourth quarter of 2020.

Off-Balance Sheet Arrangements

Holley does not have any off-balance sheet financing arrangements at December 31, 2020, December 31, 2019, or December 31, 2018.

Critical Accounting Policies and Estimates

Our consolidated financial statements are prepared in accordance with GAAP. The preparation of these consolidated financial statements requires us to make estimates, judgements and assumptions that affect the reported amounts of assets, liabilities, sales, expenses and related disclosures. We evaluate our estimates, judgements and assumptions on an ongoing basis. Our estimates are based on historical experience and various other assumptions that we believe to be reasonable under the circumstances. Our actual results could differ from these estimates. We believe that the assumptions, judgements and estimates associated with the following have the greatest potential impact on, and are critical to the understanding of, our results of operations: revenue recognition, accounts receivable and allowance for credit losses, inventory, goodwill and intangible assets, income taxes, business combinations and purchase accounting. For further information see Note 2 – Summary of Significant Accounting Policies of the Notes to Consolidated Financial Statements.

Revenue Recognition

The Company recognizes revenue with customers when control of the promised goods transfers to the customer. This generally occurs when the product is delivered to the customer. Revenue is recorded at the amount of consideration the Company expects to be entitled to in exchange for the delivered goods, which includes an estimate of variable consideration, expected returns, or refunds when applicable. The Company estimates variable consideration, such as sales incentives, by using the most likely amount approach, which considers the single most likely amount from a range of possible consideration amounts. Estimates of variable consideration result in an adjustment to the transaction price such that it is probable that a significant reversal of cumulative revenue would not occur in the future. Sales incentives and allowances are recognized as a reduction to revenue at the time of the related sale. Revenue is recorded net of sales tax. Shipping and handling fees billed to customers are included in net sales, while costs of shipping and handling are included in selling, general and administrative costs.

Accounts Receivable and Allowance for Credit Losses

Accounts receivable represent amounts due from customers in the ordinary course of business. The receivables are stated at the amount management expects to collect. The Company is subject to risk of loss from uncollectible receivables in excess of its allowance. The Company maintains an allowance for credit losses for estimated losses from customers’ inability to make required payments. In order to estimate the appropriate level of this allowance, the Company analyzes historical bad debts, customer concentrations, current customer credit worthiness, current economic trends and changes in customer payment patterns. Accounts are written off when management determines the account is uncollectable. Interest is not charged on past due accounts.

Inventory

The Company’s inventories are stated at the lower of cost or net realizable value using the first-in, first-out (FIFO) method. Adjustments to reduce the cost of inventory to its net realizable value are made, if required, for estimated excess, obsolescence or impaired balances.

We regularly monitor inventory quantities on hand and on order and record write-downs for excess and obsolete inventories based on our estimate of the demand for our products, potential obsolescence of technology, product life cycles, and when pricing trends or forecast indicate that the carrying value of inventory exceeds our estimated selling price. These factors are affected by market and economic conditions, technology changes, and new product introductions and require estimates that may include elements that are uncertain. Actual demand may differ from forecasted demand and may have a material effect on our gross margin. If inventory is written down, a new cost basis will be established that cannot be increased in future periods.

Goodwill and Intangible Assets

Goodwill is not subject to amortization and is tested for impairment annually, or more frequently if events or changes in circumstances indicate that the asset may be impaired. Goodwill represents the excess of the purchase price paid over the fair value of its identifiable net assets acquired. If the carrying amount of the goodwill exceeds the fair value, then an impairment loss will be recognized in the amount equal to the excess. After an impairment loss is recognized, the adjusted carrying amount of goodwill is its new accounting basis. Accounting guidance on the testing of goodwill for impairment allows entities testing goodwill for impairment, the option of performing a qualitative assessment to determine the likelihood of goodwill impairment and whether it is necessary to perform such impairment test.

Under Accounting Standards Update (“ASU”) No. 2017-04, Intangibles-Goodwill and Other (Topic 350): Simplifying the Test for Goodwill Impairment, step 2 of the goodwill impairment test has been eliminated. Step 2 of the goodwill impairment test required companies to determine the implied fair value of the reporting unit’s goodwill. Under the new standard, an entity recognizes an impairment charge for the amount by which the carrying amount exceeds the reporting unit’s fair value; however, the loss recognized should not exceed the total amount of goodwill allocated to that reporting unit.

Intangible assets include trade names, customer relationships and developed technology obtained through business acquisitions. Intangible assets acquired in a business combination are recognized at fair value using generally accepted valuation methods deemed appropriate for the type of intangible assets acquired. Intangible assets with finite lives are amortized over their estimated useful life and are reported net of accumulated amortization, separately from goodwill. Indefinite life intangibles are not amortized but are subject to testing for impairment annually.

Income Taxes

We are subject to income taxes in the U.S. (federal and state) and foreign jurisdictions. We compute our provision for income taxes using the asset and liability method, under which deferred tax assets and liabilities are recognized for the expected future tax consequences of temporary differences between the financial reporting and tax bases of assets and liabilities. Deferred tax assets and liabilities are measured using the currently enacted tax rates that are expected to apply to taxable income for the years in which those tax assets and liabilities are expected to be realized or settled. The income tax effects of these differences are classified as long-term deferred tax assets and liabilities in our consolidated balance sheets.

Significant judgments are required in order to determine the realizability of these deferred tax assets. In assessing the need for a valuation allowance, we evaluate all significant available positive and negative evidence, including but not limited to, historical operating results, forecasted earnings, estimates of future taxable income of a character necessary to realize the deferred asset, relative proportions of revenue and pre-tax income in the various domestic and jurisdictions in which we operate, and the existence of prudent and feasible tax planning strategies. Changes in the expectations regarding the realization of deferred tax assets could materially impact income tax expense in future periods.

Business Combinations and Purchase Accounting

Business combinations are accounted for using the acquisition method of accounting, and accordingly, the assets and liabilities of the acquired business are recorded at their respective fair values. The excess of the purchase price over the estimated fair value is recorded as goodwill. Assigning fair market values to the assets acquired and liabilities assumed at the date of an acquisition requires knowledge of current market values and the values of assets in use, and often requires the application of judgment regarding estimates and assumptions. While the ultimate responsibility resides with management, for certain acquisitions the Company retains the services of certified valuation specialists to assist with assigning estimated values to certain acquired assets and assumed liabilities, including intangible assets and tangible long-lived assets. Acquired intangible assets, excluding goodwill, are valued using various methodologies including discounted cash flows, relief from royalty, and multiperiod excess earnings depending on the type of intangible asset purchased. These methodologies incorporate various estimates and assumptions, such as projected revenue growth rates, profit margins and forecasted cash flows based on discount rates and terminal growth rates.

Recent Accounting Pronouncements

For a discussion of Holley’s new or recently adopted accounting pronouncements, see Note 2, “Summary of Significant Accounting Policies,” in the Notes to the Consolidated Financial Statements included elsewhere in this proxy statement/prospectus.

Quantitative and Qualitative Disclosures about Market Risk

Interest Rate Risk. Holley is exposed to market risk in the normal course of business due to the Company’s ongoing investing and financing activities. The risk of loss can be assessed from the perspective of adverse changes in fair values, cash flows and future earnings. Holley has established policies and procedures governing the Company’s management of market risks and the use of financial instruments to manage exposure to such risks. The Company generally does not hedge its interest rate exposure. The Company had $691.7 million of debt outstanding as of December 31, 2020. A hypothetical 100 basis point increase or decrease in the interest rate on the Company’s debt would have resulted in an approximately $6.9 million change to Holley’s interest expense for the year ended December 31, 2020.

Credit and other Risks. Holley is exposed to credit risk associated with cash and cash equivalents and trade receivables. As of December 31, 2020, the majority the Company’s cash and cash equivalents consisted of cash balances in non-interest bearing checking accounts which exceed the insurance coverage provided on such deposits. The Company does not believe that its cash equivalents present significant credit risks because the counterparties to the instruments consist of major financial institutions. Substantially all trade receivable balances of the business are unsecured. The credit risk with respect to trade receivables is concentrated by the number of significant customers that the Company has in its customer base and a prolonged economic downturn could increase exposure to credit risk on the Company’s trade receivables. To manage exposure to such risks, Holley performs ongoing credit evaluations of the Company’s customers and maintains an allowance for potential credit losses.

Exchange Rate Sensitivity. As of December 31, 2020, the Company is exposed to changes in foreign currency exchange rates. While historically this exposure to changes in foreign currency exchange rates has not had a material effect on the Company’s financial condition or results of operations, foreign currency fluctuations could have an adverse effect on business and results of operations in the future. Historically, Holley’s primary exposure has been related to transactions denominated in the Euros and Canadian dollars. The majority of the Company’s sales, both domestically and internationally, are denominated in U.S. Dollars. Historically, the majority of the Company’s expenses have also been in U.S. Dollars and we have been somewhat insulated from currency fluctuations. However, Holley may be exposed to greater exchange rate sensitivity in the future. Currently, the Company does not hedge foreign currency exposure; however, the Company may consider strategies to mitigate foreign currency exposure in the future if deemed necessary.

EXECUTIVE AND DIRECTOR COMPENSATION

Executive and Director Compensation of Empower

None of Empower’s executive officers or directors have received any cash compensation for services rendered to us. The Sponsor and Empower’s executive officers and directors, or their respective affiliates will be reimbursed for any out-of-pocket expenses incurred in connection with activities on Empower’s behalf such as identifying potential target businesses and performing due diligence on suitable business combinations. Empower’s audit committee will review on a quarterly basis all payments that were made by Empower to the Sponsor and Empower’s executive officers or directors, or their affiliates. Any such payments prior to an initial business combination will be made using funds held outside the trust account. Other than quarterly audit committee review of such reimbursements, Empower does not expect to have any additional controls in place governing Empower’s reimbursement payments to its directors and executive officers for their out-of-pocket expenses incurred in connection with our activities on Empower’s behalf in connection with identifying and consummating an initial business combination. Other than these payments and reimbursements, no compensation of any kind, including finder’s and consulting fees, will be paid by Empower to the Sponsor or Empower officers, or their respective affiliates, prior to completion of our initial business combination.

After the completion of the Business Combination, directors or members of our management team who continue with New Holley may be paid consulting or management fees. We have not established any limit on the amount of such fees that may be paid by New Holley to its directors or members of management. It is unlikely the amount of such compensation will be known at the time of the business combination because the directors of New Holley will be responsible for determining executive officer and director compensation. Any compensation to be paid to New Holley executive officers will be determined, or recommended to the board of directors for determination, either by a compensation committee constituted solely by independent directors or by a majority of the independent directors on New Holley’s board of directors.

We do not intend to take any action to ensure that members of Empower’s management team maintain their positions with New Holley after the consummation of the Business Combination, although it is possible that some or all of Empower’s executive officers and directors may negotiate employment or consulting arrangements to remain with New Holley after the Business Combination. Empower is not party to any agreements with its executive officers and directors that provide for benefits upon termination of employment.

Executive and Director Compensation of Holley

As an emerging growth company, Holley has opted to comply with the executive compensation rules applicable to “smaller reporting companies,” when detailing the executive compensation of Holley’s executives, as such term is defined under the Securities Exchange Act. This section discusses the material elements of compensation awarded to, earned by or paid to the principal executive officer of Holley and the two next most highly compensated executive officers of Holley. These individuals are referred to as Holley’s “Named Executive Officers” or “NEOs.”

The compensation reported in this summary compensation table below is not necessarily indicative of how Holley will compensate its named executive officers in the future. Holley expects that it will continue to review, evaluate and modify its compensation framework as a result of becoming a publicly-traded company and Holley’s compensation program following the Closing could vary significantly from its historical practices.

Summary Compensation Table

Name and Principal Position	Year	Salary ($)(1)	Bonus ($)(2)	Option Awards ($)(3)	Nonequity Incentive Plan Compensation ($)(4)	All Other Compensation ($)(5)	Total ($)
Thomas W. Tomlinson	2020	452,379	—	—	489,015	37,574	978,968
President and Chief Executive Officer
Sean C. Crawford	2020	144,616	83,750	844,080	76,375	67,422	1,216,243
Chief Marketing Officer
Brian Appelgate	2020	404,713	—	—	—	85,038	489,751
V.P. Mergers and Acquisitions

(1)

Base salaries reflect two additional payroll periods in 2020. Mr. Crawford joined Holley in May 2020 and his base salary reflects such partial year of employment. Mr. Crawford’s annual base salary is $235,000.

(2)	The amounts reported as earned for Mr. Crawford include the payment of a sign-on bonus in the amount of $25,000 and a $58,750 minimum guaranteed bonus for 2020.
(3)

The amounts reported in this column represent the aggregate grant date fair value of the Class C Units, Class D-1 Units, Class D-2 Units and Class D-3 Units of Holley Parent granted to Mr. Crawford during the fiscal year ended December 31, 2020, in accordance with FASB ASC 718. The determination with respect to the value of the Class D-1 Units, Class D-2 Units and Class D-3 Units assumes that the Class D-1 Units, Class D-2 Units and Class D-3 Units will be earned at target performance levels, which is also the highest level of performance for such awards, and is consistent with the estimated aggregate compensation cost to be recognized over the performance period determined as of the grant date. See note 10 to Holley’s consolidated financial statements for the fiscal year ended December 31, 2020 for a discussion of the assumptions used to calculate these values.

(4)

The amounts reported as earned in this column represent the bonuses earned with respect to 2020 by each executive pursuant to our executive bonus program. These amounts were paid in the first quarter of 2021. For additional information, please see “— Executive and Director Compensation of Holley — Narrative to Summary Compensation Table — Annual Bonuses” below.

(5)

The amounts reported as earned by each named executive officer in this column represent (i) for Mr. Tomlinson, $12,453 in employer matching contributions made under the 401(k) plan and $25,121 paid for life and disability insurance premiums, (ii) for Mr. Crawford, $1,808 in employer matching contributions made under the 401(k) plan, $42,616 paid in relocation expenses incurred in connection with his relocation to Bowling Green, Kentucky, and $22,998 paid as a tax gross up for such amounts, and (iii) for Mr. Appelgate, the employer matching contributions made under the 401(k) plan and a $73,489 cost of living allowance.

Narrative Disclosure to the Summary Compensation Table

Executive Employment Agreements

Certain of the compensation paid to Messrs. Tomlinson and Crawford reflected in the summary compensation table was provided pursuant to employment agreements with Holley, which are summarized below. Mr. Appelgate was not a party to an employment agreement with Holley. For a discussion of the severance pay and other benefits to be provided to Holley’s named executive officers in connection with a termination of employment and/or a change in control under arrangements with each of Holley’s named executive officers, please see “— Potential Payments Upon Termination or Change In Control” below.

Thomas W. Tomlinson. Mr. Tomlinson serves as the President and Chief Executive Officer of Holley pursuant to an employment agreement with Holley’s subsidiary, Holley Purchaser, Inc. dated September 14, 2018, which provides for an initial term of five years with automatic one-year renewal periods thereafter unless terminated earlier. Under Mr. Tomlinson’s employment agreement, Mr. Tomlinson is entitled to receive a base salary, currently $437,987, which is subject to annual review and increase (but not decrease) as determined by the Board of Directors of Holley Parent. Pursuant to Mr. Tomlinson’s employment agreement, Mr. Tomlinson is also eligible to receive a target annual incentive bonus equal to 100% of his base salary, based upon the achievement of pre-established performance objectives set by the Board of Directors of Holley Parent, subject to continued employment through the applicable payment date.

Sean C. Crawford. Mr. Crawford serves as the Chief Marketing Officer of Holley pursuant to an employment agreement with Holley’s subsidiary, Holley Performance Products, Inc. dated May 1, 2020, which provides for an initial term of five years with automatic one-year renewal periods thereafter unless terminated earlier. Under Mr. Crawford’s employment agreement, Mr. Crawford is entitled to receive a base salary, currently $235,000 annually, which is subject to annual review and increase (but not decrease) as determined by the Board of Directors of Holley Parent. Pursuant to Mr. Crawford’s employment agreement, Mr. Crawford is also eligible to receive a target annual incentive bonus equal to 50% of his base salary, based upon the achievement of pre-established performance objectives set by the Board of Directors of Holley Parent, subject to continued employment through the applicable payment date. For 2020, Mr. Crawford was guaranteed a minimum annual bonus of $58,750 so long as he remained employed with Holley. Pursuant to Mr. Crawford’s employment agreement, Mr. Crawford was also eligible to receive a one-time signing bonus equal to $25,000 paid on Holley’s first normally scheduled payroll date following Mr. Crawford’s first date of employment. During 2020, Mr. Crawford was also entitled to reimbursement for expenses related to his relocation to Bowling Green, Kentucky, which totaled $42,616, plus a gross-up for such reimbursement, which totaled $22,998.

Annual Bonuses

Bonuses payable to Messrs. Tomlinson and Crawford in respect of service during the fiscal year ended December 31, 2020 were paid in the first quarter of 2021 and were determined based on the achievement of the following performance criteria: EBITDA and unlevered free cash flow, each given a weighting of 90% and 10%, respectively. Executive bonus payments are generally subject to the executive remaining employed with Holley through the payment date. For the fiscal year ended December 31, 2020, based on the actual level of achievement of the performance objectives, the bonus for each executive was funded at 115%, resulting in a payout to each of Messrs. Tomlinson and Crawford of $489,015, $143,750 and $135,125, respectively. Mr. Appelgate does not participate in the executive bonus plan.

Incentive Units

Holley Parent makes grants of Class C Units, Class D-1 Units, Class D-2 Units and Class D-3 Units (collectively, the “Incentive Units”) pursuant to the Holley Parent Amended and Restated Limited Liability Company Agreement and the Holley Parent Equity Grant Agreement to certain executive officers, including its named executive officers. The Incentive Units are intended to qualify as profits interests for federal income tax purposes, and as a result, each named executive officer is a member of Holley Parent and bound by all the terms and conditions stated in Holley Parent’s limited liability company agreement.

On May 8, 2020 Holley Parent granted Class C Units, Class D-1 Units, Class D-2 Units and Class D-3 Units to certain executive officers, including Mr. Crawford. Mr. Crawford’s Class C Units vest 20% on the first anniversary of the grant date and then in equal monthly installments thereafter for the following 48 months, provided that he remain employed with Holley through each vesting date. Class C Units fully vest in connection with a sale of Holley Parent, provided that the named executive officer remains employed with Holley through such date. The Class D-1 Units, Class D-2 Units and Class D-3 Units vest at such time that the Sentinel Investors achieve a return on their investment of 2.0 times, 2.5 times and 3 times, respectively.

Each of the Incentive Units held by Holley’s named executive officers as of the last day of fiscal year ended December 31, 2020 is set forth in the “Outstanding Equity Awards at Fiscal Year-End” table below.

In connection with the Business Combination, the Incentive Units will remain subject to the same vesting terms and conditions as were applicable to the Incentive Units, immediately prior to the Closing.

Health and Welfare Plans. Holley’s named executive officers are eligible to participate in its employee benefit plans, including its medical, dental, vision, life, disability, health and dependent care flexible spending accounts and accidental death and dismemberment benefit plans, in each case on the same basis as all of its other employees. Mr. Tomlinson is also entitled to additional life and disability insurance paid for by the Company.

Retirement Plans. Holley sponsors a retirement plan intended to qualify for favorable tax treatment under Section 401(a) of the Internal Revenue Code of 1986, as amended (the “Code”), containing a cash or deferred feature that is intended to meet the requirements of Section 401(k) of the Code, for the benefit of its employees, including the named executive officers. Participants may make pre-tax contributions to the plan from their eligible earnings up to the statutorily prescribed annual limit on pre-tax contributions under the Code. Participants who are 50 years of age or older may contribute additional amounts based on the statutory limits for catch-up contributions. All employee contributions are allocated to each participant’s individual account and are then invested in selected investment alternatives according to the participant’s directions. Pre-tax contributions by participants to the plan and the income earned on those contributions are generally not taxable to participants until withdrawn, and, participant contributions are held in trust as required by law. No minimum benefit is provided under the plan. An employee is 100% vested in his or her pre-tax deferrals when contributed.

Outstanding Equity Awards at Fiscal Year End

The following table sets forth outstanding equity awards held by each of Holley’s named executive officers as of December 31, 2020.

		Option Awards(1)
Name	Grant Date	Number of Securities Underlying Unexercised Options (#) exercisable(2)	Number of Securities Underlying Unexercised Options (#) unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)(3)(4)	Option Exercise Price ($)	Option Expiration Date
Thomas W. Tomlinson	December 31, 2018	1,107,324.36	1,660,986.54	8,753,686.25	N/A	N/A
Sean C. Crawford	May 18, 2020	—	750,728.38	2,373,881.02	N/A	N/A
Brian Appelgate	December 31, 2018	150,145.67	225,218.51	1,186,940.52	N/A	N/A

(1)

The Incentive Units are intended to constitute profits interests for federal income tax purposes. Despite the fact that the Incentive Units do not require the payment of an exercise price, they are most similar economically to stock options due to the fact that they only have value as the value of the underlying security appreciates. Accordingly, they are classified as “options” under the definition provided in Item 402(a)(6)(i) of Regulation S-K as an instrument with an “option-like feature”.

(2)

Represents grant of Class C Units that vest 20% on the first anniversary of the grant date and then in equal monthly installments thereafter for the following 48 months, provided that the named executive officer remains employed with Holley through each vesting date. Class C Units fully vest in connection with a sale of Holley Parent, provided that the named executive officer remains employed with Holley through such date.

(3)

Represents, (i) for Mr. Tomlinson, the grant of 2,975,101.58 Class D-1 Units, 3,205,961.92 Class D-2 Units and 2,572,622.75 Class D-3 Units that vest at such time that the Sentinel Investors achieve a return on their investment of 2.0 times, 2.5 times and 3 times, respectively, (ii) for Mr. Crawford, the grant of 806,807.21 Class D-1 Units, 869,413.40 Class D-2 Units and 697,660.41 Class D-3 Units that vest at such time that the Sentinel Investors achieve a return on their investment of 2.0 times, 2.5 times and 3 times, respectively, and (iii) for Mr. Appelgate, the grant of 403,403.61 Class D-1 Units, 434,706.70 Class D-2 Units and 348,830.21 Class D-3 Units that vest at such time that the Sentinel Investors achieve a return on their investment of 2.0 times, 2.5 times and 3 times, respectively.

(4)	These awards are not traditional options, and therefore, there is no exercise price or expiration date associated with them.

Potential Payments Upon Termination or Change in Control

Severance Benefits Other than as set forth below, Holley did not offer or have in place for its named executive officers any formal retirement, severance or similar compensation programs providing for additional benefits or payments in connection with a termination of employment, change in job responsibility or change in control as of December 31, 2020. Mr. Appelgate was not a party to an employment agreement in 2020.

Thomas W. Tomlinson. Pursuant to Mr. Tomlinson’s employment agreement, if Mr. Tomlinson’s employment is terminated by Holley without cause or by Mr. Tomlinson for good reason (each, as defined in his employment agreement), subject to Mr. Tomlinson’s execution and non-revocation of a general release of claims in favor of Holley and its officers, directors and agents, Mr. Tomlinson is entitled to (i) continued payment of his base salary as in effect on the date of such termination for twelve months following the date of such termination, (ii) a monthly reimbursement for the costs of continued health benefits for himself and his covered dependents under COBRA for twelve months following the date of such termination or such earlier date on which COBRA coverage terminates, provided that Mr. Tomlinson remains eligible for continued coverage under COBRA and (iii) a pro-rated annual bonus for the year in which the termination of employment occurs based on Mr. Tomlinson’s and Holley’s actual performance, payable at the same time as such bonus would have otherwise been paid had his employment not terminated. Mr. Tomlinson is subject to certain restrictive covenants under his employment agreement, including a one-year post-termination non-compete and non-solicit of customers and suppliers of Holley and its subsidiaries, each with an option that Holley extend the restrictions for up to one additional year upon nine months’ written notice and the continued payment of base salary through the extension period, the continued payment of COBRA premiums through the extension period, but not to exceed 18 months from the termination date, and a payment of 50% of the target bonus for the year in which the termination of employment occurred, and a two-year post-termination non-solicit of the employees and consultants of Holley and its subsidiaries.

Sean C. Crawford. Pursuant to Mr. Crawford’s employment agreement, if Mr. Crawford’s employment is terminated by Holley without cause (as defined in his employment agreement), subject to Mr. Crawford’s execution and non-revocation of a general release of claims in favor of Holley and its officers, directors and agents, Mr. Crawford is entitled to (i) continued payment of his base salary as in effect on the date of such termination for six months following the date of such termination, and (ii) a pro-rated annual bonus for the year in which the termination of employment occurs based on Mr. Crawford’s and Holley’s actual performance, payable at the same time as such bonus would have otherwise been paid had his employment not terminated. Mr. Crawford is subject to certain restrictive covenants under his employment agreement, including a one-year post-termination non-compete and non-solicit of customers and suppliers of Holley and its subsidiaries, each with an option that Holley extend the restrictions for up to one additional year upon nine months’ written notice and the continued payment of base salary through the extension period, and a two-year post-termination non-solicit of the employees and consultants of Holley and its subsidiaries.

Change in Control

Incentive Units. Incentive Units that are “Class C Units” fully vest in connection with a sale of Holley Parent, provided that the named executive officer remains employed with Holley through such date. All Incentive Units that are “Class D-1 Units,” “Class D-2 Units,” and “Class D-3” Units are automatically forfeited upon any termination of the award holder’s employment with Holley, and will participate in their pro-rata share of any distributions made by Holley only if the Sentinel investors have achieved a 2.0x, 2.5x or 3.0x return, respectively.

Director Compensation

For 2020, members of the Holley board of directors received no compensation for services rendered. Holley currently has no other formal arrangements under which its directors receive compensation for service to its board of directors or its committee.

MANAGEMENT OF NEW HOLLEY AFTER THE BUSINESS COMBINATION

Management and Board of Directors

The Company expects that the current executive officers of Holley will become executive officers of the post-combination company following the Business Combination. For biographical information regarding the current executive officers of Holley, who Empower anticipates will be the executive officers of the post-combination company, please see the section entitled “Management after the Business Combination — Information about Anticipated Executive Officers and Directors upon the Closing of the Business Combination.”

After the Closing, Holley Parent may hold more than 50% of the voting power for the election of directors. While, as a result, we may be a “controlled company” within the meaning of the rules of the NYSE, we do not intend to utilize the exemptions from the NYSE corporate governance standards available to controlled companies.

The following persons are anticipated to be the directors and executive officers of the post-combination company, which will be renamed “Holley Inc.” following the Business Combination:

Name	Age	Position
Matthew Rubel	63	Chairman Nominee
Tom Tomlinson	61	Director Nominee and Chief Executive Officer
James D. Coady	51	Director Nominee
Owen M. Basham	35	Director Nominee
Gina Bianchini	48	Director Nominee
		Director Nominee
		Director Nominee

Information about Anticipated Executive Officers and Directors Upon the Closing of the Merger

Matthew Rubel.    Mr. Rubel serves as Empower’s Chief Executive Officer and Executive Chairman of Empower’s board of directors. Mr. Rubel serves as the Chairman of MidOcean’s Executive Board since joining the firm in 2018, where he leads the Executive Board’s efforts to provide industry insights to MidOcean’s investment teams and portfolio companies.

Mr. Rubel is a renowned retail and brand Chief Executive Officer, having led many successful global brands and businesses. Most recently, Mr. Rubel served as Chief Executive Officer, President, and Board Member of Varsity Brands, a leader in sport, spirit and achievement products, which he strategically focused and integrated. Previously, Mr. Rubel served as Chairman, Chief Executive Officer and President of Collective Brands, Inc., which included Payless ShoeSource, Sperry Topsider, Saucony, Stride Rite and Keds. Prior to Collective Brands, Mr. Rubel was Chairman, Chief Executive Officer and President of Cole Haan LLC, from 1999 to 2005. Prior to Cole Haan, he served in senior management roles at J. Crew Group, Revlon and Murjani International Ltd.

Mr. Rubel has been a director of numerous multinational retail and consumer branded companies. He currently serves as Executive Chairman of MidOcean’s portfolio company KidKraft, and also on the Boards of TreeHouse Foods, The Joint Chiropractic and MidOcean’s portfolio company Image Skincare. He previously was an Independent Director at Hudson’s Bay Company (“HBC”), where he served on the Special Committee for HBC’s going private transaction. Mr. Rubel also served as an Independent Director of HSNi, the holding company of HSN and Cornerstone Brands. In addition, Mr. Rubel served as an Independent Director at SUPERVALU, ELF Cosmetics and Furniture Brands and as an advisor to early stage technology and retail companies, including Celect, Inc., Retail Next, First Insight and AfterPay.

Mr. Rubel has also worked closely as a Senior Advisor with TPG Capital, TPG Growth and Roark Capital. He was a presidential appointee to the White House Advisory Committee for Trade Policy Negotiation from 2010 to 2018. Mr. Rubel holds a Bachelor of Science from Ohio University and an MBA from the University of Miami.

Gina Bianchini.    Ms. Bianchini is a member of Empower’s board of directors and brings in-depth knowledge and experience in building and operating companies in the digital media and technology sector. She currently serves as the Founder and Chief Executive Officer of Mighty Networks, a SaaS platform that helps businesses sell digital memberships, experiences, relationships, and expertise to their members via community, content, online courses, and subscription commerce. Before Mighty Networks, Ms. Bianchini co-founded Ning, a pioneering global platform for creating niche social networks. Under her leadership, Ning grew to approximately 100 million people in 300,000 active social networks across subcultures, professional networks, entertainment, politics, and education, before being acquired in 2010. In addition to Mighty Networks, Ms. Bianchini serves as a member of the Board of Directors for TEGNA, a broadcast and digital media company. She previously served as a member of the Board of Directors for Scripps Networks Interactive Inc., from 2012 until they were acquired in 2018 by Discovery Communications. Ms. Bianchini holds a B.A. degree in Political Science from Stanford University and an MBA from Stanford Graduate School of Business.

Tom Tomlinson.    Mr. Tomlinson has served as President and Chief Executive Officer of Holley since December 2009. Since that time, he and his team have driven significant growth in revenues and earnings by focusing the business on its passionate automotive enthusiast consumers and by developing innovative new products for the cars and trucks they love. Mr. Tomlinson and his team have completed a series of strategic acquisitions which have contributed meaningful sales and earnings growth, added new product categories and brands and have increased Holley’s market position in the otherwise highly fragmented performance automotive aftermarket industry. Prior to assuming the role of President and Chief Executive Officer, Mr. Tomlinson served as Chief Financial Officer since March 2003, during which time he and his team put the initial building blocks in place that have supported the business’s transformation into a profitable and growing business. Mr. Tomlinson is a passionate automotive enthusiast and has been immersed in car culture since childhood. He began his professional career in public accounting where he served a wide variety of businesses with PricewaterhouseCoopers. Mr. Tomlinson holds a bachelor’s degree in accounting and finance from Liberty University.

Owen M. Basham.    Mr. Basham is a principal of Sentinel Capital Partners. Prior to joining Sentinel in 2012, he spent two years in the restructuring and special situations group of Macquarie Capital and two years at Nancy Creek Capital, a lower middle market private equity and mezzanine debt firm. Mr. Basham holds a BS in Commerce from the University of Virginia’s McIntire School. He currently serves as a director of Sentinel portfolio companies Altima Dental, Fazoli’s, and Holley. He previously served as a director of GSM Outdoors, MB2 Dental, and SONNY’S Enterprises prior to Sentinel’s sale of these businesses.

James D Coady.    Mr. Coady is a partner of Sentinel Capital Partners. Prior to joining Sentinel in 1998, Mr. Coady spent three years as an associate at First Chicago Equity Capital, the private equity division of First Chicago NBD and two years as an analyst at Alex. Brown & Sons. Mr. Coady holds an MBA from Northwestern University’s J.L. Kellogg Graduate School of Business and an AB from Harvard University. He currently serves as a director of Sentinel portfolio companies Cabi, Holley, and Newk’s Eatery. He also served as a director of Chase Doors, Checkers, Colson, Cottman, Engineered Controls, Falcon Holdings, Fasloc, Huddle House, Interim Healthcare, Massage Envy, Metro Dentalcare, Midwest Wholesale, Nivel, NorSun Food Group, Pet Supplies Plus, Quick Weight Loss Centers, RotoMetrics, Southern California Pizza, and Vintage Parts prior to Sentinel’s sale of these businesses.

Board of Directors

Following the completion of the Business Combination, the structure of the Board will be increased to seven (7) directors, as discussed in greater detail in “Proposal No. 3 — The Binding Organizational Documents Proposal” and “Management After the Business Combination.” Under the terms of the Proposed Charter, upon the effectiveness thereof, the Board will be divided into three classes designated as Class I, Class II and Class III. Class I directors will initially serve for a term expiring at the first annual meeting of stockholders following the Closing Date. Class II and Class III directors will initially serve for a term expiring at the second and third annual meeting of stockholders following the Closing Date, respectively. At each succeeding annual meeting of stockholders, directors will be elected for a full term of three years to succeed the directors of the class whose terms expire at such annual meeting of the stockholders. There will be no limit on the number of terms a director may serve on board of directors of New Holley.

Under the Proposed Charter, directors are elected by a plurality voting standard, whereby each of our stockholders may not give more than one vote per share towards any one director nominee. There are no cumulative voting rights.

Committees of the Board of Directors

The board of directors of New Holley will have three standing committees: Audit, Compensation, and Nominations. While the Audit Committee is expected to have primary responsibility for risk oversight, both the Audit Committee and the entire board of directors are expected to be actively involved in risk oversight on behalf of New Holley and both are expected to receive reports on New Holley’s risk management activities from New Holley’s executive management team on a regular basis. It is also anticipated that members of both the Audit Committee and the board of directors will also engage in periodic discussions with New Holley’s Chief Executive Officer, Chief Financial Officer, General Counsel, Corporate Secretary and other senior officers as they deem appropriate to ensure that risk is being properly managed at New Holley. In addition, it is expected that each committee of the board of directors will consider risks associated with its respective area of responsibility.

Audit Committee

It is expected that              will be appointed as the chair and member of the Audit Committee, along with              and              being appointed as members. It is expected that the Audit Committee will otherwise meet NYSE audit committee composition requirements. The primary role of the Audit Committee will be to exercise primary financial oversight on behalf of the board of directors. New Holley’s management team will be responsible for preparing financial statements, and New Holley’s independent registered public accounting firm will be responsible for auditing those financial statements. The Audit Committee will be directly responsible for the selection, engagement, compensation, retention and oversight of New Holley’s independent registered public accounting firm. The Audit Committee shall also be responsible for the review of any proposed related persons transactions. It is expected that each member of the Audit Committee will be financially literate.

It is expected that the Audit Committee will establish a procedure whereby complaints or concerns regarding accounting, internal controls or auditing matters may be submitted anonymously to the Audit Committee by email.

Compensation and Talent Committee

It is expected that              will be appointed the chair and member of the Compensation and Talent Committee (the “Compensation Committee”), along with              , and              being appointed as members. It is expected that the Compensation Committee will comprise at least three (3) directors, with at least two (2) directors meeting NYSE independence requirements, and shall otherwise meet NYSE compensation committee composition requirements. It is expected that the Compensation Committee will be responsible for approving the compensation payable to the executive officers of New Holley, and administering New Holley’s equity compensation plans.

The Compensation Committee will act on behalf of and in conjunction with the board of directors to establish or recommend the compensation of executive officers of New Holley and to provide oversight of New Holley’s overall compensation programs and philosophy.

Nominating and Governance Committee

It is expected that              will be appointed as the chair and member of the Nominating and Governance Committee, along with              and              being appointed as members. It is expected that the Nominating and Governance Committee will comprise at least three (3) directors, with at least two (2) directors meeting NYSE independence requirements. The Nominating and Governance Committee will assist the board of directors by identifying and recommending individuals qualified to become members of the board. The Nominations Committee will be responsible for evaluating the composition, size and governance of the board and its committees and making recommendations regarding future planning and the appointment of directors to the committees, establishing a policy for considering stockholder nominees to the board, reviewing the corporate governance principles and making recommendations to the board regarding possible changes; and reviewing and monitoring compliance with New Holley’s Code of Business Conduct and Ethics.

Code of Ethics

Empower adopted a Code of Ethics applicable to its directors, officers and employees and is available at www.empowermidocean.com. Upon consummation of the Business Combination, the post-combination company intends to adopt an amended and restated Code of Business Conduct and Ethics that will apply to its officers and employees, including its principal executive officer, principal financial officer and principal accounting officer.

Post-Combination New Holley Director and Executive Compensation

Director Compensation

Following the completion of the Business Combination, it is expect that our Compensation Committee will determine the annual compensation to be paid to the members of our board of directors. Directors’ fees after the Business Combination have yet to be determined, but are expected to consist of two components: a cash payment and the issuance of restricted stock units. We anticipate that directors who also serve as an employee of New Holley will not receive additional compensation for their service as a director.

Executive Compensation

Overview

Following the closing of the Business Combination, New Holley intends to develop an executive compensation program that is consistent with Holley’s existing compensation policies and philosophies, which are designed to align compensation with New Holley’s business objectives and the creation of stockholder value, while enabling New Holley to attract, motivate and retain individuals who contribute to the long-term success of New Holley.

Decisions on the executive compensation program, as described below, will be determined and/or ratified by the New Holley board of directors with recommendations given by the Compensation Committee, which will be established at the closing of the Business Combination. The following discussion is based on the present expectations as to the executive compensation program to be adopted by the New Holley board of directors. The executive compensation program actually adopted will depend on the judgment of the members of the board of directors and may differ from that set forth in the following discussion.

We anticipate that decisions regarding executive compensation will reflect our belief that the executive compensation program must be competitive in order to attract and retain our executive officers. We anticipate that the Compensation Committee will seek to implement our compensation policies and philosophies by linking a significant portion of our executive officers’ cash compensation to performance objectives and by providing a portion of their compensation as long-term incentive compensation in the form of equity awards.

We anticipate that compensation for our executive officers will have three primary components: base salary, an annual cash incentive bonus and long-term incentive compensation in the form of restricted stock unit awards and options.

Base Salary

It has been Holley’s historical practice to assure that base salary is fair to the executive officers, competitive within the industry and reasonable in light of Holley’s cost structure. Upon completion of the Business Combination, our Compensation Committee will determine base salaries and manage the base salary review process, subject to existing employment agreements.

Annual Bonuses

New Holley may use annual cash incentive bonuses for the executive officers to tie a portion of their compensation to financial and operational objectives achievable within the applicable fiscal year. Annual cash bonuses would be administered by the Compensation Committee and at beginning of each year, the Compensation Committee would select the performance targets, target amounts, target award opportunities and other term and conditions of annual cash bonuses for the executive officers, subject to the terms of any employment agreement. Following the end of each year, the Compensation Committee would determine the extent to which the performance targets were achieved and the amount of the award that is payable to the executive officers.

Stock-Based Awards

New Holley intends to use restricted stock unit awards and stock options to reward long-term performance of the executive officers. New Holley believes that providing a meaningful portion of the total compensation package in the form of stock-based awards will align the incentives of its executive officers with the interests of its stockholders and serve to motivate and retain the individual executive officers. Stock-based awards will be awarded under the Incentive Plan, which has been adopted by the Empower board of directors and is being submitted to our shareholders for approval at the Extraordinary Meeting. For a description of the Incentive Plan, please see the section of this proxy statement under the heading “Proposal No. 7 — The Incentive Plan Proposal.”

In connection with New Holley’s executive compensation program, New Holley expects to grant restricted stock units (“RSUs”) and options to its executives. Any grant would be contingent upon the completion of the Business Combination, Empower shareholder approval and adoption of the Incentive Plan, filing of a registration statement on Form S-8, and approval by the Compensation Committee or board of directors of New Holley. Any RSU and option grant would represent a contingent right to receive or acquire a share of Domestication Common Stock upon vesting and settlement or exercise.

Other Compensation

New Holley expects to continue to maintain various employee benefit plans, including medical, dental, life insurance and 401(k) plans, in which the executive officers will participate.

Employment Agreements

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT OF NEW HOLLEY

The following table sets forth information regarding (i) unless otherwise indicated in the footnotes below, the actual beneficial ownership of Empower Ordinary Shares as of          (the “Ownership Date”), which is prior to the Domestication and consummation of the transactions contemplated by the Merger Agreement (“pre-business combination”) and (ii) expected beneficial ownership of Domestication Common Stock immediately following the consummation of the Domestication, Mergers and the other transactions contemplated by the Merger Agreement (“post-business combination”), assuming that (x) no Empower Class A Shares are redeemed and (y)              Empower Class A Shares are redeemed for an aggregate payment of approximately $         million from the trust account by:

•	each person who is, or is expected to be, the beneficial owner of more than 5% of issued and outstanding Empower Ordinary Shares or of Domestication Common Stock;

•	each of our current executive officers and directors;

•	each person who will (or is expected to) become an executive officer or director of New Holley following the consummation of the Mergers; and

•	all executive officers and directors of Empower as a group pre-business combination and all executive officers and directors of New Holley post-business combination.

Beneficial ownership is determined according to the rules of the SEC, which generally provide that a person has beneficial ownership of a security if he, she or it possesses sole or shared voting or investment power over that security, including options and warrants that are currently exercisable or exercisable within 60 days. The following table does not reflect record of beneficial ownership of any Domestication Common Stock issuable upon exercise of Domestication Public Warrants or Domestication Private Warrants, as such securities are not exercisable or convertible within 60 days of the Ownership Date.

The beneficial ownership of Empower Ordinary Shares pre-business combination is based on 31,250,000 outstanding Empower Ordinary Shares (including 25,000,000 Empower Class A Shares and 6,250,000 Empower Class B Shares) issued and outstanding as of the Ownership Date. The ownership percentages listed below do not include any such shares of Domestication Common Stock that may be issued after the Ownership Date.

The expected beneficial ownership of shares of Domestication Common Stock post-business combination in the “No Redemptions” column in the table below has been determined based upon the following additional assumptions: (i) no holders of Empower Class A Shares exercise their redemption rights and (ii) that there is no upward adjustment to the Securities Merger Consideration issued to Holley Parent pursuant to the Merger Agreement.

The expected beneficial ownership of shares of Domestication Common Stock post-business combination in the “Maximum Possible Redemption” column in the table below assumes that (i) the trust account value at redemption is $        , (ii) the per share redemption amount is equal to $        , (iii)              Empower Class A Shares are redeemed for an aggregate payment of approximately $         million from the trust account, which is the maximum amount of redemptions possible in order satisfy the $350 million Minimum Cash Condition, after giving effect to $240 million received as proceeds from the PIPE Investment and $50 million received as proceeds from the A&R FPA and (iv) that there an no upward adjustment to the Securities Merger Consideration issued to Holley Parent pursuant to the Merger Agreement.

After the Business Combination
	Before the Business Combination				No Redemption			Maximum Possible Redemption
Name and Address of Beneficial Owner	Number of shares of Empower Class A Stock	%	Number of shares of Empower Class B Stock	%	Number of shares of Domestication Common Stock	%		Number of shares of Domestication Common Stock	%
Directors and Executive Officers of Empower:
Matthew Rubel(1)	—	—	—	—	—	—		—	—
Graham Clempson(1)	—	—	—	—	—	—		—	—
Andrew Spring(1)	—	—	—	—	—	—		—	—
Krishnan (Kandy) Anand(1)	—	—	—	—	—	—		—	—
Gina Bianchini(1)	—	—	—	—	—	—		—	—
Jeffrey Jones(1)	—	—	—	—	—	—		—	—
Beth Kaplan(1)	—	—	—	—	—	—		—	—
All Directors and Executive Officers as a Group (7 Individuals)	—	—	—	—	—	—		—	—

Directors and Executive Officers of New Holley
Matthew Rubel(1)	—	—	—	—			%			%
Gina Bianchini(1)	—	—	—	—			%			%
Tom Tomlinson	—	—	—	—			%			%
Owen M. Basham	—	—	—	—			%			%
James D. Coady	—	—	—	—			%			%
	—	—	—	—			%			%
	—	—	—	—			%			%
	—	—	—	—			%			%
	—	—	—	—			%			%
	—	—	—	—			%			%
All Directors and Executive Officers of New Holley as a Group ( Individuals)

Five Percent Holders:
Empower Sponsor Holdings LLC(2)	—	—	6,250,000	100%	6,250,000	5.30%		6,250,000		%
Sculptor Capital LP(3)	2,287,075	9.1%	—	—	2,287,075	1.94%		2,287,075		%
Glazer Capital, LLC(4)	2,253,641	9.0%	—	—	2,253,641	1.91%		2,253,641		%
Periscope Capital Inc.(5)	1,449,100	5.8%	—	—	1,449,100	1.23%		1,449,100		%
Holley Intermediate Holdings, Inc.(6)	—	—	—	—	57,750,000	48.94%				%
	—	—	—	—			%			%

(1)

Does not include any shares indirectly owned by this individual as a result of the individual’s membership interest in our sponsor. Each of these individuals disclaims beneficial ownership of any shares except to the extent of their pecuniary interest therein.

(2)

The Sponsor, Empower Sponsor Holdings LLC, is the record holder of the shares reported. The managing member of our sponsor is MidOcean Associates V, L.P. (“Associates”). The general partner of Associates is Ultramar Capital, Ltd. (“Ultramar”), which is controlled by James Edward Virtue (“Virtue”). Accordingly, each of Associates, Ultramar and Virtue may be deemed to have beneficial ownership of the shares held by the Sponsor. Each of Associates, Ultramar and Virtue disclaims beneficial ownership of any shares except to the extent of their pecuniary interest therein. The address of each of Associates, Ultramar and Virtue is 245 Park Avenue, 38th Floor, New York, NY 10167.
(3)

Based on the Schedule 13G/A filed with the SEC on February 5, 2021 by Sculptor Capital LP. According to its Schedule 13G/A, Sculptor Capital reported having sole voting power over no shares, shared voting power over 2,287,075 Empower Class A Shares, sole dispositive power over no shares and shared dispositive power over 2,287,075 Empower Class A Shares. The Schedule 13G/A contained information as of December 31, 2020. The address of Sculptor Capital is 9 West 57th Street, New York, New York 10019.

(4)

Based on the Schedule 13G/A filed with the SEC on February 16, 2021 by Glazer Capital, LLC. According to its Schedule 13G/A, Glazer Capital reported having sole voting power over no shares, shared voting power over 2,253,641 Empower Class A Shares, sole dispositive power over no shares and shared dispositive power over 2,253,641 Empower Class A Shares. The Schedule 13G/A contained information as of December 31, 2020. The address of Glazer Capital is 250 West 55th Street, Suite 30A, New York, New York 10019.

(5)

Based on the Schedule 13G filed with the SEC on February 16, 2021 by Periscope Capital Inc. According to its Schedule 13G, Periscope Capital reported having sole voting power over no shares, shared voting power over 1,449,100 Empower Class A Shares, sole dispositive power over no shares and shared dispositive power over 1,449,100 Empower Class A Shares. The Schedule 13G contained information as of December 31, 2020. The address of Periscope Capital is 333 Bay Street, Suite 1240, Toronto, Ontario, Canada M5H 2R2.

(6)

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Certain Relationships and Related Person Transactions — Holley

On October 26, 2018, Holley Parent, Holley and Holley Purchaser, Inc. (the “Holley MSA Parties”) entered into a management services agreement with Sentinel Capital Partners. In connection with, and prior to, the consummation of the Mergers, the Management Services Agreement will be terminated. Pursuant to the management services agreement, the Holley MSA Parties were collectively obligated to pay Sentinel Capital Partners an annual $3.5 million management fee for certain consulting services, payable in four quarterly installments. Pursuant to the Management Services Agreement, the management fee would have increased to $4.0 million and $5.0 million upon the achievement of certain preset benchmarks with respect to EBITDA. In addition to the annual payment, the Holley MSA Parties paid a fee of $11.8 million to Sentinel in connection with the acquisition by the Sentinel Investors of Holley. The Holley MSA Parties also reimbursed Sentinel Capital Partners for reasonable out-of-pocket fees and expenses incurred in connection with providing the consulting services.

Certain Relationships and Related Person Transactions — Empower

Founder Shares

On August 21, 2020, the Sponsor purchased 7,187,500 Founder Shares for an aggregate price of $25,000. The Sponsor agreed to forfeit up to 937,500 Founder Shares to the extent that the over-allotment option was not exercised in full by the underwriters. The forfeiture was to be adjusted to the extent that the over-allotment option was not exercised in full by the underwriters so that the Founder Shares would represent 20.0% of our issued and outstanding shares after our Initial Public Offering. The underwriters declined to exercised their 45-day over-allotment option in connection with our Initial Public Offering; thus, the 937,500 Founder Shares were forfeited by the Sponsor.

The Sponsor and our officers and directors agreed, subject to limited exceptions, not to transfer, assign or sell any of their Founder Shares until the earlier to occur of: (A) one year after the completion of our initial business combination or (B) subsequent to our initial business combination, (x) if the last reported sale price of the Empower Ordinary Shares equals or exceeds $12.00 per share (as adjusted for share splits, share dividends, rights issuances, subdivisions, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing at least 150 days after our initial business combination, or (y) the date on which we complete a liquidation, merger, amalgamation, share exchange, reorganization or other similar transaction that results in all of our shareholders having the right to exchange their ordinary shares for cash, securities or other property.

Private Placement Warrants

Simultaneously with the closing of our Initial Public Offering, we sold 4,666,667 Empower Private Placement Warrants to the Sponsor at a price of $1.50 per Empower Private Placement Warrants, generating gross proceeds of $7 million. Each Empower Private Placement Warrants is exercisable for one Empower Class A Share at a price of $11.50 per share. A portion of the net proceeds from the private placement was added to the proceeds from our Initial Public Offering held in the trust account. If we do not complete our initial business combination by October 9, 2022, the Empower Private Placement Warrants will expire worthless. The Empower Private Placement Warrants are non-redeemable and exercisable on a cashless basis so long as they are held by the Sponsor or its permitted transferees.

The Sponsor and our officers and directors agreed, subject to limited exceptions, not to transfer, assign or sell any of their Empower Private Placement Warrants until 30 days after the completion of our initial business combination.

Related-party Loans

In order to finance transaction costs in connection with an initial business combination, the Sponsor or an affiliate of the Sponsor, or certain of our officers and directors may, but are not obligated to, loan us working capital loans. If we complete a business combination, we would repay the working capital loans out of the proceeds of the trust account released to us. Otherwise, the working capital loans can be repaid only out of funds held outside the trust account. In the event that a business combination does not close, we may use a portion of proceeds held outside the trust account to repay the working capital loans but no proceeds held in the trust account would be used to repay the working capital loans. Except for the foregoing, the terms of such working capital loans, if any, have not been determined and no written agreements exist with respect to such loans. The working capital loans would either be repaid upon consummation of a business combination, without interest, or, at the lender’s discretion, up to $2,000,000 of such working capital loans may be convertible into warrants at a price of $1.50 per warrant. The warrants would be identical to the Empower Private Placement Warrants. To date, we had no borrowings under the working capital loans.

Reimbursement

The Sponsor, officers and directors, or any of their respective affiliates, will be reimbursed for any out-of-pocket expenses incurred in connection with activities on our behalf such as identifying potential target businesses and performing due diligence on suitable business combinations. Our audit committee will review on a quarterly basis all payments that were made to the Sponsor, officers, directors or our or any of their affiliates and will determine which expenses and the amount of expenses that will be reimbursed. There is no cap or ceiling on the reimbursement of out-of-pocket expenses incurred by such persons in connection with activities on our behalf.

Registration and Shareholder Rights

The holders of the Founder Shares, Empower Private Placement Warrants and any warrants that may be issued upon conversion of working capital loans (and any Empower Class A Shares issuable upon the exercise of the Empower Private Placement Warrants, upon the exercise of warrants that may be issued upon conversion of working capital loans and upon conversion of the Founder Shares) are entitled to registration rights pursuant to a registration and shareholder rights agreement signed on the effective date of the Initial Public Offering. The holders of these securities are entitled to make up to three demands, excluding short form demands, that we register such securities. In addition, the holders have certain “piggy-back” registration rights with respect to registration statements filed subsequent to our completion of our initial business combination. However, the registration and shareholder rights agreement provides that we will not permit any registration statement filed under the Securities Act to become effective until termination of the applicable lockup period, which occurs (i) in the case of the Founder Shares, as described in the following paragraph, and (ii) in the case of the private placement warrants and the respective Class A ordinary shares underlying such warrants, 30 days after the completion of our initial business combination. We will bear the expenses incurred in connection with the filing of any such registration statements.

Pursuant to the Merger Agreement, registration and shareholder rights agreement will be amended and restated, and will provide additional registration rights for Holley Parent. For more information regarding the A&R Registration Rights Agreement, see the section entitled “Proposal No. 1 — The Business Combination Proposal — Other Agreements — A&R Registration Rights Agreement” and Exhibit 10.2 of Empower’s Form 8-K, filed with the SEC on October 13, 2020.

Letter Agreement

Except as described herein, the Sponsor and our directors and executive officers have agreed not to transfer, assign or sell their Founder Shares until the earliest of (A) one year after the completion of our initial business combination and (B) subsequent to our initial business combination, (x) if the closing price of our Empower

Class A Shares equals or exceeds $12.00 per share (as adjusted for share sub-divisions, share capitalizations, reorganizations, recapitalizations and the like) for any 20 trading days within any 30 trading-day period commencing at least 150 days after our initial business combination, or (y) the date on which we complete a liquidation, merger, share exchange or other similar transaction that results in all of our public shareholders having the right to exchange their ordinary shares for cash, securities or other property. Any permitted transferees will be subject to the same restrictions and other agreements of the Sponsor with respect to any Founder Shares. For more information regarding the letter agreement, see the section entitled “Proposal No. 1 — The Business Combination Proposal — Other Agreements — Letter Agreement” and Exhibit 10.4 of Empower’s Form 8-K, filed with the SEC on October 13, 2020.

Stockholders’ Agreement

Pursuant to the registration and shareholder rights agreement, the Sponsor, upon and following consummation of an initial business combination, will be entitled to nominate three individuals for appointment to our board of directors, as long as the Sponsor holds any securities covered by the registration and shareholder rights agreement, in addition to other rights as detailed in the registration and shareholder rights agreement. These nomination rights will cease at Closing. Pursuant to the Merger Agreement, we agreed to enter into a Stockholders’ Agreement with Sponsor (and certain of MidOcean affiliates of Sponsor) and Holley Parent (and certain of its affiliates) concurrent with the Closing providing for ongoing director nomination rights subject to certain ownership requirements with respect to New Holley. For more information regarding the Stockholders’ Agreement, see the section entitled “Proposal No. 1 — The Business Combination Proposal — Other Agreements — Stockholders’ Agreement” and Annex J.

Forward Purchase Agreement; A&R FPA

The Company entered into a forward purchase agreement to which Empower Funding which has received commitments from one or more funds affiliated with MidOcean, and is an affiliate of the Sponsor, will purchase an aggregate of up to 5,000,000 Empower Units, consisting of one Empower Class A Share and one-third of one Empower Public Warrant to purchase one Empower Class A Share for $10.00 per unit, or up to $50,000,000 in the aggregate, in a private placement to close substantially concurrently with the closing of an initial business combination, subject to approval at such time by the MidOcean investment committee. The forward purchase agreement was amended and restated by the A&R FPA, entered into on March 11, 2021, which removed the requirement that the MidOcean investment committee approve the initial business combination prior to the sale and issuance of Empower Units. The allocation of the forward purchase securities among the ultimate MidOcean funds that will be funding the forward purchase will be determined by MidOcean, in its sole discretion, at the time of an initial business combination. For more information regarding the A&R FPA, see the section entitled “Proposal No. 1 — The Business Combination Proposal — Other Agreements — A&R FPA” and Annex H.

PIPE Subscription Agreements

MidOcean Partners V, LP, an affiliate of the Sponsor, entered into a PIPE Subscription Agreement with the Company on March 11, 2021 to purchase up to 1,900,000 shares of Domestication Common Stock in connection with the Business Combination for an aggregate purchase price of $19 million. The terms of the PIPE Subscription Agreement entered into with MidOcean Partners V, LP are the same as other PIPE Investors. For more information regarding the PIPE Subscription Agreements, see the section entitled “Proposal No. 1 — The Business Combination Proposal — Other Agreements — PIPE Agreements” and Annex G.

Policies and Procedures for Empower’s Related-party Transactions

The audit committee of our board of directors has adopted a charter, providing for the review, approval and/or ratification of “related-party transactions,” which are those transactions required to be disclosed pursuant to Item 404 of Regulation S-K as promulgated by the SEC, by the audit committee. At its meetings, the audit committee shall be provided with the details of each new, existing, or proposed related-party transaction, including the terms of the transaction, any contractual restrictions that Empower has already committed to, the business purpose of the transaction, and the benefits of the transaction to Empower and to the relevant related party. Any member of the committee who has an interest in the related-party transaction under review by the committee shall abstain from voting on the approval of the related-party transaction, but may, if so requested by the chairman of the committee, participate in some or all of the committee’s discussions of the related-party transaction. Upon completion of its review of the related-party transaction, the committee may determine to permit or to prohibit the related-party transaction.

Description of Empower’s Board and Board Committees

Empower’s board of directors consists of six directors.

Our board of directors has two standing committees: an audit committee and a compensation, nominating and corporate governance committee. Subject to phase-in rules and a limited exception, the rules of the NYSE and Rule 10A-3 of the Exchange Act require that the audit committee of a listed company be comprised solely of independent directors. Subject to phase-in rules and a limited exception, the rules of the NYSE require that the compensation, nominating and corporate governance committee of a listed company be comprised solely of independent directors.

Each committee is governed by a charter that complies with the rules of the NYSE. Each committee charter is available on our website at www.empowermidocean.com.

Audit Committee

Jeffrey Jones, Krishnan (Kandy) Anand and Gina Bianchini serve as members of our audit committee. Under the NYSE listing standards and applicable SEC rules, all the directors on the audit committee must be independent. Our board of directors has determined that each of Mr. Jones, Mr. Anand and Ms. Bianchini are independent under the NYSE listing standards and SEC rules applicable to audit committee members. Mr. Jones serves as the chairman of the audit committee. Each member of the audit committee is financially literate and our board of directors has determined that Mr. Jones qualifies as an “audit committee financial expert” as defined in applicable SEC rules.

The audit committee is responsible for:

•	meeting with our independent registered public accounting firm regarding, among other issues, audits, and adequacy of our accounting and control systems;

•	monitoring the independence of the independent registered public accounting firm;

•	establishing, supervising and reviewing policies for audit partner rotation in compliance with applicable laws and regulations;

•	inquiring and discussing with management our compliance with applicable laws and regulations;

•	pre-approving all audit services and permitted non-audit services to be performed by our independent registered public accounting firm, including the fees and terms of the services to be performed;

•

the appointment, compensation, retention, replacement and oversight of the work of any independent registered public accounting firm (including resolution of disagreements between management and the independent auditor regarding financial reporting) for the purpose of preparing or issuing an audit report or related work;

•

establishing procedures for the receipt, retention and treatment of complaints received by us regarding accounting, internal accounting controls or reports which raise material issues regarding our financial statements or accounting policies;

•

monitoring compliance on a quarterly basis with the terms of this offering and, if any noncompliance is identified, immediately taking all action necessary to rectify such noncompliance or otherwise causing compliance with the terms of this offering; and

•

reviewing and approving all payments made to our existing shareholders, executive officers or directors and their respective affiliates. Any payments made to members of our audit committee will be reviewed and approved by our board of directors, with the interested director or directors abstaining from such review and approval.

Compensation, Nominating and Corporate Governance Committee

Beth Kaplan, Krishnan (Kandy) Anand and Gina Bianchini serve as members of the compensation, nominating and corporate governance committee. Under the NYSE listing standards and applicable SEC rules, all the directors on this committee must be independent. Our board of directors has determined that each of Ms. Kaplan, Mr. Anand and Ms. Bianchini are independent under the NYSE listing standards and SEC rules applicable to compensation committee members. Ms. Kaplan serves as chair of the committee.

The compensation, nominating and corporate governance committee is responsible for overseeing the selection of persons to be nominated to serve on our board of directors. The compensation, nominating and corporate governance committee is also responsible for overseeing our compensation policies and determinations, as further described below. We have adopted a committee charter, which details the principal functions of the committee, including:

•

reviewing and approving on an annual basis the corporate goals and objectives relevant to our Chief Executive Officer’s compensation, evaluating our Chief Executive Officer’s performance in light of such goals and objectives and determining and approving the remuneration (if any) of our Chief Executive Officer;

•	reviewing and approving the compensation of all of our other Section 16 executive officers;

•	reviewing our executive compensation policies and plans;

•	implementing and administering our incentive compensation equity-based remuneration plans;

•	assisting management in complying with our proxy statement and annual report disclosure requirements;

•	approving all special perquisites, special cash payments and other special compensation and benefit arrangements for our executive officers and employees;

•	producing a report on executive compensation to be included in our annual proxy statement; and

•	reviewing, evaluating and recommending changes, if appropriate, to the remuneration for directors.

The charter also provides that the compensation committee may, in its sole discretion, retain or obtain the advice of a compensation consultant, legal counsel or other adviser and will be directly responsible for the appointment, compensation and oversight of the work of any such adviser.

However, before engaging or receiving advice from a compensation consultant, external legal counsel or any other adviser, the compensation committee will consider the independence of each such adviser, including the factors required by the NYSE and the SEC.

Number and Terms of Office of Empower’s Officers and Directors

Our board of directors is divided into three classes, with only one class of directors being appointed in each year, and with each class (except for those directors appointed prior to our first annual general meeting) serving a three-year term. In accordance with the NYSE corporate governance requirements, we are not required to hold an annual general meeting until one year after our first fiscal year end following our listing on the NYSE. The term of office of the first class of directors, consisting of Mr. Anand and Ms. Bianchini, will expire at our first annual general meeting. The term of office of the second class of directors, consisting of Mr. Jones and Ms. Kaplan, will expire at our second annual general meeting. The term of office of the third class of directors, consisting of Mr. Rubel and Mr. Clempson, will expire at our third annual general meeting.

Empower’s Director Nominations

Pursuant to an agreement entered into with the Sponsor, whereby the Sponsor will be entitled to nominate three individuals for appointment to the board of Directors of Empower, as long as the Sponsor holds any securities covered by the existing registration and shareholder rights agreement. Pursuant to the Merger Agreement, Empower, the Sponsor and Holley Parent (and certain affiliates of each of Sponsor and Holley Parent) will enter into a Stockholders’ Agreement providing for post-closing director nomination rights subject to certain requirements to hold Domestication Common Stock of New Holley. For more information with respect to these nomination rights, see the section entitled “Proposal No. 1 — The Business Combination Proposal — Other Agreements — Stockholders’ Agreement”.

Pursuant to the Cayman Constitutional Documents, only holders of Empower Class B Shares are entitled to vote on director nominees. Currently, the Sponsor is the sole holder of Empower Class B Shares.

Empower’s Compensation Committee Interlocks and Insider Participation

None of Empower’s executive officers currently serves, and in the past year has not served, as a member of the compensation committee of any entity that has one or more executive officers serving on our board of directors.

Empower’s Code of Ethics

Empower has adopted a Code of Ethics applicable to its directors, officers and employees. The Code of Ethics is located at www.empowermidocean.com. Any amendments to the Code of Ethics other than technical, administrative or other non-substantive amendments, or any waiver, including any implicit waiver, from a provision of the Code of Ethics applicable to a principal executive officer, principal financial officer principal accounting officer or controller or persons performing similar functions requiring disclosure under applicable SEC or NYSE rules, will be disclosed on the website.

Empower’s Conflicts of Interest

Under Cayman Islands law, directors and officers owe the following fiduciary duties:

•	duty to act in good faith in what the director or officer believes to be in the best interests of Empower as a whole;

•	duty to exercise powers for the purposes for which those powers were conferred and not for a collateral purpose;

•	directors should not improperly fetter the exercise of future discretion;

•	duty to exercise powers fairly as between different sections of shareholders;

•	duty not to put themselves in a position in which there is a conflict between their duty to Empower and their personal interests; and

•	duty to exercise independent judgment.

In addition to the above, directors also owe a duty of care which is not fiduciary in nature. This duty has been defined as a requirement to act as a reasonably diligent person having both the general knowledge, skill and experience that may reasonably be expected of a person carrying out the same functions as are carried out by that director in relation to Empower and the general knowledge, skill and experience of that director.

As set out above, directors have a duty not to put themselves in a position of conflict and this includes a duty not to engage in self-dealing, or to otherwise benefit as a result of their position. However, in some instances, what would otherwise be a breach of this duty can be forgiven and/or authorized in advance by the shareholders provided that there is full disclosure by the directors. This can be done by way of permission granted in the amended and restated memorandum and articles of association or alternatively by shareholder approval at general meetings.

Certain of our Sponsor, officers and directors presently have, and any of them in the future may have additional, fiduciary and contractual duties to other entities. As a result, if any of the Sponsor, officers or directors becomes aware of a business combination opportunity which is suitable for an entity to which he or she has then-current fiduciary or contractual obligations, then, subject to his or her fiduciary duties under Cayman Islands law, he or she will need to honor such fiduciary or contractual obligations to present such business combination opportunity to such entity, before we can pursue such opportunity. If these other entities decide to pursue any such opportunity, we may be precluded from pursuing the same. However, we do not expect these duties to materially affect our ability to complete our initial business combination. The Cayman Constitutional Documents provide that we renounce our interest in any business combination opportunity offered to the Sponsor, director or officer unless such opportunity is expressly offered to such person solely in his or her capacity as a director or officer of Empower and it is an opportunity that we are able to complete on a reasonable basis.

Below is a table summarizing the entities to which our executive officers and directors currently have fiduciary duties, contractual obligations or other material management relationships:

Individual	Entity	Type of Business	Affiliation
Matthew Rubel	MidOcean Partners(1)	Private Equity	Chairman of Executive Board
	KidKraft	Manufacturing	Executive Chairman
	TreeHouse Foods	Food Processing	Director
	The Joint Chiropractic	Chiropractic Care	Director
	Image Skincare	Skincare	Director
	TOMS Shoes	Footwear	Director

Graham Clempson	MidOcean Partners(1)	Private Equity	Vice Chairman and Co-founder
	Bandier Holdings LLC	Sportswear	Director
	Display Data PLC	Information Services	Director
	Thorough Events Holdings Ltd	Events Services	Director
	Allied Film Makers Ltd	Production	Director

Andrew Spring	MidOcean Partners(1)	Private Equity	Managing Director and Chief Financial Officer

Krishnan (Kandy) Anand	Folium Bio Sciences	Wholesaler	Director
	Wingstop Inc.	Restaurants	Director

Gina Bianchini	Mighty Networks	Software	Chief Executive Officer
	TEGNA	Broadcasting	Director

Individual	Entity	Type of Business	Affiliation

Jeffrey Jones	Noodles & Company	Restaurants	Chairman of the Board
	Hershey Entertainment & Resorts	Entertainment	Lead Independent Director
	Summit Hotel Properties, Inc.	REIT	Lead Independent Director
	ClubCorp	Golf and Membership Clubs	Director

Beth Kaplan	Axcel Partners, LLC	Private Equity	Managing Member
	Meredith Corporation	Media	Director
	Howard Hughes Corporation	Real Estate	Director
	Crocs	Consumer Shoe Brand	Director
	Rent the Runway	Apparel Rental Services	Director and Advisor
	Care/of	Health Technology	Director and Advisor
	Leesa Sleep	Mattress Retailer	Director and Advisor

(1)	Includes MidOcean Partners and certain of its funds, affiliates, and other related entities, including certain portfolio companies in which the funds and other related entities invest.

Potential investors should also be aware of the following other potential conflicts of interest:

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Our executive officers and directors are not required to, and will not, commit their full time to our affairs, which may result in a conflict of interest in allocating their time between our operations and our search for a business combination and their other businesses. We do not intend to have any full-time employees prior to the completion of our initial business combination. Each of our executive officers is engaged in several other business endeavors for which he may be entitled to substantial compensation, and our executive officers are not obligated to contribute any specific number of hours per week to our affairs.

•	The Sponsor subscribed for Founder Shares prior to the date of our Initial Public Offering and purchased private placement warrants at the time of the Initial Public Offering.

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We entered into a Forward Purchase Agreement with Empower Funding, which is an affiliate of the Sponsor, at the time of the Initial Public Offering, and subsequently amended and restated the agreement on March 11, 2021, to issue 5,000,000 Empower Units in connection with the Domestication.

•

We entered into a PIPE Subscription Agreement with MidOcean Partners V, LP, which is an affiliate of the Sponsor, on March 11, 2021 to issue up to 1,900,000 shares of Domestication Common Stock concurrently with Closing.

•

We agreed to enter into an A&R Registration Rights Agreement with Sponsor and Holley Parent concurrent with the Closing providing for certain registration rights for Domestication Common Stock, Domestication Private Warrants and Domestication Public Warrants held by such parties.

•

We agreed to enter into a Stockholders’ Agreement with Sponsor (and certain of MidOcean affiliates of Sponsor) and Holley Parent (and certain of its affiliates) concurrent with the Closing providing for ongoing director nomination rights.

•

Sponsor and each member of our management team have entered into an agreement with us, pursuant to which they have agreed to waive their redemption rights with respect to any Founder Shares and Empower Ordinary Shares held by them in connection with (i) the completion of an initial business combination, and (ii) a shareholder vote to approve an amendment to our amended and restated memorandum and articles of association (A) that would modify the substance or timing of our obligation to provide holders of our Class A ordinary shares the right to have their shares redeemed in connection with our initial business combination or to redeem 100% of our public shares if we do not complete an initial business combination within 24 months from the closing of the Initial Public Offering or during any extension period or (B) with respect to any other provision relating to the rights of holders of our Class A ordinary shares.

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The Sponsor has agreed to waive its rights to liquidating distributions from the trust account with respect to its Founder Shares if we fail to complete our initial business combination within the prescribed time frame.

•	If we do not complete our initial business combination within the prescribed time frame, the Empower Private Placement Warrants will expire worthless.

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Except as described herein, the Sponsor and our directors and executive officers have agreed not to transfer, assign or sell any of their Founder Shares until the earliest of (A) one year after the completion of our initial business combination and (B) subsequent to our initial business combination, (x) if the closing price of our Class A ordinary shares equals or exceeds $12.00 per share (as adjusted for share subdivisions, share capitalizations, reorganizations, recapitalizations and the like) for at least 20 trading days within any 30-trading day period commencing at least 150 days after our initial business combination, or (y) the date on which we complete a liquidation, merger, share exchange or other similar transaction that results in all of our public shareholders having the right to exchange their ordinary shares for cash, securities or other property.

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Except as described herein, the private placement warrants will not be transferable until 30 days following the completion of our initial business combination. Because all of our executive officers and director nominees will own ordinary shares or warrants directly or indirectly, they may have a conflict of interest in determining whether a particular target business is an appropriate business with which to effectuate our initial business combination.

In no event will the Sponsor or any of our existing officers, or their respective affiliates, be paid by us any finder’s fee, consulting fee or other compensation prior to, or for any services they render in order to effectuate, the completion of our initial business combination. We currently expect the Sponsor to provide us with office space, administrative and support services at no cost, but we may incur costs for office space and administrative and support services in the future.

We cannot assure you that any of the above-mentioned conflicts will be resolved in our favor.

Empower’s Limitation on Liability and Indemnification of Officers and Directors

Cayman Islands law does not limit the extent to which a company’s memorandum and articles of association may provide for indemnification of officers and directors, except to the extent any such provision may be held by the Cayman Islands courts to be contrary to public policy, such as to provide indemnification against willful default, willful neglect, civil fraud or the consequences of committing a crime. The Cayman Constitutional Documents provide for indemnification of our officers and directors to the maximum extent permitted by law, including for any liability incurred in their capacities as such, except through their own actual fraud, willful default or willful neglect. We have entered into agreements with our directors and officers to provide contractual indemnification in addition to the indemnification provided for in our amended and restated memorandum and articles of association. We have purchased a policy of directors’ and officers’ liability insurance that insures our officers and directors against the cost of defense, settlement or payment of a judgment in some circumstances and insures us against our obligations to indemnify our officers and directors.

Our officers and directors have agreed to waive any right, title, interest or claim of any kind in or to any monies in the trust account, and have agreed to waive any right, title, interest or claim of any kind they may have in the future as a result of, or arising out of, any services provided to us and will not seek recourse against the trust account for any reason whatsoever (except to the extent they are entitled to funds from the trust account due to their ownership of public shares). Accordingly, any indemnification provided will only be able to be satisfied by us if (i) we have sufficient funds outside of the trust account or (ii) we consummate an initial business combination.

Our indemnification obligations may discourage shareholders from bringing a lawsuit against our officers or directors for breach of their fiduciary duty. These provisions also may have the effect of reducing the likelihood of derivative litigation against our officers and directors, even though such an action, if successful, might otherwise benefit us and our shareholders. Furthermore, a shareholder’s investment may be adversely affected to the extent we pay the costs of settlement and damage awards against our officers and directors pursuant to these indemnification provisions.

We believe that these provisions, the insurance and the indemnity agreements are necessary to attract and retain talented and experienced officers and directors.

COMPARISON OF CORPORATE GOVERNANCE AND STOCKHOLDERS’ RIGHTS

Empower is an exempted company incorporated under the Cayman Islands Companies Law. The Cayman Islands Companies Law and the Cayman Constitutional Documents govern the rights of its shareholders. The Cayman Islands Companies Law differs in some material respects from laws generally applicable to United States corporations and their stockholders. In addition, the Cayman Constitutional Documents will differ in certain material respects from the Proposed Organizational Documents. As a result, when you become a stockholder of New Holley, your rights will differ in some regards as compared to when you were a shareholder of Empower.

Below is a summary chart outlining important similarities and differences in the corporate governance and stockholder/shareholder rights associated with each of Empower and New Holley according to applicable law or the organizational documents of Empower and New Holley. For specific material amendments to the provisions of the Cayman Constitutional Documents, as will be adopted via the Proposed Charter, please see the sections entitled “Proposal No. 3 — Non-Binding Organizational Documents Proposals” and “Proposal No. 4 — Binding Charter Proposals”.

This summary is qualified by reference to the complete text of the Cayman Constitutional Documents and the Proposed Charter and Proposed Bylaws, copies of which are attached to this proxy statement/prospectus as Annex C and Annex D. All Empower Shareholders are encouraged to read the Proposed Organizational Documents and Cayman Constitutional Documents in their entirety for a more complete description of its terms.

	Cayman Islands	Delaware
Stockholder / Shareholder Approval of Business Combinations

Mergers require a special resolution, and any other authorization as may be specified in the relevant articles of association. Parties holding certain security interests in the constituent companies must also consent. All mergers (other than parent/subsidiary mergers) require shareholder approval — there is no exception for smaller mergers. Where a bidder has acquired 90% or more of the shares in a Cayman Islands company, it can compel the acquisition of the shares of the remaining shareholders and thereby become the sole shareholder. A Cayman Islands company may also be acquired through a “scheme of arrangement” sanctioned by a Cayman Islands court and approved by 50%+1 in number and 75% in value of shareholders in attendance and voting at a shareholders’ meeting.

The Cayman Constitutional Documents require an ordinary resolution under Cayman Islands law, being the affirmative vote of holders of at least a majority of the issued and outstanding Empower Ordinary Shares represented in person or by proxy and entitled to vote thereon and who vote at the Extraordinary Meeting to approve the Business Combination Proposal.

Mergers generally require approval of a majority of all outstanding shares. Mergers in which less than 20% of the acquirer’s stock is issued generally do not require acquirer stockholder approval. Mergers in which one corporation owns 90% or more of a second corporation may be completed without the vote of the second corporation’s board of directors or stockholders.

The Proposed Organizational Documents are consistent with the DGCL and do not modify DGCL voting requirements.

	Cayman Islands	Delaware
Stockholder / Shareholder Votes for Routine Matters

Under the Cayman Islands Companies Law, routine corporate matters may be approved by an ordinary resolution (being a resolution passed by a simple majority of the shareholders as being entitled to do so and who vote on such matter).

The Cayman Constitutional Documents are consistent with this requirement.

Generally, approval of routine corporate matters that are put to a stockholder vote require the affirmative vote of the majority of shares present in person or represented by proxy at the meeting and entitled to vote on the subject matter.

The Proposed Organizational Documents are consistent with the DGCL and do not modify DGCL voting requirements.

Appraisal Rights

Minority shareholders that dissent from a merger are entitled to be paid the fair market value of their shares, which if necessary may ultimately be determined by the court.

The Cayman Constitutional Documents do not expand upon or otherwise limit statutorily provided appraisal rights. There are no appraisal rights of shareholders in connection with the proposed Business Combination.

Generally, a stockholder of a publicly traded corporation does not have appraisal rights in connection with a merger. Stockholders of a publicly traded corporation do, however, generally have appraisal rights in connection with a merger if they are required by the terms of a business combination agreement to accept for their shares anything except: (a) shares or depository receipts of the corporation surviving or resulting from such merger; (b) shares of stock or depository receipts that will be either listed on a national securities exchange or held of record by more than 2.000 holders; (c) cash in lieu of fractional shares or fractional depository receipts described in (a) and (b) above; or (d) any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in (a), (b) and (c) above.

The Proposed Organizational Documents do not expand upon or otherwise limit statutorily provided appraisal rights.

Inspection of Books and Records

Shareholders generally do not have any rights to inspect or obtain copies of the register of shareholders or other corporate records of a company.

The Cayman Constitutional Documents do not provide inspection rights.

Any stockholder may inspect the corporation’s books and records for a “proper purpose” during the usual hours for business, as limited by Section 220 of the DGCL.

The Proposed Organizational Documents do not expand upon or otherwise limit statutorily provided rights.

Stockholder / Shareholder Lawsuits	In the Cayman Islands, the decision to institute proceedings on behalf of a company is generally taken by the company’s board of directors. A shareholder may be entitled to bring a	A stockholder may bring a derivative suit subject to procedural requirements (including adopting Delaware as the exclusive forum as per Proposal No. 3B).

	Cayman Islands	Delaware
	derivative action on behalf of the company, but only in certain limited circumstances. The Cayman Constitutional Documents do not expand upon or otherwise limit statutorily provided rights.	The Proposed Organizational Documents do not expand upon or otherwise limit statutorily provided rights.

Fiduciary Duties of Directors

A director owes fiduciary duties to a company, including to exercise loyalty, honesty and good faith to the company as a whole. In addition to fiduciary duties, directors of Empower owe a duty of care, diligence and skill. Such duties are owed to the company but may be owed direct to creditors or shareholders in certain limited circumstances.

The Cayman Constitutional Documents provide for an explicit waiver of corporate opportunities with respect to its directors and officers.

Directors must exercise a duty of care and duty of loyalty and good faith to the company and its stockholders.

The Proposed Organizational Documents, as described in Proposal No. 3G provide for an explicit waiver of corporate opportunities with respect to non-employee directors and their affiliates.

Indemnification of Directors and Officers

A Cayman Islands company generally may indemnify its directors or officers except with regard to fraud or willful default.

The Cayman Constitutional Documents provide that our current and former officers and directors will be indemnified by us for any liability, action, proceeding, claim, demand, costs, damages or expenses, including legal expenses, whatsoever which they or any of them may incur as a result of any act or failure to act in carrying out their functions other than such liability (if any) that they may incur by reason of their own actual fraud, willful neglect or willful default.

A corporation is generally permitted to indemnify its directors and officers acting in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation.

The Proposed Organizational Documents will provide for the indemnification of current and former officers and directors of New Holley to the fullest extent permitted by Delaware law.

Limited Liability of Directors

Liability of directors may be unlimited, except with regard to their own fraud or willful default.

The Cayman Constitutional Documents provide that our current and former officers and directors will be liable to Empower for any loss or damage incurred by Empower as a result (whether direct or indirect) of the carrying out of their functions unless that liability arises through the actual fraud, willful neglect or willful default of such officer or director.

Permits limiting or eliminating the monetary liability of a director to a corporation or its stockholders, except with regard to breaches of duty of loyalty, intentional misconduct, unlawful repurchases or dividends, or improper personal benefit.

The Proposed Organizational Documents will limit the liability of current and former officers and directors of New Holley to the fullest extent permitted by Delaware law.

DESCRIPTION OF NEW HOLLEY CAPITAL STOCK

As a result of the Business Combination, Empower shareholders who receive shares of Domestication Common Stock in connection with the Business Combination will become stockholders of New Holley. Your rights as New Holley stockholders will be governed by Delaware law and New Holley’s Proposed Charter and Proposed Bylaws. The following summary of the material terms of our securities is not intended to be a complete summary of the rights and preferences of such securities. We urge you to read the applicable provisions of Delaware law and New Holley’s Proposed Charter and Proposed Bylaws carefully and in their entirety because they describe your rights as a holder of shares of Domestication Common Stock.

Authorized and Outstanding Stock

The Proposed Charter authorizes the issuance of 555,000,000 shares of capital stock, consisting of (i) 550,000,000 shares of common stock, par value $0.0001 per share and (ii) 5,000,000 shares of preferred stock, par value $0.0001 per share. The outstanding shares of our Domestication Common Stock are, and the shares of Domestication Common Stock of New Holley issuable in connection with the Business Combination pursuant to the Merger Agreement will be, duly authorized, validly issued, fully paid and non-assessable. As of the record date for the Extraordinary Meeting, there were 31,250,0000 Empower Ordinary Shares outstanding, held of record by approximately              holders of Empower Ordinary Shares, no shares of preferred stock outstanding and 13,000,000 Empower Public Warrants and Empower Private Warrants outstanding held of record by approximately              holders of warrants. Such numbers do not include DTC participants or beneficial owners holding shares through nominee names.

Common Stock

The Proposed Charter provides that the Domestication Common Stock will have identical par value and participation rights to current Empower A Common Stock. Empower Class B Shares will convert on a one-to-one basis into Domestication Common Stock, with identical par value and participation rights to current Empower A Common Stock

Preferred Stock

The Proposed Charter provides that shares of preferred stock may be issued from time to time in one or more series. The board of directors of the post-combination company will be authorized to fix the voting rights, if any, designations, powers, preferences and relative, participating, optional, special and other rights, if any, and any qualifications, limitations and restrictions thereof, applicable to the shares of each series. The New Holley board is able, without stockholder approval, to issue preferred stock with voting and other rights that could adversely affect the voting power and other rights of the holders of the Domestication Common Stock and could have anti-takeover effects. The ability of the New Holley board to issue preferred stock without stockholder approval could have the effect of delaying, deferring or preventing a change of control of us or the removal of existing management. We have no preferred stock outstanding at the date hereof. Although we do not currently intend to issue any shares of preferred stock, we cannot assure you that we will not do so in the future.

Warrants

Empower Public Warrants will continue with New Holley as Domestication Public Warrants and will be exercisable for one share of Domestication Common Stock pursuant to the terms provided for therein. We intend to continue to list the Domestication Public Warrants with the NYSE under the symbol “HLLY WS”.

Empower Private Warrants will continue with New Holley as Domestication Private Warrants and will be exercisable for one share of Domestication Common Stock pursuant to the terms provided for therein. New Holley does not have any current intention to list the Domestication Private Warrants with the NYSE.

Units

Each Empower Unit consists of one Empower Class A Share and one-third of one Empower Public Warrant, each as detailed above. Upon consummation of the Domestication, Empower Units will automatically separate into their respective Domestication Common Stock and Domestication Public Warrants.

Dividends

Under the Proposed Charter, holders of Common Stock are entitled to receive ratable dividends, if any, as may be declared from time-to-time by our Board out of legally available assets or funds. There are no current plans to pay cash dividends on Domestication Common Stock for the foreseeable future.

Voting Power

Except as otherwise required by law or as otherwise provided in any certificate of designation for any series of preferred stock, under the current certificate of incorporation and the Proposed Charter, the holders of Domestication Common Stock possess or will possess, as applicable, all voting power for the election of our directors and all other matters requiring stockholder action and are entitled or will be entitled, as applicable, to one vote per share on matters to be voted on by stockholders. Subject to certain limited exceptions, the holders of Domestication Common Stock shall at all times vote together as one class on all matters submitted to a vote of the holders of Domestication Common Stock under the Proposed Charter.

Preemptive or Other Rights

The Proposed Charter does not provide for any preemptive or other similar rights.

Election of Directors

Our Board currently consists of six (6) directors.

Following the completion of the Business Combination, the structure of the Board will be increased to seven (7) directors, as discussed in greater detail in “Proposal No. 3 — The Binding Organizational Documents Proposal” and “Management After the Business Combination.” Under the terms of the Proposed Charter, upon the effectiveness thereof, the Board will be divided into three classes designated as Class I, Class II and Class III. Class I directors will initially serve for a term expiring at the first annual meeting of stockholders following the Closing Date. Class II and Class III directors will initially serve for a term expiring at the second and third annual meeting of stockholders following the Closing Date, respectively. At each succeeding annual meeting of stockholders, directors will be elected for a full term of three years to succeed the directors of the class whose terms expire at such annual meeting of the stockholders. There will be no limit on the number of terms a director may serve on the board of directors of Empower.

Under the Proposed Charter, directors are elected by a plurality voting standard, whereby each of our stockholders may not give more than one vote per share towards any one director nominee. There are no cumulative voting rights.

Annual Stockholder Meetings

New Holley will provide that annual stockholder meetings will be held at a date, time and place, if any, as exclusively selected by New Holley’s board of directors. To the extent permitted under applicable law, New Holley may conduct meetings by means of remote communication.

Dissenters’ Rights of Appraisal and Payment

Under the DGCL, with certain exceptions, New Holley’s stockholders have appraisal rights in connection with a merger or consolidation of New Holley. Pursuant to the DGCL, stockholders who properly request and perfect appraisal rights in connection with such merger or consolidation will have the right to receive payment of the fair value of their shares as determined by the Delaware Court of Chancery.

Stockholders’ Derivative Actions

Under the DGCL, any of New Holley’s stockholders may bring an action in New Holley’s name to procure a judgment in New Holley’s favor, also known as a derivative action, provided that the stockholder bringing the action is a holder of New Holley’s shares at the time of the transaction to which the action relates or such stockholder’s stock thereafter devolved by operation of law.

Limitations on Liability and Indemnification of Officers and Directors

The Cayman Constitutional Documents provide that our current and former officers and directors will be indemnified by us for any liability, action, proceeding, claim, demand, costs, damages or expenses, including legal expenses, whatsoever which they or any of them may incur as a result of any act or failure to act in carrying out their functions other than such liability (if any) that they may incur by reason of their own actual fraud, willful neglect or willful default. No such officer or director is to be liable to Empower for any loss or damage incurred by Empower as a result (whether direct or indirect) of the carrying out of their functions unless that liability arises through the actual fraud, willful neglect or willful default of such officer or director. Empower has further agreed to advance reasonable attorneys’ fees and other costs and expenses incurred in connection with the defense of any action, suit, proceeding or investigation involving such officer or director for which indemnity will or could be sought. The Proposed Charter and Proposed Bylaws will provide for the indemnification of current and former officers and directors of New Holley to the fullest extent permitted by Delaware law.

We have entered into agreements with our officers and directors to provide contractual indemnification in addition to the indemnification provided for in our current certificate of incorporation. The Cayman Constitutional Documents also permit us to secure insurance on behalf of any officer, director or employee for any liability arising out of his or her actions.

We have purchased a policy of directors’ and officers’ liability insurance that insures our officers and directors against the cost of defense, settlement or payment of a judgment in some circumstances and insures us against our obligations to indemnify our officers and directors. In connection with the Closing, Empower will purchase a tail policy with respect to liability coverage for the benefit of our current officers and directors on the same or substantially similar terms of our existing policy. Pursuant to the Merger Agreement, New Holley will maintain such tail policy for a period of no less than six years following the Closing.

These provisions may discourage current shareholders and future stockholders from bringing a lawsuit against our directors for breach of their fiduciary duty. These provisions also may have the effect of reducing the likelihood of derivative litigation against officers and directors, even though such an action, if successful, might otherwise benefit us and our shareholders and stockholders. Furthermore, a shareholder’s or stockholder’s investment may be adversely affected to the extent we pay the costs of settlement and damage awards against officers and directors pursuant to these indemnification provisions.

We believe that these provisions, the directors’ and officers’ liability insurance and the indemnity agreements are necessary to attract and retain talented and experienced officers and directors.

Certain Anti-Takeover Provisions of Delaware Law; New Holley’s Certificate of Incorporation and Bylaws

New Holley’s Proposed Charter and Proposed Bylaws will contain, and the DGCL contains, provisions, as summarized in the following paragraphs, that are intended to enhance the likelihood of continuity and stability in the composition of New Holley’s board of directors. These provisions are intended to avoid costly takeover battles, reduce New Holley’s vulnerability to a hostile change of control and enhance the ability of New Holley’s board of directors to maximize stockholder value in connection with any unsolicited offer to acquire New Holley. However, these provisions may have an anti-takeover effect and may delay, deter or prevent a merger or acquisition of New Holley by means of a tender offer, a proxy contest or other takeover attempt that a stockholder might consider in its best interest, including those attempts that might result in a premium over the prevailing market price for the shares of Domestication Common Stock held by stockholders.

Exclusive Forum

The Proposed Charter will provide that, unless New Holley selects or consents in writing to the selection of an alternative forum, to the fullest extent permitted by the applicable law: (a) the sole and exclusive forum for any complaint asserting any internal corporate claims, to the fullest extent permitted by law, and subject to applicable jurisdictional requirements, shall be the Court of Chancery of the State of Delaware (or, if the Court of Chancery does not have, or declines to accept, jurisdiction, another state court or a federal court located within the State of Delaware); and (b) the sole and exclusive forum for any complaint asserting a cause of action arising under the Securities Act of 1933, to the fullest extent permitted by law, shall be the federal district courts of the United States of America. For purposes of the foregoing, “internal corporate claims” means claims, including claims in the right of New Holley that are based upon a violation of a duty by a current or former director, officer, employee or stockholder in such capacity, or as to which the DGCL confers jurisdiction upon the Court of Chancery. Any person or entity purchasing or otherwise acquiring any interest in any shares of Domestication Common Stock will be deemed to have consented to (i) the personal jurisdiction of the state and federal courts located within the State of Delaware in connection with any action brought in any such court to enforce the Proposed Charter’s exclusive forum provision (an “FSC Enforcement Action”), and (ii) having service of process made upon such holder of Domestication Common Stock in any such FSC Enforcement Action by service upon such holder of Domestication Common Stock’s counsel in such action as agent for such holder of Domestication Common Stock.

Advance Notice of Director Nominations and New Business

For information regarding registration rights of certain securities of New Holley, see “Stockholder Proposals and Nominations”.

Listing of Securities

We intend to apply to continue the listing of Domestication Common Stock and Domestication Public Warrants on the NYSE under the symbols “HLLY” and “HLLY WS,” respectively, upon the closing of the Business Combination.

Registration Rights

At the Closing, New Holley will enter into the A&R Registration Rights Agreement, pursuant to which, among other things, the Sponsor and Holley Parent will have specified rights to require New Holley to register all or a portion of their shares of Domestication Common Stock, Domestication Private Warrants and the Domestication Common Stock underlying the Domestication Private Warrants under the Securities Act. See the section entitled “Proposal No. 1 — Other Agreements — A&R Registration Rights Agreement” The PIPE Investors and A&R FPA Investor also have certain customary registration rights pursuant to the PIPE Investment and A&R FPA. For information regarding registration rights of certain securities of New Holley, see “Securities Eligible for Future Sale — Registration Rights”.

SECURITIES ELIGIBLE FOR FUTURE SALE

Rule 144

Rule 144 is not available for the resale of securities initially issued by shell companies (other than business combination-related shell companies) or issuers that have been at any time previously a shell company. However, Rule 144 also includes an important exception to this prohibition if the following conditions are met:

•	the issuer of the securities that was formerly a shell company has ceased to be a shell company;

•	the issuer of the securities is subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act;

•

the issuer of the securities has filed all Exchange Act reports and material required to be filed, as applicable, during the preceding 12 months (or such shorter period that the issuer was required to file such reports and materials), other than Form 8-K reports; and

•	at least one year has elapsed from the time that the issuer filed current Form 10 type information with the SEC reflecting its status as an entity that is not a shell company.

As a result, (i) Sponsor and any other holder of Founder Shares or Empower Private Warrants, as applicable, (ii) A&R FPA Investor, and (iii) PIPE Investors will be able to sell their private placement securities, in each case pursuant to Rule 144 without registration one year after Empower has completed its initial business combination, assuming Empower otherwise complies with the conditions set forth above. In addition to Rule 144 restrictions, Sponsor and its permitted transferees are subject to certain transfer restrictions set forth in the Letter Agreement. For more information regarding the Letter Agreement and Sponsor’s transfer restrictions, see the section entitled “Proposal No. 1. — The Business Combination Proposal — Other Agreements — Letter Agreement.”

Empower anticipates that following the consummation of the Business Combination, it will no longer be a shell company, and so, once the conditions set forth in the exceptions listed above are satisfied, Rule 144 will become available for the resale of the above-noted restricted securities.

Registration Rights

At the Closing, New Holley will enter into the A&R Registration Rights Agreement, pursuant to which, among other things, the Sponsor and Holley Parent will have specified rights to require New Holley to register all or a portion of their shares of Domestication Common Stock, Domestication Private Warrants and the Domestication Common Stock underlying the Domestication Private Warrants under the Securities Act. See the section entitled “Proposal No. 1 — Other Agreements — A&R Registration Rights Agreement.”

The PIPE Investors have certain customary registration rights pursuant to the PIPE Investment. In particular, Empower has committed to file for registration with the SEC such Domestication Common Stock issued pursuant to the PIPE Subscription Agreements within 30 days of Closing. For more information related to the PIPE Investment and PIPE Subscription Agreement, see the section entitled “Proposal No. 1 — Other Agreements — PIPE Agreements” and Annex G to this proxy statement/prospectus.

The A&R FPA Investor has certain customary registration rights pursuant to the A&R FPA. In particular, Empower has committed to file for registration with the SEC such Domestication Common Stock and Domestication Public Warrants issued pursuant to the A&R FPA within 30 days of Closing. For more information related to the A&R FPA, see the section entitled “Proposal No.  1 — Other Agreements — A&R FPA” and Annex H to this proxy statement/prospectus.

PUBLIC TRADING MARKETS

Empower Class A Shares are listed on NYSE under the symbol “EMPW”. Empower’s Public Warrants are listed on NYSE under the symbol “EMPW WS”. Empower’s Units are listed on NYSE under the symbol “EMPW.U”. Following the consummation of the Business Combination, Domestication Common Stock (including common stock issuable in the Merger) will be listed on NYSE under the symbol “HLLY” and Domestication Public Warrants will be listed under the symbol “HLLY WS”.

EXPERTS

The financial statements of Empower Ltd. as of December 31, 2019 and for the period from August 19, 2020 (date of inception) to December 31, 2020, have been audited by Marcum LLP, an independent registered public accounting firm, as set forth in their report which is incorporated herein. Such financial statements have been included herein in reliance on the report of such firm given upon their authority as experts in accounting and auditing.

The consolidated financial statements of Holley Intermediate Holdings, Inc. and Subsidiaries included in this prospectus and elsewhere in the registration statement have been so included in reliance upon the report of Grant Thornton LLP, independent registered public accountants, upon the authority of said firm as experts in accounting and auditing.

SHAREHOLDER COMMUNICATIONS

Shareholders and interested parties may communicate with Empower’s board of directors, any committee chairperson or the non-management directors as a group by writing to the board or committee chairperson in care of Empower Ltd., c/o MidOcean Partners, 245 Park Avenue, 38th Floor, New York, NY. Following the Business Combination, such communications should be sent in care of Holley Inc.,             . Each communication will be forwarded, depending on the subject matter, to the board of directors, the appropriate committee chairperson or all non-management directors.

CHANGE IN ACCOUNTANTS

Holley Intermediate Holdings, Inc. dismissed Crowe LLP (“Crowe”) as Holley Intermediate Holdings, Inc.’s independent auditors on December 30, 2020. The decision to dismiss Crowe was approved by Holley Intermediate Holdings, Inc.’s board of directors.

With respect to Holley Intermediate Holdings, Inc.’s two most recently completed fiscal years, Crowe performed its audit in accordance with auditing standards generally accepted in the United States of America (“U.S. GAAS”) and issued an independent auditors’ report (“report”) on Holley Intermediate Holdings, Inc.’s audited consolidated financial statements as of and for the year ended December 31, 2019. This report did not contain an adverse opinion or a disclaimer of opinion, and was not qualified or modified as to uncertainty, audit scope, or accounting principle. Crowe did not audit Holley Intermediate Holdings, Inc.’s consolidated financial statements for any period subsequent to December 31, 2019.

During Holley Intermediate Holdings, Inc.’s two most recently completed fiscal years, there were (i) no “disagreements,” as such term is defined in Item 304(a)(1)(iv) of Regulation S-K, with Crowe on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedures, which disagreements, if not resolved to the satisfaction of Crowe, would have caused them to make reference to the subject matter of the disagreements in their report, and (ii) no “reportable events,” as such term is defined in Item 304(a)(1)(v) of Regulation S-K.

On January 27, 2021, Holley Intermediate Holdings, Inc. engaged Grant Thornton LLP (“Grant Thornton”) to serve as its independent registered public accounting firm. Grant Thornton audited Holley Intermediate Holdings, Inc.’s financial statements as of December 31, 2020 and December 31, 2019 and for each of the three years in the three-year period ended December 31, 2020 in accordance with the auditing standards of the Public Company Accounting Oversight Board and in accordance with U.S. GAAS and issued their report on April 8, 2021. During the fiscal years ended December 31, 2020, 2019, and 2018, and through January 27, 2021, neither Holley Intermediate Holdings, Inc. nor anyone acting on its behalf consulted with Grant Thornton regarding either: (i) the application of accounting principles to a specified transaction, either completed or proposed; or the type of audit opinion that might be rendered on its financial statements, and neither a written report nor oral advice was provided to Holley Intermediate Holdings, Inc. that Grant Thornton concluded was an important factor considered by Holley Intermediate Holdings, Inc. in reaching a decision as to the accounting, auditing or financial reporting issue; or (ii) any matter that was either the subject of a disagreement or a reportable event.

Holley Intermediate Holdings, Inc. has provided Crowe with a copy of these disclosures and requested that Crowe furnish it with a letter addressed to the SEC stating whether or not Crowe agrees with the statements made herein. A copy of the letter, dated April 7, 2021, furnished by Crowe in response to that request, is filed as Exhibit 16.1 to the registration statement of which this proxy statement/prospectus is a part.

LEGAL MATTERS

The legality of shares of Domestication Common Stock offered by this proxy statement/prospectus will be passed upon for Empower by Gibson, Dunn & Crutcher LLP.

OTHER MATTERS

As of the date of this proxy statement/prospectus, the Empower board of directors does not know of any matters that will be presented for consideration at the Extraordinary Meeting other than as described in this proxy statement/prospectus. If any other matters properly come before the Extraordinary Meeting, or any adjournment or postponement thereof, and are voted upon, the enclosed proxy will be deemed to confer discretionary authority on the individuals that it names as proxies to vote the shares represented by the proxy as to any of these matters.

STOCKHOLDER PROPOSALS AND NOMINATIONS

Stockholder Proposals

The Proposed Bylaws establish an advance notice procedure for stockholders who wish to present a proposal before an annual meeting of stockholders. The Proposed Bylaws provide that the only business that may be conducted at an annual meeting of stockholders is business that is (i) specified in the notice of such meeting (or any supplement or amendment thereto) given by or at the direction of the board of directors, (ii) otherwise properly brought before such meeting by or at the direction of the board of directors, or (iii) otherwise properly brought before such meeting by a stockholder who (A) is a stockholder of record (and, with respect to any beneficial owner, if different, on whose behalf such business is proposed, only if such beneficial owner is the beneficial owner of shares of Domestication Common Stock) both at the time of giving the notice and at the time of the meeting, (B) is entitled to vote at the meeting and (C) has complied with the notice procedures set forth in the Proposed Bylaws as to such business. To be timely for New Holley’s annual meeting of stockholders, New Holley’s secretary must receive the written notice at New Holley’s principal executive offices:

•	not earlier than the 120th day; and

•	not later than the 90th day

before the one-year anniversary of the preceding year’s annual meeting.

In the event that no annual meeting was held in the previous year or the date of the annual meeting is advanced by more than thirty (30) days or delayed (other than as a result of adjournment) by more than thirty (30) days from the first anniversary of the previous year’s annual meeting, notice by a stockholder to be timely must be received not later than the close of business on the later of the ninetieth (90th) day prior to such annual meeting or the tenth (10th) day following the date on which public announcement of the date of such meeting is first made.

Accordingly, for New Holley’s 2022 Annual Meeting, assuming the meeting is held on                     ,              , notice of a nomination or proposal must be delivered to New Holley no later than             ,             , and no earlier than             ,              . Nominations and proposals also must satisfy other requirements set forth in the Bylaws. The Chairperson of the board of directors of New Holley may refuse to acknowledge the introduction of any stockholder proposal not made in compliance with the foregoing procedures.

Under Rule 14a-8 of the Exchange Act, a shareholder proposal to be included in the proxy statement and proxy card for the 2022 annual general meeting pursuant to Rule 14a-8 must be received at our principal office on or before             ,              and must comply with Rule 14a-8.

Stockholder Director Nominees

The Proposed Bylaws permit stockholders to nominate directors for election at an annual meeting of stockholders. To nominate a director, the stockholder must provide the information required by the Proposed Bylaws. In addition, the stockholder must give timely notice to New Holley’s secretary in accordance with the Proposed Bylaws, which, in general, require that the notice be received by New Holley’s secretary within the time periods described above under “— Stockholder Proposals” for stockholder proposals.

APPRAISAL RIGHTS

Neither Empower Shareholders nor holders of Empower Public Warrants and Empower Private Warrants have appraisal rights in connection with the Business Combination or the Domestication under the Cayman Islands Companies Law or under the DGCL.

DELIVERY OF DOCUMENTS TO SHAREHOLDERS

Pursuant to the rules of the SEC, Empower and the services that it employs to deliver communications to its shareholders are permitted to deliver to two or more shareholders sharing the same address a single copy of each of Empower’ annual report to shareholders and Empower’ proxy statement/prospectus. Upon written or oral request, Empower will deliver a separate copy of the annual report to shareholder and/or proxy statement/prospectus to any shareholder at a shared address to which a single copy of each document was delivered and who wishes to receive separate copies of such documents. Shareholders receiving multiple copies of such documents may request that Empower deliver single copies of such documents in the future. Shareholders may notify Empower of their requests by writing to Empower Ltd., c/o MidOcean Partners, 245 Park Avenue, 38th Floor, New York, NY or calling (212) 497-1400 (if before the Business Combination) or Holley Inc.,              or (            )             -             (if after the Business Combination).

ENFORCEABILITY OF CIVIL LIABILITY

Empower is a Cayman Islands-exempted company. If Empower does not change its jurisdiction of incorporation from the Cayman Islands to Delaware by effecting the Domestication, you may have difficulty serving legal process within the United States upon Empower. You may also have difficulty enforcing, both in and outside the United States, judgments you may obtain in U.S. courts against Empower in any action, including actions based upon the civil liability provisions of U.S. federal or state securities laws. Furthermore, there is doubt that the courts of the Cayman Islands would enter judgments in original actions brought in those courts predicated on U.S. federal or state securities laws. However, Empower may be served with process in the United States with respect to actions against Empower arising out of or in connection with violation of U.S. federal securities laws relating to offers and sales of Empower’s securities by serving Empower’s U.S. agent irrevocably appointed for that purpose.

WHERE YOU CAN FIND MORE INFORMATION

Empower files reports, proxy statements and other information with the SEC as required by the Exchange Act. You may read and copy reports, proxy statements and other information filed by Empower with the SEC at the SEC website, which contains reports, proxy statements and other information, at: http://www.sec.gov.

This proxy statement/prospectus is available without charge to shareholders of Empower upon written or oral request. If you would like additional copies of this proxy statement/prospectus or if you have questions about the Business Combination or the Proposals to be presented at the Extraordinary Meeting, you should contact Empower in writing at Empower Ltd., c/o MidOcean Partners, 245 Park Avenue, 38th Floor, New York, NY or by telephone at (212) 497-1400.

If you have questions about the Proposals or this proxy statement/prospectus, would like additional copies of this proxy statement/prospectus, or need to obtain proxy cards or other information related to the proxy solicitation, please contact Morrow Sodali LLC, our proxy solicitor, by calling (800) 662-5200, or banks and brokers can call collect at (203) 658-9400, or by emailing EMPW.info@investor.morrowsodali.com. You will not be charged for any of the documents that you request.

To obtain timely delivery of the documents, you must request them no later than five business days before the date of the Extraordinary Meeting, or no later than                     , 2021.

Information and statements contained in this proxy statement/prospectus or any annex to this proxy statement/prospectus are qualified in all respects by reference to the copy of the relevant contract or other annex filed as an exhibit to this proxy statement/prospectus.

All information contained in this document relating to Empower has been supplied by Empower, and all such information relating to Holley has been supplied by Holley. Information provided herein by either Empower or Holley does not constitute any representation, estimate or projection of any other party.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Shareholders and Board of Directors of

Empower Ltd.

Opinion on the Financial Statements

We have audited the accompanying balance sheet of Empower Ltd. (the “Company”) as of December 31, 2020, the related statements of operations, changes in shareholders’ equity and cash flows for the period from August 19, 2020 (inception) through December 31, 2020, and the related notes (collectively referred to as the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2020, and the results of its operations and its cash flows for the period from August 19, 2020 (inception) through December 31, 2020, in conformity with accounting principles generally accepted in the United States of America.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audit. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (the “PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audit in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audit, we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audit included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audit also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audit provides a reasonable basis for our opinion.

/s/ Marcum LLP

Marcum LLP

We have served as the Company’s auditor since 2020.

Houston, TX

March 5, 2021

EMPOWER LTD.

BALANCE SHEET

DECEMBER 31, 2020

ASSETS
Current Assets
Cash	$1,080,629
Prepaid expenses	379,166

Total Current Assets	1,459,795

Cash and marketable securities held in trust account	250,052,096

Total Assets	$251,512,701

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities - accrued expenses	$173,873
Deferred underwriting fee payable	8,750,000

Total Liabilities	8,923,873

Commitments

Class A ordinary shares subject to possible redemption, 23,753,855 shares at redemption value	237,588,818

Shareholders’ Equity
Preference shares, $0.0001 par value; 5,000,000 shares authorized; none issued and outstanding	—
Class A ordinary shares, $0.0001 par value; 500,000,000 shares authorized; 1,246,145 shares issued and outstanding (excluding 23,753,855 shares subject to possible redemption)	125
Class B ordinary shares, $0.0001 par value; 50,000,000 shares authorized; 6,250,000 shares issued and outstanding	625
Additional paid-in capital	5,220,269
Accumulated deficit	(221,009)

Total Shareholders’ Equity	5,000,010

Total Liabilities and Shareholders’ Equity	$251,512,701

The accompanying notes are an integral part of the financial statements.

EMPOWER LTD.

STATEMENT OF OPERATIONS

FOR THE PERIOD FROM AUGUST 19, 2020 (INCEPTION) THROUGH DECEMBER 31, 2020

Formation and operating costs	$273,915

Loss from operations	(273,915)

Other income:
Interest earned on marketable securities held in trust account	49,118
Unrealized gain on marketable securities held in trust account	3,788

Other income	52,906

Net loss	$(221,009)

Weighted average shares outstanding, basic and diluted (1)	7,011,052

Basic and diluted net loss per ordinary share (2)	$(0.04)

(1)	Excludes an aggregate of 23,753,855 shares subject to possible redemption.
(2)

Net loss per ordinary share – basic and diluted excludes income attributable to ordinary shares subject to possible redemption of $50,271 for the period from August 19, 2020 (inception) through December 31, 2020 (see Note 2).

The accompanying notes are an integral part of the financial statements.

EMPOWER LTD.

STATEMENT OF CHANGES IN SHAREHOLDERS’ EQUITY

FOR THE PERIOD FROM AUGUST 19, 2020 (INCEPTION) THROUGH DECEMBER 31, 2020

	Class A Ordinary Shares		Class B Ordinary Shares		Additional Paid-in Capital	Retained Earnings	Total Shareholders’ Equity
	Shares	Amount	Shares	Amount
Balance – August 19, 2020 (inception)	—	$—	—	$—	$—	$—	$—

Issuance of Class B ordinary shares to sponsor(1)	—	—	7,187,500	719	24,281	—	25,000

Sale of 25,000,000 units, net of underwriting discounts and offering costs	25,000,000	2,500	—	—	235,782,337	—	235,784,837

Sale of 4,666,667 private placement warrants	—	—	—	—	7,000,000	—	7,000,000

Forfeiture of founder shares	—	—	(937,500)	(94)	94	—	—

Class A ordinary shares subject to possible redemption	(23,753,855)	(2,375)	—	—	(237,586,443)	—	(237,588,818)

Net loss	—	—	—	—	—	(221,009)	(221,009)

Balance – December 31, 2020	1,246,145	$125	6,250,000	$625	$5,220,269	$(221,009)	$5,000,010

The accompanying notes are an integral part of the financial statements.

EMPOWER LTD.

STATEMENT OF CASH FLOWS

FOR THE PERIOD FROM AUGUST 19, 2020 (INCEPTION) THROUGH DECEMBER 31, 2020

Cash Flows from Operating Activities:
Net loss	$(221,009)
Adjustments to reconcile net loss to net cash used in operating activities:
Payment of formation costs through issuance of Class B ordinary shares	5,000
Interest earned on marketable securities held in trust account	(49,118)
Unrealized gain on marketable securities held in trust account	(3,788)
Changes in operating assets and liabilities:
Prepaid expenses	(379,166)
Accrued expenses	178,873

Net cash used in operating activities	(474,208)

Cash Flows from Investing Activities:
Investment of cash in trust account	(250,000,000)

Net cash used in investing activities	(250,000,000)

Cash Flows from Financing Activities:
Proceeds from sale of Units, net of underwriting discounts paid	245,000,000
Proceeds from sale of private placement warrants	7,000,000
Proceeds from promissory note – related party	150,295
Repayment of promissory note – related party	(150,295)
Payment of offering costs	(445,163)

Net cash provided by financing activities	251,554,837

Net Change in Cash	1,080,629
Cash – Beginning	—

Cash – Ending	$1,080,629

Non-Cash Investing and Financing Activities:
Offering costs paid by sponsor in exchange for the issuance of Class B ordinary shares	20,000

Initial classification of Class A ordinary shares subject to possible redemption	$237,804,830

Change in value of Class A ordinary shares subject to possible redemption	$(216,012)

Deferred underwriting fee payable	$8,750,000

The accompanying notes are an integral part of the financial statements.

NOTE 1. DESCRIPTION OF ORGANIZATION AND BUSINESS OPERATIONS

Empower Ltd. (the “Company”) is a blank check company incorporated as a Cayman Islands exempted company on August 19, 2020. The Company was formed for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses (the “initial business combination”).

The Company is not limited to a particular industry or geographic region for purposes of completing an initial business combination. The Company is an early stage and emerging growth company and, as such, the Company is subject to all of the risks associated with early stage and emerging growth companies.

As of December 31, 2020, the Company had not commenced any operations. All activity for the period from August 19, 2020 (inception) through December 31, 2020 relates to the Company’s formation and the initial public offering (“Initial Public Offering”), which is described below. The Company will not generate any operating revenues until after the completion of an initial business combination, at the earliest. The Company will generate non-operating income in the form of interest income from the proceeds derived from the Initial Public Offering.

The registration statement for the Company’s Initial Public Offering became effective on October 6, 2020. On October 9, 2020, the Company consummated the Initial Public Offering of 25,000,000 units (the “units” and, with respect to the Class A ordinary shares included in the units sold, the “public shares”), at $10.00 per unit, generating gross proceeds of $250,000,000 which is described in Note 3.

Simultaneously with the closing of the Initial Public Offering, the Company consummated the sale of 4,666,667 warrants (the “private placement warrants”) at a price of $1.50 per private placement warrant in a private placement to Empower Sponsor Holdings LLC (the “sponsor”), generating gross proceeds of $7,000,000, which is described in Note 4.

Transaction costs amounted to $14,215,163, consisting of $5,000,000 of underwriting fees, $8,750,000 of deferred underwriting fees and $465,163 of other offering costs.

Following the closing of the Initial Public Offering on October 9, 2020, an amount of $250,000,000 ($10.00 per unit) from the net proceeds of the sale of the units in the Initial Public Offering and the sale of the private placement warrants was placed in a trust account (the “trust account”) and invested in U.S. government securities, within the meaning set forth in Section 2(a)(16) of the Investment Company Act of 1940, as amended (the “Investment Company Act”), with a maturity of 185 days or less, or in any open-ended investment company that holds itself out as a money market fund meeting certain conditions of Rule 2a-7 of the Investment Company Act, as determined by the Company, until the earlier of: (i) the completion of an initial business combination and (ii) the distribution of the funds in the trust account to the Company’s shareholders, as described below.

The Company’s management has broad discretion with respect to the specific application of the net proceeds of the Initial Public Offering and the sale of the private placement warrants, although substantially all of the net proceeds are intended to be applied generally toward completing an initial business combination. The Company must complete its initial business combination with one or more target businesses that together have a fair market value equal to at least 80% of the net assets held in the trust account (excluding any deferred underwriting commissions held in the trust account) at the time of the agreement to enter into an initial business combination. The Company will only complete an initial business combination if the post-initial business combination company owns or acquires 50% or more of the issued and outstanding voting securities of the target or otherwise acquires a controlling interest in the target business sufficient for it not to be required to register as an investment company under the Investment Company Act. There is no assurance that the Company will be able to successfully effect an initial business combination.

The Company will provide its shareholders with the opportunity to redeem all or a portion of their public shares upon the completion of an initial business combination either (i) in connection with a shareholder meeting called to approve the initial business combination or (ii) by means of a tender offer. The decision as to whether the Company will seek shareholder approval of an initial business combination or conduct a tender offer will be made by the Company. The shareholders will be entitled to redeem their shares for a pro rata portion of the amount held in the trust account (initially $10.00 per share), calculated as of two business days prior to the completion of an initial business combination, including any pro rata interest earned on the funds held in the trust account and not previously released to the Company to pay its tax obligations. There will be no redemption rights upon the completion of a an initial business combination with respect to the Company’s warrants.

If the Company seeks shareholder approval in connection with an initial business combination, it receives an ordinary resolution under Cayman Islands law approving an initial business combination, which requires the affirmative vote of a majority of the shareholders who vote at a general meeting of the Company. If a shareholder vote is not required under applicable law or stock exchange listing requirements and the Company does not decide to hold a shareholder vote for business or other reasons, the Company will, pursuant to its Amended and Restated Memorandum and Articles of Association, conduct the redemptions pursuant to the tender offer rules of the Securities and Exchange Commission (“SEC”), and file tender offer documents containing substantially the same information as would be included in a proxy statement with the SEC prior to completing an initial business combination. If the Company seeks shareholder approval in connection with an initial business combination, the sponsor has agreed to vote its founder shares (as defined in Note 5) and any public shares purchased in or after the Initial Public Offering in favor of approving an initial business combination and to waive its redemption rights with respect to any such shares in connection with a shareholder vote to approve an initial business combination. However, in no event will the Company redeem its public shares in an amount that would cause its net tangible assets to be less than $5,000,001. Additionally, each public shareholder may elect to redeem its public shares, without voting, and if they do vote, irrespective of whether they vote for or against a proposed an initial business combination.

Notwithstanding the foregoing, if the Company seeks shareholder approval of an initial business combination and it does not conduct redemptions pursuant to the tender offer rules, the Company’s Amended and Restated Memorandum and Articles of Association provides that a public shareholder, together with any affiliate of such shareholder or any other person with whom such shareholder is acting in concert or as a “group” (as defined under Section 13 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), will be restricted from redeeming its shares with respect to more than an aggregate of 15% of the public shares without the Company’s prior written consent.

The sponsor has agreed (a) to waive its redemption rights with respect to any founder shares and public shares held by it in connection with the completion of an initial business combination and (b) not to propose an amendment to the Amended and Restated Memorandum and Articles of Association (i) to modify the substance or timing of the Company’s obligation to redeem 100% of the public shares if the Company does not complete an initial business combination within the Combination Period (as defined below) or (ii) with respect to any other provision relating to shareholders’ rights or pre-initial business combination activity, unless the Company provides the public shareholders with the opportunity to redeem their public shares in conjunction with any such amendment and (iii) to waive its rights to liquidating distributions from the trust account with respect to the founder shares if the Company fails to complete an initial business combination.

The Company will have until October 9, 2022 (the “Combination Period”) to complete an initial business combination. If the Company is unable to complete an initial business combination within the Combination Period, the Company will (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but no more than 10 business days thereafter, redeem 100% of the outstanding public shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the trust account, including interest earned (less up to $100,000 of interest to pay dissolution expenses and net of taxes payable), divided by the number of then outstanding public shares, which redemption will completely extinguish public shareholders’ rights as shareholders (including the right to receive further liquidation distributions, if any), and (iii) as promptly as reasonably possible following such redemption, subject to the approval of the remaining shareholders and the

Company’s board of directors, dissolve and liquidate, subject in each case to its obligations under Cayman Islands law to provide for claims of creditors and the requirements of other applicable law.

The sponsor has agreed to waive its liquidation rights with respect to the founder shares if the Company fails to complete an initial business combination within the Combination Period. However, if the sponsor acquires public shares in or after the Initial Public Offering, such public shares will be entitled to liquidating distributions from the trust account if the Company fails to complete an initial business combination within the Combination Period. The underwriters have agreed to waive their rights to their deferred underwriting commission (see Note 6) held in the trust account in the event the Company does not complete an initial business combination within the Combination Period and, in such event, such amounts will be included with the funds held in the trust account that will be available to fund the redemption of the public shares. In the event of such distribution, it is possible that the per share value of the assets remaining available for distribution will be less than the Initial Public Offering price per unit ($10.00).

The sponsor has agreed that it will be liable to the Company, if and to the extent any claims by a third party for services rendered or products sold to the Company, or by a prospective target business with which the Company has discussed entering into a transaction agreement, reduce the amount of funds in the trust account to below (1) $10.00 per Public Share or (2) such lesser amount per Public Share held in the trust account as of the date of the liquidation of the trust account due to reductions in the value of trust assets, in each case net of the amount of interest which may be withdrawn to pay taxes. This liability will not apply with respect to any claims by a third party who executed a waiver of any and all rights to seek access to the trust account nor will it apply to any claims under the Company’s indemnity of the underwriters of the Initial Public Offering against certain liabilities, including liabilities under the Securities Act of 1933, as amended (the “Securities Act”). Moreover, in the event that an executed waiver is deemed to be unenforceable against a third party, the sponsor will not be responsible to the extent of any liability for such third-party claims. The Company will seek to reduce the possibility that the sponsor will have to indemnify the trust account due to claims of creditors by endeavoring to have all vendors, service providers (other than the Company’s independent auditors), prospective target businesses or other entities with which the Company does business, execute agreements with the Company waiving any right, title, interest or claim of any kind in or to monies held in the trust account.

Risks and Uncertainties

Management continues to evaluate the impact of the COVID-19 pandemic and has concluded that while it is reasonably possible that the virus could have a negative effect on the Company’s financial position, results of its operations and/or search for a target company, the specific impact is not readily determinable as of the date of these financial statements. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

NOTE 2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation

The accompanying financial statements are presented in conformity with accounting principles generally accepted in the United States of America (“GAAP”) and pursuant to the rules and regulations of the SEC.

Emerging Growth Company

The Company is an “emerging growth company,” as defined in Section 2(a) of the Securities Act, as modified by the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”), and it may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies including, but not limited to, not being required to comply with the independent registered public accounting firm attestation requirements of Section 404 of the Sarbanes-Oxley Act of 2002,

reduced disclosure obligations regarding executive compensation in its periodic reports and proxy statements, and exemptions from the requirements of holding a non-binding advisory vote on executive compensation and shareholder approval of any golden parachute payments not previously approved.

Further, Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such election to opt out is irrevocable. The Company has elected not to opt out of such extended transition period which means that when a standard is issued or revised and it has different application dates for public or private companies, the Company, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard. This may make comparison of the Company’s financial statements with another public company which is neither an emerging growth company nor an emerging growth company which has opted out of using the extended transition period difficult or impossible because of the potential differences in accounting standards used.

Use of Estimates

The preparation of the financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period.

Making estimates requires management to exercise significant judgment. It is at least reasonably possible that the estimate of the effect of a condition, situation or set of circumstances that existed at the date of the financial statements, which management considered in formulating its estimate, could change in the near term due to one or more future confirming events. Accordingly, the actual results could differ significantly from those estimates.

Cash and Cash Equivalents

The Company considers all short-term investments with an original maturity of three months or less when purchased to be cash equivalents. The Company did not have any cash equivalents as of December 31, 2020.

Marketable Securities Held in Trust Account

At December 31, 2020, substantially all of the assets held in the trust account were held in U.S. Treasury Bills.

Class A Ordinary Shares Subject to Possible Redemption

The Company accounts for its Class A ordinary shares subject to possible redemption in accordance with the guidance in Accounting Standards Codification (“ASC”) Topic 480 “Distinguishing Liabilities from Equity.” Class A ordinary shares subject to mandatory redemption are classified as a liability instrument and are measured at fair value. Conditionally redeemable ordinary shares (including ordinary shares that feature redemption rights that are either within the control of the holder or subject to redemption upon the occurrence of uncertain events not solely within the Company’s control) are classified as temporary equity. At all other times, ordinary shares are classified as shareholders’ equity. The Company’s Class A ordinary shares feature certain redemption rights that are considered to be outside of the Company’s control and subject to occurrence of uncertain future events. Accordingly, Class A ordinary shares subject to possible redemption are presented at redemption value as temporary equity, outside of the shareholders’ equity section of the Company’s balance sheet.

Income Taxes

The Company accounts for income taxes under ASC 740, “Income Taxes” (“ASC 740”). ASC 740 requires the recognition of deferred tax assets and liabilities for both the expected impact of differences between the financial statements and tax basis of assets and liabilities and for the expected future tax benefit to be derived from tax loss and tax credit carry forwards. ASC 740 additionally requires a valuation allowance to be established when it is more likely than not that all or a portion of deferred tax assets will not be realized.

ASC 740 also clarifies the accounting for uncertainty in income taxes recognized in an enterprise’s financial statements and prescribes a recognition threshold and measurement process for financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. For those benefits to be recognized, a tax position must be more-likely-than-not to be sustained upon examination by taxing authorities. The Company recognizes accrued interest and penalties related to unrecognized tax benefits as income tax expense. There were no unrecognized tax benefits and no amounts accrued for interest and penalties as of December 31, 2020. The Company is currently not aware of any issues under review that could result in significant payments, accruals or material deviation from its position. The Company is subject to income tax examinations by major taxing authorities since inception.

The Company is considered an exempted Cayman Islands Company and is presently not subject to income taxes or income tax filing requirements in the Cayman Islands or the United States. As such, the Company’s tax provision was zero for the period presented.

Net Loss Per Ordinary Share

Net loss per ordinary share is computed by dividing net loss by the weighted average number of ordinary shares outstanding for the period. The Company applies the two-class method in calculating earnings per share. Ordinary shares subject to possible redemption at December 31, 2020, which are not currently redeemable and are not redeemable at fair value, have been excluded from the calculation of basic net loss per ordinary share since such shares, if redeemed, only participate in their pro rata share of the trust account earnings. The Company has not considered the effect of warrants sold in the Initial Public Offering and the private placement to purchase 13,000,000 ordinary shares in the calculation of diluted loss per share, since the exercise of the warrants into ordinary shares is contingent upon the occurrence of future events. As a result, diluted net loss per ordinary share is the same as basic net loss per ordinary share for the period presented.

Reconciliation of Net Loss Per Ordinary Share

The Company’s net loss is adjusted for the portion of income that is attributable to ordinary shares subject to possible redemption, as these shares only participate in the earnings of the trust account and not the income or losses of the Company. Accordingly, basic and diluted loss per ordinary share is calculated as follows:

For the Period from August 19, 2020 (Inception) Through December 31, 2020
Net loss	$(221,009)
Less: Income attributable to ordinary shares subject to possible redemption	(50,271)

Adjusted net loss	$(271,280)

Weighted average shares outstanding, basic and diluted	7,011,052

Basic and diluted net loss per ordinary share	$(0.04)

Concentration of Credit Risk

Financial instruments that potentially subject the Company to concentrations of credit risk consist of a cash account in a financial institution which, at times may exceed the Federal Depository Insurance Coverage of $250,000. The Company has not experienced losses on this account and management believes the Company is not exposed to significant risks on such account.

Fair Value of Financial Instruments

The fair value of the Company’s assets and liabilities, which qualify as financial instruments under ASC Topic 820, “Fair Value Measurement,” approximates the carrying amounts represented in the accompanying financial statements, primarily due to their short-term nature.

Recent Accounting Standards

Management does not believe that any recently issued, but not yet effective, accounting standards, if currently adopted, would have a material effect on the accompanying financial statements.

NOTE 3. INITIAL PUBLIC OFFERING

Pursuant to the Initial Public Offering, the Company sold 25,000,000 units, at a purchase price of $10.00 per unit. Each unit consists of one Class A ordinary share and one-third of one redeemable warrant (“public warrant”). Each whole public warrant entitles the holder to purchase one Class A ordinary share at an exercise price of $11.50 per share, subject to adjustment (see Note 7).

NOTE 4. PRIVATE PLACEMENT

Simultaneously with the closing of the Initial Public Offering, the sponsor purchased an aggregate of 4,666,667 private placement warrants at a price of $1.50 per private placement warrant, for an aggregate purchase price of $7,000,000. Each private placement warrant is exercisable for one Class A ordinary share at a price of $11.50 per share, subject to adjustment (see Note 7). The proceeds from the sale of the private placement warrants were added to the net proceeds from the Initial Public Offering held in the trust account. If the Company does not complete an initial business combination within the Combination Period, the proceeds from the sale of the private placement warrants held in the trust account will be used to fund the redemption of the public shares (subject to the requirements of applicable law) and the private placement warrants will expire worthless.

NOTE 5. RELATED PARTY TRANSACTIONS

Founder Shares

During the period ended August 21, 2020, the sponsor paid $25,000 to cover certain offering and formation costs of the Company in consideration for 7,187,500 shares of Class B ordinary shares (the “founder shares”). The founder shares include an aggregate of up to 937,500 shares subject to forfeiture by the sponsor to the extent that the underwriters’ over-allotment is not exercised in full or in part, so that the number of founder shares will collectively represent 20% of the Company’s issued and outstanding shares upon the completion of the Initial Public Offering. On November 23, 2020, the underwriters’ election to exercise their over-allotment option expired unexercised, resulting in the forfeiture of 937,500 shares. Accordingly, as of November 23, 2020, there are 6,250,000 founder shares issued and outstanding.

The sponsor has agreed, subject to limited exceptions, not to transfer, assign or sell any of its founder shares until the earlier to occur of: (A) one year after the completion of an initial business combination; and (B) subsequent to an initial business combination, (x) if the closing price of the Class A ordinary shares equals or exceeds $12.00 per share (as adjusted for share sub-divisions, share capitalizations, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing at least 150 days after a an initial business combination, or (y) the date on which the Company completes a liquidation, merger, share exchange or other similar transaction that results in all of the Company’s shareholders having the right to exchange their Class A ordinary shares for cash, securities or other property.

Promissory Note — Related Party

On August 21, 2020, the Company issued an unsecured promissory note to the sponsor (the “Promissory Note”), pursuant to which the Company may borrow up to an aggregate principal amount of $300,000. The Promissory Note is non-interest bearing and payable on the earlier of (i) December 31, 2020 or (i) the consummation of the Initial Public Offering. The outstanding balance under the Note of $150,295 was repaid at the closing of the Initial Public Offering on October 9, 2020.

Related Party Loans

In order to finance transaction costs in connection with an initial business combination, the sponsor or an affiliate of the sponsor or certain of the Company’s directors and officers may, but are not obligated to, loan the Company funds as may be required (“Working Capital Loans”). If the Company completes an initial business combination, the Company would repay the Working Capital Loans out of the proceeds of the trust account released to the Company. Otherwise, the Working Capital Loans would be repaid only out of funds held outside the trust account. In the event that an initial business combination does not close, the Company may use a portion of proceeds held outside the trust account to repay the Working Capital Loans, but no proceeds held in the trust account would be used to repay the Working Capital Loans. Except for the foregoing, the terms of such Working Capital Loans, if any, have not been determined and no written agreements exist with respect to such loans. The Working Capital Loans would either be repaid upon consummation of an initial business combination, without interest, or, at the lender’s discretion, up to $2,000,000 of such Working Capital Loans may be convertible into warrants of the post-initial business combination entity at a price of $1.50 per warrant. The warrants would be identical to the private placement warrants.

NOTE 6. COMMITMENTS

Registration and Shareholders Rights

Pursuant to a registration and shareholder rights agreement entered into on October 9, 2020, the holders of the founder shares, private placement warrants and warrants that may be issued upon conversion of the Working Capital Loans (and any Class A ordinary shares issuable upon the exercise of the private placement warrants and warrants that may be issued upon conversion of Working Capital Loans and upon conversion of the founder shares) will be entitled to registration rights. The holders of these securities are entitled to make up to three demands, excluding short form demands, that the Company register such securities. In addition, the holders have certain “piggy-back” registration rights with respect to registration statements filed subsequent to completion of an initial business combination. However, the registration and shareholder rights agreement provides that the Company will not permit any registration statement filed under the Securities Act to become effective until termination of the applicable lockup period. The registration and shareholders rights agreement does not contain liquidating damages or other cash settlement provisions resulting from delays in registering the Company’s securities. The Company will bear the expenses incurred in connection with the filing of any such registration statements.

Pursuant to the forward purchase agreement, the Company agreed that it will use its commercially reasonable efforts to (i) within 30 days after the closing of the an initial business combination, file a registration statement with the SEC for a secondary offering of (A) the forward purchase investors’ forward purchase shares, (B) the Class A ordinary shares issuable upon exercise of the forward purchase investors’ forward purchase warrants and (C) any other Class A ordinary shares acquired by the forward purchase investors, including any acquisitions after the Company completes an initial business combination, (ii) cause such registration statement to be declared effective promptly thereafter, but in no event later than 90 days after the closing of an initial business combination and (iii) maintain the effectiveness of such registration statement and to ensure the registration statement does not contain a material omission or misstatement, including by way of amendment or other update, as required, until the earlier of (A) the date on which a forward purchase investor ceases to hold the securities covered thereby and (B) the date all of the securities covered thereby can be sold publicly without restriction or limitation under Rule 144 under the Securities Act, and without the requirement to be in compliance with Rule 144(c)(1) under the Securities Act, subject to certain conditions and limitations set forth in the forward purchase agreement. The Company will bear the cost of registering these securities.

Underwriting Agreement

The Company granted the underwriters a 45-day option to purchase up to 3,750,000 additional units to cover over-allotments at the Initial Public Offering price, less the underwriting discounts and commissions. On November 23, 2020, the underwriters’ election to exercise their over-allotment option expired unexercised.

The underwriters are entitled to a deferred fee of $0.35 per unit, or $8,750,000 in the aggregate. The deferred fee will become payable to the underwriters from the amounts held in the trust account solely in the event that the Company completes an initial business combination, subject to the terms of the underwriting agreement.

Forward Purchase Agreement

The Company entered into a forward purchase agreement to which Empower Funding LLC (“Empower Funding”), a newly formed Delaware limited liability company which has received commitments from one or more funds affiliated with MidOcean Partners (“MidOcean”), and is an affiliate of the sponsor, will purchase an aggregate of up to 5,000,000 forward purchase units, consisting of one Class A ordinary share and one-third of one warrant to purchase one Class A ordinary share for $10.00 per unit, or up to $50,000,000 in the aggregate, in a private placement to close substantially concurrently with the closing of an initial business combination, subject to approval at such time by the MidOcean investment committee. The allocation of the forward purchase securities among the ultimate MidOcean funds that will be funding the forward purchase will be determined by MidOcean, in its sole discretion, at the time of an initial business combination. If the sale of the forward purchase units fails to close, for any reason, the Company may lack sufficient funds to consummate an initial business combination. The forward purchase shares and forward purchase warrants will be identical to the Class A ordinary shares included in the units sold in the Initial Public Offering, except that they will be subject to certain registration rights.

NOTE 7. SHAREHOLDERS’ EQUITY

Preference Shares — The Company is authorized to issue 5,000,000 preference shares with a par value of $0.0001 per share, with such designations, voting and other rights and preferences as may be determined from time to time by the Company’s board of directors. At December 31, 2020, there were no preference shares issued or outstanding.

Class A Ordinary Shares — The Company is authorized to issue 500,000,000 Class A ordinary shares, with a par value of $0.0001 per share. Holders of Class A ordinary shares are entitled to one vote for each share. At December 31, 2020, there were 1,246,145 Class A ordinary shares issued and outstanding, excluding 23,753,855 Class A ordinary shares subject to possible redemption.

Class B Ordinary Shares — The Company is authorized to issue 50,000,000 Class B ordinary shares, with a par value of $0.0001 per share. Holders of the Class B ordinary shares are entitled to one vote for each share. At December 31, 2020, there were 6,250,000 Class B ordinary shares issued and outstanding.

Holders of Class A ordinary shares and holders of Class B ordinary shares will vote together as a single class on all other matters submitted to a vote of the Company’s shareholders except as otherwise required by law.

The Class B ordinary shares will automatically convert into Class A ordinary shares at the time of an initial business combination or earlier at the option of the holders thereof at a ratio such that the number of Class A ordinary shares issuable upon conversion of all founder shares will equal, in the aggregate, on an as-converted basis, 20% of the sum of (i) the total number of ordinary shares issued and outstanding upon completion of Initial Public Offering, plus (ii) the total number of Class A ordinary shares issued or deemed issued or issuable upon conversion or exercise of any equity-linked securities or rights issued or deemed issued, by the Company in connection with or in relation to the consummation of an initial business combination, excluding any forward purchase securities and Class A ordinary shares or equity-linked securities exercisable for or convertible into Class A ordinary shares issued, deemed issued, or to be issued, to any seller in the initial business combination and any private placement warrants issued to the sponsor, its affiliates or any member of the Company’s management team upon conversion of Working Capital Loans. In no event will the Class B ordinary shares convert into Class A ordinary shares at a rate of less than one-to-one.

Warrants — Public warrants may only be exercised for a whole number of shares. No fractional shares will be issued upon exercise of the public warrants. The public warrants will become exercisable on the later of (a) 30 days after the completion of an initial business combination and (b) one year from the closing of the Initial Public Offering. The public warrants will expire five years from the completion of an initial business combination or earlier upon redemption or liquidation.

The Company will not be obligated to deliver any Class A ordinary shares pursuant to the exercise of a public warrant and will have no obligation to settle such public warrant exercise unless a registration statement under the Securities Act covering the issuance of the Class A ordinary shares issuable upon exercise of the warrants is then effective and a current prospectus relating thereto is available, subject to the Company satisfying its obligations with respect to registration, or a valid exemption from registration is available. No warrant will be exercisable for cash or on a cashless basis, and the Company will not be obligated to issue any shares to holders seeking to exercise their warrants, unless the issuance of the shares upon such exercise is registered or qualified under the securities laws of the state of the exercising holder, or an exemption is available.

The Company has agreed that as soon as practicable, but in no event later than 20 business days, after the closing of an initial business combination, it will use its commercially reasonable efforts to file with the SEC a registration statement, under the Securities Act, of the Class A ordinary shares issuable upon exercise of the warrants, and the Company will use its commercially reasonable efforts to cause the same to become effective within 60 business days after the closing of an initial business combination, and to maintain the effectiveness of such registration statement and a current prospectus relating to those Class A ordinary shares until the warrants expire or are redeemed, as specified in the warrant agreement; provided that if our Class A ordinary shares are at the time of any exercise of a warrant not listed on a national securities exchange such that they satisfy the definition of a “covered security” under Section 18(b)(1) of the Securities Act, the Company may, at its option, require holders of public warrants who exercise their warrants to do so on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act and, in the event the Company so elects, the Company will not be required to file or maintain in effect a registration statement, but the Company will use its commercially reasonably efforts to register or qualify the shares under applicable blue sky laws to the extent an exemption is not available. If a registration statement covering the Class A ordinary shares issuable upon exercise of the warrants is not effective by the 60th day after the closing of an initial business combination, warrant holders may, until such time as there is an effective registration statement and during any period when the Company has failed to maintain an effective registration statement, exercise warrants on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act or another exemption, but the Company will use its commercially reasonably efforts to register or qualify the shares under applicable blue sky laws to the extent an exemption is not available.

Redemption of Warrants When the Price per Class A Ordinary Share Equals or Exceeds $18.00 — Once the warrants become exercisable, the Company may redeem the outstanding public warrants:

•	in whole and not in part;

•	at a price of $0.01 per public warrant;

•	upon a minimum of 30 days’ prior written notice of redemption to each warrant holder; and

•

if, and only if, the closing price of the Class A ordinary shares equals or exceeds $18.00 per share (as adjusted for share splits, share capitalizations, reorganizations, recapitalizations and the like), for any 20 trading days within a 30-trading day period ending on the third trading day prior to the date on which the Company sends the notice of redemption to the warrant holders.

If and when the warrants become redeemable by the Company, the Company may exercise its redemption right even if the Company are unable to register or qualify the underlying securities for sale under all applicable state securities laws.

Redemption of Warrants When the Price per Class A Ordinary Share Equals or Exceeds $10.00 — Once the warrants become exercisable, the Company may redeem the outstanding warrants:

•	in whole and not in part;

•

at $0.10 per warrant upon a minimum of 30 days’ prior written notice of redemption provided that holders will be able to exercise their warrants on a cashless basis prior to redemption and receive that number of shares based on the redemption date and the fair market value of the Class A ordinary shares; and

•

if, and only if, the closing price of the Class A ordinary shares equals or exceeds $10.00 per share (as adjusted for share splits, share capitalizations, reorganizations, recapitalizations and the like) on the trading day prior to the date on which the Company send the notice of redemption to warrant holders.

The exercise price and number of ordinary shares issuable upon exercise of the public warrants may be adjusted in certain circumstances including in the event of a share dividend, extraordinary dividend or recapitalization, reorganization, merger or consolidation. However, except as described below, the public warrants will not be adjusted for issuances of ordinary shares at a price below its exercise price. Additionally, in no event will the Company be required to net cash settle the public warrants. If the Company is unable to complete an initial business combination within the Combination Period and the Company liquidates the funds held in the trust account, holders of public warrants will not receive any of such funds with respect to their public warrants, nor will they receive any distribution from the Company’s assets held outside of the trust account with respect to such public warrants. Accordingly, the public warrants may expire worthless.

In addition, if (x) the Company issues additional Class A ordinary shares or equity-linked securities for capital raising purposes in connection with the closing of an initial business combination at an issue price or effective issue price of less than $9.20 per Class A ordinary share (with such issue price or effective issue price to be determined in good faith by the Company’s board of directors and, in the case of any such issuance to the sponsor or its affiliates, without taking into account any founder shares held by the sponsor or such affiliates, as applicable, prior to such issuance) (the “newly issued price”), (y) the aggregate gross proceeds from such issuances represent more than 60% of the total equity proceeds, and interest thereon, available for the funding of an initial business combination on the date of the consummation of an initial business combination (net of redemptions), and (z) the volume weighted average trading price of its Class A ordinary shares during the 20 trading day period starting on the trading day prior to the day on which the Company consummates its initial business combination (such price, the “market value”) is below $9.20 per share, the exercise price of the warrants will be adjusted (to the nearest cent) to be equal to 115% of the higher of the market value and the newly issued price, the $18.00 per share redemption trigger price will be adjusted (to the nearest cent) to be equal to 180% of the higher of the market value and the newly issued price, and the $10.00 per share redemption trigger price will be adjusted (to the nearest cent) to be equal to the higher of the market value and the newly issued price.

The private placement warrants are identical to the public warrants underlying the units sold in the Initial Public Offering, except that the private placement warrants and the Class A ordinary shares issuable upon the exercise of the private placement warrants will not be transferable, assignable or salable until 30 days after the completion of an initial business combination, subject to certain limited exceptions. Additionally, the private placement warrants will be exercisable on a cashless basis and be non-redeemable, except as described above, so long as they are held by the initial purchasers or their permitted transferees. If the private placement warrants are held by someone other than the initial purchasers or their permitted transferees, the private placement warrants will be redeemable by the Company and exercisable by such holders on the same basis as the public warrants.

NOTE 8. FAIR VALUE MEASUREMENTS

The Company follows the guidance in ASC Topic 820 for its financial assets and liabilities that are re-measured and reported at fair value at each reporting period, and non-financial assets and liabilities that are re-measured and reported at fair value at least annually.

The fair value of the Company’s financial assets and liabilities reflects management’s estimate of amounts that the Company would have received in connection with the sale of the assets or paid in connection with the transfer of the liabilities in an orderly transaction between market participants at the measurement date. In connection with measuring the fair value of its assets and liabilities, the Company seeks to maximize the use of observable inputs (market data obtained from independent sources) and to minimize the use of unobservable inputs (internal assumptions about how market participants would price assets and liabilities). The following fair value hierarchy is used to classify assets and liabilities based on the observable inputs and unobservable inputs used in order to value the assets and liabilities:

Level 1:	Quoted prices in active markets for identical assets or liabilities. An active market for an asset or liability is a market in which transactions for the asset or liability occur with sufficient frequency and volume to provide pricing information on an ongoing basis.

Level 2:	Observable inputs other than Level 1 inputs. Examples of Level 2 inputs include quoted prices in active markets for similar assets or liabilities and quoted prices for identical assets or liabilities in markets that are not active.

Level 3:	Unobservable inputs based on our assessment of the assumptions that market participants would use in pricing the asset or liability.

The following table presents information about the Company’s assets that are measured at fair value on a recurring basis at December 31, 2020, and indicates the fair value hierarchy of the valuation inputs the Company utilized to determine such fair value:

Description	Level	December 31, 2020
Assets:
Cash and marketable securities held in trust account	1	$250,052,906

NOTE 9. SUBSEQUENT EVENTS

The Company evaluated subsequent events and transactions that occurred after the balance sheet date up to the date that the financial statements were issued. Based upon this review, the Company did not identify any subsequent events that would have required adjustment or disclosure in the financial statements.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Board of Directors

Holley Intermediate Holdings, Inc.

Opinion on the financial statements

We have audited the accompanying consolidated balance sheets of Holley Intermediate Holdings, Inc. (a Delaware corporation) and subsidiaries (the “Company”) as of December 31, 2020 and 2019, the related consolidated statements of comprehensive income (loss), changes in stockholder’s equity, and cash flows for each of the three years in the period ended December 31, 2020, and the related notes (collectively referred to as the “financial statements”). In our opinion, the consolidated financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2020 and 2019, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 2020, in conformity with accounting principles generally accepted in the United States of America.

Basis for opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB and in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures include examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

/s/ GRANT THORNTON LLP

We have served as the Company’s auditor since 2020.

Cincinnati, Ohio

April 8, 2021

HOLLEY INTERMEDIATE HOLDINGS, INC. and SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

As of December 31, 2020 and 2019

(in thousands, except share data)

	December 31,
ASSETS	2020	2019
Cash and cash equivalents	$71,674	$8,335
Accounts receivable, less allowance for credit losses of $1,240 and $450, respectively	47,341	29,330
Inventory	133,928	121,996
Prepaids and other current assets	5,037	4,904

Total current assets	257,980	164,565

Property, plant, and equipment, net	43,729	33,535
Goodwill	359,099	297,607
Other intangibles assets, net	404,522	333,506

Total assets	$1,065,330	$829,213

LIABILITIES AND STOCKHOLDER’S EQUITY

Accounts payable	$34,601	$20,527
Accrued interest	6,588	5,851
Accrued liabilities	26,092	17,119
Acquisition contingent consideration payable	9,200	—
Current portion of long-term debt	5,528	3,800

Total current liabilities	82,009	47,297

Long-term debt, net of current portion	649,458	502,835
Long-term debt due to related party	20,000	20,000
Deferred taxes	71,336	51,412
Other noncurrent liabilities	2,146	2,255

Total liabilities	824,949	623,799

Commitments and contingencies (Refer to Note 14 — Commitments and Contingencies)

Common stock, $1.00 par value, 100 shares authorized, issued and outstanding	—	—
Additional paid-in capital	238,890	236,503
Accumulated other comprehensive loss	(674)	(397)
Retained earnings (accumulated deficit)	2,165	(30,692)

Total stockholder’s equity	240,381	205,414

Total liabilities and stockholder’s equity	$1,065,330	$829,213

The accompanying notes are an integral part of the consolidated financial statements

HOLLEY INTERMEDIATE HOLDINGS, INC. and SUBSIDIARIES

CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME (LOSS)

For the Years Ended December 31, 2020, 2019 and 2018

(in thousands)

	2020	2019	2018
Net sales	$504,179	$368,663	$137,911
Cost of goods sold	295,935	219,884	86,405

Gross profit	208,244	148,779	51,506
Selling, general, and administrative	70,875	62,371	33,231
Research and development costs	23,483	20,630	6,802
Amortization of intangibles	11,082	10,456	4,434
Acquisition and restructuring costs	9,743	4,942	9,153
Related party acquisition and management fee costs	6,089	3,662	12,869
Other expense	1,517	644	1,209

Total operating expenses	122,789	102,705	67,698
Operating income (loss)	85,455	46,074	(16,192)
Interest expense	43,772	50,386	18,996

Income (loss) before income taxes	41,683	(4,312)	(35,188)
Income tax expense (benefit)	8,826	(4,873)	(4,575)

Net income (loss)	$32,857	$561	$(30,613)

Comprehensive income (loss):
Foreign currency translation adjustment	16	—	—
Pension liability loss	(293)	(123)	(274)

Total comprehensive income (loss)	$32,580	$438	$(30,887)

The accompanying notes are an integral part of the consolidated financial statements

HOLLEY INTERMEDIATE HOLDINGS, INC. and SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDER’S EQUITY

For the Years Ended December 31, 2020, 2019 and 2018

(in thousands, except share data)

	Common Stock
	Shares	Amount	Additional Paid-In Capital	Accumulated Other Comprehensive Income (Loss)	Retained Earnings (Accumulated Deficit)	Total
Balance at January 1, 2018	100	$—	$41,969	$—	$(640)	$41,329
Net loss	—	—	—	—	(30,613)	(30,613)
Pension liability adjustment	—	—	—	(274)	—	(274)
Capital contribution	—	—	194,364	—	—	194,364

Balance at December 31, 2018	100	$—	$236,333	$(274)	$(31,253)	$204,806
Net income	—	—	—	—	561	561
Equity compensation	—	—	437	—	—	437
Pension liability adjustment	—	—	—	(123)	—	(123)
Capital distributions, net	—	—	(267)	—	—	(267)

Balance at December 31, 2019	100	$—	$236,503	$(397)	$(30,692)	$205,414
Net income	—	—	—	—	32,857	32,857
Equity compensation	—	—	487	—	—	487
Pension liability adjustment	—	—	—	(293)	—	(293)
Foreign currency translation adjustment	—	—	—	16	—	16
Capital contributions, net	—	—	1,900	—	—	1,900

Balance at December 31, 2020	100	$—	$238,890	$(674)	$2,165	$240,381

The accompanying notes are an integral part of the consolidated financial statements

HOLLEY INTERMEDIATE HOLDINGS, INC. and SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

For the Years Ended December 31, 2020, 2019 and 2018

(in thousands)

	2020	2019	2018
OPERATING ACTIVITIES
Net income (loss)	$32,857	$561	$(30,613)
Adjustments to reconcile net income (loss) to net cash from operating activities:
Depreciation	7,886	8,827	3,654
Amortization of intangible assets	11,082	10,456	4,434
Amortization of debt issuance costs	3,092	3,097	3,797
Equity compensation	487	437	—
Change in deferred taxes	6,750	(11,489)	(5,771)
Loss (gain) on disposal of property, plant and equipment	943	833	(10)
Allowance for credit losses	1,597	103	101
Changes in certain assets and liabilities:
Accounts receivable	(11,349)	2,110	(3,344)
Inventory	25,009	(4,185)	4,469
Prepaids and other current assets	1,884	(378)	1,231
Accounts payable	8,399	181	4,369
Accrued interest	737	(2,489)	8,340
Accrued liabilities	(961)	1,354	(4,480)

Net cash from (used in) operating activities	88,413	9,418	(13,823)

INVESTING ACTIVITIES
Capital expenditures	(9,433)	(7,421)	(2,676)
Proceeds from the disposal of fixed assets	698	—	—
Trademark acquisition	(50)	(1,121)	(175)
Business purchase transactions, less cash acquired	(156,833)	(5,937)	(587,404)

Net cash used in investing activities	(165,618)	(14,479)	(590,255)

FINANCING ACTIVITIES
Net change under revolving credit agreement	(20,500)	6,500	14,000
Proceeds from long-term debt	170,000	—	525,000
Principal payments on long-term debt	(4,146)	(3,800)	(99,547)
Debt issuance costs	(4,710)	—	(18,701)
Capital contributions	—	150	188,810
Capital distributions	(100)	(417)	—

Net cash from financing activities	140,544	2,433	609,562

Net change in cash and cash equivalents	63,339	(2,628)	5,484
Cash and cash equivalents:
Beginning of period	8,335	10,963	5,479

End of period	$71,674	$8,335	$10,963

Supplemental disclosures of cash flow information:
Cash paid for interest	$39,945	$49,778	$6,656

Cash paid for income taxes	$3,239	$4,434	$1,338
Noncash investing and financing activities:
Units exchanged in Detroit Speed transaction	$2,000	$—	$—
Rollover units on business transaction	$—	$—	$5,554

The accompanying notes are an integral part of the consolidated financial statements

HOLLEY INTERMEDIATE HOLDINGS, INC. and SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2020, 2019, and 2018

(in thousands, except share data)

1.	ORGANIZATION

Holley Intermediate Holdings, Inc. and Subsidiaries (“Holdings” or the “Company”), a Delaware corporation was incorporated on October 25, 2018 to effect the merger of Driven Performance Brands, Inc. (“Driven”) and the purchase of High Performance Industries, Inc. (“HPI”). The Company is a 100% owned subsidiary of Holley Parent Holdings, LLC (“Parent”). Investment funds managed by Sentinel Capital Partners hold a controlling interest in Parent and held a controlling interest in Driven prior to the October 25, 2018 merger. As such, the 2018 financial statements include twelve months of financial results for Driven and financial results for HPI for the period of October 25, 2018 to December 31, 2018. The Company designs, manufactures and distributes performance automotive products to customers primarily in the United States, Canada and Europe. The Company is a leading manufacturer of a diversified line of performance automotive products, including carburetors, fuel pumps, fuel injection systems, nitrous oxide injection systems, superchargers, exhaust headers, mufflers, distributors, ignition components, engine tuners and automotive performance plumbing products that are produced through its two major subsidiaries, Holley Performance Products Inc. (“Holley”) and Hot Rod Brands Holdings LLC. (“Hot Rod Brands”). The Company is also a leading manufacturer of exhaust products as well as shifters, converters, transmission kits, transmissions, tuners and automotive software. The Company’s products are designed to enhance street, off-road, recreational and competitive vehicle performance through increased horsepower, torque and drivability. The Company has locations in North America, Canada, Italy and China.

2.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

BASIS OF PRESENTATION

The consolidated financial statements included herein have been prepared in conformity with accounting principles generally accepted in the United States of America (U.S. GAAP) and include the accounts of the Company and its wholly-owned subsidiaries. All significant intercompany transactions and accounts have been eliminated in consolidation.

CASH AND CASH EQUIVALENTS

Cash and cash equivalents include cash and deposits with financial institutions with original maturities less than 90 days. The Federal Deposit Insurance Corporation insures financial institution deposits up to $250. The Company maintains deposits exceeding $250 in certain accounts at financial institutions. At December 31, 2020 and 2019, the Company had cash in foreign bank accounts of $4,607 and $206, respectively.

ACCOUNTS RECEIVABLE AND ALLOWANCE FOR CREDIT LOSSES

Accounts receivable represent amounts due from customers in the ordinary course of business. The receivables are stated at the amount management expects to collect. The Company is subject to risk of loss from uncollectible receivables in excess of its allowance. The Company maintains an allowance for credit losses for estimated losses from customers’ inability to make required payments. In order to estimate the appropriate level of this allowance, the Company analyzes historical bad debts, customer concentrations, current customer credit worthiness, current economic trends and changes in customer payment patterns. Accounts are written off when management determines the account is uncollectable. Interest is not charged on past due accounts.

INVENTORY VALUATION

The Company’s inventories are stated at the lower of cost or net realizable value using the first-in, first-out (FIFO) method. Adjustments to reduce the cost of inventory to its net realizable value are made, if required, for estimated excess, obsolescence or impaired balances.

GOODWILL

Goodwill represents the excess of purchase price over the fair value of the net assets of businesses acquired. On an annual basis or whenever events or changes in circumstances indicate the carrying value of goodwill may have been impaired, the Company may perform a qualitative assessment to determine if it is more likely than not that the fair value of the reporting unit is less than its carrying amount, including goodwill. If the Company determines that the fair value of the reporting unit is less than its carrying amount or elects not to perform a qualitative assessment, it will perform a quantitative analysis; otherwise, no further evaluation is necessary. For the quantitative impairment assessment, the Company compares the fair value of the reporting unit to its carrying value, including goodwill. The Company determines the fair value of the reporting unit based on a weighting of income and market approaches. If the fair value of the reporting unit exceeds the carrying value of the net assets assigned to that unit, goodwill is not impaired and no further testing is performed. If the carrying value of the net assets assigned to the reporting unit exceeds the fair value of the reporting unit, then the Company will recognize a loss equal to the excess, limited to the total amount of goodwill allocated to that reporting unit. Impairments, if any, are charged directly to earnings. No impairment charges have been incurred during 2020, 2019, or 2018.

The changes in the carrying amount of goodwill for the years ended December 31, 2020 and 2019 are as follows:

	2020	2019
Beginning balance	$297,607	$296,618
HPI transaction	—	(1,082)
Range transaction	—	2,071
Drake transaction	7,551	—
Simpson transaction	51,305	—
Detroit Speed transaction	2,636	—

Ending balance	$359,099	$297,607

INTANGIBLE ASSETS OTHER THAN GOODWILL

Tradenames acquired in certain business combinations were determined to have indefinite useful lives and are not amortized, but instead are tested for impairment on an annual basis and when facts and circumstances indicate that the carrying values of the assets may be impaired. If such review indicates an asset’s carrying value may not be recoverable, an impairment loss is recognized for the excess of the carrying value over the fair value of the asset.

As part of separate business acquisitions, the Company’s customer relationships, technology and certain tradenames were identified as definite-lived intangible assets. The customer relationship intangible assets are being amortized over a ten to twenty-five year life based on the attrition rate of customers. The technology intangible assets are being amortized over a five to fourteen year life based on the lifecycle of previous technology. The tradenames are being amortized over a fifteen to twenty year life based on the estimated life of the tradename. The changes in the carrying amount of intangible assets for the years ended December 31, 2020 and 2019 are as follows:

	December 31, 2020
	Gross Carrying Amount	Accumulated Amortization	Net Carrying Value
Finite-lived intangible assets:
Customer relationships	$245,274	$(21,819)	$223,455
Tradenames	13,775	(3,369)	10,406
Technology	24,595	(6,674)	17,921

Total finite-lived intangible assets	$283,644	$(31,862)	$251,782
Indefinite-lived intangible assets:
Tradenames	$152,740	$—	$152,740

	December 31, 2019
	Gross Carrying Amount	Accumulated Amortization	Net Carrying Value
Finite-lived intangible assets:
Customer relationships	$198,768	$(13,581)	$185,187
Tradenames	13,775	(2,656)	11,119
Technology	21,875	(4,543)	17,332

Total finite-lived intangible assets	$234,418	$(20,780)	$213,638
Indefinite-lived intangible assets:
Tradenames	$119,868	$—	$119,868

Amortization expense for finite-lived intangible assets was $11,082, $10,456, and $4,434 in 2020, 2019, and 2018, respectively. Amortization expense over the next five years is estimated to be $13,421 in 2021, $13,421 in 2022, $13,258 in 2023, $12,444 in 2024, and $12,444 in 2025, respectively.

PROPERTY, PLANT AND EQUIPMENT

Property, plant and equipment acquired in various acquisitions have been recorded at fair value. All other property, plant and equipment is recorded at cost. Depreciation and amortization are provided for using the straight-line method over the estimated useful lives of the assets. Estimated useful lives for new property, plant and equipment additions are ten years to twenty-five years for buildings and improvements and three to ten years for machinery and equipment. Maintenance, repairs, and betterments which do not enhance the value of or increase the life of the assets are expensed as incurred.

DEBT ISSUANCE COSTS

Debt issuance costs are being amortized using the effective interest method over the term of the related debt. As of December 31, 2020 and 2019 debt issuance costs were $16,684 and $15,065, respectively, and included as a reduction of debt. Amortization expense for debt issuance costs was $3,092, $3,097, and $3,797 in 2020, 2019 and 2018, respectively, which is included in interest expense in the accompanying consolidated statements of comprehensive income (loss).

SELF-INSURANCE

The Company is self-insured for employee medical and prescription drug benefits up to certain stop loss coverage amounts. The Company accrues an estimate for unpaid claims, as well as incurred but not reported claims, based upon the Company’s claim experience and expectations of future claim activity. The resulting liability and expense are reflected as a component of accrued expenses, cost of sales and selling, general and administrative expenses in the accompanying consolidated balance sheets and consolidated statements of comprehensive income (loss), respectively.

REVENUE RECOGNITION

The Company recognizes revenue with customers when control of the promised goods transfers to the customer. This generally occurs when the product is delivered to the customer. Revenue is recorded at the amount of consideration the Company expects to be entitled to in exchange for the delivered goods, which includes an estimate of variable consideration, expected returns, or refunds when applicable. The Company estimates variable consideration, such as sales incentives, by using the most likely amount approach, which considers the single most likely amount from a range of possible consideration amounts. Estimates of variable consideration result in an adjustment to the transaction price such that it is probable that a significant reversal of cumulative revenue would not occur in the future. Sales incentives and allowances are recognized as a reduction to revenue at the time of the related sale. Revenue is recorded net of sales tax. Shipping and handling fees billed to customers are included in net sales, while costs of shipping and handling are included in selling, general and administrative costs.

For more information about the Company’s revenue from contracts with customers, refer to Note 7 Revenue.

CUSTOMER SALES INCENTIVES

Sales incentives provided take the form of either sales discounts or rebates and are treated as a reduction of net sales. The Company also maintains a cooperative advertising program with its customers and provides sales incentives to the extent of the estimated value of advertising provided by the customer on behalf of the Company. The costs incurred under the cooperative advertising program are included as a reduction of net sales.

SALES RETURNS

Estimated sales returns and allowances are recorded as a charge against gross sales in the period in which the related sales are recognized, net of returns to stock. The Company allows customers to return products when certain Company-established criteria are met. The Company estimates sales returns based primarily upon actual historical returns, planned product discontinuances, and promotional sales. Returned products, which are recorded as inventories, are valued at the lower of cost or net realizable value. The physical condition and marketability of the returned products are the major factors considered in estimating realizable value.

INCOME TAXES

Income taxes are accounted for under the asset and liability method. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

The Company recognizes income tax positions only if those positions are “more likely than not” of being sustained. Recognized income tax positions are measured at the largest amount that is greater than 50% likely of being realized. Changes in recognition or measurement are reflected in the period in which the change in judgment occurs. The Company records interest and penalties related to unrecognized tax benefits as a component of income tax expense (benefit). The Company has no amounts accrued for such interest or penalties as of December 31, 2020 and 2019. The Company files income tax returns in the U.S. federal jurisdiction and various foreign and state jurisdictions.

As of December 31, 2020 and 2019, the Company did not have any unrecognized tax benefits. The statute of limitations remains open for U.S. and certain state income tax examinations for years ended December 31, 2018 through December 31, 2020. The Company does not expect the total amount of unrecognized tax benefits to significantly change in the next 12 months.

IMPAIRMENT OR DISPOSAL OF LONG-LIVED ASSETS

The Company accounts for long-lived assets, including intangible assets subject to amortization, in accordance with the provisions that require long-lived assets, such as property and equipment, be reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to the sum of undiscounted net cash flows expected to be generated by the asset. If the carrying amount of an asset exceeds its estimated future cash flows, an impairment charge is recognized by the amount by which the carrying amount of the asset exceeds the fair value of the asset. Assets to be disposed of are reported at the lower of the carrying amount or fair value less costs to sell.

ADVERTISING

Advertising production costs are expensed the first time the advertising takes place. Total advertising expenses were $4,379, $3,921, and $997 for the years ended December 31, 2020, 2019, and 2018, respectively. Advertising costs are classified as a component of selling, general and administrative costs in the accompanying consolidated statements of comprehensive income (loss).

RESEARCH AND DEVELOPMENT COSTS

Research, development, pre-production and start-up costs related to both present and future products are expensed as incurred. Such costs amount to $23,483, $20,630, and $6,802 for the years ended December 31, 2020, 2019, and 2018, respectively.

OTHER COMPREHENSIVE INCOME (LOSS)

Comprehensive loss encompasses all changes in stockholder’s equity and includes net income, change in the foreign currency translation adjustment and minimum pension liability. The Company’s accumulated other comprehensive loss shown on the consolidated balance sheets as of December 31, 2020 and 2019 consists of minimum pension loss of $690 and $397, respectively, and the foreign currency translation adjustment of $16 as of December 31, 2020

FAIR VALUE

The Company has accounts receivable, accounts payable and accrued expenses for which the carrying value approximates fair value due to the short-term nature of these instruments. The carrying value of the Company’s long-term debt approximates fair value as the rates used approximate the market rates currently available to the Company at December 31, 2020 and 2019. Fair value measurements used in the impairment reviews of goodwill and intangible assets are Level 3 measurements.

Fair value is the exchange price that would be received for an asset or paid to transfer a liability (exit price) in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants on the measurement date. There are three levels of inputs that may be used to measure fair values:

Level 1 — Quoted prices (unadjusted) for identical assets or liabilities in active markets that the entity has the ability to access as of the measurement date.

Level 2 — Significant other observable inputs other than Level 1 prices such as quoted prices for similar assets or liabilities; quoted prices in markets that are not active; or other inputs that are observable or can be corroborated by observable market data.

Level 3 — Significant unobservable inputs that reflect a company’s own assumptions about the assumptions that market participants would use in pricing an asset or liability.

FOREIGN CURRENCIES

The functional currency of the Company’s Italian subsidiary is the Euro. Assets and liabilities of foreign operations are translated using period end exchange rates. Revenue and expenses are translated using average exchange rates during each period reported. Translation gains are reported in accumulated other comprehensive loss as a component of shareholders equity and were $16 as of December 31, 2020. There was no translation adjustment as of December 31, 2019. The Company recognizes foreign currency transaction gains (losses) on certain assets and liabilities. These transaction (gains) losses are reported in other expense in the consolidated statements of comprehensive income (loss) and were ($284), ($27) and $590 for the years ended December 31, 2020, 2019 and 2018, respectively.

USE OF ESTIMATES

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from these estimates. Estimates are used when accounting for items such as warranties, allowance for credit losses, estimated lives of property, plant and equipment, reserve for excess and obsolete inventories, recoverability of goodwill, intangible assets and other long-lived assets, customer co-operative advertising, sales returns and allowances, tax positions, deferred tax assets, pension obligations and employee medical and prescription drug benefits self-insurance accrual.

RECENT ACCOUNTING PRONOUNCEMENTS

Accounting Standards Recently Adopted

Financial Accounting Standards Board (“FASB”) issued new guidance that created Topic 606, Revenue from Contracts with Customers, in the Accounting Standards Codification (“ASC”). Topic 606 superseded the revenue recognition required in FASB ASC 605, Revenue Recognition, and required the recognition of revenue when promised goods or services are transferred to customers in an amount that reflects the consideration to which an entity expects to be entitled in exchange for those goods or services. Prior to January 1, 2019, the Company accounted for revenue recognition under ASC 605 in which revenue is recognized at the point title and risk of loss are transferred to the customer, collection is reasonably assured, persuasive evidence of an arrangement exists, and the price is fixed and determinable.

The Company adopted the requirements of the new guidance as of January 1, 2019, utilizing the modified retrospective method of transition. This approach was applied to contracts that were not completed as of December 31, 2018.

Adoption of Topic 606 resulted in immaterial changes to the Company’s accounting policies for revenue and cost recognition. As a result, at the date of adoption, no adjustment to beginning accumulated deficit was deemed necessary.

The FASB issued 2016-13, Financial Instruments-Credit Losses (Topic 326): Measurement of Credit Losses on Financial Instruments. The amendments in ASU 2016-13 will provide more decision-useful information about the expected credit losses on financial instruments and other commitments to extend credit held by a reporting entity at each reporting date. The ASU is effective for annual reporting periods beginning after December 15, 2022. The Company early adopted the standard in 2020. There was no material impact of adopting this guidance on its financial statements.

Accounting Standards Not Yet Adopted

In February 2016, the FASB issued ASU 2016-02, Leases (Topic 842). The Company expects to adopt this ASU for annual reporting periods beginning after December 15, 2021 and early adoption is permitted. The ASU will require lessees to report most leases as assets and liabilities on the balance sheet. The Company is currently evaluating the potential impact of adopting this guidance on its financial statements.

In August 2018, the FASB issued ASU 2018-14, Compensation — Retirements Benefits — Defined Benefit Plans — General (Subtopic 715-20). The Company expects to adopt this ASU for annual reporting periods beginning after December 15, 2021 and early adoption is permitted. The ASU will update disclosure requirements for employers that sponsor defined benefit pension or other post retirement plans. The Company is currently evaluating the potential impact of adopting this guidance on its financial statements.

In December 2019, the FASB issued ASU 2019-12, Simplifying the Accounting for Income Taxes (Topic 740) which is intended to simplify various aspects related to accounting for income taxes. The Company expects to adopt this ASU for annual reporting periods beginning after December 15, 2021 and early adoption is permitted. The ASU removes certain exceptions to the general principles in Topic 740 and also clarifies and amends existing guidance to improve consistent application. The Company is currently evaluating the potential impact of adopting this guidance on its financial statements.

SEGMENTS

The Company’s operations are managed and reported to its Chief Executive Officer (“CEO”), the Company’s chief operating decision maker, on a consolidated basis. The CEO assesses performance and allocates resources based on the consolidated results of operations. Under this organizational and reporting structure, the Company has one reportable segment.

RISKS AND UNCERTAINTIES

COVID-19 and the measures taken by many countries in response have contributed to a general slowdown in the global economy and adversely affected, and could in the future adversely affect, the Company’s business and operations. The Company has experienced disruptions and higher costs in manufacturing, supply chain, logistical operations and outsourced services, and shortages of the Company’s products in distribution channels. The full extent of the impact of the COVID-19 pandemic on the Company’s business and operational and financial performance and condition is currently uncertain and will depend on many factors outside the Company’s control, including but not limited to the timing, extent, duration and effects of the virus and any of its mutations, the development and availability of effective treatments and vaccines, the imposition of effective public safety and other protective measures, the impact of COVID-19 on the global economy and demand for the Company’s products and services. Should the COVID-19 pandemic not improve or worsen, or if the Company’s attempt to mitigate its impact on its operations and costs is not successful, the Company’s business, results of operations, financial condition and prospects may be adversely affected.

3.	ACQUISITIONS

On November 11, 2020, the Company acquired Drake Automotive Group LLC (“Drake”). The purchase price was $49,104. The Company acquired 100% of the outstanding member units of Drake. The Company purchased Drake in order to acquire strong brands in the automotive aftermarket. The transaction was accounted for as a business combination under the acquisition method of accounting. Accordingly, the purchase price has been allocated based upon the fair value of the assets acquired and liabilities assumed. Consideration for the assets acquired consisted of cash payments of $47,104 plus an earn out value of $2,000. The acquisition resulted in both amortizable and non-amortizable intangibles and goodwill, totaling $32,441. The goodwill arising from the acquisition is primarily due to Drake’s strong market position. The goodwill and intangibles generated as a result of this acquisition are deductible for income tax purposes. The purchase price was funded from the proceeds of debt and cash on hand. The final determination of the purchase price is subject to the net working capital adjustment, which is not expected to be finalized until 2021.

The purchase agreement included a potential contingent payment based on 2020 performance. The seller could earn up to an additional $2,000. The fair value of this contingent payment was determined to be $2,000 based on the likelihood of achieving the required financial performance at the time of the valuation.

The allocation of the purchase price to the assets acquired and liabilities assumed was based on estimates of the fair value of the net assets as follows:

Cash	$205
Accounts receivable	3,947
Inventory	14,198
Property, plant and equipment	1,296
Other assets	189
Tradenames	7,715
Customer relationships	17,175
Goodwill	7,551
Accounts payable	(2,524)
Accrued liabilities	(648)

$49,104

The fair value of the acquired customer relationship intangible asset was estimated using the excess earnings approach. The customer relationship intangible asset is being amortized based on the attrition rate of customers which was determined to be 20 years. The fair value of the acquired tradenames intangible asset was estimated using the relief from royalty method, a form of the income approach. The tradenames were determined to have an indefinite life.

The contractual value of the accounts receivable acquired was $4,155.

The financial results of the acquisition have been included in the consolidated financial statements since the date of the acquisition. The consolidated statements of comprehensive income (loss) include $4,651 of net sales and $744 of net income related to the acquisition. The Company incurred transaction costs in the amount of $1,408 which were expensed in the year ended December 31, 2020.

On November 16, 2020, the Company acquired Simpson Performance Products, Inc. (“Simpson”). The purchase price was $117,336. The Company acquired 100% of the outstanding common stock of Simpson. The Company purchased Simpson in order to acquire strong brands in the automotive safety solutions market. The transaction was accounted for as a business combination under the acquisition method of accounting. Accordingly, the purchase price has been allocated based upon the fair value of the assets acquired and liabilities assumed. Consideration for the assets acquired consisted of cash payments of $110,136 and an earn out valued at $7,200. The acquisition resulted in both amortizable and non-amortizable intangibles and goodwill, totaling $106,775. The goodwill arising from the acquisition is primarily due to Simpson’s strong market position. The goodwill and intangibles generated as a result of this acquisition are not deductible for income tax purposes. The purchase price was funded from the proceeds of debt and cash on hand. The final determination of the purchase price is subject to the net working capital adjustment, which is not expected to be finalized until 2021. The determination of the final purchase price allocation to specific assets acquired and liabilities assumed may change in future periods as the fair value estimate of inventory is completed.

The purchase agreement included a potential contingent payment based on the performance for the twelve months ended October 3, 2021. The seller could earn up to an additional $25,000. The fair value of this contingent payment was determined to be $7,200 using the “Bull Call” option strategy utilizing the option values from the Black-Scholes Option Pricing Model.

The preliminary allocation of the purchase price to the assets acquired and liabilities assumed was based on estimates of the fair value of the net assets as follows:

Cash	$7,715
Accounts receivable	3,894
Inventory	19,265
Property, plant and equipment	5,952
Other assets	1,613
Tradenames	23,980
Customer relationships	28,770
Patents	2,720
Goodwill	51,305
Accounts payable	(2,483)
Accrued liabilities	(7,787)
Deferred tax liability	(12,993)
Debt	(4,615)

$117,336

The fair value of the acquired customer relationship intangible asset was estimated using the excess earnings approach. The customer relationship intangible asset is being amortized based on the attrition rate of customers which was determined to be 20 years. The fair value of the acquired tradenames and patents intangible assets were estimated using the relief from royalty method, a form of the income approach. The tradenames were determined to have an indefinite life. The patents are being amortized over 10 years based on the weighted average remaining life of the patent portfolio.

The contractual value of the accounts receivable acquired was $3,894.

The financial results of the acquisition have been included in the consolidated financial statements since the date of the acquisition. The consolidated statements of comprehensive income (loss) include $7,195 million of net sales and $1,572 of net income related to the acquisition. The Company incurred transaction costs in the amount of $2,747 which were expensed in the year ended December 31, 2020.

On December 18, 2020, the Company acquired Detroit Speed, Inc. (“Detroit Speed”). The purchase price was $11,297. The Company acquired substantially all of the assets and liabilities of Detroit Speed. The Company purchased Detroit Speed in order to acquire strong brands in the automotive aftermarket. The transaction was accounted for as a business combination under the acquisition method of accounting. Accordingly, the purchase price has been allocated based upon the fair value of the assets acquired and liabilities assumed. Consideration for the assets acquired includes cash payments of $9,297 and Class A Units of Parent of $2,000. The acquisition resulted in both amortizable and non-amortizable intangibles and goodwill, totaling $4,323. The goodwill arising from the acquisition is primarily due to Detroit Speed’s strong market position. The goodwill and intangibles generated as a result of this acquisition are partially deductible for income tax purposes. The purchase price was funded from cash on hand and distribution of Class A Units of Parent. The final determination of the purchase price is subject to the net working capital adjustment, which is not expected to be finalized until 2021.

The allocation of the purchase price to the assets acquired and liabilities assumed was based on estimates of the fair value of the net assets as follows:

Cash	$1,784
Accounts receivable	418
Inventory	3,478
Property, plant and equipment	3,040
Other assets	215
Tradenames	1,127
Customer relationships	560
Goodwill	2,636
Accounts payable	(668)
Accrued liabilities	(1,019)
Deferred tax liability	(274)

$11,297

The fair value of the acquired customer relationship intangible asset was estimated using the excess earnings approach. The customer relationship intangible asset is being amortized based on the attrition rate of customers which was determined to be 10 years. The fair value of the acquired tradenames intangible asset was estimated using the relief from royalty method, a form of the income approach. The tradenames were determined to have an indefinite life.

The contractual value of the accounts receivable acquired was $418.

The financial results of the acquisition have been included in the consolidated financial statements since the date of the acquisition. The consolidated statements of comprehensive income (loss) include $281 of net sales and $90 of net loss related to the acquisition. The Company incurred transaction costs in the amount of $459 which were expensed in the year ended December 31, 2020.

On October 18, 2019, the Company acquired Range Technologies Inc. (“Range”). The purchase price was $7,239. The Company acquired 100% of the issued and outstanding common stock of Range. The Company purchased Range in order to acquire tuning products. The transaction was accounted for as a business combination under the acquisition method of accounting. Accordingly, the purchase price has been allocated based upon the fair value of the assets acquired and liabilities assumed. Consideration for the assets acquired includes cash payments of $7,239. The acquisition resulted in both amortizable and non-amortizable intangibles and goodwill, totaling $8,277. The goodwill arising from the acquisition is primarily due to Range’s market position. The goodwill and intangibles generated as a result of this acquisition are not deductible for income tax purposes. The purchase price was cash funded.

The allocation of the purchase price to the assets acquired and liabilities assumed was based on estimates of the fair value of the net assets as follows:

Cash	$218
Accounts receivable	94
Inventory	231
Property, plant and equipment	7
Other assets	60
Tradename	510
Technology intangible	5,695
Goodwill	2,072
Accounts payable	(64)
Accrued liabilities	(4)
Deferred taxes	(1,580)

$7,239

The fair value of the acquired technology intangible asset was estimated using the relief from royalty method, a form of the income approach. The technology intangible asset is being amortized over the estimated lifecycle of the technology which was determined to be 14 years. The fair value of the acquired tradename intangible asset was estimated using the relief from royalty method, a form of the income approach. The tradename was determined to have an indefinite life.

The contractual value of the accounts receivable acquired was $94.

The financial results of the acquisition have been included in the consolidated financial statements since the date of the acquisition. The 2019 consolidated statements of comprehensive income (loss) include $702 of net sales and $386 of net income related to the acquisition. The Company incurred transaction costs in the amount of $149 which were expensed in the year ended December 31, 2019.

On October 26, 2018, the Company acquired HPI. The purchase price was $599,857. The Company acquired 100% of the issued and outstanding common stock of HPI. The Company purchased HPI in order to acquire strong automotive brands in the carburetor, fuel injection, exhaust, automotive plumbing, distributor, ignition and tuning markets. The transaction was accounted for as a business combination under the acquisition method of accounting. Accordingly, the purchase price has been allocated based upon the fair value of the assets acquired and liabilities assumed. Consideration for the assets acquired includes cash payments of $594,303 and Class A and B units of Parent of $5,554. The acquisition resulted in both amortizable and non-amortizable intangibles and goodwill, totaling $513,460. The goodwill arising from the acquisition is primarily due to HPI’s strong market position and assembled workforce. The goodwill and intangibles generated as a result of this acquisition are not deductible for income tax purposes. The purchase price was funded from the proceeds of cash and debt.

The purchase agreement included a potential contingent payment based on the 2018 performance. The seller could earn up to an additional $20 million. The fair value of this contingent payment was determined to be zero based on the remote likelihood of achieving the required financial performance at the time of the valuation. There were no payments made for this contingent consideration.

The allocation of the purchase price to the assets acquired and liabilities assumed was based on estimates of the fair value of the net assets as follows:

Cash	$7,981
Accounts receivable	24,740
Inventory	109,507
Property, plant and equipment	29,313
Other assets	2,987
Tradenames	118,235
Customer relationship	157,255
Technology intangible	4,880
Goodwill	233,090
Accounts payable	(14,098)
Accrued liabilities	(17,148)
Deferred taxes	(56,885)

$599,857

The fair value of the acquired customer relationship intangible asset was estimated using the excess earnings approach. The customer relationship intangible asset is being amortized based on the attrition rate of customers which was determined to be 25 years. The fair value of the acquired technology intangible asset was estimated using the relief from royalty method, a form of the income approach. The technology intangible asset is being amortized over the estimated lifecycle of the technology which was determined to be 5 years. The fair value of the acquired tradenames intangible asset was estimated using the relief from royalty method, a form of the income approach. The tradenames were determined to have an indefinite life.

The contractual value of the accounts receivable acquired was $25,242.

The financial results of the acquisition have been included in the consolidated financial statements since the date of the acquisition. The 2018 consolidated statements of comprehensive income (loss) include $52.2 million of net sales and $30.9 million of net loss related to the acquisition. The Company incurred transaction costs in the amount of $19,417 which were expensed in the year ended December 31, 2018.

The following table presents the supplemental and unaudited pro forma results as if HPI and Range had been acquired as of January 1, 2018:

	2019	2018
Pro forma net sales	$373,459	$378,287
Pro forma net income (loss)	7,032	(30,225)

The following table presents the supplemental and unaudited pro forma results as if Range, Drake, Simpson and Detroit Speed had been acquired as of January 1, 2019:

	2020	2019
Pro forma net sales	$584,270	$461,418
Pro forma net income (loss)	37,304	(8,799)

The pro forma results include the effects of the amortization of purchased intangible assets and acquired inventory step-up. The pro forma adjustments are based upon unaudited financial information of the acquired entities and is presented for informational purposes only and does not purport to be indicative of the results of future operations or the results that would have occurred had the acquisitions taken place in the periods noted.

4.	INVENTORY

Inventories of the Company consisted of the following:

	2020	2019
Raw materials	$44,474	$44,146
Work-in-process	12,946	14,164
Finished goods	76,508	63,686

	$133,928	$121,996

5.	PROPERTY, PLANT AND EQUIPMENT, NET

Property, plant and equipment of the Company consisted of the following:

	2020	2019
Land	$1,330	$1,330
Buildings and improvements	8,594	7,222
Machinery and equipment	44,690	37,083
Construction in process	8,088	3,290

Total property, plant and equipment	62,702	48,925
Less: accumulated depreciation	18,973	15,390

Property, plant and equipment, net	$43,729	$33,535

6.	DEBT

Debt of the Company consisted of the following:

	2020	2019
Revolver	$—	$20,500
First lien note	541,969	376,200
Second lien note	145,000	145,000
Other	4,701	—
Less unamortized debt issuance costs	(16,684)	(15,065)

	674,986	526,635
Less current portion of long-term debt	(5,528)	(3,800)

	$669,458	$522,835

The first lien note totals $600,000, comprising of two parts: a revolving component with maximum borrowings of $50,000, and a $550,000 term loan. Interest is based on LIBOR or the prime rate at the Company’s option, plus the applicable margin rate. Interest is due monthly for the prime rate loans and every one to three months for the LIBOR rate loans. The interest rates for the first lien note LIBOR rate loans were 5.2% and 6.9% at December 31, 2020 and 2019, respectively. There were no prime rate loans as of December 31, 2020. The interest rate for the prime rate loans was 8.0% at December 31, 2019. Principal payments of $1,382 are due on a quarterly basis. The note is secured by the assets of the Company and the revolving credit facility matures in October 2023, while the term loan matures in October 2025. The note requires that the Company maintain a certain fixed charge coverage ratio. At December 31, 2020, the Company was in compliance with all financial covenants. In addition, the Company had outstanding letters of credit under the note, which totaled $1.2 million at December 31, 2020 and 2019.

The second lien note totals $145,000. Interest is based on LIBOR or the prime rate at the Company’s option, plus the applicable margin rate. Interest is due monthly for the prime rate loans and every one to three months for the LIBOR rate loans. The interest rate for the second lien note LIBOR rate loan was 8.7% and 10.4% at December 31, 2020 and 2019, respectively. There were no prime rate loans as of December 31, 2020 and 2019. The note is secured by a second lien on the assets of the Company and matures in October 2026. The note requires that the Company maintain a certain fixed charge coverage ratio. At December 31, 2020, the Company was in compliance with all financial covenants. Sentinel Capital Partners Junior Fund I, a related party, holds a portion of the second lien note and the outstanding balance at December 31, 2020 and 2019 was $20,000.

Future maturities of long-term debt and amortization of debt issuance costs for the years following December 31, 2020 are as follows:

	Debt	Debt Issuance Costs
2021	$5,528	$3,911
2022	5,528	3,618
2023	5,528	3,344
2024	5,528	3,092
2025	519,857	2,450
Thereafter	149,701	269

	$691,670	$16,684

7.	REVENUE

The principal activity from which the Company generates its revenue is the manufacturing and distribution of after-market automotive parts for its customers, comprised of resellers and end users. The Company recognizes revenue at a point in time, rather than over time, as the performance obligation is satisfied when the customer obtains control of the product upon title transfer and not as the product is manufactured or developed. The amount of revenue recognized is based on the purchase order price and adjusted for revenue allocated to variable consideration (i.e. estimated rebates, co-op advertising, etc.).

The Company collects sales tax and other taxes concurrent with revenue-producing activities which are excluded from revenue. Shipping and handling costs incurred after control of the product is transferred to our customers are treated as fulfillment costs and not a separate performance obligation.

The Company allows customers to return products when certain Company-established criteria are met. These sales returns are recorded as a charge against gross sales in the period in which the related sales are recognized, net of returns to stock. Returned products, which are recorded as inventories, are valued at the lower of cost or net realizable value. The physical condition and marketability of the returned products are the major factors considered in estimating realizable value. The Company also estimates expected sales returns and records the necessary adjustment as a charge against gross sales.

The Company’s payment terms with customers are customary and vary by customer and geography but typically range from 30 to 365 days. We elected the practical expedient to disregard the possible existence of a significant financing component related to payment on contracts, as we expect that customers will pay for the products within one year. We have evaluated the terms of our arrangements and determined that they do not contain significant financing components. Additionally, as all contracts with customers have an expected duration of one year or less, the Company has elected the practical expedient to exclude disclosure of information regarding the aggregate amount and future timing of performance obligations that are unsatisfied or partially satisfied as of the end of the reporting period. The Company provides limited warranties on most of its products against certain manufacturing and other defects. Provisions for estimated expenses related to product warranty are made at the time products are sold. Refer to Note 14 for more information.

The following table summarizes total revenue by product category:

	2020	2019	2018
Electronic systems	$266,742	$199,295	$47,110
Mechanical systems	$119,784	92,498	41,024
Exhaust	71,915	51,802	43,644
Accessories	38,543	25,068	6,133
Safety	7,195	—	—

Total sales	$504,179	$368,663	$137,911

8.	INCOME TAXES

Income tax expense (benefit) of the Company consisted of:

	2020	2019	2018
Current income tax expense (benefit)
Federal	$(530)	$4,420	$1,220
State	1,174	302	145
Foreign	1,668	1,894	(169)

	2,312	6,616	1,196
Deferred income tax expense (benefit)
Federal	7,136	(9,663)	(4,063)
State	(622)	(1,826)	(1,708)

	6,514	(11,489)	(5,771)

Total income tax expense (benefit)	$8,826	$(4,873)	$(4,575)

Reported income tax expense (benefit) for the year ended December 31, 2020, 2019 and 2018 differs from the “expected” tax expense (benefit), computed by applying the U.S. Federal statutory income tax rate of 21% to income before income taxes as follows:

	2020	2019	2018
“Expected” tax expense (benefit)	$8,753	$(906)	$(7,389)
State income tax expense (benefit)	335	(1,005)	(1,115)
Permanent tax differences	167	494	4,207
Foreign tax rate	389	369	7
Tax credit	(646)	(750)	(120)
Other differences, net	(172)	(3,075)	(165)

Reported income tax expense (benefit)	$8,826	$(4,873)	$(4,575)

The tax effects of temporary differences that give rise to significant portions of the Company’s deferred tax assets and deferred tax liabilities consisted of the following:

	2020	2019
Deferred tax assets:
Reserves on assets	$6,435	$5,603
Liabilities not yet deductible	3,786	3,565
Interest expense limitation	5,491	12,965
Other	2,332	1,645

Total gross deferred tax assets	18,044	23,778

Deferred tax liabilities:
Tradename	31,962	25,810
Intangible assets	45,956	41,002
Goodwill	5,743	3,858
Inventory	832	—
Property, plant and equipment	5,125	4,633

Total gross deferred tax liabilities	89,618	75,303

Net deferred tax liabilities	$71,574	$51,525

Based on the Company’s projected pretax earnings, reversal of deferred tax liabilities and other relevant factors, management believes that it is more likely than not that the Company’s deferred tax assets at December 31, 2020 and 2019 will be realized.

As more fully discussed in Note 1, Summary of Significant Accounting Policies, COVID-19 was declared a pandemic in March 2020. In response to the pandemic, various stimulus legislation was enacted in 2020 including the Coronavirus Aid, Relief and Economic Security Act (CARES Act), signed into law on March 27, 2020 and the Consolidated Appropriations Act, 2021 (CAA Act), signed into law on December 27, 2020. The Cares Act resulted in the Company being able to deduct additional interest expense due to the increase in interest expense limitation. The Company was also able to carryback its net operating loss. We have evaluated the CAA Act and believe any impact to our financial statements, as a result of such legislation, will be immaterial.

9.	BENEFIT PLANS

Defined	Benefit Plan

The Company has a defined benefit pension plan (the “Plan”) for its employees. The Projected Unit Credit Actuarial Cost Method is used to determine the normal cost of the Plan and estimated pension benefit obligation. During 2002, the Plan was amended to curtail accrual of future benefits under the Plan. The pension plan assets are managed to maximize total return over the long term while providing sufficient liquidity and current return to satisfy the cash flow requirements of the plan. The plan’s day-to-day investment decisions are managed by our outside investment manager; however, overall investment strategies are discussed with our employee benefits committee. Our investment strategy is to weight our portfolio towards large-cap, high-quality, dividend-growing equities that we have historically favored. As our plan matures and interest rates normalize, we expect a greater allocation to fixed-income securities to better align asset and liability market risks. Our fixed-maturity bond portfolio is investment grade. The plan does not engage in derivative transactions. The benefit obligation, accumulated benefit obligation, fair value of Plan assets, funded status of the Plan and benefits paid as of and for the year ended December 31, 2020 and 2019 are as follows:

	2020	2019
Change in Benefit Obligations

Beginning benefit obligation	$5,993	$5,627
Service cost	159	142
Interest cost	190	231
Benefits paid	(339)	(346)
Expenses paid	(142)	(158)
Actuarial loss	690	497

Ending benefit obligation	6,551	5,993

Change in Plan Assets

Beginning fair value of plan assets	4,089	3,740
Actual return on plan assets	559	568
Employer contributions	589	285
Benefits paid from plan assets	(339)	(346)
Expenses paid	(142)	(158)

Ending fair value of plan assets	4,756	4,089

Ending funded status	$(1,795)	$(1,904)

Amounts Recorded in the Consolidated Balance Sheets

Current liabilities	$—	$—
Non-current liabilities	(1,795)	(1,904)

Net amount recorded	$(1,795)	$(1,904)

Amounts Recorded in Accumulated Other Comprehensive Loss
Net actuarial loss	$(293)	$(123)

The accumulated benefit obligation for the Plan was $6,551 and $5,993 at December 31, 2020 and 2019. The Company recognized $94, $141, and $24 in benefit costs in 2020, 2019 and 2018, respectively. The Company made contributions of $589 and $285 in 2020 and 2019, respectively. The Company made no contributions in 2018. There were no participant contributions for 2020, 2019, and 2018. The Company estimates its contributions for 2021 will be approximately $367.

	2020	2019	2018
Components of Expense
Service cost	$159	$142	$25
Interest cost	190	231	41
Expected return on plan assets	(255)	(232)	(42)

Net periodic benefit cost	$94	$141	$24

The amounts not yet reflected in net periodic benefit cost and included in accumulated other comprehensive loss:

	2020	2019	2018
Net loss	$822	$436	$275

The total estimated to be amortized from accumulated other comprehensive loss over the next fiscal year is $21.

Weighted-average assumptions used to determine net cost:

	2020	2019
Discount rate	3.25%	4.32%
Expected return on plan assets	6.35%	6.50%

The Company uses a measurement date of December 31 for its defined benefit pension plan.

Weighted-average assumptions used to determine the benefit obligation:

	2020	2019
Discount rate	2.38%	3.25%

In order to develop the expected long-term rate of return on assets assumption, the Company considered the historical returns and the future expectations for returns for each asset class, as well as the target asset allocation of the pension portfolio. The fair value of the Plan assets at December 31, 2020 and 2019 and target asset allocation for 2021, by asset category, are as follows:

	Target Allocation 2021	2020	2019
Common stock	35%	$1,562	$1,748
Mutual funds	25%	2,202	856
Corporate/government bonds	40%	982	1,473
Cash and cash equivalents	0%	10	12

Total	100%	$4,756	$4,089

Following is a description of the valuation methodologies used for assets measured at fair value on a recurring basis as well as the general classification of such assets pursuant to the valuation hierarchy.

Common Stock: The fair value of common stock investments is determined by obtaining quoted prices on nationally recognized securities exchanges (Level 1 inputs).

Mutual Funds: The fair value of mutual fund investments is determined by obtaining quoted prices on nationally recognized securities exchanges (Level 1 inputs).

Corporate/government bonds: The fair value of corporate/government bonds is based upon recent bid prices or the average of the recent bid and ask prices when available (Level 2 inputs) and if not available, they are valued through matrix pricing models developed by sources considered by management to be reliable. Matrix pricing, which is a mathematical technique commonly used to price debt securities that are not actively traded, values debt securities without relying exclusively on quoted prices for the specific securities but rather by relying on the securities’ relationship to other benchmark quoted securities (Level 2 inputs).

The following table presents the fair value measurements of assets measured at fair value on a recurring basis and the fair value hierarchy in which the fair value measurements fall at December 31, 2020 and 2019:

	December 31, 2020
	Fair Value	Markets for Identical Assets (Level 1)	Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
Common stock	$1,562	$1,562	$—	$—
Mutual funds	2,202	2,202	—	—
Corporate/government bonds	982	—	982	—
Cash and cash equivalents	10	—	10	—

Total	$4,756	$3,764	$992	$—

	December 31, 2019
	Fair Value	Markets for Identical Assets (Level 1)	Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
Common stock	$1,748	$1,748	$—	$—
Mutual funds	856	856	—	—
Corporate/government bonds	1,473	—	1,473	—
Cash and cash equivalents	12	—	12	—

Total	$4,089	$2,604	$1,485	$—

Plan contributions are made and the actuarial present value of accumulated Plan benefits are reported based on certain assumptions pertaining to interest rates, inflation rates and employee demographics, all of which are subject to change. Due to uncertainties inherent in the estimation and assumption process, it is at least reasonably possible that changes in these estimates and assumptions in the near term would be material to the consolidated financial statements.

The Company generally funds accrued pension cost based on minimum Employee Retirement Income Security Act funding requirements.

Benefit payments are anticipated to be as follows:

2021	$369
2022	373
2023	375
2024	372
2025	372
2026 — 2030	1,858

401(k) Plan

The Company has 401(k) savings plan for salaried and non-salaried employees. Participation in the plan is optional. The Company matches employee contributions up to 3.5% each pay period. The Company made matching contributions of $1,997, $1,141, and $274 for the years ended December 31, 2020, 2019, and 2018, respectively. In addition, the Company had accrued approximately $440 for an additional Company match as of December 31, 2020, which is expected to be paid out in the second quarter of 2021.

10.	EQUITY-BASED COMPENSATION PLANS

The Company has authorized an incentive pool of 41.4 million units of Parent that Management has the right to grant, which are designated as profit interest units (“PIUs”). The Company grants PIUs to certain employees, which are a special type of limited liability company equity unit that allows the recipient to potentially participate in a future increase in the value of the Company. PIUs are issued for no consideration and generally provide for vesting over the requisite service period, subject to the recipient remaining an employee of the Company through each vesting date. During 2020, 2019, and 2018, the Company granted 4,507, 2,967, and 20,700 PIUs, respectively, that contained certain performance vesting criteria related to the attainment of specified levels of return for certain other investors in Parent and the occurrence of certain events. The weighted-average grant date fair value of these performance based PIUs was $0.27, $0.24, and $0.26 for grants in 2020, 2019, and 2018, respectively. No expense has been recorded in 2020, 2019, or 2018, as meeting the necessary performance conditions for vesting is not considered probable.

The tables below summarize the PIU activity during the years ended December 31, 2020 and 2019:

	Outstanding PIUs	Weighted Average Grant Date Fair Value
December 31, 2017	—	$—
Granted	27,925	0.27

December 31, 2018	27,925	0.27
Granted	3,906	0.25

December 31, 2019	31,831	0.27
Granted	5,932	0.28
Forfeited	(2,193)	0.27

December 31, 2020	35,570	$0.27

As of December 31, 2020, 2019 and 2018, the amount of unvested PIUs was 32,383, 30,323 and 27,925, respectively, with a weighted average grant date fair value of $0.26, $0.28 and $0.27 as December 31, 2020, 2019 and 2018, respectively.

As of December 31, 2020 and 2019, 3,187 and 1,508 PIUs were fully vested, respectively, with a total grant-date fair value of $487 and $437 in 2020 and 2019, respectively. No PIUs vested during 2018. As of December 31, 2020, the total compensation cost related to nonvested PIUs, which vest related to service-based criteria, not yet recognized and the weighted-average period over which it’s expected to be recognized is $1,737 and 3.4 years, respectively.

PIUs are measured at the estimated fair value on the measurement date, which is typically the grant date. The fair value of PIUs is estimated using the Black-Scholes option pricing model. PIUs are valued based on the Company’s estimated equity value for each unit class at the time of granting. The assumptions used to calculate the fair value of equity awards granted are evaluated and revised, as necessary, to reflect market conditions and the Company’s historical experience. Determining the fair value of equity-based awards at the grant date is affected by estimates involving inherent uncertainties, as well as assumptions regarding a number of other complex and subjective variables. These variables include the fair value of the Company’s equity unit classes, value adjustments for a reduction in marketability, expected unit price volatility over the expected term of the units, unit redemption and cancellation behaviors, risk-free interest rates and expected dividends.

The fair value of PIUs is estimated on the grant date with the following assumptions:

	Year ended December 31,
	2020	2019	2018
Weighted-average expected term	3.4	4.1	4.8
Expected volatility	72.5%	72.5%	62.5%
Expected dividend	—	—	—
Risk-free interest rate	0.3%	1.5%	2.5%

•

Expected Term — The expected term represents the period that the Company’s equity-based awards are expected to be outstanding, which is determined based on the contractual terms, vesting schedules and expectations of future unit holder behavior.

•

Expected Volatility — As the Company is a private company and does not have a trading history for the Company’s units, the expected price volatility for the Company’s units is estimated by taking the average historical price volatility for industry peers. Industry peers, which the Company has designated, consist of several public companies in the industry similar in size, stage of life cycle and financial leverage. These industry peers were also utilized in the Company’s unit valuations.

•	Expected Dividend Yield — The expected dividend yield is assumed to be zero since the Company has never paid dividends and does not have current plans to pay any dividends.

•	Risk-free Interest Rate — The risk-free interest rate is based on the yields of U.S. Treasury securities with maturities similar to the expected term of the options for each option group.

The Company recognizes compensation expense related to PIUs based on the fair value at the grant date over the requisite service period of the award. The Company has elected to recognize the impact of forfeitures as they occur.

The following table presents the effects of equity-based compensation on the consolidated statements of comprehensive income (loss) during the periods presented:

	Year ended December 31,
	2020	2019	2018
Selling, general and administrative	$487	$437	$—

11.	LEASE COMMITMENTS

The Company is obligated under various operating leases for manufacturing facilities, equipment and automobiles. Leases have a remaining term of one to ten years some of which have an option to renew. The aggregate future minimum fixed lease obligations under operating leases for the Company as of December 31, 2020, are as follows:

2021	$4,543
2022	3,278
2023	2,695
2024	1,760
2025	1,242
Thereafter	3,863

For the years ended December 31, 2020, 2019, and 2018, total rent expense under operating leases approximated $4,688, $4,737, and $2,749, respectively. Taxes, insurance and maintenance expenses relating to all leases are obligations of the Company.

12.	MAJOR RESELLER CUSTOMERS

The Company’s reseller customers include many large and well-known automotive parts retailers and distributors. The following table summarizes resellers that individually account for more than 5% of the Company’s net sales in any of the periods presented:

	2020	2019	2018
Customer A	21.5%	20.0%	12.8%
Customer B	5.4%	5.7%	5.6%
Customer C	4.5%	5.6%	2.5%

The following reseller customers accounted for 10% or more of the Company’s account receivable balance in any of the periods presented:

	2020	2019
Customer A	13.2%	7.6%
Customer D	8.9%	11.6%

13.	ACQUISITION, RESTRUCTURING AND MANAGEMENT FEE COSTS

During the year ended December 31, 2020 the Company incurred $15,832 of acquisition, restructuring and management fee costs comprised of the following: (1) $4,434 of professional fees for legal, accounting, consulting, administrative, and other professional services directly attributable to potential acquisitions; (2) $5,309 incurred as part of the restructuring of operations including professional and consulting services; and (3) $6,089 of acquisition costs and management fees paid to Sentinel Capital Partners, a related party.

During the year ended December 31, 2019 the Company incurred $8,604 of acquisition, restructuring and management fee costs comprised of the following: (1) $1,404 of professional fees for legal, accounting, consulting, administrative, and other professional services directly attributable to potential acquisitions; (2) $3,538 incurred as part of the restructuring of operations including professional and consulting services; and (3) $3,662 of acquisition costs and management fees paid to Sentinel Capital Partners, a related party.

During the year ended December 31, 2018 the Company incurred $22,022 of acquisition, restructuring and management fee costs comprised of the following: (1) $7,933 of professional fees for legal, accounting, consulting, administrative, and other professional services directly attributable to potential acquisitions; (2) $1,220 incurred as part of the restructuring of operations including professional and consulting services; and (3) $12,869 of acquisition costs and management fees paid to Sentinel Capital Partners, a related party.

14.	COMMITMENTS AND CONTINGENCIES

The Company is a party to various lawsuits and claims in the normal course of business. While the lawsuits and claims against the Company cannot be predicted with certainty, management believes that the ultimate resolution of the matters will not have a material effect on the consolidated financial position or results of operations of the Company.

The Company generally warrants its products against certain manufacturing and other defects. These product warranties are provided for specific periods of time depending on the nature of the product. The accrued product warranty costs are based primarily on historical experience of actual warranty claims and are recorded at the time of the sale. The following table provides the changes in the Company’s accrual for product warranties which is classified as a component of accrued liabilities in the consolidated balance sheets.

	2020	2019
Beginning balance	$3,454	$2,584
Accrued for current year warranty claims	11,251	8,485
Settlement of warranty claims	(10,716)	(7,615)

Ending balance	$3,989	$3,454

15.	SUBSEQUENT EVENTS

Management has performed an analysis of the activities and transactions subsequent to December 31, 2020 to determine the need for any adjustments to and/or disclosures within the consolidated financial statements. Management performed their analysis through April 8, 2021, the date the financial statements were available to be issued.

On March 11, 2021, the Company entered into a merger agreement with Empower, Ltd., a special purpose acquisition company. The Company will be considered the accounting acquirer under Financial Accounting Standards Board’s Accounting Standards Codification Topic 805, Business Combinations.

The merger is expected to close in the second quarter of 2021. There can be no assurances that the merger will close.

Annex A

AGREEMENT AND PLAN OF MERGER

by and among

Empower Ltd.

Empower Merger Sub I, Inc.,

Empower Merger Sub II, LLC,

and

Holley Intermediate Holdings, Inc.

dated as of March 11, 2021

i

ii

Exhibit A – Form of Acquiror Charter

Exhibit B – Form of Acquiror Bylaws

Exhibit C – Form of Registration Rights Agreement

Exhibit D – Form of Stockholders’ Agreement

Exhibit E – Form of Written Consent of the Company Stockholder

Exhibit F – Form of Allocation Notice

iii

AGREEMENT AND PLAN OF MERGER

This Agreement and Plan of Merger, dated as of March 11, 2021 (this “Agreement”), is made and entered into by and among Empower Ltd., a Cayman Islands exempted company limited by shares (“Acquiror”), Empower Merger Sub I Inc., a Delaware corporation and a direct wholly owned subsidiary of Acquiror (“Merger Sub I”), Empower Merger Sub II LLC, a Delaware limited liability company and a direct wholly owned subsidiary of Acquiror (“Merger Sub II”), and Holley Intermediate Holdings, Inc., a Delaware corporation (the “Company”).

RECITALS

WHEREAS, Acquiror is a blank check company incorporated as a Cayman Islands exempted company and incorporated for the purpose of effecting a merger, share exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses;

WHEREAS, prior to the Closing (as defined below) and subject to the conditions of this Agreement, at the Closing, Acquiror will domesticate as a Delaware corporation in accordance with Section 388 of the Delaware General Corporation Law, as amended (the “DGCL”) and Part XII of the Cayman Islands Companies Act (As Revised) (the “CICL”) (the “Domestication”);

WHEREAS, concurrently with the Domestication, Acquiror shall file a certificate of incorporation with the Secretary of State of Delaware and adopt bylaws (in the forms attached as Exhibits A and B hereto, with such changes as may be agreed in writing by Acquiror and the Company);

WHEREAS, in connection with the Domestication, (i) each then issued and outstanding Acquiror Class A Common Stock (as defined below) shall convert automatically, on a one-for-one basis, into a share of common stock, par value $0.0001 per share, of Acquiror (after its domestication as a corporation incorporated in the State of Delaware) (the “Domesticated Acquiror Common Stock”); (ii) each then issued and outstanding share of Acquiror Class B Common Stock (as defined below) shall convert automatically, on a one-for-one basis, into one share of Domesticated Acquiror Common Stock; (iii) each then issued and outstanding Acquiror Public Warrant (as defined below) shall convert automatically, on a one-for-one basis, into a warrant to acquire one share of Domesticated Acquiror Common Stock (“Domesticated Acquiror Public Warrant”); (iv) each then issued and outstanding Acquiror Private Placement Warrant (as defined below) shall convert automatically, on a one-for-one basis, into a warrant to acquire one share of Domesticated Acquiror Common Stock (“Domesticated Acquiror Private Placement Warrant”), pursuant to the Warrant Agreement; and (v) each then issued and outstanding unit of Acquiror, which consists of one share of Acquiror Class A Common Stock and one-third of one Acquiror Public Warrant, shall, to the extent not already split by the holder thereof, convert automatically, into one share of Domesticated Acquiror Common Stock and one-third of one Domesticated Acquiror Public Warrant;

WHEREAS, upon the terms and subject to the conditions of this Agreement, and in accordance with the DGCL and Delaware Limited Liability Company Act, as amended (the “DLLCA”), at the Closing, (x) Merger Sub I will merge with and into the Company, the separate corporate existence of Merger Sub I will cease and the Company will be the surviving corporation and a wholly owned subsidiary of Acquiror (“Company Merger I”), (y) the Company will merge with and into Merger Sub II, the separate corporate existence of the Company will cease and Merger Sub II will be the surviving limited liability company and a wholly owned subsidiary of Acquiror (“Company Merger II”, together with Company Merger I, the “Mergers”);

WHEREAS, each of the parties intends that, for United States federal income tax purposes, (i) the Domestication will qualify as a “reorganization” within the meaning of Section 368(a)(1)(F) of the Internal Revenue Code of 1986, as amended (the “Code”) and the Treasury Regulations, to which Acquiror is to be party under Section 368(b) of the Code, (ii) the Mergers, taken together, will constitute an integrated transaction that qualifies as a “reorganization” within the meaning of Section 368(a) of the Code and the Treasury Regulations, to which each of Acquiror and the Company are to be parties under Section 368(b) of the Code, and (iii) in each case, this Agreement is intended to constitute a “plan of reorganization” within the meaning of Section 368 of the Code and Treasury Regulations Section 1.368-2(g);

WHEREAS, the board of directors of the Company has approved this Agreement and the documents contemplated hereby and the transactions contemplated hereby and thereby, declared it advisable for the Company to enter into this Agreement and the other documents contemplated hereby and recommended the adoption and approval of this agreement, the Mergers and the transactions contemplated herein by the Company Stockholder;

WHEREAS, the Company Stockholder will approve and adopt the Company Stockholder Approvals (as defined below) in accordance with Section 251 of the DGCL;

WHEREAS, the Board of Directors of Acquiror and Merger Sub I each have (i) determined that it is advisable and in the best interests of each of Acquiror and Merger Sub I and their respective shareholders and stockholders to enter into this Agreement and the documents contemplated hereby, (ii) approved the execution and delivery of this Agreement and the documents contemplated hereby and the transactions contemplated hereby and thereby, and (iii) recommended the adoption and approval of this Agreement and the other documents contemplated hereby and the transactions contemplated hereby and thereby by their respective shareholders;

WHEREAS, Acquiror, as sole shareholder of Merger Sub I and as sole member of Merger Sub II, has approved and adopted this Agreement and the documents contemplated hereby and the transactions contemplated hereby and thereby, each in accordance with the DGCL and DLLCA;

WHEREAS, simultaneously with the execution and delivery of this Agreement, the Sponsor, Acquiror and the Company entered into the Sponsor Agreement (as defined below), pursuant to which the Sponsor has agreed to, among other things, (i) waive certain anti-dilution rights with respect to its Acquiror Class B Common Stock and (ii) defer twenty percent (20%) of its Domesticated Acquiror Common Stock (as converted from Acquiror Class B Common Stock in connection with the Domestication) subject to satisfying certain trading price thresholds upon consummation of the transactions contemplated herein, in each case on terms and subject to the conditions set forth therein;

WHEREAS, on or prior to the date hereof, Acquiror entered into Subscription Agreements (as defined below) with PIPE Investors (as defined below) pursuant to which such PIPE Investors agreed to purchase from Acquiror, prior to or substantially concurrently with the Closing, certain amounts of shares of Acquiror Common Stock, in each case on terms and subject to the conditions set forth therein;

WHEREAS, simultaneously with the execution and delivery of this Agreement, Acquiror entered into an amended and restated Forward Purchase Agreement (as defined below) (the “A&R FPA”) with Empower Funding LLC (“Empower Funding”), pursuant to which the purchasers under the A&R FPA have agreed to purchase 5,000,000 Acquiror Units in connection with the Closing, in each case on terms and subject to the conditions set forth therein;

WHEREAS, simultaneously with the execution and delivery of this Agreement, Acquiror entered into a lock-up agreement (the “Seller Lock-Up Agreement”) with the Company Stockholder (as defined below), pursuant to which the Company Stockholder agreed to certain transfer restrictions with respect to the Securities Merger Consideration (as defined below) it will receive at Closing;

WHEREAS, at the Closing, the Sponsor and the Company Stockholder shall enter into a Registration Rights Agreement (the “Registration Rights Agreement”) in the form attached hereto as Exhibit C (with such changes as may be agreed in writing by Acquiror and the Company Stockholder); and

WHEREAS, at the Closing, Acquiror, Sponsor, Company Stockholder and certain affiliates of Sponsor and Company Stockholder, shall enter into a Stockholders’ Agreement (the “Stockholders’ Agreement”) in the form attached hereto as Exhibit D (with such changes as may be agreed in writing by Acquiror and the Company Stockholder).

NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth in this Agreement and intending to be legally bound hereby, Acquiror, Merger Sub I, Merger Sub II and the Company agree as follows:

ARTICLE I

CERTAIN DEFINITIONS

Section 1.1. Definitions. As used herein, the following terms shall have the following meanings:

“2020 Financial Statements” has the meaning specified in Section 6.3(a).

“2021 Consolidated Appropriations Act” means the Consolidated Appropriations Act, 2021, or applicable rules and regulations promulgated thereunder, as amended from time to time.

“A&R FPA” has the meaning specified in the Recitals hereto.

“Acquiror” has the meaning specified in the Preamble hereto.

“Acquiror Business Combination” has the meaning specified in Section 8.6(b).

“Acquiror Class A Common Stock” means Class A ordinary shares, par value $0.0001 per share, of Acquiror.

“Acquiror Class B Common Stock” means Class B ordinary shares, par value $0.0001 per share, of Acquiror.

“Acquiror Common Stock” means (a) prior to the Domestication, Acquiror Class A Common Stock and Acquiror Class B Common Stock, and (b) from and following the Domestication, Domesticated Acquiror Common Stock.

“Acquiror Common Warrant” or “Acquiror Public Warrant” means a warrant to purchase one (1) share of Acquiror Common Stock at an exercise price of eleven dollars fifty cents ($11.50) that was included in the units sold as part of Acquiror’s initial public offering.

“Acquiror Cure Period” has the meaning specified in Section 10.1(g).

“Acquiror D&O Tail Policy” has the meaning specified in Section 8.8(d).

“Acquiror Disclosure Letter” has the meaning specified in the introduction to Article V.

“Acquiror Financing Certificate” has the meaning specified in Section 2.4(d)(i).

“Acquiror Material Adverse Effect” means any change, event, or occurrence, that, individually or when aggregated with other changes, events, or occurrences, has had or would reasonably be expected to prevent or materially delay or materially impair the ability of Acquiror or its Subsidiaries to perform any of their respective material covenants or material obligations under this Agreement or any Ancillary Agreement or to timely consummate the transactions contemplated hereby or thereby.

“Acquiror Private Placement Warrant” means a warrant to purchase one (1) share of Acquiror Class A Common Stock at an exercise price of eleven Dollars fifty cents ($11.50) issued to the Sponsor.

“Acquiror SEC Filings” has the meaning specified in Section 5.5.

“Acquiror Securities” has the meaning specified in Section 5.11(a).

“Acquiror Share Amount” means the number of shares of Acquiror Class A Common Stock to be outstanding as of the Closing after giving effect to the Acquiror Share Redemptions.

“Acquiror Share Redemption” means the election of an eligible (as determined in accordance with Acquiror’s Governing Documents) holder of Acquiror Class A Common Stock to redeem all or a portion of the shares of Acquiror Class A Common Stock held by such holder at a per-share price, payable in cash, equal to a pro rata share of the aggregate amount on deposit in the Trust Account (including any interest earned on the funds held in the Trust Account) (as determined in accordance with Acquiror’s Governing Documents) in connection with the Transaction Proposals.

“Acquiror Share Redemption Amount” means the aggregate amount payable with respect to all Acquiror Share Redemptions.

“Acquiror Shareholder Approvals” means the approval of those Transaction Proposals identified in clauses (A), (B), (C) and (D) of Section 8.2(b), at an Acquiror Shareholders’ Meeting duly called by the Board of Directors of Acquiror and held for such purpose, in accordance with the CICL, the Governing Documents of Acquiror, and the NYSE rules and regulations.

“Acquiror Shareholders” means the shareholders of Acquiror as of immediately prior to the Domestication.

“Acquiror Shareholders’ Meeting” has the meaning specified in Section 8.2(b).

“Acquiror Transaction Expenses” means, without duplication, all out-of-pocket fees and expenses paid or payable by (whether or not billed or accrued for) as a result of or in connection with Acquiror’s pursuit of an initial business combination, the negotiation, documentation and consummation of this Agreement and the transactions contemplated hereby, including: (i) fees, costs, expenses, brokerage fees, commissions, finders’ fees and disbursements of financial advisors, investment banks, data room administrators, attorneys, accountants and other advisors and service providers (including any deferred underwriting fees incurred by Acquiror in connection with its initial public offering, and expenses incurred in connection with the A&R FPA), (ii) 50% of the filing fees payable to the Antitrust Authorities and SEC in connection with the transactions contemplated hereby, (iii) 50% of the fees incurred in connection with the PIPE Investment (or any Alternative PIPE Investment), (iv) amounts owing or that may become owed, payable or otherwise due, directly or indirectly, in connection with the consummation of the transactions contemplated hereby, including fees, costs and expenses related to the termination of any Working Capital Loans, and (v) such expenses detailed in (i) through (iv) incurred by Affiliates of the Company in connection with the transactions contemplated herein. For the avoidance of doubt, Acquiror Transaction Expenses shall exclude Indebtedness (other than Working Capital Loans).

“Acquiror Units” means each unit of Acquiror, which (a) prior to the Domestication, consists of one share of Acquiror Class A Common Stock and one-third of one Acquiror Public Warrant and (b) from and following the Domestication, consists of one share of Domesticated Acquiror Common Stock and one-third of one Domesticated Acquiror Public Warrant.

“Acquiror Warrants” means (a) prior to the Domestication, the Acquiror Common Warrants and the Acquiror Private Placement Warrants and (b) from and following the Domestication, the Domesticated Acquiror Public Warrants and Domesticated Acquiror Private Placement Warrants.

“Affiliate” means, with respect to any specified Person, any Person that, directly or indirectly, controls, is controlled by, or is under common control with, such specified Person, whether through one or more intermediaries or otherwise. The term “control” (including the terms “controlling”, “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by Contract or otherwise.

“Affiliate Agreements” has the meaning specified in Section 4.12(a)(vi).

“Aggregate Merger Consideration” means the Securities Merger Consideration and Cash Merger Consideration.

“Agreement” has the meaning specified in the Preamble hereto.

“Agreement End Date” has the meaning specified in Section 10.1(e).

“Alternative PIPE Investment” has the meaning specified in Section 7.5(c).

“Alternative Subscription Agreement” has the meaning specified in Section 7.5(c).

“Ancillary Agreements” has the meaning specified in Section 12.10.

“Anti-Bribery Laws” means the anti-bribery provisions of the Foreign Corrupt Practices Act of 1977, as amended, and all other applicable anti-corruption and bribery Laws (including the U.K. Bribery Act 2010, and any rules or regulations promulgated thereunder or other Laws of other countries implementing the OECD Convention on Combating Bribery of Foreign Officials).

“Antitrust Authorities” means the Antitrust Division of the United States Department of Justice, the United States Federal Trade Commission or the antitrust or competition Law authorities of any other jurisdiction (whether United States, foreign or multinational).

“Antitrust Information or Document Request” means any request or demand for the production, delivery or disclosure of documents or other evidence, or any request or demand for the production of witnesses for interviews or depositions or other oral or written testimony, by any Antitrust Authorities relating to the transactions contemplated hereby or by any third party challenging the transactions contemplated hereby, including any so called “second request” for additional information or documentary material or any civil investigative demand made or issued by any Antitrust Authority or any subpoena, interrogatory or deposition.

“Audited Financial Statements” has the meaning specified in Section 4.8(a).

“Available Cash Amount” means the amount of cash available in the Trust Account at the Closing, (i) after deducting the amount required to satisfy the Acquiror Share Redemption Amount (but prior to payment of any unpaid Acquiror Transaction Expenses and unpaid Company Transaction Expenses, as contemplated by Section 12.6), plus (ii) the PIPE Investment Amount to be received by Acquiror at the closing of the PIPE Investment or any Alternative PIPE Investment, plus (iii) the proceeds to be received by Acquiror at the closing of the transactions contemplated by the A&R FPA.

“Business Combination” has the meaning set forth in Article 1.1 of Acquiror’s Governing Documents as in effect on the date hereof.

“Business Day” means a day other than a Saturday, Sunday or other day on which commercial banks in New York, New York or Governmental Authorities in the Cayman Islands (for so long as Acquiror remains domiciled in Cayman Islands) are authorized or required by Law to close.

“CARES Act” means the Coronavirus Aid, Relief, and Economic Security Act, Pub. L. 116-136 Mar. 27, 2020 (or applicable rules and regulations promulgated thereunder, as amended from time to time).

“Cash Merger Consideration” means $387,500,000, less the sum (which sum, for the avoidance of doubt, shall not increase the Cash Merger Consideration above $387,500,000) of (i) any COVID Deferral Taxes, (ii) all accrued and unpaid income Tax liabilities of the Company and its Subsidiaries for any Tax period (or portion thereof) ending on the Closing Date for which Tax Returns either (a) are first due (with extension) after the Closing Date or (b) have been filed and reflect Tax liabilities that have not been paid in full to the applicable Governmental Authority, in each case, giving effect to (x) Transaction Tax Deductions allocated to any Tax period (or portion thereof) ending on the Closing Date, but only if supported by applicable Law at a “more likely than not” standard of comfort (as determined by Acquiror in good faith), and (y) prepayments or estimated payments of such Taxes; provided that, the net amount included under this clause (ii) may not be less than zero and (iii) any Miscellaneous Payments (the “Base Cash Merger Consideration”); provided that, if at the time of Closing, the Available Cash Amount does not meet or exceed the Minimum Available Acquiror Cash Amount, “Cash Merger Consideration” means the difference equal to (a) the Shortfall Adjustment, subtracted from (b) the Base Cash Merger Consideration.

“CICL” has the meaning specified in the Recitals hereto.

“Closing” has the meaning specified in Section 2.2.

“Closing Date” has the meaning specified in Section 2.2.

“Code” means the Internal Revenue Code of 1986, as amended.

“Company” has the meaning specified in the Preamble hereto.

“Company Awards” has the meaning specified in Section 4.6(b).

“Company Benefit Plan” has the meaning specified in Section 4.13(a).

“Company Business Combination” has the meaning specified in Section 8.6(a).

“Company Cure Period” has the meaning specified in Section 10.1(f).

“Company D&O Tail Policy” has the meaning specified in Section 8.8(c).

“Company Disclosure Letter” has the meaning specified in the introduction to Article IV.

“Company Financing Certificate” has the meaning specified in Section 2.4(d)(ii).

“Company Group” has the meaning specified in Section 12.18(b).

“Company Material Adverse Effect” means any change, event, or occurrence, that, individually or when aggregated with other changes, events, or occurrences: (a) has had a materially adverse effect on the business, assets, financial condition or results of operations of the Company and its Subsidiaries, taken as a whole; or (b) is reasonably likely to prevent or materially delay the ability of the Company to consummate the transactions contemplated herein; provided, however, that no change, event, occurrence or effect arising out of or related to any of the following, alone or in combination, shall be taken into account in determining whether a Company Material Adverse Effect pursuant to clause (a) has occurred: (i) acts of war (whether or not declared), sabotage, military or para-military actions or terrorism, or any escalation or worsening of any such acts, or changes in global, national or regional political or social conditions; (ii) earthquakes, hurricanes, tornados, epidemics and pandemics declared by the World Health Organization or any other reputable third party organization (including the COVID-19 virus) or other natural or man-made disasters; (iii) changes attributable to the public announcement or pendency of the transactions contemplated herein (including the impact thereof on relationships with customers, suppliers, employees or Governmental Authorities); provided that the exceptions in this clause (iii) shall not apply with respect to references to Company Material Adverse Effect in the representations and warranties contained in Section 4.4 and other similar representations and warranties with respect to the effect of the execution, delivery or performance of this Agreement or the consummation of the transactions contemplated hereby or the like (and in Sections 9.1 and 10.1 to the extent related to such representations); (iv) changes or proposed changes in Law, regulations or interpretations thereof or decisions by courts or any Governmental Authority first announced after the date of this Agreement; (v) changes or proposed changes in GAAP (or any interpretation thereof) first announced after the date of this Agreement; (vi) any downturn in general economic conditions, including changes in the credit, debt, securities, financial, capital or reinsurance markets (including changes in interest or exchange rates or the price of any security, market index or commodity), in each case, in the United States or anywhere else in the world; (vii) events or conditions generally affecting the industries and markets in which the Company operates; (viii) any failure to meet any projections, forecasts, estimates, budgets or financial or operating predictions of revenue, earnings, cash flow or cash position, provided that this clause (viii) shall not prevent a determination that any change, event, or occurrence underlying such failure (unless otherwise excluded by the other clauses of this proviso) has resulted in a Company Material Adverse Effect; (ix) any actions expressly required to be taken, or expressly required not to be taken, pursuant to the terms of this Agreement; or (x) any action taken by, or at the written request of, Acquiror or any of its Subsidiaries or any actions required to be taken by Law; provided, however, that if a change or effect related to clause (ii) or clauses (iv) through (vii) disproportionately adversely affects the Company and its Subsidiaries, taken as a whole, compared to other Persons operating in the same industry as the Company and its Subsidiaries, then such disproportionate impact may be taken into account in determining whether a Company Material Adverse Effect has occurred.

“Company Material Contract” has the meaning specified in Section 4.12(a).

“Company Merger I” has the meaning specified in the Recitals hereto.

“Company Merger I Certificate of Merger” has the meaning specified in Section 2.3(a).

“Company Merger I Effective Time” has the meaning specified in Section 2.3(b).

“Company Merger II” has the meaning specified in the Recitals hereto.

“Company Merger II Certificate of Merger” has the meaning specified in Section 2.3(a).

“Company Registered Intellectual Property” has the meaning specified in Section 4.21(a).

“Company Shares” means has the meaning specified in Section 4.6(a).

“Company Stockholder” means Holley Parent Holdings, LLC, a Delaware limited liability company.

“Company Stockholder Approval” means the irrevocable approval of this Agreement and the transactions contemplated hereby, including the Company Merger I and the transactions contemplated thereby, by the affirmative vote or written consent of the Company Stockholder, pursuant to the terms and subject to the conditions of the Company’s Governing Documents and applicable Law.

“Company Transaction Expenses” means, without duplication, all out-of-pocket fees and expenses paid or payable by (whether or not billed or accrued for) as a result of or in connection with the negotiation, documentation and consummation of this Agreement and the transactions contemplated hereby or investigating, pursuing or contemplating any other change of control or consideration of any strategic alternative to the transactions contemplated hereby, including: (i) fees, costs, expenses, brokerage fees, commissions, finders’ fees and disbursements of financial advisors, investment banks, data room administrators, attorneys, accountants and other advisors and service providers, (ii) change-in-control payments, transaction bonuses, retention payments, severance or similar compensatory payments payable to any current or former employee, consultant, independent contractor, officer, or director as a result of the transactions contemplated hereby (and not subject to any subsequent event or condition, such as a termination of employment), including the employer portion of payroll Taxes arising therefrom (including any employment Taxes deferred under any COVID-19 Response Law), (iii) 50% of the filing fees payable to the Antitrust Authorities and SEC in connection with the transactions contemplated hereby, (iv) 50% of the fees incurred in connection with the PIPE Investment (or any Alternative PIPE Investment), (v) amounts owing or that may become owed, payable or otherwise due (whether or not accrued), directly or indirectly, in connection with the consummation of the transactions contemplated hereby, including fees, costs and expenses related to obtaining any consents required to be obtained hereunder, and (vi) such expenses detailed in (i) through (v) incurred by Affiliates of the Company in connection with the transactions contemplated herein. For the avoidance of doubt, Company Transaction Expenses shall exclude (i) Indebtedness and (ii) any payments that are payable pursuant to an agreement or other arrangement entered into by or at the direction of Acquiror or its Affiliates.

“Confidentiality Agreement” has the meaning specified in Section 12.10.

“Contracts” means any legally binding contracts, agreements, subcontracts, leases, and purchase orders, and all ancillary agreements, amendments, modifications, and waivers thereto.

“Copyleft License” means any license that requires, as a condition of use, modification and/or distribution of software subject to such license, that such software subject to such license, or other software incorporated into, derived from, or used or distributed with such software subject to such license (i) in the case of software, be made available or distributed in source code form, (ii) be licensed for the purpose of preparing derivative works, (iii) be licensed under terms that allow the Company’s or any Subsidiary of the Company’s products or portions thereof or interfaces therefor to be reverse engineered, reverse assembled or disassembled (other than by operation of Law) or (iv) be redistributable at no license fee. Copyleft Licenses include the GNU General Public License, the GNU Lesser General Public License, the Mozilla Public License, the Common Development and Distribution License, the Eclipse Public License and all Creative Commons “sharealike” licenses.

“COVID Deferral Taxes” means any Taxes (including unpaid “applicable employment taxes” (as defined in Section 2302(d)(i) of the CARES Act)) that the Company or any of its Subsidiaries has deferred as of the Closing Date pursuant to any COVID-19 Response Law that remain unpaid as of the Closing Date.

“COVID-19” means SARS-CoV-2 or COVID-19, and any natural evolutions thereof or related or associated epidemics, pandemics or disease outbreaks thereof.

“COVID-19 Measures” means any quarantine, “shelter in place,” “stay at home,” workforce reduction, social distancing, shut down, closure, sequester or any other Law, Governmental Order, action, or directive by any Governmental Authority in connection with or in response to COVID-19, including any COVID-19 Response Law, in each case as applicable to the jurisdictions and industry in which the Company and its Subsidiaries currently conducts its business.

“COVID-19 Response Law” means the 2021 Consolidated Appropriations Act, the CARES Act, the FFCRA, and any other similar, future, or additional federal, state, local, or non-U.S. law, or administrative guidance that addresses or is intended to benefit taxpayers in response to the COVID-19 pandemic and associated economic downturn.

“D&O Persons” has the meaning specified in Section 8.8(a).

“DE SOS” has the meaning specified in Section 2.3(a).

“DGCL” has the meaning specified in the Recitals hereto.

“Disclosure Letter” means, as applicable, the Company Disclosure Letter or the Acquiror Disclosure Letter.

“DLLCA” has the meaning specified in the Recitals hereto.

“Dollars” or “$” means lawful money of the United States.

“Domesticated Acquiror Common Stock” has the meaning specified in the Recitals hereto.

“Domesticated Acquiror Private Placement Warrants” has the meaning specified in the Recitals hereto.

“Domesticated Acquiror Public Warrants” has the meaning specified in the Recitals hereto.

“Domesticated Acquiror Units” has the meaning specified in the Recitals hereto.

“Domestication” has the meaning specified in the Recitals hereto.

“Effective Time” has the meaning specified in Section 2.3(b).

“Employment Agreements” has the meaning specified in Section 8.10.

“Empower Funding” has the meaning specified in the Recitals hereto.

“Empower Group” has the meaning specified in Section 12.18(a).

“Environmental Laws” means any and all applicable Laws relating to Hazardous Materials, pollution, or the protection or management of the environment or natural resources, or protection of human health (with respect to exposure to Hazardous Materials).

“ERISA” has the meaning specified in Section 4.13(a).

“ERISA Affiliate” means any Affiliate or business, whether or not incorporated, that together with the Company would be deemed to be a “single employer” within the meaning of Section 414(b), (c), (m) or (o) of the Code.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Export Approvals” has the meaning specified in Section 4.26(a).

“FFCRA” means the Families First Coronavirus Response Act, Pub. L. No. 116-127 (116th Cong.) (Mar. 18, 2020), as amended.

“Financial Statements” has the meaning specified in Section 4.8(a).

“Forward Purchase Agreement” means the Forward Purchase Agreement, dated as of October 6, 2020, by and between Acquiror and Empower Funding.

“GAAP” means generally accepted accounting principles in the United States as in effect from time to time.

“GDC” has the meaning specified in Section 12.18(a).

“Governing Documents” means the legal document(s) by which any Person (other than an individual) establishes its legal existence or which govern its internal affairs. For example, the “Governing Documents” of a corporation are its certificate of incorporation and by-laws, the “Governing Documents” of a limited partnership are its limited partnership agreement and certificate of limited partnership, the “Governing Documents” of a limited liability company are its operating agreement and certificate of formation and the “Governing Documents” of an exempted company are its memorandum and articles of association.

“Governmental Authority” means any federal, state, provincial, municipal, local or foreign government, governmental authority, regulatory or administrative agency, governmental commission, department, board, bureau, agency or instrumentality, court or tribunal.

“Governmental Authorization” has the meaning specified in Section 4.5.

“Governmental Order” means any order, judgment, injunction, decree, writ, stipulation, determination or award, in each case, entered by or with any Governmental Authority.

“Hazardous Material” means any (i) pollutant, contaminant, chemical, (ii) industrial, solid, liquid or gaseous toxic or hazardous substance, material or waste, (iii) petroleum or any fraction or product thereof, (iv) asbestos or asbestos-containing material, (v) polychlorinated biphenyl, (vi) chlorofluorocarbons, (vii) per- and polyfluoroalkyl substances and (viii) other substance, material or waste, in each case, which are regulated under any Environmental Law or as to which liability may be imposed pursuant to Environmental Law.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder.

“Incentive Plan” has the meaning specified in Section 8.2(b).

“Indebtedness” means, with respect to any Person, without duplication, any obligations, contingent or otherwise, in respect of (a) the principal of and premium (if any) in respect of all indebtedness for borrowed money, including accrued interest and any per diem interest accruals, (b) the principal and interest components of capital or finance lease obligations under GAAP, (c) amounts drawn (including any accrued and unpaid interest) on letters of credit, bank guarantees, bankers’ acceptances and other similar instruments (solely to the extent such amounts have actually been drawn), (d) the principal of and premium (if any) in respect of obligations evidenced by bonds, debentures, notes and similar instruments, (e) the termination value of interest rate protection agreements and currency obligation swaps, hedges or similar arrangements (without duplication of other indebtedness supported or guaranteed thereby), (f) the principal component of all obligations to pay the deferred and unpaid purchase price of property and equipment which have been delivered, including “earn outs” and “seller notes,” (g) breakage costs, prepayment or early termination premiums, penalties, or other fees or expenses payable as a result of the consummation of the transactions contemplated hereby in respect of any of the items in the foregoing clauses (a) through (f), and (h) all Indebtedness of another Person referred to in clauses (a) through (g) above guaranteed directly or indirectly, jointly or severally.

“Insurance Policies” has the meaning specified in Section 4.17.

“Intellectual Property” means any rights in or to the following, throughout the world, including all U.S. and foreign: (i) patents, patent applications, invention disclosures, and all related continuations, continuations-in-part, divisionals, reissues, re-examinations, substitutions, and extensions thereof; (ii) registered and unregistered trademarks, logos, service marks, trade dress and trade names, slogans, pending applications therefor, and internet domain names and social media accounts and handles, together with the goodwill of the Company or any of its Subsidiaries or their respective businesses symbolized by or associated with any of the foregoing; (iii) registered and unregistered copyrights, and applications for registration of copyright, including such corresponding rights in software and other works of authorship; and (iv) trade secrets, know-how, processes, customer lists, business plans, databases, data compilations and other confidential information or proprietary rights.

“Interim Period” has the meaning specified in Section 6.1.

“International Trade Laws” means all Laws relating to the import, export, re-export, deemed export, deemed re-export, or transfer of information, data, goods, and technology, including the Export Administration Regulations administered by the United States Department of Commerce, the International Traffic in Arms Regulations administered by the United States Department of State, customs and import Laws administered by United States Customs and Border Protection, any other export or import controls administered by an agency of the United States government, the anti-boycott regulations administered by the United States Department of Commerce and the United States Department of the Treasury, and other Laws adopted by Governmental Authorities of other countries relating to the same subject matter as the United States Laws described above.

“Investment Company Act” means the Investment Company Act of 1940, as amended.

“IRS” means the United States Internal Revenue Service.

“JOBS Act” has the meaning specified in Section 5.6(a).

“Law” means any statute, law, ordinance, rule, principle of common law, regulation or Governmental Order, in each case, of any Governmental Authority.

“Leased Real Property” means all real property leased, licensed, subleased or otherwise used or occupied by the Company or any of its Subsidiaries.

“Legal Proceedings” has the meaning specified in Section 4.10.

“License” means any franchise, grant, authorization, license, permit, consent, certificate, approval, order, waiver, registration, or authorization of, or designation, declaration or filing with, or notification to, any Governmental Authority.

“Lien” means all liens, mortgages, deeds of trust, pledges, hypothecations, encumbrances, security interests, adverse claims, options, restrictions, claims or other liens of any kind whether consensual, statutory or otherwise (excluding licenses of Intellectual Property).

“Merger Sub I” has the meaning specified in the Preamble hereto.

“Merger Sub II” has the meaning specified in the Preamble hereto.

“Mergers” has the meaning specified in the Recitals hereto.

“Minimum Available Acquiror Cash Amount” means $540,000,000.00.

“Minimum PIPE Investment Amount” has the meaning specified in Section 5.17.

“Miscellaneous Payments” means the payments set forth on Section 1.1(a) of the Company Disclosure Letter.

“Modification in Recommendation” has the meaning specified in Section 8.2(b).

“Multiemployer Plan” has the meaning specified in Section 4.13(c).

“NYSE” has the meaning specified in Section 5.6(c).

“Offer Documents” has the meaning specified in Section 8.2(a)(i).

“Open Source License” means any license meeting the Open Source Definition (as promulgated by the Open Source Initiative) or the Free Software Definition (as promulgated by the Free Software Foundation), or any substantially similar license, including any license approved by the Open Source Initiative or any creative commons license. “Open Source Licenses” shall include Copyleft Licenses.

“Owned Real Property” means all real property owned in fee simple by the Companies or any of their Subsidiaries.

“Payoff Amount” means outstanding Indebtedness of the Company and/or its Subsidiaries in an aggregate amount of $100,000,000.

“Permitted Acquisitions” means the transactions set forth on Section 1.1(b) of the Company Disclosure Letter substantially in accordance with the terms described thereon.

“Permitted Liens” means (i) mechanic’s, materialmen’s and similar Liens arising in the ordinary course of business with respect to any amounts (A) not yet due and payable or (B) which are being contested in good faith through appropriate proceedings and for which adequate accruals or reserves have been established in accordance with GAAP, (ii) Liens for Taxes (A) not yet due and payable or (B) which are being contested in good faith through appropriate proceedings and for which adequate accruals or reserves have been established in accordance with GAAP, (iii) defects or imperfections of title, easements, encroachments, covenants, rights-of-way, conditions, matters that would be apparent from a physical inspection or current, accurate survey of such real property, restrictions and other similar charges or encumbrances that do not, in the aggregate, materially impair the value or materially interfere with the present use of the Owned Real Property or Leased Real Property, (iv) with respect to any Leased Real Property (A) the interests and rights of the respective lessors with respect thereto, including any statutory landlord liens and any Lien thereon and (B) any Liens encumbering the underlying fee title of the real property of which the Leased Real Property is a part, (v) zoning, building, entitlement and other land use and environmental regulations promulgated by any Governmental Authority that do not, in the aggregate, materially interfere with the current use of, or materially impair the value of, the Owned Real Property or Leased Real Property, (vi) ordinary course purchase money Liens and Liens securing rental payments under operating or capital lease arrangements for amounts not yet due or payable, (vii) other Liens arising in the ordinary course of business and not incurred in connection with the borrowing of money in connection with workers’ compensation, unemployment insurance or other types of social security, (viii) reversionary rights in favor of landlords under any Real Property Leases with respect to any of the buildings or other improvements owned by the Company or any of its Subsidiaries, and (ix) Liens that do not, individually or in the aggregate, materially and adversely affect, or materially disrupt, the ordinary course operation of the businesses of the Company and its Subsidiaries, taken as a whole.

“Person” means any individual, firm, corporation, partnership, limited liability company, incorporated or unincorporated association, joint venture, joint stock company, Governmental Authority or instrumentality or other entity of any kind.

“PIPE Investment” means the purchase of shares of Acquiror Common Stock pursuant to the Subscription Agreements.

“PIPE Investment Amount” means the aggregate gross purchase price received by Acquiror upon the closing of the PIPE Investment or any Alternative PIPE Investment.

“PIPE Investors” means those certain investors participating in the PIPE Investment pursuant to the Subscription Agreements.

“Privacy Laws” has the meaning specified in Section 4.22(a).

“Prospectus” has the meaning specified in Section 12.1.

“Proxy Statement” has the meaning specified in Section 8.2(a)(i).

“Proxy Statement/Registration Statement” has the meaning specified in Section 8.2(a)(i).

“Purchaser Payments” has the meaning set forth in Section 6.8.

“Q1 Financial Statements” has the meaning specified in Section 6.3(b).

“Q1 Staleness Deadline” has the meaning specified in Section 6.3(b).

“Real Property Leases” has the meaning specified in Section 4.20(a)(ii).

“Qualified Health Plan Expenses” has the meaning specified in Section 4.15(p).

“Qualified Leave Wages” has the meaning specified in Section 4.15(p).

“Registration Rights Agreement” has the meaning specified in the Recitals hereto.

“Registration Statement” means the Registration Statement on Form S-4, or other appropriate form, including any pre-effective or post-effective amendments or supplements thereto, to be filed with the SEC by Acquiror under the Securities Act with respect to the Registration Statement Securities.

“Registration Statement Securities” has the meaning specified in Section 8.2(a)(i).

“Release” means any actual or threatened release, spill, emission, leaking, dumping, injection, pouring, deposit, disposal, discharge, dispersal, leaching or migration into or through the indoor or outdoor environment.

“Representatives” has the meaning specified in Section 8.6(a).

“Sanctioned Country” means at any time, a country or territory which is itself the subject or target of any country-wide or territory-wide Sanctions Laws (at the time of this Agreement, the Crimea region, Cuba, Iran, North Korea and Syria).

“Sanctioned Person” means (i) any Person identified in any sanctions-related list of designated Persons maintained by (a) the United States Department of the Treasury’s Office of Foreign Assets Control, the United States Department of Commerce, Bureau of Industry and Security, or the United States Department of State; (b) Her Majesty’s Treasury of the United Kingdom; (c) any committee of the United Nations Security Council; or (d) the European Union; (ii) any Person located, organized, or resident in, organized in, or a Governmental Authority or government instrumentality of, any Sanctioned Country; and (iii) any Person directly or indirectly owned or controlled by, or acting for the benefit or on behalf of, a Person described in clause (i) or (ii), either individually or in the aggregate.

“Sanctions Laws” means those trade, economic and financial sanctions Laws administered, enacted or enforced from time to time by (i) the United States (including the Department of the Treasury’s Office of Foreign Assets Control), (ii) the European Union and enforced by its member states, (iii) the United Nations, or (iv) Her Majesty’s Treasury of the United Kingdom.

“Sarbanes-Oxley Act” means the Sarbanes-Oxley Act of 2002.

“SEC” means the United States Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended.

“Securities Merger Consideration” means a number of shares of Domesticated Acquiror Common Stock equal to the quotient obtained by dividing (i) $577,500,000, by (ii) $10.00; provided that, if at the time of

Closing, the Available Cash Amount does not meet or exceed the Minimum Available Acquiror Cash Amount, “Securities Merger Consideration” shall mean a number of shares of Domesticated Acquiror Common Stock equal to the quotient obtained by (x) first adding (A) $577,500,000 plus (B) the Shortfall Adjustment, then dividing such sum by (y) $10.00.

“Seller Lock-Up Agreement” in the Recitals hereto.

“Sentinel Designee” has the meaning set forth in Section 7.7(a)(iv).

“Shortfall Adjustment” means the difference obtained by subtracting (a) Available Cash Amount, from (b) the Minimum Available Acquiror Cash Amount.

“Sponsor” means Empower Sponsor Holdings LLC, a Delaware limited liability company.

“Sponsor Agreement” means that certain Sponsor Agreement, dated as of the date hereof, by and among the Sponsor, Acquiror and the Company, as amended or modified from time to time.

“Stockholders’ Agreement” has the meaning set forth in the Recitals hereto.

“Subscription Agreements” means the subscription agreements pursuant to which the PIPE Investment will be consummated.

“Subsidiary” means, with respect to any Person, any other Person, of which an amount of the voting securities, other voting ownership or voting partnership interests of which is sufficient to elect at least a majority of its board of directors or other governing body (or, if there are no such voting interests, 50% or more of the equity interests of which) is owned directly or indirectly by such first Person. For the purposes hereof, the term Subsidiary shall include all Subsidiaries of such Subsidiary.

“Subsidiary Awards” has the meaning set forth in Section 4.7(c).

“Tax Return” means any return, declaration, report, statement, information statement or other document filed or required to be filed with any Governmental Authority (or provided to any payee) with respect to Taxes, including any claims for refunds of Taxes, any information returns and any schedules, attachments, amendments or supplements of any of the foregoing.

“Taxes” means any and all federal, state, local, foreign or other taxes imposed by any Governmental Authority, including all income, gross receipts, license, payroll, recapture, net worth, employment, escheat and unclaimed property obligations, excise, severance, escheat, unclaimed property, stamp, occupation, premium, windfall profits, environmental, customs duties, capital stock, ad valorem, value added, inventory, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, registration, governmental charges, duties, levies and other similar charges imposed by a Governmental Authority in the nature of a tax, alternative or add-on minimum, or estimated taxes (in each case, whether imposed directly or through withholding and whether or not disputed), and including any interest, penalty, or addition thereto.

“Terminating Acquiror Breach” has the meaning specified in Section 10.1(g).

“Terminating Company Breach” has the meaning specified in Section 10.1(f).

“Title IV Plan” has the meaning specified in Section 4.13(c).

“Top Customers” has the meaning specified in Section 4.28.

“Top Vendors” has the meaning specified in Section 4.28.

“Transaction Proposals” has the meaning specified in Section 8.2(b).

“Transaction Tax Deductions” means the sum of (a) any change-in-control payments, transaction bonuses, retention payments, severance or similar compensatory payments payable to any current or former employee, consultant, independent contractor, officer, or director as a result of the transactions contemplated hereby, including the employer portion of payroll Taxes arising therefrom (including any employment Taxes deferred under any COVID-19 Response Law), in each case, to the extent included in the calculation of Company Transaction Expenses, (b) any and all deductible amounts arising in connection with the retirement of Indebtedness as contemplated by this Agreement, and (c) any and all other deductible payments included in the calculation of Company Transaction Expenses. The parties agree to make the election to apply Rev. Proc. 2011-29 and that seventy percent (70%) of any Miscellaneous Payments shall be deductible under Rev. Proc. 2011-29 and shall be a Transaction Tax Deduction.

“Treasury Regulations” means the regulations promulgated under the Code by the United States Department of the Treasury (whether in final, proposed or temporary form), as the same may be amended from time to time.

“Trust Account” has the meaning specified in Section 12.1.

“Trust Agreement” has the meaning specified in Section 5.8.

“Trust Termination Letter” has the meaning specified in Section 7.2.

“Trustee” has the meaning specified in Section 5.8.

“Waived 280G Benefits” has the meaning specified in Section 6.8.

“WARN Act” means the Worker Adjustment and Retraining Notification Act of 1988, as amended, or any similar or related Law.

“Warrant Agreement” means the Warrant Agreement, dated as of April 27, 2020, between Acquiror and Continental Stock Transfer & Trust Company.

“Willkie” has the meaning specified in Section 12.18(b).

“Working Capital Loans” means any loan made to Acquiror by any of the Sponsor, an Affiliate of the Sponsor, or any of Acquiror’s officers or directors, and evidenced by a promissory note, for the purpose of financing costs incurred in connection with a Business Combination.

“Written Consent” has the meaning specified in Section 6.6.

Section 1.2. Construction.

(a) Unless the context of this Agreement otherwise requires, (i) words of any gender include each other gender; (ii) words using the singular or plural number also include the plural or singular number, respectively; (iii) the terms “hereof,” “herein,” “hereby,” “hereto” and derivative or similar words refer to this entire Agreement; (iv) the terms “Article” or “Section” refer to the specified Article or Section of this Agreement; (v) the word “including” means “including, without limitation”; and (vi) the word “or” shall be disjunctive but not exclusive.

(b) Unless the context of this Agreement otherwise requires, references to statutes shall include all regulations promulgated thereunder and references to statutes or regulations shall be construed as including all statutory and regulatory provisions consolidating, amending or replacing the statute or regulation.

(c) Whenever this Agreement refers to a number of days, such number shall refer to calendar days unless Business Days are specified.

(d) All accounting terms used herein and not expressly defined herein shall have the meanings given to them under GAAP.

(e) The term “actual fraud” means, with respect to a party to this Agreement, an actual and intentional fraud with respect to the making of the representations and warranties pursuant to Article IV or Article V (as applicable), provided that such actual and intentional fraud of such Person shall only be deemed to exist if any of the individuals included on Section 1.3 of the Company Disclosure Letter (in the case of the Company) or Section 1.3 of the Acquiror Disclosure Letter (in the case of Acquiror) had actual knowledge (as opposed to imputed or constructive knowledge) that the representations and warranties made by such Person pursuant to, in the case of the Company, Article IV as qualified by the Company Disclosure Letter, or, in the case of Acquiror, Article V as qualified by the Acquiror Disclosure Letter, were actually breached when made, with the express intention that the other party to this Agreement rely thereon to its detriment.

(f) Any actions reasonably taken in good faith (or reasonably omitted to be taken in good faith) by the Company or any of its Subsidiaries as a result of or in response to COVID-19 Measures shall be deemed to be in the ordinary course of business and all references to the “ordinary course of business” or “ordinary course of business consistent with past practice”, in each case of the Company or any of its Subsidiaries in this Agreement, shall be interpreted and qualified accordingly.

Section 1.3. Knowledge. As used herein, (i) the phrase “to the knowledge” of the Company means the knowledge of the individuals identified on Section 1.3 of the Company Disclosure Letter and (ii) the phrase “to the knowledge” of Acquiror means the knowledge of the individuals identified on Section 1.3 of the Acquiror Disclosure Letter, in each case, as such individuals would have acquired after reasonable inquiry of such individual’s direct reports.

ARTICLE II

THE MERGERS; CLOSING

Section 2.1. The Mergers.

(a) Company Merger I. In accordance with the DGCL and DLLCA, immediately following the Domestication and before the Effective Time (as defined below), the Company will be merged with and into Merger Sub I, whereupon the separate existence of Merger Sub I will cease, and the Company will survive the merger. Company Merger I shall have the effects provided in this Agreement and as specified in the DGCL and DLLCA. Without limiting the generality of the foregoing, and subject thereto, from and after the Company Merger I Effective Time, the Company will possess all properties, rights, privileges, powers and franchises of Merger Sub I and the Company, and all of the claims, obligations, liabilities, debts and duties of Merger Sub I and the Company will become the claims, obligations, liabilities, debts and duties of the Company.

(b) Company Merger II. In accordance with the DGCL and DLLCA, immediately following Company Merger I, the Company will be merged with and into Merger Sub II, whereupon the separate existence of the Company will cease, and Merger Sub II will survive the merger. Company Merger II shall have the effects provided in this Agreement and as specified in the DGCL and DLLCA. Without limiting the generality of the foregoing, and subject thereto, from and after the Effective Time, Merger Sub II will possess all properties, rights, privileges, powers and franchises of the Company and Merger Sub II, and all of the claims, obligations, liabilities, debts and duties of the Company and Merger Sub II will become the claims, obligations, liabilities, debts and duties of Merger Sub II.

Section 2.2. Closing. In accordance with the terms and subject to the conditions of this Agreement, the closing of the Merger (the “Closing”) shall take place at the offices of Gibson, Dunn & Crutcher LLP, 200 Park Ave, New York, NY 10166, at 10:00 a.m. (New York time) on the date which is two (2) Business Days after the first date on which all conditions set forth in Article IX shall have been satisfied or waived (other than those conditions that by their terms are to be satisfied at the Closing, but subject to the satisfaction or waiver thereof) or such other time and place as Acquiror and the Company may mutually agree in writing. The date on which the Closing actually occurs is referred to in this Agreement as the “Closing Date”.

Section 2.3. Effective Times.

(a) Upon the terms and subject to the provisions of this Agreement, as soon as practicable on the Closing Date, Acquiror, Merger Sub I, Merger Sub II and the Company shall: (i) cause a certificate of merger with respect to Company Merger I (the “Company Merger I Certificate of Merger”) to be duly filed with the Secretary of State of the State of Delaware (the “DE SOS”) in accordance with the DGCL and DLLCA; and (ii) immediately after filing the Company Merger I Certificate of Merger, cause a certificate of merger with respect to Company Merger II (the “Company Merger II Certificate of Merger”) to be filed with the DE SOS in accordance with the DGCL and DLLCA.

(b) Company Merger I shall become effective at such time as the Company Merger I Certificate of Merger is duly filed with the DE SOS or as specified in the Company Merger I Certificate of Merger (such time Company Merger I is effective, the “Company Merger I Effective Time”). Company Merger II shall become effective at such time as the Company Merger II Certificate of Merger is duly filed with the DE SOS or as specified in the Company Merger II Certificate of Merger (such time Company Merger II is effective, the “Effective Time”).

(c) For the avoidance of doubt, the Closing and the Effective Time shall occur after the completion of the Domestication and Company Merger I.

Section 2.4. Closing Deliverables.

(a) At the Closing, the Company shall deliver or cause to be delivered:

(i) to Acquiror, a certificate signed by an officer of the Company, dated as of the Closing Date, certifying that, to the knowledge and belief of such officer, the conditions specified in Section 9.2(a), Section 9.2(b) and Section 9.2(c) have been fulfilled;

(ii) to Acquiror, the written resignations of all of the directors of the Company (other than any such Persons identified as initial directors of Merger Sub II, in accordance with Section 2.6), effective as of the Effective Time;

(iii) to Acquiror, the Registration Rights Agreement, duly executed by the Company Stockholder;

(iv) to Acquiror, the Stockholders’ Agreement, duly executed by the Company Stockholder; and

(v) to Acquiror, a certificate on behalf of the Company, prepared in a manner consistent and in accordance with the requirements of Treasury Regulation Sections 1.897-2(g) and (h) and 1.1445-2(c)(3), certifying that no interest in the Company is, or has been during the relevant period specified in Section 897(c)(1)(A)(ii) of the Code, a “U.S. real property interest” within the meaning of Section 897(c) of the Code, and a form of notice to the Internal Revenue Service prepared in accordance with the provisions of Treasury Regulations Section 1.897-2(h)(2).

(b) At the Closing, Acquiror will deliver or cause to be delivered:

(i) [Intentionally Omitted];

(ii) to the Company, a certificate signed by an officer of Acquiror, dated the Closing Date, certifying that, to the knowledge and belief of such officer, the conditions specified in Section 9.3(a), Section 9.3(b) and Section 9.3(c) have been fulfilled;

(iii) to the Company, the Registration Rights Agreement, duly executed by duly authorized representatives of Acquiror and the Sponsor; and

(iv) to the Company, the written resignations of all of the directors and officers of Acquiror, Merger Sub I and Merger Sub II (other than those Persons identified as the directors and officers, of Acquiror after the Domestication, in accordance with Section 2.6, Section 7.6, and as otherwise agreed between the parties), effective as of the Effective Time.

(c) On the Closing Date, substantially concurrent with the Company Merger I Effective Time but prior to payment of the Aggregate Merger Consideration, Acquiror shall pay or reimburse or cause to be paid or reimbursed by wire transfer of immediately available funds, in the following order (i) the Payoff Amount, (ii) all accrued and unpaid Acquiror Transaction Expenses and (iii) all accrued and unpaid Company Transaction Expenses.

(d) Closing Financing Certificates.

(i) Not more than two (2) Business Days prior to the Closing, Acquiror shall deliver to the Company a certificate signed by a duly authorized officer, solely in such capacity and not in its personal capacity (the “Acquiror Financing Certificate”) setting forth (A) the Acquiror Share Amount and the Acquiror Share Redemption Amount, (B) the unpaid Acquiror Transaction Expenses as of the Closing Date, which shall include the respective amounts and wire transfer instructions for the payment thereof, together with corresponding invoices for the foregoing, (C) the PIPE Investment Amount to be received by Acquiror at the closing of the PIPE Investment or any Alternative PIPE Investment and wire transfer instructions for the payment thereof, (D) the expected proceeds to be received by Acquiror at the closing of the transactions contemplated by the A&R FPA and wire transfer instructions for the payment thereof, (E) the amount of the Cash Merger Consideration, (F) the Securities Merger Consideration, and (G) the amount of cash available in the Trust Account at the Closing and corresponding Available Cash Amount calculation.

(ii) Not more than three (3) Business Days prior to the Closing, the Company shall deliver to Acquiror a certificate signed by a duly authorized officer, solely in such capacity and not in its personal capacity (the “Company Financing Certificate”), setting forth (A) the amount of unpaid Company Transaction Expenses as of the Closing Date, which shall include the respective amounts and wire transfer instructions for the payment thereof, together with corresponding invoices for the foregoing; (B) any COVID Deferral Taxes, (C) all accrued and unpaid income Tax liabilities of the Company and its Subsidiaries for any Tax period (or portion thereof) ending on the Closing Date for which Tax Returns (a) are first due (with extension) after the Closing Date or (b) have been filed and reflect Tax liabilities that have not been paid in full to the applicable Governmental Authority, in each case, giving effect to (x) any Transaction Tax Deductions allocated to any Tax period (or portion thereof) ending on the Closing Date, but only if supported by applicable Law at a “more likely than not” standard of comfort (as determined by Acquiror in good faith), and (y) any prepayments or estimated payments of such Taxes and (D) any Miscellaneous Payments.

(iii) Each of the financing certificates delivered pursuant to this Section 2.4(d) will confirm in writing that it has been prepared in good faith using the latest available financial information and will include materials showing in reasonable detail the support and computations for the amounts included therein. Each of Acquiror and the Company shall be entitled to review and make reasonable comments on the matters and amounts set forth in the other’s financing certificate so delivered. Each of Acquiror and the Company will cooperate in the other’s review of the delivered financing certificate, including providing the other and its Representatives with reasonable access to the relevant books, records and finance employees. Each of Acquiror and the Company will cooperate reasonably to revise the financing certificates to reflect the other’s reasonable comments; provided that the Company shall make the final determination of the amounts included in the Company Financing Certificate and Acquiror shall make the final determination of the amounts included in the Acquiror Financing Certificate.

Section 2.5. Governing Documents.

(a) Company Merger I. The certificate of incorporation and bylaws of the Company in effect immediately prior to the Company Merger I Effective Time, shall be the certificate of incorporation and bylaws of the surviving company until thereafter amended as provided therein and under the DGCL.

(b) Company Merger II. The certificate of formation and operating agreement of Merger Sub II in effect immediately prior to the Effective Time, shall be the certificate of formation and operating agreement of the surviving Merger Sub II until thereafter amended as provided therein and under the DLLCA.

Section 2.6. Directors and Officers.

(a) Company Merger I. The directors and officers set forth on Section 2.6(a) of the Acquiror Disclosure Letter shall be the directors and officers of the Company following the Company Merger I Effective Time until their respective successors are duly elected or appointed in accordance with applicable Law and the Governing Documents of the Company or their earlier death, resignation or removal.

(b) Company Merger II. The officers set forth on Section 2.6(b) of the Acquiror Disclosure Letter shall be the officers of Merger Sub II following the Effective Time until their respective successors are duly elected or appointed in accordance with applicable Law and the Governing Documents of Merger Sub II or their earlier death, resignation or removal.

Section 2.7. Tax Free Reorganization Matters. The parties intend that, for United States federal income tax purposes, (i) the Domestication will qualify as a “reorganization” within the meaning of Section 368(a)(1)(F) of the Code and the Treasury Regulations to which Acquiror is to be party under Section 368(b) of the Code and the Treasury Regulations, and (ii) the Mergers, taken together, constitute an integrated plan that will qualify as a “reorganization” within the meaning of Section 368(a)(1)(A) of the Code and the Treasury Regulations to which each of Acquiror and the Company are to be parties under Section 368(b) of the Code and the Treasury Regulations, and in each case, this Agreement is intended to be, and is adopted as, a plan of reorganization for purposes of Sections 354, 361 and 368 of the Code and within the meaning of Treasury Regulations Section 1.368-2(g). None of the parties has taken or will take any action or has knowingly failed or will fail to take any action, if such fact, circumstance or action would be reasonably expected to cause the Mergers to fail to qualify as reorganizations within the meaning of Section 368(a) of the Code and the Treasury Regulations. The Mergers shall be reported by the parties for all Tax purposes in accordance with the foregoing, unless otherwise required by a Governmental Authority as a result of a “determination” within the meaning of Section 1313(a) of the Code. The parties shall cooperate with each other and their respective counsel to document and support the Tax treatment of each of the Mergers as a “reorganization” within the meaning of Section 368(a) of the Code.

ARTICLE III

EFFECTS OF THE MERGERS

Section 3.1. Conversion of Securities.

(a) Treatment of Company Shares. At the Company Merger I Effective Time, by virtue of Company Merger I and without any action on the part of any holder of Company Shares (i) each Company Share that is issued and outstanding immediately prior to the Company Merger I Effective Time shall be canceled and converted into the right to receive a pro rata portion of the Aggregate Merger Consideration (subject to the immediately following sentence) and (ii) any Company Share held in the treasury of the Company shall be canceled as part of Company Merger I and shall not constitute “Company Shares” hereunder. The Company Stockholder will be permitted, by written notice to Acquiror in a form substantially identical to Exhibit F delivered at least five Business Days prior to the Closing Date, to designate specific, identifiable blocks of Company Shares and allocate the equity and cash components of its Aggregate Merger Consideration among such blocks.

(b) Treatment of Merger Sub I Common Stock. At the Company Merger I Effective Time, each share of common stock of Merger Sub I issued and outstanding immediately prior to the Company Merger I Effective Time will be cancelled and retired and automatically converted into and exchanged for one (1) duly authorized, fully paid, non-assessable and validly issued share of the Company and will constitute the only outstanding equity interest of the Company following Company Merger I.

(c) Treatment of Merger Sub II Units. At the Effective Time, each share of the Company issued and outstanding immediately prior to the Effective Time will be cancelled and retired and automatically converted into and exchanged for one (1) validly issued unit of Merger Sub II and will constitute the only outstanding units of Merger Sub II following Company Merger II.

(d) No Fractional Shares. Notwithstanding anything in this Agreement to the contrary, no fractional shares of Acquiror Common Stock shall be issued pursuant to the transactions contemplated herein; any such fractional share of Acquiror Common Stock shall be rounded down to the nearest whole number.

Section 3.2. Withholding. Notwithstanding any other provision to this Agreement, Acquiror and the Company, as applicable, shall be entitled to deduct and withhold from any amount payable pursuant to this Agreement such Taxes that are required to be deducted and withheld from such amounts under the Code or any other applicable Law (as reasonably determined by Acquiror or the Company, respectively); provided, that other than with respect to withholding Taxes with respect to any employment compensation payment or to the extent any deduction or withholding is a result of a failure to timely deliver the certificate and notice described in Section 2.4(a)(v), Acquiror will, prior to any deduction or withholding, (a) notify the Company of any anticipated withholding and (b) reasonably cooperate with the Company to minimize the amount of any applicable withholding. To the extent that any amounts are so deducted and withheld, such deducted and withheld amounts shall be (i) timely remitted to the appropriate Governmental Authority and (ii) treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as set forth in the disclosure letter delivered to Acquiror, Merger Sub I and Merger Sub II by the Company on the date of this Agreement (the “Company Disclosure Letter”) (each section of which, subject to Section 12.9, qualifies the correspondingly numbered and lettered representations in this Article IV), the Company represents and warrants to Acquiror, Merger Sub I and Merger Sub II as follows:

Section 4.1. Company Organization. The Company has been duly formed or organized and is validly existing under the Laws of its jurisdiction of incorporation or organization, and has the requisite corporate power and authority to own, lease or operate all of its properties and assets and to conduct its business as it is now being conducted. The Governing Documents of the Company, as amended to the date of this Agreement and as previously made available by or on behalf of the Company to Acquiror, are true, correct and complete. The Company is duly licensed or qualified and in good standing as a foreign or extra-provincial corporation (or other entity, if applicable) in each jurisdiction in which its ownership of property or the character of its activities is such as to require it to be so licensed or qualified or in good standing, as applicable, except where the failure to be so licensed or qualified or in good standing would not be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

Section 4.2. Subsidiaries. A complete list of each Subsidiary of the Company and its jurisdiction of incorporation, formation or organization, as applicable, is set forth on Section 4.2 of the Company Disclosure Letter. The Subsidiaries of the Company have been duly formed or organized and are validly existing under the Laws of their jurisdiction of incorporation or organization and have the requisite power and authority to own, lease or operate all of their respective properties and assets and to conduct their respective businesses as they are now being conducted. Each Subsidiary of the Company is duly licensed or qualified and in good standing as a foreign or extra-provincial corporation (or other entity, if applicable) in each jurisdiction in which its ownership of property or the character of its activities is such as to require it to be so licensed or qualified or in good standing, as applicable, except where the failure to be so licensed or qualified or in good standing would not have, or would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. Other than the Company Subsidiaries set forth on Section 4.2 of the Company Disclosure Letter, there are no other Persons in which the Company directly or indirectly owns, of record or beneficially, any direct or indirect capital stock or other equity interest or any right (contingent or otherwise) to acquire the same, nor is the Company directly or indirectly a member of or participant in any partnership, joint venture or similar arrangement. True, correct and complete copies of the Governing Documents of the Company’s Subsidiaries, in each case, as amended to the date of this Agreement, have been previously made available to Acquiror by or on behalf of the Company.

Section 4.3. Due Authorization.

(a) Other than the Company Stockholder Approval, the Company has all requisite corporate power, as applicable, and authority to execute and deliver this Agreement and the other documents to which it is a party contemplated hereby and (subject to the approvals described in Section 4.5) to consummate the transactions contemplated hereby and thereby and to perform all of its obligations hereunder and thereunder. The execution and delivery of this Agreement and the other documents to which the Company is a party contemplated hereby and the consummation of the transactions contemplated hereby and thereby have been duly and validly authorized and approved, and no other company or proceeding on the part of the Company is necessary to authorize this Agreement and the other documents to which the Company is a party contemplated hereby. This Agreement has been and, on or prior to the Closing, the other documents to which the Company is a party contemplated hereby will be, duly and validly executed and delivered by the Company and, assuming this Agreement constitutes a legal, valid and binding obligation of the other Parties, this Agreement constitutes and on or prior to the Closing, the other documents to which the Company is a party contemplated hereby will constitute, a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar Laws affecting creditors’ rights generally and subject, as to enforceability, to general principles of equity.

(b) On or prior to the date of this Agreement, the Company has duly adopted a written consent or resolutions (i) determining that this Agreement and the other documents to which the Company is a party contemplated hereby and the transactions contemplated hereby and thereby are advisable and fair to, and in the best interests of, the Company and the Company Stockholder, as applicable, and (ii) authorizing and approving the execution, delivery and performance by the Company of this Agreement and the other documents to which the Company is a party contemplated hereby and the transactions contemplated hereby and thereby. No other action or proceeding is required on the part of the Company or any of the Company Stockholder to enter into this Agreement or the documents to which the Company is a party contemplated hereby or to approve Company Merger I other than the Company Stockholder Approval.

Section 4.4. No Conflict. Subject to the receipt of the consents, approvals, authorizations and other requirements set forth in Section 4.5 and except as set forth on Section 4.4 of the Company Disclosure Letter, the execution and delivery by the Company of this Agreement and the documents to which the Company is a party contemplated hereby and the consummation of the transactions contemplated hereby and thereby do not and will not (a) violate or conflict with any provision of, or result in the breach of, or default under the Governing Documents of the Company, (b) violate or conflict with any provision of, or result in the breach of, or default under any applicable Law or Governmental Order applicable to the Company or any of the Company’s Subsidiaries, (c) violate or conflict with any provision of, or result in the breach of, result in the loss of any right or benefit, or cause acceleration, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation or acceleration) under any Contract of the type described in Section 4.12(a) to which the Company or any of the Company’s Subsidiaries is a party or by which the Company or any of the Company’s Subsidiaries may be bound, or terminate or result in the termination of any such foregoing Contract or (d) result in the creation of any Lien (other than Permitted Liens) upon any of the properties or assets of the Company or any of the Company’s Subsidiaries, except, in the case of clauses (b) through (d), to the extent that the occurrence of the foregoing would not have or would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

Section 4.5. Governmental Authorities; Consents. Except as set forth in Section 4.5 of the Company Disclosure Letter, assuming the truth and completeness of the representations and warranties of Acquiror contained in this Agreement, no franchise, grant, authorization, license, permit, consent, certificate, approval, order, waiver, or authorization of, or designation, declaration or filing with, or notification to, any Governmental Authority (each, a “Governmental Authorization”) is required on the part of the Company or its Subsidiaries with respect to the Company’s execution or delivery of this Agreement or the consummation by the Company of the transactions contemplated hereby, except for (i) applicable requirements of the HSR Act; (ii) applicable requirements, if any, of the Securities Act, the Exchange Act or blue sky laws, and the rules and regulations thereunder, and appropriate documents received from or filed with the relevant authorities of other jurisdictions in which the Company is licensed or qualified to do business; (iii) any consents, approvals, authorizations, designations, declarations, waivers or filings, the absence of which would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect; and (iv) the filing of the Company Merger I Certificate of Merger in accordance with the DGCL and DLLCA.

Section 4.6. Capitalization of the Company.

(a) As of the date of this Agreement, the authorized capital stock of the Company consists of 100 shares of common stock, par value $0.01 (the “Company Shares”), and there are no other authorized equity interests of the Company that are issued and outstanding. All of the issued and outstanding Company Shares (i) have been duly authorized and validly issued and are fully paid and non-assessable; (ii) have been offered, sold and issued in compliance with applicable Law, and all requirements set forth in (A) the Governing Documents of the Company and (B) any other applicable Contracts governing the issuance of such securities; (iii) are not subject to, nor have they been issued in violation of, any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any provision of any applicable Law, the Governing Documents of the Company or any Contract to which the Company is a party or otherwise bound; and (iv) are free and clear of any Liens. All Company Shares are in uncertificated, book-entry form. The Company Stockholder owns all of the issued and outstanding Company Shares.

(b) Except as otherwise set forth in Section 4.6(b) of the Company Disclosure Letter, the Company has not granted any outstanding subscriptions, options, stock appreciation rights, phantom units, incentive units, warrants, rights, equity-based awards or other securities (including debt securities) convertible into or exchangeable or exercisable for Company Shares, any other commitments, calls, conversion rights, rights of exchange or privilege (whether pre-emptive, contractual or by matter of Law), plans or other agreements of any character providing for the issuance of additional shares, the sale of treasury shares or other equity interests, or for the repurchase or redemption of shares or other equity interests of the Company or the value of which is determined by reference to shares or other equity interests of the Company (collectively, “Company Awards”), and there are no voting trusts, registration rights, proxies or agreements of any kind which may obligate the Company to issue, purchase, register for sale, redeem or otherwise acquire any Company Shares.

(c) Except as set forth in Section 4.6(c) of the Company Disclosure Letter, no Company Award as a result of the consummation of the transactions contemplated herein, accelerates or otherwise becomes triggered (whether as to vesting, exercisability, convertibility or otherwise).

Section 4.7. Capitalization of Subsidiaries.

(a) The outstanding shares of capital stock or equity interests of each of the Company’s Subsidiaries (i) have been duly authorized and validly issued, are, to the extent applicable, fully paid and non-assessable; (ii) have been offered, sold and issued in compliance with applicable Law and all requirements set forth in (A) the Governing Documents of each such Subsidiary, and (B) any other applicable Contracts governing the issuance of such securities; (iii) are not subject to, nor have they been issued in violation of, any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any provision of any applicable Law, the Governing Documents of each such Subsidiary or any Contract to which each such Subsidiary is a party or otherwise bound; and (iv) are free and clear of any Liens other than Permitted Liens.

(b) The Company owns of record and beneficially all the issued and outstanding shares of capital stock or equity interests of such Subsidiaries free and clear of any Liens other than Permitted Liens.

(c) Except as set forth on Section 4.7(c) of the Company Disclosure Letter, there are no outstanding subscriptions, options, phantom units incentive units, warrants, rights or other securities (including debt securities) exercisable or exchangeable for any capital stock of such Subsidiaries, any other commitments, calls, conversion rights, rights of exchange or privilege (whether pre-emptive, contractual or by matter of Law), plans or other agreements of any character providing for the issuance of additional shares, the sale of treasury shares or other equity interests, or for the repurchase or redemption of shares or other equity interests of such Subsidiaries or the value of which is determined by reference to shares or other equity interests of the Subsidiaries (collectively, “Subsidiary Awards”), and there are no voting trusts, registration rights, proxies or agreements of any kind which may obligate any Subsidiary of the Company to issue, purchase, register for sale, redeem or otherwise acquire any of its capital stock.

(d) Except as set forth in this Section 4.7(d) of the Company Disclosure Letter, no Subsidiary Award as a result of the consummation of the transactions contemplated herein, accelerates or otherwise becomes triggered (whether as to vesting, exercisability, convertibility or otherwise).

Section 4.8. Financial Statements.

(a) Attached as Section 4.8(a) of the Company Disclosure Letter are: true and complete copies of the audited consolidated balance sheets and statements of operations, comprehensive loss, retained earnings, stockholders’ equity and cash flows of the Company and its Subsidiaries as of and for the years ended

December 31, 2019 and December 31, 2018, together with the notes and schedules thereto and auditor’s reports thereon (the “Audited Financial Statements” and, together with the Q1 Financial Statements and 2020 Financial Statements, when delivered pursuant to Section 6.3 as applicable, the “Financial Statements”).

(b) Except as set forth on Section 4.8(b) of the Company Disclosure Letter, the Audited Financial Statements and, when delivered pursuant to Section 6.3, the Financial Statements (i) fairly present in all material respects the consolidated financial position of the Company and its consolidated Subsidiaries, as at the respective dates thereof, and the consolidated results of their operations, their consolidated incomes, their consolidated changes in unitholders’ equity (only with respect to the Audited Financial Statements) and their consolidated cash flows for the respective periods then ended (subject, in the case of the Q1 Financial Statements, to normal, recurring or immaterial year-end adjustments and the absence of footnotes), (ii) were prepared in conformity with GAAP applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto and, in the case of the Q1 Financial Statements, the absence of footnotes or the inclusion of limited footnotes), (iii) were prepared from, and are in accordance in all material respects with, the books and records of the Company and its consolidated Subsidiaries and (iv) when delivered by the Company for inclusion in the Registration Statement for filing with the SEC following the date of this Agreement in accordance with Section 6.3, will comply in all material respects with the applicable accounting requirements and with the rules and regulations of the SEC, the Exchange Act and the Securities Act applicable to a registrant, in effect as of the respective dates thereof.

(c) The Company (including, to the knowledge of the Company, any employee thereof) has not identified or been made aware of, and any independent auditor of the Company has not identified in writing to the Company, (i) any significant deficiency or material weakness in the system of internal accounting controls utilized by the Company, (ii) any fraud, whether or not material, that involves the Company’s management or other employees who have a role in the preparation of financial statements or the internal accounting controls utilized by the Company or (iii) any claim or allegation regarding any of the foregoing.

(d) The Company maintains a system of internal accounting controls sufficient to provide reasonable assurance that (i) transactions are executed in accordance with management’s general or specific authorizations and (ii) transactions are recorded as necessary to permit preparation of the Financial Statements in conformity with GAAP and to maintain asset accountability.

(e) All accounts payable and notes payable by the Company and its Subsidiaries to third parties reflected on the most recent balance sheet have arisen in bona fide arm’s-length transactions in the ordinary course of business and no such account payable or note payable is delinquent more than 90 days in its payment.

(f) The inventories of the Company and each of its Subsidiaries, whether reflected on the most recent balance sheet or subsequently acquired, unless reserved against on the most recent balance sheet, are of a quality and quantity usable and/or salable in the ordinary course of business, consistent with past practices.

Section 4.9. Undisclosed Liabilities. Except as set forth on Section 4.9 of the Company Disclosure Letter, there is no other liability, debt (including Indebtedness) or obligation of, or claim or judgment against, the Company or any of the Company’s Subsidiaries (whether direct or indirect, absolute or contingent, accrued or unaccrued, known or unknown, liquidated or unliquidated, or due or to become due), except for liabilities, debts, obligations, claims or judgments (a) reflected or reserved for on the Financial Statements or disclosed in the notes thereto, (b) that have arisen since the date of the most recent balance sheet included in the Financial Statements in the ordinary course of business, consistent with past practice, of the Company and its Subsidiaries or (c) that would not, individually or in the aggregate, reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole.

Section 4.10. Litigation and Proceedings. Except as set forth on Section 4.10 of the Company Disclosure Letter, as of the date hereof, (a) there are no pending or, to the knowledge of the Company, threatened, lawsuits, actions, suits, judgments, claims, arbitration or any other proceedings (including any audit, examination, assessment, investigation or inquiry or request for information initiated, pending or threatened by any Governmental Authority), or other proceedings at law or in equity (collectively, “Legal Proceedings”), against the Company or any of the Company’s Subsidiaries or their respective properties or assets; and (b) there is no outstanding Governmental Order imposed upon the Company or any of the Company’s Subsidiaries; nor are any properties or assets of the Company or any of the Company’s Subsidiaries’ respective businesses bound or subject to any Governmental Order, except, in each case, as would not, individually or in the aggregate, reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole

Section 4.11. Legal Compliance.

(a) Each of the Company and its Subsidiaries is, and for past three (3) years has been, in compliance with all applicable Laws in all respects, except in each case, where such noncompliance with Law would not, individually or in the aggregate, reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole.

(b) For the past three (3) years, none of the Company or any of its Subsidiaries has received any written notice or any written allegation of a violation or potential violation of any Laws, except where such violation or potential violation has not been material to the business of the Company and its Subsidiaries, taken as a whole.

(c) The Company and its Subsidiaries maintain a program of policies, procedures and internal controls reasonably designed and implemented to provide reasonable assurance that violation of applicable Law by any of the Company’s or its Subsidiaries’ directors, officers, employees or its or their respective agents, representatives or other Persons, acting on behalf of the Company or any of the Company’s Subsidiaries, will be prevented, detected and deterred.

Section 4.12. Contracts; No Defaults.

(a) Section 4.12(a) of the Company Disclosure Letter sets forth a true, correct and complete list of each Company Material Contract (as defined below) that is in effect as of the date of this Agreement. For purposes of this Agreement, “Company Material Contract” means the following Contracts with the Company or Company Subsidiary (or which the Company or a Company Subsidiary is otherwise bound), whether or not listed on the Company Disclosure Letter. True, correct and complete copies of the Company Material Contracts listed on Section 4.12(a) of the Company Disclosure Letter have previously been delivered to or made available to Acquiror or its agents or representatives:

(i) Any material Contract with any of the Top Vendors;

(ii) Any material Contract with any of the Top Customers;

(iii) Each note, debenture or other evidence of Indebtedness or other Contract for money borrowed by the Company or any of the Company’s Subsidiaries, including any other agreement or commitment for future loans, credit or financing, in each case, in excess of $1,000,000;

(iv) Each Real Property Lease, or lease, rental or occupancy agreement, license, installment and conditional sale agreement, or other Contract that provides for the ownership of, leasing of, title to, use of, or any leasehold or other interest in any real or personal property that involves aggregate payments in excess of $500,000 in any calendar year, other than Contracts for the purchase or sale of the Owned Real Properties;

(v) Each Contract involving the formation of a (A) joint venture, (B) partnership, or (C) limited liability company (excluding, in the case of clauses (B) and (C), any wholly owned Subsidiary of the Company);

(vi) Contracts (other than employment agreements, employee confidentiality and invention assignment agreements, equity or incentive equity documents and Governing Documents) between the Company and its Subsidiaries, on the one hand, and Affiliates of the Company or any of the Company’s Subsidiaries (other than the Company or any of the Company’s Subsidiaries), the officers, directors and managers (or equivalents) of the Company or any of the Company’s Subsidiaries, or any employee of the Company or any of the Company’s Subsidiaries or a member of the immediate family of the foregoing Persons, on the other hand (collectively, “Affiliate Agreements”);

(vii) Contracts containing covenants of the Company or any of the Company’s Subsidiaries (A) prohibiting or limiting the right of the Company or any of the Company’s Subsidiaries to engage in or compete with any Person in any line of business or (B) prohibiting or restricting the Company’s and the Company’s Subsidiaries’ ability to conduct their business with any Person in any geographic area;

(viii) Any collective bargaining (or similar) agreement or Contract between the Company or any of the Company’s Subsidiaries, on one hand, and any labor union or other body representing employees of the Company or any of the Company’s Subsidiaries, on the other hand;

(ix) Each Contract (including license agreements, coexistence agreements, and covenants not to sue, but not including non-disclosure agreements, contractor services agreements, consulting services agreements, trademark licenses ancillary to marketing, printing, promotional or advertising Contracts) pursuant to which the Company or any of the Company’s Subsidiaries (A) grants to a third Person the right to use material Intellectual Property of the Company and its Subsidiaries or (B) is granted by a third Person the right to use Intellectual Property that is material to the business of the Company and its Subsidiaries (other than Contracts granting nonexclusive rights to use commercially available off-the-shelf software or cloud software services, and Open Source Licenses), taken as a whole;

(x) Each Contract requiring capital expenditures by the Company or any of the Company’s Subsidiaries after the date of this Agreement in an amount in excess of $500,000 in any calendar year;

(xi) Any Contract that (A) grants to any third Person any “most favored nation rights” or (B) grants to any third Person price guarantees for a period greater than one (1) year from the date of this Agreement and requires aggregate future payments to the Company and its Subsidiaries in excess of $500,000 in any calendar year;

(xii) Any settlement, conciliation or similar Contract with any Governmental Authority;

(xiii) Any Contract for the disposition of any portion of the assets or business of the Company or any of its Subsidiaries with a value in excess of $2,500,000 or for the acquisition by the Company or any of its Subsidiaries of the assets or business of any other Person with a value in excess of $2,500,000 (other than purchases of inventory or services in the ordinary course of business) under which the Company or any of its Subsidiaries has any material continuing monetary obligations, including with respect to an “earn-out”, contingent purchase price or other contingent or deferred payment obligation;

(xiv) Contracts granting to any Person (other than the Company or its Subsidiaries) a right of first refusal, first offer or similar preferential right to purchase or acquire equity interests in the Company or any of the Company’s Subsidiaries; and

(xv) Any outstanding written commitment to enter into any Contract of the type described in subsections (i) through (xiv) of this Section 4.12(a).

(b) Except for any Company Material Contract that will terminate upon the expiration of the stated term thereof prior to the Closing Date, all of the Company Material Contracts listed pursuant to Section 4.12(a) in the Company Disclosure Letter are (i) in full force and effect and (ii) represent the legal, valid and binding obligations of the Company or the Subsidiary of the Company party thereto and, to the knowledge of the Company, represent the legal, valid and binding obligations of the counterparties thereto, except, in each case to the extent that any consents set forth in Section 4.4 and Section 4.5 of the Company Disclosure Letter are not obtained.

(c) Except, in each case, where the occurrence of such breach or default or failure to perform would not be material to the Company and its Subsidiaries, taken as a whole, (x) the Company and its Subsidiaries have performed in all material respects all respective obligations required to be performed by them to date under such

Company Material Contracts listed pursuant to Section 4.12(a) and neither the Company, the Company’s Subsidiaries, nor, to the knowledge of the Company, any other party thereto is in breach of or default under any such Company Material Contract and to the knowledge of the Company, no event has occurred which individually or together with other events, would reasonably be expected to result in a breach of or a default under any such Company Material Contract by the Company or its Subsidiaries or, to the knowledge of the Company, any other party thereto (in each case, with or without notice or lapse of time or both).

Section 4.13. Company Benefit Plans.

(a) Section 4.13(a) of the Company Disclosure Letter sets forth a complete list, as of the date hereof, of each material Company Benefit Plan. For purposes of this Agreement, a “Company Benefit Plan” means an “employee benefit plan” as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”) or any other plan, policy, program or agreement (including any employment, bonus, incentive or deferred compensation, employee loan, note or pledge agreement, equity or equity-based compensation, severance, retention, supplemental retirement, change in control or similar plan, policy, program or agreement) providing compensation or other benefits to any current or former director, officer, individual consultant, or employee, which are maintained, sponsored or contributed to by the Company or any of the Company’s Subsidiaries, or to which the Company or any of the Company’s Subsidiaries is a party or has or may have any liability, and in each case whether or not (i) subject to the Laws of the United States, (ii) in writing or (iii) funded, but excluding in each case any statutory plan, program or arrangement that is required under applicable Law. With respect to each material Company Benefit Plan, the Company has made available to Acquiror, to the extent applicable, true, complete and correct copies of (A) such Company Benefit Plan (or, if not written a written summary of its material terms) and all plan documents, trust agreements, insurance Contracts or other funding vehicles and all amendments thereto), (B) the most recent summary plan descriptions, including any summary of material modifications, (C) the most recent annual reports (Form 5500 series) filed with the IRS with respect to such Company Benefit Plan, (D) the most recent actuarial report or other financial statement relating to such Company Benefit Plan, and (E) the most recent determination or opinion letter, if any, issued by the IRS with respect to any Company Benefit Plan and any pending request for such a determination letter.

(b) Except as set forth on Section 4.13(b) of the Company Disclosure Letter, (i) each Company Benefit Plan has been operated and administered in compliance with its terms and all applicable Laws, including ERISA and the Code; (ii) in all material respects, all contributions required to be made with respect to any Company Benefit Plan on or before the date hereof have been made and all obligations in respect of each Company Benefit Plan as of the date hereof have been accrued and reflected in the Company’s financial statements to the extent required by GAAP; (iii) each Company Benefit Plan which is intended to be qualified within the meaning of Section 401(a) of the Code has received a favorable determination or opinion letter from the IRS as to its qualification or may rely upon an opinion letter for a prototype plan and, to the knowledge of the Company, no fact or event has occurred that would reasonably be expected to adversely affect the qualified status of any such Company Benefit Plan.

(c) Except as set forth on Section 4.13(c) of the Company Disclosure Letter, no Company Benefit Plan is a multiemployer pension plan (as defined in Section 3(37) of ERISA) (a “Multiemployer Plan”) or a pension plan that is subject to Title IV of ERISA (“Title IV Plan”) or Section 412 of the Code, and neither the Company nor any of its ERISA Affiliates has any liability with respect to any Multiemployer Plan or Title IV Plan. Neither the Company nor any of its ERISA Affiliates has within the six (6) year period immediately preceding the date hereof incurred any withdrawal liability under Section 4201 of ERISA that has not been fully satisfied.

(d) With respect to each Company Benefit Plan, no material actions, suits or claims (other than routine claims for benefits in the ordinary course) are pending or, to the knowledge of the Company, threatened, and to the knowledge of the Company, no facts or circumstances exist that would reasonably be expected to give rise to any such actions, suits or claims.

(e) No Company Benefit Plan provides welfare benefits (whether or not insured) for employees or former employees of the Company or any Subsidiary for periods extending beyond their retirement or other termination of service, other than coverage mandated by applicable Law.

(f) Except as set forth on Section 4.13(f) of the Company Disclosure Letter, the consummation of the transactions contemplated hereby will not, either alone or in combination with another event, (i) entitle any current or former employee, officer or other service provider of the Company or any Subsidiary of the Company to any severance pay or any other compensation or benefits payable or to be provided by the Company or any Subsidiary of the Company, (ii) accelerate the time of payment, funding or vesting, or increase the amount of compensation or benefits due to any such employee, officer or other individual service provider by the Company or a Subsidiary of the Company, or (iii) accelerate the vesting and/or settlement of any Company Award. The consummation of the transactions contemplated hereby will not, either alone or in combination with another event, result in any “excess parachute payment” under Section 280G of the Code. No Company Benefit Plan provides for a Tax gross-up, make whole or similar payment with respect to the Taxes imposed under Sections 409A or 4999 of the Code.

Section 4.14. Labor Relations; Employees.

(a) Except as set forth on Section 4.14(a) of the Company Disclosure Letter, (i) neither the Company nor any of its Subsidiaries is a party to or bound by any collective bargaining agreement, or any similar agreement, (ii) no such agreement is being negotiated by the Company or any of the Company’s Subsidiaries, and (iii) no labor union or any other employee representative body has requested or, to the knowledge of the Company, has sought to represent any of the employees of the Company or its Subsidiaries. To the knowledge of the Company, there has been no labor organization activity involving any employees of the Company or any of its Subsidiaries. In the past three (3) years, there has been no actual or, to the knowledge of the Company, threatened strike, slowdown, work stoppage, lockout or other material labor dispute against or affecting the Company or any Subsidiary of the Company.

(b) Each of the Company and its Subsidiaries are, and have been for the past three (3) years, in compliance in all material respects with all applicable Laws respecting labor and employment including, all Laws respecting terms and conditions of employment, health and safety, wages and hours, holiday pay and the calculation of holiday pay, working time, employee classification (with respect to both exempt vs. non-exempt status and employee vs. independent contractor and worker status), child labor, immigration, employment discrimination, disability rights or benefits, equal opportunity and equal pay, plant closures and layoffs, affirmative action, workers’ compensation, labor relations, employee leave issues and unemployment insurance, except where the failure to comply would not reasonably be expected to be, individually or in the aggregate, material to the business of the Company and its Subsidiaries.

(c) In the past three (3) years, the Company and its Subsidiaries have not received (i) notice of any unfair labor practice charge or material complaint pending or threatened before the National Labor Relations Board or any other Governmental Authority against them, (ii) notice of any complaints, grievances or arbitrations arising out of any collective bargaining agreement or any other complaints, grievances or arbitration procedures against them, (iii) notice of any material charge or complaint with respect to or relating to them pending before the Equal Employment Opportunity Commission or any other Governmental Authority responsible for the prevention of unlawful employment practices, (iv) notice of the intent of any Governmental Authority responsible for the enforcement of labor, employment, wages and hours of work, child labor, immigration, or occupational safety and health Laws to conduct an investigation with respect to or relating to them or notice that such investigation is in progress, or (v) notice of any complaint, lawsuit or other proceeding pending or threatened in any forum by or on behalf of any present or former employee of such entities, any applicant for employment or classes of the foregoing alleging breach of any express or implied Contract of employment, any applicable Law governing employment or the termination thereof or other discriminatory, wrongful or tortious conduct in connection with the employment relationship.

(d) To the knowledge of the Company, no present or former employee, worker or independent contractor of the Company or any of the Company’s Subsidiaries’ is in material violation of (i) any restrictive covenant, nondisclosure obligation or fiduciary duty to the Company or any of the Company’s Subsidiaries or (ii) any restrictive covenant or nondisclosure obligation to a former employer or engager of any such individual relating to the right of any such individual to work for or provide services to the Company or any of the Company’s Subsidiaries.

(e) Neither the Company nor any of the Company’s Subsidiaries is party to a settlement agreement entered into within the three (3) year period immediately preceding the date hereof with a current or former officer, employee or independent contractor of the Company or any of the Company’s Subsidiaries that involves allegations relating to sexual harassment, sexual misconduct or discrimination by either (i) an officer of the Company or any of its Subsidiaries or (ii) an employee of the Company or any of the Company’s Subsidiaries at the level of Vice President or above. To the knowledge of the Company, in the last three (3) years, no allegations of sexual harassment, sexual misconduct or discrimination have been made against (i) an officer of the Company or any of the Company’s Subsidiaries or (ii) an employee of the Company or any of the Company’s Subsidiaries at the level of Vice President or above.

(f) Between the period commencing on January 1, 2020 through the date hereof, the Company and its Subsidiaries have not engaged in layoffs, furloughs, employment terminations (other than for cause) or effected any broad-based salary or other compensation or benefits reductions, in each case, triggering the notice requirements under the WARN Act.

Section 4.15. Taxes.

(a) All income and other material Tax Returns required to be filed by or with respect to the Company or any of its Subsidiaries have been timely filed (taking into account any applicable extensions), all such Tax Returns (taking into account all amendments thereto) are true, complete and accurate in all material respects and all material Taxes due and payable by the Company or any of its Subsidiaries (whether or not shown on any Tax Return) have been paid, other than Taxes being contested in good faith and for which adequate reserves have been established in accordance with GAAP. The Company and each of its Subsidiaries has complied in all material respects with all applicable Laws relating to the payment of stamp duties, the reporting and payment of sales, use, ad valorem and value added Taxes and related record retention (including to the extent necessary to claim any exemption from sales Tax collection and maintaining adequate and current resale certificates to support any such claimed exemptions).

(b) The Company and each of its Subsidiaries have withheld from amounts owing to any employee, creditor or other Person all material Taxes required by Law to be withheld, paid over to the proper Governmental Authority in a timely manner all such withheld amounts required to have been so paid over and complied in all material respects with all applicable withholding and related reporting requirements with respect to such Taxes.

(c) There are no Liens for any material Taxes (other than Taxes described in clause (ii) of the definition of Permitted Liens) upon the property or assets of the Company or any of its Subsidiaries.

(d) No claim, assessment, deficiency or proposed adjustment for any material amount of Tax has been asserted or assessed by any Governmental Authority against the Company or any of its Subsidiaries that remains unresolved or unpaid except for claims, assessments, deficiencies or proposed adjustments being contested in good faith and for which adequate reserves have been established in accordance with GAAP.

(e) There are no Tax audits or other examinations of the Company or any of its Subsidiaries presently in progress, and there are no waivers, extensions or requests for any waivers or extensions of any statute of limitations currently in effect with respect to any Taxes of the Company or any of its Subsidiaries.

(f) Neither the Company nor any of its Subsidiaries has made a request for an advance tax ruling, request for technical advice, a request for a change of any method of accounting or any similar request that is in progress or pending with any Governmental Authority with respect to any Taxes.

(g) Neither the Company nor any of its Subsidiaries is a party to any Tax indemnification or Tax sharing or similar agreement (other than any such agreement solely between the Company and its existing Subsidiaries and customary commercial Contracts not primarily related to Taxes).

(h) Neither the Company nor any of its Subsidiaries has been a party to any transaction treated by the parties as a distribution of stock qualifying for Tax-free treatment under Section 355 of the Code in the two (2) years prior to the date of this Agreement.

(i) Neither the Company nor any of its Subsidiaries (i) is liable for Taxes of any other Person (other than the Company and its Subsidiaries) under Treasury Regulation Section 1.1502-6 or any similar provision of state, local or foreign Tax Law or as a transferee or successor or by Contract (other than customary commercial Contracts not primarily related to Taxes) or (ii) has ever been a member of an affiliated, consolidated, combined or unitary group filing for U.S. federal, state or local income Tax purposes, other than a group the common parent of which was or is the Company or any of its Subsidiaries.

(j) No written claim has been made by any Governmental Authority where the Company or any of its Subsidiaries does not file Tax Returns that it is or may be subject to taxation in that jurisdiction, which claim remains unresolved.

(k) Neither the Company nor any of its Subsidiaries has, or has ever had, a permanent establishment in any country other than the country of its organization.

(l) Neither the Company nor any of its Subsidiaries has participated in a “listed transaction” within the meaning of Treasury Regulation 1.6011-4(b)(2).

(m) Neither the Company nor any of its Subsidiaries will be required to include any amount in taxable income, exclude any item of deduction or loss from taxable income, for any taxable period (or portion thereof) ending after the Closing Date as a result of any (i) installment sale, excess loss account or deferred intercompany transaction described in the Treasury Regulations under Section 1502 of the Code (or any similar provision of state, local or foreign Law) or open transaction disposition made prior to the Closing outside the ordinary course of business, (ii) prepaid amount received or deferred revenue recognized prior to the Closing outside the ordinary course of business, (iii) change in method of accounting for a taxable period ending on or prior to the Closing Date, (iv) “closing agreements” described in Section 7121 of the Code (or any similar provision of state, local or foreign Law) executed prior to the Closing, or (v) by reason of Section 965(a) of the Code or election pursuant to Section 965(h) of the Code (or any similar provision of state, local or foreign Law), or (vi) deferral of any payment of Taxes otherwise due (including through any automatic extension or other grant of relief provided by any COVID-19 Response Law), and to the knowledge of the Company, the IRS has not proposed any such adjustment or change in accounting method.

(n) The Company has not been, is not, and immediately prior to the Effective Time will not be, treated as an “investment company” within the meaning of Section 368(a)(2)(F) of the Code.

(o) The Company has not taken any action, nor, to the knowledge of the Company or any of its Subsidiaries, are there any facts or circumstances, that would reasonably be expected to prevent the Mergers from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code and the Treasury Regulations.

(p) The Company and each of its Subsidiaries has, since April 1, 2020, retained all information required by the Internal Revenue Service to substantiate any “qualified sick leave wages” and any “qualified family leave wages” (collectively “Qualified Leave Wages”), each as defined in FFCRA, and any “qualified health plan expenses” as defined in Section 7001 of the FFCRA (“Qualified Health Plan Expenses”).

(q) Since April 1, 2020, neither the Company nor any of its Subsidiaries has funded or paid any Qualified Leave Wages, Qualified Health Plan Expenses, or any Medicare tax on Qualified Leave Wages, from amounts allocated to or reserved for the payment of employment taxes (including amounts already withheld) or that are set aside for deposit with the Internal Revenue Service, in each case, whether or not shown on the Financial Statements.

(r) Since April 1, 2020, neither the Company nor any of its Subsidiaries has requested an “advance payment of employer credits” on Internal Revenue Service Form 7200 or otherwise and has not received a refund of tax credits for Qualified Leave Wages or the “employee retention credit” described in Section 2301 of the CARES Act.

(s) Neither the Company nor any of its Subsidiaries has made a claim for tax credits in respect of the same wages pursuant to any COVID-19 Response Law.

(t) Neither the Company nor any of its Subsidiaries has applied for or received (i) any loan pursuant to the “Paycheck Protection Program” as defined in Sections 1102 and 1106 of the CARES Act, (ii) any funds pursuant to the “Economic Injury Disaster Loan” program or an advance on an “Economic Injury Disaster Loan” pursuant to Section 1110 of the CARES Act or (iii) any similar programs in any state, local or non-U.S. jurisdiction, in each case that remains outstanding.

(u) Neither the Company nor any of its Subsidiaries has claimed any “employee retention credit” described in Section 2301 of the CARES Act.

(v) Neither the Company nor any of its Subsidiaries has taken any action that could reasonably be expected to impair Acquiror’s eligibility to claim any payroll tax credit or deferral that is permitted by any COVID-19 Response Law.

(w) The Company Shares are not “taxable Canadian property” for the purposes of the Income Tax Act (Canada).

Section 4.16. Brokers’ Fees. Except as set forth on Section 4.16 of the Company Disclosure Letter, no broker, finder, investment banker or other Person is entitled to any brokerage fee, finders’ fee or other commission in connection with the transactions contemplated hereby based upon arrangements made by the Company, any of the Company’s Subsidiaries’ or any of their Affiliates for which Acquiror, the Company or any of the Company’s Subsidiaries has any obligation.

Section 4.17. Insurance. Section 4.17 of the Company Disclosure Letter contains a list of, as of the date hereof, all material policies or binders of property, fire and casualty, director and officer, employment practices liability, product liability, workers’ compensation, and other forms of insurance held by, or for the benefit of, the Company or any of the Company’s Subsidiaries as of the date of this Agreement (the “Insurance Policies”). True, correct and complete copies of the Insurance Policies as in effect as of the date hereof have previously been made available to Acquiror. All such policies are in full force and effect, all premiums due have been paid, and no written notice of cancellation or termination has been received by the Company or any of the Company’s Subsidiaries with respect to any such policy. Except as disclosed on Section 4.17 of the Company Disclosure Letter, no insurer has denied or disputed coverage of any material claim under an insurance policy during the last twelve (12) months. No written notice of pending material premium increase, cancelation or termination has been received by the Company or any of its Subsidiaries with respect to any such policy, in each case, except as would not reasonably be expected to be, individually or in the aggregate, material to the Company and its Subsidiaries, taken as a whole. The Company and its Subsidiaries do not maintain any self-insurance programs.

Section 4.18. Licenses. The Company and its Subsidiaries maintain all Licenses necessary for the Company and its Subsidiaries to own, lease and operate the properties it purports to own, operate or lease and to carry on its business as it is now being conducted, except where the failure to have, or the failure to be in full force and effect of, any License, would not, individually or in the aggregate, reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole. Neither the Company nor any of its Subsidiaries: (a) is in default or violation (and no event has occurred which, with notice or the lapse of time or both, would constitute a material default or violation) in any material respect of any term, condition or provision of any material License to which it is a party; (b) is or has been the subject of any pending or threatened Legal Proceeding by a Governmental Authority seeking the cancellation, revocation, suspension, termination, modification, or impairment of any material License; (c) has received any notice that any Governmental Authority that has issued any material License intends to cancel, terminate, revoke, rescind, modify, impair, deny, or not renew any material License, or (d) voluntarily allowed any material License then held to lapse or expire.

Section 4.19. Equipment and Other Tangible Property. The Company or one of its Subsidiaries owns and has good title to, and has the legal and beneficial ownership of or a valid leasehold interest in or right to use by license or otherwise, all material machinery, equipment and other tangible property reflected on the books of the Company and its Subsidiaries as owned by the Company or one of its Subsidiaries, free and clear of all Liens other than Permitted Liens. All material personal property and leased personal property assets of the Company and its Subsidiaries are structurally sound and in good operating condition and repair (ordinary wear and tear expected) and are suitable for the business as currently conducted by the Company and its Subsidiaries.

Section 4.20. Real Property.

(a) Section 4.20(a) of the Company Disclosure Letter sets forth a true, correct and complete list as of the date of this Agreement of all Leased Real Property and all Real Property Leases (as hereinafter defined) pertaining to such Leased Real Property. With respect to each parcel of Leased Real Property:

(i) The Company or one of its Subsidiaries holds a good and valid leasehold estate in such Leased Real Property, free and clear of all Liens, except for Permitted Liens.

(ii) The Company and its Subsidiaries have delivered to Acquiror true, correct and complete copies of all leases, subleases or other agreements relating to the leasing, use or occupancy of, or otherwise granting a right in and to the Leased Real Property by or to the Company and its Subsidiaries, including all amendments and modifications thereof or guaranties relating thereto (collectively, the “Real Property Leases”), and none of such Real Property Leases have been modified in any material respect, except to the extent that such modifications have been disclosed by the copies delivered to Acquiror.

(iii) The possession and quiet enjoyment of the Leased Real Property of the Company and/or its Subsidiaries, as applicable under such Real Property Leases has not been materially disturbed (or if any such disturbance has occurred, it has been cured) and, to the knowledge of the Company, there are no material disputes with the applicable counterparty of any of the Real Property Leases.

(iv) As of the date of this Agreement and except as set forth on Section 4.20(a) of the Company Disclosure Letter, no party, other than the Company or its Subsidiaries, has any right to use or occupy the Leased Real Property or any portion thereof.

(v) Neither the Company nor any of its Subsidiaries has received written notice of any current condemnation proceeding or proposed similar Legal Proceeding or agreement for taking in lieu of condemnation with respect to any portion of the Leased Real Property.

(b) Section 4.20(b) of the Company Disclosure Letter sets forth a true, correct and complete list as of the date of this Agreement of all Owned Real Property. The Company or one of its Subsidiaries has good and marketable fee simple title to the Owned Real Properties as reflected in the balance sheet contained in the most recent Financial Statements (except for such Owned Real Properties sold since the date of such Financial

Statements or as permitted hereunder). All Owned Real Properties are free and clear of all Liens (except for Permitted Liens).

(i) Neither the Company nor any of its Subsidiaries has received any written notice of any: (i) material violations of building codes and/or zoning ordinances or other Laws affecting the Owned Real Properties, (ii) existing, pending or threatened in writing condemnation proceedings affecting the Owned Real Properties, or (iii) existing, pending or threatened in writing zoning, building code or other moratorium proceedings affecting the Owned Real Properties, which, in each case, would reasonably be expected to materially and adversely affect, or materially disrupt, the ordinary course operation of the businesses of the Company and its Subsidiaries as currently conducted, taken as a whole.

(ii) To the knowledge of the Company, neither the Company nor any of its Subsidiaries has received written notice of any material default under any restrictive covenants affecting any of the Owned Real Properties, except for such defaults as would not reasonably be expected to materially or adversely affect, or materially disrupt, the ordinary course operation of the businesses of the Company and its Subsidiaries as currently conducted, taken as a whole.

(iii) Except for Permitted Liens or as set forth on Section 4.20(a) of the Company Disclosure Letter, there are no leases, subleases, licenses or other similar occupancy agreements pursuant to which the Company or any of its Subsidiaries has granted to any party or parties the right of use or occupancy of any portion of the Owned Real Properties and there is no Person (other than the Companies or its Subsidiaries) in possession of such Owned Real Properties.

Section 4.21. Intellectual Property.

(a) Section 4.21(a) of the Company Disclosure Letter lists each item of Intellectual Property that is registered and applied-for with a Governmental Authority and is owned or purported to be owned by the Company or any of the Company’s Subsidiaries as of the date of this Agreement, whether applied for or registered in the United States or internationally as of the date of this Agreement (“Company Registered Intellectual Property”). The Company or one of the Company’s Subsidiaries is the sole and exclusive beneficial and record owner of all of the items of Company Registered Intellectual Property and all such Company Registered Intellectual Property subsisting and (except for any pending applications included in the Company Registered Intellectual Property), to the knowledge of the Company, valid and enforceable.

(b) Except as set forth in Section 4.21(b) of the Company Disclosure Letter, the Company or one of its Subsidiaries owns, free and clear of all Liens (other than Permitted Liens), or has a valid and enforceable right to use, all Intellectual Property used in the continued conduct of the business of the Company and its Subsidiaries in substantially the same manner as such business has been operated during the twelve (12) months prior to the date hereof.

(c) Except as set forth in Section 4.21(c) of the Company Disclosure Letter, to the knowledge of the Company, the Company and its Subsidiaries do not infringe, misappropriate or otherwise violate, and have not within the three (3) years preceding the date of this Agreement infringed upon, misappropriated or otherwise violated any Intellectual Property of any third Person. Except as set forth in Section 4.21(c) of the Company Disclosure Letter, ss of the date of this Agreement, there is no action pending to which the Company or any Subsidiary of the Company is a named party, or to the knowledge of the Company, that is threatened in writing, alleging the Company’s or any Subsidiaries’ infringement, misappropriation or other violation of any Intellectual Property of any third Person and there has not been, within the twelve (12) months preceding the date of this Agreement, any such action brought or threatened in writing.

(d) Except as set forth on Section 4.21(d) of the Company Disclosure Letter, (i) to the knowledge of the Company as of the date of this Agreement, no Person is infringing upon, misappropriating or otherwise violating any material Intellectual Property of the Company or any of the Company’s Subsidiaries in any material respect, and (ii) the Company and its Subsidiaries have not sent to any Person within the three (3) years preceding the date of this Agreement any written notice, charge, complaint, claim or other written assertion against such third

Person claiming infringement or violation by or misappropriation of any Intellectual Property of the Company or any of the Company’s Subsidiaries.

(e) The Company and its Subsidiaries take commercially reasonable measures to protect the confidentiality of trade secrets included in their Intellectual Property. To the knowledge of the Company, within the three (3) years preceding the date of this Agreement there has not been any material unauthorized disclosure of or unauthorized access to any trade secrets of the Company or any of the Company’s Subsidiaries to or by any Person in a manner that has resulted or may result in the misappropriation of, or loss of trade secret or other rights in and to such trade secrets.

(f) Except as set forth on Section 4.21(f) of the Company Disclosure Letter, No present or former employee, officer or director of the Company or any Subsidiary, or agent, outside contractor or consultant of the Company or any Subsidiary, holds any right, title or interest, directly or indirectly, in whole or in part, in or to any Intellectual Property owned by or purported to be owned by the Company or any Subsidiary.

(g) With respect to the software used or held for use in the business of the Company and its Subsidiaries, to the knowledge of the Company, no such software contains any undisclosed or hidden device or feature designed to disrupt, disable, or otherwise impair the functioning of any software or any “back door,” “time bomb”, “Trojan horse,” “worm,” “drop dead device,” or other malicious code or routines that permit unauthorized access or the unauthorized disablement or erasure of such or other software or information or data (or any parts thereof) of the Company or its Subsidiaries or customers of the Company and its Subsidiaries.

Section 4.22. Privacy and Cybersecurity.

(a) The Company and its Subsidiaries maintain and are in compliance with, and during the three (3) years preceding the date of this Agreement have maintained and been in compliance with, (i) all applicable Laws relating to the privacy and/or security of personal information (collectively, “Privacy Laws”), (ii) the Company’s and its Subsidiaries’ posted or publicly facing privacy policies, and (iii) the Company’s and its Subsidiaries’ contractual obligations concerning cybersecurity, data security and the security of the Company’s and each of its Subsidiaries’ information technology systems, in each case of (i)-(iii) above, other than any non-compliance that, individually or in the aggregate, has not been and would not reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole. There are no Legal Proceedings by any Person (including any Governmental Authority) in connection with which the Company or any of the Company’s Subsidiaries is a named party nor, to the knowledge of the Company, is any such Legal Proceeding threatened in writing against the Company or its Subsidiaries alleging a violation of any Privacy Laws or any third Person’s privacy or personal information rights.

(b) During the three (3) years preceding the date of this Agreement (i) there have been no breaches of the security of the information technology systems of the Company and its Subsidiaries, which required notification to any Person (including Governmental Authority) and (ii) there have been no disruptions in any information technology systems that materially adversely affected the Company’s and its Subsidiaries’ business or operations, taken as a whole. The Company and its Subsidiaries take commercially reasonable and legally compliant measures designed to protect confidential, sensitive or personally identifiable information in their possession or control against unauthorized access, use, modification, disclosure or other misuse, including through administrative, technical and physical safeguards. Neither the Company nor any Subsidiary of the Company has (A) experienced any data security breach in which personally identifiable information or other sensitive or confidential data was unlawfully accessed, and which required notification to any Person (including Governmental Authority), or (B) received any written notice or complaint from any.

Section 4.23. Environmental Matters.

(a) The Company and its Subsidiaries are and for the past three (3) years been in compliance with all Environmental Laws, except where failure to be in compliance would not be, individually or in the aggregate, material to the Company and its Subsidiaries, taken as a whole.

(b) Neither the execution, delivery or performance of this Agreement nor the consummation of the transactions contemplated hereby will require any material consent or approval of, or the giving of any material notice to or filing with, any Governmental Authority pursuant to Environmental Law, nor result in the modification or termination of any material License required under Environmental Law, and neither the Company nor any of its Subsidiaries has received any written, unresolved notice regarding the revocation, suspension or material adverse amendment of any material License required under Environmental Law.

(c) There has been no Release of any Hazardous Materials by the Company or its Subsidiaries or, to the knowledge of the Company, any other Person (i) at, in, on or under any Owned Real Properties or Leased Real Property or in connection with the Company’s and its Subsidiaries’ operations off-site of the Owned Real Properties or the Leased Real Property or (ii) at, in, on or under any formerly owned or Leased Real Property during the time that the Company owned or leased such property or at any other location where Hazardous Materials generated by the Company or any of the Company’s Subsidiaries have been transported to, sent, placed or disposed of, except as would not be, individually or in the aggregate, material to the Company and its Subsidiaries, taken as a whole.

(d) Neither the Company nor its Subsidiaries are subject to any current Governmental Order relating to any non-compliance with or liability under Environmental Laws by the Company or its Subsidiaries or the investigation, sampling, monitoring, treatment, remediation, removal or cleanup of Hazardous Materials, except where such Governmental Order would not be, individually or in the aggregate, material to the Company and its Subsidiaries, taken as a whole.

(e) No Legal Proceeding is pending or, to the knowledge of the Company, threatened with respect to the Company’s and its Subsidiaries’ compliance with or liability under Environmental Laws, and, to the knowledge of the Company, there are no facts or circumstances which could reasonably be expected to form the basis of such a Legal Proceeding, except where such Legal Proceeding would not be, individually or in the aggregate, material to the Company and its Subsidiaries, taken as a whole.

(f) Neither the Company nor any of its Subsidiaries has assumed or retained by contract, operation of law, or otherwise, or indemnified or held harmless any Person for, any liability or obligation under Environmental Law, except where such indemnity would not be, individually or in the aggregate, material to the Company and its Subsidiaries, taken as a whole.

(g) The Company has made available to Acquiror true and complete copies of all material environmental reports, assessments, audits and inspections in the possession or control of the Company or any of its Subsidiaries concerning any non-compliance of the Company or any of the Company’s Subsidiaries with, or liability of the Company or any of the Company’s Subsidiaries under, Environmental Law.

Section 4.24. Absence of Changes. Since December 31, 2020, the Company and its Subsidiaries have conducted the business in the ordinary course of business consistent with past practice and there has not been (a) any Company Material Adverse Effect; (b) any purchase, redemption or other acquisition by the Company of any securities of the Company or its Subsidiaries, including any Company Award; (c) any split, combination or reclassification of any security of the Company; (d) any material change by the Company in its accounting methods, principles or practices, except as required by concurrent changes in GAAP (or any interpretation thereof) or Law; (e) any issuance of securities of the Company or Company Award; or (f) except as disclosed on Section 4.24 of the Company Disclosure Letter, any action taken or agreed upon by any of the Company or its Subsidiaries that would be prohibited by Section 6.1 if such action were taken on or after the date hereof without the consent of Acquiror.

Section 4.25. Anti-Corruption Compliance.

(a) For the past five (5) years, neither the Company nor any of its Subsidiaries, nor, to the knowledge of the Company, any director, officer, employee or agent acting on behalf of the Company or any of the

Company’s Subsidiaries, has offered or given anything of value to: (i) any official or employee of a Governmental Authority, any political party or official thereof, or any candidate for political office or (ii) any other Person, in any such case while knowing that all or a portion of such money or thing of value will be offered, given or promised, directly or indirectly, to any official or employee of a Governmental Authority or candidate for political office, in each case in violation of the Anti-Bribery Laws.

(b) Each of the Company and its Subsidiaries has instituted and maintains policies and procedures reasonably designed to ensure compliance in all material respects with the Anti-Bribery Laws.

(c) To the knowledge of the Company, as of the date hereof, there are no current or pending internal investigations, third-party investigations (including by any Governmental Authority), or internal or external audits that address any material allegations or information concerning possible material violations of the Anti-Bribery Laws related to the Company or any of the Company’s Subsidiaries.

Section 4.26. Sanctions and International Trade Compliance.

(a) The Company and its Subsidiaries (i) are, and have been for the past five (5) years, in compliance in all material respects with all International Trade Laws and Sanctions Laws, and (ii) have obtained all required licenses, consents, notices, waivers, approvals, orders, registrations, declarations, or other authorizations from, and have made any material filings with, any applicable Governmental Authority for the import, export, re-export, deemed export, deemed re-export, or transfer required under the International Trade Laws and Sanctions Laws (the “Export Approvals”). There are no pending or, to the knowledge of the Company, threatened, claims, complaints, charges, investigations, voluntary disclosures or Legal Proceedings against the Company or any of the Company’s Subsidiaries related to any International Trade Laws or Sanctions Laws or any Export Approvals.

(b) Neither the Company nor any of its Subsidiaries nor any of their respective directors or officers, or to the knowledge of the Company, employees or any of the Company’s or its Subsidiaries’ respective agents, representatives or other Persons acting on behalf of the Company or any of the Company’s Subsidiaries, (i) is, or has during the past five (5) years, been a Sanctioned Person or (ii) has transacted business directly or knowingly indirectly with any Sanctioned Person or in any Sanctioned Country in violation of Sanctions Laws.

Section 4.27. Information Supplied. None of the information supplied or to be supplied by the Company or any of the Company’s Subsidiaries specifically in writing for inclusion in the Registration Statement will, at the date on which the Proxy Statement/Registration Statement is first mailed to the Acquiror Shareholders or at the time of the Acquiror Shareholders’ Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. Notwithstanding the foregoing, the Company makes no representation, warranty or covenant with respect to: (a) statements made or incorporated by reference therein based on information supplied by Acquiror, Merger Sub I or Merger Sub II for inclusion or incorporation by reference in the Proxy Statement/Registration Statement of any Acquiror SEC Filings; or (b) any projections or forecasts included in the Proxy Statement/Registration Statement.

Section 4.28. Vendors and Customers. Section 4.28 of the Company Disclosure Letter sets forth, as of the date hereof, (i) the ten (10) largest customers of the Company and its Subsidiaries on a consolidated basis (by volume of revenues received from such customers) for the twelve (12) month period ending on December 31, 2020 (the “Top Customers”), and (ii) the ten (10) largest suppliers of the Company and its Subsidiaries on a consolidated basis (by volume of payments to such suppliers) for the twelve (12) month period ending on December 31, 2020 (the “Top Vendors”). No such Top Customer or Top Vendor has (a) canceled or otherwise terminated, or, to the Company’s knowledge, threatened or indicated in writing, or to the Company’s knowledge otherwise, an intent to cancel or terminate, its relationship with the Company or any of its Subsidiaries, (b) decreased materially or, to the Company’s knowledge, threatened or indicated in writing, or to the Company’s knowledge otherwise, an intent to decrease materially its business with the Company or any of its Subsidiaries, or (c) provided written or, to the Company’s knowledge, other notice of non-renewal or indicated an intent to materially adjust the terms of any applicable Contract, or to the Company’s knowledge, intends to provide notice of non-renewal or intent to materially adjust the terms of any applicable Contract.

Section 4.29. Government Contracts. The Company is not party to: (i) any Contract, including an individual task order, delivery order, purchase order, basic ordering agreement, letter Contract or blanket purchase agreement between the Company or any of its Subsidiaries, on one hand, and any Governmental Authority, on the other hand, or (ii) any subcontract or other Contract by which the Company or one of its Subsidiaries has agreed to provide goods or services through a prime contractor directly to a Governmental Authority that is expressly identified in such subcontract or other Contract as the ultimate consumer of such goods or services. None of the Company or any of its Subsidiaries has provided any offer, bid, quotation or proposal to sell products made or services provided by the Company or any of its Subsidiaries that, if accepted or awarded, would lead to any Contract or subcontract of the type described by the foregoing sentence.

Section 4.30. Product Liability; Product Warranty.

(a) Except as set forth in Section 4.30(a) of the Company Disclosure Letter, for the last three (3) years

(i) neither the Company nor any of its Subsidiaries has received any written claim, or to the Company’s knowledge, been threatened with a claim for liability arising out of any injury to individuals or property as a result of any products produced, manufactured, processed, marketed, distributed, shipped, imported, exported, or sold by or on behalf of the Company or its Subsidiaries. To the Company’s knowledge, no defect or failure in any product imported, produced, manufactured, processed, marketed, distributed, shipped, exported or sold by or on behalf of the Company or its Subsidiaries exists that would reasonably be expected to result in material damages; and

(ii) none of the Company or any of its Subsidiaries has issued any recalls, withdrawals, notifications of potential product nonconformance (such as a product advisory bulletin) or other material corrective actions (in each case, whether voluntarily or involuntarily) of products produced, manufactured, processed, marketed, distributed, shipped, imported, exported, or sold by or on behalf of the Company or its Subsidiaries or been required to file, or has filed, a notification or other report with any Governmental Authority concerning actual or potential hazards with respect to any product produced, manufactured, processed, marketed, distributed, shipped, imported, exported, or sold by or on behalf of the Company and its Subsidiaries.

Section 4.30(a) of the Company Disclosure Letter discloses the approximate aggregate dollar amount of and circumstances associated with any products liability claims and product recalls of the Company and its Subsidiaries for the last three (3) years.

(b) The products produced, processed, marketed, distributed, shipped or sold by or on behalf of the Company and its Subsidiaries have conformed in all material respects with the written terms and conditions applicable thereto and none of the Company or any of its Subsidiaries has any liability for replacement thereof or other damages in connection therewith materially in excess of current accruals reflected in the latest balance sheet. Section 4.30(b) of the Company Disclosure Letter discloses the approximate aggregate dollar amount of and circumstances associated with any product warranty claims for the last three (3) years.

Section 4.31. Transactions with Affiliates. Except for employment relationships and compensation, benefits and travel advances provided in the ordinary course of business or as disclosed on Section 4.31 of the Company Disclosure Letter, neither the Company nor any of its Subsidiaries is a party to any agreement with the Company Stockholder or any of its Affiliates. None of (a) the Company Stockholder, any Affiliate of the Company Stockholder, officer, director, employee or Affiliate of the Company, or (b) to the knowledge of the Company, any individual in any such officer’s, director’s, employee’s, or Affiliate’s immediate family or any entity in which any such Person, Company Stockholder, or other Affiliate of the Company Stockholder owns any material beneficial interest, is a party to or has a direct or indirect material financial interest in any contract, commitment or transaction with the Company or any of its Subsidiaries (except for employment agreements or solely in such Person’s capacity as an equityholder, director or officer of the Company or any of its Subsidiaries, as applicable) or owns or has a material financial interest in, directly or indirectly, in whole or in part, any material asset or property used by the Company or any of its Subsidiaries. No such Person has any cause of action or other claim whatsoever against, or owes any amount to or is owed any amount by, the Company or any of its Subsidiaries, except for claims in the ordinary course of business such as for accrued vacation pay and accrued benefits and similar matters and agreements arising in the ordinary course of business.

Section 4.32. No Additional Representation or Warranties; No Reliance. Except as provided in this Article IV (as modified by the Company Disclosure Letter), and the representations and warranties as may be provided in other agreements entered into in connection with the transactions contemplated by this Agreement, neither the Company nor any of its Subsidiaries or Affiliates, nor any of their respective Representatives has made, or is making, any representation or warranty of any kind or nature whatsoever, oral or written, express or implied, relating to or with respect to this Agreement or the transactions contemplated hereby to Acquiror, Merger Sub I, Merger Sub II or any of their Subsidiaries, Affiliates or Representatives. EXCEPT AS OTHERWISE SPECIFICALLY PROVIDED IN THIS SECTION 4.32 (INCLUDING THE COMPANY DISCLOSURE LETTER), THE COMPANY MAKES NO OTHER REPRESENTATIONS OR WARRANTIES TO ACQUIROR, MERGER SUB I OR MERGER SUB II, ORAL OR WRITTEN, EXPRESS OR IMPLIED, WITH RESPECT TO THE COMPANY OR ITS SUBSIDIARIES OR THEIR RESPECTIVE BUSINESSES, OPERATIONS, PROPERTIES, LIABILITIES, OR OBLIGATIONS, WHETHER ARISING BY STATUTE OR OTHERWISE IN LAW, INCLUDING ANY IMPLIED WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, OR OTHERWISE. The Company acknowledges and agrees that, except for the representations and warranties contained in Article V (as modified by the Acquiror Disclosure Letter), neither Acquiror or its Affiliates nor any other Person has made or is making any representation or warranty, express or implied, as to the accuracy or completeness of any information, data, or statement regarding Acquiror or the transactions contemplated hereunder, including in respect of Acquiror the business, the operations, prospects, or condition (financial or otherwise), or the accuracy or completeness of any document, projection, material, statement, or other information not expressly set forth in Article V (as modified by the Acquiror Disclosure Letter). The Company is not relying on any representations or warranties other than those representations or warranties set forth in Article V (as modified by the Acquiror Disclosure Letter) and the representations and warranties as may be provided in other agreements entered into in connection with the transactions contemplated by this Agreement.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF ACQUIROR, MERGER SUB I AND MERGER SUB II

Except as set forth in (i) in the case of Acquiror, any Acquiror SEC Filings filed or submitted prior to the date hereof (excluding (a) any disclosures in any risk factors section that do not constitute statements of fact, disclosures in any forward-looking statements disclaimer and other disclosures that are generally cautionary, predictive or forward-looking in nature and (b) any exhibits or other documents appended thereto) (it being acknowledged that nothing disclosed in such Acquiror SEC Filings will be deemed to modify or qualify the representations and warranties set forth in Section 5.1, Section 5.2, Section 5.3, Section 5.8, Section 5.11 and Section 5.14), or (ii) in the case of Acquiror, Merger Sub I and Merger Sub II, in the disclosure letter delivered to the Company (the “Acquiror Disclosure Letter”) on the date of this Agreement (each section of which, subject to Section 12.9, qualifies the correspondingly numbered and lettered representations in this Article V), Acquiror, Merger Sub I and Merger Sub II represent and warrant to the Company as follows:

Section 5.1. Acquiror Organization. Each of Acquiror, Merger Sub I and Merger Sub II has been duly incorporated, organized or formed and is validly existing as a corporation or exempted company in good standing (or equivalent status, to the extent that such concept exists) under the Laws of its jurisdiction of incorporation, organization or formation, and has the requisite company power and authority to own, lease or operate all of its properties and assets and to conduct its business as it is now being conducted. The copies of Governing Documents of Acquiror, Merger Sub I and Merger Sub II, in each case, as amended to the date of this Agreement, previously delivered to the Company, are true, correct and complete. Merger Sub I and Merger Sub II have no assets or operations other than those required to effect the transactions contemplated hereby. All of the equity interests of Merger Sub I and Merger Sub II are held directly by Acquiror. Each of Acquiror, Merger Sub I and Merger Sub II is duly licensed or qualified and in good standing as a foreign corporation or company in all jurisdictions in which its ownership of property or the character of its activities is such as to require it to be so licensed or qualified, except where failure to be so licensed or qualified would not be expected to have, individually or in the aggregate, an Acquiror Material Adverse Effect.

Section 5.2. Due Authorization.

(a) Each of Acquiror, Merger Sub I and Merger Sub II has all requisite corporate power and authority to (i) execute and deliver this Agreement and the documents contemplated hereby, and (ii) consummate the transactions contemplated hereby and thereby and perform all obligations to be performed by it hereunder and thereunder. This Agreement has been, and at or prior to the Closing, the other documents contemplated hereby will be, duly and validly executed and delivered by each of Acquiror, Merger Sub I and Merger Sub II, and this Agreement constitutes, and at or prior to the Closing, the other documents contemplated hereby will constitute, a legal, valid and binding obligation of each of Acquiror, Merger Sub I and Merger Sub II, enforceable against Acquiror, Merger Sub I and Merger Sub II in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar Laws affecting creditors’ rights generally and subject, as to enforceability, to general principles of equity.

(b) The execution and delivery of this Agreement and the documents contemplated hereby and the consummation of the transactions contemplated hereby and thereby have been (i) duly and validly authorized and approved by the Board of Directors of Acquiror and Merger Sub I, by Acquiror as the sole shareholder of Merger Sub I, and by Acquiror as the sole member of Merger Sub II, (ii) determined by the Board of Directors of Acquiror as advisable to Acquiror and the Acquiror Shareholders and recommended for approval by the Acquiror Shareholders and (iii) determined by the Board of Directors of Merger Sub I as advisable to Merger Sub I and the sole shareholder of Merger Sub I and recommended for approval by the sole shareholder of Merger Sub I. No other action or proceeding on the part of Acquiror, Merger Sub I and Merger Sub II is necessary to authorize this Agreement and the documents contemplated hereby other than the Acquiror Shareholder Approvals.

Section 5.3. No Conflict. Subject to the Acquiror Shareholder Approvals, the execution and delivery of this Agreement by Acquiror, Merger Sub I or Merger Sub II and the other documents contemplated hereby by

Acquiror, Merger Sub I and Merger Sub II and the consummation of the transactions contemplated hereby and thereby do not and will not (a) violate or conflict with any provision of, or result in the breach of or default under the Governing Documents of Acquiror, Merger Sub I or Merger Sub II, (b) violate or conflict with any provision of, or result in the breach of, or default under any applicable Law or Governmental Order applicable to Acquiror, Merger Sub I or Merger Sub II, (c) violate or conflict with any provision of, or result in the breach of, result in the loss of any right or benefit, or cause acceleration, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation or acceleration) under any Contract to which Acquiror, Merger Sub I or Merger Sub II is a party or by which Acquiror, Merger Sub I or Merger Sub II may be bound, or terminate or result in the termination of any such Contract or (d) result in the creation of any Lien upon any of the properties or assets of Acquiror, Merger Sub I or Merger Sub II, except, in the case of clauses (b) through (d), to the extent that the occurrence of the foregoing would not have, or would not reasonably be expected to have, individually or in the aggregate, an Acquiror Material Adverse Effect.

Section 5.4. Litigation and Proceedings. There are no pending or, to the knowledge of Acquiror, threatened Legal Proceedings against Acquiror, Merger Sub I or Merger Sub II, their respective properties or assets, or, to the knowledge of Acquiror, any of their respective directors, managers, officers or employees (in their capacity as such). There are no investigations or other inquiries pending or, to the knowledge of Acquiror, threatened by any Governmental Authority, against Acquiror, Merger Sub I or Merger Sub II, their respective properties or assets, or, to the knowledge of Acquiror, any of their respective directors, managers, officers or employees (in their capacity as such). There is no outstanding Governmental Order imposed upon Acquiror, Merger Sub I or Merger Sub II, nor are any assets of Acquiror’s, Merger Sub I’s or Merger Sub II’s respective businesses bound or subject to any Governmental Order the violation of which would, individually or in the aggregate, reasonably be expected to be material to Acquiror. As of the date hereof, each of Acquiror, Merger Sub I and Merger Sub II is in compliance with all applicable Laws in all material respects. Since Acquiror’s formation, Acquiror, Merger Sub I and Merger Sub II have not received any written notice of or been charged with the violation of any Laws, except where such violation has not been, individually or in the aggregate, material to Acquiror.

Section 5.5. SEC Filings. Acquiror has timely filed or furnished all statements, prospectuses, registration statements, forms, reports and documents required to be filed by it with the SEC since the date of this Agreement, pursuant to the Exchange Act or the Securities Act (collectively, as they have been amended since the time of their filing through the date hereof, the “Acquiror SEC Filings”). Each of the Acquiror SEC Filings, as of the respective date of its filing, and as of the date of any amendment, complied in all material respects with the applicable requirements of the Securities Act, the Exchange Act, the Sarbanes-Oxley Act and any rules and regulations promulgated thereunder applicable to the Acquiror SEC Filings. As of the respective date of its filing (or if amended or superseded by a filing prior to the date of this Agreement or the Closing Date, then on the date of such filing), the Acquiror SEC Filings did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances under which they were made, not misleading. As of the date hereof, there are no outstanding or unresolved comments in comment letters received from the SEC with respect to the Acquiror SEC Filings. To the knowledge of Acquiror none of the Acquiror SEC Filings filed on or prior to the date hereof is subject to ongoing SEC review or investigation as of the date hereof.

Section 5.6. Financial Statements; Internal Controls; Listing.

(a) Except as not required in reliance on exemptions from various reporting requirements by virtue of Acquiror’s status as an “emerging growth company” within the meaning of the Securities Act, as modified by the Jumpstart Our Business Startups Act of 2012 (“JOBS Act”), Acquiror has established and maintains disclosure controls and procedures (as defined in Rule 13a-15 under the Exchange Act). Such disclosure controls and procedures are designed to ensure that material information relating to Acquiror, including its consolidated Subsidiaries, if any, is made known to Acquiror’s principal executive officer and its principal financial officer by others within those entities, particularly during the periods in which the periodic reports required under the Exchange Act are being prepared. Such disclosure controls and procedures are effective in timely alerting

Acquiror’s principal executive officer and principal financial officer to material information required to be included in Acquiror’s periodic reports required under the Exchange Act. Acquiror has established and maintained a system of internal controls over financial reporting (as defined in Rule 13a-15 under the Exchange Act) sufficient to provide reasonable assurance regarding the reliability of Acquiror’s financial reporting and the preparation of Acquiror’s financial statements for external purposes in accordance with GAAP.

(b) Each director and executive officer of Acquiror has filed with the SEC on a timely basis all statements required by Section 16(a) of the Exchange Act and the rules and regulations promulgated thereunder. Acquiror has not taken any action prohibited by Section 402 of the Sarbanes-Oxley Act.

(c) Acquiror has complied in all material respects with the applicable listing and corporate governance rules and regulations of the New York Stock Exchange (the “NYSE”). The Acquiror Class A Common Stock is registered pursuant to Section 12(b) of the Exchange Act and is listed for trading on the NYSE. There is no Legal Proceeding pending or, to the knowledge of Acquiror, threatened against Acquiror by the NYSE or the SEC with respect to any intention by such entity to deregister the Acquiror Class A Common Stock or prohibit or terminate the listing of Acquiror Class A Common Stock on the NYSE.

(d) Each of the financial statements (including, in each case, any notes thereto) contained in the Acquiror SEC Filings was prepared in accordance with GAAP applied on a consistent basis throughout the periods indicated (except as may be indicated in the notes thereto or, in the case of unaudited statements, as permitted by Form 10-Q of the SEC) and each fairly presents, in all material respects, the financial position, results of operations and cash flows of Acquiror as at the respective dates thereof and for the respective periods indicated therein. The books and records of Acquiror have been, and are being, maintained in all material respects in accordance with GAAP and any other applicable legal and accounting requirements.

(e) There are no outstanding loans or other extensions of credit made by Acquiror to any executive officer (as defined in Rule 3b-7 under the Exchange Act) or director of Acquiror. Acquiror has not taken any action prohibited by Section 402 of the Sarbanes-Oxley Act.

(f) Neither Acquiror (including any employee thereof) nor Acquiror’s independent auditors has identified or been made aware of (i) any significant deficiency or material weakness in the system of internal accounting controls utilized by Acquiror, (ii) any fraud, whether or not material, that involves Acquiror’s management or other employees who have a role in the preparation of financial statements or the internal accounting controls utilized by Acquiror or (iii) any claim or allegation regarding any of the foregoing.

Section 5.7. Governmental Authorities; Consents. Assuming the truth and completeness of the representations and warranties of the Company contained in this Agreement, no Governmental Authorization or consent, waiver, approval or authorization of, or designation, declaration or filing with, or notification to, any other Person is required on the part of Acquiror, Merger Sub I or Merger Sub II with respect to Acquiror’s, Merger Sub I’s or Merger Sub II’s execution or delivery of this Agreement or the consummation of the transactions contemplated hereby, except for (i) applicable requirements of the HSR Act, (ii) the Domestication in compliance with the applicable requirements under the CICL, (iii) the Domestication and the filing of the Company Merger I Certificate of Merger and Company Merger II Certificate of Merger with the DE SOS, (iv) the filing with the SEC of such reports under the Exchange Act, and such other compliance with the Exchange Act and the rules and regulations thereunder as may be required in connection with this Agreement and the transactions contemplated hereby, (v) the filing with NYSE and such other compliance with NYSE rules and regulations thereunder as may be required in connection with this Agreement and the transactions contemplated hereby, and (vi) as otherwise disclosed in Section 5.7 of the Acquiror Disclosure Letter.

Section 5.8. Trust Account. As of the date of this Agreement, Acquiror has at least $250,000,000 in the Trust Account (including, if applicable, an aggregate of approximately $8,750,000 of deferred underwriting commissions and other fees being held in the Trust Account), such monies invested in United States government securities or money market funds meeting certain conditions under Rule 2a-7 promulgated under the Investment Company Act pursuant to the Investment Management Trust Agreement, dated as of October 6, 2020, between Acquiror and Continental Stock Transfer & Trust Company, as trustee (the “Trustee”) (the “Trust Agreement”). There are no separate Contracts, side letters or other arrangements or understandings (whether written or unwritten, express or implied) that would cause the description of the Trust Agreement in the Acquiror SEC Filings to be inaccurate or that would entitle any Person (other than shareholders of Acquiror holding Acquiror Common Stock sold in Acquiror’s initial public offering who shall have elected to redeem their shares of Acquiror Common Stock pursuant to Acquiror’s Governing Documents and the underwriters of Acquiror’s initial public offering with respect to deferred underwriting commissions) to any portion of the proceeds in the Trust Account. Prior to the Closing, none of the funds held in the Trust Account may be released other than to pay Taxes and payments with respect to all Acquiror Share Redemptions. There are no claims or proceedings pending or, to the knowledge of Acquiror, threatened with respect to the Trust Account. Acquiror has performed all material obligations required to be performed by it to date under, and is not in default, or breach or delinquent in performance or any other respect (claimed or actual) in connection with, the Trust Agreement, and no event has occurred which, with due notice or lapse of time or both, would constitute such a default or breach thereunder.

Section 5.9. Investment Company Act; JOBS Act. Acquiror is not an “investment company” or a Person directly or indirectly “controlled” by or acting on behalf of an “investment company”, in each case within the meaning of the Investment Company Act. Acquiror constitutes an “emerging growth company” within the meaning of the JOBS Act.

Section 5.10. No Undisclosed Liabilities. Except for any fees and expenses payable by Acquiror, Merger Sub I or Merger Sub II as a result of or in connection with the consummation of the transactions contemplated hereby, there is no liability, debt or obligation of or claim or judgment against Acquiror, Merger Sub I or Merger Sub II (whether direct or indirect, absolute or contingent, accrued or unaccrued, known or unknown, liquidated or unliquidated, or due or to become due), except for liabilities and obligations (i) reflected or reserved for on the financial statements or disclosed in the notes thereto included in Acquiror SEC Filings, (ii) that have arisen since the date of the most recent balance sheet included in the Acquiror SEC Filings in the ordinary course of business of Acquiror, Merger Sub I or Merger Sub II, or (iii) which would not be, or would not reasonably be expected to be, material to Acquiror.

Section 5.11. Capitalization of Acquiror.

(a) As of the date of this Agreement, the authorized share capital of Acquiror is (i) 500,000,000 shares of Acquiror Class A Common Stock, 25,000,000 of which are issued and outstanding as of the date of this Agreement, (ii) 50,000,000 shares of Acquiror Class B Common Stock, of which 6,250,000 shares are issued and outstanding as of the date of this Agreement, and (iii) 5,000,000 preferred shares of par value $0.0001 each, of which no shares are issued and outstanding as of the date of this Agreement ((i), (ii) and (iii), together with the Acquiror Warrants and Acquiror Units, collectively, the “Acquiror Securities”). The foregoing represents all of the issued and outstanding Acquiror Securities as of the date of this Agreement. All issued and outstanding Acquiror Securities (i) have been duly authorized and validly issued and are fully paid and non-assessable; (ii) have been offered, sold and issued in compliance with applicable Law, including federal and state securities Laws, and all requirements set forth in (1) Acquiror’s Governing Documents, and (2) any other applicable Contracts governing the issuance of such securities; and (iii) are not subject to, nor have they been issued in violation of, any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any provision of any applicable Law, Acquiror’s Governing Documents or any Contract to which Acquiror is a party or otherwise bound.

(b) Subject to the terms of conditions of the Warrant Agreement, the Acquiror Warrants will be exercisable after giving effect to the Mergers for one share of Acquiror Common Stock at an exercise price of eleven Dollars fifty cents ($11.50) per share. As of the date of this Agreement, 8,333,333 Acquiror Common Warrants and 4,666,667 Acquiror Private Placement Warrants are issued and outstanding. The Acquiror

Warrants are not exercisable until the later of (x) October 9, 2021 or (y) thirty (30) days after the Closing. All outstanding Acquiror Warrants (i) have been duly authorized and validly issued and constitute valid and binding obligations of Acquiror, enforceable against Acquiror in accordance with their terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar Laws affecting creditors’ rights generally and subject, as to enforceability, to general principles of equity; (ii) have been offered, sold and issued in compliance with applicable Law, including federal and state securities Laws, and all requirements set forth in (A) Acquiror’s Governing Documents and (B) any other applicable Contracts governing the issuance of such securities; and (iii) are not subject to, nor have they been issued in violation of, any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any provision of any applicable Law, Acquiror’s Governing Documents or any Contract to which Acquiror is a party or otherwise bound. Except for the Subscription Agreements, the Working Capital Loans, the Forward Purchase Agreement, the A&R FPA, Acquiror’s Governing Documents and this Agreement, there are no outstanding Contracts of Acquiror to repurchase, redeem or otherwise acquire any Acquiror Securities.

(c) Except as set forth in this Section 5.11 or as contemplated by this Agreement or the other documents contemplated hereby, and other than in connection with the PIPE Investment (or any Alternative PIPE Investment), the Working Capital Loans, the Forward Purchase Agreement and the A&R FPA, Acquiror has not granted any outstanding options, stock appreciation rights, warrants, rights or other securities convertible into or exchangeable or exercisable for Acquiror Securities, or any other commitments or agreements providing for the issuance of additional shares, the sale of treasury shares, for the repurchase or redemption of any Acquiror Securities or the value of which is determined by reference to the Acquiror Securities, and there are no Contracts of any kind which may obligate Acquiror to issue, purchase, redeem or otherwise acquire any of its Acquiror Securities.

(d) The Securities Merger Consideration when issued in accordance with the terms hereof, shall be duly authorized and validly issued, fully paid and non-assessable and issued in compliance with all applicable state and federal securities Laws and not subject to, and not issued in violation of, any Lien, purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any provision of applicable Law, Acquiror’s Governing Documents, or any Contract to which Acquiror is a party or otherwise bound.

(e) Acquiror has no Subsidiaries apart from Merger Sub I and Merger Sub II, and does not own, directly or indirectly, any equity interests or other interests or investments (whether equity or debt) in any Person, whether incorporated or unincorporated. Acquiror is not party to any Contract that obligates Acquiror to invest money in, loan money to or make any capital contribution to any other Person.

Section 5.12. Brokers’ Fees. Except fees described in Section 5.12 of the Acquiror Disclosure Letter, no broker, finder, investment banker or other Person is entitled to any brokerage fee, finders’ fee or other commission in connection with the transactions contemplated hereby based upon arrangements made by Acquiror or any of its Affiliates.

Section 5.13. Indebtedness. Except for such Indebtedness described on Section 5.13 of the Acquiror Disclosure Letter, as of the date hereof, none of Acquiror, Merger Sub I or Merger Sub II has any Indebtedness.

Section 5.14. Taxes.

(a) All income and other material Tax Returns required to be filed by or with respect to Acquiror or its Subsidiaries have been timely filed (taking into account any applicable extensions), all such Tax Returns (taking into account all amendments thereto) are true, complete and accurate in all material respects and all material Taxes due and payable by Acquiror or its Subsidiaries (whether or not shown on any Tax Return) have been paid, other than Taxes being contested in good faith and for which adequate reserves have been established in accordance with GAAP.

(b) There are no Liens for any material Taxes (other than Taxes described in clause (ii) of the definition of Permitted Liens) upon the property or assets of Acquiror or its Subsidiaries.

(c) No claim, assessment, deficiency or proposed adjustment for any material amount of Tax has been asserted or assessed by any Governmental Authority against Acquiror or its Subsidiaries that remains unpaid except for claims, assessments, deficiencies or proposed adjustments being contested in good faith and for which adequate reserves have been established in accordance with GAAP.

(d) There are no ongoing or pending Legal Proceedings with respect to any Taxes of Acquiror or its Subsidiaries and there are no waivers, extensions or requests for any waivers or extensions of any statute of limitations currently in effect with respect to any Taxes of Acquiror or its Subsidiaries.

(e) Neither Acquiror nor any of its Subsidiaries (i) is liable for Taxes of any other Person (other than the Company and its Subsidiaries) under Treasury Regulation Section 1.1502-6 or any similar provision of state, local or foreign Tax Law or as a transferee or successor or by Contract (other than customary commercial Contracts not primarily related to Taxes) or (ii) has ever been a member of an affiliated, consolidated, combined or unitary group filing for U.S. federal, state or local income Tax purposes, other than a group the common parent of which was or is the Company or any of its Subsidiaries.

(f) Acquiror has not been, is not, and immediately prior to the Effective Time will not be, treated as an “investment company” within the meaning of Section 368(a)(2)(F) of the Code.

(g) Acquiror and its Subsidiaries have not taken any action, nor, to the knowledge of Acquiror are there, any facts or circumstances, that would reasonably be expected to prevent the Mergers from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code and the Treasury Regulations.

Section 5.15. Business Activities.

(a) Since their respective incorporations, neither Acquiror nor any of its Subsidiaries has conducted any business activities other than activities: (i) in connection with its organization; or (ii) directed toward the accomplishment of a business combination in accordance with its Governing Documents. Except as set forth in the Governing Documents of Acquiror, there is no Contract or Governmental Order binding upon Acquiror or any of its Subsidiaries or to which any of them is a party which has or could reasonably be expected to have the effect of prohibiting or materially impairing any material business practice of it or the conduct of business by Acquiror as currently conducted or as contemplated to be conducted as of the Closing.

(b) Except for this Agreement, the Ancillary Agreements and the other documents and transactions contemplated hereby and thereby (including with respect to expenses and fees incurred in connection therewith) or as described in the Acquiror SEC Filings, neither Acquiror nor any of its Subsidiaries is party to any Contract with any other Person that would require payments by Acquiror or any of its Subsidiaries after the date hereof in excess of $1,000,000 in the aggregate with respect to any individual Contract, other than Working Capital Loans. As of the date hereof, there are no amounts outstanding under any Working Capital Loans.

Section 5.16. Stock Market Quotation. The Acquiror Class A Common Stock is registered pursuant to Section 12(b) of the Exchange Act and is listed for trading on the NYSE under the symbol “EMPW”. As of the date hereof, the Acquiror Units are registered pursuant to Section 12(b) of the Exchange Act and are listed for trading on the NYSE under the symbol “EMPW.U”. As of the date hereof, the Acquiror Common Warrants are registered pursuant to Section 12(b) of the Exchange Act and are listed for trading on the NYSE under the symbol “EMPW.WS”. Acquiror is in compliance with the rules of the NYSE and there is no Legal Proceeding or proceeding pending or, to the knowledge of Acquiror, threatened against Acquiror by the NYSE or the SEC with respect to any intention by such entity to deregister the Acquiror Class A Common Stock or Acquiror Warrants or terminate the listing of Acquiror Class A Common Stock or Acquiror Warrants on the NYSE. None of

Acquiror or any of its Subsidiaries has taken any action in an attempt to terminate the registration of the Acquiror Class A Common Stock or Acquiror Warrants under the Exchange Act except as contemplated by this Agreement.

Section 5.17. PIPE Investment. Acquiror has made available to the Company true, correct and complete copies of the executed Subscription Agreements, dated as of the date hereof, pursuant to which, and on the terms and subject to the conditions therein, the PIPE Investors have agreed to provide the PIPE Investment to Acquiror in connection with the transactions contemplated by this Agreement. As of the date hereof, each Subscription Agreement is in full force and effect and is a legal, valid and binding obligation of Acquiror, enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar Laws affecting creditors’ rights generally and subject, as to enforceability, to general principles of equity. The shares to be issued in connection with the PIPE Investment will be, when issued, duly authorized and, when issued and delivered to the PIPE Investors against full payment therefor in accordance with the terms of each Subscription Agreement, such shares will be validly issued, fully paid and non-assessable. There are no other Contracts between Acquiror and any PIPE Investor relating to any such Subscription Agreement and, as of the date hereof, Acquiror does not have actual knowledge of any facts or circumstances that would reasonably be expected to result in any of the conditions set forth in any such Subscription Agreement not being satisfied, or $240,000,000 (such amount, the “Minimum PIPE Investment Amount”) not being available to Acquiror, on the Closing Date. No event has occurred that, with or without notice, lapse of time or both, would constitute a default or breach on the part of Acquiror under any material term or condition of any such Subscription Agreement and, as of the date hereof, Acquiror does not have reason to believe that it will be unable to satisfy in all material respects on a timely basis any term or condition of closing to be satisfied by it contained in any such Subscription Agreement. No fees, cash consideration or other discounts are payable or have been agreed to be paid by Acquiror (including, from and after the Closing, the Company and its Subsidiaries) to any PIPE Investor in respect of its PIPE Investment, except as set forth in the Subscription Agreements.

Section 5.18. Compensation and Benefit Matters. As of the date of this Agreement, each of Acquiror, Merger Sub I and Merger Sub II does not sponsor, maintain or contribute to (or has any liability, contingent or otherwise with respect to) or has made any plan or commitment to establish or adopt (a) any “employee benefit plan,” as defined in Section 3(3) of ERISA, whether or not subject to ERISA, or (b) any other bonus, profit-sharing, compensation, pension, severance, savings, deferred compensation, fringe benefit, insurance, welfare, post-retirement health or welfare benefit, health, life, stock option, restricted stock unit, stock purchase, restricted stock, tuition refund, service award, company car, scholarship, relocation, disability, accident, sick pay, sick leave, accrued leave, vacation, holiday, termination, individual employment, individual consulting, executive compensation, incentive, commission, retention, change-in-control plan, policy, program, arrangement or agreement (whether written or oral) providing compensation or other benefits to any current or former director, officer, employee, individual independent contractor or other individual service provider of each of Acquiror, Merger Sub I and Merger Sub II or its dependents, spouses, or beneficiaries, in each case, prior to the Effective Time. Neither the execution and delivery of this Agreement by each of Acquiror, Merger Sub I and Merger Sub II nor the consummation of the transactions contemplated by this Agreement (either alone or in connection with any other event, contingent or otherwise) will (i) result in any payment or benefit (including notice, severance, golden parachute, bonus, commission, or otherwise), becoming due to any employee or individual independent contractor of each of Acquiror, Merger Sub I and Merger Sub II, (ii) result in any forgiveness of indebtedness to any employee or individual independent contractor of each of Acquiror, Merger Sub I and Merger Sub II, (iii) increase any benefits otherwise payable by the each of Acquiror, Merger Sub I and Merger Sub II, (iv) result in the acceleration of the time of payment or vesting of any such benefits except as required under Section 411(d)(3) of the Code, or (v) result in or satisfy a condition to the payment or vesting of any compensation or benefit (or any acceleration of the foregoing) that would, in combination with any other such payment, benefit, or acceleration, result in an “excess parachute payment” within the meaning of Section 280G(b) of the Code. There is no Contract or plan by which each of Acquiror, Merger Sub I and Merger Sub II is bound to compensate any Person for excise Taxes pursuant to Section 4999 of the Code.

Section 5.19. Affiliate Agreements. Except as described in the Acquiror SEC Filings, there are no material transactions, Contracts, agreements, arrangements or undertakings between Acquiror and any of its Subsidiaries, on the one hand, and any director, officer, employee, stockholder, warrant holder or Affiliate of Acquiror and its Subsidiaries, on the other hand.

Section 5.20. No Additional Representation or Warranties. Except as provided in this Article V (as modified by the Acquiror Disclosure Letter), and the representations and warranties as may be provided in the other agreements entered into in connection with the transactions contemplated by this Agreement, none of Acquiror, Merger Sub I and Merger Sub II nor any of their respective Representatives has made, or is making, any representation or warranty of any kind or nature whatsoever, oral or written, express or implied, relating to or with respect to this Agreement or the transactions contemplated hereby to the Company or any of its Subsidiaries or Affiliates. EXCEPT AS OTHERWISE SPECIFICALLY PROVIDED IN THIS Section 5.20 (INCLUDING THE ACQUIROR DISCLOSURE LETTER), EACH OF ACQUIROR, MERGER SUB I AND MERGER SUB II MAKES NO OTHER REPRESENTATIONS OR WARRANTIES TO THE COMPANY OR ANY OF ITS SUBSIDIARIES, ORAL OR WRITTEN, EXPRESS OR IMPLIED, WITH RESPECT TO EACH OF ACQUIROR, MERGER SUB I AND MERGER SUB II OR ITS RESPECTIVE BUSINESSES, OPERATIONS, PROPERTIES, LIABILITIES, OR OBLIGATIONS, WHETHER ARISING BY STATUTE OR OTHERWISE IN LAW, INCLUDING ANY IMPLIED WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, OR OTHERWISE. Each of Acquiror, Merger Sub I and Merger Sub II acknowledges and agrees that, except for the representations and warranties contained in Article IV (as modified by the Company Disclosure Letter), neither Company or its Affiliates nor any other Person has made or is making any representation or warranty, express or implied, as to the accuracy or completeness of any information, data, or statement regarding Company and its Subsidiaries or the transactions contemplated hereunder, including in respect of the Company and the business, the operations, prospects, or condition (financial or otherwise), or the accuracy or completeness of any document, projection, material, statement, or other information not expressly set forth in Article IV (as modified by the Company Disclosure Letter). Each of the Acquiror, Merger Sub I and Merger Sub II is not relying on any representations or warranties other than those representations or warranties set forth in Article IV (as modified by the Company Disclosure Letter) and the representations and warranties as may be provided in other agreements entered into in connection with the transactions contemplated by this Agreement.

ARTICLE VI

COVENANTS OF THE COMPANY

Section 6.1. Conduct of Business. From the date of this Agreement through the earlier of the Closing or valid termination of this Agreement pursuant to Article X (the “Interim Period”), the Company shall, and shall cause its Subsidiaries to, except as otherwise explicitly required by this Agreement or the Ancillary Agreements, as required by applicable Law or as consented to by Acquiror in writing (which consent shall not be unreasonably conditioned, withheld, delayed or denied) use reasonable best efforts to, operate the business of the Company in the ordinary course consistent with past practice. Without limiting the generality of the foregoing, except as set forth on Section 6.1 of the Company Disclosure Letter or as consented to by Acquiror in writing (which consent shall not be unreasonably conditioned, withheld, delayed or denied) the Company shall not, and the Company shall cause its Subsidiaries not to, except as otherwise contemplated by this Agreement or the Ancillary Agreements or required by Law (including for this purpose any COVID-19 Measures):

(a) change or amend the Governing Documents of the Company or any of the Company’s Subsidiaries or form or cause to be formed any new Subsidiary of the Company;

(b) (i) issue, sell, pledge, dispose of, grant, transfer or encumber any shares of capital stock of, or other securities in, the Company or any of its Subsidiaries (including Company Awards) or (ii) make or declare any cash or non-cash dividend or distribution to the Company Shares, or make any other distributions in respect of any of the Company Shares or equity interests of the Company;

(c) split, combine, reclassify, recapitalize or otherwise amend any terms of any securities or series of the Company’s or any of its Subsidiaries’ capital stock or equity interests, except for any such transaction by a wholly owned Subsidiary of the Company that remains a wholly owned Subsidiary of the Company after consummation of such transaction;

(d) purchase, repurchase, redeem or otherwise acquire any issued and outstanding share capital, outstanding shares of capital stock, membership interests or other equity interests of the Company or its Subsidiaries, except for (i) the acquisition by the Company or any of its Subsidiaries of any shares of capital stock, membership interests or other equity interests (other than Company Awards) of the Company or its Subsidiaries in connection with the forfeiture or cancellation of such interests and (ii) transactions between the Company and any wholly owned Subsidiary of the Company or between wholly owned Subsidiaries of the Company;

(e) enter into, modify or otherwise amend, waive any material right or obligation, or terminate (other than expiration in accordance with its terms) any Contract of a type required to be listed on Section 4.12(a) of the Company Disclosure Letter had such Contract been entered into prior to the date of this Agreement, other than in the ordinary course of business consistent with past practices or as required by Law;

(f) enter into, modify or otherwise amend, waive any material right or obligation, or terminate any Contract with an Affiliate of the Company (other than Agreements between or among the Company and its Subsidiaries);

(g) sell, assign, transfer, convey, lease or otherwise dispose of any material tangible assets or properties of the Company or its Subsidiaries, except for (i) transactions among the Company and its wholly owned Subsidiaries or among its wholly owned Subsidiaries and (ii) transactions in the ordinary course of business consistent with past practice;

(h) except as otherwise required by Law, existing Company Benefit Plans, this Agreement or the Contracts listed on Section 4.12 of the Company Disclosure Letter , (i) grant any equity-based compensation, severance, retention, change in control or termination or similar pay, (ii) make any change in the key management structure of the Company or any of the Company’s Subsidiaries, including the hiring of additional officers or the termination of existing officers, in each case, with base annual compensation in excess of $300,000, other than terminations for cause or due to death or disability, (iii) terminate, adopt, enter into or materially amend any Company Benefit Plan (other than to conduct its annual renewal and reenrollment of its health and welfare plans in the ordinary course of business), (iv) increase the cash compensation or bonus opportunity of any employee, officer, director or other individual service provider, except in the ordinary course of business consistent with past practice, (v) establish any trust or take any other action to secure the payment of any compensation payable by the Company or any of the Company’s Subsidiaries, or (vi) take any action to amend or waive any performance or vesting criteria or to accelerate the time of payment or vesting of any compensation or benefit payable by the Company or any of the Company’s Subsidiaries, except in the ordinary course of business consistent with past practice;

(i) enter into or extend any collective bargaining agreement or similar labor agreement, other than as required by applicable Law, or recognize or certify any labor union, labor organization, or group of employees of the Company or its Subsidiaries as the bargaining representative for any employees of the Company or its Subsidiaries;

(j) terminate the employment of any officer or other key employee or any group of employees (in each case, other than for cause), or hire any employee with base annual compensation in excess of $300,000;

(k) (x) merge, consolidate or combine with any Person or (y) acquire or agree to acquire by merging or consolidating with, or by purchasing any equity interest in or a portion of the assets of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof, or otherwise acquire or agree to acquire any assets, or enter into any joint ventures, strategic partnerships or alliances;

(l) (i) issue or sell any debt securities or warrants or other rights to acquire any debt securities of the Company or any Subsidiary of the Company or otherwise incur, advance, make capital contributions to, or investments in, or assume any Indebtedness (including any loan pursuant to the provisions of the CARES Act), other than Indebtedness (but excluding convertible debt securities) incurred in connection with Permitted Acquisitions, (ii) guarantee any Indebtedness of another Person except in the ordinary course of business consistent with past practice, (iii) make or commit to make capital expenditures other than in an amount not in excess of $1,000,000, in the aggregate other than in the ordinary course of business and consistent with past practice, or (iv) except in the ordinary course of business consistent with past practice, create any material Liens on any material property or assets of any of the Company or any of its Subsidiaries in connection with any Indebtedness thereof (other than Permitted Liens);

(m) (i) make or change any election in respect of material Taxes, (ii) amend, modify or otherwise change any filed material Tax Return, (iii) adopt or request permission of any taxing authority to change any accounting method in respect of material Taxes, (iv) enter into any closing agreement in respect of material Taxes executed on or prior to the Closing Date or enter into any Tax indemnification, Tax sharing or similar agreement, (v) settle any claim or assessment in respect of material Taxes, (vi) surrender or allow to expire any right to claim a refund of material Taxes, (vii) consent to any extension or waiver of the limitation period applicable to any claim or assessment in respect of material Taxes or in respect to any Tax attribute that would give rise to any claim or assessment of material Taxes, (viii) file or cause to be filed any material Tax Return other than on a basis consistent with past practice or (ix) fail to pay any material amount of Taxes when due;

(n) take any action, or knowingly fail to take any action, where such action or failure to act could reasonably be expected to prevent the Mergers from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code and the Treasury Regulations;

(o) adopt a plan of, or otherwise enter into or effect a, complete or partial liquidation, dissolution, restructuring, recapitalization or other reorganization of the Company or its Subsidiaries (other than the Mergers);

(p) waive, release, settle, compromise or otherwise resolve any inquiry, investigation, claim, litigation or other Legal Proceedings, other than in the ordinary course of business or where such action is solely monetary in nature and any payments related to such settlement are made prior to the Closing;

(q) transfer, dispose of, abandon or permit to lapse any rights to any material Intellectual Property owned by the Company or its Subsidiaries except for in the exercise of reasonable business judgment or the expiration of Company Registered Intellectual Property in accordance with the applicable statutory term (or in the case of domain names, applicable registration period);

(r) terminate without replacement or amend in a manner materially detrimental to the Company and its Subsidiaries, taken as a whole any License or Insurance Policy; or

(s) authorize, agree in writing or otherwise agree, commit or resolve to take any of the actions described in this Section 6.1.

Notwithstanding the foregoing, any reasonable action taken, or reasonably omitted to be taken, by the Company or any of its Subsidiaries in response to the COVID-19 pandemic (including pursuant to any applicable Law, directive, pronouncement or guideline issued by a Governmental Authority related to the COVID-19 pandemic) shall in no event be deemed to constitute a breach of this Section 6.1; provided that prior to taking, or omitting to take, any such action, the Company shall, to the extent reasonably practicable, notify Acquiror of such action (or failure to act) and take into account in good faith any suggestions of Acquiror with respect to such action or failure to act.

Section 6.2. Inspection. Subject to confidentiality obligations that may be applicable to information furnished to the Company or any of the Company’s Subsidiaries by third parties that may be in the Company’s or any of its Subsidiaries’ possession from time to time, and except for any information that is subject to attorney-client privilege (provided that to the extent possible, the parties shall cooperate in good faith to permit disclosure of such information in a manner that preserves such privilege or compliance with such confidentiality obligation), and to the extent permitted by applicable Law, (a) the Company shall, and shall cause its Subsidiaries to, afford to Acquiror and its accountants, counsel and other representatives reasonable access during the Interim Period (including for the purpose of coordinating transition planning for employees), during normal business hours and with reasonable advance notice, in such manner as to not materially interfere with the ordinary course of business of the Company and its Subsidiaries, to all of their respective properties, books, Contracts, commitments, Tax Returns, records and appropriate officers and employees of the Company and its Subsidiaries, and shall furnish such representatives with all financial and operating data and other information concerning the affairs of the Company and its Subsidiaries as such representatives may reasonably request; provided, that such access shall not include any unreasonably invasive or intrusive investigations or other testing, sample or analysis of any properties, facilities or equipment of the Company or its Subsidiaries without the prior written consent of the Company, and (b) the Company shall, and shall cause its Subsidiaries to, provide to Acquiror and, if applicable, its accountants, counsel or other representatives, (x) such information and such other materials and resources relating to any Legal Proceeding initiated, pending or threatened during the Interim Period, or to the compliance and risk management operations and activities of the Company and its Subsidiaries during the Interim Period, in each case, as Acquiror or such representative may reasonably request, (y) prompt written notice of any material status updates in connection with any such Legal Proceedings or otherwise relating to any compliance and risk management matters or decisions of the Company or its Subsidiaries, and (z) copies of any communications sent or received by the Company or its Subsidiaries in connection with such Legal Proceedings, matters and decisions (and, if any such communications occurred orally, the Company shall, and shall cause its Subsidiaries to, memorialize such communications in writing to Acquiror). All information obtained by Acquiror and its Subsidiaries and their respective representatives pursuant to this Section 6.2 shall be subject to the Confidentiality Agreement.

Section 6.3. Preparation and Delivery of Additional Company Financial Statements.

(a) As soon as reasonably practicable, the Company shall deliver to Acquiror the audited consolidated balance sheets and statements of operations, comprehensive loss, retained earnings unitholders’ equity and cash flows of the Company and its Subsidiaries as of and for the year ended December 31, 2020 (the “2020 Financial Statements”), which comply with the applicable accounting requirements and with the rules and regulations of the SEC, the Exchange Act and the Securities Act applicable to a registrant; provided that, upon delivery of such 2020 Financial Statements, the representations and warranties with respect to the Audited Financial Statements set forth in Section 4.8 shall be deemed to apply to the 2020 Financial Statements, mutatis mutandis, with the same force and effect as if made as of the date of this Agreement.

(b) If the Proxy Statement/Registration Statement has not been mailed to Acquiror Shareholders on or prior to May 10, 2021 (the “Q1 Staleness Deadline”), the Company shall deliver to Acquiror the unaudited condensed consolidated balance sheets and statements of operations and retained earnings, comprehensive loss, unitholders’ deficit, and cash flow of the Company and its Subsidiaries as of and for the three-month period ended March 31, 2021 (the “Q1 Financial Statements”), which comply with the applicable accounting requirements and with the rules and regulations of the SEC, the Exchange Act and the Securities Act applicable to a registrant; provided that, upon delivery of such Q1 Financial Statements, the representations and warranties with respect to the Financial Statements set forth in Section 4.8 shall be deemed to apply to the Q1 Financial Statements, mutatis mutandis, with the same force and effect as if made as of the date of this Agreement.

Section 6.4. Affiliate Agreements. All Affiliate Agreements set forth on Section 6.4 of the Company Disclosure Letter shall be terminated or settled at or prior to the Closing without further liability to Acquiror, the Company or any of the Company’s Subsidiaries, in each case, except as otherwise set forth on Section 6.4 of the Company Disclosure Letter.

Section 6.5. Consents. The Company and its Subsidiaries shall use commercially reasonable efforts during the Interim Period to obtain consents of all Persons who are party to the agreements set forth on Section 4.4, and Section 6.5 of the Company Disclosure Letter and obtain all Governmental Authorizations set forth on Section 4.5 of the Company Disclosure Letter. All costs incurred in connection with obtaining such consents shall constitute a Company Transaction Expense. Subject to Laws relating to the exchange of information, Acquiror shall have the right to review in advance, and to the extent practicable will consult with the Company on the information provided in connection with obtaining such consents and as to the form and substance of such consents. Acquiror and its Subsidiaries shall cooperate with and assist the Company in giving such notices and obtaining such consents and estoppel certificates; provided, however, that neither Acquiror nor its Subsidiaries shall have any obligation to give any guarantee or other consideration of any nature in connection with any such notice, consent or estoppel certificate or consent to any change in the terms of any agreement or arrangement.

Section 6.6. Company Stockholder Approval. After the execution of this Agreement and in accordance with the DGCL, the Company shall use its reasonable best efforts to solicit the agreement and written consent of the Company Stockholder in the form attached as Exhibit E hereto (the “Written Consent”) for purposes of obtaining the Company Stockholder Approval. The Company through its board of directors shall recommend the adoption of this Agreement and the approval of the Mergers and the other transactions contemplated hereby by the Company Stockholder and shall not withdraw, amend or modify, or propose to resolve to withdraw, amend or modify such recommendation. The Company shall comply with the DGCL and all other applicable Law with respect to the submission to the Company Stockholder of this Agreement, the Mergers and the transactions contemplated hereby, the distribution to the Company Stockholder of any solicitation materials (or any amendment or supplement thereto) and the solicitation of the Written Consent.

Section 6.7. No Trading. The Company acknowledges and agrees that it is aware, and that the Company’s Representatives are aware, or upon receipt of any material nonpublic information will be advised, of the restrictions imposed by Laws on a Person possessing material nonpublic information about a publicly traded company. The Company hereby agrees that, while it is in possession of such material nonpublic information, it shall not purchase or sell any securities of Acquiror (other than engaging in the transactions described herein), communicate such information to any third party, take any other action with respect to Acquiror in violation of such Laws, or cause or encourage any third party to do any of the foregoing.

Section 6.8. 280G Approval. To the extent that any “disqualified individual” (within the meaning of Section 280G(c) of the Code and the regulations thereunder) has the right to receive any payments or benefits that could be deemed to constitute “parachute payments” (within the meaning of Section 280G(b)(2)(A) of the Code and the regulations thereunder), the Company will: (a) no later than ten (10) days prior to the Closing Date, use commercially reasonable efforts to solicit and obtain from each such “disqualified individual” a waiver of such disqualified individual’s rights to some or all of such payments or benefits (the “Waived 280G Benefits”) so that any remaining payments and/or benefits shall not be deemed to be “excess parachute payments” (within the meaning of Section 280G of the Code and the regulations thereunder); and (b) no later than three (3) days prior to the Closing Date, with respect to each individual who agrees to the waiver described in clause (a) above, submit to a vote of holders of the equity interests of the Company entitled to vote on such matters, in the manner required under Section 280G(b)(5) of the Code and the regulations promulgated thereunder, along with adequate disclosure intended to satisfy such requirements (including Q&A 7 of Section 1.280G-1 of such regulations), the right of any such “disqualified individual” to receive the Waived 280G Benefits. Prior to, and in no event later than four (4) days prior to soliciting such waivers and approval, the Company shall provide drafts of such waivers and approval materials to Acquiror for its reasonable review and comment, and the Company shall consider in good faith any changes reasonably requested by Acquiror. No later than seven (7) days prior to soliciting the waivers, the Company shall provide Acquiror with the calculations and related documentation to determine whether and to what extent the vote described in this Section 6.8 is necessary in order to avoid the imposition of Taxes under Section 4999 of the Code. In connection with the foregoing, Acquiror shall provide the Company with all information reasonably necessary to allow the Company to determine whether any payments made or to be made or benefits granted or to be granted pursuant to any employment agreement or other agreement, arrangement or contract entered into or negotiated by Acquiror or its Affiliates (“Purchaser Payments”), together with all Section 280G Payments, could reasonably be considered to be “parachute payments” within the meaning of Section 280G(b)(2) of the Code at least twenty (20) Business Days prior to the Closing Date (and shall further provide any such updated information as is reasonably necessary prior to the Closing Date). Notwithstanding anything to the contrary in this Section 6.8 or otherwise in this Agreement, to the extent Acquiror has provided inaccurate information, or the Acquiror’s omission of information has resulted in inaccurate information, with respect to any Purchaser Payments, there shall be no breach of the covenant contained herein or the representation set forth in Section 4.13(f) above to the extent caused by such inaccurate or omitted information. Prior to the Closing Date, the Company shall deliver to Acquiror evidence that a vote of the equityholder of the Company was solicited in accordance with the foregoing and whether the requisite number of votes of the stockholders of the Company was obtained with respect to the Waived 280G Benefits or that the vote did not pass and the Waived 280G Benefits will not be paid or retained.

ARTICLE VII

COVENANTS OF ACQUIROR

Section 7.1. Stockholder Litigation. In the event that any litigation related to this Agreement, any Ancillary Agreement or the transactions contemplated hereby or thereby is brought, or, to the knowledge of Acquiror, threatened in writing, against Acquiror or the Board of Directors of Acquiror by any of Acquiror’s shareholders prior to the Closing, Acquiror shall promptly notify the Company in writing of any such litigation and keep the Company reasonably informed with respect to the status thereof. Acquiror shall provide the Company the opportunity to participate in (subject to a customary joint defense agreement), but not control, the defense of any such litigation, shall give due consideration to the Company’s advice with respect to such litigation and shall not settle any such litigation without prior written consent of the Company, such consent not to be unreasonably withheld, conditioned or delayed.

Section 7.2. Trust Account. Upon satisfaction or waiver of the conditions set forth in Article IX (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of those conditions) and provision of notice thereof to the Trustee (which notice Acquiror shall provide to the Trustee in accordance with the terms of the Trust Agreement) in accordance with and pursuant to the Trust Agreement, at the Closing, Acquiror shall: (a) cause the documents, opinions and notices required to be delivered to the Trustee pursuant to the Trust Agreement to be so delivered, including providing the Trustee with that trust termination letter sending a termination substantially in the applicable form attached to the Trust Agreement (the “Trust Termination Letter”), (b) shall use its reasonable best efforts to cause the Trustee to, and the Trustee shall thereupon be obligated to, (i) pay as and when due all amounts payable to Acquiror Shareholders pursuant to the Acquiror Share Redemptions, (ii) pay all amounts due in respect of the Payoff Amount, Company Transaction Expenses and Acquiror Transaction Expenses pursuant to Section 2.4(c), (iii) pay the Cash Merger Consideration and (iv) immediately following the payments described in clauses (i) and (iii) above, pay all remaining amounts then available in the Trust Account to the account(s) designated in writing by Acquiror, and (c) thereafter, cause the Trust Account to terminate, except as otherwise provided therein.

Section 7.3. Listing. From the date hereof through the Domestication, Acquiror shall use its reasonable best efforts to (a) remain listed as a public company on the NYSE, (b) prepare and submit to the NYSE a listing application, if required under NYSE rules, covering the shares of Domesticated Acquiror Common Stock and Domesticated Acquiror Public Warrants, including those Domesticated Acquiror Common Stock issuable in connection with Company Merger I, and (c) obtain approval for the listing of such shares of Domesticated Acquiror Common Stock and Domesticated Acquiror Public Warrants. The Company shall reasonably cooperate with Acquiror with respect to such listing.

Section 7.4. Conduct of Business.

(a) During the Interim Period, Acquiror shall, and shall cause its Subsidiaries to, except as expressly contemplated by this Agreement or the Ancillary Agreements, as required by applicable Law, or as consented to by the Company in writing (which consent shall not be unreasonably conditioned, withheld, delayed or denied), operate its business in the ordinary course and consistent with past practice. Without limiting the generality of the foregoing, except as consented to by the Company in writing (which consent shall not be unreasonably conditioned, withheld, delayed or denied), Acquiror shall not, and Acquiror shall cause its Subsidiaries not to, except as otherwise contemplated by this Agreement or the Ancillary Agreements or as required by applicable Law:

(i) change, modify or amend or seek any approval from the Acquiror Shareholders to change, modify or amend, the Trust Agreement or any other agreement related to the Trust Account or the Governing Documents of Acquiror, Merger Sub I or Merger Sub II, except as contemplated by the Transaction Proposals;

(ii) (x) make or declare any dividend or distribution to the shareholders of Acquiror or make any other distributions in respect of any of Acquiror’s or its Subsidiaries’ share capital or equity interests, (y) split, combine, reclassify or otherwise amend any terms of any shares or series of Acquiror’s or any of its Subsidiaries’ equity interests or (z) purchase, repurchase, redeem or otherwise acquire any issued and outstanding share capital, outstanding shares of capital stock, share capital or membership interests, warrants or other equity interests of Acquiror, Merger Sub I or Merger Sub II, other than a redemption of shares of Acquiror Class A Common Stock made as part of the Acquiror Share Redemptions;

(iii) (A) make or change any material election in respect of material Taxes, (B) amend, modify or otherwise change any filed material Tax Return, (C) adopt or request permission of any taxing authority to change any accounting method in respect of material Taxes, (D) enter into any closing agreement in respect of material Taxes or enter into any Tax indemnification, Tax sharing or similar agreement, (E) settle any claim or assessment in respect of material Taxes, (F) surrender or allow to expire any right to claim a refund of material Taxes, or (G) consent to any extension or waiver of the limitation period applicable to any claim or assessment in respect of material Taxes or in respect to any Tax attribute that would give rise to any claim or assessment of material Taxes;

(iv) take any action, or knowingly fail to take any action, where such action or failure to act could reasonably be expected to prevent the Mergers from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code and the Treasury Regulations;

(v) create, incur or assume any Indebtedness or guarantee any Indebtedness of another Person, issue or sell any debt securities or warrants or other rights to acquire any debt securities of the Company or any of the Company’s Subsidiaries or guaranty any debt securities of another Person, other than any Working Capital Loan;

(vi) (A) issue any Acquiror Securities or securities exercisable for or convertible into Acquiror Securities, other than the issuance of the Securities Merger Consideration, Acquiror Common Stock pursuant to the PIPE Investment, any Alternative PIPE Investment or the A&R FPA, or conversion of any Working Capital Loan, (B) grant any options, warrants or other equity-based awards with respect to Acquiror Securities not outstanding on the date hereof, or (C) amend, modify or waive any of the material terms or rights set forth in any Acquiror Warrant or the Warrant Agreement, including any amendment, modification or reduction of the warrant price set forth therein;

(vii) merge or consolidate itself with any Person, restructure, reorganize or completely or partially liquidate or dissolve, or adopt or enter into a plan of complete or partial liquidation, dissolution, restructuring, recapitalization or other reorganization of Acquiror (other than the Mergers);

(viii) except the Sponsor Agreement, enter into, review or amend any Contract with an Affiliate (including, for the avoidance of doubt, (x) the Sponsor and (y) any Person in which the Sponsor has a direct or indirect legal, contractual or beneficial ownership interest of five percent (5%) or greater);

(ix) discharge, settle, compromise, satisfy or consent to any entry of any judgment with respect to any pending Legal Proceeding or Legal Proceeding threatened in writing;

(x) other than in the ordinary course of business consistent with past practice, make any loans, advances or capital contributions to, or investments in, any other Person (including to any of its officers, directors, agents or consultants), make any change in its existing borrowing or lending arrangements for or on behalf of such Persons, or enter into any “keep well” or similar agreement to maintain the financial condition of any other Person;

(xi) make any change in financial accounting methods, principles or practices, except insofar as may have been required by a change in GAAP or applicable Law; or

(xii) enter into any agreement to do any action prohibited under this Section 7.4.

(b) During the Interim Period, Acquiror shall, and shall cause its Subsidiaries to comply with, and continue performing under, as applicable, Acquiror’s Governing Documents, the Trust Agreement and all other agreements or Contracts to which Acquiror or its Subsidiaries may be a party, other than such agreements or Contracts in violation of this Agreement.

Section 7.5. PIPE Subscriptions.

(a) Unless otherwise approved in writing by the Company (which approval shall not be unreasonably withheld, conditioned or delayed), and except for any of the following actions that would not increase conditionality or impose any new obligation on the Company or Acquiror, reduce the Minimum PIPE Investment

Amount or the subscription amount under any Subscription Agreement or reduce or impair the rights of Acquiror under any Subscription Agreement, Acquiror shall not permit any amendment or modification to be made to, any waiver (in whole or in part) of, or provide consent to modify (including consent to terminate), any provision or remedy under, or any replacements of, any of the Subscription Agreements, in each case, other than any assignment or transfer contemplated therein or expressly permitted thereby (without any further amendment, modification or waiver to such assignment or transfer provision); provided that, in the case of any such assignment or transfer, the initial party to such Subscription Agreement remains bound by its obligations with respect thereto in the event that the transferee or assignee, as applicable, does not comply with its obligations to consummate the purchase of shares of Acquiror Common Stock contemplated thereby. Subject to the immediately preceding sentence and in the event that all conditions in the Subscription Agreements have been satisfied, Acquiror shall use its reasonable best efforts to take, or to cause to be taken, all actions required, or that it otherwise deems to be proper or advisable to consummate the transactions contemplated by the Subscription Agreements on the terms described therein, including using its reasonable best efforts to (i) comply with respective obligations under the Subscription Agreements, (ii) maintain in effect the Subscription Agreements in accordance with the terms and conditions thereof, (iii) satisfy on a timely basis all conditions and covenants applicable to Acquiror set forth in the applicable Subscription Agreements within its control, (iv) consummate the PIPE Investment when required pursuant to this Agreement, and (v) enforce its rights under the Subscription Agreements, in the event that all conditions in the Subscription Agreements (other than conditions that Acquiror or any of its Affiliates control the satisfaction of and other than those conditions that by their nature are to be satisfied at the Closing) have been satisfied, to cause the applicable PIPE Investors to pay to (or as directed by) Acquiror the applicable portion of the PIPE Investment Amount, as applicable, set forth in the Subscription Agreements in accordance with their terms.

(b) Without limiting the generality of Section 7.5(a), Acquiror shall give the Company prompt written notice: (i) of any amendment to any Subscription Agreement (other than as a result of any assignments or transfers contemplated therein or otherwise permitted thereby), (ii) of any breach or default (or any event or circumstance that, with or without notice, lapse of time or both, would give rise to any breach or default) by any party to any Subscription Agreement known to Acquiror and (iii) of the receipt of any written notice or other written communication from any party to any Subscription Agreement with respect to any actual, potential, threatened, or claimed expiration, lapse, withdrawal, breach, default, termination or repudiation by any party to any Subscription Agreement or any provisions of any Subscription Agreement.

(c) If all or any portion of the PIPE Investment becomes unavailable, (i) Acquiror shall promptly use its reasonable best efforts to promptly obtain the PIPE Investment or such portion of the PIPE Investment from alternative sources in an amount, when added to any portion of the PIPE Investment that is available, equal to the PIPE Investment Amount (any alternative source(s) of financing, “Alternative PIPE Investment”) and (ii) in the event that Acquiror is able to obtain any Alternative PIPE Investment, Acquiror shall use its reasonable best efforts to enter into a new subscription agreement (each, an “Alternative Subscription Agreement”) that provides for the subscription and purchase of Acquiror Common Stock containing terms and conditions not less favorable from the standpoint of Acquiror and the Company than those in the Subscription Agreements entered into as of the date hereof (as determined in the reasonable good-faith judgment of Acquiror and the Company). In such event, the term “PIPE Investment” as used in this Agreement shall be deemed to include any Alternative PIPE Investment, the term “Subscription Agreements” as used in this Agreement shall be deemed to include any Alternative Subscription Agreement and the term “PIPE Investor” as used in this Agreement shall be deemed to include any Person that is subscribing for Acquiror Common Stock under any Alternative Subscription Agreement.

Section 7.6. Domestication(a). Subject to receipt of the Acquiror Shareholder Approval, prior to the Effective Time, Acquiror shall cause the Domestication to become effective, including by (a) filing with the DE SOS a Certificate of Domestication with respect to the Domestication, in form and substance reasonably acceptable to Acquiror and the Company, together with the certificate of incorporation of Acquiror in substantially the form attached as Exhibit A hereto, in each case, in accordance with the provisions thereof and applicable Law, (b) adopting the bylaws in substantially the form attached as Exhibit B hereto, (c) causing the directors and officers set forth on Section 7.6(a) of the Acquiror Disclosure Letter to be the directors and officers of Acquiror immediately following the Domestication until their respective successors are duly elected or appointed in accordance with applicable Law and the Governing Documents of Acquiror or their earlier death, resignation or removal, (d) completing and making and procuring all those filings required to be made with the Cayman Registrar in connection with the Domestication, and (e) obtaining a certificate of de-registration from the Cayman Registrar. In accordance with applicable Law, the Domestication shall provide that at the effective time of the Domestication, by virtue of the Domestication, and without any action on the part of any shareholder of Acquiror, (i) each then issued and outstanding share of Acquiror Class A Common Stock shall convert automatically, on a one-for-one basis, into one (1) share of Domesticated Acquiror Common Stock; (ii) each then issued and outstanding share of Acquiror Class B Common Stock shall convert automatically, on a one-for-one basis, into one (1) share of Domesticated Acquiror Common Stock; (iii) each then issued and outstanding Acquiror Public Warrant shall convert automatically into one (1) Domesticated Acquiror Public Warrant, pursuant to the Warrant Agreement; (iv) each then issued and outstanding Acquiror Private Placement Warrant shall convert automatically into one (1) Domesticated Acquiror Private Placement Warrant, pursuant to the Warrant Agreement; and (v) each then issued and outstanding Acquiror Unit shall, to the extent not already split into underlying Domesticated Acquiror Common Stock Domesticated Acquiror Public Warrants by the holder thereof, convert automatically, into one (1) share of Domesticated Acquiror Common Stock and one-third of one Domesticated Acquiror Public Warrant.

Section 7.7. Post-Closing Directors and Officers of Acquiror. Acquiror shall take all such action within its power as may be necessary or appropriate such that immediately following the Effective Time:

(a) the Board of Directors of Acquiror shall consist of seven (7) directors, which shall initially include:

(i) Tom Tomlinson;

(ii) one (1) director nominee, who shall qualify as an “independent” director for the purposes of NYSE, to be mutually agreed by the Company and Acquiror;

(iii) up to two (2) director nominees (the “Sponsor Representatives”), one (1) of whom shall be Matthew Rubel (who shall serve as the initial Chairman of the Board of Directors of Acquiror and who shall be designated as a Class III Director), and one of whom shall be designated by Sponsor pursuant to written notice to be delivered to Acquiror as soon as reasonably practicable following the date of this Agreement (and in any event within thirty days after the date hereof) and who shall be designated as a Class I Director; and

(iv) up to three (3) director nominees to be designated by Sentinel Capital Partners (the “Sentinel Designees”), one (1) of whom shall be Owen M. Basham, one (1) of whom shall be James D. Coady and one (1) of whom shall qualify as an “independent” director for the purposes of NYSE, pursuant to written notice to Acquiror as soon as reasonably practicable following the date of this Agreement (and in any event with thirty days after the date hereof). Of the three (3) Sentinel Designees, one (1) shall be designated as a Class I Director, one (1) shall be designated as a Class II Director and one (1) shall be designated as a Class III Director.

(b) the initial officers of Acquiror shall be as set forth on Section 2.6 of the Company Disclosure Letter, who shall serve in such capacity in accordance with the terms of the governing documents of Acquiror following the Effective Time.

(c) If any Person nominated pursuant to Section 7.7(a) is not duly elected at the Acquiror’s Shareholder Meeting, the Parties shall take all necessary action to fill any such vacancy on the board of directors of Acquiror with an alternative Person designated by the Company or Acquiror pursuant to Section 7.7(a).

ARTICLE VIII

JOINT COVENANTS

Section 8.1. HSR Act; Other Filings.

(a) In connection with the transactions contemplated hereby, each of the Company and Acquiror shall (and, to the extent required, shall cause its Affiliates to) comply promptly but in no event later than ten (10) Business Days after the date hereof with the notification and reporting requirements of the HSR Act. Each of the Company and Acquiror shall substantially comply with any Antitrust Information or Document Requests.

(b) Each of the Company and Acquiror shall (and, to the extent required, shall cause its Affiliates to) request early termination of any waiting period under the HSR Act and exercise its reasonable best efforts to (i) obtain termination or expiration of the waiting period under the HSR Act and (ii) prevent the entry, in any Legal Proceeding brought by an Antitrust Authority or any other Person, of any Governmental Order which would prohibit, make unlawful or delay the consummation of the transactions contemplated hereby.

(c) Acquiror, the Company and their respective affiliates shall cooperate in good faith with Governmental Authorities and undertake promptly any and all action required to complete lawfully the transactions contemplated hereby as soon as practicable (but in any event prior to the Agreement End Date) and any and all action necessary or advisable to avoid, prevent, eliminate or remove the actual or threatened commencement of any proceeding in any forum by or on behalf of any Governmental Authority or the issuance of any Governmental Order that would delay, enjoin, prevent, restrain or otherwise prohibit the consummation of the Merger; provided, however, that none of Acquiror, Sponsor, the Company, nor any of their respective Affiliates shall be required to (i) divest or hold separate, or enter into any licensing or similar arrangement with respect to, any assets or any portion of their respective businesses or to otherwise propose, proffer or agree to any other requirement, obligation, condition or restriction on the conduct of any such business or (ii) terminate, amend or assign existing relationships and contractual rights and obligations thereof. Notwithstanding anything to the contrary, the foregoing shall not restrict Acquiror, the Company, nor any of their respective Affiliates in any way with respect to the pursuit of any transaction for such Affiliates’ investment vehicles other than Acquiror and the Company and their respective Subsidiaries.

(d) With respect to each of the above filings, and any other requests, inquiries, Legal Proceedings or other proceedings by or from Governmental Authorities, each of the Company and Acquiror shall (and, to the extent required, shall cause its controlled Affiliates to) (i) diligently and expeditiously defend and use reasonable best efforts to obtain any necessary clearance, approval, consent, or Governmental Authorization under Laws prescribed or enforceable by any Governmental Authority for the transactions contemplated by this Agreement and to resolve any objections as may be asserted by any Governmental Authority with respect to the transactions contemplated by this Agreement; and (ii) cooperate fully with each other in the defense of such matters. To the extent not prohibited by Law, the Company shall promptly furnish to Acquiror, and Acquiror shall promptly furnish to the Company, copies of any notices or written communications received by such party or any of its Affiliates from any third party or any Governmental Authority with respect to the transactions contemplated hereby, and each party shall permit counsel to the other parties an opportunity to review in advance, and each party shall consider in good faith the views of such counsel in connection with, any proposed written communications by such party and/or its Affiliates to any Governmental Authority concerning the transactions contemplated hereby; provided that none of the parties shall extend any waiting period or comparable period under the HSR Act or enter into any agreement with any Governmental Authority without the written consent of the other parties. To the extent not prohibited by Law, the Company agrees to provide Acquiror and its counsel, and Acquiror agrees to provide the Company and its counsel, the opportunity, on reasonable advance notice, to participate in any substantive meetings or discussions, either in person or by telephone, between such party and/or any of its Affiliates, agents or advisors, on the one hand, and any Governmental Authority, on the other hand, concerning or in connection with the transactions contemplated hereby.

(e) Each of the Company, on the one hand, and Acquiror, on the other, shall be responsible for and pay one-half of the filing fees payable to the Antitrust Authorities in connection with the transactions contemplated hereby.

Section 8.2. Preparation of Proxy Statement/Registration Statement; Shareholders’ Meeting and Approvals.

(a) Registration Statement and Prospectus.

(i) As promptly as practicable after the execution of this Agreement, (x) Acquiror and the Company shall jointly prepare and Acquiror shall file with the SEC, mutually acceptable materials which shall include the proxy statement to be filed with the SEC as part of the Registration Statement and sent to the Acquiror Shareholders relating to the Acquiror Shareholders’ Meeting (such proxy statement, together with any amendments or supplements thereto, the “Proxy Statement”), and (y) Acquiror shall prepare (with the Company’s reasonable and prompt cooperation (including causing its Subsidiaries and representatives to cooperate)) and file with the SEC the Registration Statement, in which the Proxy Statement will be included as a prospectus (the “Proxy Statement/Registration Statement”), in connection with the registration under the Securities Act of (A) the shares of Domesticated Acquiror Common Stock and Domesticated Acquiror Public Warrants to be issued in exchange for the issued and outstanding shares of Acquiror Class A Common Stock, Acquiror Public Warrants and Acquiror Units comprising such, respectively, in the Domestication, (B) the Domesticated Acquiror Private Placement Warrants to be issued in exchange for the issued and outstanding Acquiror Private Placement Warrants, in the Domestication (C) the shares of Domesticated Acquiror Common Stock underlying the Domesticated Acquiror Public Warrants and Domesticated Acquiror Private Placement Warrants, and (D) the shares of Domesticated Acquiror Common Stock that constitute the Securities Merger Consideration (collectively, the “Registration Statement Securities”). Each of Acquiror and the Company shall use its reasonable best efforts to cause the Proxy Statement/Registration Statement to comply with the rules and regulations promulgated by the SEC, to have the Registration Statement declared effective under the Securities Act as promptly as practicable after such filing and to keep the Registration Statement effective as long as is necessary to consummate the transactions contemplated hereby. Acquiror also agrees to use its reasonable best efforts to obtain all necessary state securities law or “Blue Sky” permits and approvals required to carry out the transactions contemplated hereby, and the Company shall furnish all information concerning the Company, its Subsidiaries and any of their respective members or stockholders as may be reasonably requested in connection with any such action. Each of Acquiror and the Company agrees to promptly furnish to the other party all information concerning itself, its Subsidiaries, officers, directors, managers, stockholders, and other equityholders and information regarding such other matters as may be reasonably necessary or advisable or as may be reasonably requested in connection with the Proxy Statement/Registration Statement, a Current Report on Form 8-K pursuant to the Exchange Act in connection with the transactions contemplated by this Agreement, or any other statement, filing, notice or application made by or on behalf of Acquiror, the Company or their respective Subsidiaries to any regulatory authority (including the NYSE) in connection with the Mergers and the other transactions contemplated hereby (the “Offer Documents”). Acquiror will cause the Proxy Statement/Registration Statement to be mailed to the Acquiror Shareholders in each case promptly after the Registration Statement is declared effective under the Securities Act.

(ii) To the extent not prohibited by Law, Acquiror shall advise the Company, reasonably promptly after Acquiror receives notice thereof, of the time when the Proxy Statement/Registration Statement has become effective or any supplement or amendment has been filed, of the issuance of any stop order or the suspension of the qualification of the Acquiror Common Stock for offering or sale in any jurisdiction, of the initiation or written threat of any proceeding for any such purpose, or of any request by the SEC for the amendment or supplement of the Proxy Statement/Registration Statement or for additional information. To the extent not prohibited by Law, the Company and their counsel shall be given a reasonable opportunity to review and comment on the Proxy Statement/Registration Statement and any Offer Document each time before any such document is filed with the SEC, and Acquiror shall give reasonable and good faith consideration to any comments made by the Company and its counsel. To the extent not prohibited by Law, Acquiror shall provide the Company and their counsel with (A) any comments or other communications, whether written or oral, that Acquiror or its counsel may receive from time to time from the SEC or its staff with respect to the Proxy Statement/Registration Statement or Offer Documents promptly after receipt of those comments or other communications and (B) a reasonable opportunity to participate in the response of Acquiror to those comments and to provide comments on that response (to which reasonable and good faith consideration shall be given), including by participating with the Company or its counsel in any discussions or meetings with the SEC.

(iii) Each of Acquiror and the Company shall ensure that none of the information supplied by or on its behalf for inclusion or incorporation by reference in (A) the Registration Statement will, at the time the Registration Statement is filed with the SEC, at each time at which it is amended and at the time it becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, not misleading or (B) the Proxy Statement will, at the date it is first mailed to the Acquiror Shareholders and at the time of the Acquiror Shareholders’ Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

(iv) If at any time prior to the Domestication any information relating to the Company, Acquiror or any of their respective Subsidiaries, Affiliates, directors or officers is discovered by the Company or Acquiror, which is required to be set forth in an amendment or supplement to the Proxy Statement or the Registration Statement, so that neither of such documents would include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, with respect to the Proxy Statement, in light of the circumstances under which they were made, not misleading, the party which discovers such information shall promptly notify the other parties and an appropriate amendment or supplement describing such information shall be promptly filed with the SEC and, to the extent required by Law, disseminated to the Acquiror Shareholders.

(b) Acquiror Shareholder Approvals. Acquiror shall (a) as promptly as practicable after the Registration Statement is declared effective under the Securities Act, (i) cause the Proxy Statement to be disseminated to Acquiror Shareholders in compliance with applicable Law, (ii) solely with respect to the following clause (1), duly (1) give notice of and (2) convene and hold a meeting of its shareholders (the “Acquiror Shareholders’ Meeting”) in accordance with Acquiror’s Governing Documents and Section 710 of the NYSE Listing Rules, for a date no later than thirty (30) Business Days following the date the Registration Statement is declared effective, and (iii) solicit proxies from the holders of Acquiror Common Stock to vote in favor of each of the Transaction Proposals, and (b) provide its shareholders with the opportunity to elect to effect an Acquiror Share Redemption. Acquiror shall, through its Board of Directors, recommend to its shareholders the (A) adoption and approval of this Agreement in accordance with applicable Law and exchange rules and regulations, including approval of Mergers, (B) adoption and approval of the Domestication in accordance with applicable Law and regulations, (C) amendment and restatement of Acquiror’s memorandum and articles of association to be replaced by the certificate of incorporation, in the form attached as Exhibit A to this Agreement (with such changes as may be agreed in writing by Acquiror and the Company) (as may be subsequently amended by mutual written agreement of the Company and Acquiror at any time before the effectiveness of the Registration Statement), including any separate or unbundled proposals as are required to implement the foregoing, (D) approval of the issuance of shares of Domesticated Acquiror Common Stock and Acquiror Units in connection with the Mergers, PIPE Investment and A&R FPA, (E) approval of the adoption of the incentive equity plan (the “Incentive Plan”) in the form reasonably agreed to by the Parties and approved by the board of directors of the Acquiror prior to filing the Registration Statement (with such changes as may be agreed in writing by Acquiror and the Company), (F) election of directors effective as of the Closing as contemplated by Section 7.7(a), (G) adoption and approval of any other proposals as the SEC (or staff member thereof) may indicate are necessary in its comments to the Registration Statement or correspondence related thereto, (H) adoption and approval of any other proposals as reasonably agreed by Acquiror and the Company to be necessary or appropriate in connection with the transactions contemplated hereby, and (I) adjournment of the Acquiror Shareholders’ Meeting, if necessary, to permit further solicitation of proxies because there are not sufficient votes to approve and adopt any of the foregoing (such proposals in (A) through (J), together, the “Transaction Proposals”), and include such recommendation in the Proxy Statement. The Board of Directors of Acquiror shall not withdraw, amend, qualify or modify its recommendation to the shareholders of Acquiror that they vote in favor of the Transaction Proposals (together with any withdrawal, amendment, qualification or modification of its recommendation to the shareholders of Acquiror described in the Recitals hereto, a “Modification in Recommendation”), except as required by applicable Law. To the fullest extent permitted by applicable Law, (x) Acquiror’s obligations to establish a record date for, duly call, give notice of, convene and hold the Acquiror Shareholders’ Meeting shall not be affected by any Modification in Recommendation, (y) Acquiror agrees to establish a record date for, duly call, give notice of, convene and hold the Acquiror Shareholders’ Meeting and submit for approval the Transaction Proposals and (z) Acquiror agrees that if the Acquiror Shareholder Approvals shall not have been obtained at any such Acquiror Shareholders’ Meeting, then Acquiror shall promptly continue to use its reasonable best efforts to take actions, including the actions required by this Section 8.2(b), and hold additional Acquiror Shareholders’ Meetings in order to obtain the Acquiror Shareholder Approvals. Acquiror may only adjourn the Acquiror Shareholders’ Meeting (i) to solicit additional proxies for the purpose of obtaining the Acquiror Shareholder Approvals, (ii) for the absence of a quorum and (iii) to allow reasonable additional time for the filing or mailing of any supplemental or amended disclosure that Acquiror has determined in good faith after consultation with outside legal counsel is required under applicable Law and for such supplemental or amended disclosure to be disseminated and reviewed by Acquiror Shareholders prior to the Acquiror Shareholders’ Meeting; provided that the Acquiror Shareholders’ Meeting (x) may not be adjourned to a date that is more than fifteen (15) Business Days after the date for which the Acquiror Shareholders’ Meeting was originally scheduled (excluding any adjournments required by applicable Law) and (y) shall not be held later than five (5) Business Days prior to the Agreement End Date. Acquiror agrees that it shall provide the holders of shares of Acquiror Class A Common Stock the opportunity to elect redemption of such shares of Acquiror Class A Common Stock in connection with the Acquiror Shareholders’ Meeting, as required by Acquiror’s Governing Documents.

Section 8.3. Support of Transaction. Without limiting any covenant contained in Article VI or Article VII, Acquiror and the Company shall each, and each shall cause its Subsidiaries to (a) use reasonable best efforts to obtain all material consents and approvals of third parties that any of Acquiror, or the Company or their respective Affiliates are required to obtain in order to consummate the Merger, and (b) take such other action as may be reasonably necessary or as another party hereto may reasonably request to satisfy the conditions of Article IX or otherwise to comply with this Agreement and to consummate the transactions contemplated hereby as soon as practicable.

Section 8.4. Tax Matters. All transfer, documentary, sales, use, real property, stamp, registration and other similar Taxes, fees and costs (including any associated penalties and interest) incurred in connection with this Agreement shall be borne by Acquiror.

Section 8.5. Cooperation; Consultation.

(a) Prior to Closing, each of the Company and Acquiror shall, and each of them shall cause its respective Subsidiaries (as applicable) and its and their officers, directors, managers, employees, consultants, counsel, accounts, agents and other representatives to, reasonably cooperate in a timely manner in connection with the PIPE Investment, any Alternative PIPE Investment and any other financing arrangement the parties mutually agree to seek in connection with the transactions contemplated by this Agreement (it being understood and agreed that the consummation of any such financing by the Company or Acquiror shall be subject to the parties’ mutual agreement), including (if mutually agreed by the parties) (i) by providing such information and assistance as the other party may reasonably request, (ii) granting such access to the other party and its representatives as may be reasonably necessary for their due diligence, and (iii) participating in a reasonable number of meetings, presentations, road shows, drafting sessions, due diligence sessions with respect to such financing efforts (including direct contact between senior management and other representatives of the Company and its Subsidiaries at reasonable times and locations). All such cooperation, assistance and access shall be granted during normal business hours and shall be granted under conditions that shall not unreasonably interfere with the business and operations of the Company, Acquiror, or their respective auditors.

(b) From the date of the announcement of this Agreement or the transactions contemplated hereby (pursuant to any applicable public communication made in compliance with Section 12.12), until the Closing Date, Acquiror and the Company shall use its reasonable best efforts to, and shall instruct its financial advisors to, keep the other and each other’s financial advisors reasonably informed with respect to the transactions contemplated herein, including by (i) providing regular updates and (ii) consulting and cooperating with, and considering in good faith any feedback from, the Company or Acquiror or their respective financial advisors with respect to such matters.

Section 8.6. No Solicitation.

(a) During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement pursuant to its terms and the Closing, the Company shall not, and shall cause its Subsidiaries not to, and shall direct its respective employees, agents, officers, directors, representatives and advisors (collectively, “Representatives”) not to, directly or indirectly: (i) solicit, initiate, participate in, enter into or continue discussions, negotiations or transactions with, or knowingly encourage or respond to any inquiries or proposals by, or provide any information to or otherwise cooperate in any way with, any Person (other than Acquiror and its agents, representatives, advisors) concerning any merger, acquisition, consolidation, sale of all or substantially all of the ownership interests and/or assets of the Company, recapitalization or similar transaction (each, a “Company Business Combination”); (ii) enter into any agreement regarding, continue or otherwise participate in any discussions or negotiations regarding, or cooperate in any way that would otherwise reasonably be expected to lead to a Company Business Combination; or (iii) commence, continue or renew any due diligence investigation regarding a Company Business Combination. In addition, the Company shall, and shall cause its Subsidiaries to, and shall cause their respective Representatives to, immediately cease any and all existing discussions or negotiations with any Person with respect to any Company Business Combination. Notwithstanding anything to the contrary, the foregoing shall not restrict the Company’s Affiliates in any way with respect to the pursuit of any transaction for such Affiliates’ investment vehicles other than the Company and its Subsidiaries.

(b) During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement pursuant to its terms and the Closing, Acquiror and its Subsidiaries shall not, and shall direct their respective Representatives not to, directly or indirectly: (i) solicit, initiate, enter into or continue discussions or transactions with, or knowingly encourage or respond to any inquiries or proposals by, or provide any information to, any Person (other than the Company and their respective Representatives) concerning any merger, purchase of all or substantially all of the ownership interests or assets of Acquiror, recapitalization or similar business combination transaction (each, a “Acquiror Business Combination”); (ii) enter into any agreement regarding, continue or otherwise participate in any discussions or negotiations regarding, or cooperate in any way that would otherwise reasonably be expected to lead to an Acquiror Business Combination; or (iii) commence, continue or renew any due diligence investigation regarding an Acquiror Business Combination. Acquiror and its Subsidiaries shall, and shall cause their respective Representatives to, immediately cease any and all existing discussions or negotiations with any Person with respect to any Acquiror Business Combination. Notwithstanding anything to the contrary, the foregoing shall not restrict Acquiror’s Affiliates (including Affiliates of Sponsor) in any way with respect to the pursuit of any transaction for such Affiliates’ investment vehicles other than Acquiror and its Subsidiaries.

(c) The Company shall promptly (and in no event later than 24 hours after becoming aware of such inquiry, proposal, offer or submission) notify Acquiror if it or, to its knowledge, any of its or its Representatives receives any inquiry, proposal, offer or submission with respect to a Company Business Combination (including the identity of the Person making such inquiry or submitting such proposal, offer or submission), after the execution and delivery of this Agreement. If the Company or its Representatives receives an inquiry, proposal, offer or submission with respect to a Company Business Combination, such Person shall provide the other with a copy of such inquiry, proposal, offer or submission.

(d) Acquiror shall promptly notify the Company if it or, to its knowledge, any of its or its Representatives receives any inquiry, proposal, offer or submission with respect to an Acquiror Business Combination (including the identity of the Person making such inquiry or submitting such proposal, offer or submission), after the execution and delivery of this Agreement. If Acquiror or its Representatives receives an inquiry, proposal, offer or submission with respect to an Acquiror Business Combination such Person shall provide the other with a copy of such inquiry, proposal, offer or submission.

Section 8.7. Notification. From the date hereof until the earlier of the termination of this Agreement and the Closing Date, if after the date hereof the Company or Acquiror becomes aware of any fact or condition arising after the date hereof that (a) for the Company constitutes a material breach of any representation or warranty made by the Company in Article IV or of any covenant that would cause the conditions set forth in Section 9.2(a) or Section 9.2(b), as applicable, or not to be satisfied as of the Closing Date, or (b) for Acquiror constitutes a material breach of any representation or warranty made by Acquiror in Article V or of any covenant that would cause the conditions set forth in Section 9.3(a) or Section 9.3(b), as applicable, or not to be satisfied as of the Closing Date, the Company or Acquiror, as applicable, will disclose in writing to the other such breach.

Section 8.8. Indemnification; Directors’ and Officers’ Insurance.

(a) Acquiror agrees that (i) all rights to indemnification or exculpation now existing in favor of the directors and officers of the Company, as provided in a Company’s Governing Documents or otherwise in effect as of the date of this Agreement and set forth on Section 8.8 of the Company Disclosure Letter, in either case, solely with respect to any matters occurring on or prior to the Closing, shall survive the transactions contemplated by this Agreement and shall continue in full force and effect from and after the Closing for a period of six (6) years, and (ii) the Company will perform and discharge all obligations to provide such indemnity and exculpation during such six (6) year period. To the maximum extent permitted by applicable Law, during such six (6) year period, the Company shall advance expenses in connection with such indemnification as provided in the Company’s Governing Documents or other applicable agreements. The indemnification and liability limitation or exculpation provisions of the Company’s Governing Documents shall not, during such six (6) year period, be amended, repealed or otherwise modified after the Closing in any manner that would materially and adversely affect the rights thereunder of individuals who, as of the Closing or at any time prior to the Closing, were directors or officers of the Company (the “D&O Persons”) to be so indemnified, have their liability limited or be exculpated with respect to any matters occurring prior to Closing and relating to the fact that such D&O Person was a director or officer of the Company prior to the Closing, unless such amendment, repeal or other modification is required by applicable Law.

(b) None of Acquiror or the Company shall have any obligation under this Section 8.8 to any D&O Person when and if a court of competent jurisdiction shall ultimately determine (and such determination shall have become final and non-appealable) that the indemnification of such D&O Person in the manner contemplated hereby is prohibited by applicable Law.

(c) The Company shall purchase, at or prior to the Closing, and Acquiror shall cause the Company to maintain in effect for a period of six (6) years after the Closing Date, without lapses in coverage, a “tail” policy or policies providing directors’ and officers’ liability insurance coverage for the benefit of those Persons who are currently covered by any comparable insurance policies of the Company as of the date hereof (the “Company D&O Tail Policy”). Such Company D&O Tail Policy shall provide coverage on terms (with respect to coverage and amount) that are substantially the same as (and no less favorable in the aggregate to the insured than) the coverage provided under the Company’s directors’ and officers’ liability insurance policies as of the date hereof.

(d) Prior to the Effective Time, Acquiror shall purchase a prepaid “tail” policy (an “Acquiror D&O Tail Policy”) with respect to directors’ and officers’ liability insurance coverage for the benefit of those Persons who are currently covered by any comparable insurance policies of Acquiror as of the date hereof, which Acquiror D&O Tail Policy shall be on the same or substantially similar terms agreed to for such tail policy by Acquiror in connection with its initial public offering. If Acquiror elects to purchase such an Acquiror D&O Tail Policy prior to the Effective Time, Acquiror will maintain such Acquiror D&O Tail Policy in full force and effect for a period of no less than six (6) years after the Closing Date and continue to honor its obligations thereunder.

(e) If Acquiror, the Company or any of their respective successors or assigns (i) shall merge or consolidate with or merge into any other corporation or entity and shall not be the surviving or continuing corporation or entity of such consolidation or merger or (ii) shall transfer all or substantially all of their respective properties and assets as an entity in one or a series of related transactions to any Person, then in each such case, proper provisions shall be made so that the successors or assigns of Acquiror or the Company shall assume all of the obligations set forth in this Section 8.8 unless otherwise assumed by operation of Law.

(f) The D&O Persons entitled to the indemnification, liability limitation, exculpation and insurance set forth in this Section 8.8 are intended to be third-party beneficiaries of this Section 8.8. This Section 8.8 shall survive the consummation of the transactions contemplated by this Agreement and shall be binding on all successors and assigns of Acquiror and the Company. The rights of each D&O Person hereunder shall be in addition to, and not in limitation of, any other rights such Person may have under the Governing Documents of the Company, any other indemnification arrangement, any applicable Law or otherwise.

Section 8.9. Section 16 Matters. Prior to the Effective Time, each of the Company and Acquiror shall take all such steps as may be required (to the extent permitted under applicable Law) to cause any dispositions of Company Shares or acquisitions of Acquiror Common Stock (including, in each case, securities deliverable upon exercise, vesting or settlement of any derivative securities) resulting from the transactions contemplated hereby by each individual who may become subject to the reporting requirements of Section 16(a) of the Exchange Act in connection with the transactions contemplated hereby to be exempt under Rule B-3 promulgated under the Exchange Act.

Section 8.10. Employment Agreements. Prior to the Effective Time, each of the Company and Acquiror shall work in good faith to execute employment agreements (the “Employment Agreements”) with the persons set forth on Section 8.10 of the Company Disclosure Letter and Acquiror.

ARTICLE IX

CONDITIONS TO OBLIGATIONS

Section 9.1. Conditions to Obligations of Acquiror, Merger Sub I, Merger Sub II, and the Company. The obligations of Acquiror, Merger Sub I, Merger Sub II, and the Company to consummate, or cause to be consummated, the Mergers are subject to the satisfaction of the following conditions, any one or more of which may be waived in writing by all of such parties:

(a) The Acquiror Shareholder Approvals shall have been obtained;

(b) Acquiror shall have at least $5,000,001 of net tangible assets (as determined in accordance with Rule 3a51-1(g)(1) of the Exchange Act);

(c) The waiting period or periods under the HSR Act applicable to the transactions contemplated by this Agreement and the Ancillary Agreements shall have expired or been terminated;

(d) There shall not be in force any Governmental Order, statute, rule or regulation enjoining or prohibiting the consummation of the Mergers; provided that the Governmental Authority issuing such

Governmental Order has jurisdiction over the parties hereto with respect to the transactions contemplated hereby; and

(e) The shares of Acquiror Common Stock and Acquiror Warrants to be issued in connection with the Mergers and Closing shall have been approved for listing on NYSE pursuant to Section 7.3.

Section 9.2. Conditions to Obligations of Acquiror and Merger Sub I, Merger Sub II. The obligations of Acquiror, Merger Sub I, and Merger Sub II to consummate, or cause to be consummated, the Mergers and the transactions contemplated herein are subject to the satisfaction of the following additional conditions, any one or more of which may be waived in writing by Acquiror:

(a) (i) The representations and warranties of the Company set forth in Section 4.1 (Company Organization), Section 4.2 (Subsidiaries) other than the last sentence thereof, Section 4.3 (Due Authorization), Section 4.6(a) (Capitalization of the Company), and Section 4.16 (Brokers’ Fees) shall be true and correct in all respects (other than de minimis inaccuracies with respect to the representations and warranties set forth in Section 4.6 (Capitalization of the Company)) as of the Closing Date (other than such representations and warranties that expressly relate to a specific date, which representations and warranties shall be true and correct in all respects (other than de minimis inaccuracies) at and as of such date); and (ii) each of the representations and warranties of the Company set forth in Article IV other than those set forth above shall be true and correct (without giving effect to any limitation as to “materiality” or “Material Adverse Effect” or similar qualifier) as of the Closing Date as though made on and as of the Closing Date (other than any representation or warranty that expressly relates to a specific date, which representation and warranty shall be so true and correct on the date so specified), except in the case of this clause (ii), where the failure of such representations and warranties to be so true and correct would not, individually or in the aggregate, have a Company Material Adverse Effect;

(b) The Company and its Subsidiaries shall have performed in all material respects their obligations under this Agreement required to be performed by them at or prior to the Closing pursuant to the terms hereof;

(c) No Company Material Adverse Effect shall have occurred since the date of this Agreement;

(d) The Company shall have delivered, or caused to be delivered, duly executed copies of those agreements and documents set forth in Section 2.4(a) and Section 2.4(d)(ii); and

(e) The Company Stockholder Approval shall have been obtained.

Section 9.3. Conditions to the Obligations of the Company. The obligation of the Company to consummate, or cause to be consummated, the Mergers and the transactions contemplated herein is subject to the satisfaction of the following additional conditions, any one or more of which may be waived in writing by the Company:

(a) (i) The representations and warranties of the Acquiror set forth in Section 5.1 (Acquiror Organization), Section 5.2 (Due Authorization), Section 5.11 (Capitalization of Acquiror), and Section 5.12 (Brokers’ Fees) shall be true and correct in all respects (other than de minimis inaccuracies with respect to the representations and warranties set forth in Section 5.11 (Capitalization of Acquiror)) as of the Closing Date (other than such representations and warranties that expressly relates to a specific date, which representations and warranties shall be true and correct in all respects (other than de minimis inaccuracies) at and as of such date); and (ii) each of the representations and warranties of the Acquiror set forth in Article V other than those set forth above shall be true and correct (without giving effect to any limitation as to “materiality” or “Material Adverse Effect” or similar qualifier) as of the Closing Date as though made on and as of the Closing Date (other than any representation or warranty that expressly relates to a specific date, which representation and warranty shall be so true and correct on the date so specified), except in the case of this clause (ii), where the failure of such representations and warranties to be so true and correct would not, individually or in the aggregate, have an Acquiror Material Adverse Effect;

(b) The Acquiror and its Subsidiaries shall have performed in all material respects their obligations under this Agreement required to be performed by them at or prior to the Closing pursuant to the terms hereof;

(c) No Acquiror Material Adverse Effect shall have occurred since the date of this Agreement;

(d) Acquiror shall have delivered, or caused to be delivered, duly executed copies of those agreements and documents set forth in Section 2.4(b) and Section 2.4(d)(i); and

(e) The Available Cash Amount shall equal or exceed $350,000,000.

ARTICLE X

TERMINATION/EFFECTIVENESS

Section 10.1. Termination. This Agreement may be terminated and the transactions contemplated hereby abandoned:

(a) by written consent of the Company and Acquiror;

(b) by written notice of the Company or Acquiror if any Governmental Authority shall have enacted, issued, promulgated, enforced or entered any Governmental Order which has become final and nonappealable and has the effect of making consummation of the transactions contemplated herein illegal or otherwise preventing or prohibiting consummation of the transactions contemplated herein; provided that neither Acquiror nor the Company shall have the right to terminate this Agreement pursuant to this Section 10.1(b) if any action of such party or its Subsidiaries or failure of such party or its Subsidiaries to perform or comply with its obligations under this Agreement shall have caused such Law or injunction and such action or failure to perform constitutes a breach of this Agreement;

(c) by written notice of the Company or Acquiror if the Acquiror Shareholder Approvals shall not have been obtained by reason of the failure to obtain the required vote at the Acquiror Shareholders’ Meeting duly convened therefor or at any adjournment or postponement thereof;

(d) by written notice of Acquiror if the Company shall not have obtained, and delivered to Acquiror, within twenty-four (24) hours following the execution and delivery of this Agreement, evidence that the Company Stockholder Approval has been obtained;

(e) by written notice of the Company or Acquiror if the Closing has not occurred on or before the date that is six (6) months after the date of this Agreement (the “Agreement End Date”) (other than as a result of the terminating party’s failure to comply with its obligations under this Agreement which has resulted in the failure to satisfy a condition set forth in Article IX); provided, however, that if the Acquiror Shareholder Approval is obtained prior to the Agreement End Date, the Agreement End Date shall be extended by thirty (30) days.

(f) by written notice to the Company from Acquiror if there is any breach of any representation, warranty, covenant or agreement on the part of the Company set forth in this Agreement, such that the conditions specified in Section 9.2(a) or Section 9.2(b) would not be satisfied at the Closing (a “Terminating Company Breach”), provided, however, that Acquiror has not waived such Terminating Company Breach and any of Acquiror, Merger Sub I or Merger Sub II are not then in material breach of their representations, warranties, covenants or agreements in this Agreement, except that, if such Terminating Company Breach is curable by the Company through the exercise of its reasonable best efforts, then, for a period of up to thirty (30) days (or any shorter period of the time that remains between the date Acquiror provides written notice of such violation or breach and the Agreement End Date) after receipt by the Company of notice from Acquiror of such breach, but only as long as the Company continues to use its respective reasonable best efforts to cure such Terminating Company Breach (the “Company Cure Period”), such termination shall not be effective, and such termination shall become effective only if the Terminating Company Breach is not cured within the Company Cure Period;

(g) by written notice to Acquiror from the Company if there is any breach of any representation, warranty, covenant or agreement on the part of Acquiror, Merger Sub I or Merger Sub II set forth in this Agreement, such that the conditions specified in Section 9.3(a) and Section 9.3(b) would not be satisfied at the Closing (a “Terminating Acquiror Breach”), provided, however, that the Company has not waived such Terminating Acquiror Breach and the Company is not then in material breach of its representations, warranties, covenants or agreements in this Agreement, except that, if any such Terminating Acquiror Breach is curable by Acquiror through the exercise of its reasonable best efforts, then, for a period of up to thirty (30) days (or any shorter period of the time that remains between the date the Company provides written notice of such violation or breach and the Agreement End Date) after receipt by Acquiror of notice from the Company of such breach, but only as long as Acquiror continues to exercise such reasonable best efforts to cure such Terminating Acquiror Breach (the “Acquiror Cure Period”), such termination shall not be effective, and such termination shall become effective only if the Terminating Acquiror Breach is not cured within the Acquiror Cure Period; or

(h) by written notice of Acquiror if the Company shall have failed to deliver the 2020 Financial Statements to Acquiror within sixty (60) days after the execution of this Agreement; provided that Acquiror shall not be permitted to terminate this Agreement pursuant to this Section 10.1(h) after the filing of the preliminary Proxy Statement/Registration Statement with the SEC.

Section 10.2. Effect of Termination. In the event of the termination of this Agreement pursuant to Section 10.1, this Agreement shall forthwith become void and have no effect, without any liability on the part of any party hereto or its respective Affiliates, officers, directors or stockholders, other than liability of the Company, Acquiror, Merger Sub I or Merger Sub II, as the case may be, for any willful and material breach of this Agreement occurring prior to such termination, except that the provisions of this Section 10.2 and Article XII and the Confidentiality Agreement shall survive any termination of this Agreement.

ARTICLE XI

[RESERVED]

ARTICLE XII

MISCELLANEOUS

Section 12.1. Trust Account Waiver. The Company acknowledges that Acquiror is a blank check company with the powers and privileges to effect a Business Combination. The Company further acknowledges that, as described in its final prospectus filed with the SEC (File No. 333-248899) (the “Prospectus”), substantially all of Acquiror assets consist of the cash proceeds of Acquiror’s initial public offering and private placements of its securities and substantially all of those proceeds have been deposited in a trust account for the benefit of Acquiror, certain of its public shareholders and the underwriters of Acquiror’s initial public offering (the “Trust Account”). The Company acknowledges that it has been advised by Acquiror that, except with respect to interest earned on the funds held in the Trust Account that may be released to Acquiror to pay its income Tax, the Trust Agreement provides that cash in the Trust Account may be disbursed only (i) if Acquiror completes the transactions which constitute a Business Combination, then to those Persons and in such amounts as described in the Prospectus; (ii) if Acquiror fails to complete a Business Combination within the allotted time period and liquidates, subject to the terms of the Trust Agreement, to Acquiror in limited amounts to permit Acquiror to pay the costs and expenses of its liquidation and dissolution, and then to Acquiror’s public shareholders; and (iii) if Acquiror holds a shareholder vote to amend Acquiror’s amended and restated memorandum and articles of association to modify the substance or timing of the obligation to redeem 100% of the shares of Acquiror Common Stock if Acquiror fails to complete a Business Combination within the allotted time period, then for the redemption of any shares of Acquiror Common Stock properly tendered in connection with such vote. For and in consideration of Acquiror entering into this Agreement, the receipt and sufficiency of which are hereby acknowledged, the Company hereby irrevocably waives any right, title, interest or claim of any kind it has or may have in the future in or to any monies in the Trust Account and agrees not to seek recourse against the Trust Account or any funds distributed therefrom as a result of, or arising out of, this Agreement and any negotiations, Contracts or agreements with Acquiror; provided that (x) nothing herein shall serve to limit or prohibit the Company’s right to pursue a claim against Acquiror for legal relief against monies or other assets held outside the Trust Account, for specific performance or other equitable relief in connection with the consummation of the transactions (including a claim for Acquiror to specifically perform its obligations under this Agreement and cause the disbursement of the balance of the cash remaining in the Trust Account (after giving effect to the Acquiror Share Redemptions) to the Company in accordance with the terms of this Agreement and the Trust

Agreement) so long as such claim would not affect Acquiror’s ability to fulfill its obligation to effectuate the Acquiror Share Redemptions and (y) nothing herein shall serve to limit or prohibit any claims that the Company may have in the future against Acquiror’s assets or funds that are not held in the Trust Account (including any funds that have been released from the Trust Account and any assets that have been purchased or acquired with any such funds).

Section 12.2. Waiver. Any party to this Agreement may, at any time prior to the Closing, by action taken by its board of directors, board of managers, managing member or other officers or Persons thereunto duly authorized, (a) extend the time for the performance of the obligations or acts of the other parties hereto, (b) waive any inaccuracies in the representations and warranties (of another party hereto) that are contained in this Agreement or (c) waive compliance by the other parties hereto with any of the agreements or conditions contained in this Agreement, but such extension or waiver shall be valid only if set forth in an instrument in writing signed by the party granting such extension or waiver.

Section 12.3. Notices. All notices and other communications among the parties shall be in writing and shall be deemed to have been duly given (i) when delivered in person, (ii) when delivered after posting in the United States mail having been sent registered or certified mail return receipt requested, postage prepaid, (iii) when delivered by FedEx or other nationally recognized overnight delivery service, or (iv) when delivered by email (in each case in this clause (iv), solely if receipt is confirmed, but excluding any automated reply, such as an out-of-office notification), addressed as follows:

(a) If to Acquiror, Merger Sub I or Merger Sub II prior to the Closing, to:

Empower Ltd.
245 Park Avenue, 38th Floor
New York, NY 10167
Attention:	Matthew Rubel
Graham Clempson
Andrew Spring
Email:	mrubel@midoceanpartners.com
gclempson@midoceanpartners.com
aspring@midoceanpartners.com

with copies (which shall not constitute notice) to:

Gibson, Dunn & Crutcher LLP
200 Park Ave, New York, NY 10166
New York, New York 10166
Attention:	George Stamas
Andrew Herman
Evan D’Amico
Email:	gstamas@gibsondunn.com
aherman@gibsondunn.com
edamico@gibsondunn.com

(b) If to the Company prior to the Closing, or to Acquiror after the Effective Time, to:

Holley Parent Holdings, LLC
c/o Sentinel Capital Partners, L.L.C.
330 Madison Ave, 27th Floor
New York, NY 10017
Attention:	James Coady
Owen Basham
Vincent Taurassi

Email:	coady@sentinelpartners.com
basham@sentinelpartners.com
taurassi@sentinelpartners.com

with copies (which shall not constitute notice) to:

Willkie Farr & Gallagher LLP
787 Seventh Avenue
New York, NY 10019-6099
Attention:	William Gump
Claire James
Email:	wgump@willkie.com
cejames@willkie.com

or to such other address or addresses as the parties may from time to time designate in writing. Copies delivered solely to outside counsel shall not constitute notice.

Section 12.4. Assignment. No party hereto shall assign this Agreement or any part hereof without the prior written consent of the other parties and any such transfer without prior written consent shall be void. Subject to the foregoing, this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective permitted successors and assigns. Any attempted assignment in violation of the terms of this Section 12.4 shall be null and void, ab initio.

Section 12.5. Parties in Interest. This Agreement shall be binding upon and inure solely to the benefit of each party hereto and its successors and permitted assigns and nothing in this Agreement, express or implied, is intended to or shall confer upon any other Person any rights, benefits or remedies of any nature whatsoever under or by reason of this Agreement, except for (a) the provisions of Section 8.8 (which shall be for the benefit of the D&O Persons), (b) the provisions of Section 12.18 (which shall be for the benefit of GDC and Willkie), and (c) the provisions of Section 12.16 (which shall be for the benefit of the Persons described therein).

Section 12.6. Expenses. Except as otherwise set forth in this Agreement, each party hereto shall be responsible for and pay its own expenses incurred in connection with this Agreement and the transactions contemplated hereby, including all fees of its legal counsel, financial advisers and accountants; provided that, if the Closing shall occur, Acquiror shall make, or cause to make, such payments contemplated in accordance with Section 2.4(c).

Section 12.7. Governing Law. This Agreement, and all claims or causes of action based upon, arising out of, or related to this Agreement or the transactions contemplated hereby, shall be governed by, and construed in accordance with, the Laws of the State of Delaware, without giving effect to principles or rules of conflict of Laws to the extent such principles or rules would require or permit the application of Laws of another jurisdiction.

Section 12.8. Headings; Counterparts. The headings in this Agreement are for convenience only and shall not be considered a part of or affect the construction or interpretation of any provision of this Agreement. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

Section 12.9. Company and Acquiror Disclosure Letters. The Company Disclosure Letter and the Acquiror Disclosure Letter (including, in each case, any section thereof) referenced herein are a part of this Agreement as if fully set forth herein. All references herein to the Company Disclosure Letter and/or the Acquiror Disclosure Letter (including, in each case, any section thereof) shall be deemed references to such parts of this Agreement, unless the context shall otherwise require. Any disclosure made by a party in the applicable Disclosure Letter, or any section thereof, with reference to any section of this Agreement or section of the applicable Disclosure Letter shall be deemed to be a disclosure with respect to such other applicable sections of this Agreement or sections of the applicable Disclosure Letter if it is reasonably apparent on the face of such disclosure that such disclosure is responsive to such other section of this Agreement or section of the applicable Disclosure Letter. Certain information set forth in the Disclosure Letters is included solely for informational purposes and may not be required to be disclosed pursuant to this Agreement. The disclosure of any information shall not be deemed to constitute an acknowledgment that such information is required to be disclosed in connection with the representations and warranties made in this Agreement, nor shall such information be deemed to establish a standard of materiality.

Section 12.10. Entire Agreement. (a) This Agreement (together with the Company Disclosure Letter and the Acquiror Disclosure Letter), (b) the Sponsor Agreement, (c) the A&R FPA, (d) the Subscription Agreements, and (e) the Mutual Confidentiality Agreement, dated as of November 12, 2020, between Acquiror and the Company Stockholder (the “Confidentiality Agreement”), (f) the Seller Lock-Up Agreement, (g) the Employment Agreements, (h) the Registration Rights Agreement, (i) the Stockholders’ Agreement, (j) the Acquiror Charter, (k) the Acquiror Bylaws and (l) the Incentive Plan (clauses (b) through (l), collectively, the “Ancillary Agreements”) constitute the entire agreement among the parties to this Agreement relating to the transactions contemplated hereby and supersede any other agreements, whether written or oral, that may have been made or entered into by or among any of the parties hereto or any of their respective Subsidiaries relating to the transactions contemplated hereby. No representations, warranties, covenants, understandings, agreements, oral or otherwise, relating to the transactions contemplated hereby exist between such parties except as expressly set forth in this Agreement and the Ancillary Agreements.

Section 12.11. Amendments. This Agreement may be amended or modified in whole or in part, only by a duly authorized agreement in writing executed in the same manner as this Agreement and which makes reference to this Agreement.

Section 12.12. Publicity.

(a) All press releases or other public communications relating to the transactions contemplated hereby, and the method of the release for publication thereof, shall prior to the Closing be subject to the prior mutual approval of Acquiror and the Company, which approval shall not be unreasonably withheld or delayed by any party; provided that no party shall be required to obtain consent pursuant to this Section 12.12(a) to the extent any proposed release or statement is substantially equivalent to the information that has previously been made public without breach of the obligation under this Section 12.12(a).

(b) The restriction in Section 12.12(a) shall not apply to the extent the public announcement is required by applicable securities Law, any Governmental Authority or stock exchange rule; provided, however, that in such an event, the party making the announcement shall use its commercially reasonable efforts to consult with the other party in advance as to its form, content and timing. Disclosures resulting from the parties’ efforts to obtain approval or early termination under the HSR Act and to make any related filing shall be deemed not to violate this Section 12.12. Nothing contained herein shall prevent Acquiror and the Company and their respective Affiliates (including the Company Stockholder and its equityholders) from disclosing customary or any other reasonable information concerning the transactions contemplated hereby to their investors and prospective investors in connection with their and their Affiliates’ fund raising, marketing, informational or reporting activities.

Section 12.13. Severability. If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement shall remain in full force and effect. The parties further agree that if any provision contained herein is, to any extent, held invalid or unenforceable in any respect under the Laws governing this Agreement, they shall take any actions necessary to render the remaining provisions of this Agreement valid and enforceable to the fullest extent permitted by Law and, to the extent necessary, shall amend or otherwise modify this Agreement to replace any provision contained herein that is held invalid or unenforceable with a valid and enforceable provision giving effect to the intent of the parties.

Section 12.14. Jurisdiction; Waiver of Jury Trial.

(a) Any proceeding or Legal Proceeding based upon, arising out of or related to this Agreement or the transactions contemplated hereby must be brought in the Court of Chancery of the State of Delaware (or, to the extent such court does not have subject matter jurisdiction, the Superior Court of the State of Delaware), or, if it has or can acquire jurisdiction, in the United States District Court for the District of Delaware, and each of the parties irrevocably (i) submits to the exclusive jurisdiction of each such court in any such proceeding or Legal Proceeding, (ii) waives any objection it may now or hereafter have to personal jurisdiction, venue or to convenience of forum, (iii) agrees that all claims in respect of the proceeding or Legal Proceeding shall be heard and determined only in any such court, and (iv) agrees not to bring any proceeding or Legal Proceeding arising out of or relating to this Agreement or the transactions contemplated hereby in any other court. Nothing herein contained shall be deemed to affect the right of any party to serve process in any manner permitted by Law or to commence Legal Proceedings or otherwise proceed against any other party in any other jurisdiction, in each case, to enforce judgments obtained in any Legal Proceeding, suit or proceeding brought pursuant to this Section 12.14.

(b) EACH PARTY HERETO ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT AND THE TRANSACTIONS CONTEMPLATED HEREBY IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY, UNCONDITIONALLY AND VOLUNTARILY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY ACTION, SUIT OR PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREBY.

Section 12.15. Enforcement. The parties hereto agree that irreparable damage could occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to specific enforcement of the terms and provisions of this Agreement, in addition to any other remedy to which any party is entitled at law or in equity. In the event that any Legal Proceeding shall be brought in equity to enforce the provisions of this Agreement, no party shall allege, and each party hereby waives the defense, that there is an adequate remedy at law, and each party agrees to waive any requirement for the securing or posting of any bond in connection therewith.

Section 12.16. Non-Recourse. Except in the case of claims against a Person in respect of such Person’s actual fraud:

(a) Solely with respect to the Company, Acquiror and its Subsidiaries, this Agreement may only be enforced against, and any claim or cause of action based upon, arising out of, or related to this Agreement or the transactions contemplated hereby may only be brought against, the Company, Acquiror and its Subsidiaries as named parties hereto; and

(b) Except to the extent a party hereto (and then only to the extent of the specific obligations undertaken by such party hereto), (i) no past, present or future director, officer, employee, incorporator, member, partner, stockholder, Affiliate, agent, attorney, advisor or representative or Affiliate of the Company, Acquiror or its Subsidiaries and (ii) no past, present or future director, officer, employee, incorporator, member, partner, stockholder, Affiliate, agent, attorney, advisor or representative or Affiliate of any of the foregoing shall have any liability (whether in Contract, tort, equity or otherwise) for any one or more of the representations, warranties, covenants, agreements or other obligations or liabilities of any one or more of the Company,

Acquiror or its Subsidiaries under this Agreement for any claim based on, arising out of, or related to this Agreement or the transactions contemplated hereby.

Section 12.17. Non-Survival of Representations, Warranties and Covenants. Except (x) as otherwise contemplated by Section 10.2, or (y) in the case of claims against a Person in respect of such Person’s actual fraud, none of the representations, warranties, covenants, obligations or other agreements in this Agreement or in any certificate, statement or instrument delivered pursuant to this Agreement, including any rights arising out of any breach of such representations, warranties, covenants, obligations, agreements and other provisions, shall survive the Closing and shall terminate and expire upon the occurrence of the Effective Time (and there shall be no liability after the Closing in respect thereof), except for (a) those covenants and agreements contained herein that by their terms expressly apply in whole or in part after the Closing and then only with respect to any breaches occurring after the Closing and (b) this Article XII.

Section 12.18. Conflicts and Privilege.

(a) Acquiror and the Company, on behalf of their respective successors and assigns (including, after the Closing, Acquiror), hereby agree that, in the event a dispute with respect to this Agreement or the transactions contemplated hereby arises after the Closing between or among (x) the Sponsor, the shareholders or holders of other equity interests of Acquiror or the Sponsor and/or any of their respective directors, members, partners, officers, employees or Affiliates (other than Acquiror) (collectively, the “Empower Group”), on the one hand, and (y) Acquiror and/or any member of the Company Group (as defined below), on the other hand, any legal counsel, including Gibson Dunn & Crutcher LLP (“GDC”), that represented Acquiror and/or the Sponsor prior to the Closing may represent the Sponsor and/or any other member of the Empower Group, in such dispute even though the interests of such Persons may be directly adverse to Acquiror, and even though such counsel may have represented Acquiror in a matter substantially related to such dispute, or may be handling ongoing matters for Acquiror and/or the Sponsor. Acquiror and the Company, on behalf of their respective successors and assigns, further agree that, as to all legally privileged communications prior to the Closing (made in connection with the negotiation, preparation, execution, delivery and performance under, or any dispute or Legal Proceeding arising out of or relating to, this Agreement, any Ancillary Agreements or the transactions contemplated hereby or thereby) between or among Acquiror, the Sponsor and/or any other member of the Empower Group, on the one hand, and GDC, on the other hand, the attorney/client privilege and the expectation of client confidence shall survive the Mergers and belong to the Empower Group after the Closing, and shall not pass to or be claimed or controlled by Acquiror. Notwithstanding the foregoing, any privileged communications or information shared by the Company prior to the Closing with Acquiror or the Sponsor under a common interest agreement shall remain the privileged communications or information of Acquiror.

(b) Acquiror and the Company, on behalf of their respective successors and assigns (including, after the Closing, Acquiror), hereby agree that, in the event a dispute with respect to this Agreement or the transactions contemplated hereby arises after the Closing between or among (x) the stockholders or holders of other equity interests of the Company and any of their respective directors, members, partners, officers, employees or Affiliates (other than Acquiror) (collectively, the “Company Group”), on the one hand, and (y) Acquiror and/or any member of the Empower Group, on the other hand, any legal counsel, including Willkie Farr & Gallagher LLP (“Willkie”) that represented the Company prior to the Closing may represent any member of the Company Group in such dispute even though the interests of such Persons may be directly adverse to Acquiror, and even though such counsel may have represented Acquiror and/or the Company in a matter substantially related to such dispute, or may be handling ongoing matters for Acquiror. Acquiror and the Company, on behalf of their respective successors and assigns further agree that, as to all legally privileged communications prior to the Closing (made in connection with the negotiation, preparation, execution, delivery and performance under, or any dispute or Legal Proceeding arising out of or relating to, this Agreement, any Ancillary Agreements or the transactions contemplated hereby or thereby) between or among the Company and/or any member of the Company Group, on the one hand, and Willkie, on the other hand, the attorney/client privilege and the expectation of client confidence shall survive the Mergers and belong to the Company Group after the Closing, and shall not pass to or be claimed or controlled by Acquiror. Notwithstanding the foregoing, any privileged communications or information shared by Acquiror prior to the Closing with the Company under a common interest agreement shall remain the privileged communications or information of Acquiror.

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IN WITNESS WHEREOF the parties have hereunto caused this Agreement to be duly executed as of the date first above written.

EMPOWER LTD.

By:	/s/ Matthew Rubel
Name:	Matthew Rubel
Title:	CEO

EMPOWER MERGER SUB I INC.

By:	/s/ Andrew Spring
Name:	Andrew Spring
Title:	CFO

EMPOWER MERGER SUB II LLC

By:	/s/ Andrew Spring
Name:	Andrew Spring
Title:	CFO

HOLLEY INTERMEDIATE HOLDINGS, INC.

By:	/s/ James D. Coady
Name:	James D. Coady
Title:	President

Annex B

THE COMPANIES LAW (2020 REVISION)

OF THE CAYMAN ISLANDS

COMPANY LIMITED BY SHARES

AMENDED AND RESTATED

MEMORANDUM AND ARTICLES OF ASSOCIATION

OF

EMPOWER LTD.

(ADOPTED BY SPECIAL RESOLUTION DATED 6 OCTOBER 2020 AND

EFFECTIVE ON 6 OCTOBER 2020)

THE COMPANIES LAW (2020 REVISION)

OF THE CAYMAN ISLANDS COMPANY

LIMITED BY SHARES AMENDED AND

RESTATED MEMORANDUM OF

ASSOCIATION

OF EMPOWER LTD.

(ADOPTED BY SPECIAL RESOLUTION DATED 6 OCTOBER 2020 AND

EFFECTIVE ON 6 OCTOBER 2020)

1	The name of the Company is Empower Ltd.

2

The Registered Office of the Company shall be at the offices of Maples Corporate Services Limited, PO Box 309, Ugland House, Grand Cayman, KY1-1104, Cayman Islands, or at such other place within the Cayman Islands as the Directors may decide.

3	The objects for which the Company is established are unrestricted and the Company shall have full power and authority to carry out any object not prohibited by the laws of the Cayman Islands.

4	The liability of each Member is limited to the amount unpaid on such Member’s shares.

5

The share capital of the Company is US$55,500 divided into 500,000,000 Class A ordinary shares of a par value of US$0.0001 each, 50,000,000 Class B ordinary shares of a par value of US$0.0001 each and 5,000,000 preference shares of a par value of US$0.0001 each.

6

The Company has power to register by way of continuation as a body corporate limited by shares under the laws of any jurisdiction outside the Cayman Islands and to be deregistered in the Cayman Islands.

7

Capitalised terms that are not defined in this Amended and Restated Memorandum of Association bear the respective meanings given to them in the Amended and Restated Articles of Association of the Company.

THE COMPANIES LAW (2020 REVISION)

OF THE CAYMAN ISLANDS COMPANY

LIMITED BY SHARES AMENDED AND

RESTATED ARTICLES OF

ASSOCIATION

OF EMPOWER LTD.

(ADOPTED BY SPECIAL RESOLUTION DATED 6 OCTOBER 2020 AND

EFFECTIVE ON 6 OCTOBER 2020)

1	Interpretation

1.1	In the Articles Table A in the First Schedule to the Statute does not apply and, unless there is something in the subject or context inconsistent therewith:

“Affiliate”	in respect of a person, means any other person that, directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such person, and (a) in the case of a natural person, shall include, without limitation, such person’s spouse, parents, children, siblings, mother-in-law and father-in-law and brothers and sisters-in-law, whether by blood, marriage or adoption or anyone residing in such person’s home, a trust for the benefit of any of the foregoing, a company, partnership or any natural person or entity wholly or jointly owned by any of the foregoing and (b) in the case of an entity, shall include a partnership, a corporation or any natural person or entity which directly, or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such entity.

“Applicable Law”	means, with respect to any person, all provisions of laws, statutes, ordinances, rules, regulations, permits, certificates, judgments, decisions, decrees or orders of any governmental authority applicable to such person.

“Articles”	means these amended and restated articles of association of the Company.

“Audit Committee”	means the audit committee of the board of directors of the Company established pursuant to the Articles, or any successor committee.

“Auditor”	means the person for the time being performing the duties of auditor of the Company (if any).

“Business Combination”	means a merger, amalgamation, share exchange, asset acquisition, share purchase, reorganisation or similar business combination involving the Company, with one or more businesses or entities (the “target business”), which Business Combination: (a) as long as the securities of the Company are listed on the New York Stock Exchange, must occur with one or more target businesses that together have an aggregate fair market value of at least 80 per cent of the assets held in the Trust Account (excluding the deferred underwriting commissions and taxes payable on the income earned on the Trust Account) at the time of the signing of the definitive agreement to enter into such Business Combination; and (b) must not be solely effectuated with another blank cheque company or a similar company with nominal operations.

“business day”	means any day other than a Saturday, a Sunday or a legal holiday or a day on which banking institutions or trust companies are authorised or obligated by law to close in New York City.

“Clearing House”	means a clearing house recognised by the laws of the jurisdiction in which the Shares (or depositary receipts therefor) are listed or quoted on a stock exchange or interdealer quotation system in such jurisdiction.

“Class A Share”	means a Class A ordinary share of a par value of US$0.0001 in the share capital of the Company.

“Class B Share”	means a Class B ordinary share of a par value of US$0.0001 in the share capital of the Company.

“Company”	means the above named company.

“Company’s Website”	means the website of the Company and/or its web-address or domain name (if any).

“Compensation, Nominating and Corporate Governance Committee”	means the compensation, nominating and corporate governance committee of the board of directors of the Company established pursuant to the Articles, or any successor committee.

“Designated Stock Exchange”	means any United States national securities exchange on which the securities of the Company are listed for trading, including the New York Stock Exchange.

“Directors”	means the directors for the time being of the Company.

“Dividend”	means any dividend (whether interim or final) resolved to be paid on Shares pursuant to the Articles.

“Electronic Communication”	means a communication sent by electronic means, including electronic posting to the Company’s Website, transmission to any number, address or internet website (including the website of the Securities and Exchange Commission) or other electronic delivery methods as otherwise decided and approved by the Directors.

“Electronic Record”	has the same meaning as in the Electronic Transactions Law.

“Electronic Transactions Law”	means the Electronic Transactions Law (2003 Revision) of the Cayman Islands.

“Equity-linked Securities”	means any debt or equity securities that are convertible, exercisable or exchangeable for Class A Shares issued in a financing transaction in connection with a Business Combination, including but not limited to a private placement of equity or debt.

“Exchange Act”	means the United States Securities Exchange Act of 1934, as amended, or any similar U.S. federal statute and the rules and regulations of the Securities and Exchange Commission thereunder, all as the same shall be in effect at the time.

“Forward Purchase Agreement”	means an agreement that provides for the sale of equity securities in a private placement that will close substantially concurrently with the closing of any Business Combination.

“Forward Purchase Securities”	means any equity securities to be issued pursuant to a Forward Purchase Agreement.

“Founders”	means all Members immediately prior to the consummation of the IPO.

“Independent Director”	has the same meaning as in the rules and regulations of the Designated Stock Exchange or in Rule 10A-3 under the Exchange Act, as the case may be.

“IPO”	means the Company’s initial public offering of securities.

“Member”	has the same meaning as in the Statute.

“Memorandum”	means the amended and restated memorandum of association of the Company.

“Officer”	means a person appointed to hold an office in the Company.

“Ordinary Resolution”	means a resolution passed by a simple majority of the Members as, being entitled to do so, vote in person or, where proxies are allowed, by proxy at a general meeting, and includes a unanimous written resolution. In computing the majority when a poll is demanded regard shall be had to the number of votes to which each Member is entitled by the Articles.

“Over-Allotment Option”	means the option of the Underwriters to purchase up to an additional 15 per cent of the firm units (as described in the Articles) issued in the IPO at a price equal to US$10 per unit, less underwriting discounts and commissions.

“Preference Share”	means a preference share of a par value of US$0.0001 in the share capital of the Company.

“Public Share”	means a Class A Share issued as part of the units (as described in the Articles) issued in the IPO.

“Redemption Notice”	means a notice in a form approved by the Company by which a holder of Public Shares is entitled to require the Company to redeem its Public Shares, subject to any conditions contained therein.

“Register of Members”	means the register of Members maintained in accordance with the Statute and includes (except where otherwise stated) any branch or duplicate register of Members.

“Registered Office”	means the registered office for the time being of the Company.

“Representative”	means a representative of the Underwriters.

“Seal”	means the common seal of the Company and includes every duplicate seal.

“Securities and Exchange Commission”	means the United States Securities and Exchange Commission.

“Share”	means a Class A Share, a Class B Share or a Preference Share and includes a fraction of a share in the Company.

“Special Resolution”	subject to Article 29.4, Article 47.1 and Article 47.2, has the same meaning as in the Statute, and includes a unanimous written resolution.

“Sponsor”	means Empower Sponsor Holdings LLC, a Delaware limited liability company, and its successors or assigns.

“Statute”	means the Companies Law (2020 Revision) of the Cayman Islands.

“Treasury Share”	means a Share held in the name of the Company as a treasury share in accordance with the Statute.

“Trust Account”	means the trust account established by the Company upon the consummation of its IPO and into which a certain amount of the net proceeds of the IPO, together with a certain amount of the proceeds of a private placement of warrants simultaneously with the closing date of the IPO, will be deposited.

“Underwriter”	means an underwriter of the IPO from time to time and any successor underwriter.

1.2	In the Articles:

(a)	words importing the singular number include the plural number and vice versa;

(b)	words importing the masculine gender include the feminine gender;

(c)	words importing persons include corporations as well as any other legal or natural person;

(d)	“written” and “in writing” include all modes of representing or reproducing words in visible form, including in the form of an Electronic Record;

(e)	“shall” shall be construed as imperative and “may” shall be construed as permissive;

(f)	references to provisions of any law or regulation shall be construed as references to those provisions as amended, modified, re-enacted or replaced;

(g)

any phrase introduced by the terms “including”, “include”, “in particular” or any similar expression shall be construed as illustrative and shall not limit the sense of the words preceding those terms;

(h)

the term “and/or” is used herein to mean both “and” as well as “or.” The use of “and/or” in certain contexts in no respects qualifies or modifies the use of the terms “and” or “or” in others. The term “or” shall not be interpreted to be exclusive and the term “and” shall not be interpreted to require the conjunctive (in each case, unless the context otherwise requires);

(i)	headings are inserted for reference only and shall be ignored in construing the Articles;

(j)	any requirements as to delivery under the Articles include delivery in the form of an Electronic Record;

(k)

any requirements as to execution or signature under the Articles including the execution of the Articles themselves can be satisfied in the form of an electronic signature as defined in the Electronic Transactions Law;

(l)	sections 8 and 19(3) of the Electronic Transactions Law shall not apply;

(m)

the term “clear days” in relation to the period of a notice means that period excluding the day when the notice is received or deemed to be received and the day for which it is given or on which it is to take effect; and

(n)	the term “holder” in relation to a Share means a person whose name is entered in the Register of Members as the holder of such Share.

2	Commencement of Business

2.1	The business of the Company may be commenced as soon after incorporation of the Company as the Directors shall see fit.

2.2	The Directors may pay, out of the capital or any other monies of the Company, all expenses incurred in or about the formation and establishment of the Company, including the expenses of registration.

3	Issue of Shares and other Securities

3.1

Subject to the provisions, if any, in the Memorandum (and to any direction that may be given by the Company in general meeting) and, where applicable, the rules and regulations of the Designated Stock Exchange, the Securities and Exchange Commission and/or any other competent regulatory authority or otherwise under Applicable Law, and without prejudice to any rights attached to any existing Shares, the Directors may allot, issue, grant options over or otherwise dispose of Shares (including fractions of a Share) with or without preferred, deferred or other rights or restrictions, whether in regard to Dividends or other distributions, voting, return of capital or otherwise and to such persons, at such times and on such other terms as they think proper, and may also (subject to the Statute and the Articles) vary such rights, save that the Directors shall not allot, issue, grant options over or otherwise dispose of Shares (including fractions of a Share) to the extent that it may affect the ability of the Company to carry out a Class B Share Conversion set out in the Articles.

3.2

The Company may issue rights, options, warrants or convertible securities or securities of similar nature conferring the right upon the holders thereof to subscribe for, purchase or receive any class of Shares or other securities in the Company on such terms as the Directors may from time to time determine.

3.3

The Company may issue units of securities in the Company, which may be comprised of whole or fractional Shares, rights, options, warrants or convertible securities or securities of similar nature conferring the right upon the holders thereof to subscribe for, purchase or receive any class of Shares or other securities in the Company, upon such terms as the Directors may from time to time determine.

3.4	The Company shall not issue Shares to bearer.

4	Register of Members

4.1	The Company shall maintain or cause to be maintained the Register of Members in accordance with the Statute.

4.2

The Directors may determine that the Company shall maintain one or more branch registers of Members in accordance with the Statute. The Directors may also determine which register of Members shall constitute the principal register and which shall constitute the branch register or registers, and to vary such determination from time to time.

5	Closing Register of Members or Fixing Record Date

5.1

For the purpose of determining Members entitled to notice of, or to vote at any meeting of Members or any adjournment thereof, or Members entitled to receive payment of any Dividend or other distribution, or in order to make a determination of Members for any other purpose, the Directors may, after notice has been given by advertisement in an appointed newspaper or any other newspaper or by any other means in accordance with the rules and regulations of the Designated Stock Exchange, the Securities and Exchange Commission and/or any other competent regulatory authority or otherwise under Applicable Law, provide that the Register of Members shall be closed for transfers for a stated period which shall not in any case exceed forty days.

5.2

In lieu of, or apart from, closing the Register of Members, the Directors may fix in advance or arrears a date as the record date for any such determination of Members entitled to notice of, or to vote at any meeting of the Members or any adjournment thereof, or for the purpose of determining the Members entitled to receive payment of any Dividend or other distribution, or in order to make a determination of Members for any other purpose.

5.3

If the Register of Members is not so closed and no record date is fixed for the determination of Members entitled to notice of, or to vote at, a meeting of Members or Members entitled to receive payment of a Dividend or other distribution, the date on which notice of the meeting is sent or the date on which the resolution of the Directors resolving to pay such Dividend or other distribution is passed, as the case may be, shall be the record date for such determination of Members. When a determination of Members entitled to vote at any meeting of Members has been made as provided in this Article, such determination shall apply to any adjournment thereof.

6	Certificates for Shares

6.1

A Member shall only be entitled to a share certificate if the Directors resolve that share certificates shall be issued. Share certificates representing Shares, if any, shall be in such form as the Directors may determine. Share certificates shall be signed by one or more Directors or other person authorised by the Directors. The Directors may authorise certificates to be issued with the authorised signature(s) affixed by mechanical process. All certificates for Shares shall be consecutively numbered or otherwise identified and shall specify the Shares to which they relate. All certificates surrendered to the Company for transfer shall be cancelled and, subject to the Articles, no new certificate shall be issued until the former certificate representing a like number of relevant Shares shall have been surrendered and cancelled.

6.2

The Company shall not be bound to issue more than one certificate for Shares held jointly by more than one person and delivery of a certificate to one joint holder shall be a sufficient delivery to all of them.

6.3

If a share certificate is defaced, worn out, lost or destroyed, it may be renewed on such terms (if any) as to evidence and indemnity and on the payment of such expenses reasonably incurred by the Company in investigating evidence, as the Directors may prescribe, and (in the case of defacement or wearing out) upon delivery of the old certificate.

6.4

Every share certificate sent in accordance with the Articles will be sent at the risk of the Member or other person entitled to the certificate. The Company will not be responsible for any share certificate lost or delayed in the course of delivery.

6.5

Share certificates shall be issued within the relevant time limit as prescribed by the Statute, if applicable, or as the rules and regulations of the Designated Stock Exchange, the Securities and Exchange Commission and/or any other competent regulatory authority or otherwise under Applicable Law may from time to time determine, whichever is shorter, after the allotment or, except in the case of a Share transfer which the Company is for the time being entitled to refuse to register and does not register, after lodgement of a Share transfer with the Company.

7	Transfer of Shares

7.1

Subject to the terms of the Articles, any Member may transfer all or any of his Shares by an instrument of transfer provided that such transfer complies with the rules and regulations of the Designated Stock Exchange, the Securities and Exchange Commission and/or any other competent regulatory authority or otherwise under Applicable Law. If the Shares in question were issued in conjunction with rights, options or warrants issued pursuant to the Articles on terms that one cannot be transferred without the other, the Directors shall refuse to register the transfer of any such Share without evidence satisfactory to them of the like transfer of such option or warrant.

7.2

The instrument of transfer of any Share shall be in writing in the usual or common form or in a form prescribed by the rules and regulations of the Designated Stock Exchange, the Securities and Exchange Commission and/or any other competent regulatory authority or otherwise under Applicable Law or in any other form approved by the Directors and shall be executed by or on behalf of the transferor (and if the Directors so require, signed by or on behalf of the transferee) and may be under hand or, if the transferor or transferee is a Clearing House or its nominee(s), by hand or by machine imprinted signature or by such other manner of execution as the Directors may approve from time to time. The transferor shall be deemed to remain the holder of a Share until the name of the transferee is entered in the Register of Members.

8	Redemption, Repurchase and Surrender of Shares

8.1

Subject to the provisions of the Statute, and, where applicable, the rules and regulations of the Designated Stock Exchange, the Securities and Exchange Commission and/or any other competent regulatory authority or otherwise under Applicable Law, the Company may issue Shares that are to be redeemed or are liable to be redeemed at the option of the Member or the Company. The redemption of such Shares, except Public Shares, shall be effected in such manner and upon such other terms as the Company may, by Special Resolution, determine before the issue of such Shares. With respect to redeeming or repurchasing the Shares:

(a)	Members who hold Public Shares are entitled to request the redemption of such Shares in the circumstances described in the Business Combination Article hereof;

(b)

Class B Shares held by the Sponsor shall be surrendered by the Sponsor for no consideration to the extent that the Over-Allotment Option is not exercised in full so that the Founders will own 20 per cent of the Company’s issued Shares after the IPO (exclusive of any securities purchased in a private placement simultaneously with the IPO); and

(c)	Public Shares shall be repurchased by way of tender offer in the circumstances set out in the Business Combination Article hereof.

8.2

Subject to the provisions of the Statute, and, where applicable, the rules and regulations of the Designated Stock Exchange, the Securities and Exchange Commission and/or any other competent regulatory authority or otherwise under Applicable Law, the Company may purchase its own Shares (including any redeemable Shares) in such manner and on such other terms as the Directors may agree with the relevant Member. For the avoidance of doubt, redemptions, repurchases and surrenders of Shares in the circumstances described in the Article above shall not require further approval of the Members.

8.3	The Company may make a payment in respect of the redemption or purchase of its own Shares in any manner permitted by the Statute, including out of capital.

8.4	The Directors may accept the surrender for no consideration of any fully paid Share.

9	Treasury Shares

9.1	The Directors may, prior to the purchase, redemption or surrender of any Share, determine that such Share shall be held as a Treasury Share.

9.2	The Directors may determine to cancel a Treasury Share or transfer a Treasury Share on such terms as they think proper (including, without limitation, for nil consideration).

10	Variation of Rights of Shares

10.1

Subject to Article 3.1, if at any time the share capital of the Company is divided into different classes of Shares, all or any of the rights attached to any class (unless otherwise provided by the terms of issue of the Shares of that class) may, whether or not the Company is being wound up, be varied without the consent of the holders of the issued Shares of that class where such variation is considered by the Directors not to have a material adverse effect upon such rights; otherwise, any such variation shall be made only with the consent in writing of the holders of not less than two thirds of the issued Shares of that class (other than with respect to a waiver of the provisions of the Class B Share Conversion Article hereof, which as stated therein shall only require the consent in writing of the holders of a majority of the issued Shares of that class), or with the approval of a resolution passed by a majority of not less than two thirds of the votes cast at a separate meeting of the holders of the Shares of that class. For the avoidance of doubt, the Directors reserve the right, notwithstanding that any such variation may not have a material adverse effect, to obtain consent from the holders of Shares of the relevant class. To any such meeting all the provisions of the Articles relating to general meetings shall apply mutatis mutandis, except that the necessary quorum shall be one person holding or representing by proxy at least one third of the issued Shares of the class and that any holder of Shares of the class present in person or by proxy may demand a poll.

10.2

For the purposes of a separate class meeting, the Directors may treat two or more or all the classes of Shares as forming one class of Shares if the Directors consider that such class of Shares would be affected in the same way by the proposals under consideration, but in any other case shall treat them as separate classes of Shares.

10.3

The rights conferred upon the holders of the Shares of any class issued with preferred or other rights shall not, unless otherwise expressly provided by the terms of issue of the Shares of that class, be deemed to be varied by the creation or issue of further Shares ranking pari passu therewith or Shares issued with preferred or other rights.

11	Commission on Sale of Shares

The Company may, in so far as the Statute permits, pay a commission to any person in consideration of his subscribing or agreeing to subscribe (whether absolutely or conditionally) or procuring or agreeing to procure subscriptions (whether absolutely or conditionally) for any Shares. Such commissions may be satisfied by the payment of cash and/or the issue of fully or partly paid-up Shares. The Company may also on any issue of Shares pay such brokerage as may be lawful.

12	Non Recognition of Trusts

The Company shall not be bound by or compelled to recognise in any way (even when notified) any equitable, contingent, future or partial interest in any Share, or (except only as is otherwise provided by the Articles or the Statute) any other rights in respect of any Share other than an absolute right to the entirety thereof in the holder.

13	Lien on Shares

13.1

The Company shall have a first and paramount lien on all Shares (whether fully paid-up or not) registered in the name of a Member (whether solely or jointly with others) for all debts, liabilities or engagements to or with the Company (whether presently payable or not) by such Member or his estate, either alone or jointly with any other person, whether a Member or not, but the Directors may at any time declare any Share to be wholly or in part exempt from the provisions of this Article. The registration of a transfer of any such Share shall operate as a waiver of the Company’s lien thereon. The Company’s lien on a Share shall also extend to any amount payable in respect of that Share.

13.2

The Company may sell, in such manner as the Directors think fit, any Shares on which the Company has a lien, if a sum in respect of which the lien exists is presently payable, and is not paid within fourteen clear days after notice has been received or deemed to have been received by the holder of the Shares, or to the person entitled to it in consequence of the death or bankruptcy of the holder, demanding payment and stating that if the notice is not complied with the Shares may be sold.

13.3

To give effect to any such sale the Directors may authorise any person to execute an instrument of transfer of the Shares sold to, or in accordance with the directions of, the purchaser. The purchaser or his nominee shall be registered as the holder of the Shares comprised in any such transfer, and he shall not be bound to see to the application of the purchase money, nor shall his title to the Shares be affected by any irregularity or invalidity in the sale or the exercise of the Company’s power of sale under the Articles.

13.4

The net proceeds of such sale after payment of costs, shall be applied in payment of such part of the amount in respect of which the lien exists as is presently payable and any balance shall (subject to a like lien for sums not presently payable as existed upon the Shares before the sale) be paid to the person entitled to the Shares at the date of the sale.

14	Call on Shares

14.1

Subject to the terms of the allotment and issue of any Shares, the Directors may make calls upon the Members in respect of any monies unpaid on their Shares (whether in respect of par value or premium), and each Member shall (subject to receiving at least fourteen clear days’ notice specifying the time or times of payment) pay to the Company at the time or times so specified the amount called on the Shares. A call may be revoked or postponed, in whole or in part, as the Directors may determine. A call may be required to be paid by instalments. A person upon whom a call is made shall remain liable for calls made upon him notwithstanding the subsequent transfer of the Shares in respect of which the call was made.

14.2	A call shall be deemed to have been made at the time when the resolution of the Directors authorising such call was passed.

14.3	The joint holders of a Share shall be jointly and severally liable to pay all calls in respect thereof.

14.4

If a call remains unpaid after it has become due and payable, the person from whom it is due shall pay interest on the amount unpaid from the day it became due and payable until it is paid at such rate as the Directors may determine (and in addition all expenses that have been incurred by the Company by reason of such non-payment), but the Directors may waive payment of the interest or expenses wholly or in part.

14.5

An amount payable in respect of a Share on issue or allotment or at any fixed date, whether on account of the par value of the Share or premium or otherwise, shall be deemed to be a call and if it is not paid all the provisions of the Articles shall apply as if that amount had become due and payable by virtue of a call.

14.6	The Directors may issue Shares with different terms as to the amount and times of payment of calls, or the interest to be paid.

14.7

The Directors may, if they think fit, receive an amount from any Member willing to advance all or any part of the monies uncalled and unpaid upon any Shares held by him, and may (until the amount would otherwise become payable) pay interest at such rate as may be agreed upon between the Directors and the Member paying such amount in advance.

14.8

No such amount paid in advance of calls shall entitle the Member paying such amount to any portion of a Dividend or other distribution payable in respect of any period prior to the date upon which such amount would, but for such payment, become payable.

15	Forfeiture of Shares

15.1

If a call or instalment of a call remains unpaid after it has become due and payable the Directors may give to the person from whom it is due not less than fourteen clear days’ notice requiring payment of the amount unpaid together with any interest which may have accrued and any expenses incurred by the Company by reason of such non-payment. The notice shall specify where payment is to be made and shall state that if the notice is not complied with the Shares in respect of which the call was made will be liable to be forfeited.

15.2

If the notice is not complied with, any Share in respect of which it was given may, before the payment required by the notice has been made, be forfeited by a resolution of the Directors. Such forfeiture shall include all Dividends, other distributions or other monies payable in respect of the forfeited Share and not paid before the forfeiture.

15.3

A forfeited Share may be sold, re-allotted or otherwise disposed of on such terms and in such manner as the Directors think fit and at any time before a sale, re-allotment or disposition the forfeiture may be cancelled on such terms as the Directors think fit. Where for the purposes of its disposal a forfeited Share is to be transferred to any person the Directors may authorise some person to execute an instrument of transfer of the Share in favour of that person.

15.4

A person any of whose Shares have been forfeited shall cease to be a Member in respect of them and shall surrender to the Company for cancellation the certificate for the Shares forfeited and shall remain liable to pay to the Company all monies which at the date of forfeiture were payable by him to the Company in respect of those Shares together with interest at such rate as the Directors may determine, but his liability shall cease if and when the Company shall have received payment in full of all monies due and payable by him in respect of those Shares.

15.5

A certificate in writing under the hand of one Director or Officer that a Share has been forfeited on a specified date shall be conclusive evidence of the facts stated in it as against all persons claiming to be entitled to the Share. The certificate shall (subject to the execution of an instrument of transfer) constitute a good title to the Share and the person to whom the Share is sold or otherwise disposed of shall not be bound to see to the application of the purchase money, if any, nor shall his title to the Share be affected by any irregularity or invalidity in the proceedings in reference to the forfeiture, sale or disposal of the Share.

15.6

The provisions of the Articles as to forfeiture shall apply in the case of non payment of any sum which, by the terms of issue of a Share, becomes payable at a fixed time, whether on account of the par value of the Share or by way of premium as if it had been payable by virtue of a call duly made and notified.

16	Transmission of Shares

16.1

If a Member dies, the survivor or survivors (where he was a joint holder), or his legal personal representatives (where he was a sole holder), shall be the only persons recognised by the Company as having any title to his Shares. The estate of a deceased Member is not thereby released from any liability in respect of any Share, for which he was a joint or sole holder.

16.2

Any person becoming entitled to a Share in consequence of the death or bankruptcy or liquidation or dissolution of a Member (or in any other way than by transfer) may, upon such evidence being produced as may be required by the Directors, elect, by a notice in writing sent by him to the Company, either to become the holder of such Share or to have some person nominated by him registered as the holder of such Share. If he elects to have another person registered as the holder of such Share he shall sign an instrument of transfer of that Share to that person. The Directors shall, in either case, have the same right to decline or suspend registration as they would have had in the case of a transfer of the Share by the relevant Member before his death or bankruptcy or liquidation or dissolution, as the case may be.

16.3

A person becoming entitled to a Share by reason of the death or bankruptcy or liquidation or dissolution of a Member (or in any other case than by transfer) shall be entitled to the same Dividends, other distributions and other advantages to which he would be entitled if he were the holder of such Share. However, he shall not, before becoming a Member in respect of a Share, be entitled in respect of it to exercise any right conferred by membership in relation to general meetings of the Company and the Directors may at any time give notice requiring any such person to elect either to be registered himself or to have some person nominated by him be registered as the holder of the Share (but the Directors shall, in either case, have the same right to decline or suspend registration as they would have had in the case of a transfer of the Share by the relevant Member before his death or bankruptcy or liquidation or dissolution or any other case than by transfer, as the case may be). If the notice is not complied with within ninety days of being received or deemed to be received (as determined pursuant to the Articles), the Directors may thereafter withhold payment of all Dividends, other distributions, bonuses or other monies payable in respect of the Share until the requirements of the notice have been complied with.

17	Class B Ordinary Share Conversion

17.1

The rights attaching to the Class A Shares and Class B Shares shall rank pari passu in all respects, and the Class A Shares and Class B Shares shall vote together as a single class on all matters (subject to the Variation of Rights of Shares Article and the Appointment and Removal of Directors Article hereof) with the exception that the holder of a Class B Share shall have the Conversion Rights referred to in this Article.

17.2

Class B Shares shall automatically convert into Class A Shares on a one-for-one basis (the “Initial Conversion Ratio”): (a) at any time and from time to time at the option of the holders thereof; and (b) automatically on the day of the closing of a Business Combination.

17.3

Notwithstanding the Initial Conversion Ratio, in the case that additional Class A Shares or any other Equity-linked Securities, are issued, or deemed issued, by the Company in excess of the amounts offered in the IPO and related to the closing of a Business Combination, all Class B Shares in issue shall automatically convert into Class A Shares at the time of the closing of a Business Combination at a ratio for which the Class B Shares shall convert into Class A Shares will be adjusted (unless the holders of a majority of the Class B Shares in issue agree to waive such anti-dilution adjustment with respect to any such issuance or deemed issuance) so that the number of Class A Shares issuable upon conversion of all Class B Shares will equal, on an as-converted basis, in the aggregate, 20 per cent of the sum of all Class A Shares and Class B Shares in issue upon completion of the IPO plus all Class A Shares and Equity-linked Securities issued or deemed issued in connection with a Business Combination, excluding any Shares, Equity-linked Securities or Forward Purchase Securities issued, or to be issued, to any seller in a Business Combination and any private placement warrants issued to the Sponsor or its Affiliates upon conversion of working capital loans made to the Company.

17.4

Notwithstanding anything to the contrary contained herein, the foregoing adjustment to the Initial Conversion Ratio may be waived as to any particular issuance or deemed issuance of additional Class A Shares or Equity-linked Securities by the written consent or agreement of holders of a majority of the Class B Shares then in issue consenting or agreeing separately as a separate class in the manner provided in the Variation of Rights of Shares Article hereof.

17.5

The foregoing conversion ratio shall also be adjusted to account for any subdivision (by share split, subdivision, exchange, capitalisation, rights issue, reclassification, recapitalisation or otherwise) or combination (by reverse share split, share consolidation, exchange, reclassification, recapitalisation or otherwise) or similar reclassification or recapitalisation of the Class A Shares in issue into a greater or lesser number of shares occurring after the original filing of the Articles without a proportionate and corresponding subdivision, combination or similar reclassification or recapitalisation of the Class B Shares in issue.

17.6

Each Class B Share shall convert into its pro rata number of Class A Shares pursuant to this Article. The pro rata share for each holder of Class B Shares will be determined as follows: each Class B Share shall convert into such number of Class A Shares as is equal to the product of 1 multiplied by a fraction, the numerator of which shall be the total number of Class A Shares into which all of the Class B Shares in issue shall be converted pursuant to this Article and the denominator of which shall be the total number of Class B Shares in issue at the time of conversion.

17.7

References in this Article to “converted”, “conversion” or “exchange” shall mean the compulsory redemption without notice of Class B Shares of any Member and, on behalf of such Members, automatic application of such redemption proceeds in paying for such new Class A Shares into which the Class B Shares have been converted or exchanged at a price per Class B Share necessary to give effect to a conversion or exchange calculated on the basis that the Class A Shares to be issued as part of the conversion or exchange will be issued at par. The Class A Shares to be issued on an exchange or conversion shall be registered in the name of such Member or in such name as the Member may direct.

17.8	Notwithstanding anything to the contrary in this Article, in no event may any Class B Share convert into Class A Shares at a ratio that is less than one-for-one.

18	Amendments of Memorandum and Articles of Association and Alteration of Capital

18.1	The Company may by Ordinary Resolution:

(a)	increase its share capital by such sum as the Ordinary Resolution shall prescribe and with such rights, priorities and privileges annexed thereto, as the Company in general meeting may determine;

(b)	consolidate and divide all or any of its share capital into Shares of larger amount than its existing Shares;

(c)	convert all or any of its paid-up Shares into stock, and reconvert that stock into paid-up Shares of any denomination;

(d)

by subdivision of its existing Shares or any of them divide the whole or any part of its share capital into Shares of smaller amount than is fixed by the Memorandum or into Shares without par value; and

(e)

cancel any Shares that at the date of the passing of the Ordinary Resolution have not been taken or agreed to be taken by any person and diminish the amount of its share capital by the amount of the Shares so cancelled.

18.2

All new Shares created in accordance with the provisions of the preceding Article shall be subject to the same provisions of the Articles with reference to the payment of calls, liens, transfer, transmission, forfeiture and otherwise as the Shares in the original share capital.

18.3

Subject to the provisions of the Statute, the provisions of the Articles as regards the matters to be dealt with by Ordinary Resolution, Article 29.4, Article 47.1 and Article 47.2, the Company may by Special Resolution:

(a)	change its name;

(b)	alter or add to the Articles;

(c)	alter or add to the Memorandum with respect to any objects, powers or other matters specified therein; and

(d)	reduce its share capital or any capital redemption reserve fund.

19	Offices and Places of Business

Subject to the provisions of the Statute, the Company may by resolution of the Directors change the location of its Registered Office. The Company may, in addition to its Registered Office, maintain such other offices or places of business as the Directors determine.

20	General Meetings

20.1	All general meetings other than annual general meetings shall be called extraordinary general meetings.

20.2

The Company may, but shall not (unless required by the Statute) be obliged to, in each year hold a general meeting as its annual general meeting, and shall specify the meeting as such in the notices calling it. Any annual general meeting shall be held at such time and place as the Directors shall appoint. At these meetings the report of the Directors (if any) shall be presented.

20.3

The Directors, the chief executive officer or the chairman of the board of Directors may call general meetings, and, for the avoidance of doubt, Members shall not have the ability to call general meetings.

20.4

Members seeking to bring business before the annual general meeting or to nominate candidates for appointment as Directors at the annual general meeting must deliver notice to the principal executive offices of the Company not less than 120 calendar days before the date of the Company’s proxy statement released to Members in connection with the previous year’s annual general meeting or, if the Company did not hold an annual general meeting the previous year, or if the date of the current year’s annual general meeting has been changed by more than 30 days from the date of the previous year’s annual general meeting, then the deadline shall be set by the board of Directors with such deadline being a reasonable time before the Company begins to print and send its related proxy materials.

21	Notice of General Meetings

21.1

At least five clear days’ notice shall be given of any general meeting. Every notice shall specify the place, the day and the hour of the meeting and the general nature of the business to be conducted at the general meeting and shall be given in the manner hereinafter mentioned or in such other manner if any as may be prescribed by the Company, provided that a general meeting of the Company shall, whether or not the notice specified in this Article has been given and whether or not the provisions of the Articles regarding general meetings have been complied with, be deemed to have been duly convened if it is so agreed:

(a)	in the case of an annual general meeting, by all of the Members entitled to attend and vote thereat; and

(b)

in the case of an extraordinary general meeting, by a majority in number of the Members having a right to attend and vote at the meeting, together holding not less than ninety-five per cent in par value of the Shares giving that right.

21.2

The accidental omission to give notice of a general meeting to, or the non receipt of notice of a general meeting by, any person entitled to receive such notice shall not invalidate the proceedings of that general meeting.

22	Proceedings at General Meetings

22.1

No business shall be transacted at any general meeting unless a quorum is present. The holders of a majority of the Shares being individuals present in person or by proxy or if a corporation or other non-natural person by its duly authorised representative or proxy shall be a quorum.

22.2

A person may participate at a general meeting by conference telephone or other communications equipment by means of which all the persons participating in the meeting can communicate with each other. Participation by a person in a general meeting in this manner is treated as presence in person at that meeting.

22.3

A resolution (including a Special Resolution) in writing (in one or more counterparts) signed by or on behalf of all of the Members for the time being entitled to receive notice of and to attend and vote at general meetings (or, being corporations or other non-natural persons, signed by their duly authorised representatives) shall be as valid and effective as if the resolution had been passed at a general meeting of the Company duly convened and held.

22.4

If a quorum is not present within half an hour from the time appointed for the meeting to commence, the meeting shall stand adjourned to the same day in the next week at the same time and/or place or to such other day, time and/or place as the Directors may determine, and if at the adjourned meeting a quorum is not present within half an hour from the time appointed for the meeting to commence, the Members present shall be a quorum.

22.5

The Directors may, at any time prior to the time appointed for the meeting to commence, appoint any person to act as chairman of a general meeting of the Company or, if the Directors do not make any such appointment, the chairman, if any, of the board of Directors shall preside as chairman at such general meeting. If there is no such chairman, or if he shall not be present within fifteen minutes after the time appointed for the meeting to commence, or is unwilling to act, the Directors present shall elect one of their number to be chairman of the meeting.

22.6

If no Director is willing to act as chairman or if no Director is present within fifteen minutes after the time appointed for the meeting to commence, the Members present shall choose one of their number to be chairman of the meeting.

22.7

The chairman may, with the consent of a meeting at which a quorum is present (and shall if so directed by the meeting) adjourn the meeting from time to time and from place to place, but no business shall be transacted at any adjourned meeting other than the business left unfinished at the meeting from which the adjournment took place.

22.8

When a general meeting is adjourned for thirty days or more, notice of the adjourned meeting shall be given as in the case of an original meeting. Otherwise it shall not be necessary to give any such notice of an adjourned meeting.

22.9

If, prior to a Business Combination, a notice is issued in respect of a general meeting and the Directors, in their absolute discretion, consider that it is impractical or undesirable for any reason to hold that general meeting at the place, the day and the hour specified in the notice calling such general meeting, the Directors may postpone the general meeting to another place, day and/or hour provided that notice of the place, the day and the hour of the rearranged general meeting is promptly given to all Members. No business shall be transacted at any postponed meeting other than the business specified in the notice of the original meeting.

22.10

When a general meeting is postponed for thirty days or more, notice of the postponed meeting shall be given as in the case of an original meeting. Otherwise it shall not be necessary to give any such notice of a postponed meeting. All proxy forms submitted for the original general meeting shall remain valid for the postponed meeting. The Directors may postpone a general meeting which has already been postponed.

22.11	A resolution put to the vote of the meeting shall be decided on a poll.

22.12	A poll shall be taken as the chairman directs, and the result of the poll shall be deemed to be the resolution of the general meeting at which the poll was demanded.

22.13

A poll demanded on the election of a chairman or on a question of adjournment shall be taken forthwith. A poll demanded on any other question shall be taken at such date, time and place as the chairman of the general meeting directs, and any business other than that upon which a poll has been demanded or is contingent thereon may proceed pending the taking of the poll.

22.14	In the case of an equality of votes the chairman shall be entitled to a second or casting vote.

23	Votes of Members

23.1

Subject to any rights or restrictions attached to any Shares, including as set out at Article 29.4, Article 47.1 and Article 47.2, every Member present in any such manner shall have one vote for every Share of which he is the holder.

23.2

In the case of joint holders the vote of the senior holder who tenders a vote, whether in person or by proxy (or, in the case of a corporation or other non-natural person, by its duly authorised representative or proxy), shall be accepted to the exclusion of the votes of the other joint holders, and seniority shall be determined by the order in which the names of the holders stand in the Register of Members.

23.3

A Member of unsound mind, or in respect of whom an order has been made by any court, having jurisdiction in lunacy, may vote by his committee, receiver, curator bonis, or other person on such Member’s behalf appointed by that court, and any such committee, receiver, curator bonis or other person may vote by proxy.

23.4

No person shall be entitled to vote at any general meeting unless he is registered as a Member on the record date for such meeting nor unless all calls or other monies then payable by him in respect of Shares have been paid.

23.5

No objection shall be raised as to the qualification of any voter except at the general meeting or adjourned general meeting at which the vote objected to is given or tendered and every vote not disallowed at the meeting shall be valid. Any objection made in due time in accordance with this Article shall be referred to the chairman whose decision shall be final and conclusive.

23.6

Votes may be cast either personally or by proxy (or in the case of a corporation or other non-natural person by its duly authorised representative or proxy). A Member may appoint more than one proxy or the same proxy under one or more instruments to attend and vote at a meeting. Where a Member appoints more than one proxy the instrument of proxy shall specify the number of Shares in respect of which each proxy is entitled to exercise the related votes.

23.7

A Member holding more than one Share need not cast the votes in respect of his Shares in the same way on any resolution and therefore may vote a Share or some or all such Shares either for or against a resolution and/or abstain from voting a Share or some or all of the Shares and, subject to the terms of the instrument appointing him, a proxy appointed under one or more instruments may vote a Share or some or all of the Shares in respect of which he is appointed either for or against a resolution and/or abstain from voting a Share or some or all of the Shares in respect of which he is appointed.

24	Proxies

24.1

The instrument appointing a proxy shall be in writing and shall be executed under the hand of the appointor or of his attorney duly authorised in writing, or, if the appointor is a corporation or other non natural person, under the hand of its duly authorised representative. A proxy need not be a Member.

24.2

The Directors may, in the notice convening any meeting or adjourned meeting, or in an instrument of proxy sent out by the Company, specify the manner by which the instrument appointing a proxy shall be deposited and the place and the time (being not later than the time appointed for the commencement of the meeting or adjourned meeting to which the proxy relates) at which the instrument appointing a proxy shall be deposited. In the absence of any such direction from the Directors in the notice convening any meeting or adjourned meeting or in an instrument of proxy sent out by the Company, the instrument appointing a proxy shall be deposited physically at the Registered Office not less than 48 hours before the time appointed for the meeting or adjourned meeting to commence at which the person named in the instrument proposes to vote.

24.3

The chairman may in any event at his discretion declare that an instrument of proxy shall be deemed to have been duly deposited. An instrument of proxy that is not deposited in the manner permitted, or which has not been declared to have been duly deposited by the chairman, shall be invalid.

24.4

The instrument appointing a proxy may be in any usual or common form (or such other form as the Directors may approve) and may be expressed to be for a particular meeting or any adjournment thereof or generally until revoked. An instrument appointing a proxy shall be deemed to include the power to demand or join or concur in demanding a poll.

24.5

Votes given in accordance with the terms of an instrument of proxy shall be valid notwithstanding the previous death or insanity of the principal or revocation of the proxy or of the authority under which the proxy was executed, or the transfer of the Share in respect of which the proxy is given unless notice in writing of such death, insanity, revocation or transfer was received by the Company at the Registered Office before the commencement of the general meeting, or adjourned meeting at which it is sought to use the proxy.

25	Corporate Members

25.1

Any corporation or other non-natural person which is a Member may in accordance with its constitutional documents, or in the absence of such provision by resolution of its directors or other governing body, authorise such person as it thinks fit to act as its representative at any meeting of the Company or of any class of Members, and the person so authorised shall be entitled to exercise the same powers on behalf of the corporation which he represents as the corporation could exercise if it were an individual Member.

25.2

If a Clearing House (or its nominee(s)), being a corporation, is a Member, it may authorise such persons as it sees fit to act as its representative at any meeting of the Company or at any meeting of any class of Members provided that the authorisation shall specify the number and class of Shares in respect of which each such representative is so authorised. Each person so authorised under the provisions of this Article shall be deemed to have been duly authorised without further evidence of the facts and be entitled to exercise the same rights and powers on behalf of the Clearing House (or its nominee(s)) as if such person was the registered holder of such Shares held by the Clearing House (or its nominee(s)).

26	Shares that May Not be Voted

Shares in the Company that are beneficially owned by the Company shall not be voted, directly or indirectly, at any meeting and shall not be counted in determining the total number of outstanding Shares at any given time.

27	Directors

27.1	There shall be a board of Directors consisting of not less than one person provided however that the Company may by Ordinary Resolution increase or reduce the limits in the number of Directors.

27.2

The Directors shall be divided into three classes: Class I, Class II and Class III. The number of Directors in each class shall be as nearly equal as possible. Upon the adoption of the Articles, the existing Directors shall by resolution classify themselves as Class I, Class II or Class III Directors. The Class I Directors shall stand appointed for a term expiring at the Company’s first annual general meeting, the Class II Directors shall stand appointed for a term expiring at the Company’s second annual general meeting and the Class III Directors shall stand appointed for a term expiring at the Company’s third annual general meeting. Commencing at the Company’s first annual general meeting, and at each annual general meeting thereafter, Directors appointed to succeed those Directors whose terms expire shall be appointed for a term of office to expire at the third succeeding annual general meeting after their appointment. Except as the Statute or other Applicable Law may otherwise require, in the interim between annual general meetings or extraordinary general meetings called for the appointment of Directors and/or the removal of one or more Directors and the filling of any vacancy in that connection, additional Directors and any vacancies in the board of Directors, including unfilled vacancies resulting from the removal of Directors for cause, may be filled by the vote of a majority of the remaining Directors then in office, although less than a quorum (as defined in the Articles), or by the sole remaining Director. All Directors shall hold office until the expiration of their respective terms of office and until their successors shall have been appointed and qualified. A Director appointed to fill a vacancy resulting from the death, resignation or removal of a Director shall serve for the remainder of the full term of the Director whose death, resignation or removal shall have created such vacancy and until his successor shall have been appointed and qualified.

28	Powers of Directors

28.1

Subject to the provisions of the Statute, the Memorandum and the Articles and to any directions given by Special Resolution, the business of the Company shall be managed by the Directors who may exercise all the powers of the Company. No alteration of the Memorandum or Articles and no such direction shall invalidate any prior act of the Directors which would have been valid if that alteration had not been made or that direction had not been given. A duly convened meeting of Directors at which a quorum is present may exercise all powers exercisable by the Directors.

28.2

All cheques, promissory notes, drafts, bills of exchange and other negotiable or transferable instruments and all receipts for monies paid to the Company shall be signed, drawn, accepted, endorsed or otherwise executed as the case may be in such manner as the Directors shall determine by resolution.

28.3

The Directors on behalf of the Company may pay a gratuity or pension or allowance on retirement to any Director who has held any other salaried office or place of profit with the Company or to his widow or dependants and may make contributions to any fund and pay premiums for the purchase or provision of any such gratuity, pension or allowance.

28.4

The Directors may exercise all the powers of the Company to borrow money and to mortgage or charge its undertaking, property and assets (present and future) and uncalled capital or any part thereof and to issue debentures, debenture stock, mortgages, bonds and other such securities whether outright or as security for any debt, liability or obligation of the Company or of any third party.

29	Appointment and Removal of Directors

29.1

Prior to the closing of a Business Combination, the Company may by Ordinary Resolution of the holders of the Class B Shares appoint any person to be a Director or may by Ordinary Resolution of the holders of the Class B Shares remove any Director. For the avoidance of doubt, prior to the closing of a Business Combination, holders of Class A Shares shall have no right to vote on the appointment or removal of any Director.

29.2

The Directors may appoint any person to be a Director, either to fill a vacancy or as an additional Director provided that the appointment does not cause the number of Directors to exceed any number fixed by or in accordance with the Articles as the maximum number of Directors.

29.3	After the closing of a Business Combination, the Company may by Ordinary Resolution appoint any person to be a Director or may by Ordinary Resolution remove any Director.

29.4

Prior to the closing of a Business Combination, Article 29.1 may only be amended by a Special Resolution passed by at least two-thirds of such Members (which shall include a simple majority of the holders of Class B Shares) as, being entitled to do so, vote in person or, where proxies are allowed, by proxy at a general meeting of which notice specifying the intention to propose the resolution as a special resolution has been given, or by way of unanimous written resolution.

30	Vacation of Office of Director

The office of a Director shall be vacated if:

(a)	the Director gives notice in writing to the Company that he resigns the office of Director; or

(b)

the Director absents himself (for the avoidance of doubt, without being represented by proxy) from three consecutive meetings of the board of Directors without special leave of absence from the Directors, and the Directors pass a resolution that he has by reason of such absence vacated office; or

(c)	the Director dies, becomes bankrupt or makes any arrangement or composition with his creditors generally; or

(d)	the Director is found to be or becomes of unsound mind; or

(e)

all of the other Directors (being not less than two in number) determine that he should be removed as a Director, either by a resolution passed by all of the other Directors at a meeting of the Directors duly convened and held in accordance with the Articles or by a resolution in writing signed by all of the other Directors.

31	Proceedings of Directors

31.1	The quorum for the transaction of the business of the Directors may be fixed by the Directors, and unless so fixed shall be a majority of the Directors then in office.

31.2

Subject to the provisions of the Articles, the Directors may regulate their proceedings as they think fit. Questions arising at any meeting shall be decided by a majority of votes. In the case of an equality of votes, the chairman shall have a second or casting vote.

31.3

A person may participate in a meeting of the Directors or any committee of Directors by conference telephone or other communications equipment by means of which all the persons participating in the meeting can communicate with each other at the same time. Participation by a person in a meeting in this manner is treated as presence in person at that meeting. Unless otherwise determined by the Directors, the meeting shall be deemed to be held at the place where the chairman is located at the start of the meeting.

31.4

A resolution in writing (in one or more counterparts) signed by all the Directors or all the members of a committee of the Directors or, in the case of a resolution in writing relating to the removal of any Director or the vacation of office by any Director, all of the Directors other than the Director who is the subject of such resolution shall be as valid and effectual as if it had been passed at a meeting of the Directors, or committee of Directors as the case may be, duly convened and held.

31.5

A Director may, or other Officer on the direction of a Director shall, call a meeting of the Directors by at least two days’ notice in writing to every Director which notice shall set forth the general nature of the business to be considered unless notice is waived by all the Directors either at, before or after the meeting is held. To any such notice of a meeting of the Directors all the provisions of the Articles relating to the giving of notices by the Company to the Members shall apply mutatis mutandis.

31.6

The continuing Directors (or a sole continuing Director, as the case may be) may act notwithstanding any vacancy in their body, but if and so long as their number is reduced below the number fixed by or pursuant to the Articles as the necessary quorum of Directors the continuing Directors or Director may act for the purpose of increasing the number of Directors to be equal to such fixed number, or of summoning a general meeting of the Company, but for no other purpose.

31.7

The Directors may elect a chairman of their board and determine the period for which he is to hold office; but if no such chairman is elected, or if at any meeting the chairman is not present within five minutes after the time appointed for the meeting to commence, the Directors present may choose one of their number to be chairman of the meeting.

31.8

All acts done by any meeting of the Directors or of a committee of the Directors shall, notwithstanding that it is afterwards discovered that there was some defect in the appointment of any Director, and/or that they or any of them were disqualified, and/or had vacated their office and/or were not entitled to vote, be as valid as if every such person had been duly appointed and/or not disqualified to be a Director and/or had not vacated their office and/or had been entitled to vote, as the case may be.

31.9

A Director may be represented at any meetings of the board of Directors by a proxy appointed in writing by him. The proxy shall count towards the quorum and the vote of the proxy shall for all purposes be deemed to be that of the appointing Director.

32	Presumption of Assent

A Director who is present at a meeting of the board of Directors at which action on any Company matter is taken shall be presumed to have assented to the action taken unless his dissent shall be entered in the minutes of the meeting or unless he shall file his written dissent from such action with the person acting as the chairman or secretary of the meeting before the adjournment thereof or shall forward such dissent by registered post to such person immediately after the adjournment of the meeting. Such right to dissent shall not apply to a Director who voted in favour of such action.

33	Directors’ Interests

33.1

A Director may hold any other office or place of profit under the Company (other than the office of Auditor) in conjunction with his office of Director for such period and on such terms as to remuneration and otherwise as the Directors may determine.

33.2

A Director may act by himself or by, through or on behalf of his firm in a professional capacity for the Company and he or his firm shall be entitled to remuneration for professional services as if he were not a Director.

33.3

A Director may be or become a director or other officer of or otherwise interested in any company promoted by the Company or in which the Company may be interested as a shareholder, a contracting party or otherwise, and no such Director shall be accountable to the Company for any remuneration or other benefits received by him as a director or officer of, or from his interest in, such other company.

33.4

No person shall be disqualified from the office of Director or prevented by such office from contracting with the Company, either as vendor, purchaser or otherwise, nor shall any such contract or any contract or transaction entered into by or on behalf of the Company in which any Director shall be in any way interested be or be liable to be avoided, nor shall any Director so contracting or being so interested be liable to account to the Company for any profit realised by or arising in connection with any such contract or transaction by reason of such Director holding office or of the fiduciary relationship thereby established. A Director shall be at liberty to vote in respect of any contract or transaction in which he is interested provided that the nature of the interest of any Director in any such contract or transaction shall be disclosed by him at or prior to its consideration and any vote thereon.

33.5

A general notice that a Director is a shareholder, director, officer or employee of any specified firm or company and is to be regarded as interested in any transaction with such firm or company shall be sufficient disclosure for the purposes of voting on a resolution in respect of a contract or transaction in which he has an interest, and after such general notice it shall not be necessary to give special notice relating to any particular transaction.

34	Minutes

The Directors shall cause minutes to be made in books kept for the purpose of recording all appointments of Officers made by the Directors, all proceedings at meetings of the Company or the holders of any class of Shares and of the Directors, and of committees of the Directors, including the names of the Directors present at each meeting.

35	Delegation of Directors’ Powers

35.1

The Directors may delegate any of their powers, authorities and discretions, including the power to sub-delegate, to any committee consisting of one or more Directors (including, without limitation, the Audit Committee, Compensation, Nominating and Corporate Governance Committee). Any such delegation may be made subject to any conditions the Directors may impose and either collaterally with or to the exclusion of their own powers and any such delegation may be revoked or altered by the Directors. Subject to any such conditions, the proceedings of a committee of Directors shall be governed by the Articles regulating the proceedings of Directors, so far as they are capable of applying.

35.2

The Directors may establish any committees, local boards or agencies or appoint any person to be a manager or agent for managing the affairs of the Company and may appoint any person to be a member of such committees, local boards or agencies. Any such appointment may be made subject to any conditions the Directors may impose, and either collaterally with or to the exclusion of their own powers and any such appointment may be revoked or altered by the Directors. Subject to any such conditions, the proceedings of any such committee, local board or agency shall be governed by the Articles regulating the proceedings of Directors, so far as they are capable of applying.

35.3

The Directors may adopt formal written charters for committees and, if so adopted, shall review and assess the adequacy of such formal written charters on an annual basis. Each of these committees shall be empowered to do all things necessary to exercise the rights of such committee set forth in the Articles and shall have such powers as the Directors may delegate pursuant to the Articles and as required by the rules and regulations of the Designated Stock Exchange, the Securities and Exchange Commission and/or any other competent regulatory authority or otherwise under Applicable Law. Each of the Audit Committee, Compensation, Nominating and Corporate Governance Committee, if established, shall consist of such number of Directors as the Directors shall from time to time determine (or such minimum number as may be required from time to time by the rules and regulations of the Designated Stock Exchange, the Securities and Exchange Commission and/or any other competent regulatory authority or otherwise under Applicable Law). For so long as any class of Shares is listed on the Designated Stock Exchange, the Audit Committee, Compensation, Nominating and Corporate Governance Committee shall be made up of such number of Independent Directors as is required from time to time by the rules and regulations of the Designated Stock Exchange, the Securities and Exchange Commission and/or any other competent regulatory authority or otherwise under Applicable Law.

35.4

The Directors may by power of attorney or otherwise appoint any person to be the agent of the Company on such conditions as the Directors may determine, provided that the delegation is not to the exclusion of their own powers and may be revoked by the Directors at any time.

35.5

The Directors may by power of attorney or otherwise appoint any company, firm, person or body of persons, whether nominated directly or indirectly by the Directors, to be the attorney or authorised signatory of the Company for such purpose and with such powers, authorities and discretions (not exceeding those vested in or exercisable by the Directors under the Articles) and for such period and subject to such conditions as they may think fit, and any such powers of attorney or other appointment may contain such provisions for the protection and convenience of persons dealing with any such attorneys or authorised signatories as the Directors may think fit and may also authorise any such attorney or authorised signatory to delegate all or any of the powers, authorities and discretions vested in him.

35.6

The Directors may appoint such Officers as they consider necessary on such terms, at such remuneration and to perform such duties, and subject to such provisions as to disqualification and removal as the Directors may think fit. Unless otherwise specified in the terms of his appointment an Officer may be removed by resolution of the Directors or Members. An Officer may vacate his office at any time if he gives notice in writing to the Company that he resigns his office.

36	No Minimum Shareholding

The Company in general meeting may fix a minimum shareholding required to be held by a Director, but unless and until such a shareholding qualification is fixed a Director is not required to hold Shares.

37	Remuneration of Directors

37.1

The remuneration to be paid to the Directors, if any, shall be such remuneration as the Directors shall determine, provided that no cash remuneration shall be paid to any Director by the Company prior to the consummation of a Business Combination. The Directors shall also, whether prior to or after the consummation of a Business Combination, be entitled to be paid all travelling, hotel and other expenses properly incurred by them in connection with their attendance at meetings of Directors or committees of Directors, or general meetings of the Company, or separate meetings of the holders of any class of Shares or debentures of the Company, or otherwise in connection with the business of the Company or the discharge of their duties as a Director, or to receive a fixed allowance in respect thereof as may be determined by the Directors, or a combination partly of one such method and partly the other.

37.2

The Directors may by resolution approve additional remuneration to any Director for any services which in the opinion of the Directors go beyond his ordinary routine work as a Director. Any fees paid to a Director who is also counsel, attorney or solicitor to the Company, or otherwise serves it in a professional capacity shall be in addition to his remuneration as a Director.

38	Seal

38.1

The Company may, if the Directors so determine, have a Seal. The Seal shall only be used by the authority of the Directors or of a committee of the Directors authorised by the Directors. Every instrument to which the Seal has been affixed shall be signed by at least one person who shall be either a Director or some Officer or other person appointed by the Directors for the purpose.

38.2

The Company may have for use in any place or places outside the Cayman Islands a duplicate Seal or Seals each of which shall be a facsimile of the common Seal of the Company and, if the Directors so determine, with the addition on its face of the name of every place where it is to be used.

38.3

A Director or Officer, representative or attorney of the Company may without further authority of the Directors affix the Seal over his signature alone to any document of the Company required to be authenticated by him under seal or to be filed with the Registrar of Companies in the Cayman Islands or elsewhere wheresoever.

39	Dividends, Distributions and Reserve

39.1

Subject to the Statute and this Article and except as otherwise provided by the rights attached to any Shares, the Directors may resolve to pay Dividends and other distributions on Shares in issue and authorise payment of the Dividends or other distributions out of the funds of the Company lawfully available therefor. A Dividend shall be deemed to be an interim Dividend unless the terms of the resolution pursuant to which the Directors resolve to pay such Dividend specifically state that such Dividend shall be a final Dividend. No Dividend or other distribution shall be paid except out of the realised or unrealised profits of the Company, out of the share premium account or as otherwise permitted by law.

39.2

Except as otherwise provided by the rights attached to any Shares, all Dividends and other distributions shall be paid according to the par value of the Shares that a Member holds. If any Share is issued on terms providing that it shall rank for Dividend as from a particular date, that Share shall rank for Dividend accordingly.

39.3	The Directors may deduct from any Dividend or other distribution payable to any Member all sums of money (if any) then payable by him to the Company on account of calls or otherwise.

39.4

The Directors may resolve that any Dividend or other distribution be paid wholly or partly by the distribution of specific assets and in particular (but without limitation) by the distribution of shares, debentures, or securities of any other company or in any one or more of such ways and where any difficulty arises in regard to such distribution, the Directors may settle the same as they think expedient and in particular may issue fractional Shares and may fix the value for distribution of such specific assets or any part thereof and may determine that cash payments shall be made to any Members upon the basis of the value so fixed in order to adjust the rights of all Members and may vest any such specific assets in trustees in such manner as may seem expedient to the Directors.

39.5

Except as otherwise provided by the rights attached to any Shares, Dividends and other distributions may be paid in any currency. The Directors may determine the basis of conversion for any currency conversions that may be required and how any costs involved are to be met.

39.6

The Directors may, before resolving to pay any Dividend or other distribution, set aside such sums as they think proper as a reserve or reserves which shall, at the discretion of the Directors, be applicable for any purpose of the Company and pending such application may, at the discretion of the Directors, be employed in the business of the Company.

39.7

Any Dividend, other distribution, interest or other monies payable in cash in respect of Shares may be paid by wire transfer to the holder or by cheque or warrant sent through the post directed to the registered address of the holder or, in the case of joint holders, to the registered address of the holder who is first named on the Register of Members or to such person and to such address as such holder or joint holders may in writing direct. Every such cheque or warrant shall be made payable to the order of the person to whom it is sent. Any one of two or more joint holders may give effectual receipts for any Dividends, other distributions, bonuses, or other monies payable in respect of the Share held by them as joint holders.

39.8	No Dividend or other distribution shall bear interest against the Company.

39.9

Any Dividend or other distribution which cannot be paid to a Member and/or which remains unclaimed after six months from the date on which such Dividend or other distribution becomes payable may, in the discretion of the Directors, be paid into a separate account in the Company’s name, provided that the Company shall not be constituted as a trustee in respect of that account and the Dividend or other distribution shall remain as a debt due to the Member. Any Dividend or other distribution which remains unclaimed after a period of six years from the date on which such Dividend or other distribution becomes payable shall be forfeited and shall revert to the Company.

40	Capitalisation

The Directors may at any time capitalise any sum standing to the credit of any of the Company’s reserve accounts or funds (including the share premium account and capital redemption reserve fund) or any sum standing to the credit of the profit and loss account or otherwise available for distribution; appropriate such sum to Members in the proportions in which such sum would have been divisible amongst such Members had the same been a distribution of profits by way of Dividend or other distribution; and apply such sum on their behalf in paying up in full unissued Shares for allotment and distribution credited as fully paid-up to and amongst them in the proportion aforesaid. In such event the Directors shall do all acts and things required to give effect to such capitalisation, with full power given to the Directors to make such provisions as they think fit in the case of Shares becoming distributable in fractions (including provisions whereby the benefit of fractional entitlements accrue to the Company rather than to the Members concerned). The Directors may authorise any person to enter on behalf of all of the Members interested into an agreement with the Company providing for such capitalisation and matters incidental or relating thereto and any agreement made under such authority shall be effective and binding on all such Members and the Company.

41	Books of Account

41.1

The Directors shall cause proper books of account (including, where applicable, material underlying documentation including contracts and invoices) to be kept with respect to all sums of money received and expended by the Company and the matters in respect of which the receipt or expenditure takes place, all sales and purchases of goods by the Company and the assets and liabilities of the Company. Such books of account must be retained for a minimum period of five years from the date on which they are prepared. Proper books shall not be deemed to be kept if there are not kept such books of account as are necessary to give a true and fair view of the state of the Company’s affairs and to explain its transactions.

41.2

The Directors shall determine whether and to what extent and at what times and places and under what conditions or regulations the accounts and books of the Company or any of them shall be open to the inspection of Members not being Directors and no Member (not being a Director) shall have any right of inspecting any account or book or document of the Company except as conferred by Statute or authorised by the Directors or by the Company in general meeting.

41.3

The Directors may cause to be prepared and to be laid before the Company in general meeting profit and loss accounts, balance sheets, group accounts (if any) and such other reports and accounts as may be required by law.

42	Audit

42.1	The Directors may appoint an Auditor of the Company who shall hold office on such terms as the Directors determine.

42.2

Without prejudice to the freedom of the Directors to establish any other committee, if the Shares (or depositary receipts therefor) are listed or quoted on the Designated Stock Exchange, and if required by the rules and regulations of the Designated Stock Exchange, the Securities and Exchange Commission and/or any other competent regulatory authority or otherwise under Applicable Law, the Directors shall establish and maintain an Audit Committee as a committee of the Directors and shall adopt a formal written Audit Committee charter and review and assess the adequacy of the formal written charter on an annual basis. The composition and responsibilities of the Audit Committee shall comply with the rules and regulations of the Designated Stock Exchange, the Securities and Exchange Commission and/or any other competent regulatory authority or otherwise under Applicable Law.

42.3

If the Shares (or depositary receipts therefor) are listed or quoted on the Designated Stock Exchange, the Company shall conduct an appropriate review of all related party transactions on an ongoing basis and shall utilise the Audit Committee for the review and approval of potential conflicts of interest.

42.4	The remuneration of the Auditor shall be fixed by the Audit Committee (if one exists).

42.5

If the office of Auditor becomes vacant by resignation or death of the Auditor, or by his becoming incapable of acting by reason of illness or other disability at a time when his services are required, the Directors shall fill the vacancy and determine the remuneration of such Auditor.

42.6

Every Auditor of the Company shall have a right of access at all times to the books and accounts and vouchers of the Company and shall be entitled to require from the Directors and Officers such information and explanation as may be necessary for the performance of the duties of the Auditor.

42.7

Auditors shall, if so required by the Directors, make a report on the accounts of the Company during their tenure of office at the next annual general meeting following their appointment in the case of a company which is registered with the Registrar of Companies as an ordinary company, and at the next extraordinary general meeting following their appointment in the case of a company which is registered with the Registrar of Companies as an exempted company, and at any other time during their term of office, upon request of the Directors or any general meeting of the Members.

43	Notices

43.1

Notices shall be in writing and may be given by the Company to any Member either personally or by sending it by courier, post, cable, telex, fax or e-mail to him or to his address as shown in the Register of Members (or where the notice is given by e-mail by sending it to the e-mail address provided by such Member). Notice may also be served by Electronic Communication in accordance with the rules and regulations of the Designated Stock Exchange, the Securities and Exchange Commission and/or any other competent regulatory authority or by placing it on the Company’s Website.

43.2	Where a notice is sent by:

(a)

courier; service of the notice shall be deemed to be effected by delivery of the notice to a courier company, and shall be deemed to have been received on the third day (not including Saturdays or Sundays or public holidays) following the day on which the notice was delivered to the courier;

(b)

post; service of the notice shall be deemed to be effected by properly addressing, pre paying and posting a letter containing the notice, and shall be deemed to have been received on the fifth day (not including Saturdays or Sundays or public holidays in the Cayman Islands) following the day on which the notice was posted;

(c)

cable, telex or fax; service of the notice shall be deemed to be effected by properly addressing and sending such notice and shall be deemed to have been received on the same day that it was transmitted;

(d)

e-mail or other Electronic Communication; service of the notice shall be deemed to be effected by transmitting the e-mail to the e-mail address provided by the intended recipient and shall be deemed to have been received on the same day that it was sent, and it shall not be necessary for the receipt of the e-mail to be acknowledged by the recipient; and

(e)	placing it on the Company’s Website; service of the notice shall be deemed to have been effected one hour after the notice or document was placed on the Company’s Website.

43.3

A notice may be given by the Company to the person or persons which the Company has been advised are entitled to a Share or Shares in consequence of the death or bankruptcy of a Member in the same manner as other notices which are required to be given under the Articles and shall be addressed to them by name, or by the title of representatives of the deceased, or trustee of the bankrupt, or by any like description at the address supplied for that purpose by the persons claiming to be so entitled, or at the option of the Company by giving the notice in any manner in which the same might have been given if the death or bankruptcy had not occurred.

43.4

Notice of every general meeting shall be given in any manner authorised by the Articles to every holder of Shares carrying an entitlement to receive such notice on the record date for such meeting except that in the case of joint holders the notice shall be sufficient if given to the joint holder first named in the Register of Members and every person upon whom the ownership of a Share devolves by reason of his being a legal personal representative or a trustee in bankruptcy of a Member where the Member but for his death or bankruptcy would be entitled to receive notice of the meeting, and no other person shall be entitled to receive notices of general meetings.

44	Winding Up

44.1

If the Company shall be wound up, the liquidator shall apply the assets of the Company in satisfaction of creditors’ claims in such manner and order as such liquidator thinks fit. Subject to the rights attaching to any Shares, in a winding up:

(a)

if the assets available for distribution amongst the Members shall be insufficient to repay the whole of the Company’s issued share capital, such assets shall be distributed so that, as nearly as may be, the losses shall be borne by the Members in proportion to the par value of the Shares held by them; or

(b)

if the assets available for distribution amongst the Members shall be more than sufficient to repay the whole of the Company’s issued share capital at the commencement of the winding up, the surplus shall be distributed amongst the Members in proportion to the par value of the Shares held by them at the commencement of the winding up subject to a deduction from those Shares in respect of which there are monies due, of all monies payable to the Company for unpaid calls or otherwise.

44.2

If the Company shall be wound up the liquidator may, subject to the rights attaching to any Shares and with the approval of a Special Resolution of the Company and any other approval required by the Statute, divide amongst the Members in kind the whole or any part of the assets of the Company (whether such assets shall consist of property of the same kind or not) and may for that purpose value any assets and determine how the division shall be carried out as between the Members or different classes of Members. The liquidator may, with the like approval, vest the whole or any part of such assets in trustees upon such trusts for the benefit of the Members as the liquidator, with the like approval, shall think fit, but so that no Member shall be compelled to accept any asset upon which there is a liability.

45	Indemnity and Insurance

45.1

Every Director and Officer (which for the avoidance of doubt, shall not include auditors of the Company), together with every former Director and former Officer (each an “Indemnified Person”) shall be indemnified out of the assets of the Company against any liability, action, proceeding, claim, demand, costs, damages or expenses, including legal expenses, whatsoever which they or any of them may incur as a result of any act or failure to act in carrying out their functions other than such liability (if any) that they may incur by reason of their own actual fraud, wilful neglect or wilful default. No Indemnified Person shall be liable to the Company for any loss or damage incurred by the Company as a result (whether direct or indirect) of the carrying out of their functions unless that liability arises through the actual fraud, wilful neglect or wilful default of such Indemnified Person. No person shall be found to have committed actual fraud, wilful neglect or wilful default under this Article unless or until a court of competent jurisdiction shall have made a finding to that effect.

45.2

The Company shall advance to each Indemnified Person reasonable attorneys’ fees and other costs and expenses incurred in connection with the defence of any action, suit, proceeding or investigation involving such Indemnified Person for which indemnity will or could be sought. In connection with any advance of any expenses hereunder, the Indemnified Person shall execute an undertaking to repay the advanced amount to the Company if it shall be determined by final judgment or other final adjudication that such Indemnified Person was not entitled to indemnification pursuant to this Article. If it shall be determined by a final judgment or other final adjudication that such Indemnified Person was not entitled to indemnification with respect to such judgment, costs or expenses, then such party shall not be indemnified with respect to such judgment, costs or expenses and any advancement shall be returned to the Company (without interest) by the Indemnified Person.

45.3

The Directors, on behalf of the Company, may purchase and maintain insurance for the benefit of any Director or Officer against any liability which, by virtue of any rule of law, would otherwise attach to such person in respect of any negligence, default, breach of duty or breach of trust of which such person may be guilty in relation to the Company.

46	Financial Year

Unless the Directors otherwise prescribe, the financial year of the Company shall end on 31st December in each year and, following the year of incorporation, shall begin on 1st January in each year.

47	Transfer by Way of Continuation

47.1

If the Company is exempted as defined in the Statute, it shall, subject to the provisions of the Statute and with the approval of a Special Resolution, have the power to register by way of continuation as a body corporate under the laws of any jurisdiction outside the Cayman Islands and to be deregistered in the Cayman Islands. For the purposes of a Special Resolution to be passed pursuant to this Article, a holder of Class B Shares shall have ten votes for every Class B Share of which he is the holder and a holder of Class A Shares shall have one vote for every Class A Share of which he is the holder.

47.2	Prior to the closing of a Business Combination, Article 47.1 may only be amended by a Special Resolution which shall include the affirmative vote of a simple majority of the Class B Shares.

48	Mergers and Consolidations

The Company shall have the power to merge or consolidate with one or more other constituent companies (as defined in the Statute) upon such terms as the Directors may determine and (to the extent required by the Statute) with the approval of a Special Resolution.

49	Business Combination

49.1

Notwithstanding any other provision of the Articles, this Article shall apply during the period commencing upon the adoption of the Articles and terminating upon the first to occur of the consummation of a Business Combination and the full distribution of the Trust Account pursuant to this Article. In the event of a conflict between this Article and any other Articles, the provisions of this Article shall prevail.

49.2	Prior to the consummation of a Business Combination, the Company shall either:

(a)	submit such Business Combination to its Members for approval; or

(b)

provide Members with the opportunity to have their Shares repurchased by means of a tender offer for a per-Share repurchase price payable in cash, equal to the aggregate amount then on deposit in the Trust Account, calculated as of two business days prior to the consummation of such Business Combination, including interest earned on the Trust Account ((net of taxes paid or payable, if any), divided by the number of then issued Public Shares, provided that the Company shall not repurchase Public Shares in an amount that would cause the Company’s net tangible assets to be less than US$5,000,001 prior to or upon consummation of such Business Combination. Such obligation to repurchase Shares is subject to the completion of the proposed Business Combination to which it relates.

49.3	If the Company initiates any tender offer in accordance with Rule 13e-4 and Regulation 14E of the Exchange Act in connection with a proposed Business Combination, it shall file tender offer documents with the Securities and Exchange Commission prior to completing such Business Combination which contain substantially the same financial and other information about such Business Combination and the redemption rights as is required under Regulation 14A of the Exchange Act. If, alternatively, the Company holds a general meeting to approve a proposed Business Combination, the Company will conduct any redemptions in conjunction with a proxy solicitation pursuant to Regulation 14A of the Exchange Act, and not pursuant to the tender offer rules, and file proxy materials with the Securities and Exchange Commission.

49.4

At a general meeting called for the purposes of approving a Business Combination pursuant to this Article, in the event that such Business Combination is approved by Ordinary Resolution, the Company shall be authorised to consummate such Business Combination, provided that the Company shall not consummate such Business Combination unless the Company has net tangible assets of at least US$5,000,001 immediately prior to, or upon such consummation of, or any greater net tangible asset or cash requirement that may be contained in the agreement relating to, such Business Combination.

49.5

Any Member holding Public Shares who is not the Sponsor, a Founder, Officer or Director may, at least two business days’ prior to any vote on a Business Combination, elect to have their Public Shares redeemed for cash, in accordance with any applicable requirements provided for in the related proxy materials (the “IPO Redemption”), provided that no such Member acting together with any Affiliate of his or any other person with whom he is acting in concert or as a partnership, limited partnership, syndicate, or other group for the purposes of acquiring, holding, or disposing of Shares may exercise this redemption right with respect to more than 15 per cent of the Public Shares in the aggregate without the prior consent of the Company and provided further that any beneficial holder of Public Shares on whose behalf a redemption right is being exercised must identify itself to the Company in connection with any redemption election in order to validly redeem such Public Shares. If so demanded, the Company shall pay any such redeeming Member, regardless of whether he is voting for or against such proposed Business Combination, a per-Share redemption price payable in cash, equal to the aggregate amount then on deposit in the Trust Account calculated as of two business days prior to the consummation of the Business Combination, including interest earned on the Trust Account (such interest shall be net of taxes payable) and not previously released to the Company to pay its taxes, divided by the number of then issued Public Shares (such redemption price being referred to herein as the “Redemption Price”), but only in the event that the applicable proposed Business Combination is approved and consummated. The Company shall not redeem Public Shares that would cause the Company’s net tangible assets to be less than US$5,000,001 following such redemptions (the “Redemption Limitation”).

49.6

A Member may not withdraw a Redemption Notice once submitted to the Company unless the Directors determine (in their sole discretion) to permit the withdrawal of such redemption request (which they may do in whole or in part).

49.7

In the event that the Company does not consummate a Business Combination by 24 months from the consummation of the IPO, or such later time as the Members may approve in accordance with the Articles, the Company shall:

(a)	cease all operations except for the purpose of winding up;

(b)

as promptly as reasonably possible but not more than ten business days thereafter, redeem the Public Shares, at a per-Share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest earned on the funds held in the Trust Account and not previously released to the Company (less taxes payable and up to US$100,000 of interest to pay dissolution expenses), divided by the number of then Public Shares in issue, which redemption will completely extinguish public Members’ rights as Members (including the right to receive further liquidation distributions, if any); and

(c)	as promptly as reasonably possible following such redemption, subject to the approval of the Company’s remaining Members and the Directors, liquidate and dissolve,

subject in each case to its obligations under Cayman Islands law to provide for claims of creditors and other requirements of Applicable Law.

49.8	In the event that any amendment is made to the Articles:

(a)

to modify the substance or timing of the Company’s obligation to allow redemption in connection with a Business Combination or redeem 100 per cent of the Public Shares if the Company does not consummate a Business Combination within 24 months from the consummation of the IPO; or

(b)	with respect to any other provision relating to Members’ rights or pre-Business Combination activity,

each holder of Public Shares who is not the Sponsor, a Founder, Officer or Director shall be provided with the opportunity to redeem their Public Shares upon the approval or effectiveness of any such amendment at a per-Share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest earned on the funds held in the Trust Account and not previously released to the Company to pay its taxes, divided by the number of then outstanding Public Shares. The Company’s ability to provide such redemption in this Article is subject to the Redemption Limitation.

49.9

A holder of Public Shares shall be entitled to receive distributions from the Trust Account only in the event of an IPO Redemption, a repurchase of Shares by means of a tender offer pursuant to this Article, or a distribution of the Trust Account pursuant to this Article. In no other circumstance shall a holder of Public Shares have any right or interest of any kind in the Trust Account.

49.10

After the issue of Public Shares, and prior to the consummation of a Business Combination, the Company shall not issue additional Shares or any other securities that would entitle the holders thereof to:

(a)	receive funds from the Trust Account; or

(b)	vote as a class with Public Shares on a Business Combination.

49.11

A Director may vote in respect of a Business Combination in which such Director has a conflict of interest with respect to the evaluation of such Business Combination. Such Director must disclose such interest or conflict to the other Directors.

49.12

As long as the securities of the Company are listed on the New York Stock Exchange, the Company must complete one or more Business Combinations having an aggregate fair market value of at least 80 per cent of the assets held in the Trust Account (net of amounts previously disbursed to the Company’s management for taxes and excluding the amount of deferred underwriting discounts held in the Trust Account) at the time of the Company’s signing a definitive agreement in connection with a Business Combination. A Business Combination must not be effectuated with another blank cheque company or a similar company with nominal operations.

49.13

The Company may enter into a Business Combination with a target business that is Affiliated with the Sponsor, a Founder, a Director or an Officer. In the event the Company seeks to consummate a Business Combination with a target that is Affiliated with the Sponsor, a Founder, a Director or an Officer, the Company, or a committee of Independent Directors, will obtain an opinion from an independent investment banking firm or another valuation or appraisal firm that regularly renders fairness opinions on the type of target business the Company is seeking to acquire that is a member of the United States Financial Industry Regulatory Authority or an independent accounting firm that such a Business Combination is fair to the Company from a financial point of view.

50	Business Opportunities

50.1

To the fullest extent permitted by Applicable Law, no individual serving as a Director or an Officer (“Management”) shall have any duty, except and to the extent expressly assumed by contract, to refrain from engaging directly or indirectly in the same or similar business activities or lines of business as the

Company. To the fullest extent permitted by Applicable Law, the Company renounces any interest or expectancy of the Company in, or in being offered an opportunity to participate in, any potential transaction or matter which may be a corporate opportunity for Management, on the one hand, and the Company, on the other. Except to the extent expressly assumed by contract, to the fullest extent permitted by Applicable Law, Management shall have no duty to communicate or offer any such corporate opportunity to the Company and shall not be liable to the Company or its Members for breach of any fiduciary duty as a Member, Director and/or Officer solely by reason of the fact that such party pursues or acquires such corporate opportunity for itself, himself or herself, directs such corporate opportunity to another person, or does not communicate information regarding such corporate opportunity to the Company.

50.2

Except as provided elsewhere in this Article, the Company hereby renounces any interest or expectancy of the Company in, or in being offered an opportunity to participate in, any potential transaction or matter which may be a corporate opportunity for both the Company and Management, about which a Director and/or Officer who is also a member of Management acquires knowledge.

50.3

To the extent a court might hold that the conduct of any activity related to a corporate opportunity that is renounced in this Article to be a breach of duty to the Company or its Members, the Company hereby waives, to the fullest extent permitted by Applicable Law, any and all claims and causes of action that the Company may have for such activities. To the fullest extent permitted by Applicable Law, the provisions of this Article apply equally to activities conducted in the future and that have been conducted in the past.

Annex C

CERTIFICATE OF INCORPORATION

OF

HOLLEY INC.

(a Delaware corporation)

[                ], 2021

ARTICLE I

NAME

The name of the corporation is Holley Inc. (the “Corporation”).

ARTICLE II

PURPOSE

The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware (the “DGCL”) as it now exists or may hereafter be amended or supplemented. In addition to the powers and privileges conferred upon the Corporation by law and those incidental thereto, the Corporation shall possess and may exercise all the powers and privileges that are necessary or convenient to the conduct, promotion or attainment of the business or purposes of the Corporation.

ARTICLE III

REGISTERED AGENT

The address of the Corporation’s registered office in the State of Delaware is 251 Little Falls Drive, in the City of Wilmington, County of New Castle, State of Delaware, 19808, and the name of the Corporation’s registered agent at such address is Corporation Service Company.

ARTICLE IV

CAPITALIZATION

Section 4.1. Authorized Capital Stock. The Corporation is authorized to issue two classes of stock to be designated, respectively, “Common Stock” and “Preferred Stock”. The total number of shares of all classes of capital stock, each with a par value of $0.0001 per share, which the Corporation is authorized to issue is 555,000,000 shares, consisting of (a) 550,000,000 shares of Common Stock and (b) 5,000,000 shares of Preferred Stock.

Section 4.2. Preferred Stock. The Board of Directors of the Corporation (the “Board”) is hereby expressly authorized to provide, out of the unissued shares of Preferred Stock for one or more series of Preferred Stock, and to establish from time to time the number of shares to be included in each such series and to fix the voting rights, if any, designations, powers, preferences and relative, participating, optional, special and other rights, if any, of each such series and any qualifications, limitations and restrictions thereof, as shall be stated in the resolution or resolutions adopted by the Board providing for the issuance of such series and included in a certificate of designation (a “Preferred Stock Designation”) filed pursuant to the DGCL, and the Board is hereby expressly vested with the authority to the full extent provided by law, now or hereafter, to adopt any such resolution or resolutions. Without limiting the generality of the foregoing, the resolution or resolutions providing for the creation and issuance of any series of Preferred Stock may provide that such series shall be superior or rank equally or be junior to any other series of Preferred Stock to the extent permitted by law and this Certificate of Incorporation (including any Certificate of Designation). Except as otherwise required by law, holders of any series of Preferred Stock shall be entitled only to such voting rights, if any, as shall expressly be granted thereto by this Certificate of Incorporation (including any Certificate of Designation). The number of authorized shares of Preferred Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority of the stock of the Corporation entitled to vote, irrespective of the provisions of Section 242(b)(2) of the DGCL.

Section 4.3. Common Stock.

(a) The voting, dividend, liquidation and other rights and powers of the Common Stock are subject to and qualified by the rights, powers and preferences of any series of Preferred Stock as may be designated by the Board and outstanding from time to time.

(i) Except as otherwise required by law or this Certificate (including any Preferred Stock Designation), the holders of shares of Common Stock shall exclusively possess all voting power with respect to the Corporation.

(ii) Except as otherwise required by law or this Certificate (including any Preferred Stock Designation), the holders of shares of Common Stock shall be entitled to one vote for each such share held of record by such holder as of the record date for determining stockholders entitled to vote on such matter, on each matter properly submitted to the stockholders of the Corporation on which the holders of such Common Stock are entitled to vote.

(iii) Except as otherwise required by law or this Certificate (including any Preferred Stock Designation), at any annual or special meeting of the stockholders of the Corporation, holders of the Common Stock shall have the exclusive right to vote for the election of directors and on all other matters properly submitted to a vote of the stockholders of the Corporation. Notwithstanding the foregoing, except as otherwise required by law or this Certificate (including any Preferred Stock Designation), holders of shares of Common Stock shall not be entitled to vote on any amendment to this Certificate (including any amendment to any Preferred Stock Designation) that relates solely to the rights, powers, preferences (or the qualifications, limitations or restrictions thereof) or other terms of one or more outstanding series of Preferred Stock if the holders of such affected series of Preferred Stock are entitled, either separately or together with the holders of one or more other such series, to vote thereon pursuant to this Certificate (including any Preferred Stock Designation) or the DGCL.

(b) Dividends. Subject to applicable law and the rights, if any, of the holders of any outstanding series of Preferred Stock, the holders of shares of Common Stock shall be entitled to receive such dividends and other distributions (payable in cash, property or capital stock of the Corporation) when, as and if declared thereon by the Board from time to time out of any assets or funds of the Corporation legally available therefor and shall share equally on a per share basis in such dividends and distributions.

(c) Liquidation, Dissolution or Winding Up of the Corporation. Subject to applicable law and the rights, if any, of the holders of any outstanding series of Preferred Stock, in the event of any voluntary or involuntary liquidation, dissolution or winding up of the Corporation, after payment or provision for payment of the debts and other liabilities of the Corporation, the holders of shares of Common Stock shall be entitled to receive all the remaining assets of the Corporation available for distribution to its stockholders, ratably in proportion to the number of shares of Common Stock held by them.

(d) Transfer Rights. Subject to applicable law and any transfer restrictions set forth in the Amended and Restated By-Laws of the Corporation (as amended from time to time in accordance with the provisions hereof and thereof, the “By-Laws”), shares of Common Stock and the rights and obligations associated therewith shall be fully transferable to any transferee.

Section 4.4. Rights and Options. The Corporation has the authority to create and issue rights, warrants and options entitling the holders thereof to acquire from the Corporation any shares of its capital stock of any class or classes, with such rights, warrants and options to be evidenced by or in instrument(s) approved by the Board. The Board is empowered to set the exercise price, duration, times for exercise and other terms and conditions of such rights, warrants or options; provided, however, that the consideration to be received for any shares of capital stock issuable upon exercise thereof may not be less than the par value thereof.

Section 4.5. No Class Vote on Changes in Authorized Number of Shares of Stock. The number of authorized shares of any class or classes of stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority of the voting power of the stock of the Corporation entitled to vote generally in the election of directors, irrespective of the provisions of Section 242(b)(2) of the DGCL (or any successor provision thereto), voting together as a single class, without a separate vote of the holders of the class or classes the number of authorized shares of which are being increased or decreased, unless a vote by any holders of one or more series of Preferred Stock is required by the express terms of any Preferred Stock Designation.

ARTICLE V

BOARD OF DIRECTORS

Section 5.1. Board Powers. The business and affairs of the Corporation shall be managed by, or under the direction of, the Board. In addition to the powers and authority expressly conferred upon the Board by statute, this Certificate, as it may be further amended from time to time, or the By-Laws, the Board is hereby empowered to exercise all such powers and do all such acts and things as may be exercised or done by the Corporation, subject, nevertheless, to the provisions of the DGCL and this Certificate and any By-Laws adopted by the stockholders of the Corporation; provided, however, that no By-Laws hereafter adopted by the stockholders of the Corporation shall invalidate any prior act of the Board that would have been valid if such By-Laws had not been adopted.

Section 5.2. Number, Election and Term.

(a) The number of directors of the Corporation, other than those who may be elected by the holders of one or more series of Preferred Stock voting separately by class or series, shall be fixed exclusively from time to time solely by resolution adopted by the affirmative vote of a majority of the Whole Board. For purposes of this Certificate, the term “Whole Board” shall mean the total number of authorized directors whether or not there exist any vacancies in previously authorized directorships. The directors of the Corporation need not be elected by written ballot unless the By-Laws so provide.

(b) Subject to Section 5.5 hereof, the Board shall be divided into three classes, as nearly equal in number as possible and designated Class I, Class II and Class III. Each class shall consist, as nearly as may be possible, of one third of the total number of directors constituting the Whole Board. The term of the initial Class I Directors shall expire at the first annual meeting of the stockholders of the Corporation following the filing and effectiveness of this Certificate, the term of the initial Class II Directors shall expire at the second annual meeting of the stockholders of the Corporation following the filing and effectiveness of this Certificate and the term of the initial Class III Directors shall expire at the third annual meeting of the stockholders of the Corporation following the filing and effectiveness of this Certificate. At each succeeding annual meeting of the stockholders of the Corporation, beginning with the first annual meeting of the stockholders of the Corporation following the filing and effectiveness of this Certificate, each of the successors elected to replace the class of directors whose term expires at that annual meeting shall be elected for a three-year term or until the election and qualification of their respective successors in office, subject to their earlier death, resignation, disqualification or removal in accordance with this Certificate. Subject to Section 5.5 hereof, if the number of directors that constitute the Whole Board is changed, any increase or decrease shall be apportioned by the Board among the classes so as to maintain the number of directors in each class as nearly equal as possible, but in no case shall a decrease in the number of directors constituting the Board shorten the term of any incumbent director. Subject to the rights of the holders of one or more series of Preferred Stock, voting separately by class or series, to elect directors pursuant to the terms of one or more series of Preferred Stock, the election of directors shall be determined by a plurality of the votes cast by the stockholders of the Corporation present in person or represented by proxy at the meeting and entitled to vote thereon. The Board is hereby expressly authorized, by resolution or resolutions thereof, to assign members of the Board already in office to the aforesaid classes at the time this Certificate (and therefore such classification) becomes effective in accordance with the DGCL.

(c) Subject to Section 5.5 hereof, a director shall hold office until the annual meeting for the year in which his or her term expires and until his or her successor has been elected and qualified, subject, however, to such director’s earlier death, resignation, retirement, disqualification or removal. There shall be no limit on the number of terms a director may serve on the Board.

(d) Unless and except to the extent that the By-Laws shall so require, the election of directors need not be by written ballot. The holders of shares of Common Stock shall not have cumulative voting rights with regard to the election of directors.

Section 5.3. Newly Created Directorships and Vacancies. Subject to Section 5.5 hereof, except as otherwise provided by law, newly created directorships resulting from an increase in the number of directors and any vacancies on the Board resulting from death, resignation, retirement, disqualification, removal or other cause shall be filled solely and exclusively by a majority vote of the remaining directors then in office, even if less than a quorum, or by a sole remaining director (and not by stockholders), and any director so chosen shall hold office for the remainder of the full term of the class of directors to which the new directorship was added or in which the vacancy occurred and until his or her successor has been elected and qualified, subject, however, to such director’s earlier death, resignation, retirement, disqualification or removal.

Section 5.4. Removal. Subject to Section 5.5 hereof and except as otherwise required by law, any or all of the directors may be removed from office at any time, but only for cause and only by the affirmative vote of holders of a majority of the voting power of all then-outstanding shares of capital stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class.

Section 5.5 Preferred Stock - Directors. Notwithstanding any other provision of this Article V, and except as otherwise required by law, whenever the holders of one or more series of Preferred Stock shall have the right, voting separately by class or series, to elect one or more directors, the election, term of office, the filling of vacancies, the removal from office and other features of such directorships shall be governed by the terms of such series of Preferred Stock as set forth in this Certificate (including any Preferred Stock Designation). and such directors shall not be included in any of the classes created pursuant to this Article V unless expressly provided by such terms. Notwithstanding anything to the contrary in this Article V, the number of directors that may be elected by the holders of any such series of Preferred Stock shall be in addition to the number fixed pursuant to Section 5.2(a) of this Article V, and the total number of directors constituting the Whole Board shall be automatically adjusted accordingly. Except as otherwise provided in any Preferred Stock Designation, whenever the holders of any series of Preferred Stock having such right to elect additional directors are divested of such right pursuant to the provisions of such Preferred Stock Designation, the terms of office of all such additional directors elected by the holders of such series of Preferred Stock, or elected to fill any vacancies resulting from the death, resignation, disqualification or removal of such additional directors, shall forthwith terminate (in which case each such director thereupon shall cease to be qualified as, and shall cease to be, a director) and the total authorized number of directors of the Corporation shall automatically be reduced accordingly.

Section 5.6 Annual Meeting. The annual meeting of stockholders, for the election of directors to succeed those whose terms expire and for the transaction of such other business as may properly come before the meeting, shall be held at such place, if any, either within or without the State of Delaware, on such date, and at such time as the Board shall fix.

ARTICLE VI

BY-LAWS

In furtherance and not in limitation of the powers conferred upon it by law, but subject to the terms of any series of Preferred Stock then outstanding, the Board shall have the power and is expressly authorized to adopt, amend, alter or repeal the By-Laws by an affirmative vote of a majority of the Board. The By-Laws also may be adopted, amended, altered or repealed by the stockholders of the Corporation; provided, however, that in addition to any vote of the holders of any class or series of capital stock of the Corporation required by law or by this Certificate (including any Preferred Stock Designation) of the By-Laws, the affirmative vote of the holders of at least a 66 2/3% of the voting power of all then-outstanding shares of capital stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class, shall be required for the stockholders of the Corporation to adopt, amend, alter or repeal, in whole or in part, any provision of Article VI of the By-Laws, or to adopt any provision inconsistent therewith and, with respect to any other provision of the By-Laws of, the affirmative vote of the holders of at least a majority of the voting power of all the then outstanding shares of stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class, shall be required in order for the stockholders of the Corporation to adopt, amend, alter or repeal, in whole or in part, any such provision of the By-Laws of the Corporation, or to adopt any provision inconsistent therewith.

ARTICLE VII

SPECIAL MEETINGS OF STOCKHOLDERS; ACTION BY WRITTEN CONSENT

Section 7.1. Special Meetings. Subject to the rights, if any, of the holders of any outstanding series of Preferred Stock, and to the requirements of applicable law, special meetings of stockholders of the Corporation may be called only by the Chairperson or Co-Chairperson of the Board, the Chief Executive Officer or Secretary of the Corporation, or the Board pursuant to a resolution adopted by a majority of the Board, and the ability of the stockholders of the Corporation to call a special meeting is hereby specifically denied. Except as provided in the foregoing sentence, special meetings of stockholders of the Corporation may not be called by another person or persons. Any such special meeting so called may be postponed, rescheduled or cancelled by the Board or other person calling the meeting. Only such business shall be conducted at a special meeting of stockholders as shall have been brought before the meeting by or at the direction of the Board of Directors.

Section 7.2. Advance Notice. Advance notice of stockholder nominations for the election of directors and of proposed business to be brought by stockholders before any meeting of the stockholders of the Corporation shall be given in the manner provided in the By-Laws.

Section 7.3. Action by Written Consent. Except as otherwise expressly provided for or fixed pursuant to any Preferred Stock Designation permitting the holders of one or more series of Preferred Stock to act by written consent, any action required or permitted to be taken by the stockholders of the Corporation must be effected by a duly called annual or special meeting of such stockholders and may not be effected by written consent of the stockholders.

ARTICLE VIII

LIMITED LIABILITY; INDEMNIFICATION

Section 8.1. Limitation of Director Liability. A director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except to the extent such exemption from liability or limitation thereof is not permitted under the DGCL, as the same exists or may hereafter be amended, unless they violated their duty of loyalty to the Corporation or its stockholders, acted (or omitted to act) in bad faith, knowingly or intentionally violated the law, authorized unlawful payments of dividends, unlawful stock purchases or unlawful redemptions, or derived improper personal benefit from their actions as directors. Any amendment, modification or repeal of the immediately preceding sentence shall not adversely affect any right or protection of a director of the Corporation hereunder in respect of any act or omission occurring prior to the time of such amendment, modification or repeal. If the DGCL is amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the DGCL, as so amended.

Section 8.2. Indemnification and Advancement of Expenses.

(a) To the fullest extent permitted by applicable law, as the same exists or may hereafter be amended, the Corporation shall indemnify and hold harmless each person who is or was made a party or is threatened to be made a party to or is otherwise involved in any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, including an action by or in the right of the Corporation to procure a judgment in its favor (a “proceeding”), by reason of the fact that he or she is or was a director or officer of the Corporation or, while a director or officer of the Corporation, is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust, other enterprise or nonprofit entity, including service with respect to an employee benefit plan (an “indemnitee”), whether the basis of such proceeding is alleged action in an official capacity as a director, officer, employee or agent, or in any other capacity while serving as a director, officer, employee or agent, against all liability and loss suffered and expenses (including, without limitation, attorneys’ fees and disbursements, judgments, fines, ERISA excise taxes, damages, claims and penalties and amounts paid in settlement) reasonably incurred by such indemnitee in connection with such proceeding. The Corporation shall to the fullest extent not prohibited by applicable law pay the expenses (including attorneys’ fees) incurred by an indemnitee in defending or otherwise participating in any proceeding in advance of its final disposition; provided, however, that, to the extent required by applicable law, such payment of expenses in advance of the final disposition of the proceeding shall be made only upon receipt of an undertaking, by or on behalf of the indemnitee, to repay all amounts so advanced if it shall ultimately be determined that the indemnitee is not entitled to be indemnified under this Section 8.2 or otherwise. The Corporation may, to the extent authorized from time to time by the Board, provide rights to indemnification and to the advancement of expenses to employees and agents of the Corporation similar to those conferred in this Article XI to directors and officers of the Corporation. The rights to indemnification and advancement of expenses conferred by this Section 8.2 shall be contractual rights and such rights shall continue as to an indemnitee who has ceased to be a director, officer, employee or agent and shall inure to the benefit of his or her heirs, executors and administrators. Notwithstanding the foregoing provisions of this Section 8.2(a), except for proceedings to enforce rights to indemnification and advancement of expenses, the Corporation shall indemnify and advance expenses to an indemnitee in connection with a proceeding (or part thereof) initiated by such indemnitee only if such proceeding (or part thereof) was authorized by the Board.

(b) The rights to indemnification and advancement of expenses conferred on any indemnitee by this Section 8.2 (a “Covered Person”) shall not be exclusive of any other rights that any indemnitee may have or hereafter acquire under law, this Certificate as it may be further amended from time to time, the By-Laws, an agreement, vote of stockholders or disinterested directors, or otherwise. The Corporation hereby acknowledges that certain Covered Persons may have rights to indemnification and advancement of expenses (directly or through insurance obtained by any such entity) provided by one or more third parties (collectively, the “Other Indemnitors”), and which may include third parties for whom such Covered Person serves as a manager, member, officer, employee or agent. The Corporation hereby agrees and acknowledges that notwithstanding any such rights that a Covered Person may have with respect to any Other Indemnitor(s), (i) the Corporation is the indemnitor of first resort with respect to all Covered Persons and all obligations to indemnify and provide advancement of expenses to Covered Persons, (ii) the Corporation shall be required to indemnify and advance the full amount of expenses incurred by the Covered Persons, to the fullest extent required by law, the terms of this Certificate, the Bylaws, any agreement to which the Corporation is a party, any vote of the stockholders or the Board, or otherwise, without regard to any rights the Covered Persons may have against the Other Indemnitors and (iii) to the fullest extent permitted by law, the Corporation irrevocably waives, relinquishes and releases the Other Indemnitors from any and all claims for contribution, subrogation or any other recovery of any kind in respect thereof. The Corporation further agrees that no advancement or payment by the Other Indemnitors with respect to any claim for which the Covered Persons have sought indemnification from the Corporation shall affect the foregoing and the Other Indemnitors shall have a right of contribution and/or be subrogated to the extent of any such advancement or payment to all of the rights of recovery of the Covered Persons against the Corporation. These rights shall be a contract right, and the Other Indemnitors are express third party beneficiaries of the terms of this paragraph. Notwithstanding anything to the contrary herein, the obligations of the Corporation under this paragraph shall only apply to Covered Persons in their capacity as Covered Persons.

(c) Any repeal or amendment of this Section 8.2 by the stockholders of the Corporation or by changes in law, or the adoption of any other provision of this Certificate inconsistent with this Section 8.2, shall, unless otherwise required by law, be prospective only (except to the extent such amendment or change in law permits the Corporation to provide broader indemnification rights on a retroactive basis than permitted prior thereto), and shall not in any way diminish or adversely affect any right or protection existing at the time of such repeal or amendment or adoption of such inconsistent provision in respect of any proceeding (regardless of when such proceeding is first threatened, commenced or completed) arising out of, or related to, any act or omission occurring prior to such repeal or amendment or adoption of such inconsistent provision.

(d) This Section 8.2 shall not limit the right of the Corporation, to the extent and in the manner authorized or permitted by law, to indemnify and to advance expenses to persons other than indemnitees.

ARTICLE IX

CORPORATE OPPORTUNITY

Section 9.1. (A) In recognition and anticipation that members of the Board who are not employees of the Corporation (“Non-Employee Directors”) and their respective Affiliates and Affiliated Entities (each, as defined below) may now engage and may continue to engage in the same or similar activities or related lines of business as those in which the Corporation, directly or indirectly, may engage and/or other business activities that overlap with or compete with those in which the Corporation, directly or indirectly, may engage, the provisions of this Article IX are set forth to regulate and define the conduct of certain affairs of the Corporation with respect to certain classes or categories of business opportunities as they may involve any of the Non-Employee Directors or their respective Affiliates and the powers, rights, duties and liabilities of the Corporation and its directors, officers and stockholders in connection therewith.

(B) No Non-Employee Director or his or her Affiliates or Affiliated Entities (the Persons (as defined below) above being referred to, collectively, as “Identified Persons” and, individually, as an “Identified Person”) shall, to the fullest extent permitted by applicable law, have any duty to refrain from directly or indirectly (1) engaging in the same or similar business activities or lines of business in which the Corporation or any of its Affiliates, has historically engaged, now engages or proposes to engage at any time or (2) otherwise competing with the Corporation or any of its Affiliates, and, to the fullest extent permitted by applicable law, no Identified Person shall be liable to the Corporation or its stockholders or to any Affiliate of the Corporation for breach of any fiduciary duty solely by reason of the fact that such Identified Person engages in any such activities. To the fullest extent permitted by applicable law, the Corporation hereby renounces any interest or expectancy in, or right to be offered an opportunity to participate in, any business opportunity which may be a corporate opportunity for an Identified Person and the Corporation or any of its Affiliates, except as provided in Section 9.1(C) of this Article IX. Subject to Section 9.1(C) of this Article IX, in the event that any Identified Person acquires knowledge of a potential transaction or other business opportunity which may be a corporate opportunity for itself, herself or himself and the Corporation or any of its Affiliates, such Identified Person shall, to the fullest extent permitted by applicable law, have no duty to communicate or offer such transaction or other business opportunity to the Corporation or any of its Affiliates and, to the fullest extent permitted by applicable law, shall not be liable to the Corporation or its stockholders or to any Affiliate of the Corporation for breach of any fiduciary duty as a stockholder, director or officer of the Corporation solely by reason of the fact that such Identified Person pursues or acquires such corporate opportunity for itself, herself or himself, or offers or directs such corporate opportunity to another Person.

(C) Subject to Section 9.1(D), the Corporation does not renounce its interest in any corporate opportunity offered to any Non-Employee Director if such opportunity is expressly offered or presented to such person solely in his or her capacity as a director or officer of the Corporation, and the provisions of Section 9.1(B) of this Article IX shall not apply to any such corporate opportunity.

(D) In addition to and notwithstanding the foregoing provisions of this Article IX, a corporate opportunity shall not be deemed to be a potential corporate opportunity for the Corporation if it is a business opportunity that (i) the Corporation is neither financially or legally able, nor contractually permitted to undertake, (ii) from its nature, is not in the line of the Corporation’s business or is of no practical advantage to the Corporation, (iii) is one in which the Corporation has no interest or reasonable expectancy, or (iv) is one presented to any Person for the benefit of a member of the Board or such member’s Affiliate over which such member of the Board has no direct or indirect influence or control, including, but not limited to, a blind trust.

(E) For purposes of this Article IX, (i) “Affiliate” shall mean (a) in respect of a member of the Board, any Person that, directly or indirectly, is controlled by such member of the Board (other than the Corporation and any entity that is controlled by the Corporation) and (b) in respect of the Corporation, any Person that, directly or indirectly, is controlled by the Corporation; (ii) “Affiliated Entity” shall mean (x) any Person of which a Non-Employee Director serves as an officer, director, employee, agent or other representative (other than the Corporation and any entity that is controlled by the Corporation), (y) any direct or indirect partner, stockholder, member, manager or other representative of such Person or (z) any person controlling, controlled by or under common control with any of the foregoing, including any investment fund or vehicle under common management; and (iii) “Person” shall mean any individual, corporation, general or limited partnership, limited liability company, joint venture, trust, association or any other entity.

(F) To the fullest extent permitted by applicable law, any Person purchasing or otherwise acquiring any interest in any shares of capital stock of the Corporation shall be deemed to have notice of and to have consented to the provisions of this Article IX.

Section 9.2. Any alteration, amendment, addition to or repeal of this Article IX shall require the affirmative vote of at least 80% of the total voting power of all the then-outstanding shares of stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class. Neither the alteration, amendment, addition to or repeal of this Article IX, nor the adoption of any provision of this Certificate of Incorporation (including any Preferred Stock designation) inconsistent with this Article IX, shall eliminate or reduce the effect of this Article IX in respect of any business opportunity first identified or any other matter occurring, or any cause of action, suit or claim that, but for this Article IX, would accrue or arise, prior to such alteration, amendment, addition, repeal or adoption. This Article IX shall not limit any protections or defenses available to, or indemnification or advancement rights of, any director or officer of the Corporation under this Certificate of Incorporation, the By-Laws, the Investor Rights Agreement, any indemnification agreement between such Person and the Corporation or any of its subsidiaries, or applicable law.

ARTICLE X

AMENDMENT OF CERTIFICATE OF INCORPORATION

The Corporation reserves the right at any time and from time to time to amend, alter, change or repeal any provision contained in this Certificate (including any Preferred Stock Designation), and other provisions authorized by the laws of the State of Delaware at the time in force that may be added or inserted, in the manner now or hereafter prescribed by this Certificate and the DGCL; and, except as set forth in Article VIII, all rights, preferences and privileges of whatever nature herein conferred upon stockholders, directors or any other persons by and pursuant to this Certificate in its present form or as hereafter amended are granted subject to the right reserved in this Article X. Notwithstanding any other provisions of this Certificate or any provision of law which might otherwise permit a lesser vote or no vote, but in addition to any affirmative vote of the holders of any particular class or series of the Corporation required by law or by this Certificate or any Preferred Stock Designation filed with respect to a series of Preferred Stock, the affirmative vote of the stockholders holding at least 66.7% of the voting power of all outstanding shares of capital stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class, shall be required to alter, amend or repeal Section 4.2, Article V, Article VII, Article VIII, this Article X, Article XI and Article XII.

ARTICLE XI

EXCLUSIVE FORUM FOR CERTAIN LAWSUITS

Section 11.1. Forum. Unless the Corporation selects or consents in writing to the selection of an alternative forum, to the fullest extent permitted by the applicable law: (a) the sole and exclusive forum for any complaint asserting any internal corporate claims (as defined below), to the fullest extent permitted by law, and subject to applicable jurisdictional requirements, shall be the Court of Chancery of the State of Delaware (or, if the Court of Chancery does not have, or declines to accept, jurisdiction, another state court or a federal court located within the State of Delaware); and (b) the sole and exclusive forum for any complaint asserting a cause of action arising under the Securities Act of 1933, to the fullest extent permitted by law, shall be the federal district courts of the United States of America. For purposes of this Article XI, internal corporate claims means claims, including claims in the right of the Corporation that are based upon a violation of a duty by a current or former director, officer, employee or stockholder in such capacity, or as to which the DGCL confers jurisdiction upon the Court of Chancery.

Section 11.2. Consent to Jurisdiction. If any action the subject matter of which is within the scope of Section 11.1 immediately above is filed in a court other than a court located within the State of Delaware (a “Foreign Action”) in the name of any stockholder, such stockholder shall be deemed to have consented to (i) the personal jurisdiction of the state and federal courts located within the State of Delaware in connection with any action brought in any such court to enforce Section 11.1 immediately above (an “FSC Enforcement Action”) and (ii) having service of process made upon such stockholder in any such FSC Enforcement Action by service upon such stockholder’s counsel in the Foreign Action as agent for such stockholder.

Section 11.3. Severability. If any provision or provisions of (or any part thereof) of this Certificate shall be held to be invalid, illegal or unenforceable as applied to any person or entity or circumstance for any reason whatsoever, then, to the fullest extent permitted by law, (i) the validity, legality and enforceability of such provisions in any other circumstance and of the remaining provisions of this Certificate (including, without limitation, each portion of any paragraph of this Certificate containing any such provision held to be invalid, illegal or unenforceable that is not itself held to be invalid, illegal or unenforceable) and the application of such provision to other persons or entities and circumstances shall not in any way be affected or impaired thereby and (ii) the provisions of this Certificate (including, without limitation, each portion of any paragraph of this Certificate containing any such provision held to be invalid, illegal or unenforceable) shall be construed so as to permit the Corporation to protect its directors, officers, employees and agents from personal liability in respect of their good faith service or for the benefit of the Corporation to the fullest extent permitted by law.

Section 11.4. Consent. Any person or entity purchasing or otherwise acquiring any interest in shares of capital stock of the Corporation shall be deemed to have notice of and consented to the provisions of this Article XI.

ARTICLE XII

APPLICATION OF DGCL SECTION 203

Section 12.1 Section 203 of the DGCL. The Corporation hereby expressly elects not to be governed by Section 203 of the DGCL.

Section 12.2 Limitation on Business Combinations. Notwithstanding the foregoing, the Corporation shall not engage in any business combination (as defined below), at any point in time at which the Common Stock is registered under Section 12(b) or 12(g) of the Exchange Act with any interested stockholder (as defined below) for a period of three (3) years following the time that such stockholder became an interested stockholder, unless:

(a) prior to such time, the Board approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder; or

(b) upon consummation of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least eighty-five percent (85%) of the voting stock outstanding at the time the transaction commenced, excluding for purposes of determining the voting stock outstanding (but not the outstanding voting stock owned by the interested stockholder) those shares owned by (i) persons who are directors and also officers of the Corporation and (ii) employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or

(c) at or subsequent to that time, the business combination is approved by the Board and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least 66-2/3% of the outstanding voting stock that is not owned by the interested stockholder.

Section 12.3 Certain Definitions. Solely for purposes of this Article XII, references to:

(a) “affiliate” means a person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, another person.

(b) “associate,” when used to indicate a relationship with any person, means: (i) any corporation, partnership, unincorporated association or other entity of which such person is a director, officer or partner or is, directly or indirectly, the owner of twenty percent (20%) or more of any class of voting stock; (ii) any trust or other estate in which such person has at least a twenty percent (20%) beneficial interest or as to which such person serves as trustee or in a similar fiduciary capacity; and (iii) any relative or spouse of such person, or any relative of such spouse, who has the same residence as such person.

(c) “business combination,” when used in reference to the Corporation and any interested stockholder of the Corporation, means:

(i) any merger or consolidation of the Corporation or any direct or indirect majority-owned subsidiary of the Corporation (a) with the interested stockholder, or (b) with any other corporation, partnership, unincorporated association or other entity if the merger or consolidation is caused by the interested stockholder and as a result of such merger or consolidation Section 12.2 is not applicable to the surviving entity;

(ii) any sale, lease, exchange, mortgage, pledge, transfer or other disposition (in one transaction or a series of transactions), except proportionately as a stockholder of the Corporation, to or with the interested stockholder, whether as part of a dissolution or otherwise, of assets of the Corporation or of any direct or indirect majority-owned subsidiary of the Corporation which assets have an aggregate market value equal to ten percent (10%) or more of either the aggregate market value of all the assets of the Corporation determined on a consolidated basis or the aggregate market value of all the outstanding stock of the Corporation;

(iii) any transaction which results in the issuance or transfer by the Corporation or by any direct or indirect majority-owned subsidiary of the Corporation of any stock of the Corporation or of such subsidiary to the interested stockholder, except: (a) pursuant to the exercise, exchange or conversion of securities exercisable for, exchangeable for or convertible into stock of the Corporation or any such subsidiary which securities were outstanding prior to the time that the interested stockholder became such; (b) pursuant to a merger under Section 251(g) of the DGCL; (c) pursuant to a dividend or distribution paid or made, or the exercise, exchange or conversion of securities exercisable for, exchangeable for or convertible into stock of the Corporation or any such subsidiary which security is distributed, pro rata to all stockholders of a class or series of stock of the Corporation subsequent to the time the interested stockholder became such; (d) pursuant to an exchange offer by the Corporation to purchase stock made on the same terms to all stockholders of said stock; or (e) any issuance or transfer of stock by the Corporation; provided, however, that in no case under items (c)-(e) of this subsection (iii) shall there be an increase in the interested stockholder’s proportionate share of the stock of any class or series of the Corporation or of the voting stock of the Corporation (except as a result of immaterial changes due to fractional share adjustments);

(iv) any transaction involving the Corporation or any direct or indirect majority-owned subsidiary of the Corporation which has the effect, directly or indirectly, of increasing the proportionate share of the stock of any class or series, or securities convertible into the stock of any class or series, of the Corporation or of any such subsidiary which is owned by the interested stockholder, except as a result of immaterial changes due to fractional share adjustments or as a result of any purchase or redemption of any shares of stock not caused, directly or indirectly, by the interested stockholder; or

(v) any receipt by the interested stockholder of the benefit, directly or indirectly (except proportionately as a stockholder of the Corporation), of any loans, advances, guarantees, pledges, or other financial benefits (other than those expressly permitted in subsections (i) through (iv) above) provided by or through the Corporation or any direct or indirect majority-owned subsidiary.

(d) “control,” including the terms “controlling,” “controlled by” and “under common control with,” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a person, whether through the ownership of voting stock, by contract, or otherwise. A person who is the owner of twenty percent (20%) or more of the voting power of the outstanding voting stock of the Corporation, partnership, unincorporated association or other entity shall be presumed to have control of such entity, in the absence of proof by a preponderance of the evidence to the contrary. Notwithstanding the foregoing, a presumption of control shall not apply where such person holds voting stock, in good faith and not for the purpose of circumventing this Article XII, as an agent, bank, broker, nominee, custodian or trustee for one or more owners who do not individually or as a group have control of such entity.

(e) “Exempted Person” means the Sponsors, their members and their affiliates, any of their respective direct or indirect transferees of at least 15% of the Corporation’s outstanding common stock and any “group” of which any such person is a part under Rule 13d-5 of the Exchange Act.

(f) “interested stockholder” means any person (other than the Corporation or any direct or indirect majority-owned subsidiary of the Corporation) that (i) is the owner of fifteen percent (15%) or more of the voting stock of the Corporation, or (ii) is an affiliate or associate of the Corporation and was the owner of fifteen percent (15%) or more of the voting stock of the Corporation at any time within the three (3) year period immediately prior to the date on which it is sought to be determined whether such person is an interested stockholder; and the affiliates and associates of such person; but “interested stockholder” shall not include (a) any Exempted Person, or (b) any person whose ownership of shares in excess of the fifteen percent (15%) limitation set forth herein is the result of any action taken solely by the Corporation; provided that with respect to clause (b) such person shall be an interested stockholder if thereafter such person acquires additional shares of voting stock of the Corporation, except as a result of further corporate action not caused, directly or indirectly, by such person. For the purpose of determining whether a person is an interested stockholder, the voting stock of the Corporation deemed to be outstanding shall include stock deemed to be owned by the person through application of the definition of “owner” below but shall not include any other unissued stock of the Corporation which may be issuable pursuant to any agreement, arrangement or understanding, or upon exercise of conversion rights, warrants or options, or otherwise.

(g) “owner,” including the terms “own” and “owned,” when used with respect to any stock, means a person that individually or with or through any of its affiliates or associates:

(1) beneficially owns such stock, directly or indirectly; or

(2) has (a) the right to acquire such stock (whether such right is exercisable immediately or only after the passage of time) pursuant to any agreement, arrangement or understanding, or upon the exercise of conversion rights, exchange rights, warrants or options, or otherwise; provided, however, that a person shall not be deemed the owner of stock tendered pursuant to a tender or exchange offer made by such person or any of such person’s affiliates or associates until such tendered stock is accepted for purchase or exchange; or (b) the right to vote such stock pursuant to any agreement, arrangement or understanding; provided, however, that a person shall not be deemed the owner of any stock because of such person’s right to vote such stock if the agreement, arrangement or understanding to vote such stock arises solely from a revocable proxy or consent given in response to a proxy or consent solicitation made to ten (10) or more persons; or

(3) has any agreement, arrangement or understanding for the purpose of acquiring, holding, voting (except voting pursuant to a revocable proxy or consent as described in item (b) of subsection (2) above), or disposing of such stock with any other person that beneficially owns, or whose affiliates or associates beneficially own, directly or indirectly, such stock.

(h) “person” means any individual, corporation, partnership, unincorporated association or other entity.

(i) “Sponsors” means Sentinel Capital Partners V, L.P., Sentinel Capital Partners V-A, L.P. and Sentinel Capital Investors V, L.P.

(j) “stock” means, with respect to any corporation, capital stock and, with respect to any other entity, any equity interest.

(k) “voting stock” means stock of any class or series entitled to vote generally in the election of directors.

ARTICLE XIII

SOLE INCORPORATOR

The name and mailing address of the Sole Incorporator is as follows:

Name	Address

[ ]	[ ]

[Signature Page Follows]

I, THE UNDERSIGNED, being the Sole Incorporator hereinbefore named, for the purpose of forming a corporation pursuant to the DGCL, do make this Certificate, hereby declaring and certifying that this is my act and deed and the facts herein stated are true, and accordingly have hereunto set my hand this                      day of             , 2021.

Holley Inc.

By:	/s/
Name:
	Title:	Sole Incorporator

Annex D

BY-LAWS

OF

HOLLEY INC.

Effective as of

ARTICLE I

CORPORATE OFFICES

1.1 Registered Office. The address of the registered office of Holley Inc. (the “Corporation”) in the State of Delaware, and the name of its registered agent at such address, shall be (a) as set forth in the Corporation’s certificate of incorporation, as the same may be amended and/or restated from time to time (the “Certificate of Incorporation”) or (b) the office of the corporation or individual acting as the Corporation’s registered agent in Delaware.

1.2 Other Offices. The Corporation may have an office or offices other than its registered office at such place or places, either within or outside the State of Delaware, as the Corporation may from time to time determine or the business of the Corporation may require.

ARTICLE II

STOCKHOLDERS

2.1 Place of Meetings. All meetings of stockholders shall be held at such place (if any) within or without the State of Delaware as may be determined from time to time by the Board of Directors of the Corporation (the “Board”) or, if not determined by the Board, by the Chairperson of the Board, the President or the Chief Executive Officer; provided that the Board may, in its sole discretion, determine that any meeting of stockholders shall not be held at any place but shall be held solely by means of remote communication in accordance with Section 2.13.

2.2 Annual Meeting. The annual meeting of stockholders for the election of directors and for the transaction of such other business as may properly be brought before the meeting shall be held on a date to be fixed by the Board at a time to be fixed by the Board and stated in the notice of the meeting. The Board may postpone, reschedule or cancel any annual meeting of stockholders previously scheduled.

2.3 Special Meetings. Subject to the Certificate of Incorporation, the rights of the holders of any series of preferred stock then outstanding and to the requirements of applicable law, special meetings of the stockholders of the Corporation may be called only by the Chairperson or Co-Chairperson of the Board, the Chief Executive Officer or Secretary of the Corporation, or the Board pursuant to a resolution adopted by a majority of the Board and may not be called by any other person or persons. Any business transacted at any special meeting of stockholders shall be limited to matters relating to the purpose or purposes stated in the notice of the meeting. The Board (or other person calling the meeting) may postpone, reschedule or cancel any special meeting of the stockholders previously scheduled.

2.4 Notice of Meetings.

(a) Written notice of each meeting of stockholders, whether annual or special, shall be given not less than 10 nor more than 60 days before the date on which the meeting is to be held (unless a different time is specified by applicable law), to each stockholder entitled to vote at such meeting as of the record date fixed by the Board for determining the stockholders entitled to notice of the meeting, except as otherwise provided herein or required by the General Corporation Law of the State of Delaware (the “DGCL”) or the Certificate of Incorporation. The notice of any meeting shall state the place, if any, date and hour of the meeting, and the means of remote communication, if any, by which stockholders and proxy holders may be deemed to be present in person and vote at such meeting. The notice of a special meeting shall state, in addition, the purpose or purposes for which the meeting is called.

(b) Notice to stockholders shall be delivered in writing or in any other manner permitted by the DGCL. If mailed, such notice shall be delivered by postage prepaid envelope directed to each stockholder at such stockholder’s address as it appears in the records of the Corporation and shall be deemed given when deposited in the United States mail. Without limiting the manner by which notices of meetings otherwise may be given effectively to stockholders, any such notice may be given by electronic transmission in the manner provided in Section 232 of the DGCL. An affidavit of the secretary or an assistant secretary or of the transfer agent or other agent of the Corporation that the notice has been given by personal delivery, by mail, or by a form of electronic transmission shall, in the absence of fraud, be prima facie evidence of the facts stated therein.

(c) Notice of any meeting of stockholders need not be given to any stockholder if waived by such stockholder either in a writing signed by such stockholder or by electronic transmission, whether such waiver is given before or after such meeting is held. If such a waiver is given by electronic transmission, the electronic transmission must either set forth or be submitted with information from which it can be determined that the electronic transmission was authorized by the stockholder.

2.5 Voting List. The officer who has charge of the stock ledger of the Corporation shall prepare, at least 10 days before each meeting of stockholders, a complete list of the stockholders entitled to vote at the meeting; provided, however, that if the record date for determining the stockholders entitled to vote is less than 10 days before the date of the meeting, the list shall reflect the stockholders entitled to vote as of the tenth day before the meeting date. Such list shall be arranged in alphabetical order for each class of stock and showing the mailing address of each stockholder and the number of shares registered in the name of each stockholder. The Corporation shall not be required to include electronic mail addresses or other electronic contact information on such list. Such list shall be open to the examination of any stockholder, for any purpose germane to the meeting, for a period of at least 10 days prior to the meeting: (a) on a reasonably accessible electronic network, provided that the information required to gain access to such list is provided with the notice of the meeting, (b) during ordinary business hours at the principal place of business of the Corporation or (c) in any other manner provided by law. In the event the Corporation determines to make the list available on an electronic network, the Corporation may take reasonable steps to ensure that such information is available only to stockholders of the Corporation. If the meeting is to be held at a place, the list shall be produced and kept at the time and place of the meeting during the whole time of the meeting, and may be examined by any stockholder who is present. If the meeting is to be held solely by means of remote communication, such list shall also be open to the examination of any stockholder during the whole time of the meeting on a reasonably accessible electronic network, and the information required to access such list shall be provided with the notice of the meeting. Except as otherwise provided by law, the stock ledger shall be the only evidence as to the stockholders who are entitled to examine the list required by this Section 2.5 or to vote in person or by proxy at any meeting of stockholders.

2.6 Quorum. Except as otherwise provided herein, by applicable law or by the Certificate of Incorporation (including any Preferred Stock Designation), the holders of a majority in voting power of the stock issued and outstanding and entitled to vote thereat, present in person or represented by proxy, shall constitute a quorum at all meetings of the stockholders for the transaction of business. Where a separate class vote by a class or classes or series is required, a majority of the shares of such class or classes or series present in person or represented by proxy shall constitute a quorum entitled to take action with respect to that vote on that matter. If a quorum is not present or represented at any meeting of stockholders, then the chairman of the meeting, or a majority of the voting power of the stock present in person or represented by proxy at the meeting and entitled to vote thereon, shall have power to adjourn the meeting from time to time in accordance with Section 2.7, until a quorum is present or represented. Subject to applicable law, if a quorum initially is present at any meeting of stockholders, the stockholders may continue to transact business until adjournment, notwithstanding the withdrawal of enough stockholders to leave less than a quorum, but if a quorum is not present at least initially, no business other than adjournment may be transacted.

2.7 Adjournments. Any meeting of stockholders may be adjourned to any other time and to any other place at which a meeting of stockholders may be held under these By-Laws by the chairperson of the meeting or, in the absence of such person, by any officer entitled to preside at or to act as secretary of such meeting, or by the holders of a majority of the shares of stock present or represented at the meeting and entitled to vote, although less than a quorum. When a meeting is adjourned to another place, date or time, written notice need not be given of the adjourned meeting if the date, time and place, if any, thereof, and the means of remote communication, if any, by which stockholders and proxy holders may be deemed to be present in person and vote at such adjourned meeting, are announced at the meeting at which the adjournment is taken; provided, however, that if the date of any adjourned meeting is more than 30 days after the date for which the meeting was originally noticed, or if the Board fixes a new record date for determining the stockholders entitled to vote at the adjourned meeting in accordance with Section 2.14, written notice of the place, if any, date and time of the adjourned meeting and the means of remote communication, if any, by which stockholders and proxy holders may be deemed to be present in person and vote at such adjourned meeting, shall be given in conformity herewith. At the adjourned meeting, the Corporation may transact any business which might have been transacted at the original meeting.

2.8 Voting and Proxies. Each stockholder shall have one vote for each share of stock entitled to vote held of record by such stockholder and a proportionate vote for each fractional share so held, unless otherwise provided by law or in the Certificate of Incorporation. At all meetings of stockholders, any stockholder entitled to vote thereat shall be entitled to vote in person or by proxy, subject to applicable law. Without limiting the manner in which a stockholder may authorize another person or persons to act for the stockholder as proxy pursuant to the DGCL, the following shall constitute a valid means by which a stockholder may grant such authority: (1) a stockholder may execute a writing authorizing another person or persons to act for the stockholder as proxy, and execution of the writing may be accomplished by the stockholder or the stockholder’s authorized agent signing such writing or causing his or her signature to be affixed to such writing by any reasonable means including, but not limited to, by facsimile signature; or (2) a stockholder may authorize another person or persons to act for the stockholder as proxy by transmitting or authorizing by means of electronic transmission to the person who will be the holder of the proxy or to a proxy solicitation firm, proxy support service organization or like agent duly authorized by the person who will be the holder of the proxy to receive such transmission, provided that any such means of electronic transmission must either set forth or be submitted with information from which it can be determined that the electronic transmission was authorized by the stockholder. If it is determined that such electronic transmissions are valid, the inspector or inspectors of stockholder votes or, if there are no such inspectors, such other persons making that determination shall specify the information upon which they relied.

A proxy shall be irrevocable if it states that it is irrevocable and if, and only as long as, it is coupled with an interest sufficient in law to support an irrevocable power. A stockholder may revoke any proxy which is not irrevocable by attending the meeting and voting in person or by delivering to the Secretary of the Corporation a revocation of the proxy or a new proxy bearing a later date.

Any copy, facsimile telecommunication or other reliable reproduction of the writing or transmission created pursuant to the preceding paragraphs of this Section 2.8 (including any electronic transmission) may be substituted or used in lieu of the original writing or transmission for any and all purposes for which the original writing or transmission could be used, provided that such copy, facsimile telecommunication or other reproduction shall be a complete reproduction of the entire original writing or transmission.

Proxies shall be filed with the secretary of the meeting prior to or at the commencement of the meeting to which they relate.

2.9 Action at Meeting.

(a) At any meeting of stockholders for the election of one or more directors at which a quorum is present, the election shall be determined by a plurality of the votes cast by the stockholders entitled to vote at the election.

(b) All other matters shall be determined by a majority of the votes cast by stockholders present in person or represented by proxy at the meeting and entitled to vote on the matter (or if there are two or more classes of stock entitled to vote as separate classes, then in the case of each such class, a majority of the shares of each such class present in person or represented by proxy and entitled to vote on the matter shall decide such matter), provided that a quorum is present, except when a different vote is required by express provision of law, the Certificate of Incorporation, these By-Laws or applicable stock exchange rules, in which case such provision shall govern and control the decision of such matter.

(c) All voting, including on the election of directors, but excepting where otherwise required by law, may be by a voice vote; provided, that upon demand therefor by a stockholder entitled to vote or the stockholder’s proxy, a vote by ballot shall be taken. Each ballot shall state the name of the stockholder or proxy voting and such other information as may be required under the procedure established for the meeting. The Corporation may, and to the extent required by law, shall, in advance of any meeting of stockholders, appoint one or more inspectors to act at the meeting and make a written report thereof. The Corporation may designate one or more persons as an alternate inspector to replace any inspector who fails to act. If no inspector or alternate is able to act at a meeting of stockholders, the person presiding at the meeting may, and to the extent required by law, shall, appoint one or more inspectors to act at the meeting. Each inspector, before entering upon the discharge of their duties, shall take and sign an oath to faithfully execute the duties of inspector with strict impartiality and according to the best of their ability. No director or nominee for the office of director at an election shall be appointed as an inspector at such election.

2.10 Stockholder Business (Other Than the Election of Directors).

(a) Only such business (other than nominations for election of directors, which is governed by Section 3.17 of these By-Laws) shall be conducted as shall have been properly brought before an annual meeting. To be properly brought before an annual meeting, business must be either (i) specified in the notice of meeting (or any supplement thereto) given by or at the direction of the Board, (ii) otherwise properly brought before the meeting by or at the direction of the Board, or (iii) otherwise properly brought before the meeting by a stockholder who (A) is a stockholder of record (and, with respect to any beneficial owner, if different, on whose behalf such business is proposed, only if such beneficial owner is the beneficial owner of shares of the Corporation) both at the time of giving the notice provided for in this Section 2.10 and at the time of the meeting, (B) is entitled to vote at the meeting and (C) has complied with the notice procedures set forth in this Section 2.10 as to such business. For any business to be properly brought before an annual meeting by a stockholder (other than nominations for election of directors, which is governed by Section 3.17 of these By-Laws), it must be a proper matter for stockholder action under the DGCL, and the stockholder must have given timely notice thereof in writing to the Secretary of the Corporation. To be timely, a stockholder’s notice shall be in writing and must be received at the Corporation’s principal executive offices not later than ninety (90) days nor earlier than one hundred twenty (120) days prior to the first anniversary of the date of the preceding year’s annual meeting as first specified in the Corporation’s notice of meeting (without regard to any postponements or adjournments of such meeting after such notice was first sent), provided, however, that if no annual meeting was held in the previous year or the date of the annual meeting is advanced by more than thirty (30) days, or delayed (other than as a result of adjournment) by more than thirty (30) days from the anniversary of the previous year’s annual meeting, notice by the stockholder to be timely must be received not later than the close of business on the later of the ninetieth (90th) day prior to such annual meeting or the tenth (10th) day following the date on which public announcement of the date of such meeting is first made. “Public announcement” for purposes hereof shall have the meaning set forth in Section 3.17(c) of these By-Laws. In no event shall the public announcement of an adjournment or postponement of an annual meeting commence a new time period (or extend any time period) for the giving of a stockholder’s notice as described above. For business to be properly brought before a special meeting by a stockholder, the business must be limited to the purpose or purposes set forth in a notice under Section 2.3.

(b) A stockholder’s notice to the Secretary of the Corporation shall set forth (i) as to each matter the stockholder proposes to bring before the annual meeting, a brief description of the business desired to be brought before the annual meeting and the text of the proposal or business, including the text of any resolutions proposed for consideration and in the event that such business includes a proposal to amend the By-Laws of the Corporation, the language of the proposed amendment, the reasons for conducting such business at the meeting and (ii) as to the stockholder giving the notice and the beneficial owner, if any, on whose behalf the proposal is being made, and any of their respective affiliates or associates (each within the meaning of Rule 12b-2 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) or others acting in concert therewith (each, a “Proposing Person”), (A) the name and address, as they appear on the Corporation’s books, of the stockholder proposing such business and of any other Proposing Person, (B) the class or series and number of shares of the Corporation which are owned beneficially and of record by the stockholder and any other Proposing Person as of the date of the notice, and a representation that the stockholder will notify the Corporation in writing within five (5) business days after the record date for voting at the meeting of the class or series and number of shares of the Corporation owned beneficially and of record by the stockholder and any other Proposing Person as of the record date for voting at the meeting, (C) a representation that the stockholder intends to appear in person or by proxy at the meeting to propose the business specified in the notice, (D) any material interest of the stockholder and any other Proposing Person in such business, (E) the following information regarding the ownership interests of the stockholder and any other Proposing Person which shall be supplemented in writing by the stockholder not later than ten (10) days after the record date for voting at the meeting to disclose such interests as of such record date: (1) a description of any option, warrant, convertible security, stock appreciation right, or similar right with an exercise or conversion privilege or a settlement payment or mechanism at a price related to any class or series of shares of the Corporation or with a value derived in whole or in part from the value of any class or series of shares of the Corporation, any derivative or synthetic arrangement having the characteristics of a long position in any class or series of shares of the Corporation, or any contract, derivative, swap or other transaction or series of transactions designed to produce economic benefits and risks that correspond substantially to the ownership of any class or series of shares of the Corporation, including due to the fact that the value of such contract, derivative, swap or other transaction or series of transactions is determined by reference to the price, value or volatility of any class or series of shares of the Corporation, whether or not such instrument, contract or right shall be subject to settlement in the underlying class or series of shares of the Corporation, through the delivery of cash or other property, or otherwise, and without regard to whether the stockholder of record or any other Proposing Person may have entered into transactions that hedge or mitigate the economic effect of such instrument, contract or right (a “Derivative Instrument”) directly or indirectly owned beneficially by such stockholder or other Proposing Person, and any other direct or indirect opportunity to profit or share in any profit derived from any increase or decrease in the value of shares of the Corporation; (2) a description of any proxy, contract, arrangement, understanding, or relationship pursuant to which such stockholder or other Proposing Person has a right to vote any shares of any security of the Corporation; (3) a description of any agreement, arrangement, understanding, relationship or otherwise, including any repurchase or similar so-called “stock borrowing” agreement or arrangement, engaged in, directly or indirectly, by such stockholder or other Proposing Person, the purpose or effect of which is to mitigate loss to, reduce the economic risk (of ownership or otherwise) of any class or series of the shares of the Corporation by, manage the risk of share price changes for, or increase or decrease the voting power of, such stockholder or other Proposing Person with respect to any class or series of the shares of the Corporation, or which provides, directly or indirectly, the opportunity to profit or share in any profit derived from any decrease in the price or value of any class or series of the shares of the Corporation (“Short Interests”); (4) a description of any rights to dividends on the shares of the Corporation owned beneficially by such stockholder or other Proposing Person that are separated or separable from the underlying shares of the Corporation; (5) a description of any proportionate interest in shares of the Corporation or Derivative Instruments held, directly or indirectly, by a general or limited partnership in which such stockholder or other Proposing Person is a general partner or, directly or indirectly, beneficially owns an interest in a general partner; (6) a description of any performance-related fees (other than an asset-based fee) to which such stockholder or other Proposing Person is entitled based on any increase or decrease in the value of shares of the Corporation or Derivative Instruments, if any, as of the date of such notice, including, without limitation, any such interests held by members of such stockholder’s or other Proposing Person’s immediate family sharing the same household; (7) a description of any significant equity interests or any Derivative Instruments or Short Interests in any principal competitor of the Corporation held by such stockholder or other Proposing Person; and (8) a description of any direct or indirect interest of such stockholder or other Proposing Person in any contract with the Corporation, any affiliate of the Corporation or any principal competitor of the Corporation (including, in any such case, any employment agreement, collective bargaining agreement or consulting agreement), and (F) any other information relating to such stockholder or other Proposing Person, if any, that would be required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for, as applicable, the proposal and/or for the election of directors in a contested election pursuant to Section 14 of the Exchange Act and the rules and regulations promulgated thereunder.

(c) Unless otherwise required by law, if the stockholder (or a qualified representative of the stockholder) does not appear at the annual meeting of stockholders to present the proposed business, such proposed business shall not be transacted, notwithstanding that proxies in respect of such vote may have been received by the Corporation. For purposes of this section, to be considered a qualified representative of the stockholder, a person must be a duly authorized officer, manager or partner of such stockholder or authorized by a writing executed by such stockholder (or a reliable reproduction or electronic transmission of the writing) delivered to the Corporation prior to the making of such proposal at such meeting by such stockholder stating that such person is authorized to act for such stockholder as proxy at the meeting of stockholders.

(d) Notwithstanding the foregoing provisions of this Section 2.10, a stockholder shall also comply with all applicable requirements of the Exchange Act and the rules and regulations thereunder with respect to the matters set forth in this Section 2.10; provided however, that any references in this Section 2.10 to the Exchange Act or the rules and regulations promulgated thereunder are not intended to and shall not limit any requirements applicable to proposals as to any business to be considered pursuant to this Section 2.10. Nothing in this Section 2.10 shall be deemed to affect any rights (i) of stockholders to request inclusion of proposals in the Corporation’s proxy statement pursuant to Rule 14a-8 under the Exchange Act or (ii) of the holders of any series of preferred stock if and to the extent provided for under law, the Certificate of Incorporation (including any applicable certificate of designation) or these By-Laws.

(e) Notwithstanding any provisions to the contrary, the notice requirements set forth in subsections (a) and (b) above shall be deemed satisfied by a stockholder if the stockholder has notified the Corporation of the stockholder’s intention to present a proposal at an annual meeting in compliance with applicable rules and regulations promulgated under the Exchange Act and such stockholder’s proposal has been included in a proxy statement that has been prepared by the Corporation to solicit proxies for such annual meeting.

2.11 Conduct of Business. At every meeting of the stockholders, the Chairperson of the Board, or, in their absence, the Chief Executive Officer, or, in their absence, such other person as may be appointed by the Board, shall act as chairperson. The Secretary of the Corporation or a person designated by the chairperson of the meeting shall act as secretary of the meeting. Unless otherwise approved by the chairperson of the meeting, attendance at the stockholders’ meeting is restricted to stockholders of record, persons authorized in accordance with Section 2.8 of these By-Laws to act by proxy, and officers of the Corporation.

The chairperson of the meeting shall call the meeting to order, establish the agenda, and conduct the business of the meeting in accordance therewith or, at the chairperson’s discretion, the business of the meeting may be conducted otherwise in accordance with the wishes of the stockholders in attendance. The date and time of the opening and closing of the polls for each matter upon which the stockholders will vote at the meeting shall be announced at the meeting.

The chairperson shall also conduct the meeting in an orderly manner, rule on the precedence of, and procedure on, motions and other procedural matters, and exercise discretion with respect to such procedural matters with fairness and good faith toward all those entitled to take part. Without limiting the foregoing, the chairperson may (a) restrict attendance at any time to bona fide stockholders of record and their proxies and other persons in attendance at the invitation of the presiding officer or Board, (b) restrict use of audio or video recording devices at the meeting, and (c) impose reasonable limits on the amount of time taken up at the meeting on discussion in general or on remarks by any one stockholder. Should any person in attendance become unruly or obstruct the meeting proceedings, the chairperson shall have the power to have such person removed from the meeting. Notwithstanding anything in the By-Laws to the contrary, no business shall be conducted at a meeting except in accordance with the procedures set forth in Section 2.10, this Section 2.11 and Section 3.17. The chairperson of the meeting, in addition to making any other determinations that may be appropriate to the conduct of the meeting, shall have the power and duty to determine whether a nomination or any business proposed to be brought before the meeting was made or proposed, as the case may be, in accordance with the provisions of Section 2.10, this Section 2.11 and Section 3.17, and if he should so determine that any proposed nomination or business is not in compliance with such sections, he shall so declare to the meeting that such defective nomination or proposal shall be disregarded.

2.12 Stockholder Action Without Meeting. Any action required or permitted to be taken by the stockholders of the Corporation must be effected at a duly called annual or special meeting of stockholders of the Corporation and may not be effected by any consent in writing by such stockholders; provided, however, that any action required or permitted to be taken by the holders of preferred stock, voting separately as a series or separately as a class with one or more other such series, may be taken without a meeting, without prior notice and without a vote, to the extent expressly so provided by the applicable certificate of designation relating to such series of preferred stock.

2.13 Meetings by Remote Communication. If authorized by the Board, and subject to such guidelines and procedures as the Board may adopt and the DGCL, stockholders and proxy holders not physically present at a meeting of stockholders may, by means of remote communication, participate in the meeting and be deemed present in person and vote at the meeting, whether such meeting is to be held at a designated place or solely by means of remote communication, provided that (a) the Corporation shall implement reasonable measures to verify that each person deemed present and permitted to vote at the meeting by means of remote communication is a stockholder or proxy holder, (b) the Corporation shall implement reasonable measures to provide such stockholders and proxy holders a reasonable opportunity to participate in the meeting and to vote on matters submitted to the stockholders, including an opportunity to read or hear the proceedings of the meeting substantially concurrently with such proceedings, and (c) if any stockholder or proxy holder votes or takes other action at the meeting by means of remote communication, a record of such vote or other action shall be maintained by the Corporation.

2.14 Record Dates. The Board may fix in advance a record date for the determination of the stockholders entitled to vote at any meeting of stockholders. Such record date shall not precede the date on which the resolution fixing the record date is adopted and shall not be more than 60 nor less than 10 days before the date of such meeting.

If no record date is fixed by the Board, the record date for determining the stockholders entitled to notice of or to vote at a meeting of stockholders shall be the close of business on the day before the date on which notice is given, or, if notice is waived, the close of business on the day before the date on which the meeting is held.

A determination of stockholders of record entitled to notice of or to vote at a meeting of stockholders shall apply to any adjournment of the meeting; provided, however, that the Board may fix a new record date for the determination of stockholders entitled to vote at the adjourned meeting, and in such case shall also fix as the record date for stockholders entitled to notice of such adjourned meeting the same or an earlier date as that fixed for the determination of stockholders entitled to vote in accordance with the foregoing provisions.

The Board may fix in advance a record date (a) for the determination of stockholders entitled to receive payment of any dividend or other distribution or allotment of any rights in respect of any change, concession or exchange of stock, or (b) for the purpose of any other lawful action. Any such record date shall not precede the date on which the resolution fixing the record date is adopted and shall not be more than 60 days prior to the action to which such record date relates. If no record date is fixed by the Board, the record date for determining stockholders entitled to express consent to corporate action in writing without a meeting when no prior action by the Board is necessary shall be the date on which the first written consent is expressed. The record date for determining stockholders for any other purpose shall be the close of business on the day on which the Board adopts the resolution relating to such purpose.

2.15 Delivery to the Corporation. Whenever this Article II, or Section 3.17, requires one or more persons (including a record or beneficial owner of stock) to deliver a document or information to the Corporation or any officer, employee or agent thereof (including any notice, request, questionnaire, revocation, representation or other document or agreement), the Corporation shall not be required to accept delivery of such document or information unless the document or information is in writing exclusively (and not in an electronic transmission) and delivered exclusively by hand (including, without limitation, overnight courier service) or by certified or registered mail, return receipt requested.

ARTICLE III

BOARD OF DIRECTORS

3.1 General Powers. The business and affairs of the Corporation shall be managed by or under the direction of a Board, who may exercise all of the powers of the Corporation except as otherwise provided by law, the Certificate of Incorporation and the Stockholders Agreement, dated on or about [                ], 2021 by and among the Corporation, Holley Parent Holdings, LLC, Sentinel Capital Partners V, L.P., Sentinel Capital Partners V-A, L.P., Sentinel Capital Investors V, L.P., Empower Sponsor Holdings LLC, MidOcean Partners V, L.P., and MidOcean Partners V Executive, L.P. (the “Stockholders Agreement”). In the event of a vacancy on the Board, the remaining directors, except as otherwise provided by law or the Stockholders Agreement, may exercise the powers of the full Board until the vacancy is filled.

3.2 Election. Subject to the rights of the holders of any series of preferred stock to elect directors under specified circumstances, members of the Board shall be elected by a plurality of the votes of the shares present in person or represented by proxy at the meeting and entitled to vote in the election of directors; provided that, whenever the holders of any class or series of capital stock of the Corporation are entitled to elect one or more directors pursuant to the provisions of the Certificate of Incorporation (including, but not limited to, any duly authorized certificate of designation), such directors shall be elected by a plurality of the votes of such class or series present in person or represented by proxy at the meeting and entitled to vote in the election of such directors. Elections of directors need not be by written ballot.

3.3 Number and Term. Subject to the rights of the holders of any series of preferred stock to elect directors under specified circumstances, and to the Certificate of Incorporation and Stockholders Agreement, the number of directors shall be fixed from time to time exclusively by the Board pursuant to a resolution adopted by a majority of the total number of then authorized directors (hereinafter referred to as the “Whole Board”) (whether or not there exist any vacancies in previously authorized directorships at the time any such resolution is presented to the Board for adoption).

3.4 Classes of Directors. The Board shall be divided into three classes, as nearly equal in number as possible and designated Class I, Class II and Class III. Each class shall consist, as nearly as may be possible, of one third of the total number of directors constituting the Whole Board. The term of the initial Class I Directors shall expire at the first annual meeting of the stockholders of the Corporation following the filing and effectiveness of the Certificate of Incorporation, the term of the initial Class II Directors shall expire at the second annual meeting of the stockholders of the Corporation following the filing and effectiveness of the Certificate of Incorporation and the term of the initial Class III Directors shall expire at the third annual meeting of the stockholders of the Corporation following the filing and effectiveness of the Certificate of Incorporation. Subject to the Certificate of Incorporation and the Stockholders Agreement, if the number of directors that constitute the Whole Board is changed, any increase or decrease shall be apportioned by the Board among the classes so as to maintain the number of directors in each class as nearly equal as possible, but in no case shall a decrease in the number of directors constituting the Board shorten the term of any incumbent director.

3.5 Resignations. Any director may resign at any time upon notice given in writing or by electronic transmission to the Board, the Chairperson of the Board, the Chief Executive Officer of the Corporation or the Secretary. The resignation shall take effect at the time specified therein, and if no time is specified, at the time of its receipt. The acceptance of a resignation shall not be necessary to make it effective unless otherwise expressly provided in the resignation.

3.6 Removal. Subject to the Stockholders Agreement and the rights of the holders of any series of preferred stock to elect directors under specified circumstances, directors may only be removed for cause and only upon the affirmative vote of the holders of at least a majority of the voting power of all of the then-outstanding shares of the capital stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class.

3.7 Vacancies and Newly Created Directorships. Except as otherwise provided by applicable law, vacancies occurring in any directorship (whether by death, resignation, retirement, disqualification, removal or other cause) and newly created directorships resulting from any increase in the number of directors shall be filled in accordance with the Certificate of Incorporation and the Stockholders Agreement. Any director elected to fill a vacancy or newly created directorship shall hold office for the remainder of the full term of the class of directors to which the new directorship was added or in which the vacancy occurred and until his or her successor has been elected and qualified, subject, however, to such director’s earlier death, resignation, retirement, disqualification or removal.

3.8 Regular Meetings. Regular meetings of the Board may be held without notice at such time and place, either within or without the State of Delaware, as shall be determined from time to time by the Board; provided that any director who is absent when such a determination is made shall be given notice of the determination. A regular meeting of the Board may be held without notice immediately after and at the same place as the annual meeting of stockholders.

3.9 Special Meetings. Special meetings of the Board may be called by the Chairperson of the Board, the Chief Executive Officer or a majority of the directors then in office and may be held at any time and place, within or without the State of Delaware.

3.10 Notice of Special Meetings. Notice of any special meeting of directors shall be given to each director by whom it is not waived by the Secretary or by the officer or one of the directors calling the meeting. Notice shall be duly given to each director by (a) giving notice to such director in person or by telephone, electronic transmission or voice message system at least 24 hours in advance of the meeting, (b) sending a facsimile to such director’s last known facsimile number, or delivering written notice by hand to such director’s last known business or home address, at least 24 hours in advance of the meeting, (c) delivering written notice to such director’s last known business or home address through a nationally recognized overnight delivery service at least two days in advance of the meeting, (d) mailing written notice to such director’s last known business or home address through the United States mail at least five days in advance of the meeting.

3.11 Participation in Meetings by Telephone Conference Calls or Other Methods of Communication. Directors or any members of any committee designated by the directors may participate in a meeting of the Board or such committee by means of conference telephone or other communications equipment by means of which all persons participating in the meeting can hear each other, and participation by such means shall constitute presence in person at such meeting.

3.12 Quorum; Adjournment. Except as otherwise provided in the Stockholders Agreement, a majority of the total number of authorized directors shall constitute a quorum at any meeting of the Board. In the absence of a quorum at any such meeting, a majority of the directors present may adjourn the meeting from time to time without further notice other than announcement at the meeting, until a quorum shall be present. Interested directors may be counted in determining the presence of a quorum at a meeting of the Board or at a meeting of a committee which authorizes a particular contract or transaction.

3.13 Action at Meeting. At any meeting of the Board at which a quorum is present, the vote of a majority of those present shall be sufficient to take any action, unless a different vote is specified by law, the Certificate of Incorporation, the Stockholders Agreement or these By-Laws.

3.14 Action by Written Consent. Unless otherwise restricted by the Certificate of Incorporation or these By-Laws, any action required or permitted to be taken at any meeting of the Board or of any committee of the Board may be taken without a meeting if all members of the Board or committee, as the case may be, consent to the action in writing or by electronic transmission, and the writings or electronic transmissions are filed with the minutes of proceedings of the Board or committee. Such filing shall be in paper form if the minutes are maintained in paper form and shall be in electronic form if the minutes are maintained in electronic form. Any person (whether or not then a director) may provide, whether through instruction to an agent or otherwise, that a consent to action shall be effective at a future time (including a time determined upon the happening of an event), no later than 60 days after such instruction is given or such provision is made and such consent shall be deemed to have been given at such effective time so long as such person is then a director and did not revoke the consent prior to such time. Any such consent shall be revocable prior to its becoming effective.

3.15 Committees. The Board may designate one or more committees, each committee to consist of one or more of the directors of the Corporation, with such lawfully delegated powers and duties as it therefor confers; provided that, the committee membership of each committee designated by the Board will comply with the applicable rules of the exchange on which any securities of the Corporation are listed and the Stockholders Agreement. Subject to the Stockholders Agreement, the Board may designate one or more directors as alternate members of any committee, who may replace any absent or disqualified member at any meeting of the committee. In the absence or disqualification of a member of a committee, subject to the Stockholders Agreement, the member or members of the committee present at any meeting and not disqualified from voting, whether or not such member or members constitute a quorum, may unanimously appoint another member of the Board to act at the meeting in the place of any such absent or disqualified member. Any such committee, to the extent provided in the resolution of the Board and subject to the provisions of the DGCL, shall have and may exercise all the powers and authority of the Board in the management of the business and affairs of the Corporation and may authorize the seal of the Corporation to be affixed to all papers which may require it. Each such committee shall keep minutes and make such reports as the Board may from time to time request. Except as the Board may otherwise determine, any committee may make rules for the conduct of its business, but unless otherwise provided by such rules, its business shall be conducted as nearly as possible in the same manner as is provided in these By-Laws for the Board. Unless otherwise provided in the Certificate of Incorporation, these By-Laws or the resolutions of the Board designating the committee, a committee may create one or more subcommittees, each subcommittee consists of one or more members of the committee, and delegate to a subcommittee any or all of the powers and authority of the committee.

3.16 Compensation of Directors. Directors may be paid such compensation for their services and such reimbursement for expenses of attendance at meetings as the Board may from time to time determine. No such payment shall preclude any director from serving the Corporation or any of its parent or subsidiary Corporations in any other capacity and receiving compensation for such service.

3.17 Nomination of Director Candidates. Subject to the rights of holders of any class or series of preferred stock then outstanding, nominations for the election of directors at an annual meeting shall be in accordance with the Stockholders Agreement and may be made by (i) the Board or a duly authorized committee thereof or (ii) by any stockholder of the Corporation who is a stockholder of record at the time of giving the notice provided for in paragraphs (b) and (c) of this Section 3.17, who is entitled to vote at the meeting and who complies with the procedures set forth in this Section 3.17.

(a) All nominations by stockholders must be made pursuant to timely notice given in writing to the Secretary of the Corporation. To be timely, a stockholder’s nomination for a director to be elected at an annual meeting must be received at the Corporation’s principal executive offices not later than ninety (90) days nor earlier than one hundred twenty (120) days prior to the first anniversary of the date of the preceding year’s annual meeting as first specified in the Corporation’s notice of meeting (without regard to any postponements or adjournments of such meeting after such notice was first sent), provided, however, that if no annual meeting was held in the previous year or the date of the annual meeting is advanced by more than thirty (30) days or delayed (other than as a result of adjournment) by more than thirty (30) days from the first anniversary of the previous year’s annual meeting, notice by the stockholder to be timely must be received not later than the close of business on the later of the ninetieth (90th) day prior to such annual meeting or the tenth (10th) day following the date on which public announcement of the date of such meeting is first made. Each such notice shall set forth (i) as to the stockholder and the beneficial owner, if any, on whose behalf the nomination is being made, and any of their respective affiliates or associates or others acting in concert therewith (each, a “Nominating Person”), the name and address, as they appear on the Corporation’s books, of the stockholder who intends to make the nomination and of any other Nominating Person, (ii) the class or series and number of shares of the Corporation which are owned beneficially and of record by the stockholder and any other Nominating Person as of the date of the notice, and a representation that the stockholder will notify the Corporation in writing within five (5) business days after the record date for voting at the meeting of the class or series and number of shares of the Corporation owned beneficially and of record by the stockholder and any other Nominating Person as of the record date for voting at the meeting, (iii) a representation that the stockholder intends to appear in person or by proxy at the meeting to nominate the nominee specified in the notice, (iv) the following information regarding the ownership interests of the stockholder and any other Nominating Person, which shall be supplemented in writing by the stockholder not later than ten (10) days after the record date for notice of the meeting to disclose such interests as of such record date: (A) a description of any Derivative Instrument directly or indirectly owned beneficially by such stockholder or other Nominating Person, and any other direct or indirect opportunity to profit or share in any profit derived from any increase or decrease in the value of shares of the Corporation; (B) a description of any proxy, contract, arrangement, understanding, or relationship pursuant to which such stockholder or other Nominating Person has a right to vote any shares of any security of the Corporation; (C) a description of any Short Interests in any securities of the Corporation directly or indirectly owned beneficially by such stockholder or other Nominating Person; (D) a description of any rights to dividends on the shares of the Corporation owned beneficially by such stockholder or other Nominating Person that are separated or separable from the underlying shares of the Corporation; (E) a description of any proportionate interest in shares of the Corporation or Derivative Instruments held, directly or indirectly, by a general or limited partnership in which such stockholder or other Nominating Person is a general partner or, directly or indirectly, beneficially owns an interest in a general partner; (F) a description of any performance-related fees (other than an asset-based fee) to which such stockholder or other Nominating Person is entitled based on any increase or decrease in the value of shares of the Corporation or Derivative Instruments, if any, as of the date of such notice, including, without limitation, any such interests held by members of such stockholder’s or other Nominating Person’s immediate family sharing the same household; (G) a description of any significant equity interests or any Derivative Instruments or Short Interests in any principal competitor of the Corporation held by such stockholder or other Nominating Person; and (H) a description of any direct or indirect interest of such stockholder or other Nominating Person in any contract with the Corporation, any affiliate of the Corporation or any principal competitor of the Corporation (including, in any such case, any employment agreement, collective bargaining agreement or consulting agreement), (v) a description of all arrangements or understandings between the stockholder or other Nominating Person and each nominee and any other person or persons (naming such person or persons) pursuant to which the nomination or nominations are to be made by the stockholder, (vi) a description of all direct and indirect compensation and other material monetary agreements, arrangements and understandings during the past three years, and any other material relationships, between or among such stockholder and any other Nominating Person, on the one hand, and each nominee, and their respective affiliates and associates, or others acting in concert therewith, on the other hand, including, without limitation all information that would be required to be disclosed pursuant to Rule 404 promulgated under Regulation S-K if the stockholder and any Nominating Person, if any, or any affiliate or associate thereof or person acting in concert therewith, were the “registrant” for purposes of such rule and the nominee were a director or executive officer of such registrant, (vii) such other information that the Corporation may reasonably request regarding each nominee as would be required to permit the Corporation to determine the eligibility of such person to serve as a director of the Corporation, including information relevant to a determination whether such person can be considered an independent director, and any other information required to be included in a proxy statement filed pursuant to the proxy rules of the SEC, had the nominee been nominated, or intended to be nominated, by the Board, and (viii) the signed consent of each nominee to serve as a director of the Corporation if so elected for the full term for which such person is standing for election. In no event shall the public announcement of an adjournment or postponement of an annual meeting commence a new time period (or extend any time period) for the giving of a stockholder’s notice as described above. Notwithstanding the second sentence of this Section 3.17(b), in the event that the number of directors to be elected at an annual meeting is increased and there is no public announcement by the Corporation naming the nominees for the additional directorships at least 100 days prior to the one-year anniversary of the date of the preceding year’s annual meeting as first specified in the Corporation’s notice of meeting (without regard to any postponements or adjournments of such meeting after such notice was first sent), a stockholder’s notice required by this Section 3.17(b) shall also be considered timely, but only with respect to nominees for the additional directorships, if it shall be delivered to the Secretary at the principal executive offices of the Corporation not later than the close of business on the 10th day following the day on which such public announcement is first made by the Corporation.

(b) Subject to the rights of holders of any class or series of preferred stock then outstanding, nominations of persons for election to the Board may be made at a special meeting of stockholders at which directors are to be elected pursuant to the Corporation’s notice of meeting (i) by or at the direction of the Board or a committee thereof or (ii) by any stockholder who complies with the notice procedures set forth in this Section 3.17 and who is a stockholder of record at the time such notice is delivered to the Secretary of the Corporation. In the event the Corporation calls a special meeting of stockholders for the purpose of electing one or more directors to the Board, any such stockholder may nominate a person or persons (as the case may be), for election to such position(s) as are specified in the Corporation’s notice of meeting, if the stockholder’s notice as required by Section 3.17(a) is delivered to the Secretary at the principal executive offices of the Corporation not earlier than ninety (90) days prior to such special meeting and not later than the close of business on the later of the sixtieth (60th) day prior to such special meeting or the tenth (10th) day following the day on which public announcement is first made of the date of the special meeting and of the nominees proposed by the Board to be elected at such meeting. The number of nominees a stockholder may nominate for election at the annual meeting (or in the case of a stockholder giving the notice on behalf of a beneficial owner, the number of nominees a stockholder may nominate for election at the annual meeting on behalf of the beneficial owner) shall not exceed the number of directors to be elected at such annual meeting. In no event shall the public announcement of an adjournment or postponement of a special meeting commence a new time period (or extend any time period) for the giving of a stockholder’s notice as described above.

(c) For purposes of these By-Laws, “public announcement” shall mean disclosure in a press release reported by the Dow Jones News Service, Associated Press or comparable national news service or in a document publicly filed or furnished by the Corporation with the SEC pursuant to Section 13, 14 or 15(d) of the Exchange Act.

(d) Only those persons who are nominated in accordance with the procedures set forth in this section, except as may be provided in the Stockholders Agreement, shall be eligible for election as directors at any meeting of stockholders. The Chairperson of the Board or Secretary may, if the facts warrant, determine that a notice received by the Corporation relating to a nomination proposed to be made does not satisfy the requirements of this Section 3.17 (including if the stockholder does not provide the updated information required under Section 3.17(b) to the Corporation within five (5) business days following the record date for the meeting), and if it be so determined, shall so declare and any such nomination shall not be introduced at such meeting of stockholders, notwithstanding that proxies in respect of such vote may have been received. The chairperson of the meeting shall have the power and duty to determine whether a nomination brought before the meeting was made in accordance with the procedures set forth in this section, and, if any nomination is not in compliance with this section (including if the stockholder does not provide the updated information required under Section 3.17(b) to the Corporation within five (5) business days following the record date for the meeting), to declare that such defective nomination shall be disregarded, notwithstanding that proxies in respect of such vote may have been received. Unless otherwise required by law, if the stockholder (or a qualified representative of the stockholder) does not appear at the annual meeting or a special meeting of stockholders of the Corporation to present a nomination, such nomination shall be disregarded, notwithstanding that proxies in respect of such vote may have been received by the Corporation. For purposes of this Section 3.17, to be considered a qualified representative of the stockholder, a person must be a duly authorized officer, manager or partner of such stockholder or authorized by a writing executed by such stockholder (or a reliable reproduction or electronic transmission of the writing) delivered to the Corporation prior to the making of such nomination at such meeting by such stockholder stating that such person is authorized to act for such stockholder as proxy at the meeting of stockholders.

(e) Notwithstanding the foregoing provisions of this Section 3.17, a stockholder shall also comply with all applicable requirements of the Exchange Act and the rules and regulations thereunder with respect to the matters set forth in this Section 3.17; provided however, that any references in this Section 3.17 to the Exchange Act or the rules promulgated thereunder are not intended to and shall not limit any requirements applicable to nominations to be considered pursuant to this Section 3.17. Nothing in this Section 3.17 shall be deemed to affect any rights of the holders of any series of preferred stock if and to the extent provided for under law, the Certificate of Incorporation or these By-Laws.

3.18 Reliance on Books and Records. A member of the Board, or a member of any committee designated by the Board shall, in the performance of such members’ duties, be fully protected in relying in good faith upon records of the Corporation and upon such information, opinions, reports or statements presented to the Corporation by any of the Corporation’s officers or employees, or committees of the Board, or by any other person as to matters the member reasonably believes are within such other person’s professional or expert competence and who has been selected with reasonable care by or on behalf of the Corporation.

3.19 Emergency Bylaws. This Section 3.19 shall be operative during any emergency condition as contemplated by Section 110 of the DGCL (an “Emergency”), notwithstanding any different or conflicting provisions in these Bylaws, the Certificate of Incorporation or the DGCL. In the event of any Emergency, or other similar emergency condition, the director or directors in attendance at a meeting of the Board or a standing committee thereof shall constitute a quorum. Such director or directors in attendance may further take action to appoint one or more of themselves or other directors to membership on any standing or temporary committees of the Board as they shall deem necessary and appropriate. Except as the Board may otherwise determine, during any Emergency, the Corporation and its directors and officers, may exercise any authority and take any action or measure contemplated by Section 110 of the DGCL.

ARTICLE IV

OFFICERS

4.1 Enumeration. The officers of the Corporation shall consist of a Chief Executive Officer, a President and a Secretary, and such other officers with such other titles as the Board shall determine, including, at the discretion of the Board, a Chairperson of the Board and one or more Vice Presidents and Assistant Secretaries. The Board may appoint such other officers as it may deem appropriate.

4.2 Election. Officers shall be elected annually by the Board at its first meeting following the annual meeting of stockholders. Officers may be appointed by the Board at any other meeting. All officers of the Corporation elected by the Board shall hold office for such terms as may be determined by the Board or, except with respect to his or her own office, the Chief Executive Officer, or until their respective successors are chosen and qualified or until his or her earlier resignation or removal.

4.3 Resignation and Removal. Any officer may resign by delivering their written resignation to the Corporation at its principal office or to the President or Secretary. Such resignation shall be effective upon receipt unless it is specified to be effective at some other time or upon the happening of some other event. Any officer elected by the Board may be removed at any time, with or without cause, by the Board.

4.4 Chairperson of the Board. The Board may appoint a Chairperson of the Board. If the Board appoints a Chairperson of the Board, the Chairperson of the Board shall perform such duties and possess such powers as are assigned to the Chairperson by the Board and these By-Laws. Unless otherwise provided by the Board, the Chairperson of the Board shall preside at all meetings of the Board.

4.5 Chief Executive Officer. The Chief Executive Officer of the Corporation shall, subject to the direction of the Board, have general supervision, direction and control of the business and the officers of the Corporation. The Chief Executive Officer shall preside at all meetings of the stockholders and, in the absence or nonexistence of a Chairperson of the Board, at all meetings of the Board. The Chief Executive Officer shall have the general powers and duties of management usually vested in the chief executive officer of a Corporation, including general supervision, direction and control of the business and supervision of other officers of the Corporation, and shall have such other powers and duties as may be prescribed by the Board or these By-Laws.

4.6 President. Subject to the direction of the Board and such supervisory powers as may be given by these By-Laws or the Board to the Chairperson of the Board or the Chief Executive Officer, if such titles be held by other officers, the President shall have general supervision, direction and control of the business and supervision of other officers of the Corporation. Unless otherwise designated by the Board, the President shall be the Chief Executive Officer of the Corporation. The President shall have such other powers and duties as may be prescribed by the Board or these By-Laws. The President shall have power to sign stock certificates, contracts and other instruments of the Corporation which are authorized and shall have general supervision and direction of all of the other officers, employees and agents of the Corporation, other than the Chairperson of the Board and the Chief Executive Officer.

4.7 Vice Presidents. Any Vice President shall perform such duties and possess such powers as the Board, the Chief Executive Officer or the President may from time to time prescribe. In the event of the absence, inability or refusal to act of the President, the Vice President (or if there shall be more than one, the Vice Presidents in the order determined by the Board) shall perform the duties of the President and when so performing shall have all the powers of and be subject to all the restrictions upon the President. The Board may assign to any Vice President the title of Executive Vice President, Senior Vice President or any other title selected by the Board.

4.8 Secretary and Assistant Secretaries. The Secretary shall perform such duties and shall have such powers as the Board or the President may from time to time prescribe. In addition, the Secretary shall perform such duties and have such powers as are set forth in these By-Laws and as are incident to the office of the Secretary, including, without limitation, the duty and power to give notices of all meetings of stockholders and special meetings of the Board, to keep a record of the proceedings of all meetings of stockholders and the Board, to maintain a stock ledger and prepare lists of stockholders and their addresses as required, to be custodian of corporate records and the corporate seal and to affix and attest to the same on documents.

Any Assistant Secretary shall perform such duties and possess such powers as the Board, the Chief Executive Officer, the President or the Secretary may from time to time prescribe. In the event of the absence, inability or refusal to act of the Secretary, the Assistant Secretary (or if there shall be more than one, the Assistant Secretaries in the order determined by the Board) shall perform the duties and exercise the powers of the Secretary.

In the absence of the Secretary or any Assistant Secretary at any meeting of stockholders or directors, the person presiding at the meeting shall designate a temporary secretary to keep a record of the meeting.

4.9 Salaries. Officers of the Corporation shall be entitled to such salaries, compensation or reimbursement as shall be fixed or allowed from time to time by the Board.

4.10 Delegation of Authority. The Board may from time to time delegate the powers or duties of any officer to any other officers or agents, notwithstanding any provision hereof.

ARTICLE V

CAPITAL STOCK

5.1 Issuance of Stock. Subject to the provisions of the Certificate of Incorporation, the whole or any part of any unissued balance of the authorized capital stock of the Corporation or the whole or any part of any unissued balance of the authorized capital stock of the Corporation held in its treasury may be issued, sold, transferred or otherwise disposed of by vote of the Board in such manner, for such consideration and on such terms as the Board may determine.

5.2 Stock Certificates. The shares of stock of the Corporation may be certificated or uncertificated, subject to the sole discretion of the Board and the requirements of the DGCL. Every holder of stock of the Corporation represented by certificates, and, upon written request to the Corporation’s transfer agent or registrar, any holder of uncertificated shares, shall be entitled to have a certificate, in such form as may be prescribed by law and by the Board, certifying the number and class of shares of stock owned by such stockholder in the Corporation. Each such certificate shall be signed by, or in the name of the Corporation by, the Chairperson or Vice Chairperson, if any, of the Board, or the President or a Vice President, and the Treasurer or an Assistant Treasurer, or the Secretary or an Assistant Secretary of the Corporation. Any or all of the signatures on the certificate may be a facsimile.

Each certificate for shares of stock which are subject to any restriction on transfer pursuant to the Certificate of Incorporation, the By-Laws, applicable securities laws or any agreement among any number of stockholders or among such holders and the Corporation shall have conspicuously noted on the face or back of the certificate either the full text of the restriction or a statement of the existence of such restriction.

5.3 Transfers. Except as otherwise established by rules and regulations adopted by the Board and the Stockholders Agreement and subject to applicable law, shares of stock may be transferred on the books of the Corporation: (i) in the case of shares represented by a certificate, by the surrender to the Corporation or its transfer agent of the certificate representing such shares properly endorsed or accompanied by a written assignment or power of attorney properly executed, and with such proof of authority or authenticity of signature as the Corporation or its transfer agent may reasonably require; and (ii) in the case of uncertificated shares, upon the receipt of proper transfer instructions from the registered owner thereof; provided, however, that the Corporation shall be entitled to recognize and enforce any lawful restriction on transfer. Transfers may also be made in any manner authorized by the Corporation (or its authorized transfer agent) and permitted by Section 224 of the DGCL. Except as may be otherwise required by law, the Certificate of Incorporation or the By-Laws, the Corporation shall be entitled to treat the record holder of stock as shown on its books as the owner of such stock for all purposes, including the payment of dividends and the right to vote with respect to such stock, regardless of any transfer, pledge or other disposition of such stock until the shares have been transferred on the books of the Corporation in accordance with the requirements of these By-Laws.

5.4 Lost, Stolen or Destroyed Certificates. The Corporation may issue a new certificate in place of any previously issued certificate alleged to have been lost, stolen, or destroyed, or it may issue uncertificated shares if the shares represented by such certificate have been designated as uncertificated shares in accordance with Section 5.2, upon such terms and conditions as the Board may prescribe, including the presentation of reasonable evidence of such loss, theft or destruction and the giving of such indemnity as the Board may require for the protection of the Corporation or any transfer agent or registrar.

ARTICLE VI

INDEMNIFICATION OF DIRECTORS AND OFFICERS

6.1 Right to Indemnification. To the fullest extent permitted by applicable law, as the same exists or may hereafter be amended, the Corporation shall indemnify and hold harmless each person who is or was made a party or is threatened to be made a party to or is otherwise involved in any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, including an action by or in the right of the Corporation to procure a judgment in its favor (a “proceeding”), by reason of the fact that he or she is or was a director or officer of the Corporation or, while a director or officer of the Corporation, is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust, other enterprise or nonprofit entity, including service with respect to an employee benefit plan (an “indemnitee”), whether the basis of such proceeding is alleged action in an official capacity as a director, officer, employee or agent, or in any other capacity while serving as a director, officer, employee or agent, against all liability and loss suffered and expenses (including, without limitation, attorneys’ fees and disbursements, judgments, fines, ERISA excise taxes, damages, claims and penalties and amounts paid in settlement) reasonably incurred by such indemnitee in connection with such proceeding. The Corporation shall to the fullest extent not prohibited by applicable law pay the expenses (including attorneys’ fees) incurred by an indemnitee in defending or otherwise participating in any proceeding in advance of its final disposition; provided, however, that, to the extent required by applicable law, such payment of expenses in advance of the final disposition of the proceeding shall be made only upon receipt of an undertaking, by or on behalf of the indemnitee, to repay all amounts so advanced if it shall ultimately be determined that the indemnitee is not entitled to be indemnified under this Section 6.1 or otherwise. The Corporation may, to the extent authorized from time to time by the Board, provide rights to indemnification and to the advancement of expenses to employees and agents of the Corporation similar to those conferred in this Article VI to directors and officers of the Corporation. The rights to indemnification and advancement of expenses conferred by this Section 6.1 shall be contractual rights and such rights shall continue as to an indemnitee who has ceased to be a director, officer, employee or agent and shall inure to the benefit of his or her heirs, executors and administrators. Notwithstanding the foregoing provisions of this Section 6.1, except for proceedings to enforce rights to indemnification and advancement of expenses, the Corporation shall indemnify and advance expenses to an indemnitee in connection with a proceeding (or part thereof) initiated by such indemnitee only if such proceeding (or part thereof) was authorized by the Board.

6.2 Non-Exclusive Remedy. The rights to indemnification and advancement of expenses conferred on any indemnitee by this Article VI (a “Covered Person”) shall not be exclusive of any other rights that any indemnitee may have or hereafter acquire under law, the Certificate of Incorporation these By-Laws, an agreement, vote of stockholders or disinterested directors, or otherwise. The Corporation hereby acknowledges that certain Covered Persons may have rights to indemnification and advancement of expenses (directly or through insurance obtained by any such entity) provided by one or more third parties (collectively, the “Other Indemnitors”), and which may include third parties for whom such Covered Person serves as a manager, member, officer, employee or agent. The Corporation hereby agrees and acknowledges that notwithstanding any such rights that a Covered Person may have with respect to any Other Indemnitor(s), (i) the Corporation is the indemnitor of first resort with respect to all Covered Persons and all obligations to indemnify and provide advancement of expenses to Covered Persons, (ii) the Corporation shall be required to indemnify and advance the full amount of expenses incurred by the Covered Persons, to the fullest extent required by law, the terms of this Certificate, the Bylaws, any agreement to which the Corporation is a party, any vote of the stockholders or the Board, or otherwise, without regard to any rights the Covered Persons may have against the Other Indemnitors and (iii) to the fullest extent permitted by law, the Corporation irrevocably waives, relinquishes and releases the Other Indemnitors from any and all claims for contribution, subrogation or any other recovery of any kind in respect thereof. The Corporation further agrees that no advancement or payment by the Other Indemnitors with respect to any claim for which the Covered Persons have sought indemnification from the Corporation shall affect the foregoing and the Other Indemnitors shall have a right of contribution and/or be subrogated to the extent of any such advancement or payment to all of the rights of recovery of the Covered Persons against the Corporation. These rights shall be a contract right, and the Other Indemnitors are express third party beneficiaries of the terms of this paragraph. Notwithstanding anything to the contrary herein, the obligations of the Corporation under this paragraph shall only apply to Covered Persons in their capacity as Covered Persons.

6.3 Right of Claimant to Bring Suit. If a claim under Section 6.1 is not paid in full by the Corporation within sixty (60) days after a written claim has been received by the Corporation, or twenty (20) days in the case of a claim for advancement of expenses, the claimant may at any time thereafter bring suit against the Corporation to recover the unpaid amount of the claim and, if such suit is not frivolous or brought in bad faith, the claimant shall be entitled to be paid also the expense of prosecuting such claim. It shall be a defense to any such action (other than an action brought to enforce a claim for expenses incurred in defending any proceeding in advance of its final disposition where the required undertaking, if any, has been tendered to this Corporation) that the claimant has not met the standards of conduct which make it permissible under the DGCL for the Corporation to indemnify the claimant for the amount claimed. Neither the failure of the Corporation (including its Board, independent legal counsel, or its stockholders) to have made a determination prior to the commencement of such action that indemnification of the claimant is proper in the circumstances because the claimant has met the applicable standard of conduct set forth in the DGCL, nor an actual determination by the Corporation (including its Board, independent legal counsel or its stockholders) that the claimant has not met such applicable standard of conduct, shall be a defense to the action or create a presumption that claimant has not met the applicable standard of conduct. In any suit brought by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking, the Corporation shall be entitled to recover such expenses upon a final judicial decision from which there is no further right to appeal that the indemnitee has not met any applicable standard for indemnification set forth in the DGCL. In any suit brought by the indemnitee to enforce a right to indemnification or to an advancement of expenses hereunder, or brought by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking, the burden of proving that the indemnitee is not entitled to be indemnified, or to such advancement of expenses, shall be on the Corporation.

6.4 Indemnification of Employees and Agents. The Corporation may, to the extent authorized from time to time by the Board, grant rights to indemnification, and to the advancement of related expenses, to any employee or agent of the Corporation to the fullest extent of the provisions of this Article VI with respect to the indemnification of and advancement of expenses to directors and officers of the Corporation.

6.5 Non-Exclusivity of Rights. The rights conferred on any person in this Article VI shall not be exclusive of any other right which such persons may have or hereafter acquire under any statute, provision of the Certificate of Incorporation, Bylaw, agreement, vote of stockholders or disinterested directors or otherwise.

6.6 Indemnification Contracts. The Board is authorized to enter into a contract with any director, officer, employee or agent of the Corporation, or any person serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, including employee benefit plans, providing for indemnification rights equivalent to or, if the Board so determines, greater than, those provided for in this Article VI.

6.7 Insurance. The Corporation shall maintain insurance to the extent reasonably available, at its expense, to protect itself and any such director, officer, employee or agent of the Corporation or another corporation, partnership, joint venture, trust or other enterprise against any such expense, liability or loss, whether or not the

Corporation would have the power to indemnify such person against such expense, liability or loss under the DGCL.

6.8 Effect of Amendment. Any repeal or amendment of these By-Laws by the Board or the stockholders of the Corporation or by changes in law, or the adoption of any other provision of these By-Laws inconsistent with this Article VI, shall, unless otherwise required by law, be prospective only (except to the extent such amendment or change in law permits the Corporation to provide broader indemnification rights on a retroactive basis than permitted prior thereto), and shall not in any way diminish or adversely affect any right or protection existing at the time of such repeal or amendment or adoption of such inconsistent provision in respect of any proceeding (regardless of when such proceeding is first threatened, commenced or completed) arising out of, or related to, any act or omission occurring prior to such repeal or amendment or adoption of such inconsistent provision.

6.9 Reliance. Persons who after the date of the adoption of this provision become or remain directors or officers of the Corporation or who, while a director or officer of the Corporation, become or remain a director, officer, employee or agent of a subsidiary, shall be conclusively presumed to have relied on the rights to indemnity, advance of expenses and other rights contained in this Article VI in entering into or continuing such service. The rights to indemnification and to the advance of expenses conferred in this Article VI shall apply to claims made against an indemnitee arising out of acts or omissions which occurred or occur both prior and subsequent to the adoption hereof.

ARTICLE VII

AMENDMENTS

Except as otherwise set forth in these By-Laws, these By-Laws may be altered, amended or repealed or new By-Laws may be adopted only in accordance with Article VI of the Certificate of Incorporation.

ARTICLE VIII

GENERAL PROVISIONS

8.1 Fiscal Year. The fiscal year of the Corporation shall be as fixed by the Board.

8.2 Notices. Except as otherwise specifically provided herein or required by law, all notices required to be given to any stockholder, director, officer, employee or agent of the Corporation shall be in writing and may in every instance be effectively given by hand delivery to the recipient thereof, by depositing such notice in the mails, postage paid, or by sending such notice by commercial courier service, or by facsimile or other electronic transmission, provided that notice to stockholders by electronic transmission shall be given in the manner provided in Section 232 of the DGCL. Any such notice shall be addressed to such stockholder, director, officer, employee or agent at his, her or its last known address as the same appears on the books of the Corporation. The time when such notice shall be deemed to be given shall be the time such notice is received by such stockholder, director, officer, employee or agent, or by any person accepting such notice on behalf of such person, if delivered by hand, facsimile, other electronic transmission or commercial courier service, or the time such notice is dispatched, if delivered through the mails. Without limiting the manner by which notice otherwise may be given effectively, notice to any stockholder shall be deemed given: (a) if by facsimile, when directed to a number at which the stockholder has consented to receive notice; (b) if by electronic mail, when directed to an electronic mail address at which the stockholder has consented to receive notice; (c) if by a posting on an electronic network together with separate notice to the stockholder of such specific posting, upon the later of (i) such posting and (ii) the giving of such separate notice; (d) if by any other form of electronic transmission, when directed to the stockholder; and (e) if by mail, when deposited in the mail, postage prepaid, directed to the stockholder at such stockholder’s address as it appears on the records of the Corporation.

8.3 Waiver of Notice. Whenever any notice whatsoever is required to be given by law, by the Certificate of Incorporation or by these By-Laws, a waiver of such notice either in writing signed by the person entitled to such notice or such person’s duly authorized attorney, or by electronic transmission or any other method permitted under the DGCL, whether before, at or after the time stated in such waiver, or the appearance of such person or persons at such meeting in person or by proxy, shall be deemed equivalent to such notice. Neither the business nor the purpose of any meeting need be specified in such a waiver. Attendance at any meeting shall constitute waiver of notice except attendance for the sole purpose of objecting to the timeliness or manner of notice.

8.4 Pronouns. All pronouns used in these By-Laws shall be deemed to refer to the masculine, feminine or neuter, singular or plural, as the identity of the person or persons may require.

8.5 Dividends. The Board may from time to time declare, and the Corporation may pay, dividends (payable in cash, property or shares of the Corporation’s capital stock) on the Corporation’s outstanding shares of capital stock, subject to applicable law and the Certificate of Incorporation.

8.6 Reserves. The Board may set apart out of the funds of the Corporation available for dividends a reserve or reserves for any proper purpose and may abolish any such reserve.

8.7 Contracts and Negotiable Instruments. Except as otherwise provided by applicable law, the Certificate of Incorporation or these By-Laws, any contract, bond, deed, lease, mortgage or other instrument may be executed and delivered in the name and on behalf of the Corporation by such officer or officers or other employee or employees of the Corporation as the Board may from time to time authorize. Such authority may be general or confined to specific instances as the Board may determine. The Chairman of the Board, the Chief Executive Officer, the President or any Vice President may execute and deliver any contract, bond, deed, lease, mortgage or other instrument in the name and on behalf of the Corporation. Subject to any restrictions imposed by the Board, the Chairman of the Board, the Chief Executive Officer, President or any Vice President may delegate powers to execute and deliver any contract, bond, deed, lease, mortgage or other instrument in the name and on behalf of the Corporation to other officers or employees of the Corporation under such person’s supervision and authority, it being understood, however, that any such delegation of power shall not relieve such officer of responsibility with respect to the exercise of such delegated power.

8.8 Seal. The Board may adopt a corporate seal, which shall be in such form as the Board determines. The seal may be used by causing it or a facsimile thereof to be impressed, affixed or otherwise reproduced.

8.9 Books and Records. The books and records of the Corporation may be kept within or outside the State of Delaware at such place or places as may from time to time be designated by the Board.

8.10 Surety Bonds. Such officers, employees and agents of the Corporation (if any) as the Chairman of the Board, the Chief Executive Officer, President or the Board may direct, from time to time, shall be bonded for the faithful performance of their duties and for the restoration to the Corporation, in case of their death, resignation, retirement, disqualification or removal from office, of all books, papers, vouchers, money and other property of whatever kind in their possession or under their control belonging to the Corporation, in such amounts and by such surety companies as the Chairman of the Board, the Chief Executive Officer, President or the Board may determine. The premiums on such bonds shall be paid by the Corporation and the bonds so furnished shall be in the custody of the Secretary.

8.11 Securities of Other Corporations. Powers of attorney, proxies, waivers of notice of meeting, consents in writing and other instruments relating to securities owned by the Corporation may be executed in the name of and on behalf of the Corporation by the Chairman of the Board, the Chief Executive Officer, President, any Vice President or any officers authorized by the Board. Any such officer, may, in the name of and on behalf of the Corporation, take all such action as any such officer may deem advisable to vote in person or by proxy at any meeting of security holders of any corporation in which the Corporation may own securities, or to consent in writing, in the name of the Corporation as such holder, to any action by such corporation, and at any such meeting or with respect to any such consent shall possess and may exercise any and all rights and power incident to the ownership of such securities and which, as the owner thereof, the Corporation might have exercised and possessed. The Board may from time to time confer like powers upon any other person or persons.

8.12 Time Periods. In applying any provision of these By-Laws which require that an act be done or not done a specified number of days prior to an event or that an act be done during a period of a specified number of days prior to an event, calendar days shall be used, the day of the doing of the act shall be excluded, and the day of the event shall be included.

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Annex E

Execution Version

SPONSOR AGREEMENT

This SPONSOR AGREEMENT (the “Sponsor Agreement”), dated as of March 11, 2021, is entered into by and between Empower Sponsor Holdings LLC, a Delaware limited liability company (“Sponsor”), Empower Ltd., a Cayman Islands exempted company limited by shares (“Acquiror”), and Holley Parent Holdings, LLC, a Delaware limited liability company (“Company Stockholder”).

W I T N E S S E T H:

WHEREAS, concurrently with the execution of this Sponsor Agreement, Acquiror, Holley Intermediate Holdings, Inc., a Delaware corporation (the “Company”), Empower Merger Sub I Inc., a Delaware corporation and direct wholly owned subsidiary of Acquiror, and Empower Merger Sub II LLC, a Delaware limited liability company and direct wholly owned subsidiary of Acquiror, will enter into that certain Agreement and Plan of Merger, dated as of the date hereof (the “Merger Agreement”);

WHEREAS, Sponsor has agreed to waive certain of its anti-dilution and conversion rights;

WHEREAS, Sponsor has agreed to support the Mergers and vote in favor of the Transaction Proposals at any meeting held for voting on such proposals; and

WHEREAS, Sponsor has agreed to earn-out periods for certain of its shares of Acquiror’s Class B ordinary shares (“Founder Shares”), subject to the terms and conditions specified herein;

NOW, THEREFORE, in consideration of the premises and the mutual agreements herein contained, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1.	Definitions.

(a)

“First Earn-Out Shares” means 1,093,750 shares of Founder Shares held by Sponsor as of the date first set forth above, and following the consummation of the transactions contemplated by the Merger Agreement shall mean the equivalent number of shares of common stock, par value $0.0001, of Acquiror (“Domesticated Acquiror Common Stock”), as converted and exchanged pursuant to the Merger Agreement and the terms set forth herein.

(b)	“Earn-out Shares” means, collectively, the First Earn-Out Shares and Second Earn-Out Shares.

(c)

“Second Earn-Out Shares” means an additional 1,093,750 shares of Founder Shares held by Sponsor as of the date first set forth above, and following the consummation of the transactions contemplated by the Merger Agreement shall mean the equivalent number of shares of Domesticated Acquiror Common Stock, as converted and exchanged pursuant to the Merger Agreement and the terms set forth herein.

(d)	Capitalized terms used but not otherwise defined herein shall have the meanings ascribed to such terms in the Merger Agreement.

2.

Sponsor Agreement. At any duly called meeting of the shareholders of Acquiror, or at any postponement or adjournment thereof, and in any action by written consent of the stockholders of Acquiror requested by Acquiror’s Board of Directors or undertaken as contemplated by the Merger Agreement, Sponsor shall (i) if a meeting is held, appear at each such meeting in person or by proxy or otherwise cause all of its Acquiror Common Stock to be counted as present thereat for purposes of calculating a quorum and (ii) vote (or cause to be voted), or execute and deliver a written consent (or cause a written consent to be executed and delivered) covering, all of its Acquiror Common Stock in favor of each Transaction Proposal;

3.	Waiver and Earn-Out.

(a)

Immediately prior to, and conditioned upon, the Company Merger I Effective Time, Sponsor shall, automatically and without any further action by Sponsor or Acquiror, irrevocably waive its respective rights under the anti-dilution and conversion provisions of Section 17.3 of the Amended and Restated Memorandum of Association of the Acquiror, dated October 6, 2020 (the “Acquiror Charter”), with respect to each of its Founder Shares held as of the date hereof, and such Founder Shares shall, automatically and without any further action by Sponsor, be converted to and exchanged for Domesticated Acquiror Common Stock on a one-for-one basis as provided in Section 17.2 of the Acquiror Charter at the Domestication Effective Time.

(b)

Sponsor agrees that following the Effective Time and notwithstanding anything to the contrary, the First Earn-Out Shares shall vest at such time as (x) the closing price of the Domesticated Acquiror Common Stock equals or exceeds $13.00 per share as quoted on the New York Stock Exchange (adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period or (y) Acquiror (or its successor) completes a liquidation, merger, capital stock exchange, reorganization or other similar transaction that results in all of the Acquiror’s (or its successor’s) stockholders having the right to exchange their Domesticated Acquiror Common Stock for cash, securities or other property at a price per share equal to or exceeding $13.00 per share, provided, that in the event that the First Earn-Out Shares have not vested on the date that is seven (7) years from the Effective Time, all such First Earn-Out Shares shall be forfeited for no consideration.

(c)

Sponsor agrees that following the Effective Time and notwithstanding anything to the contrary, the Second Earn-Out Shares shall vest at such time as (x) the closing price of the Domesticated Acquiror Common Stock equals or exceeds $15.00 per share as quoted on the New York Stock Exchange (adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period or (y) Acquiror (or its successor) completes a liquidation, merger, capital stock exchange, reorganization or other similar transaction that results in all of the Acquiror’s (or its successor’s) stockholders having the right to exchange their Domesticated Acquiror Common Stock for cash, securities or other property at a price per share equal to or exceeding $15.00 per share, provided, that in the event that the Second Earn-Out Shares have not vested on the date that is seven (7) years from the Effective Time, all such Second Earn-Out Shares shall be forfeited for no consideration.

(d)

If, prior to vesting, the outstanding Domesticated Acquiror Shares shall have been changed into a different number of shares or a different class, by reason of any stock dividend, subdivision, reclassification, recapitalization, split, combination, or exchange of shares, or any similar event shall have occurred, then any number, value (including dollar value), or amount contained herein which is based upon the number of Domesticated Acquiror Shares will be appropriately adjusted (as determined by the board of directors of Acquiror in good faith) to provide to Sponsor the same economic effect as contemplated by this Sponsor Agreement prior to such event. For the avoidance of doubt, Earn-Out Shares shall be able to participate in any dividend on Domesticated Acquiror Shares following the Effective Time.

(e)

Other than as set forth in Paragraph 3(f), below, no holder of Earn-Out Shares shall Transfer any Earn-Out Shares to the extent such Earn-Out Shares are still subject to restrictions under this Paragraph 3 at the time of the contemplated Transfer and all certificates representing such Earn-Out Shares shall contain a legend to such effect. Notwithstanding anything in this Sponsor Agreement to the contrary, following the Effective Time, the Earn-Out Shares shall be subject to the same restrictions as all other Founder Shares.

(f)

As used herein, “Transfer” shall mean the (a) sale of, offer to sell, contract or agreement to sell, hypothecate, pledge, grant of any option to purchase or otherwise dispose of or agreement to dispose of, directly or indirectly, or establishment or increase of a put equivalent position or liquidation with respect to or decrease of a call equivalent position within the meaning of Section 16 of the Securities Exchange Act of 1934, as amended, and the rules and regulations of the Securities and Exchange Commission promulgated thereunder with respect to, any security, (b) entry into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of any security, whether any such transaction is to be settled by delivery of such securities, in cash or otherwise, or (c) public announcement of any intention to effect any transaction specified in clause (a) or (b)); provided, however, that nothing in this Paragraph 3(f) shall prevent Transfers to (i) the Company’s officers, the Company’s directors, members of the Company’s advisory board, any affiliates or family members of any of the Company’s officers or directors, any direct or indirect members or partners of the Sponsor or their affiliates, any affiliates of the Sponsor, including to funds affiliated with MidOcean US Advisor, LP (“MidOcean”), and to direct or indirect members or partners of funds affiliated with MidOcean or any affiliates thereof, or any employees of such affiliates; (ii) in the case of an individual, by virtue of laws of descent and distribution upon death of the individual; (iii) in the case of an individual, pursuant to a qualified domestic relations order; (iv) by virtue of the Sponsor’s organizational documents upon liquidation or dissolution of the Sponsor; (v) in the event of the Company’s liquidation prior to the completion of the Business Combination; or (vi) in the event of completion of a liquidation, merger, share exchange or other similar transaction which results in all of the Acquiror’s public shareholders having the right to exchange their Domesticated Acquiror Common Stock for cash, securities or other property subsequent to the completion of the Business Combination; provided, however, that in the case of clauses (i) through (iv) these permitted transferees must enter into a written agreement agreeing to be bound by these transfer restrictions.

4.	Sponsor Representations and Warranties. Sponsor hereby represents and warrants as of the date hereof as follows:

(a)	Sponsor is the sole record and beneficial owner of the Earn-Out Shares, free and clear of all Liens other than transfer restrictions imposed by applicable securities laws.

(b)

Sponsor is duly organized, validly existing and in good standing under the laws of Delaware and has all requisite power and authority to execute and deliver this Sponsor Agreement and to consummate the transactions contemplated hereby and to perform all of its obligations hereunder. The execution and delivery of this Sponsor Agreement has been, and the consummation of the transactions contemplated hereby have been, duly authorized by all requisite action by Sponsor. This Sponsor Agreement has been duly and validly executed and delivered by Sponsor and, assuming this Sponsor Agreement has been duly authorized, executed and delivered by the other parties hereto, this Sponsor Agreement constitutes, and upon its execution will constitute, a legal, valid and binding obligation of Sponsor enforceable against it in accordance with its terms.

(c)

Upon execution of this Sponsor Agreement, the waiver provided for in Paragraph 2(a) herein shall constitute a written consent of the holder of a majority of Founder Shares, duly authorized and executed in accordance with Section 17.4 of the Acquiror Charter.

(d)	Sponsor understands and acknowledges that each of Acquiror and the Company is entering into the Merger Agreement in reliance upon Sponsor’s execution and delivery of this Sponsor Agreement.

5.

Successors and Assigns. Sponsor acknowledges and agrees that the terms of this Sponsor Agreement are binding on and shall inure to the benefit of their respective beneficiaries, heirs, legatees and other statutorily designated representatives. Sponsor also understands that this Sponsor Agreement, once executed, is irrevocable and binding, and if Sponsor Transfers any shares of Domesticated Acquiror Common Stock held by Sponsor as of the date of this Agreement or held by Sponsor after giving effect to the conversion pursuant to Paragraph 3 above, the transferee shall execute a joinder to this agreement in the form reasonably acceptable to the Acquiror and the Company Stockholder. Any attempted transfer or assignment in violation of the terms of this Paragraph 5 shall be null and void, ab initio, provided that the Company Stockholder may transfer or assign any of its rights hereunder to any single person or entity who is an Affiliate of the Company Stockholder.

6.

Termination. This Sponsor Agreement shall terminate, and have no further force and effect, as of the earlier to occur of (a) the vesting or forfeiture of the Earn-Out Shares and (b) the termination of the Merger Agreement in accordance with its terms prior to the Domestication Effective Time. This Sponsor Agreement may be executed in counterparts (including by electronic means), all of which shall be considered one and the same agreement and shall become effective when signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart.

7.

Specific Performance. The parties hereto agree that irreparable damage may occur in the event that any of the provisions of this Sponsor Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties hereto shall be entitled to seek an injunction or injunctions to prevent breaches of this Sponsor Agreement and to enforce specifically the terms and provisions of this Sponsor Agreement in the chancery court or any other state or federal court within the State of Delaware, this being in addition to any other remedy to which such party is entitled at law or in equity.

8.

Amendment. This Sponsor Agreement may not be amended, changed, supplemented, waived or otherwise modified or terminated, except upon the execution and delivery of a written agreement executed by the Company Stockholder and Sponsor.

9.

Severability. If any provision of this Sponsor Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Sponsor Agreement will remain in full force and effect. Any provision of this Sponsor Agreement held invalid or unenforceable only in part or degree will remain in full force and effect to the extent not held invalid or unenforceable.

10.

Governing Law. All issues and questions concerning the construction, validity, interpretation and enforceability of this Sponsor Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without giving effect to any choice of law or conflict of law rules or provisions (whether of the State of Delaware or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Delaware. The parties hereto (i) all agree that any action, proceeding, claim or dispute arising out of, or relating in any way to, this Sponsor Agreement shall be brought and enforced in the courts of the State of Delaware or the federal courts located in the State of Delaware, and irrevocably submit to such jurisdiction and venue, which jurisdiction and venue shall be exclusive and (ii) waive any objection to such exclusive jurisdiction and venue or that such courts represent an inconvenient forum.

11.

Waiver of Jury Trial. EACH PARTY HERETO HEREBY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF A PROCEEDING, SEEK TO ENFORCE THE FOREGOING WAIVER, (B) EACH SUCH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (C) EACH SUCH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (D) EACH SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS PARAGRAPH 11.

[signature page follows]

IN WITNESS WHEREOF, the parties hereto have executed this Sponsor Agreement as of the date first written above.

EMPOWER SPONSOR HOLDINGS LLC

/s/ Andrew Spring
Name:	Andrew Spring
Title:	CFO

EMPOWER LTD.

/s/ Matthew Rubel
Name:	Matthew Rubel
Title:	CEO

HOLLEY PARENT HOLDINGS, LLC

/s/ James D. Coady
Name:	James D. Coady
Title:	President

[Signature Page to Sponsor Agreement]

Annex F

EXECUTION VERSION

LOCK-UP AGREEMENT

THIS LOCK-UP AGREEMENT (this “Agreement”) is made and entered into as of March 11, 2021 by and among (i) Empower Ltd., a Cayman Islands company (together with its successors, “Empower”) and (ii) Holley Parent Holdings, LLC, a Delaware limited liability company (“Holder”).

WHEREAS, concurrently with the execution of this Agreement, the Company has entered into that certain Agreement and Plan of Merger (as it may be amended or supplemented from time to time, the “Merger Agreement”), by and among Empower, Holley Intermediate Holdings, Inc., a Delaware corporation and wholly owned subsidiary of Holder, Empower Merger Sub I, Inc., a Delaware corporation, and Empower Merger Sub II, LLC, a Delaware limited liability company;

WHEREAS, pursuant to the Merger Agreement, the Holder will receive, among other things, shares of common stock, par value $0.0001 per share (the “Domesticated Acquiror Common Stock”), of Empower; and

WHEREAS, pursuant to the Merger Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties desire to enter into this Agreement, pursuant to which the Domesticated Acquiror Common Stock to be received by Holder as Securities Merger Consideration shall become subject to limitations on disposition as set forth herein.

NOW, THEREFORE, in consideration of the premises set forth above, which are incorporated in this Agreement as if fully set forth below, and intending to be legally bound hereby, the parties hereby agree as follows:

1. Definitions.

(a) Any capitalized term used but not defined in this Agreement will have the meaning ascribed to such term in the Merger Agreement.

(b) “Adjusted Restricted Securities” means (i) 7,000,000 shares Domesticated Acquiror Common Stock issued to the Holder as Securities Merger Consideration plus (ii) any additional Domesticated Acquiror Common Stock issued to Holder as Securities Merger Consideration in the event that Available Cash Amount does not meet or exceed the Minimum Available Acquiror Cash Amount.

(c) “Base Restricted Securities” means 50,750,000 shares of Domesticated Acquiror Common Stock issued to the Holder as Securities Merger Consideration.

(d) “Permitted Transfer” means a Transfer made (a) to (i) Empower’s officers or directors, (ii) any affiliates or family members of the Empower’s officers or directors, or (iii) any direct or indirect partners, members or equity holders of the Holder or their affiliates, any affiliates of the Holder, including to funds affiliated with Sentinel Capital Partners V, L.P., a Delaware limited partnership (“SCP V”), Sentinel Capital Partners V-A, L.P., a Delaware limited partnership (“SCP V-A”), Sentinel Capital Investors V, L.P., a Delaware limited partnership (“SCI V” and, together with SCP V and SCPV-A, the “Holley Investors”), and to direct or indirect members or partners of funds affiliated with Holley Investors or any affiliates thereof, or any employees of such affiliates; (b) in the case of an individual, by gift to a member of the individual’s immediate family or to a trust, the beneficiary of which is a member of the individual’s immediate family or an affiliate of such person, or to a charitable organization; (c) in the case of an individual, by virtue of laws of descent and distribution upon death of the individual; (d) in the case of an individual, pursuant to a qualified domestic relations order; (e) by

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virtue of the Holder’s governing documents, upon dissolution of the Holder; (f) to Empower; or (g) in connection with a liquidation, merger, stock exchange, reorganization, tender offer approved by the board of directors of Empower or a duly authorized committee thereof or other similar transaction which results in all of the Empower’s stockholders having the right to exchange their shares of Domesticated Acquiror Common Stock for cash, securities or other property subsequent to the Closing Date.

(e) “Restricted Securities” means, collectively, the Base Restricted Securities and the Adjusted Restricted Securities.

(f) “Transfer” means the (i) sale of, offer to sell, contract or agreement to sell, hypothecate, pledge, grant of any option to purchase or otherwise dispose of or agreement to dispose of, directly or indirectly, or establishment or increase of a put equivalent position or liquidation with respect to or decrease of a call equivalent position within the meaning of Section 16 of the Exchange Act with respect to, any security, (ii) entry into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of any security, whether any such transaction is to be settled by delivery of such securities, in cash or otherwise, or (iii) public announcement of any intention to effect any transaction specified in clause (i) or (ii).

2. Lock-up Provisions.

(a) Holder hereby agrees not to Transfer any of the Base Restricted Securities from and after the Closing and until the earlier of (i) the twelve (12) month anniversary of the Closing Date and (ii) the date following the Closing Date on which Empower completes a liquidation, merger, share exchange or other similar transaction that results in all of Empower’s stockholders having the right to exchange their shares of Domesticated Acquiror Common Stock for cash, securities or other property (such earlier date, the “Base Lock-Up Period”). Notwithstanding the foregoing, if, after the Closing Date, the closing price of the Domesticated Acquiror Common Stock equals or exceeds $12.00 per share (as adjusted for share sub-divisions, share capitalizations, share consolidations, reorganizations, recapitalizations and the like) for any 20 trading days within a 30-trading day period commencing at least 150 days after the Closing Date, the Base Restricted Securities shall be released from the lock-up transfer restrictions contemplated by this Agreement.

(b) Holder hereby agrees not to Transfer any of the Adjusted Restricted Securities from and after the Closing and until the six (6) month anniversary of the date of the Closing (the “Adjusted Lock-Up Period” and, together with the Base Lock-Up Period, the “Lock-Up Periods”).

3. Transfer Restrictions.

(a) The restrictions set forth in Section 2 shall not apply to the Transfer of any or all of the Restricted Securities owned by Holder made in respect of a Permitted Transfer; provided, further, that in the case of a Permitted Transfer during the Base Lock-Up Period with respect to the Base Restricted Securities and the Adjusted Lock-Up Period with respect to the Adjusted Restricted Securities, it shall be a condition to such Transfer that the transferee executes and delivers to Empower an agreement in substantially the same form of this Agreement.

(b) If any Transfer is made or attempted contrary to the provisions of this Agreement, such purported Transfer shall be null and void ab initio, and Empower shall refuse to recognize any such purported transferee of the Restricted Securities as one of its equity holders for any purpose.

(c) During the Lock-Up Periods, stop transfer orders shall be placed against the Restricted Securities and each certificate or book entry position statement evidencing any Restricted Securities shall be stamped or

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otherwise imprinted with a legend in substantially the following form, in addition to any other applicable legends (the “Lock-up Legend”):

“THE SECURITIES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO RESTRICTIONS ON TRANSFER SET FORTH IN A LOCK-UP AGREEMENT, DATED AS OF MARCH 11, 2021, BY AND AMONG THE ISSUER OF SUCH SECURITIES (THE “ISSUER”), AND THE ISSUER’S SECURITY HOLDER NAMED THEREIN. A COPY OF SUCH LOCK-UP AGREEMENT WILL BE FURNISHED WITHOUT CHARGE BY THE ISSUER TO THE HOLDER HEREOF UPON WRITTEN REQUEST.”

(d) For the avoidance of any doubt, (i) Holder shall retain all of its rights as a stockholder of Empower during the Lock-Up Periods, including the right to vote, and to receive any dividends and distributions in respect of, any Restricted Securities, and (ii) the restrictions contained in Section 2 shall not apply to any Domesticated Acquiror Common Stock or other securities of Empower acquired by Holder in open market transactions or in any public or private capital raising transactions of Empower or otherwise to any Domesticated Acquiror Common Stock (or other securities of Empower) other than the Restricted Securities. Empower will, as promptly as practicable following the end of the Base Lock-Up Period with respect to the Base Restricted Securities and the end of the Adjusted Lock-Up Period with respect to the Adjusted Restricted Securities, but in no event later than two Business Days following the end of the Base Lock-up Period or the Adjusted Lock-Up Period, as applicable, cause its transfer agent to remove the Lock-up Legend from the Base Restricted Securities or the Adjusted Restricted Securities, as applicable.

4. Miscellaneous.

(a) Termination. Unless earlier terminated by mutual written consent of the parties hereto, this Agreement will automatically terminate without any further action by the parties hereto on the earlier to occur of (i) the termination of the Merger Agreement in accordance with its terms prior to the Closing and (ii) the expiration of the Base Lock-Up Period with respect to the Base Restricted Securities and the Adjusted Lock-Up Period with respect to the Adjusted Restricted Securities. Notwithstanding anything in this Agreement to the contrary, if the Company waives or terminates any of the lock-up restrictions under that certain Letter Agreement, by and among Empower, Empower Sponsor Holdings LLC, and each director and officer of Empower, dated October 6, 2020, the restrictions on transfers of the Restricted Securities contemplated by this Agreement, whether such Restricted Securities are held by the Holder or an affiliate thereof, will be automatically and concurrently waived or terminated, as applicable, to the same extent and on the same terms.

(b) Binding Effect; Assignment. This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the parties hereto and their respective permitted successors and assigns. No party hereto may assign either this Agreement or any of its rights, interests, or obligations hereunder without the prior written consent of the other party. Any purported assignment in violation of this Section 4(b) shall be void and ineffectual and shall not operate to transfer or assign any interest or title to the purported assignee.

(c) Third Parties. Nothing contained in this Agreement or in any instrument or document executed by any party in connection with the transactions contemplated hereby shall create any rights in, or be deemed to have been executed for the benefit of, any person or entity that is not a party hereto or thereto or a successor or permitted assign of such a party.

(d) Governing Law; Jurisdiction. This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of New York, without giving effect to conflicts of law principles that would result in the application of the substantive laws of another jurisdiction. The parties hereto (i) all agree that any action, proceeding, claim or dispute arising out of, or relating in any way to, this Agreement shall be brought and enforced in the courts of New York City, in the State of New York, and irrevocably submit to such jurisdiction and venue, which jurisdiction and venue shall be exclusive, and (ii) waive any objection to such exclusive jurisdiction and venue or that such courts represent an inconvenient forum.

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(e) Severability. Whenever possible, each provision of this Agreement will be interpreted in such a manner as to be effective and valid under applicable Law, but if any term or other provision of this Agreement is held to be invalid, illegal or unenforceable under applicable Law, all other provisions of this Agreement shall remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any Party. Upon such determination that any term or other provision of this Agreement is invalid, illegal or unenforceable under applicable Law, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties hereto as closely as possible in an acceptable manner in order that the transactions contemplated hereby are consummated as originally contemplated to the greatest extent possible.

(f) Construction; Interpretation. The headings set forth in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement. No party hereto, nor its respective counsel, shall be deemed the drafter of this Agreement for purposes of construing the provisions hereof, and all provisions of this Agreement shall be construed according to their fair meaning and not strictly for or against any such party. Unless otherwise indicated to the contrary herein by the context or use thereof: (a) the words, “herein,” “hereto,” “hereof” and words of similar import refer to this Agreement as a whole, and not to any particular section, subsection, paragraph, subparagraph or clause set forth in this Agreement; (b) masculine gender shall also include the feminine and neutral genders, and vice versa; (c) words importing the singular shall also include the plural, and vice versa; (d) the words “include,” “includes” or “including” shall be deemed to be followed by the words “without limitation”; (e) references to “$” or “dollar” or “US$” shall be references to United States dollars; (f) the word “or” is disjunctive but not necessarily exclusive; (g) the words “writing”, “written” and comparable terms refer to printing, typing and other means of reproducing words (including electronic media) in a visible form; (h) the word “extent” in the phrase “to the extent” means the degree to which a subject or other thing extends, and such phrase shall not mean simply “if”; (i) all references to Sections are to Sections of this Agreement; and (j) the word “or” shall include both the conjunctive and the disjunctive. The parties hereto have participated jointly in the negotiation and drafting of this Agreement. Consequently, in the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties hereto, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement.

(g) Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given) when delivered in person, when delivered by e-mail (having obtained electronic delivery confirmation thereof), or when sent by registered or certified mail (postage prepaid, return receipt requested) (upon receipt thereof) to the other parties hereto as follows:

If to Empower prior to the Closing, to: Empower Ltd. c/o MidOcean Partners 245 Park Avenue, 38th Floor	With a copy (which shall not constitute notice) to: Gibson, Dunn & Crutcher LLP 200 Park Avenue New York, New York 10166-0193
New York, NY	Attention:	George Stamas
Attention: Andrew Spring		Andrew Herman
Email: aspring@midoceanpartners.com		Evan D’Amico
	Email:	gstamas@gibsondunn.com
aherman@gibsondunn.com
edamico@gibsondunn.com
If to Empower after the Closing, to: c/o Holley Performance Industries, Inc. 1801 Russellville Rd. Bowling Green, KY 42101	With a copy (which shall not constitute notice) to: Willkie Farr & Gallagher LLP 787 Seventh Avenue New York, NY 10019-6099
Attention: Stephen M. Trussell	Attention:	William Gump
Email: stephentrussell@holley.com		Claire James
	Email:	wgump@willkie.com
cejames@willkie.com

F-4

If to Holder, to:		With a copy (which shall not constitute notice) to:
Holley Parent Holdings, LLC		Willkie Farr & Gallagher LLP
c/o Sentinel Capital Partners, L.L.C.		787 Seventh Avenue
330 Madison Ave, 27th Floor		New York, NY 10019-6099
New York, NY 10017		Attention:	William Gump
Attention:	James Coady		Claire James
	Owen Basham	Email:	wgump@willkie.com
	Vincent Taurassi		cejames@willkie.com
Email:	coady@sentinelpartners.com
basham@sentinelpartners.com
taurassi@sentinelpartners.com

(h) Amendments and Waivers. this Agreement may be amended or modified only with the written consent of Empower and Holder. The observance of any term of this Agreement may be waived (either generally or in a particular instance, and either retroactively or prospectively) only with the written consent of the party against whom enforcement of such waiver is sought. No failure or delay by a party in exercising any right hereunder shall operate as a waiver thereof. No waivers of or exceptions to any term, condition, or provision of this Agreement, in any one or more instances, shall be deemed to be or construed as a further or continuing waiver of any such term, condition, or provision.

(i) Authorization on Behalf of Empower. Notwithstanding anything to the contrary herein, in the event that Holder or Holder’s Affiliate serves as a director, officer, employee or other authorized agent of Empower or any of its current or future Affiliates, Holder and/or Holder’s Affiliate shall have no authority, express or implied, to act or make any determination on behalf of Empower or any of its current or future Affiliates in connection with this Agreement (including any consent, termination or waiver rights of Empower herein) or any dispute or Proceeding with respect hereto.

(j) Specific Performance. Each of Holder and Empower acknowledges that their obligations under this Agreement are unique, recognizes and affirms that in the event of a breach of this Agreement by Holder or Empower, money damages will be inadequate and the non-breaching party will have no adequate remedy at law, and agrees that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed by Holder or Empower in accordance with their specific terms or were otherwise breached. Accordingly, Empower and Holder shall each be entitled to an injunction or restraining order to prevent breaches of this Agreement by Holder or Empower and to enforce specifically the terms and provisions hereof, without the requirement to post any bond or other security or to prove that money damages would be inadequate, this being in addition to any other right or remedy to which such party may be entitled under this Agreement, at law or in equity.

(k) Entire Agreement. This Agreement constitutes the full and entire understanding and agreement among the parties with respect to the subject matter hereof, and any other written or oral agreement relating to the subject matter hereof existing between the parties is expressly canceled; provided that, for the avoidance of doubt, the foregoing shall not affect the rights and obligations of the parties under the Merger Agreement or any Ancillary Agreements. Notwithstanding the foregoing, nothing in this Agreement shall limit any of the rights, remedies or obligations of Empower or Holder under any other agreement between Holder and Empower or any certificate or instrument executed by either party hereto in favor of the other, and nothing in any other agreement, certificate or instrument shall limit any of the rights, remedies or obligations of Empower or Holder under this Agreement.

(l) Further Assurances. From time to time, at another party’s written request and without further consideration (but at the requesting party’s reasonable cost and expense), each party shall execute and deliver such additional documents and take all such further action as may be reasonably necessary to consummate the transactions contemplated by this Agreement.

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(m) Counterparts; Electronic Signatures. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which shall constitute one and the same agreement. The words “execution,” “signed,” “signature,” and words of like import in this Agreement or in any other certificate, agreement or document related to this Agreement shall include images of manually executed signatures transmitted by facsimile or other electronic format (including, “pdf”, “tif” or “jpg”) and other electronic signatures (including, DocuSign and AdobeSign). The use of electronic signatures and electronic records (including, any contract or other record created, generated, sent, communicated, received, or stored by electronic means) shall be of the same legal effect, validity and enforceability as a manually executed signature or use of a paper-based record-keeping system to the fullest extent permitted by applicable law, including the Federal Electronic Signatures in Global and National Commerce Act and any other applicable law. Minor variations in the form of the signature page, including footers from earlier versions of this Agreement or any such other document, shall be disregarded in determining the party’s intent or the effectiveness of such signature.

* * * * *

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IN WITNESS WHEREOF, each of the parties has caused this Lock-up Agreement to be duly executed on its behalf as of the day and year first above written.

EMPOWER LTD.

By:	/s/ Matthew Rubel
Name:	Matthew Rubel
Title:	Chairman and CEO

HOLLEY PARENT HOLDINGS, LLC

By:	/s/ James D. Coady
Name:	James D. Coady
Title:	President

Signature page to Lock-Up Agreement

F-7

Annex G

Final Form

SUBSCRIPTION AGREEMENT

[Investor Address]

Ladies and Gentlemen:

In connection with the proposed business combination (the “Transaction”) between Empower Ltd., a Cayman Islands exempted company (the “Company”), and Holley Intermediate Holdings, Inc. (“Holley”), a Delaware corporation and wholly owned subsidiary of Holley Parent Holdings, LLC (“Holley Parent”), pursuant to a business combination agreement (the “Transaction Agreement”) to be entered into among Holley, the Company, Empower Merger Sub I, Inc., a Delaware corporation and wholly owned subsidiary of the Company (“Merger Sub I”), and Empower Merger Sub II, LLC, a Delaware limited liability company and wholly owned subsidiary of the Company (“Merger Sub II”), whereby, among other things, (a) Merger Sub I will merge with and into Holley (the “First Merger”), with Holley as the surviving company in the First Merger and (b) immediately following the First Merger, Holley will merge with and into Merger Sub II, with Merger Sub II as the surviving company. In connection with the Transaction, the Company is seeking commitments from interested investors to purchase in a private placement, following the Domestication (as defined below) and prior to the closing of the Transaction, shares of Class A ordinary shares, par value $0.0001 per share, as such shares will exist as common stock following the Domestication (the “Shares”), of the Company, for a purchase price of $10.00 per share. The aggregate purchase price to be paid by the undersigned (the “Investor”) for the subscribed Shares (as set forth on the signature page hereto) is referred to herein as the “Subscription Amount.” In connection with the transaction contemplated hereby, certain other “accredited investors” (as defined in rule 501 under the Securities Act of 1933, as amended (the “Securities Act”)) and “qualified institutional buyers” (as defined in Section 2(a)(51) of the Investment Company Act of 1940, as amended (the “Investment Company Act”)), have entered into separate subscription agreements with the Company (the “Other Subscription Agreements”; the investors party to the Other Subscription Agreements, the “Other Investors”), pursuant to which such investors have, together with the undersigned pursuant to this Subscription Agreement, agreed to purchase an aggregate of 24,000,000 Shares for a purchase price of $10.00 per share. Capitalized terms used but not otherwise defined herein shall have the meaning ascribed to them in the Transaction Agreement.

Prior to the closing of the Transaction (and as more fully described in the Transaction Agreement), the Company will domesticate as a Delaware corporation in accordance with Section 388 of the General Corporation Law of the State of Delaware and Part XII of the Cayman Islands Companies Law (2020 Revision) (the “Domestication”).

In connection therewith, and in consideration of the foregoing and the mutual representations, warranties and covenants, and subject to the conditions, set forth herein, and intending to be legally bound hereby, the Investor and the Company agree as follows:

1. Subscription. On the terms and subject to the conditions hereof, the Investor hereby subscribes for and agrees to purchase from the Company, and the Company agrees to issue and sell to Investor, such number of Shares as is set forth on the signature page of this Subscription Agreement on the terms provided for herein. The Investor acknowledges and agrees that, as a result of the Domestication, the Shares that will be issued pursuant hereto shall be shares of common stock in a Delaware corporation (and not, for the avoidance of doubt, ordinary shares in a Cayman Islands exempted company). Notwithstanding the foregoing or anything to the contrary in Section 9 below, in the event that the Closing Date (as defined below) shall not have occurred by the Agreement End Date (as defined in the Transaction Agreement) this Subscription Agreement shall be void and of no further effect and any monies paid by the Investor to the Company in connection herewith shall immediately be returned to the Investor (but not later than one (1) business day thereafter).

2. Closing. The closing of the sale of the Shares contemplated hereby (the “Closing”) shall occur on the date of, and is contingent upon the substantially concurrent consummation of, the Transaction. Upon (i) satisfaction or waiver of the conditions set forth in Section 3 below and (ii) delivery of written notice from (or on behalf of) the Company to the Investor (the “Closing Notice”), that the Company reasonably expects the closing of the Transaction to occur on a specified date that is not less than four (4) business days after the date on which the Closing Notice is delivered to the Investor (the “Closing Date”), the Investor shall deliver to the Company, [two (2) business days prior to the expected Closing Date,][on the Closing Date] the Subscription Amount by wire transfer of United States dollars in immediately available funds to the account(s) specified by the Company in the Closing Notice[, to be held in escrow until the Closing][(which account shall not be an escrow account)].1 On the Closing Date, the Company shall issue the Shares to the Investor and cause the Shares to be registered in book entry form, free and clear of any liens (other than those arising under this Subscription Agreement or any applicable securities laws) in the name of the Investor (or its nominee in accordance with its delivery instructions) or to a custodian designated by the Investor, as applicable, on the Company’s share register, the Company shall cause to be delivered to the Investor evidence from the Company’s transfer agent evidencing the issuance to the Investor of such Shares (in book entry form) on and as of the Closing Date, and the Subscription Amount shall be released from escrow automatically and without further action by the Company or the Investor. For purposes of this Subscription Agreement, “business day” shall mean any day other than (a) any Saturday or Sunday or (b) any other day on which banks located in New York, New York are required or authorized by applicable law to be closed for business.

If the Transaction does not occur within five (5) business days following the Closing Date specified in the Closing Notice, the Company shall promptly (but not later than one (1) business day thereafter) return the Subscription Amount to the undersigned by wire transfer of U.S. dollars in immediately available funds to the account specified by the undersigned and any book-entries for the Shares shall be deemed repurchased and cancelled; provided that, unless this Subscription Agreement has been terminated pursuant to Section 9 hereof, such return of funds shall not terminate this Subscription Agreement or relieve the Investor of its obligations to purchase the Shares at the Closing in the event the Company delivers a subsequent Closing Notice in accordance with this Section 2.

3. Closing Conditions.

a. The obligation of the parties hereto to consummate the purchase and sale of the Shares pursuant to this Subscription Agreement is subject to the following conditions:

(i) no applicable governmental authority shall have enacted, issued, promulgated, enforced or entered any judgment, order, law, rule or regulation (whether temporary, preliminary or permanent) which is then in effect and has the effect of making consummation of the transactions contemplated hereby illegal or otherwise restraining or prohibiting consummation of the transactions contemplated hereby;

(ii) no suspension of the qualification of the Shares for offering or sale or trading in any jurisdiction, and no suspension or removal from listing of the Company’s Class A ordinary shares on the New York Stock Exchange shall have occurred; and

(iii) all conditions precedent to the closing of the Transaction set forth in Sections 9.1 and 9.2 of the Transaction Agreement, including all necessary approvals of the Company’s shareholders and all regulatory approvals set forth therein, shall have been satisfied (as determined by the parties to the Transaction Agreement) or waived (other than those conditions which, by their nature, are to be satisfied at the closing of the Transaction).

[1]	Note to Form: Italicized language to be used for mutual fund investors.

b. The obligation of the Company to consummate the purchase and sale of the Shares at the Closing pursuant to this Subscription Agreement shall be subject to the satisfaction or valid waiver by the Company of the additional conditions that:

(i) all representations and warranties of the Investor contained in this Subscription Agreement are true and correct in all material respects (other than representations and warranties that are qualified as to materiality, which representations and warranties shall be true and correct in all respects) at and as of the Closing Date, and consummation of the Closing shall constitute a reaffirmation by the Investor of each of the representations, warranties, covenants and agreements of the Investor contained in this Subscription Agreement as of the Closing Date; and

(ii) the Investor shall have performed, satisfied and complied in all material respects with all covenants, agreements and conditions required by this Subscription Agreement to be performed, satisfied or complied with by it at or prior to the Closing.

c. The obligation of the Investor to consummate the purchase and sale of the Shares at the Closing pursuant to this Subscription Agreement shall be subject to the satisfaction or valid waiver by the Investor of the additional conditions that:

(i) all representations and warranties of the Company contained in this Subscription Agreement shall be true and correct in all material respects (other than representations and warranties that are qualified as to materiality or Material Adverse Effect (as defined below), which representations and warranties shall be true and correct in all respects) at and as of the Closing Date, and consummation of the Closing shall constitute a reaffirmation by the Company of each of the representations, warranties, covenants and agreements of the Company contained in this Subscription Agreement as of the Closing Date;

(ii) The Company shall have performed, satisfied and complied in all material respects with all covenants, agreements and conditions required by this Subscription Agreement to be performed, satisfied or complied with by it at or prior to the Closing;

(iii) The NYSE shall have conditionally authorized, subject to official notice of issuance, the listing of the Shares to be acquired hereunder; and

(iv) No amendment or modification of the Transaction Agreement (as the same exists on the date hereof) shall have occurred that would reasonably be expected to materially and adversely affect the economic benefits that the Investor would reasonably expect to receive under this Subscription Agreement without having received the Investor’s prior written consent (not to be unreasonably withheld, conditioned or delayed).

4. Further Assurances. At the Closing, the Company and the Investor shall execute and deliver such additional documents and take such additional actions as the parties reasonably may deem to be practical and necessary in order to consummate the subscription as contemplated by this Subscription Agreement.

5. Company Representations and Warranties. The Company represents and warrants to the Investor that:

a. The Company has been duly formed as a Cayman Islands exempted company and is validly existing and in good standing under the laws of the Cayman Islands, with corporate power and authority to own, lease and operate its properties and conduct its business as presently conducted and to enter into, deliver and perform its obligations under this Subscription Agreement. As of the Closing Date, following the Domestication, the Company will be duly incorporated, validly existing as a corporation and in good standing under the laws of the State of Delaware.

b. As of the Closing Date, the Shares will be duly authorized and, when issued and delivered to the Investor against full payment therefor in accordance with the terms of this Subscription Agreement, the Shares will be validly issued, fully paid and non-assessable and will not have been issued in violation of or subject to any preemptive or similar rights created under the Company’s certificate of incorporation (as amended to the Closing Date) or under the General Corporation Law of the State of Delaware.

c. This Subscription Agreement has been duly authorized, validly executed and delivered by the Company and, assuming that this Subscription Agreement constitutes the valid and binding agreement of the Investor, this Subscription Agreement constitutes a valid and binding agreement of the Company and is enforceable against the Company in accordance with its terms, except as may be limited or otherwise affected by (i) bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or other laws relating to or affecting the rights of creditors generally, or (ii) principles of equity, whether considered at law or equity.

d. The issuance and sale of the Shares and the compliance by the Company with all of the provisions of this Subscription Agreement and the consummation of the transactions contemplated herein will not conflict with or result in a breach or violation of any of the terms or provisions of, or constitute a default under, or result in the creation or imposition of any lien, charge or encumbrance upon any of the property or assets of the Company or any of its subsidiaries pursuant to the terms of (i) any indenture, mortgage, deed of trust, loan agreement, lease, license or other agreement or instrument to which the Company or any of its subsidiaries is a party or by which the Company or any of its subsidiaries is bound or to which any of the property or assets of the Company is subject that would reasonably be expected to have a material adverse effect on the business, properties, financial condition, stockholders’ equity, or results of operations of the Company or materially affect the validity of the Shares or the legal authority of the Company to enter into and perform its obligations under this Subscription Agreement (a “Material Adverse Effect”); (ii) result in any violation of the provisions of the organizational documents of the Company; or (iii) result in any violation of any statute or any judgment, order, rule or regulation of any court or governmental agency or body, domestic or foreign, having jurisdiction over the Company or any of its properties that would reasonably be expected to have a Material Adverse Effect or materially affect the validity of the Shares or the legal authority of the Company to comply in all material respects with this Subscription Agreement.

e. Assuming the accuracy of the representations and warranties of the Investor set forth herein, the Company is not required to obtain any consent, waiver, authorization or order of, give any notice to, or make any filing or registration with, any court or other federal, state, local or other governmental authority, self-regulatory organization or other person in connection with the issuance of the Shares pursuant to this Subscription Agreement, other than (i) filings with the U.S. Securities and Exchange Commission (the “SEC”), (ii) filings required by applicable state securities laws, (iii) the filings required in accordance with Section 14 of this Subscription Agreement; (iv) any consent required by the rules of the NYSE, including with respect to obtaining approval of the Company’s stockholders, (v) consents, waivers, authorizations, orders, notices or filings, required to consummate the Transaction as provided under the Transaction Agreement and (vi) consents, waivers, authorizations, orders, notices or filings, the failure of which to obtain or make, would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

f. The Company is not, and immediately after receipt of payment for the Shares, will not be, an “investment company” within the meaning of the Investment Company Act of 1940, as amended.

g. As of their respective dates, all reports (the “SEC Reports”) required to be filed by the Company with the SEC complied in all material respects with the applicable requirements of the Securities Act and the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and the rules and regulations of the SEC promulgated thereunder, and none of the SEC Reports, when filed, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. The financial statements of the Company included in the SEC Reports comply in all material respects with applicable accounting requirements and the rules and regulations of the SEC with respect thereto as in effect at the time of filing and fairly present in all material respects the financial position of the Company as of and for the dates thereof and the results of operations and cash flows for the periods then ended, subject, in the case of unaudited statements, to normal, year-end audit adjustments. A copy of each SEC Report is available to the Investor via the SEC’s EDGAR system. There are no outstanding or unresolved comments in comment letters received by the Company from the staff of the Division of Corporation Finance of the SEC with respect to any of the SEC Reports.

h. The Company is in compliance with all applicable laws, except where such non-compliance would not reasonably be expected to have a Material Adverse Effect. The Company has not received any written communication from a governmental authority that alleges that the Company is not in compliance with or is in default or violation of any applicable law, except where such non-compliance, default or violation would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

i. As of the date hereof, the issued and outstanding Shares are registered pursuant to Section 12(b) of the Exchange Act, and are listed for trading on the NYSE under the symbol “EMPW” (it being understood that the trading symbol will be changed in connection with the Transaction). Except as disclosed in the SEC Reports, as of the date hereof, there is no suit, action, proceeding or investigation pending or, to the knowledge of the Company, threatened against the Company by NYSE or the SEC, respectively, to prohibit or terminate the listing of the Company’s Shares on NYSE or to deregister the Shares under the Exchange Act. The Company has taken no action that is designed to terminate the registration of the Shares under the Exchange Act.

j. Assuming the accuracy of the Investor’s representations and warranties set forth in Section 6 of this Subscription Agreement, no registration under the Securities Act is required for the offer and sale of the Shares by the Company to the Investor.

k. Neither the Company nor any person acting on its behalf has offered or sold the Shares by any form of general solicitation or general advertising in violation of the Securities Act.

l. The Company is not under any obligation to pay any broker’s fee or commission in connection with the sale of the Shares to the Investor other than to the Placement Agents (as defined below).

m. As of the date hereof, the authorized capital stock of the Company is (i) 500,000,000 Class A ordinary shares (“Class A Shares”), 25,000,000 of which are issued and outstanding as of the date of this Subscription Agreement and as of the Closing, (ii) 50,000,000 Class B ordinary shares (“Class B Shares”), 6,250,000 of which are issued and outstanding as of the date of this Subscription Agreement and as of the Closing, and (iii) 5,000,000 preferred shares of par value $0.0001 each, of which no shares are issued and outstanding as of the date of this Subscription Agreement and as of the Closing. As of the date hereof (i) 4,666,667 warrants to purchase 4,666,667 Class A Shares (the “Private Placement Warrants”) are outstanding, and (ii) 8,333,333 warrants to purchase 8,333,333 Class A Shares (the “Public Warrants”) are outstanding. All (A) issued and outstanding Class A Shares and Class B Shares have been duly authorized and validly issued, are fully paid and are non-assessable and are not subject to preemptive rights, and (B) outstanding Private Placement Warrants and Public Warrants are validly issued, are fully paid, and are legally binding obligations of the Company enforceable against the Company in accordance with their terms (except (i) as may be limited by bankruptcy, insolvency, reorganization or similar laws’ affecting creditors’ rights generally, (ii) as enforceability of any indemnification or contribution provision may be limited under federal and state securities laws, and (iii) that the remedy of specific performance and injunctive and other forms of equitable relief may be subject to the equitable defenses and to the discretion of the court before which any proceeding therefor may be brought) and are not subject to preemptive rights. Except as set forth in the Company’s organizational documents, there are no outstanding contractual obligations of the Company to repurchase, redeem or otherwise acquire any Shares or any capital stock of the Company.

n. Other than the Transaction Agreement and the Company’s Forward Purchase Agreement, no Other Subscription Agreement or other similar agreement includes terms and conditions that are materially more advantageous to any investor party thereto than the Investor hereunder, other than terms particular to the regulatory requirements of such investor or its affiliates or related funds that are mutual funds or are otherwise subject to regulations related to the timing of funding and the issuance of securities thereunder, and such Other Subscription Agreements and such other agreements have not been amended or modified in any material respect following the date of this Subscription Agreement.

o. Except for such matters as have not had and would not be reasonably likely to have, individually or in the aggregate, a Material Adverse Effect, as of the date hereof, there is no (i) suit, action, proceeding or arbitration before a governmental authority or arbitrator pending, or, to the knowledge of the Company, threatened against the Company or (ii) judgment, decree, injunction, ruling or order of any governmental entity or arbitrator outstanding against the Company.

6. Investor Representations and Warranties. The Investor represents and warrants to the Company that:

a. The Investor (i) is a “qualified institutional buyer” (as defined in Rule 144A under the Securities Act), a “qualified purchaser” (as defined in Section 2(a)(51) of the Investment Company Act), or an institutional “accredited investor” (within the meaning of Rule 501(a) under the Securities Act), in each case, satisfying the applicable requirements set forth on Schedule A, and an “Institutional Account” as defined in FINRA Rule 4512(c) (ii) is acquiring the Shares only for his, her or its own account and not for the account of others, or if the Investor is subscribing for the Shares as a fiduciary or agent for one or more investor accounts, the Investor has full investment discretion with respect to each such account, and the full power and authority to make the acknowledgements, representations and agreements herein on behalf of each owner of each such account and (iii) is not acquiring the Shares with a view to, or for offer or sale in connection with, any distribution thereof in violation of the Securities Act (and shall provide the requested information on Schedule A). The Investor is not an entity formed for the specific purpose of acquiring the Shares.

b. The Investor acknowledges and agrees that the Shares are being offered in a transaction not involving any public offering within the meaning of the Securities Act and that the Shares have not been registered under the Securities Act. The Investor acknowledges and agrees that the Shares may not be offered, resold, transferred, pledged or otherwise disposed of by the Investor absent an effective registration statement under the Securities Act except (i) to the Company or a subsidiary thereof, (ii) to non-U.S. persons pursuant to offers and sales that occur outside the United States within the meaning of Regulation S under the Securities Act or (iii) pursuant to another applicable exemption from the registration requirements of the Securities Act, and in each of clauses (i) and (iii) in accordance with any applicable securities laws of the states and other jurisdictions of the United States, and that any certificates or book entry positions representing the Shares shall contain a restrictive legend to such effect; as a result the Investor may not be able to readily offer, resell, pledge or otherwise dispose of the Shares and may be required to bear the financial risk of an investment in the Shares for an indefinite period of time. The Investor acknowledges and agrees that the Shares will not immediately be eligible for resale pursuant to Rule 144 promulgated under the Securities Act. The Investor acknowledges and agrees that it has been advised to consult legal counsel prior to making any offer, resale, pledge or transfer of any of the Shares.

c. The Investor acknowledges and agrees that the Investor is purchasing the Shares from the Company. The Investor further acknowledges that there have been no representations, warranties, covenants and agreements made to the Investor by or on behalf of the Company, Holley or their respective affiliates or any of their respective subsidiaries, control persons, officers, directors, employees, partners, agents or representatives of any of the foregoing or any other person or entity, expressly or by implication, other than those representations, warranties, covenants and agreements included in this Subscription Agreement.

d. The Investor’s acquisition and holding of the Shares will not constitute or result in a non-exempt prohibited transaction under Section 406 of the Employee Retirement Income Security Act of 1974, as amended, Section 4975 of the Internal Revenue Code of 1986, as amended, or any applicable similar law.

e. The Investor acknowledges and agrees that the Investor has received such information as the Investor deems necessary in order to make an investment decision with respect to the Shares, including, with respect to the Company, the Transaction and the business of Holley and its subsidiaries. Without limiting the generality of the foregoing, the Investor acknowledges that he, she or it has reviewed the Company’s filings with the SEC. The Investor acknowledges and agrees that the Investor and the Investor’s professional advisor(s), if any, have had the full opportunity to ask such questions, receive such answers and obtain such information as the Investor and such Investor’s professional advisor(s), if any, have deemed necessary to make an investment decision with respect to the Shares.

f. The Investor became aware of this offering of the Shares solely by means of direct contact between the Investor and the Company, Holley or a representative of the Company or Holley or by means of contact from J.P. Morgan Securities LLC or Jefferies LLC or any of their respective affiliates (collectively, the “Placement Agents”), and the Shares were offered to the Investor solely by direct contact between the Investor and the Company, Holley or a representative of the Company or Holley or by contact between the Investor and the Placement Agents. The Investor did not become aware of this offering of the Shares, nor were the Shares offered to the Investor, by any other means. The Investor acknowledges that the Shares (i) were not offered by any form of general solicitation or general advertising and (ii) are not being offered in a manner involving a public offering under, or in a distribution in violation of, the Securities Act, or any state securities laws. The Investor acknowledges that it is not relying upon, and has not relied upon, any statement, representation or warranty made by any person, firm or corporation (including, without limitation, the Company, Holley, the Placement Agents or any of their respective affiliates or any of their respective control persons, officers, directors, employees or representatives), other than the representations and warranties of the Company contained in Section 5 of this Subscription Agreement, in making its investment or decision to invest in the Company. The Investor further acknowledges that the Placement Agents have not made, do not make and shall not be deemed to make any express or implied representation or warranty with respect to the Company, Holley, this offering or the Transaction.

g. The Investor acknowledges that it is aware that there are substantial risks incident to the purchase and ownership of the Shares, including those set forth in the Company’s filings with the SEC. The Investor has such knowledge and experience in financial and business matters as to be capable of evaluating the merits and risks of an investment in the Shares, and the Investor has sought such accounting, legal and tax advice as the Investor has considered necessary to make an informed investment decision and the Investor has made its own assessment and has satisfied itself concerning relevant tax or other economic considerations relative to its purchase of the Shares. The Investor will not look to the Placement Agents for all or part of any such loss or losses the Investor may suffer, is able to sustain a complete loss on its investment in the Shares.

h. Alone, or together with any professional advisor(s), the Investor has adequately analyzed and fully considered the risks of an investment in the Shares and determined that the Shares are a suitable investment for the Investor and that the Investor is able at this time and in the foreseeable future to bear the economic risk of a total loss of the Investor’s investment in the Company. The Investor acknowledges specifically that a possibility of total loss exists.

i. In making its decision to purchase the Shares, the Investor has relied solely upon independent investigation made by the Investor. Without limiting the generality of the foregoing, the Investor has not relied on any statements or other information provided by or on behalf of the Placement Agents or any of their affiliates or any of their control persons, officers, directors, employees , partners, agents or representatives of any of the foregoing concerning the Company, Holley, the Transaction, the Transaction Agreement, the Subscription Agreement or the transactions contemplated hereby or thereby, the Shares or the offer and sale of the Shares.

j. The Investor acknowledges and agrees that no federal or state agency has passed upon or endorsed the merits of the offering of the Shares or made any findings or determination as to the fairness of this investment.

k. The Investor, if not an individual, has been duly formed or incorporated and is validly existing and in good standing under the laws of its jurisdiction of incorporation or formation, with power and authority to enter into, deliver and perform its obligations under this Subscription Agreement.

l. The execution, delivery and performance by the Investor of this Subscription Agreement are within the powers of the Investor, have been duly authorized and will not constitute or result in a breach or default under or conflict with any order, ruling or regulation of any court or other tribunal or of any governmental commission or agency, or any agreement or other undertaking, to which the Investor is a party or by which the Investor is bound, and, if the Investor is not an individual, will not violate any provisions of the Investor’s organizational documents, including, without limitation, its incorporation or formation papers, bylaws, indenture of trust or partnership or operating agreement, as may be applicable. The signature on this Subscription Agreement is genuine, and the signatory, if the Investor is an individual, has legal competence and capacity to execute the same or, if the Investor is not an individual the signatory has been duly authorized to execute the same, and, assuming that this Subscription Agreement constitutes the valid and binding obligation of the Company, this Subscription Agreement constitutes a legal, valid and binding obligation of the Investor, enforceable against the Investor in accordance with its terms except as may be limited or otherwise affected by (i) bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or other laws relating to or affecting the rights of creditors generally, or (ii) principles of equity, whether considered at law or equity.

m. The Investor is not (i) a person or entity named on the List of Specially Designated Nationals and Blocked Persons administered by the U.S. Treasury Department’s Office of Foreign Assets Control (“OFAC”) or in any Executive Order issued by the President of the United States and administered by OFAC (“OFAC List”), or a person or entity prohibited by any OFAC sanctions program, (ii) owned, directly or indirectly, or controlled by, or acting on behalf of, one or more persons that are named on the OFAC List; (iii) organized, incorporated, established, located, resident or born in, or a citizen, national or the government, including any political subdivision, agency or instrumentality thereof, of, Cuba, Iran, North Korea, Syria, the Crimea region of Ukraine or any other country or territory embargoed or subject to substantial trade restrictions by the United States, (iv) a Designated National as defined in the Cuban Assets Control Regulations, 31 C.F.R. Part 515, or (v) a non-U.S. shell bank or providing banking services indirectly to a non-U.S. shell bank (each, a “Prohibited Investor”). The Investor agrees to provide law enforcement agencies, if requested thereby, such records as required by applicable law, provided that the Investor is permitted to do so under applicable law. If the Investor is a financial institution subject to the Bank Secrecy Act (31 U.S.C. Section 5311 et seq.) (the “BSA”), as amended by the USA PATRIOT Act of 2001 (the “PATRIOT Act”), and its implementing regulations (collectively, the “BSA/PATRIOT Act”), the Investor maintains policies and procedures reasonably designed to comply with applicable obligations under the BSA/PATRIOT Act. To the extent required, the Investor maintains policies and procedures reasonably designed to ensure compliance with OFAC-administered sanctions programs, including for the screening of its investors against the OFAC sanctions programs, including the OFAC List. To the extent required by applicable law, the Investor maintains policies and procedures reasonably designed to ensure that the funds held by the Investor and used to purchase the Shares were legally derived and were not obtained, directly or indirectly, from a Prohibited Investor.

n. No disclosure or offering document has been prepared by the Placement Agents in connection with the offer and sale of the Shares.

o. The Placement Agents and each of their controlling persons, directors, officers, employees, partners, agents and representatives of any of the foregoing have made no independent investigation with respect to the Company or its subsidiaries or the Shares or the accuracy, completeness or adequacy of any information supplied to the Investor by the Company, its subsidiaries, or any of their officers, directors, partners, agents, partners, agents, or representatives.

p. In connection with the issue and purchase of the Shares, the Placement Agents have not acted as the Investor’s financial advisor or fiduciary. The Investor acknowledges that the Placement Agents: (i) have not provided the Investor with any information or advice with respect to the Shares, (ii) have not made or make any representation, express or implied as to the Company, Holley, Holley’s credit quality, the Shares or the Investor’s purchase of the Shares, (iii) have not acted as the Investor’s financial advisor or fiduciary in connection with the issue and purchase of Shares, (iv) may have acquired, or during the term of the Shares may acquire, non-public information with respect to Holley or Holley Parent, which, subject to the requirements of applicable law, the Investor agrees need not be provided to it.

q. The Investor has or has commitments to have, and, when required to deliver payment to the Company pursuant to Section 2 above, will have, sufficient funds to pay the Subscription Amount and consummate the purchase and sale of the Shares when required pursuant to this Subscription Agreement. The Investor acknowledges that it has not relied on the Placement Agents in connection with its determination as to the legality of its acquisition of the Shares or as to the other matters referred to herein and the Investor has not relied on any investigation that the Placement Agents, any of their affiliates or any person acting on their behalf have conducted with respect to the Shares, the Company or Holley. The Investor further acknowledges that it has not relied on any information contained in any research reports prepared by the Placement Agents or any of their affiliates.

r. The Investor acknowledges and agrees that it is not an underwriter within the meaning of Section 2(a)(11) of the Securities Act.

7. Registration Rights.

a. The Company agrees that, as soon as reasonably practicable (but in any case no later than thirty (30) calendar days after the consummation of the Transaction), it will file with the SEC (at its sole cost and expense) a registration statement (the “Registration Statement”) registering the resale of the Shares acquired by the Investor pursuant to this Subscription Agreement, and it shall use its commercially reasonable efforts to have the Registration Statement declared effective as soon as practicable after the filing thereof, but no later than the earlier of (i) sixty (60) calendar days after the consummation of the Transaction (or, in the event the SEC reviews and has written comments to the Registration Statement, the ninetieth (90th) calendar day following the consummation of the Transaction) and (ii) the tenth (10th) business day after the date the Company is notified (orally or in writing, whichever is earlier) by the SEC that the Registration Statement will not be “reviewed” or will not be subject to further review ((i) and (ii) collectively, the “Effectiveness Deadline”); provided, that if the Effectiveness Deadline falls on a Saturday, Sunday or other day that the SEC is closed for business, the Effectiveness Deadline shall be extended to the next business day on which the SEC is open for business. The Company agrees to cause such Registration Statement, or another shelf registration statement that includes the Shares to be sold pursuant to this Subscription Agreement, to remain effective until the earliest of (i) the third anniversary of the Closing, (ii) the date on which the Investor ceases to hold any Shares issued pursuant to this Subscription Agreement, or (iii) on the first date on which the Investor can sell all of its Shares issued pursuant to this Subscription Agreement (or shares received in exchange therefor) under Rule 144 of the Securities Act within 90 days without volume or manner of sale limitations and without the requirement for the Company to be in compliance with the current public information required under Rule 144(c)(2) (or Rule 144(i)(2), if applicable). The Investor agrees to disclose its ownership to the Company upon request to assist it in making the determination described above. The Company may amend the Registration Statement so as to convert the Registration Statement into a Registration Statement on Form S-3 at such time as the Company becomes eligible to use such Form S-3. The Investor agrees that the Company may suspend the use of any such registration statement if it determines that in order for such registration statement not to contain a material misstatement or omission, an amendment thereto would be needed to include information that would at that time not otherwise be required in a current, quarterly, or annual report under the Exchange Act; provided, however, that the Company may not suspend the Registration statement on more than two (2) occasions or for more than sixty (60) consecutive calendar days, or more than ninety (90) total calendar days, in each case during any twelve-month period. Investor may deliver written notice (an “Opt-Out Notice”) to the Company requesting that Investor not receive notices from the Company regarding the suspension of the Registration Statement; provided, however, that Investor may later revoke any such Opt-Out Notice in writing. Following receipt of an Opt-Out Notice from Investor (unless subsequently revoked), (i) the Company shall not deliver any such notices to Investor and Investor shall no longer be entitled to the rights associated with any such notice and (ii) each time prior to Investor’s intended use of an effective Registration Statement, Investor will notify the Company in writing at least two (2) business days in advance of such intended use, and if a notice of a suspension was previously delivered (or would have been delivered but for the provisions of this Section and the related suspension period remains in effect, the Company will so notify the Investor, within one (1) business day after Investor’s notification to the Company, by delivering to Investor a copy of such previous notice of suspension, and thereafter will provide Investor with the related notice of the conclusion of such suspension promptly following its availability.

b. The Company’s obligations to include the Shares issued pursuant to this Subscription Agreement (or shares issued in exchange therefor) for resale in the Registration Statement are contingent upon the Investor furnishing in writing to the Company such information regarding the Investor, the securities of the Company held by the Investor and the intended method of disposition of such Shares as shall be reasonably requested by the Company to effect the registration of such Shares, and shall execute such documents in connection with such registration as the Company may reasonably request that are customary of a selling stockholder in similar situations; provided that Investor shall not in connection with the foregoing be required by the Company to execute any lock-up or similar agreement or otherwise be subject to any contractual restriction with the Company on the ability to transfer the Shares. The Company will use its commercially reasonable efforts to provide a draft of the Registration Statement to Investor at least five (5) business days in advance of filing the Registration Statement with the SEC. In no event shall the Investor be identified as a statutory underwriter in the Registration Statement unless requested by the SEC; provided, that if the SEC requests that the Investor be identified as a statutory underwriter in the Registration Statement, the Investor will have the option, in its sole and absolute discretion, to either (1) have an opportunity to withdraw from the Registration Statement, in which case the Company’s obligation to register the Shares will be deemed satisfied, or (2) be included as such in the Registration Statement.

c. At its expense the Company shall (i) advise the Investor within five (5) business days (1) of the issuance by the SEC of any stop order suspending the effectiveness of any Registration Statement or the initiation of any proceedings for such purpose; and (2) of the receipt by the Company of any notification with respect to the suspension of the qualification of the Shares included therein for sale in any jurisdiction or the initiation or threatening of any proceeding for such purpose. The Company shall not, when so advising the Investor of such events, provide the Investor with any material nonpublic information regarding the Company other than to the extent that providing notice to the Investor of the occurrence of the events listed in clauses (1) and (2) above constitutes material, nonpublic information regarding the Company.

d. The Company agrees to indemnify and hold harmless, to the extent permitted by law, the Investor, its directors, and officers, employees, and agents, and each person who controls the Investor (within the meaning of the Securities Act or the Exchange Act) and each affiliate of the Investor (within the meaning of Rule 405 under the Securities Act) from and against any and all losses, claims, damages, liabilities and expenses (including, without limitation, any attorneys’ fees and expenses incurred in connection with defending or investigating any such action or claim) caused by any untrue or alleged untrue statement of material fact contained in any Registration Statement, prospectus included in any Registration Statement or preliminary prospectus or any amendment thereof or supplement thereto or any omission or alleged omission of a material fact required to be stated therein or necessary to make the statements therein not misleading, except insofar as the same are caused by or contained in any information furnished in writing to the Company by or on behalf of the Investor expressly for use therein.

e. The Investor agrees, severally and not jointly with any person that is a party to the Other Subscription Agreements, to indemnify and hold harmless the Company, its directors and officers and agents and each person who controls the Company (within the meaning of the Securities Act) against any losses, claims, damages, liabilities and expenses (including, without limitation, reasonable attorneys’ fees) resulting from any untrue statement of material fact contained in the Registration Statement, prospectus or preliminary prospectus or any amendment thereof or supplement thereto or any omission of a material fact required to be stated therein or necessary to make the statements therein not misleading, but only to the extent that such untrue statement or omission is contained in any information or affidavit so furnished by or on behalf of the Investor expressly for use therein. In no event shall the liability of the Investor be greater in amount than the dollar amount of the net proceeds received by the Investor upon the sale of the Shares purchased pursuant to this Subscription Agreement giving rise to such indemnification obligation.

f. Any person entitled to indemnification herein shall (1) give prompt written notice to the indemnifying party of any claim with respect to which it seeks indemnification (provided that the failure to give prompt notice shall not impair any person’s right to indemnification hereunder to the extent such failure has not prejudiced the indemnifying party) and (2) permit such indemnifying party to assume the defense of such claim with counsel reasonably satisfactory to the indemnified party. If such defense is assumed, the indemnifying party shall not be subject to any liability for any settlement made by the indemnified party without the indemnifying party’s consent. An indemnifying party who elects not to assume the defense of a claim shall not be obligated to pay the fees and expenses of more than one counsel for all parties indemnified by such indemnifying party with respect to such claim, unless in the reasonable judgment of legal counsel to any indemnified party a conflict of interest exists between such indemnified party and any other of such indemnified parties with respect to such claim. No indemnifying party shall, without the consent of the indemnified party, consent to the entry of any judgment or enter into any settlement which cannot be settled in all respects by the payment of money (and such money is so paid by the indemnifying party pursuant to the terms of such settlement) or which settlement does not include as an unconditional term thereof the giving by the claimant or plaintiff to such indemnified party of a release from all liability in respect to such claim or litigation.

g. The indemnification provided for under this Subscription Agreement shall remain in full force and effect regardless of any investigation made by or on behalf of the indemnified party or any officer, director, employee, agent, affiliate or controlling person of such indemnified party and shall survive the transfer of the Shares purchased pursuant to this Subscription Agreement.

h. If the indemnification provided under this Section 7 from the indemnifying party is unavailable or insufficient to hold harmless an indemnified party in respect of any losses, claims, damages, liabilities and expenses referred to herein, then the indemnifying party, in lieu of indemnifying the indemnified party, shall contribute to the amount paid or payable by the indemnified party as a result of such losses, claims, damages, liabilities and expenses in such proportion as is appropriate to reflect the relative fault of the indemnifying party and the indemnified party, as well as any other relevant equitable considerations; provided, however, that in no event shall the liability of the Investor be greater than the dollar amount of the net proceeds received by the Investor upon the sale of the Shares purchased pursuant to this Subscription Agreement, giving rise to such indemnification obligation. The relative fault of the indemnifying party and indemnified party shall be determined by reference to, among other things, whether any action in question, including any untrue or alleged untrue statement of a material fact or omission or alleged omission to state a material fact, was made by, or relates to information supplied by or on behalf of, such indemnifying party or indemnified party, and the indemnifying party’s and indemnified party’s relative intent, knowledge, access to information and opportunity to correct or prevent such action. The amount paid or payable by a party as a result of the losses or other liabilities referred to above shall be deemed to include, subject to the limitations set forth above, any legal or other fees, charges or expenses reasonably incurred by such party in connection with any investigation or proceeding. No person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution pursuant to this Section 7 from any person who was not guilty of such fraudulent misrepresentation.

i. With a view to making available to the Investor the benefits of Rule 144 that may, at such times as Rule 144 is available to shareholders of the Company, permit the Investors to sell securities of the Company to the public without registration, the Company agrees to for so long as the Shares are held by the Investor: (i) make and keep public information available, as those terms are understood and defined in Rule 144; and (ii) file with the SEC in a timely manner all reports and other documents required of the Company under the Securities Act and the Exchange Act so long as the Company remains subject to such requirements and the filing of such reports and other documents is required for the applicable provisions of Rule 144.

j. Any restrictive legend included on the Shares shall be removed and the Company shall issue a certificate without such legend to the Investor or issue to such Investor a book entry statement without such legend notated thereon, no later than the earlier of the second day (i) following the date on which the Registration Statement is declared effective, or (ii) following the date on which the sale, assignment or transfer of the Shares may be made without registration under the applicable requirements of the Securities Act. The Company shall be responsible for the fees of its transfer agent and all DTC fees associated with such issuance. To the extent required by the transfer agent, the Company shall use commercially reasonable efforts to cause its legal counsel to deliver a customary opinion within two business days of the delivery of all reasonably necessary representations and other documentation from the Investor as reasonably requested by the Company, its counsel or the transfer agent by the Investor to the transfer agent to the effect that the removal of the restrictive legend in such circumstances may be effected under the Securities Act.

8. Additional Investor Agreement. The Investor hereby agrees that, from the date of this Subscription Agreement, none of the Investor, its controlled affiliates, or any person or entity acting on behalf of the Investor or any of its controlled affiliates or pursuant to any understanding with Investor or any of its controlled affiliates will engage in any Short Sales with respect to securities of the Company prior to the Closing. For purposes of this Section 8, “Short Sales” shall include, without limitation, all “short sales” as defined in Rule 200 promulgated under Regulation SHO under the Exchange Act, and all types of direct and indirect stock pledges (other than pledges in the ordinary course of business as part of prime brokerage arrangements), forward sale contracts, options, puts, calls, swaps and similar arrangements (including on a total return basis). Notwithstanding the foregoing, (i) nothing herein shall prohibit other entities under common management with the Investor that have no knowledge of this Subscription Agreement or of the Investor’s participation in the Transaction (including the Investor’s controlled affiliates and/or affiliates) from entering into any Short Sales and (ii) in the case of an Investor that is a multi-managed investment vehicle whereby separate portfolio managers manage separate portions of such Investor’s assets and the portfolio managers have no knowledge of the investment decisions made by the portfolio managers managing other portions of such Investor’s assets, this Section 8 shall only apply with respect to the portion of assets managed by the portfolio manager that made the investment decision to purchase the Subscription Amount covered by this Subscription Agreement.

9. Termination. This Subscription Agreement shall terminate and be void and of no further force and effect, and all rights and obligations of the parties hereunder shall terminate without any further liability on the part of any party in respect thereof, upon the earlier to occur of (a) such date and time as the Transaction Agreement is terminated in accordance with its terms, (b) upon the mutual written agreement of each of the parties hereto to terminate this Subscription Agreement, (c) October 11, 202, if the Closing has not occurred on or prior to such date, or (d) if any of the conditions to Closing set forth in Section 3 of this Subscription Agreement are not satisfied or waived, or are not capable of being satisfied, on or prior to the Closing and, as a result thereof, the transactions contemplated by this Subscription Agreement will not be and are not consummated at the Closing; provided that nothing herein will relieve any party from liability for any willful breach hereof prior to the time of termination, and each party will be entitled to any remedies at law or in equity to recover losses, liabilities or damages arising from any such willful breach. The Company shall notify the Investor of the termination of the Transaction Agreement promptly after the termination of such agreement.

10. Trust Account Waiver. The Investor acknowledges that the Company is a blank check company with the powers and privileges to effect a merger, asset acquisition, reorganization or similar business combination involving the Company and one or more businesses or assets. The Investor further acknowledges that, as described in the Company’s prospectus relating to its initial public offering dated September 18, 2020 (the “IPO

Prospectus”) available at www.sec.gov, substantially all of the Company’s assets consist of the cash proceeds of the Company’s initial public offering and private placement of its securities, and substantially all of those proceeds have been deposited in a trust account (the “Trust Account”) for the benefit of the Company, its public shareholders and the underwriter of the Company’s initial public offering. Except with respect to interest earned on the funds held in the Trust Account that may be released to the Company to pay its tax obligations, if any, the cash in the Trust Account may be disbursed only for the purposes set forth in the IPO Prospectus. For and in consideration of the Company entering into this Subscription Agreement, the receipt and sufficiency of which are hereby acknowledged, the Investor hereby irrevocably waives any and all right, title and interest, or any claim of any kind it has or may have in the future, in or to any monies held in the Trust Account, and agrees not to seek recourse against the Trust Account as a result of, or arising out of, this Subscription Agreement; provided, however, that nothing in this Section 10 shall (a) serve to limit or prohibit the Investor’s right to pursue a claim against the Company for legal relief against assets held outside the Trust Account, for specific performance or other equitable relief, (b) serve to limit or prohibit any claims that the Investor may have in the future against the Company’s assets or funds that are not held in the Trust Account (including any funds that have been released from the Trust Account and any assets that have been purchased or acquired with any such funds), or (c) be deemed to limit the Investor’s right, title, interest or claim to any monies held in the Trust Account by virtue of its record or beneficial ownership of Class A ordinary shares of the Company, pursuant to a validly exercised redemption right with respect to any such Class A ordinary shares, except to the extent that the Investor has otherwise agreed with the Company to not exercise such redemption right.

11. Miscellaneous.

a. Neither this Subscription Agreement nor any rights that may accrue to any party hereunder (other than the Shares acquired hereunder, if any) may be transferred or assigned by a party without the prior written consent of the other party hereto; provided that (i) this Subscription Agreement and any of the Investor’s rights and obligations hereunder may be assigned to any fund or account managed by the same investment manager as the Investor or by an affiliate (as defined in Rule 12b-2 of the Exchange Act) of such investment manager without the prior consent of the Company and (ii) the Investor’s rights under Section 7 may be assigned to an assignee or transferee of the Shares; provided further that prior to such assignment any such assignee shall agree in writing to be bound by the terms hereof. Notwithstanding the foregoing, no assignment pursuant to clause (i) of this Section 11 shall relieve the Investor of its obligations hereunder.

b. The Company may request from the Investor such additional information as the Company may deem necessary to register the resale of the Shares and evaluate the eligibility of the Investor to acquire the Shares, and the Investor shall reasonably promptly provide such information as may reasonably be requested, to the extent readily available and to the extent consistent with its internal policies and procedures; provided, that, the Company agrees to keep any such information provided by the Investor confidential other than as necessary to include in any registration statement the Company is required to file hereunder, in which case the Company shall provide prior written notice to Investor of such disclosure. The Investor acknowledges and agrees that if it does not provide the Company with such requested information, the Company may not be able to register the Shares acquired by the Investor pursuant to this Subscription Agreement for resale pursuant to Section 7 hereof. The Investor hereby agrees that its identity and the Subscription Agreement, as well as the nature of the Investor’s obligations hereunder, may be disclosed in any public announcement or disclosure required by the SEC and in any registration statement, proxy statement, consent solicitation statement or any other SEC filing to be filed by the Company in connection with the issuance of Shares contemplated by this Subscription Agreement and/or the Transaction.

c. The Investor acknowledges that the Company, and the Placement Agents will rely on the acknowledgments, understandings, agreements, representations and warranties contained in this Subscription Agreement. Prior to the Closing, the Investor agrees to promptly notify the Company and the Placement Agents if any of the acknowledgments, understandings, agreements, representations and warranties set forth in Section 6 above are no longer accurate in any material respect (other than those acknowledgments, understandings, agreements, representations and warranties qualified by materiality, in which case the Investor shall notify the Company and the Placement Agents if they are no longer accurate in all respects). The Investor agrees that each purchase by the Investor of Shares from the Company will constitute a reaffirmation of the acknowledgments, understandings, agreements, representations and warranties herein (as modified by any such notice) by the Investor as of the time of such purchase. Prior to the Closing, each party hereto agrees to promptly notify the other party hereto if any of the acknowledgments, understandings, agreements, representations and warranties made by such party as set forth herein are no longer accurate in all material respects. Investor further acknowledges and agrees that the Placement Agents may rely on and are third-party beneficiaries of the representations and warranties of Investor contained in Section 6.

d. The Company and the Investor are each entitled to rely upon this Subscription Agreement and each is irrevocably authorized to produce this Subscription Agreement or a copy hereof to any interested party in any administrative or legal proceeding or official inquiry with respect to the matters covered hereby.

e. All of the agreements, representations and warranties made by each party hereto in this Subscription Agreement shall survive the Closing.

f. This Subscription Agreement may not be modified, waived or terminated (other than pursuant to the terms of Section 9 above) except by an instrument in writing, signed by each of the parties hereto. No failure or delay of either party in exercising any right or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such right or power, or any course of conduct, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the parties hereunder are cumulative and are not exclusive of any rights or remedies that they would otherwise have hereunder. .

g. This Subscription Agreement (including the schedule hereto) constitutes the entire agreement, and supersedes all other prior agreements, understandings, representations and warranties, both written and oral, among the parties, with respect to the subject matter hereof. Except as set forth in Section 11(c) and the last sentence of Section 11(k) with respect to the persons specifically referenced therein, and their right to enforce payment of the Subscription Amount in accordance with the terms and subject to the conditions set forth in this Subscription Agreement, Section 11(g), and Section 6 and Section 12 with respect to the Placement Agents, this Subscription Agreement shall not confer any rights or remedies upon any person other than the parties hereto, and their respective successor and assigns, and the parties hereto acknowledge that the Placement Agents are third party beneficiaries of this Subscription Agreement with right of enforcement for the purposes of, and to the extent of, the rights granted to them, if any, pursuant to the applicable provisions.

h. Except as otherwise provided herein, this Subscription Agreement shall be binding upon, and inure to the benefit of the parties hereto and their heirs, executors, administrators, successors, legal representatives, and permitted assigns, and the agreements, representations, warranties, covenants and acknowledgments contained herein shall be deemed to be made by, and be binding upon, such heirs, executors, administrators, successors, legal representatives and permitted assigns.

i. If any provision of this Subscription Agreement shall be adjudicated by a court of competent jurisdiction to be invalid, illegal or unenforceable, the validity, legality or enforceability of the remaining provisions of this Subscription Agreement shall not in any way be affected or impaired thereby and shall continue in full force and effect.

j. This Subscription Agreement may be executed in one or more counterparts (including by facsimile or electronic mail or in .pdf) and by different parties in separate counterparts, with the same effect as if all parties hereto had signed the same document. All counterparts so executed and delivered shall be construed together and shall constitute one and the same agreement.

k. The parties hereto agree that irreparable damage may occur in the event that any of the provisions of this Subscription Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to seek an injunction or injunctions to prevent breaches of this Subscription Agreement, without posting a bond or undertaking and without proof of damages, to enforce specifically the terms and provisions of this Subscription Agreement, this being in addition to any other remedy to which such party is entitled at law, in equity, in contract, in tort or otherwise. The parties hereto acknowledge and agree that Holley and Holley Parent shall be entitled to seek to specifically enforce the Investor’s obligations to fund the Subscription Amount in accordance with the terms and subject to the conditions set forth in this Subscription Agreement.

l. Any notice or communication required or permitted hereunder shall be in writing and either delivered personally, emailed or sent by overnight mail via a reputable overnight carrier, or sent by certified or registered mail, postage prepaid, and shall be deemed to be given and received (i) when so delivered personally, (ii) when sent, with no mail undeliverable or other rejection notice, if sent by email, or (iii) three business days after the date of mailing to the address below or to such other address or addresses as such person may hereafter designate by notice given hereunder:

(i) if to Investor, to such address(es) or email address(es) set forth herein;

(ii) if to, prior to the Closing, the Company, to:

Empower Ltd. 245 Park Avenue, 38th Floor New York, NY 10167
Attention:	Matthew Rubel
Graham Clempson
Andrew Spring
Email:	mrubel@midoceanpartners.com
gclempson@midoceanpartners.com
aspring@midoceanpartners.com

with a required copy to (which copy shall not constitute notice):

Gibson, Dunn & Crutcher LLP 200 Park Ave, New York, NY 10166 New York, New York 1
Attention:	George Stamas
Andrew Herman
Evan D’Amico
Email:	gstamas@gibsondunn.com
aherman@gibsondunn.com
edamico@gibsondunn.com

m. The Investor shall pay all of its own expenses in connection with this Subscription Agreement and the transactions contemplated herein.

n. THE PARTIES HERETO IRREVOCABLY SUBMIT TO THE EXCLUSIVE JURISDICTION OF THE UNITED STATES DISTRICT COURT FOR THE SOUTHERN DISTRICT OF NEW YORK AND THE SUPREME COURT OF THE STATE OF NEW YORK SOLELY IN RESPECT OF THE INTERPRETATION AND ENFORCEMENT OF THE PROVISIONS OF THIS SUBSCRIPTION AGREEMENT AND THE DOCUMENTS REFERRED TO IN THIS SUBSCRIPTION AGREEMENT AND IN RESPECT OF THE TRANSACTIONS CONTEMPLATED HEREBY, AND HEREBY WAIVE, AND AGREE NOT TO ASSERT, AS A DEFENSE IN ANY ACTION, SUIT OR PROCEEDING FOR INTERPRETATION OR

ENFORCEMENT HEREOF OR ANY SUCH DOCUMENT THAT IS NOT SUBJECT THERETO OR THAT SUCH ACTION, SUIT OR PROCEEDING MAY NOT BE BROUGHT OR IS NOT MAINTAINABLE IN SAID COURTS OR THAT VENUE THEREOF MAY NOT BE APPROPRIATE OR THAT THIS SUBSCRIPTION AGREEMENT OR ANY SUCH DOCUMENT MAY NOT BE ENFORCED IN OR BY SUCH COURTS, AND THE PARTIES HERETO IRREVOCABLY AGREE THAT ALL CLAIMS WITH RESPECT TO SUCH ACTION, SUIT OR PROCEEDING SHALL BE HEARD AND DETERMINED BY SUCH A NEW YORK STATE OR FEDERAL COURT. THE PARTIES HEREBY CONSENT TO AND GRANT ANY SUCH COURT JURISDICTION OVER THE PERSON OF SUCH PARTIES AND OVER THE SUBJECT MATTER OF SUCH DISPUTE AND AGREE THAT MAILING OF PROCESS OR OTHER PAPERS IN CONNECTION WITH SUCH ACTION, SUIT OR PROCEEDING IN THE MANNER PROVIDED IN THIS SECTION 11(m) OF THIS SUBSCRIPTION AGREEMENT OR IN SUCH OTHER MANNER AS MAY BE PERMITTED BY LAW SHALL BE VALID AND SUFFICIENT SERVICE THEREOF.

EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS SUBSCRIPTION AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS SUBSCRIPTION AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS SUBSCRIPTION AGREEMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (I) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER; (II) SUCH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THE FOREGOING WAIVER; (III) SUCH PARTY MAKES THE FOREGOING WAIVER VOLUNTARILY AND (IV) SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS SUBSCRIPTION AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVER AND CERTIFICATIONS IN THIS SECTION 11(n).

12. Non-Reliance and Exculpation. The Investor acknowledges that it is not relying upon, and has not relied upon, any statement, representation or warranty made by any person, firm or corporation (including, without limitation, the Placement Agents, any of their respective affiliates or any of its or their control persons, officers, directors, employees, partners, agents, and any representatives of any of the foregoing), other than the statements, representations and warranties of the Company expressly contained in Section 5 of this Subscription Agreement, in making its investment or decision to invest in the Company. The Investor agrees that none of (i) any other investor pursuant to this Subscription Agreement or any Other Subscription Agreement related to the private placement of the Shares (including the respective controlling persons, officers, directors, partners, agents, partners, agents, and any representatives of any of the foregoing), (ii) the Placement Agents, their affiliates or any of its or their control persons, officers, directors or employees, or (iii) any other party to the Transaction Agreement (for the avoidance of doubt, other than the Company), including any such party’s representatives, affiliates or any of its or their control persons, officers, directors or employees, that is not a party hereto shall be liable to the Investor, or to any other investor, pursuant to this Subscription Agreement or any Other Subscription Agreement related to the private placement of the Shares for any action heretofore or hereafter taken or omitted to be taken by any of them in connection with the purchase of the Shares.

13. Disclosure. The Company shall, by 9:00 a.m., New York City time, on the first (1st) business day immediately following the date of this Subscription Agreement, issue one or more press releases or file with the SEC a Current Report on Form 8-K (collectively, the “Disclosure Document”) disclosing all material terms of the transactions contemplated hereby and by the Other Subscription Agreements, the Transaction and any other material, nonpublic information that the Company has provided to the Investor at any time prior to the filing of the Disclosure Document. Upon the issuance of the Disclosure Document, to the knowledge of the Company, the Investor shall not be in possession of any material, non-public information received from the Company or any of its officers, directors, or employees or agents, and the Investor shall no longer be subject to any confidentiality or similar obligations under any current agreement, whether written or oral, with the Company or any of their respective affiliates, relating to the transactions contemplated by this Subscription Agreement. Notwithstanding anything in this Subscription Agreement to the contrary, the Company shall not publicly disclose the name of the Investor or any of its affiliates or advisers, or include the name of the Investor or any of its affiliates or advisers in any press release or in any filing with the SEC or any regulatory agency or trading market, without the prior written consent of the Investor, except (i) as required by the federal securities law or pursuant to other routine proceedings of regulatory authorities, (ii) to the extent such disclosure is required by law, at the request of the staff of the SEC or regulatory agency or under the regulations of any national securities exchange on which the Company’s securities are listed for trading, (iii) to the extent such announcements or other communications contain only information previously disclosed in a public statement, press release or other communication previously approved in accordance with this Section 13 or (iv) as expressly contemplated by the last sentence of Section 11(b) of this Subscription Agreement.

14. Independent Obligations. The obligations of Investor under this Subscription Agreement are several and not joint with the obligations of any Other Investor under the Other Subscription Agreements, and Investor shall not be responsible in any way for the performance of the obligations of any Other Investor under the Other Subscription Agreements. The decision of Investor to purchase Shares pursuant to this Subscription Agreement has been made by Investor independently of any Other Investor and independently of any information, materials, statements or opinions as to the business, affairs, operations, assets, properties, liabilities, results of operations, condition (financial or otherwise) or prospects of the Company or any of its subsidiaries which may have been made or given by any Other Investor or by any agent or employee of any Other Investor, and neither Investor nor any of its agents or employees shall have any liability to any Other Investor (or any other person) relating to or arising from any such information, materials, statements or opinions. Nothing contained herein or in any Other Subscription Agreement, and no action taken by Investor or any Other Investors pursuant hereto or thereto, shall be deemed to constitute the Investor and Other Investors as a partnership, an association, a joint venture or any other kind of entity, or create a presumption that the Investor and Other Investors are in any way acting in concert or as a group with respect to such obligations or the transactions contemplated by this Subscription Agreement and the Other Subscription Agreements. Investor acknowledges that no Other Investor has acted as agent for the Investor in connection with making its investment hereunder and no Other Investor will be acting as agent of the Investor in connection with monitoring its investment in the Shares or enforcing its rights under this Subscription Agreement. Investor shall be entitled to independently protect and enforce its rights, including without limitation the rights arising out of this Subscription Agreement, and it shall not be necessary for any Other Investor or investor to be joined as an additional party in any proceeding for such purpose.

[SIGNATURE PAGES FOLLOW]

IN WITNESS WHEREOF, the Investor has executed or caused this Subscription Agreement to be executed by its duly authorized representative as of the date set forth below.

Name of Investor:	State/Country of Formation or Domicile:

By:
Name:
Title:

Name in which Shares are to be registered (if different):	Date:	, 2021
Investor’s EIN:
Business Address-Street:	Mailing Address-Street (if different):
City, State, Zip:	City, State, Zip:

Attn:	Attn:

Telephone No.:	Telephone No.:
Facsimile No.:	Facsimile No.:
E-mail:	E-mail:

Number of Shares subscribed for:

Aggregate Subscription Amount: $	Price Per Share: $10.00

You must pay the Subscription Amount by wire transfer of United States dollars in immediately available funds to the account specified by the Company in the Closing Notice. To the extent the offering is oversubscribed, the number of Shares received may be less than the number of Shares subscribed for (such reduction, a “Cutback”). Any Cutback will be made pro rata based on the respective number of Shares that all persons participating in the offering of Shares contemplated by this Subscription Agreement request to purchase.

IN WITNESS WHEREOF, Empower Ltd. has accepted this Subscription Agreement as of the date set forth below.

EMPOWER LTD.

By:
Name:
Title:

Date:                 , 2021

SCHEDULE A

ELIGIBILITY REPRESENTATIONS OF INVESTOR

This Schedule must be completed by Investor and forms a part of the Subscription Agreement to which it is attached. Capitalized terms used and not otherwise defined in this Schedule have the meanings given to them in the Subscription Agreement. Investor must check the applicable box in either Part A or Part B below and the applicable box in Part C below.

A.	QUALIFIED INSTITUTIONAL BUYER STATUS

(Please check the applicable subparagraphs):

☐	Investor is a “qualified institutional buyer” (as defined in Rule 144A under the Securities Act (a “QIB”)).

☐	Investor is subscribing for the Acquired Shares as a fiduciary or agent for one or more investor accounts, and each owner of such accounts is a QIB.

*** OR ***

B.	INSTITUTIONAL ACCREDITED INVESTOR STATUS

(Please check the applicable subparagraphs):

Investor is an institutional “accredited investor” (within the meaning of Rule 501(a) under the Securities Act) and has checked below the box(es) for the applicable provision under which Investor qualifies as such:

☐

Investor is an organization described in Section 501(c)(3) of the Internal Revenue Code of 1986, as amended, corporation, Massachusetts or similar business trust, limited liability company or partnership not formed for the specific purpose of acquiring the securities of the Issuer being offered in this offering, with total assets in excess of $5,000,000.

☐	Investor is a “private business development company” as defined in Section 202(a)(22) of the Investment Advisers Act of 1940.

☐	Investor is a “bank” as defined in Section 3(a)(2) of the Securities Act.

☐	Investor is a “savings and loan association” or other institution as defined in Section 3(a)(5)(A) of the Securities Act, whether acting in its individual or fiduciary capacity.

☐	Investor is a broker or dealer registered pursuant to Section 15 of the Exchange Act.

☐	Investor is an “insurance company” as defined in Section 2(a)(13) of the Securities Act.

☐	Investor is an investment company registered under the Investment Company Act of 1940.

☐	Investor is a “business development company” as defined in Section 2(a)(48) of the Investment Company Act of 1940.

☐	Investor is a “Small Business Investment Company” licensed by the U.S. Small Business Administration under either Section 301(c) or (d) of the Small Business Investment Act of 1958.

☐

Investor is a plan established and maintained by a state, its political subdivisions, or any agency or instrumentality of a state or its political subdivisions, for the benefit of its employees, and such plan has total assets in excess of $5,000,000.

☐

Investor is an employee benefit plan within the meaning of the Employee Retirement Income Security Act of 1974 if the investment decision is made by a plan fiduciary, as defined in Section 3(21) of such act, which is one of the following.

☐	A bank;

☐	A savings and loan association;

Schedule A-1

☐	A insurance company; or

☐	A registered investment adviser.

☐	Investor is an employee benefit plan within the meaning of the Employee Retirement Income Security Act of 1974 with total assets in excess of $5,000,000.

☐

Investor is an employee benefit plan within the meaning of the Employee Retirement Income Security Act of 1974 that is a self-directed plan with investment decisions made solely by persons that are accredited investors.

☐

Investor is a trust with total assets in excess of $5,000,000, not formed for the specific purpose of acquiring the securities offered by the Issuer in this offering, whose purchase is directed by a sophisticated person as described in Rule 506(b)(2)(ii) under the Securities Act.

☐

Investor is a natural person whose individual net worth, or joint net worth with that person’s spouse or spousal equivalent, exceeds $1,000,000. For the purposes of calculating joint net worth, joint net worth can be the aggregate net worth of the investor and spouse or spousal equivalent; assets need not be held jointly to be included in the calculation.

☐

Investor is a natural person who had an individual income in excess of $200,000 in each of the two most recent years or joint income with that person’s spouse or spousal equivalent in excess of $300,000 in each of those years and has a reasonable expectation of reaching the same income level in the current year.

☐

Investor is a natural person holding in good standing one or more professional certifications or designations or credentials from an accredited educational institution that the Commission has designated as qualifying an individual for accredited investor status.

☐

Investor is a natural person who is a “knowledgeable employee,” as defined in rule 3c5(a)(4) under the Investment Company Act of 1940, of the Issuer of the securities being offered or sold where the Issuer would be an investment company, as defined in section 3 of such act, but for the exclusion provided by either section 3(c)(1) or section 3(c)(7) of such act.

☐

Investor is a “family office,” as defined in rule 202(a)(11)(G)-1 under the Investment Advisers Act of 1940 that was not formed for the specific purpose of acquiring the securities of the Issuer being offered in this offering, with total assets in excess of $5,000,000 and whose prospective investment is directed by a person who has such knowledge and experience in financial and business matters that such family office is capable of evaluating the merits and risks of the prospective investment.

*** AND ***

C.	AFFILIATE STATUS

(Please check the applicable box) INVESTOR:

☐	is:

☐	is not:

an “affiliate” (as defined in Rule 144 under the Securities Act) of the Issuer or acting on behalf of an affiliate of the Issuer.

This page should be completed by the Investor

and constitutes a part of the Subscription Agreement.

Schedule A-2

Annex H

Execution Version

AMENDED AND RESTATED FORWARD PURCHASE AGREEMENT

This Amended and Restated Forward Purchase Agreement (this “Agreement”) is entered into as of March 11, 2021, by and among Empower Ltd., a Cayman Islands exempted company (together with any successor thereto, the “Company”), and Empower Funding LLC and any other purchaser as provided in Sections 4(e) and 8(f) of this Agreement (collectively, the “Purchaser” or “Purchasers”).

Recitals

WHEREAS, the parties hereto previously entered into that certain Forward Purchase Agreement, dated as of October 6, 2020 (the “Original FPA”), and now desire to amend and restate the Original FPA in its entirety in accordance with the terms and conditions set forth herein;

WHEREAS, the Company was incorporated for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses;

WHEREAS, the Company filed with the U.S. Securities and Exchange Commission (the “SEC”) a registration statement on Form S-1 (such registration statement, as may be amended from time to time, including to reflect changes in terms, the “Registration Statement”) for its initial public offering (“IPO”) of units (the “Units”) at a price of $10.00 per Unit, each comprised of one Class A ordinary share of the Company, par value $0.0001 per share (the “Class A Shares”), and a fraction of one redeemable warrant, where each whole redeemable warrant is exercisable to purchase one Class A Share at an exercise price of $11.50 per share, subject to adjustment (the “Warrant(s)”);

WHEREAS, the Registration Statement was declared effective on October 6, 2020;

WHEREAS, the Company consummated the IPO of 25,000,000 Units on October 9, 2020;

WHEREAS, simultaneously with the closing of the IPO, the Company consummated the sale of 4,666,667 Warrants in a private placement to Empower Sponsor Holdings LLC;

WHEREAS, the Company intends to consummate the transaction (the “Business Combination”) contemplated by that certain Agreement and Plan of Merger, dated as of the date hereof, by and between the Company, Holley Intermediate Holdings, Inc., a Delaware corporation, (“Holley”), Empower Merger Sub I Inc., a Delaware corporation and direct wholly owned subsidiary of the Company, and Empower Merger Sub II LLC, a Delaware limited liability company and direct wholly owned subsidiary of the Company (the “Merger Agreement”);

WHEREAS, the parties hereto wish to enter into this Agreement, pursuant to which immediately prior to the closing of the Business Combination (the “Business Combination Closing”), the Company shall issue and sell, and the Purchaser shall purchase, on a private placement basis, an aggregate of 5,000,000 Units (the “Forward Purchase Securities”) with each Forward Purchase Security consisting of one Class A Share (a “Forward Purchase Share”) and one-third of a Warrant (a “Forward Purchase Warrant”); and

WHEREAS, the number of Forward Purchase Warrants included in a Forward Purchase Security will be the same as the number of Warrants included in each Unit sold in the IPO.

NOW, THEREFORE, in consideration of the premises, representations, warranties and the mutual covenants contained in this Agreement, and for other good and valuable consideration, the receipt, sufficiency and adequacy of which are hereby acknowledged, the parties hereto agree as follows:

Agreement

1. Sale and Purchase.

(a) Forward Purchase Securities.

(i) The Company shall issue and sell to the Purchaser, and the Purchaser shall purchase from the Company, the number of Forward Purchase Securities set forth on the Purchaser’s signature page to this Agreement next to the line item “Number of Forward Purchase Securities,” for an aggregate purchase price of $10.00 multiplied by the number of Forward Purchase Securities issued and sold hereunder (the “FPS Purchase Price”). No fractional Forward Purchase Warrants will be issued.

(ii) Each Forward Purchase Warrant will have the same terms as each Warrant sold as part of the Units in the IPO (“Public Warrants”) and will be subject to the terms and conditions of the Warrant Agreement entered into between the Company and Continental Stock Transfer & Trust Company, as Warrant Agent, in connection with the IPO (the “Warrant Agreement”). Each Forward Purchase Warrant will entitle the holder thereof to purchase one Class A Share at a price of $11.50 per share, subject to adjustment as described in the Warrant Agreement, and only whole Forward Purchase Warrants will be exercisable. The Forward Purchase Warrants will become exercisable on the later of thirty (30) days after the Business Combination Closing and twelve (12) months from the closing of the IPO, and will expire at 5:00 p.m., New York City time, five (5) years after the Business Combination Closing or earlier upon redemption or the liquidation of the Company, as described in the Warrant Agreement.

(iii) The Company shall require the Purchaser to purchase the Forward Purchase Securities pursuant to Section 1(a)(i) hereof by delivering notice (the “Company Notice”) to the Purchaser, at least five (5) Business Days before the funding of the FPS Purchase Price to an account specified by the Company, specifying the anticipated date of the Business Combination Closing, the aggregate purchase price for the Forward Purchase Securities (the “FPS Purchase Price”) and instructions for wiring the FPS Purchase Price to an account designated by the Company (the “FPS Purchase Price Account”). At least two (2) Business Days before the anticipated date of the Business Combination Closing specified in the Company Notice, the Purchaser shall deliver the FPS Purchase Price in cash via wire transfer to the FPS Purchase Price Account, to be held in escrow pending the Business Combination Closing. If the Business Combination Closing does not occur within thirty (30) days after the Purchaser delivers the FPS Purchase Price to the FPS Purchase Price Account, the Company shall return to the Purchaser the FPS Purchase Price, provided that the return of the FPS Purchase Price placed in escrow shall not terminate this Agreement or otherwise relieve either party of any of its obligations hereunder and the Company may provide a subsequent Company Notice pursuant to this Section 1(a)(ii). For the purposes of this Agreement, “Business Day” means any day, other than a Saturday or a Sunday, that is neither a legal holiday nor a day on which banking institutions are generally authorized or required by law or regulation to close in the City of New York, State of New York.

(iv) The closing of the sale of the Forward Purchase Securities (the “FPS Closing”) shall be held on the same date and immediately prior to the Business Combination Closing (such date being referred to as the “Closing Date”); provided, that at the Purchaser’s request, the FPS Closing may occur up to seven (7) days prior the Business Combination Closing. At the FPS

Closing, the Company will issue to the Purchaser the number of Forward Purchase Securities each registered in the name of the respective Purchaser.

(b) Delivery of Forward Purchase Securities.

(i) The Company shall register the Purchaser as the owner of the number of Forward Purchase Securities with the Company’s transfer agent by book entry on or promptly after (but in no event more than two (2) Business Days after) the FPS Closing Date.

(ii) If the Forward Purchase Securities are not registered by the time of issuance, each book entry for the Forward Purchase Securities shall contain a notation, and each certificate (if any) evidencing the Forward Purchase Securities shall be stamped or otherwise imprinted with a legend, in substantially the following form:

“THE SECURITIES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE UNITED STATES SECURITIES ACT OF 1933, AS AMENDED, OR THE SECURITIES LAWS OF ANY STATE OR OTHER JURISDICTION, AND MAY NOT BE TRANSFERRED IN VIOLATION OF SUCH ACT AND LAWS.”

(c) Legend Removal. If the Forward Purchase Securities are eligible to be sold without restriction under, and without the Company being in compliance with the current public information requirements of, Rule 144 under the Securities Act of 1933, as amended (the “Securities Act”), or there is an effective registration statement covering the resale of the Forward Purchase Securities (and the Purchaser provides the Company with a written undertaking to sell its Forward Purchase Securities only in accordance with the plan of distribution contained in such registration statement and only if the Purchaser has not been informed that the prospectus in such registration statement is not current or the registration statement is no longer effective), then at the Purchaser’s request, the Company will cause the Company’s transfer agent to remove the legend set forth in Section 1(b)(ii). In connection therewith, if required by the Company’s transfer agent, the Company will promptly cause an opinion of counsel to be delivered to and maintained with its transfer agent, together with any other authorizations, certificates and directions required by the transfer agent that authorize and direct the transfer agent to transfer such Forward Purchase Securities without any such legend; provided that, notwithstanding the foregoing, the Company will not be required to deliver any such opinion, authorization, certificate or direction if it reasonably believes that removal of the legend could result in or facilitate transfers of Forward Purchase Securities in violation of applicable law.

(d) Registration Rights. The Purchaser shall have registration rights as set forth on Exhibit A (the “Registration Rights”).

2. Representations and Warranties of the Purchaser. The Purchaser represents and warrants to the Company as follows, as of the date hereof:

(a) Restricted Securities. The Purchaser understands that the offer and sale of the Forward Purchase Securities have not been registered under the Securities Act, by reason of a specific exemption from the registration provisions of the Securities Act that depends upon, among other things, the bona fide nature of the investment intent and the accuracy of the Purchaser’s representations as expressed herein. The Purchaser understands that the Forward Purchase Securities are “restricted securities” under applicable U.S. federal and state securities laws and that, pursuant to these laws, the Purchaser must hold the Forward Purchase Securities indefinitely unless they are registered with the SEC and qualified by state authorities, or an exemption from such registration and qualification requirements is available. The Purchaser acknowledges that the Company has no obligation to register or qualify the Forward Purchase Securities, or any Class A Shares into which they may be converted into or exercised for, for resale, except pursuant to the Registration Rights. The Purchaser further acknowledges that if an exemption from registration or qualification is available, it may be conditioned on various requirements including, but not limited to, the time and manner of sale, the holding period for the

Forward Purchase Securities, and on requirements relating to the Company that are outside of the Purchaser’s control, and which the Company is under no obligation and may not be able to satisfy. The Purchaser acknowledges that the Registration Statement filed in connection with the Company’s IPO was declared effective by the SEC. The Purchaser understands that the offering to the Purchaser of the Forward Purchase Securities is not, and was not intended to be, part of the IPO, and that the Purchaser will not be able to rely on the protection of Section 11 of the Securities Act with respect to the Registration Statement and such Forward Purchase Securities.

(b) No General Solicitation. Neither the Purchaser, nor any of its officers, directors, employees, agents, shareholders or partners, has either directly or indirectly, including, through a broker or finder (i) to its knowledge, engaged in any general solicitation, or (ii) published any advertisement in connection with the offer and sale of the Forward Purchase Securities.

(c) No Other Representations and Warranties; Non-Reliance. Except for the specific representations and warranties contained in this Section 2 and in any certificate or agreement delivered pursuant hereto, none of the Purchaser nor any person acting on behalf of the Purchaser nor any of the Purchaser’s affiliates (the “Purchaser Parties”) has made, makes or shall be deemed to make any other express or implied representation or warranty with respect to the Purchaser and this offering, and the Purchaser Parties disclaim any such representation or warranty. Except for the specific representations and warranties expressly made by the Company in Section 3 of this Agreement and in any certificate or agreement delivered pursuant hereto, the Purchaser Parties specifically disclaim that they are relying upon any other representations or warranties that may have been made by the Company.

3. Representations and Warranties of the Company. The Company represents and warrants to the Purchaser as follows:

(a) Incorporation and Corporate Power. The Company is duly incorporated and validly existing and in good standing as an exempted company under the laws of the Cayman Islands and has all requisite corporate power and authority to carry on its business as presently conducted and as proposed to be conducted. The Company has no subsidiaries.

(b) Capitalization. As of the date of this Agreement, the authorized share capital of the Company consists of:

(i) 500,000,000 Class A Shares, 25,000,000 of which are issued and outstanding. All of the issued and outstanding Class A Shares have been duly authorized, are fully paid and nonassessable and were issued in compliance with all applicable federal and state securities laws.

(ii) 50,000,000 Class B ordinary shares of the Company, par value $0.0001 per share (“Class B Share(s)”), 6,250,500 of which are issued and outstanding . All of the issued and outstanding Class B Shares have been duly authorized, are fully paid and nonassessable and were issued in compliance with all applicable federal and state securities laws.

(iii) 5,000,000 preference shares, none of which are issued and outstanding.

(c) Authorization. All corporate action required to be taken by the Company’s Board of Directors and shareholders in order to authorize the Company to enter into this Agreement, and to issue the Forward Purchase Securities at the FPS Closing, and the securities issuable upon conversion or exercise of the Forward Purchase Securities, has been taken or will be taken prior to the FPS Closing. All action on the part of the shareholders, directors and officers of the Company necessary for the execution and delivery of this Agreement, the performance of all obligations of the Company under this Agreement to be performed as of the FPS Closing and the issuance and delivery of the Forward Purchase Securities and the securities issuable upon conversion or exercise of the Forward Purchase Securities has been taken or will be taken prior to the FPS Closing. This

Agreement, when executed and delivered by the Company, shall constitute the valid and legally binding obligation of the Company, enforceable against the Company in accordance with its terms except (i) as limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance, or other laws of general application relating to or affecting the enforcement of creditors’ rights generally, (ii) as limited by laws relating to the availability of specific performance, injunctive relief, or other equitable remedies, or (iii) to the extent the indemnification provisions contained in the Registration Rights may be limited by applicable federal or state securities laws.

(d) Valid Issuance of Forward Purchase Securities. The Forward Purchase Securities, when issued, sold and delivered in accordance with the terms and for the consideration set forth in this Agreement and the Company’s amended and restated memorandum and articles of association (the “Charter”), and the securities issuable upon conversion or exercise of the Forward Purchase Securities, when issued in accordance with the terms of this Agreement, and registered in the register of members of the Company, will be validly issued as fully paid and nonassessable and free of all preemptive or similar rights, taxes, liens, encumbrances and charges with respect to the issue thereof and restrictions on transfer other than restrictions on transfer specified under this Agreement, applicable state and federal securities laws and liens or encumbrances created by or imposed by the Purchaser. Assuming the accuracy of the representations of the Purchaser in this Agreement and subject to the filings described in Section 3(e) below, the Forward Purchase Securities will be issued in compliance with all applicable federal and state securities laws.

(e) Governmental Consents and Filings. Assuming the accuracy of the representations and warranties made by the Purchaser in this Agreement, no consent, approval, order or authorization of, or registration, qualification, designation, declaration or filing with, any federal, state or local governmental authority is required on the part of the Company in connection with the consummation of the transactions contemplated by this Agreement, except for applicable requirements of the Securities Act and applicable state securities laws.

(f) Compliance with Other Instruments. The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated by this Agreement will not result in any violation or default (i) of any provisions of its Charter or other governing documents, (ii) of any instrument, judgment, order, writ or decree to which it is a party or by which it is bound, (iii) under any note, indenture or mortgage to which it is a party or by which it is bound, (iv) under any lease, agreement, contract or purchase order to which it is a party or by which it is bound or (v) of any provision of federal or state statute, rule or regulation applicable to the Company, in each case (other than clause (i)) which would have a material adverse effect on the Company or its ability to consummate the transactions contemplated by this Agreement.

(g) Operations. As of the date hereof, the Company has not conducted any operations other than organizational activities, activities in connection with offerings of its securities, and activities in connection with the consummation of an initial business combination.

(h) Foreign Corrupt Practices. Neither the Company, nor any director, officer, agent, employee or other Person acting on behalf of the Company has, in the course of its actions for, or on behalf of, the Company (i) used any corporate funds for any unlawful contribution, gift, entertainment or other unlawful expenses relating to political activity; (ii) made any direct or indirect unlawful payment to any foreign or domestic government official or employee from corporate funds; (iii) violated or is in violation of any provision of the U.S. Foreign Corrupt Practices Act of 1977, as amended; or (iv) made any unlawful bribe, rebate, payoff, influence payment, kickback or other unlawful payment to any foreign or domestic government official or employee.

(i) Compliance with Anti-Money Laundering Laws. The operations of the Company are and have been conducted at all times in compliance with applicable financial recordkeeping and reporting requirements and all other applicable U.S. and non-U.S. anti-money laundering laws and regulations, including, but not limited to, those of the Currency and Foreign Transactions Reporting Act of 1970, as amended, the USA Patriot Act of 2001 and the applicable money laundering statutes of all applicable jurisdictions, the rules and regulations thereunder and any related or similar rules, regulations or guidelines, issued, administered or enforced by any governmental agency (collectively, the “Anti-Money Laundering Laws”), and no action, suit or proceeding by or before any court or governmental agency, authority or body or any arbitrator involving the Company with respect to the Anti-Money Laundering Laws is pending or, to the knowledge of the Company, threatened.

(j) Absence of Litigation. There is no action, suit, proceeding, inquiry or investigation before or by any court, public board, government agency, self-regulatory organization or body pending or, to the knowledge of the Company, threatened against or affecting the Company or any of the Company’s officers or directors, whether of a civil or criminal nature or otherwise, in their capacities as such.

(k) No General Solicitation. Neither the Company, nor any of its officers, directors, employees, agents or shareholders has either directly or indirectly, including, through a broker or finder (i) engaged in any general solicitation, or (ii) published any advertisement in connection with the offer and sale of the Forward Purchase Securities.

(l) No Other Representations and Warranties; Non-Reliance. Except for the specific representations and warranties contained in this Section 3 and in any certificate or agreement delivered pursuant hereto, the Company has not made and does not make nor shall be deemed to make any other express or implied representation or warranty with respect to the Company, this offering, the IPO or the Business Combination, and the Company disclaims any such representation or warranty. Except for the specific representations and warranties expressly made by the Purchaser in Section 2 of this Agreement and in any certificate or agreement delivered pursuant hereto, the Company specifically disclaims that it is relying upon any other representations or warranties that may have been made by the Purchaser Parties.

(m) Unit Composition. The number of Forward Purchase Warrants included in each Forward Purchase Security will be the same as the number of Warrants included in each Unit sold in the IPO.

4. Additional Agreements and Acknowledgements and Waivers of the Purchaser.

(a) Trust Account.

(i) The Purchaser hereby acknowledges that it is aware that the Company established a trust account (the “Trust Account”) for the benefit of its public shareholders upon the closing of the IPO. The Purchaser, for itself and its affiliates, hereby agrees that it has no right, title, interest or claim of any kind in or to any monies held in the Trust Account, or any other asset of the Company as a result of any liquidation of the Company, except for redemption and liquidation rights, if any, the Purchaser may have in respect of any Class A Shares held by it.

(ii) The Purchaser hereby agrees that it shall have no right of set-off or any right, title, interest or claim of any kind (“Claim”) to, or to any monies in, the Trust Account, and hereby irrevocably waives any Claim to, or to any monies in, the Trust Account that it may have now or in the future, except for redemption and liquidation rights, if any, the Purchaser may have in respect of any Class A Shares held by it. In the event the Purchaser has any Claim against the Company under this Agreement, the Purchaser shall pursue such Claim solely against the Company and its assets outside the Trust Account and not against the property or any monies in the Trust Account, except for redemption and liquidation rights, if any, the Purchaser may have in respect of any Class A Shares held by it.

(b) Redemption and Liquidation. The Purchaser hereby waives, with respect to any Forward Purchase Securities held by it, any redemption rights it may have in connection with the consummation of the Business Combination, including (i) any such rights available in the context of a shareholder vote to approve such Business Combination and (ii) any shareholder vote to approve an amendment to the Charter (A) to modify the substance or timing of the Company’s obligation to redeem 100% of the Company’s Class A Shares if the Company does not complete the Business Combination within 24 months (or 27 months, as applicable) after the closing of the IPO or (B) with respect to any other provisions relating to the rights of the Company’s Class A Shares, it being understood that the Purchaser shall be entitled to redemption and liquidation rights with respect to any Class A Shares held by it.

(c) Voting. The Purchaser hereby agrees that if the Company seeks shareholder approval of the Business Combination, then in connection with the Business Combination, the Purchaser shall vote any Class A Shares owned by it in favor of the Business Combination. If the Purchaser fails to vote any Class A Shares it is required to vote hereunder in favor of the Business Combination, the Purchaser hereby grants to the Company and any representative designated by the Company without further action by the Purchaser a limited irrevocable power of attorney to effect such vote on behalf of the Purchaser, which power of attorney shall be deemed to be coupled with an interest.

(d) [Reserved]

(e) Transfer. This Agreement and all of the Purchaser’s rights and obligations hereunder (including the Purchaser’s obligation to purchase the Forward Purchase Securities) may be transferred or assigned, at any time and from time to time, in whole or in part, to one or more affiliates of Purchaser, but not to other third parties (each such transferee, a “Transferee”) provided that, in the case of any such transfer, the Purchaser shall remain bound by its obligations with respect thereto in the event that the transferee does not comply with its obligations to purchase the Forward Purchase Securities.. Upon any such assignment:

(i) the applicable Transferee shall execute a signature page to this Agreement, substantially in the form of the Purchaser’s signature page hereto (the “Joinder Agreement”), which shall reflect the number of Forward Purchase Units to be purchased by such Transferee (the “Transferee Securities”), and, upon such execution, such Transferee shall have all the same rights and obligations of the Purchaser hereunder with respect to the Transferee Securities, and references herein to the “Purchaser” shall be deemed to refer to and include any such Transferee with respect to such Transferee and to its Transferee Securities; provided, that any representations, warranties, covenants and agreements of the Purchaser and any such Transferee shall be several and not joint and shall be made as to the Purchaser or any such Transferee, as applicable, as to itself only; and

(ii) upon a Transferee’s execution and delivery of a Joinder Agreement, the number of Forward Purchase Units to be purchased by the Purchaser hereunder shall be reduced by the total number of Forward Purchase Units to be purchased by the applicable Transferee pursuant to the applicable Joinder Agreement, which reduction shall be evidenced by the Purchaser and the Company amending Schedule A to this Agreement to reflect each transfer and updating the “Number of Forward Purchase Units” and “Aggregate Purchase Price for Forward Purchase Securities” on the Purchaser’s signature page hereto to reflect such reduced number of Forward Purchase Securities. For the avoidance of doubt, this Agreement need not be amended and restated in its entirety, but only Schedule A and the Purchaser’s signature page hereto need be so amended and updated and executed by each of the Purchaser and the Company upon the occurrence of any such transfer of Transferee Securities.

5. Additional Agreement of the Company.

(a) NYSE Listing. The Company will use commercially reasonable efforts to effect and/or continue the listing of the Class A Shares and Warrants on the New York Stock Exchange (or another national securities exchange).

(b) QEF Election Information. Until the Business Combination Closing, Empower Sponsor Holdings LLC (the “Sponsor”) shall use commercially reasonable efforts to determine whether, in any year, the Company or any subsidiary of the Company is deemed to be a “passive foreign investment company” (a “PFIC”) within the meaning of U.S. Internal Revenue Code of 1986, as amended, and the regulations promulgated thereunder (collectively, the “Code”). Until the Business Combination Closing, if the Sponsor determines that the Company or any subsidiary of the Company is a PFIC in any year, for the year of determination and for each year thereafter during which the Purchaser holds an equity interest in the Company, including warrants, the Company or its subsidiary shall use commercially reasonable efforts to (i) make available to the Purchaser the information that may be required to make or maintain a “qualified electing fund” election under the Code with respect to the Company and (ii) furnish the information required to be reported under Section 1298(f) of the Code and/or, upon request, necessary in order to make the election described in Section 1291(d)(2)(B) of the Code.

6. FPS Closing Conditions.

(a) The obligation of the Purchaser to purchase the Forward Purchase Securities at the FPS Closing under this Agreement shall be subject to the fulfillment, at or prior to the FPS Closing of each of the following conditions, any of which, to the extent permitted by applicable laws, may be waived by the Purchaser:

(i) the Business Combination shall be consummated substantially concurrently with, and immediately following, the purchase of Forward Purchase Securities, except as otherwise provided in Section 1(a)(iv) of this Agreement;

(ii) all conditions precedent to the Business Combination Closing set forth in Sections 9.1 and 9.2 of the Merger Agreement shall have been satisfied (as determined by the parties to the Merger Agreement) or waived (other than those conditions which, by their nature, are to be satisfied at the Business Combination Closing);

(iii) the representations and warranties of the Company set forth in Section 3 of this Agreement shall have been true and correct as of the date hereof and shall be true and correct, in the case of the Company, as of the FPS Closing, as applicable, with the same effect as though such representations and warranties had been made on and as of such date (other than any such representation or warranty that is made by its terms as of a specified date, which shall be true and correct as of such specified date), except, in the case of the Company, where the failure to be so true and correct would not have a material adverse effect on the Company or its ability to consummate the transactions contemplated by this Agreement;

(iv) the Company shall have performed, satisfied and complied in all material respects with the covenants, agreements and conditions required by this Agreement to be performed, satisfied or complied with by the Company at or prior to the FPS Closing; and

(v) no order, writ, judgment, injunction, decree, determination, or award shall have been entered by or with any governmental, regulatory, or administrative authority or any court, tribunal, or judicial, or arbitral body, and no other legal restraint or prohibition shall be in effect, preventing the purchase by the Purchaser of the Forward Purchase Securities.

(b) The obligation of the Company to sell the Forward Purchase Securities at the FPS Closing under this Agreement shall be subject to the fulfillment, at or prior to the FPS Closing of each of the following conditions, any of which, to the extent permitted by applicable laws, may be waived by the Company:

(i) the Business Combination shall be consummated substantially concurrently with, and immediately following, the purchase of Forward Purchase Securities, except as otherwise provided in Section 1(a)(iv) of this Agreement;

(ii) all conditions precedent to the Business Combination Closing set forth in Sections 9.1 and 9.2 of the Merger Agreement shall have been satisfied (as determined by the parties to the Merger Agreement) or waived (other than those conditions which, by their nature, are to be satisfied at the Business Combination Closing).

(iii) the representations and warranties of the Purchaser set forth in Section 2 of this Agreement shall have been true and correct as of the date hereof and shall be true and correct as of the FPS Closing, as applicable, with the same effect as though such representations and warranties had been made on and as of such date (other than any such representation or warranty that is made by its terms as of a specified date, which shall be true and correct as of such specified date), except where the failure to be so true and correct would not have a material adverse effect on the Purchaser or its ability to consummate the transactions contemplated by this Agreement;

(iv) the Purchaser shall have performed, satisfied and complied in all material respects with the covenants, agreements and conditions required by this Agreement to be performed, satisfied or complied with by the Purchaser at or prior to the FPS Closing; and

(v) no order, writ, judgment, injunction, decree, determination, or award shall have been entered by or with any governmental, regulatory, or administrative authority or any court, tribunal, or judicial, or arbitral body, and no other legal restraint or prohibition shall be in effect, preventing the purchase by the Purchaser of the Forward Purchase Securities.

7. Termination.

This Agreement may be terminated at any time prior to the FPS Closing:

(a)	by mutual written consent of the Company and the Purchaser, with the express written consent of Holley; and

(b)	automatically

(i)

if the Business Combination is not consummated within twenty-four (24) months from the closing of the IPO, unless extended upon approval of the Company’s shareholders in accordance with the Charter; or

(ii)

if the Company becomes subject to any voluntary or involuntary petition under the United States federal bankruptcy laws or any state insolvency law, in each case which is not withdrawn within sixty (60) days after being filed, or a receiver, fiscal agent or similar officer is appointed by a court for business or property of the Company, in each case which is not removed, withdrawn or terminated within sixty (60) days after such appointment;

In the event of any termination of this Agreement pursuant to this Section 7, the FPS Purchase Price (and interest thereon, if any), if previously paid, and the Purchaser’s funds paid in connection herewith shall be promptly returned to such Purchaser, and thereafter this Agreement shall forthwith become null and void and have no effect, without any liability on the part of the Purchaser or the Company and their respective directors, officers, employees, partners, managers, members, or shareholders and all rights and obligations of each party shall cease; provided, however, that nothing contained in this Section 7 shall relieve any party from liabilities or damages arising out of any fraud or willful breach by such party of any of its representations, warranties, covenants or agreements contained in this Agreement.

8. General Provisions.

(a) Notices. All notices and other communications given or made pursuant to this Agreement shall be in writing and shall be deemed effectively given upon the earlier of actual receipt, and (a) personal delivery to the party to be notified, (b) when sent, if sent by electronic mail or facsimile (if any) during normal business hours of the recipient, and if not sent during normal business hours, then on the recipient’s next Business Day, (c) five (5) Business Days after having been sent by registered or certified mail, return receipt requested, postage prepaid, or (d) one (1) Business Day after deposit with a nationally recognized overnight courier, freight prepaid, specifying next Business Day delivery, with written verification of receipt. All communications sent to the Company shall be sent to: Empower Ltd., c/o MidOcean Partners, 245 Park Avenue, 38th Floor, New York, NY 10167

Attn: Andrew Spring, email: aspring@midoceanpartners.com, with a copy to the Company’s counsel at: Gibson, Dunn & Crutcher LLP, 200 Park Ave, New York, NY 10166 Attn: George Stamas, email: gstamas@gibsondunn.com; Andrew Herman, email: aherman@gibsondunn.com; Evan D’Amico, email: edamico@gibsondunn.com.

All communications to the Purchaser shall be sent to the Purchaser’s address as set forth on the signature page hereof, or to such e-mail address, facsimile number (if any) or address as subsequently modified by written notice given in accordance with this Section 8(a).

(b) No Finder’s Fees. Each of the parties represents that it neither is nor will be obligated for any finder’s fee or commission in connection with this transaction. The Purchaser agrees to indemnify and to hold harmless the Company from any liability for any commission or compensation in the nature of a finder’s or broker’s fee arising out of this transaction (and the costs and expenses of defending against such liability or asserted liability) for which the Purchaser or its respective officers, employees or representatives is responsible. The Company agrees to indemnify and hold harmless the Purchaser from any liability for any commission or compensation in the nature of a finder’s or broker’s fee arising out of this transaction (and the costs and expenses of defending against such liability or asserted liability) for which the Company or any of its officers, employees or representatives is responsible.

(c) Survival of Representations and Warranties. All of the representations and warranties contained herein shall survive the FPS Closing.

(d) Entire Agreement. This Agreement, together with any documents, instruments and writings that are delivered pursuant hereto or referenced herein, constitutes the entire agreement and understanding of the parties hereto in respect of its subject matter and supersedes all prior understandings, agreements, or representations by or among the parties hereto, written or oral, to the extent they relate in any way to the subject matter hereof or the transactions contemplated hereby. The parties hereto acknowledge and agree that Holley shall be entitled to specifically enforce the Purchaser’s obligations to purchase the Forward Purchase Securities and shall be entitled to specifically enforce the provisions of this Forward Purchase Agreement, in each case, on the terms and subject to the conditions set forth in this Agreement.

(e) Successors. All of the terms, agreements, covenants, representations, warranties, and conditions of this Agreement are binding upon, and inure to the benefit of and are enforceable by, the parties hereto and their respective successors. Nothing in this Agreement, express or implied, is intended to confer upon any party other than the parties hereto or their respective successors and assigns any rights, remedies, obligations or liabilities under or by reason of this Agreement, except as expressly provided in this Agreement.

(f) Assignments. Except as otherwise specifically provided herein, no party hereto may assign either this Agreement or any of its rights, interests, or obligations hereunder without the prior written approval of the other parties; provided, however, that MidOcean US Advisor, LP (the “Investment Manager”) may assign some or all of the commitments to purchase the Forward Purchase Securities to any other funds managed by the Investment Manager as it determines in its sole discretion, provided that, in the case of any such assignment, Empower Funding LLC remains bound by its obligations with respect thereto in the event that the assignee does not comply with its obligations to purchase the Forward Purchase Securities.

(g) Counterparts. This Agreement may be executed in two or more counterparts, each of which will be deemed an original but all of which together will constitute one and the same instrument.

(h) Headings. The section headings contained in this Agreement are inserted for convenience only and will not affect in any way the meaning or interpretation of this Agreement.

(i) Governing Law. This Agreement, the entire relationship of the parties hereto, and any dispute between the parties (whether grounded in contract, tort, statute, law or equity) shall be governed by, construed in accordance with, and interpreted pursuant to the laws of the State of New York, without giving effect to its choice of laws principles.

(j) Jurisdiction. The parties hereto (i) hereby irrevocably and unconditionally submit to the jurisdiction of the state courts of New York and to the jurisdiction of the United States District Court for the Southern District of New York for the purpose of any suit, action or other proceeding arising out of or based upon this Agreement, (b) agree not to commence any suit, action or other proceeding arising out of or based upon this Agreement except in state courts of New York or the United States District Court for the Southern District of New York, and (c) hereby waive, and agree not to assert, by way of motion, as a defense, or otherwise, in any such suit, action or proceeding, any claim that it is not subject personally to the jurisdiction of the above-named courts, that its property is exempt or immune from attachment or execution, that the suit, action or proceeding is brought in an inconvenient forum, that the venue of the suit, action or proceeding is improper or that this Agreement or the subject matter hereof may not be enforced in or by such court.

(k) WAIVER OF JURY TRIAL. THE PARTIES HERETO HEREBY WAIVE ANY RIGHT TO A JURY TRIAL IN CONNECTION WITH ANY LITIGATION PURSUANT TO THIS AGREEMENT AND THE TRANSACTIONS CONTEMPLATED HEREBY.

(l) Amendments. This Agreement may not be amended, modified or waived as to any particular provision, except with the written consent of the Company, the Purchaser and Holley, as consistent with applicable Law.

(m) Severability. The provisions of this Agreement will be deemed severable and the invalidity or unenforceability of any provision will not affect the validity or enforceability of the other provisions hereof; provided that if any provision of this Agreement, as applied to any party hereto or to any circumstance, is adjudged by a governmental authority, arbitrator, or mediator not to be enforceable in accordance with its terms, the parties hereto agree that the governmental authority, arbitrator, or mediator making such determination will have the power to modify the provision in a manner consistent with its objectives such that it is enforceable, and/or to delete specific words or phrases, and in its reduced form, such provision will then be enforceable and will be enforced.

(n) Expenses. Each of the Company and the Purchaser will bear its own costs and expenses incurred in connection with the preparation, execution and performance of this Agreement and the consummation of the transactions contemplated hereby, including all fees and expenses of agents, representatives, financial advisors, legal counsel and accountants. The Company shall be responsible for the fees of its transfer agent; stamp taxes and all The Depository Trust Company fees associated with the issuance of the Securities and the securities issuable upon conversion or exercise of the Forward Purchase Securities.

(o) Construction. The parties hereto have participated jointly in the negotiation and drafting of this Agreement. If an ambiguity or question of intent or interpretation arises, this Agreement will be construed as if drafted jointly by the parties hereto and no presumption or burden of proof will arise favoring or disfavoring any party hereto because of the authorship of any provision of this Agreement. Any reference to any federal, state, local, or foreign law will be deemed also to refer to law as amended and all rules and regulations promulgated thereunder, unless the context requires otherwise. The words “include,” “includes,” and “including” will be deemed to be followed by “without limitation.” Pronouns in masculine, feminine, and neuter genders will be construed to include any other gender, and words in the singular form will be construed to include the plural and vice versa, unless the context otherwise requires. The words “this Agreement,” “herein,” “hereof,” “hereby,” “hereunder,” and words of similar import refer to this Agreement as a whole and not to any particular subdivision unless expressly so limited. The parties hereto intend that each representation, warranty, and covenant contained herein will have independent significance. If any party hereto has breached any representation, warranty, or covenant contained herein in any respect, the fact that there exists another representation, warranty or covenant relating to the same subject matter (regardless of the relative levels of specificity) which such party hereto has not breached will not detract from or mitigate the fact that such party hereto is in breach of the first representation, warranty, or covenant.

(p) Waiver. No waiver by any party hereto of any default, misrepresentation, or breach of warranty or covenant hereunder, whether intentional or not, may be deemed to extend to any prior or subsequent default, misrepresentation, or breach of warranty or covenant hereunder or affect in any way any rights arising because of any prior or subsequent occurrence.

(q) Confidentiality. Except as may be required by law, regulation or applicable stock exchange listing requirements, unless and until the transactions contemplated hereby and the terms hereof are publicly announced or otherwise publicly disclosed by the Company, the parties hereto shall keep confidential and shall not publicly disclose the existence or terms of this Agreement.

[Signature page follows]

IN WITNESS WHEREOF, the undersigned have executed this Agreement to be effective as of the date first set forth above.

PURCHASER:

EMPOWER FUNDING LLC		Address for Notices:

By:	/s/ Andrew Spring	MidOcean Partners
Name:	Andrew Spring	245 Park Avenue, 38th Floor
Title:	Managing Director of GP of Member	New York, NY 10167
Attn: Andrew Spring

COMPANY:

EMPOWER LTD.

By:	/s/ Matthew Rubel	MidOcean Partners
Name:	Matthew Rubel	245 Park Avenue, 38th Floor
Title:	Chairman and CEO	New York, NY 10167
Attn: Andrew Spring

Number of Forward Purchase Securities:		5,000,000 units (subject to assignment under the terms hereof)
Aggregate Purchase Price for Forward Purchase Securities:		$50,000,000 (subject to assignment under the terms hereof)

Exhibit A

Registration Rights

1.

The Company shall use commercially reasonable efforts to (i) within thirty (30) days after the Business Combination Closing, file a registration statement for a secondary offering (including any successor registration statement covering the resale of the Registrable Securities, a “Resale Shelf”) of (x) the Class A Shares and Warrants (and underlying Class A Shares) comprising the Forward Purchase Securities, (y) any other Class A Shares or Warrants that may be acquired by the Purchaser after the date of this Agreement, including any time after the Business Combination Closing and (z) any other equity security of the Company issued or issuable with respect to the securities referred to in clauses (x) and (y) by way of a share capitalization or share split or in connection with a combination of shares, recapitalization, merger, consolidation or reorganization (collectively, the “Registrable Securities”) for an offering to be made on a continuous basis pursuant to Rule 415 of the Securities Act registering the resale of the Registrable Securities from time to time; provided, that if Form S-3 is unavailable for such a registration, the Company shall register the resale of the Registrable Securities on another appropriate form and undertake to register the Registrable Securities on Form S-3 as soon as such form is available, (ii) cause the Resale Shelf to be declared effective under the Securities Act promptly thereafter, but in no event later than ninety (90) days after the closing of the Business Combination and (iii) maintain the effectiveness of such Resale Shelf with respect to each Purchaser’s Registrable Securities and to ensure the Resale Shelf does not contain a material omission or misstatement, including by way of amendment or other update, as required, until the earlier of (A) the date on which such Purchaser ceases to hold Registrable Securities covered by such Resale Shelf and (B) the date all of such Purchaser’s Registrable Securities covered by the Resale Shelf can be sold publicly without restriction or limitation under Rule 144 under the Securities Act and without the requirement to be in compliance with Rule 144(c)(1) under the Securities Act; and provided, further, with respect to Registrable Securities acquired after the Business Combination Closing, the Company shall only be obligated to amend the Resale Shelf or file a new registration statement that will constitute a Resale Shelf to include such Registrable Securities on two (2) occasions, each upon the written request of the Purchaser with respect to at least 100,000 Registrable Securities.

2.

In the event the Company is prohibited by applicable rule, regulation or interpretation by the staff (“Staff”) of the Securities and Exchange Commission (“SEC”) from registering all of the Registrable Securities on the Resale Shelf or the Staff requires that any Purchaser be specifically identified as an “underwriter” in order to permit such registration statement to become effective, and such Purchaser does not consent in writing to being so named as an underwriter in such registration statement, the Company agrees to promptly (i) inform each of the holders thereof and use its reasonable best efforts to file amendments to the Resale Shelf as required by the SEC and/or (ii) withdraw the Resale Shelf and file a new registration statement (a “New Registration Statement”), on Form S-3, or if Form S-3 is not then available to the Company for such registration statement, on such other form available to register for resale the Registrable Securities as a secondary offering; the number of Registrable Securities to be registered on the Resale Shelf will be reduced on a pro rata basis among all the holders of Registrable Securities to be so included, unless otherwise required by the Staff, so that the number of Registrable Securities to be registered is permitted by Staff and such Purchaser is not required to be named as an “underwriter”; provided, that any Registrable Securities not registered due to this paragraph 2 shall thereafter as soon as allowed by the SEC guidance be registered to the extent the prohibition no longer is applicable.

3.

If at any time the Company proposes to file a registration statement (a “Registration Statement”) on its own behalf, or on behalf of any other Persons who have registration rights (“Other Holders”), relating to an underwritten offering of ordinary shares, or engage in an Underwritten Shelf Takedown (as defined below) off an existing registration statement (a “Company Offering”), then the Company will provide the Purchaser with notice in writing (an “Offer Notice”) at least five (5) Business Days prior to such filing, which Offer Notice will offer to include in the Registration Statement, the Purchaser’s Registrable Securities. Within five (5) Business Days (or, in the case of an Offer Notice delivered to the Purchaser in connection with an Underwritten Shelf Takedown, within three (3) Business Days) after receiving the Offer Notice, a Purchaser may make a written request to the Company to include some or all of such Purchaser’s Registrable Securities in the Registration Statement. If the underwriter(s) for any Company Offering advise the Company that marketing factors require a limitation on the number of securities that may be included in the Company Offering, the number of securities to be so included shall be allocated as follows: (i) first, to the Company and the Other Holders, if any; and (ii) second, to the requesting Purchaser(s).

4.

At any time during which the Company has an effective Resale Shelf with respect to any Purchaser’s Registrable Securities, any such Purchaser may make a written request (which request shall specify the intended method of disposition thereof) (a “Shelf Takedown Request”) to the Company to effect a sale, of all or a portion of the Purchaser’s Registrable Securities that are covered by the Resale Shelf, and the Company shall use commercially reasonable efforts to file, to the extent required by applicable law or regulation, a prospectus supplement (a “Shelf Takedown Prospectus Supplement”) for such purpose as soon as reasonably practicable following receipt of a Shelf Takedown Request. Such Purchaser may request that any such sale be conducted as an underwritten public offering (an “Underwritten Shelf Takedown”).

5.

The determination of whether any offering of Registrable Securities pursuant to the Resale Shelf or a Shelf Takedown Prospectus Supplement will be an Underwritten Shelf Takedown shall be made in the sole discretion of the Purchaser(s), after consultation with the Company, and the Purchaser(s) shall have the right, after consultation with the Company, to determine the plan of distribution, including the price at which the Registrable Securities are to be sold and the underwriting commissions, discounts and fees. The Purchaser(s) shall select the investment banker or bankers and managers to administer the offering, including the lead managing underwriter (provided that such investment banker or bankers and managers shall be reasonably satisfactory to the Company).

6.

In connection with any Underwritten Shelf Takedown, the Company shall enter into such customary agreements and take all such other actions in connection therewith (including those requested by the Purchaser) in order to facilitate the disposition of such Registrable Securities as are reasonably necessary or required, and in such connection enter into a customary underwriting agreement that provides for customary opinions, comfort letters and officer’s certificates and other customary deliverables.

7.

The Company shall pay all fees and expenses incident to the performance of or compliance with its obligation to prepare, file and maintain the Resale Shelf (including the fees of its counsel and accountants). The Company shall also pay all Registration Expenses. For purposes of this paragraph 7, “Registration Expenses” shall mean the out-of-pocket expenses of a Company Offering or an Underwritten Shelf Takedown, including, without limitation, the following: (i) all registration, qualification and filing fees (including fees with respect to filings required to be made with FINRA) and any securities exchange on which the Registrable Securities are then listed; (ii) fees and expenses of compliance with securities or blue sky laws (including reasonable fees and disbursements of one counsel to the underwriters in connection with blue sky qualifications of the Registrable Securities); (iii) printing, messenger, telephone and delivery expenses; (iv) reasonable fees and disbursements of counsel for the Company; (v) reasonable fees and disbursements of all independent registered public accountants of the Company incurred specifically in connection with such Underwritten Shelf Takedown; (vi) reasonable fees and expenses of one legal counsel selected by the Purchaser and (vii) and, for the avoidance of doubt, the Company also shall pay all of its internal expenses (including, without limitation, all salaries and expenses of its officers and employees performing legal or accounting duties), the expense of any annual audit or quarterly review, the expense of any liability insurance and the expenses and fees for listing the securities to be registered on each securities exchange on which similar securities issued by the Company are then listed; provided, that it is understood and agreed that the Company shall not be responsible for any underwriting fees, discounts, selling commissions, underwriter expenses and share transfer taxes relating to the registration and sale of the Purchaser’s Registrable Securities.

8.

The Company may suspend the use of a prospectus included in the Resale Shelf by furnishing to the Purchaser a written notice (“Suspension Notice”) stating that in the good faith judgment of the Company, it would be either (i) prohibited by the Company’s insider trading policy (as if the Purchaser were covered by such policy) or (ii) materially detrimental to the Company and its shareholders for such prospectus to be used at such time. The Company’s right to suspend the use of such prospectus under clause (ii) of the preceding sentence may be exercised for a period of not more than sixty (60) days after the date of such notice to the Purchaser; provided such period may be extended for an additional thirty (30) days with the consent of a majority-in-interest of the holders of Registrable Securities covered by the Resale Shelf; provided further, that such right to suspend the use of a prospectus shall be exercised by the Company not more than once in any twelve (12) month period. A holder of Registrable Securities shall not effect any sales of Registrable Securities pursuant to the Resale Shelf at any time after it has received a Suspension Notice from the Company and prior to receipt of an End of Suspension Notice (as defined below). The holders may recommence effecting sales of the Registrable Securities pursuant to the Resale Shelf following further written notice to such effect (an “End of Suspension Notice”) from the Company to the holders. The Company shall act in good faith to permit any suspension period contemplated by this paragraph to be concluded as promptly as reasonably practicable.

9.

The Purchaser agrees that, except as required by applicable law, the Purchaser shall treat as confidential the receipt of any Suspension Notice (provided that in no event shall such notice contain any material nonpublic information of the Company) hereunder and shall not disclose or use the information contained in such Suspension Notice without the prior written consent of the Company until such time as the information contained therein is or becomes public, other than as a result of disclosure by a holder of Registrable Securities in breach of the terms of this Agreement.

10.

The Company shall indemnify and hold harmless the Purchaser, their directors and officers, partners, members, managers, affiliates, employees, agents, and representatives of the Purchaser and each person, if any, who controls any Purchaser within the meaning of the Securities Act and the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the officers, directors, partners, members, managers, agents, affiliates, employees and investment advisers of each such controlling person (collectively, “Indemnified Persons”), to the fullest extent permitted by applicable law, from and against any losses, claims, damages, liabilities, joint or several, costs (including reasonable costs of preparation and reasonable attorneys’ fees) and expenses, judgments, fines, penalties, interest, settlements or other amounts arising from any and all claims, demands, actions, suits or proceedings, whether civil, criminal, administrative or investigative, in which any Indemnified Person may be involved, or is threatened to be involved, as a party or otherwise, under the Securities Act or otherwise (collectively, “Losses”), promptly as incurred, arising out of, based upon or resulting from any untrue statement or alleged untrue statement of any material fact contained in the Resale Shelf (or any amendment or supplement thereto), the related prospectus, or any amendment or supplement thereto, or arise out of, are based upon or resulting from the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances in which they were made, not misleading; provided, however, that the Company shall not be liable in any such case or to any Indemnified Person to the extent, but only to the extent, that any such Loss arises out of, is based upon or results from an untrue statement or alleged untrue statement or omission or alleged omission or so made in reliance upon or in conformity with information furnished by or on behalf of such Indemnified Person in writing specifically for use in the preparation of the Resale Shelf, the related prospectus, or any amendment or supplement thereto. Such indemnity shall remain in full force and effect regardless of any investigation made by or on behalf of such Indemnified Person, and shall survive the transfer of such securities by the Purchaser or any termination of this Agreement.

11.

The Company’s obligation under paragraph (1) of this Exhibit A is subject to the Purchaser furnishing to the Company in writing such information as the Company reasonably requests for use in connection with the Resale Shelf, the related prospectus, or any amendment or supplement thereto. Each Purchaser shall severally, and not jointly with any other selling shareholder named in the Resale Shelf, indemnify the Company, its officers, directors, managers, employees, agents and representatives, and each person who controls the Company (within the meaning of the Securities Act) against any losses, claims, damages, liabilities and expenses resulting from any untrue statement or alleged untrue statement of material fact contained in the Resale Shelf, the related prospectus, or any amendment or supplement thereto or any omission or alleged omission of a material fact required to be stated therein or necessary to make the statements therein not misleading, but only to the extent that such untrue statement or omission is contained in any information so furnished in writing by such Purchaser expressly for inclusion in such document; provided that the obligation to indemnify shall be individual, not joint and several, for each Purchaser and shall be limited to the net amount of proceeds received by such Purchaser from the sale of Registrable Securities pursuant to the Resale Shelf.

12.

The Company shall cooperate with the Purchaser, to the extent the Registrable Securities become freely tradable, to facilitate the timely preparation and delivery of certificates (not bearing any restrictive legend) representing the Registrable Securities to be offered pursuant to a Resale Shelf and enable such certificates to be in such denominations or amounts, as the case may be, as the Purchaser may reasonably request and registered in such names as the Purchaser may request.

13.

If requested by any Purchaser, the Company shall as soon as practicable, subject to any Suspension Notice, (i) incorporate in a prospectus supplement or post-effective amendment such information as the Purchaser reasonably requests to be included therein relating to the sale and distribution of Registrable Securities, including, without limitation, information with respect to the number of Registrable Securities being offered or sold, the purchase price being paid therefor and any other terms of the offering of the Registrable Securities to be sold in such offering; (ii) make all required filings of such prospectus supplement or post-effective amendment after being notified of the matters to be incorporated in such prospectus supplement or post-effective amendment; and (iii) supplement or make amendments to any Registration Statement if reasonably requested by the Purchaser holding any Registrable Securities.

14.

As long as any Purchaser shall own Registrable Securities, the Company, at all times while it shall be reporting under the Exchange Act shall file timely (or obtain extensions in respect thereof and file within the applicable grace period) all reports required to be filed by the Company after the date hereof pursuant to Sections 13(a) or 15(d) of the Exchange Act and shall promptly furnish the Purchaser with true and complete copies of all such filings, unless filed through the SEC’s EDGAR system. The Company further covenants that it shall take such further action as the Purchaser may reasonably request, all to the extent required from time to time, to enable the Purchaser to sell the Class A Shares held by the Purchaser without registration under the Securities Act within the limitation of the exemptions provided by Rule 144 promulgated under the Securities Act, including providing any legal opinions. Upon the request of any Purchaser, the Company shall deliver to the Purchaser a written certification of a duly authorized officer as to whether it has complied with such requirements.

15.

The rights, duties and obligations of any Purchaser under this Exhibit A may be assigned or delegated by such Purchaser in conjunction with and to the extent of any transfer or assignment of Registrable Securities by such Purchaser to any transferee or assignee.

Annex J

STOCKHOLDERS’ AGREEMENT

This Stockholders’ Agreement (this “Agreement”) is made as of [                ], 2021, by and among Holley Inc., a Delaware corporation (the “Company”) (f/k/a Empower Ltd., a Cayman Islands exempted company), Holley Parent Holdings, LLC, a Delaware limited liability company (the “Holley Stockholder”), Sentinel Capital Partners V, L.P., a Delaware limited partnership (“SCP V”), Sentinel Capital Partners V-A, L.P., a Delaware limited partnership (“SCP V-A”), Sentinel Capital Investors V, L.P., a Delaware limited partnership (“SCI V” and, together with SCP V and SCPV-A, the “Holley Investors” and, together with the Holley Stockholder, the “Holley Parties”), Empower Sponsor Holdings LLC, a Delaware limited liability company (the “Sponsor”), MidOcean Partners V, L.P. (“Sponsor Affiliate Fund I”), MidOcean Partners V Executive, L.P. (“Sponsor Affiliate Fund II”, together with Sponsor Affiliate Fund I, the “Sponsor Investors” and, together with the Sponsor, the “Sponsor Group”) (the Sponsor Group, together with the Holley Parties and any individual or entity who hereafter becomes a party to this Agreement pursuant to Section 13, the “Parties” and each a “Party”).

RECITALS

WHEREAS, the Company has entered into that certain Agreement and Plan of Merger, dated as of March 11, 2021 (as it may be amended or supplemented from time to time, the “Merger Agreement”), by and among the Company, Empower Merger Sub I, Inc., Empower Merger Sub II LLC, and Holley Intermediate Holdings, Inc. (“Holley Intermediate”);

WHEREAS, in connection with the Merger Agreement and the transactions contemplated therein (the “Transactions”), the Company and the Parties have entered into a Registration Rights Agreement, dated as of the date hereof (as it may be amended, restated or supplemented from time to time, the “Registration Rights Agreement”); and

WHEREAS, as of immediately following the Closing each of the Parties Beneficially Owns (as defined below) the respective number of shares of Common Stock, par value $0.0001 per share, of the Company, set forth on Annex A hereto.

NOW THEREFORE, in consideration of the foregoing and of the promises and covenants contained herein, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

AGREEMENT

1. Definitions. Capitalized terms used herein but not defined in this Agreement shall have the meanings ascribed to them in the Merger Agreement. In addition to the terms defined elsewhere in this Agreement, the following terms shall have the meanings indicated when used in this Agreement with initial capital letters:

“Affiliate” has the meaning ascribed to such term in Rule 12b-2 of the General Rules and Regulations under the Exchange Act.

“Beneficially Own” has the meaning set forth in Rule 13d-3 promulgated under the Exchange Act; provided, that solely for purposes of (a) Section 3.a.i and Section 13.b solely with respect to the Holley Investors, and (b) solely for purposes of Section 3.a.ii and Section 13.b solely with respect to the Sponsor Investors, “Beneficially Own” has the meaning set forth in Section 16a-1(a)(2) of the Exchange Act. “Beneficially Owns,” “Beneficially Owned,” and “Beneficial Ownership” shall have correlative meanings.

“Necessary Action” means, with respect to any Party and a specified result, all actions (to the extent such actions are not prohibited by applicable law and within such Party’s control, and in the case of any action that requires a vote or other action on the part of the Board, to the extent such action is consistent with fiduciary duties that the Company’s directors may have in such capacity) necessary or desirable to cause such result, including (i) calling special meetings of stockholders, (ii) voting or providing a written consent or proxy, if applicable in each case, with respect to all Voting Shares, (iii) causing the adoption of stockholders’ resolutions and amendments to the Organizational Documents, (iv) executing agreements and instruments, (v) making, or causing to be made, with Governmental Authorities, all filings, registrations or similar actions that are required to achieve such result and (vi) nominating certain Persons for election to the Board in connection with the annual or special meeting of stockholders of the Company.

“Organizational Documents” means (i) the certificate of incorporation of the Company, as in effect on the Closing Date, as the same may be amended or restated from time to time, and (ii) the bylaws of the Company, as in effect on the Closing Date, as the same may be amended from time to time.

“Sponsor Agreement” means that certain Sponsor Agreement, dated as of March 11, 2021, by and among the Sponsor, the Company and Holley Intermediate, as amended or modified from time to time.

“Voting Shares” means all securities of the Company that may be voted in the election of the Company’s directors that are Beneficially Owned by such Party, including any and all securities of the Company acquired and held in such capacity subsequent to the date hereof.

2. Agreement to Vote. Each Party, severally and not jointly, agrees with the Company to, from the date hereof until the date on which such Party no longer has the right to designate a director to the Board under this Agreement, cause all Voting Shares such Person has the right to vote as of the applicable record date, to be present in person or by proxy for quorum purposes and to be voted (to the extent not prohibited by the Organizational Documents) at any meeting of stockholders or at any adjournments or postponements thereof, and to consent in connection with any action by written consent in lieu of a meeting in favor of each director nominated in accordance with Section 3.a for election at any such meeting or through any such written consent. Each Party, severally and not jointly, agrees with the Company not to take, directly or indirectly, any action (a) to remove any director (other than a director nominated by such person) from office unless such removal is for cause or if the applicable Party nominating such director is no longer entitled to nominate such director pursuant to Section 3.a, or (b) that would frustrate, obstruct or otherwise affect the provisions of this Agreement and the intention of the parties hereto with respect to the composition of the Board as herein stated.

3. Board of Directors.

a. Board Representation. Each Party, severally and not jointly, agrees with the Company to take all Necessary Action to cause (x) the Board to be comprised of seven (7) directors and (y) those individuals to be nominated in accordance with this Article 3, initially:

i. three of whom (the “Sentinel Designees” and each a “Sentinel Designee”) have been nominated by the Holley Stockholder, initially designated as set forth on Exhibit 3(a) hereto, and thereafter designated pursuant to this Section 3.a.i or Section 3.d.ii, as applicable, and; provided that for so long as the Holley Stockholder has the right to designate two or more Sentinel Designees, one of the Sentinel Designees must qualify as an “independent director” under stock exchange regulations applicable to the Company; provided, further, that only for so long as the Holley Investors Beneficially Own a number of Voting Shares representing at least the percentage set forth below of the number of Voting Shares Beneficially Owned by the Holley Investors immediately after the Closing shown below, the Company shall, and the Parties shall, take all Necessary Action to include in the slate of nominees recommended by the Board for election as directors at each applicable annual or special meeting of stockholders of the Company, including at every adjournment or postponement thereof, at which directors are to be elected, that number of individuals designated by the Holley Stockholder that, if elected, will result in the Holley Stockholder having the number of directors serving on the Board that is shown in the column labeled “Number of Sentinel Designees” below; provided, further, that, notwithstanding anything in this Agreement to the contrary, after the number of Sentinel Designees is reduced because the percentage of Voting Shares Beneficially Owned by the Holley Investors is reduced, the Holley Stockholder cannot subsequently increase the number of Sentinel Designees entitled to be designated as a result of the acquisition of Beneficial Ownership of additional Voting Shares by the Holley Investors:

Voting Shares Beneficially Owned by the Holley Investors as a Percentage of the Voting Shares Held by the Holley Investors immediately after the Closing	Number of Sentinel Designees
[ ]% or greater	3
[ ]% or greater, up to but not including [ ]%	2
[ ]% or greater, up to but not including [ ]%	1
Less than [ ]%	0

ii. two of whom (the “Sponsor Designees” and each a “Sponsor Designee”) have been initially designated as set forth on Exhibit 3(a) hereto, and thereafter designated pursuant to this Section 3.a.ii or Section 3.d.iii, as applicable; provided, that, only for so long as the Sponsor Investors Beneficially Own a number of Voting Shares representing at least the percentage set forth below of the number of Voting Shares Beneficially Owned by the Sponsor Investors immediately after the Closing shown below, the Company shall, and the Parties shall, take all Necessary Action to include in the slate of nominees recommended by the Board for election as directors at each applicable annual or special meeting of stockholders of the Company, including at every adjournment or postponement thereof, at which directors are to be elected, that number of individuals designated by the Sponsor that, if elected, will result in the Sponsor having the number of directors serving on the Board that is shown in the column labeled “Number of Sponsor Designees” below; provided, further, that, notwithstanding anything in this Agreement to the contrary, but subject in all respects to the last sentence of this Section 3.a.ii, after the number of Sponsor Designees is reduced because the percentage of Voting Shares Beneficially Owned by the Sponsor Investors is reduced, the Sponsor cannot subsequently increase the number of Sponsor Designees entitled to be designated as a result of the acquisition of Beneficial Ownership of additional Voting Shares by the Sponsor Investors. Notwithstanding the foregoing, when calculating the percentage of Voting Shares Beneficially owned by the Sponsor Investor on any date of determination, each of the number of Voting Shares held on such date of determination and the number of Voting Shares Beneficially owned by the Sponsor Investors immediately after the Closing shall be deemed to include any Earn-out Shares (as defined in the Sponsor Agreement) vested in accordance with the Sponsor Agreement as of such date of determination:

Voting Shares Beneficially Owned by the Sponsor Investors as a Percentage of the Voting Shares Beneficially Owned by the Sponsor Investors immediately after the Closing	Number of Sponsor Designees
50% or greater	2
25% or greater, up to but not including 50%	1
Less than 25%	0

iii. one of whom (the “Other Designee”, together with the Sentinel Designees and the Sponsor Designees, the “Designees”) has been initially designated as set forth on Exhibit 3(a) hereto and shall thereafter be designated as determined by the Board; provided, that the Other Designee must qualify (1) in the determination of the Board as an “independent director” under stock exchange regulations applicable to the Company and (2) as an “audit committee financial expert” within the meaning of U.S. Securities and Exchange Commission Regulation S-K.

iv. one of whom (the “CEO Director”) shall be the individual serving as the Chief Executive Officer of the Company and who is initially set forth on Exhibit 3(a) hereto.

b. At and following the Effective Time, each Party, severally and not jointly, agrees to take all Necessary Action to cause the directors named in Section 3.a to be divided into three classes of directors, with each class serving for staggered three year-terms as follows:

i. the class I directors shall initially include one (1) Sentinel Designee and one (1) Sponsor Designee;

ii. the class II directors shall initially include one (1) Sentinel Designee and one (1) Sponsor Designee; and

iii. the class III directors shall initially include one (1) Sentinel Designee; the Other Designee and the CEO Director.

The initial term of the class I directors shall expire immediately following the Company’s first annual meeting of stockholders following the consummation of the Merger. The initial term of the class II directors shall expire immediately following the Company’s second annual meeting of stockholders following the consummation of the Merger. The initial term of the class III directors shall expire immediately following the Company’s third annual meeting of stockholders following the consummation of the Merger.

c. Decrease in Designees.

i. Upon any decrease in the number of directors that the Holley Stockholder or the Sponsor is entitled to designate for nomination to the Board, the Holley Parties or the Sponsor Group, as applicable shall take all Necessary Action to cause the appropriate number of Designees to offer to tender their resignation, effective as of the next annual meeting of stockholders of the Company. Any Designee resigning pursuant to this Section 3.c shall be permitted to continue serving as a director until the next annual meeting of stockholders of the Company.

ii. If as a result of the provisions of Section 3.a.i or (ii) there are seats on the Board for which none of the Holley Stockholder or the Sponsor have the right to designate a director, the selection of such director shall be conducted in accordance with applicable law and with the Organizational Documents of the Company, and the other corporate governance documents of the Company. Notwithstanding the foregoing, the Compensation, Nominating and Corporate Governance Committee may, in its sole discretion and with the express written consent of such individual, recommend for nomination a Sentinel Designee or Sponsor Designee that has tendered his or her resignation pursuant to this Section 3.

d. Resignation; Removal; Vacancies.

i. Any director may resign at any time upon written notice to the Board.

ii. (A) the Holley Stockholder shall have the exclusive right to remove one or more of the Sentinel Designees from the Board for a reason other than for cause, and the Company and the Parties shall take all Necessary Action to cause the removal of any such Sentinel Designee(s) at the written request of the Holley Stockholder and (B) the Holley Stockholder shall have the exclusive right, in accordance with Subsection 3.a.i, to designate directors for election to the Board to fill vacancies created by reason of death, removal, disqualification or resignation of Sentinel Designees, and the Company and the Parties shall take all Necessary Action to cause any such vacancies to be filled by replacement Sentinel Designees as promptly as reasonably practicable. Notwithstanding anything to the contrary in this Subsection 3.d.ii, the Holley Stockholder shall not have the right to designate a replacement Sentinel Designee, and the Company and the Parties shall not be required to take any action to cause any vacancy to be filled by any such Sentinel Designee, to the extent that election or appointment of such Sentinel Designee to the Board would result in a number of directors designated by the Holley Stockholder in excess of the number of directors that the Holley Stockholder is then entitled to designate as nominees for membership on the Board pursuant to this Agreement.

iii. (A) The Sponsor shall have the exclusive right to remove one or more of the Sponsor Designees from the Board for a reason other than for cause, and the Company and the Parties shall take all Necessary Action to cause the removal of any such Sponsor Designee(s) at the written request of the Sponsor and (B) the Sponsor shall have the exclusive right, in accordance with Subsection 3.a.ii, to designate directors for election to the Board to fill vacancies created by reason of death, removal, disqualification or resignation of Sponsor Designees, and the Company and the Parties shall take all Necessary Action to cause any such vacancies to be filled by replacement Sponsor Designees as promptly as reasonably practicable. Notwithstanding anything to the contrary in this Subsection 3.d.iii, the Sponsor shall not have the right to designate a replacement Sponsor Designee, and the Company and the Parties shall not be required to take any action to cause any vacancy to be filled by any such Sponsor Designee, to the extent that election or appointment of such Sponsor Designee to the Board would result in a number of directors designated by the Sponsor in excess of the number of directors that the Sponsor is then entitled to designate as nominees for membership on the Board pursuant to this Agreement.

iv. Until the third annual meeting of stockholders following the consummation of the Merger, no Party shall take any action to cause the removal of the Other Designee unless such removal is for cause.

v. If at any time a Person serving as the CEO Director ceases to be the Chief Executive Officer of the Company, the Company and each Party shall take all Necessary Action to cause the removal of such Person as the CEO Director and, at such time as a succeeding Chief Executive Officer is appointed by the Board, the appointment or election of such Person as the CEO Director.

e. Committees.

i. In accordance with the Organizational Documents and other corporate governance documents of the Company, the Board may from time to time by vote or resolution establish and maintain one or more committees of the Board, each committee to consist of one or more Designees. Subject to applicable laws, stock exchange regulations and applicable listing requirements, the Holley Stockholder and the Sponsor shall each, severally, have the right to have one Sentinel Designee and Sponsor Designee, respectively, appointed to serve on each committee of the Board for so long as the Holley Stockholder or the Sponsor, as applicable, has the right to designate at least two directors for election to the Board. The Parties and the Company shall take all Necessary Action to cause the initial composition of certain committees of the Board to be agreed between the Holley Parties, the Sponsor Group and the Company. The Board may dissolve any committee or remove any member of a committee at any time, provided that, (x) for so long as the Holley Stockholder has the right to designate at least two directors for election to the Board, following any such removal, the Holley Stockholder shall have the right to maintain at least one Sentinel Designee serving on such committee and (y) for so long as the Sponsor has the right to designate at least two directors for election to the Board, following any such removal, the Sponsor shall have the right to maintain at least one Sponsor Designee serving on such committee.

f. Chairperson. Each Party, severally and not jointly, agrees with the Company to take all Necessary Action to cause the initial Chairperson of the Board to be Matt Rubel. Following the earlier to occur of (i) Mr. Rubel’s resignation or removal from the Board or resignation as Chairperson of the Board and (ii) the expiration of Mr. Rubel’s initial term, the Board will have the right to select the director that will serve as the Chairperson.

4. Representations and Warranties of each Party. Each Party on its own behalf hereby represents and warrants to the Company and each other Party, severally and not jointly, as of the date of this Agreement, as follows:

a. Organization; Authority. If such Party is a legal entity, such Party (i) is duly incorporated or organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation or organization and (ii) has all requisite power and authority to enter into this Agreement and to perform its obligations hereunder. If such Party is a natural person, such Party has the legal capacity to enter into this

Agreement and perform his or her obligations hereunder. If such Party is a legal entity, this Agreement has been duly authorized, executed and delivered by such Party. This Agreement constitutes a valid and binding obligation of such Party enforceable in accordance with its terms, except as enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ rights generally and by general principles of equity (regardless of whether considered in a proceeding in equity or at law).

b. No Consent. Except as provided in this Agreement, no consent, approval or authorization of, or designation, declaration or filing with, any Governmental Authority or other Person on the part of such Party is required in connection with the execution, delivery and performance of this Agreement, except where the failure to obtain such consents, approvals, authorizations or to make such designations, declarations or filings would not materially interfere with a Party’s ability to perform his, her or its obligations pursuant to this Agreement. If such Party is a natural person, no consent of such Party’s spouse is necessary under any “community property” or other laws for the execution and delivery of this Agreement or the performance of such Party’s obligations hereunder. If such Party is a trust, no consent of any beneficiary is required for the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby.

c. No Conflicts; Litigation. Neither the execution and delivery of this Agreement, nor the consummation of the transactions contemplated hereby, nor compliance with the terms hereof, will (A) if such Party is a legal entity, conflict with or violate any provision of the organizational documents of such Party, or (B) violate, conflict with or result in a breach of, or constitute a default (with or without notice or lapse of time or both) under any provision of, any trust agreement, loan or credit agreement, note, bond, mortgage, indenture, lease or other agreement, instrument, permit, concession, franchise, license, judgment, order, notice, decree, statute, law, ordinance, rule or regulation applicable to such Party or to such Party’s property or assets, except, in the case of clause (B), that would not reasonably be expected to impair, individually or in the aggregate, such Party’s ability to fulfill its obligations under this Agreement. As of the date of this Agreement, there is no Action pending or, to the knowledge of a Party, threatened, against such Party or any of such Party’s Affiliates or any of their respective assets or properties that would materially interfere with such Party’s ability to perform his, her or its obligations pursuant to this Agreement or that would reasonably be expected to prevent, enjoin, alter or delay any of the transactions contemplated by this Agreement.

d. Ownership of Shares. Such Party Beneficially Owns his, her or its Voting Shares free and clear of all Encumbrances. Except pursuant to this Agreement, the Merger Agreement and the Registration Rights Agreement, there are no options, warrants or other rights, agreements, arrangements or commitments of any character to which such Party is a party relating to the pledge, acquisition, disposition, transfer or voting of Voting Shares and there are no voting trusts or voting agreements with respect to the Voting Shares. Such Party does not Beneficially Own (i) any shares of capital stock of the Company other than the Voting Shares set forth on Annex A and (ii) any options, warrants or other rights to acquire any additional shares of capital stock of the Company or any security exercisable for or convertible into shares of capital stock of the Company, other than as set forth on Annex A (collectively, “Options”).

5. Covenants of the Company.

a. The Company shall: (i) take any and all action reasonably necessary to effect the provisions of this Agreement and the intention of the parties with respect to the terms of this Agreement; (ii) not take any action, including entering into any agreement, that violates or is inconsistent with, or would reasonably be expected to adversely frustrate, obstruct or otherwise affect the rights of the Holley Parties under, this Agreement without the prior written consent of the Holley Parties; and (iii) not take any action, including entering into any agreement, that violates or is inconsistent with, or would reasonably be expected to adversely frustrate, obstruct or otherwise affect the rights of the Sponsor Group under, this Agreement without the prior written consent of the Sponsor Group.

b. The Company shall (i) purchase and maintain in effect at all times directors’ and officers’ liability insurance in an amount and pursuant to terms determined by the Board to be reasonable and customary, (ii) for so long as any director nominated pursuant to this Agreement serves as a director on the Board, maintain such coverage with respect to such director, and (iii) cause the Organizational Documents of the Company (each as may be further amended, modified and/or supplemented) to at all times provide for the indemnification, exculpation and advancement of expenses of all directors of the Company to the fullest extent permitted under applicable law; provided, that upon removal or resignation of any director for any reason, the Company shall take all actions reasonable necessary to extend such directors’ and officers’ liability insurance coverage for a period of not less than six (6) years from any such event in respect of any act or omission occurring at or prior to such event.

c. The Company shall pay all reasonable out-of-pocket expenses incurred by the directors in connection with the performance of his or her duties as a director and in connection with his or her attendance at any meeting of the Board. The Company shall enter into customary indemnification agreements with each director and officer of the Company at the Closing and from time to time thereafter.

6. No Other Voting Trusts or Other Arrangement. Each Party shall not, and shall not permit any entity under Party’s control to (i) deposit any Voting Shares or any interest in any Voting Shares in a voting trust, voting agreement or similar agreement, (ii) grant any proxies, consent or power of attorney or other authorization or consent with respect to any of the Voting Shares or (iii) subject any of the Voting Shares to any arrangement with respect to the voting of the Voting Shares, in each case, that conflicts with or prevents the implementation of this Agreement.

7. Additional Shares. Each Party agrees that all securities of the Company that may vote in the election of the Company’s directors that such Party purchases, acquires the right to vote or otherwise acquires Beneficial Ownership of (including by the exercise or conversion of any security exercisable or convertible for Voting Shares) after the execution of this Agreement shall be subject to the terms of this Agreement and shall constitute Voting Shares for all purposes of this Agreement.

8. No Agreement as Director or Officer. Each Party is signing this Agreement solely in his, her or its capacity as a stockholder of the Company. No Party makes any agreement or understanding in this Agreement in such Party’s capacity as a director or officer of the Company or any of its Subsidiaries (if such Party holds such office). Nothing in this Agreement will limit or affect any actions or omissions taken by a Party in his, her or its capacity as a director or officer of the Company, and no actions or omissions taken in such Party’s capacity as a director or officer shall be deemed a breach of this Agreement. Nothing in this Agreement will be construed to prohibit, limit or restrict a Party from exercising his or her fiduciary duties as an officer or director to the Company or its stockholders.

9. Specific Enforcement. It is agreed and understood that monetary damages would not adequately compensate an injured Party for the breach of this Agreement by any party hereto and, accordingly, that this Agreement shall be specifically enforceable, in addition to any other remedy to which such injured Party is entitled at law or in equity, and that any breach of this Agreement shall be the proper subject of a temporary or permanent injunction or restraining order. Further, each Party hereto waives any claim or defense that there is an adequate remedy at law for such breach or threatened breach or an award of specific performance is not an appropriate remedy for any reason at law or equity and agrees that a Party’s rights would be materially and adversely affected if the obligations of the other Parties under this Agreement were not carried out in accordance with the terms and conditions hereof. Each Party further agrees that no Party shall be required to obtain, furnish or post any bond or similar instrument in connection with or as a condition to obtain any remedy referred to in this Section 9, and each Party irrevocably waives any right it may have to require the obtaining, furnishing or posting of any such bond or similar instrument.

10. Termination. Following the Closing, (a) Sections 2, 3, and 5 of this Agreement shall terminate automatically (without any action by any party hereto) on the first date on which no Party has the right to designate a director to the Board under this Agreement; provided, that the provisions in Section 5.b shall survive such termination and (b) the remainder of this Agreement shall terminate automatically (without any action by any party hereto) as to each of the Holley Parties, on the one hand, and the Sponsor Group, on the other hand, when such Party ceases to have the right to designate any directors.

11. Amendments and Waivers. Any provision of this Agreement may be amended or waived if, but only if, such amendment or waiver is in writing and is signed by the Company, the Holley Parties and the Sponsor Group. No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by law.

12. Stock Splits, Stock Dividends, etc. In the event of any stock split, stock dividend, recapitalization, reorganization or the like, any securities issued with respect to Voting Shares held by the Parties shall become Voting Shares for purposes of this Agreement. During the term of this Agreement, all dividends and distributions payable in cash with respect to the Voting Shares shall be paid, as applicable, to each of the undersigned Parties and all dividends and distributions payable in Voting Shares shall become Voting Shares for purposes of this Agreement.

13. Assignment.

a. Neither this Agreement nor any of the rights, duties, interests or obligations of the Company hereunder shall be assigned or delegated by the Company in whole or in part.

b. Except as otherwise permitted pursuant to this Agreement, no Party may assign, directly or indirectly, such Party’s rights and obligations under this Agreement, in whole or in part, without the prior written consent of the other Parties; provided, that, each Party shall be entitled to assign (solely in connection with a transfer of Voting Shares) to any of its Affiliates in connection with a transfer of Voting Shares, without such prior written consent, all (but not less than all) of its rights and obligations hereunder; provided, further, that so long as a Party Beneficially Owns any Voting Shares, the obligations set forth in Section 3.a and Section 3.b shall continue to apply to such Party.

c. This Agreement and the provisions hereof shall, subject to Section 13.b, inure to the benefit of, shall be enforceable by and shall be binding upon the respective assigns and successors in interest of the Parties, including with respect to any of such Party’s Voting Shares that are transferred to an Affiliate thereof in accordance with the terms of this Agreement.

d. No assignment in accordance with this Section 13 by any Party hereto (including pursuant to a transfer of any Party’s Voting Shares) of such party’s rights, duties and obligations hereunder shall be binding upon or obligate the Company or any other Party hereto unless and until each of the other Parties hereto shall have received (i) written notice of such assignment as provided in Section 19 and (ii) the executed written agreement of the assignee, in a form reasonably satisfactory to each of the other Parties hereto, to be bound by the terms and provisions of this Agreement (which may be accomplished by an addendum or certificate of joinder to this Agreement) as fully as if it were an initial signatory hereto. Each Party shall not permit the transfer of any such Party’s Voting Shares to an Affiliate thereof unless and until the person to whom such securities are to be transferred has executed a written agreement as provided in clause (ii) of the preceding sentence.

e. Any transfer or assignment made other than as provided in this Section 13 shall be null and void.

14. Other Rights. Except as provided by this Agreement, each Party shall retain the full rights of a holder of shares of capital stock of the Company with respect to the Voting Shares, including the right to vote the Voting Shares subject to this Agreement.

15. Severability. In the event that any provision of this Agreement shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

16. Governing Law; Venue. NOTWITHSTANDING THE PLACE WHERE THIS AGREEMENT MAY BE EXECUTED BY ANY OF THE PARTIES HERETO, THE PARTIES EXPRESSLY AGREE THAT (1) THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED UNDER THE LAWS OF THE STATE OF NEW YORK AS APPLIED TO AGREEMENTS AMONG NEW YORK RESIDENTS ENTERED INTO AND TO BE PERFORMED ENTIRELY WITHIN NEW YORK AND (2) THE VENUE FOR ANY ACTION TAKEN WITH RESPECT TO THIS AGREEMENT SHALL BE ANY STATE OR FEDERAL COURT IN NEW YORK COUNTY IN THE STATE OF NEW YORK.

17. TRIAL BY JURY. EACH PARTY HERETO ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND, THEREFORE, EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT TO ANY ACTION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT.

18. Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original and all of which together shall constitute one instrument.

19. Notices. Any notices provided pursuant to this Agreement shall be in writing and given by (i) deposit in the United States mail, addressed to the party to be notified, postage prepaid and registered or certified with return receipt requested, (ii) delivery in person or by courier service providing evidence of delivery, or (iii) transmission by electronic mail. Notices provided pursuant to this Agreement shall be provided, (x) if to the Company, in accordance with the terms of the Merger Agreement, (y) if to any other party hereto, to the address or email address, as applicable, of such party set forth on Annex A hereto, or (z) to any other address or email address, as a party designates in writing to the other parties in accordance with this Section 19.

20. Entire Agreement. This Agreement, together with the Merger Agreement, the Ancillary Agreements and the Registration Rights Agreement, constitutes the full and entire understanding and agreement among the parties, and supersedes any prior agreement or understanding among the parties, with regard to the subject matter hereof, and no party shall be liable or bound to any other party in any manner by any warranties, representations or covenants except as specifically set forth herein.

21. Sponsor Group Representative. Notwithstanding anything in this Agreement to the contrary, all decisions, actions, consents and instructions by [                ] (the “Sponsor Group Representative”) under this Agreement shall be binding upon each member of the Sponsor Group, and no such member of the Sponsor Group shall have the right to object to, dissent from, protest or otherwise contest the same. The Holley Parties shall be entitled to rely on any such decision, action, consent or instruction of the Sponsor Group Representative as being the decision, action, consent or instruction of such Sponsor Party, and the Holley Parties are hereby relieved from any liability to any Person for acts done in accordance with any such decision, act, consent or instruction. Upon dissolution of Sponsor, the rights of Sponsor set forth in this Agreement shall become the rights of the Sponsor Investors and all references to Sponsor herein shall be read and interpreted as reference to Sponsor Group Representative.

[Remainder of page intentionally left blank; signature pages follow]

IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the date first above written.

THE COMPANY:

HOLLEY INC.

By:
Name:
Title:

HOLLEY STOCKHOLDER:

HOLLEY PARENT HOLDINGS, LLC

By:
Name:
Title:

HOLLEY INVESTORS:

SENTINEL CAPITAL PARTNERS V, L.P.
By:	Sentinel Partners V, L.P., its General Partner
By:	Sentinel Managing Company V, Inc., its General Partner

By:
Name:
Title:

SENTINEL CAPITAL PARTNERS V-A, L.P.
By:	Sentinel Partners V, L.P., its General Partner
By:	Sentinel Managing Company V, Inc., its General Partner

By:
Name:
Title:

SENTINEL CAPITAL INVESTORS V, L.P.
By:	Sentinel Partners V, L.P., its General Partner
By:	Sentinel Managing Company V, Inc., its General Partner

By:
Name:
Title:

SPONSOR:

EMPOWER SPONSOR HOLDINGS LLC

By:
Name:
Title:

SPONSOR INVESTORS:

MIDOCEAN PARTNERS V, L.P.

By:
Name:
Title:

MIDOCEAN PARTNERS V EXECUTIVE, L.P.

By:
Name:
Title:

Annex A

Voting Shares

Holder	Address	Shares of Common Stock	Warrants	Options	Other Voting Shares/Rights to Acquire Voting Shares
Holley Parent Holdings, LLC.

Holley Parent Holdings, LLC.

c/o Sentinel Capital Partners, L.L.C.

330 Madison Ave, 27th Floor

New York, NY 10017

Attention: James Coady

Owen Basham

Vincent Taurassi

Email: coady@sentinelpartners.com

basham@sentinelpartners.com

taurassi@sentinelpartners.com

with copies to (which shall not constitute notice):

Willkie Farr & Gallagher LLP

787 Seventh Avenue

New York, New York 10005

Attention: William H. Gump

Cristopher Greer

Claire E. James

Email: wgump@willkie.com

cgreer@willkie.com

cejames@willkie.com

[ ]
Sentinel Capital Partners V, L.P.

Sentinel Capital Partners V, L.P.

c/o Sentinel Capital Partners, L.L.C.

330 Madison Ave, 27th Floor

New York, NY 10017

Attention: James Coady

Owen Basham

Vincent Taurassi

Email: coady@sentinelpartners.com

basham@sentinelpartners.com

taurassi@sentinelpartners.com

with copies to (which shall not constitute notice):

Willkie Farr & Gallagher LLP

787 Seventh Avenue

New York, New York 10005

Attention: William H. Gump

Cristopher Greer

Claire E. James

Email: wgump@willkie.com

cgreer@willkie.com

cejames@willkie.com

[ ][1]

[1]	Represents an indirect beneficial ownership interest in shares of Common Stock directly held by Holley Parent Holdings, LLC.

Holder	Address	Shares of Common Stock	Warrants	Options	Other Voting Shares/Rights to Acquire Voting Shares
Sentinel Capital Partners V-A, L.P.

Sentinel Capital Partners V-A, L.P.

c/o Sentinel Capital Partners, L.L.C.

330 Madison Ave, 27th Floor

New York, NY 10017

Attention: James Coady

Owen Basham

Vincent Taurassi

Email: coady@sentinelpartners.com

basham@sentinelpartners.com

taurassi@sentinelpartners.com

with copies to (which shall not constitute notice):

Willkie Farr & Gallagher LLP

787 Seventh Avenue

New York, New York 10005

Attention: William H. Gump

Cristopher Greer

Claire E. James

Email: wgump@willkie.com

cgreer@willkie.com

cejames@willkie.com

[ ][2]
Sentinel Capital Investors V, L.P.

Sentinel Capital Investors V, L.P.

c/o Sentinel Capital Partners, L.L.C.
330 Madison Ave, 27th Floor
New York, NY 10017
Attention: James Coady

Owen Basham

Vincent Taurassi

Email: coady@sentinelpartners.com

basham@sentinelpartners.com

taurassi@sentinelpartners.com

with copies to (which shall not constitute notice):

Willkie Farr & Gallagher LLP

787 Seventh Avenue

New York, New York 10005

Attention: William H. Gump

Cristopher Greer

Claire E. James

Email: wgump@willkie.com

cgreer@willkie.com

cejames@willkie.com

[ ][3]

[2]	Represents an indirect beneficial ownership interest in shares of Common Stock directly held by Holley Parent Holdings, LLC.
[3]	Represents an indirect beneficial ownership interest in shares of Common Stock directly held by Holley Parent Holdings, LLC.

[Annex A]

Holder	Address	Shares of Common Stock	Warrants	Options	Other Voting Shares/Rights to Acquire Voting Shares
Empower Sponsor Holdings LLC

c/o MidOcean Partners LP

245 Park Avenue, 38th Floor

New York, NY 10167

Attention: Matthew Rubel

Graham Clempson

Andrew Spring

Email: mrubel@midoceanpartners.com

gclempson@midoceanpartners.com

aspring@midoceanpartners.com

with copies to (which shall not constitute notice):

Gibson, Dunn & Crutcher LLP

200 Park Ave, New York, NY 10166

New York, New York 10166

Attention: George Stamas

Andrew Herman

Evan D’Amico

Email: gstamas@gibsondunn.com

aherman@gibsondunn.com

edamico@gibsondunn.com

[ ]

MidOcean Partners V, L.P.	Same as Empower Sponsor Holdings LLC	[ ][4]
MidOcean Partners V Executive, L.P.	Same as Empower Sponsor Holdings LLC	[ ][5]

[4]	Represents an indirect beneficial ownership interest in shares of Common Stock directly held by Empower Sponsor Holdings LLC.
[5]	Represents an indirect beneficial ownership interest in shares of Common Stock directly held by Empower Sponsor Holdings LLC.

[Annex A]

Exhibit 3(a)

Initial Designees

1.	Sentinel Designees shall initially be Owen M. Basham, James D. Coady and [ ].

2.	Sponsor Designees shall initially be Matt Rubel and Gina Bianchini. Mr. Rubel shall also initially serve as the Chairperson.

3.	Other Designee shall initially be [ ].

4.	CEO Director shall initially be Tom Tomlinson.

[Exhibit 3(a)]

Annex K

AMENDED AND RESTATED

REGISTRATION RIGHTS AGREEMENT

THIS AMENDED AND RESTATED REGISTRATION RIGHTS AGREEMENT (this “Agreement”), dated as of [    ], 2021, is made and entered into by and among Holley Inc., a Delaware corporation (the “Company”) (formerly known as Empower Ltd., a Cayman Islands exempted company), Empower Sponsor Holdings LLC, a Delaware limited liability company (the “Sponsor”), Holly Parent Holdings, LLC, a Delaware limited liability company (the “Holley Stockholder” and, together with the Sponsor and any other Holder who hereafter becomes a party to this Agreement pursuant to Section 6.2 or Section 6.10 of this Agreement, each a “Holder” and collectively the “Holders”).

RECITALS

WHEREAS, the Company and the Sponsor are party to that certain Registration and Shareholder Rights Agreement, dated as of October 6, 2020 (the “Original Registration and Shareholder Rights Agreement”);

WHEREAS, the Company has entered into that certain Agreement and Plan of Merger, dated as of March 11, 2021 (as it may be amended or supplemented from time to time, the “Merger Agreement”), by and among the Company, Empower Merger Sub I, Inc., Empower Merger Sub II, LLC and Holley Intermediate Holdings, Inc.;

WHEREAS, pursuant to the Merger Agreement, the Holley Stockholder will receive shares of common stock, par value $0.0001 per share (the “Common Stock”), of the Company; and

WHEREAS, the Company and the Holders desire to amend and restate the Original Registration and Shareholder Rights Agreement in its entirety and enter into this Agreement, pursuant to which the Company shall grant the Holders registration rights with respect to certain securities of the Company, as set forth in this Agreement.

NOW, THEREFORE, in consideration of the representations, covenants and agreements contained herein, and certain other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows:

ARTICLE I

DEFINITIONS

1.1 Definitions. The terms defined in this Article I shall, for all purposes of this Agreement, have the respective meanings set forth below:

“Additional Holder” has the meaning given in Section 6.10.

“Additional Holder Common Stock” has the meaning given in Section 6.10.

“Adverse Disclosure” means any public disclosure of material non-public information, which disclosure, in the good faith judgment of the Chief Executive Officer or the Chief Financial Officer of the Company, after consultation with counsel to the Company, (i) would be required to be made in any Registration Statement or Prospectus in order for the applicable Registration Statement or Prospectus not to contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements contained therein (in the case of any prospectus and any preliminary prospectus, in the light of the circumstances under which they were made) not misleading, (ii) would not be required to be made at such time if the Registration Statement were not being filed, declared effective or used, as the case may be, and (iii) the Company has a bona fide business purpose for not making such information public.

“Agreement” has the meaning given in the Preamble hereto.

“Block Trade” has the meaning given in Section2.4.1.

“Closing” has the meaning given in the Merger Agreement.

“Closing Date” has the meaning given in the Merger Agreement.

“Commission” means the Securities and Exchange Commission.

“Common Stock” has the meaning given in the Recitals hereto.

“Company” has the meaning given in the Preamble hereto and includes the Company’s successors by recapitalization, merger, consolidation, spin-off, reorganization or similar transaction.

“Competing Registration Rights” has the meaning given in Section 6.7.

“Demanding Holder” has the meaning given in Section 2.1.4.

“Exchange Act” means the Securities Exchange Act of 1934, as it may be amended from time to time.

“Form S-1 Shelf” has the meaning given in Section 2.1.1.

“Form S-3 Shelf” has the meaning given in Section 2.1.1.

“Holder Information” has the meaning given in Section 4.1.2.

“Holders” has the meaning given in the Preamble hereto, for so long as such person or entity holds any Registrable Securities.

“Holley Stockholder” has the meaning given in the Preamble hereto.

“Joinder” has the meaning given in Section 6.10.

“Lock-up” has the meaning given in Section 5.1.

“Lock-up Period” means, (i) with respect to Lock-up Shares held by Sponsor (or any of its Permitted Transferees), a period beginning on the Closing Date and ending on the earliest of (x) the date that is one year after the Closing Date, (y) the date on which the Company completes a liquidation, merger, share exchange or other similar transaction that results in all of the Company’s shareholders having the right to exchange their Common Stock for cash, securities or other property and (z) the date the closing price of the Lock-Up Shares equals or exceeds $12.00 per share (as adjusted for share sub-divisions, share capitalizations, share consolidations, reorganizations, recapitalizations and the like) for any 20 trading days within a 30-trading day period commencing at least 150 days after the Closing Date, in each case in accordance with that certain Letter Agreement, by and between the Company, the Sponsor, and each director and officer of the Company, dated October 6, 2020 (the “Letter Agreement”), and (ii) with respect to any share of Common Stock held by the Holley Stockholder (or any of its Permitted Transferees) those periods set forth in Section 2 of the Seller Lock-Up Agreement, by and between the Company and Holley Stockholder, dated as of March 11, 2021 (the “Seller Lock-Up Agreement”).

“Lock-up Shares” means (a) with respect to the Sponsor and its Permitted Transferees, the Class B ordinary shares of Empower Ltd., par value $0.0001 per share, held by Sponsor immediately prior to the Closing that were converted on a one-to-one basis into shares of Common Stock pursuant to the Merger Agreement and (b) with respect to the Holley Stockholder and its Permitted Transferees, the shares of Common Stock received by the Holley Stockholder pursuant to the Merger Agreement.

“Maximum Number of Securities” has the meaning given in Section 2.1.5.

“Merger Agreement” has the meaning given in the Recitals hereto.

“Minimum Takedown Threshold” has the meaning given in Section 2.1.4.

“Misstatement” means an untrue statement of a material fact or an omission to state a material fact required to be stated in a Registration Statement or Prospectus or necessary to make the statements in a Registration Statement or Prospectus (in the case of a Prospectus, in the light of the circumstances under which they were made) not misleading.

“Original Registration and Shareholder Rights Agreement” has the meaning given in the Recitals hereto.

“Permitted Transferees” means (a) with respect to the Holley Stockholder, any person or entity to whom it may transfer Registrable Securities under the terms of the Seller Lock-Up Agreement and (b) with respect to the Sponsor, any person or entity to whom it may transfer Registrable Securities under the terms of the Letter Agreement.

“Person” means an individual, a corporation, a partnership, limited liability entity, an association, a trust or any other entity or organization, including a government, a political subdivision or an agency or instrumentality thereof.

“Piggyback Registration” has the meaning given in Section 2.2.1.

“Prospectus” means the prospectus included in any Registration Statement, as supplemented by any and all prospectus supplements and as amended by any and all post-effective amendments and including all material incorporated by reference in such prospectus.

“Registrable Security” means (a) any outstanding shares of Common Stock or any other equity security (including warrants to purchase shares of Common Stock and shares of Common Stock issued or issuable upon the exercise of any other equity security) of the Company held by a Holder immediately following the Closing (including any securities distributable pursuant to the Merger Agreement), (b) any outstanding shares of Common Stock or any other equity security (including warrants to purchase shares of Common Stock and shares of Common Stock issued or issuable upon the exercise of any other equity security) of the Company acquired by a Holder following the date hereof to the extent that such securities are “restricted securities” (as defined in Rule 144) or are otherwise held by an “affiliate” (as defined in Rule 144) of the Company, (c) any Additional Holder Common Stock, and (d) any other equity security of the Company or any of its subsidiaries issued or issuable with respect to any securities referenced in clause (a), (b) or (c) above by way of a stock dividend or stock split or in connection with a recapitalization, merger, consolidation, spin-off, reorganization or similar transaction; provided, however, that, as to any particular Registrable Security, such securities shall cease to be Registrable Securities upon the earliest to occur of: (A) a Registration Statement with respect to the sale of such securities shall have become effective under the Securities Act and such securities shall have been sold, transferred, disposed of or exchanged in accordance with such Registration Statement by the applicable Holder; (B) such securities shall have ceased to be outstanding; (C) such securities have been sold without registration pursuant to Rule 144 or any successor rule promulgated under the Securities Act; and (D) such securities have been sold to, or through, a broker, dealer or underwriter in a public distribution or other public securities transaction.

“Registration” means a registration, including any related Shelf Takedown, effected by preparing and filing a registration statement, prospectus or similar document in compliance with the requirements of the Securities Act, and the applicable rules and regulations promulgated thereunder, and such registration statement becoming effective.

“Registration Expenses” means the expenses of a Registration, including, without limitation, the following:

(A) all registration and filing fees (including fees with respect to filings required to be made with the Financial Industry Regulatory Authority, Inc.) and any national securities exchange on which the Common Stock is then listed;

(B) fees and expenses of compliance with securities or blue sky laws (including reasonable fees and disbursements of outside counsel for the Underwriters in connection with blue sky qualifications of Registrable Securities);

(C) printing, messenger, telephone and delivery expenses;

(D) reasonable fees and disbursements of counsel for the Company;

(E) reasonable fees and disbursements of all independent registered public accountants of the Company incurred specifically in connection with such Registration (including the expenses or costs associated with any annual, quarterly or special audit required and the delivery of any opinions or comfort letters expenses of any annual audit or quarterly review);

(F) reasonable fees and expenses of one (1) legal counsel selected by the Demanding Holder in an Underwritten Offering;

(G) all expenses related to any “road show” including the reasonable out-of-pocket expenses of the selling stockholders; and

(H) the expense of any Securities Act liability insurance or similar insurance.

“Registration Statement” means any registration statement that covers Registrable Securities pursuant to the provisions of this Agreement, including the Prospectus included in such registration statement, amendments (including post-effective amendments) and supplements to such registration statement, and all exhibits to and all material incorporated by reference in such registration statement.

“Requesting Holders” has the meaning given in Section 2.1.5.

“Securities Act” means the Securities Act of 1933, as amended from time to time.

“Shelf” means the Form S-1 Shelf, the Form S-3 Shelf or any Subsequent Shelf Registration, as the case may be.

“Shelf Registration” means a registration of securities pursuant to a registration statement filed with the Commission in accordance with and pursuant to Rule 415 promulgated under the Securities Act (or any successor rule then in effect).

“Shelf Takedown” shall mean an Underwritten Shelf Takedown or any proposed transfer or sale using a Registration Statement, including a Piggyback Registration.

“Shelf Takedown Request” has the meaning given in Section 2.1.4.

“Sponsor” has the meaning given in the Preamble hereto.

“Subsequent Shelf Registration” has the meaning given in Section 2.1.2.

“Transfer” means the (a) sale of, offer to sell, contract or agreement to sell, hypothecate, pledge, grant of any option to purchase or otherwise dispose of or agreement to dispose of, directly or indirectly, or establishment or increase of a put equivalent position or liquidation with respect to or decrease of a call equivalent position within the meaning of Section 16 of the Exchange Act with respect to, any security, (b) entry into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of any security, whether any such transaction is to be settled by delivery of such securities, in cash or otherwise, or (c) public announcement of any intention to effect any transaction specified in clause (a) or (b).

“Underwriter” means a securities dealer who purchases any Registrable Securities as principal in an Underwritten Offering and not as part of such dealer’s market-making activities.

“Underwritten Offering” means a Registration in which securities of the Company are sold to an Underwriter in a firm commitment underwriting for distribution to the public including, including by way of a Block Trade.

“Underwritten Shelf Takedown” shall have the meaning given in Section 2.1.4.

“Well-Known Seasoned Issuer” has the meaning set forth in Rule 405 promulgated by the SEC pursuant to the Securities Act.

“Withdrawal Notice” has the meaning given in Section 2.1.6.

ARTICLE II

REGISTRATIONS AND OFFERINGS

2.1 Shelf Registration.

2.1.1 Filing. The Company shall, as promptly as reasonably practicable, but in no event later than 30 days of the Closing Date, use its commercially reasonable best efforts to file a Registration Statement for a Shelf Registration on Form S-3 (the “Form S-3 Shelf”) or, if the Company is ineligible to use a Form S-3 Shelf, a Registration Statement for a Shelf Registration on Form S-1 (the “Form S-1 Shelf”), in each case, covering the resale of all the Registrable Securities (determined as of two business days prior to such filing) on a delayed or continuous basis, and shall use its commercially reasonable best efforts to cause such Registration Statement to become effective under the Securities Act as soon as practicable after the initial filing thereof. Such Shelf Registration shall provide for the resale of the Registrable Securities included therein pursuant to any method or combination of methods legally available to, and requested by, any Holder named therein. The Company shall maintain a Shelf in accordance with the terms hereof, and shall prepare and file with the SEC such amendments, including post-effective amendments, and supplements as may be necessary to keep a Shelf continuously effective, available for use and in compliance with the provisions of the Securities Act until such time as there are no longer any Registrable Securities. In the event the Company files a Form S-1 Shelf, the Company shall use its commercially reasonable efforts to convert the Form S-1 Shelf (and any Subsequent Shelf Registration) to a Form S-3 Shelf as soon as practicable after the Company is eligible to use Form S-3.

2.1.2 Subsequent Shelf Registration. If any Shelf ceases to be effective under the Securities Act for any reason at any time while Registrable Securities are still outstanding, the Company shall, subject to Section 3.4, use its commercially reasonable efforts to as promptly as is reasonably practicable cause such Shelf to again become effective under the Securities Act (including obtaining the prompt withdrawal of any order suspending the effectiveness of such Shelf), and shall use its commercially reasonable efforts to as promptly as is reasonably practicable amend such Shelf in a manner reasonably expected to result in the withdrawal of any order suspending the effectiveness of such Shelf or file an additional registration statement as a Shelf Registration (a “Subsequent Shelf Registration”) registering the resale of all Registrable Securities (determined as of two business days prior to such filing), and pursuant to any method or combination of methods legally available to, and requested by, any Holder named therein. If a Subsequent Shelf Registration is filed, the Company shall use its commercially reasonable efforts to (i) cause such Subsequent Shelf Registration to become effective under the Securities Act as promptly as is reasonably practicable after the filing thereof (it being agreed that the Subsequent Shelf Registration shall be an automatic shelf registration statement (as defined in Rule 405 promulgated under the Securities Act) if the Company is a Well-Known Seasoned Issuer at the most recent applicable eligibility determination date) and (ii) keep such Subsequent Shelf Registration continuously effective, available for use and in compliance with the provisions of the Securities Act until such time as there are no longer any Registrable Securities. Any such Subsequent Shelf Registration shall be on Form S-3 to the extent that the Company is eligible to use such form. Otherwise, such Subsequent Shelf Registration shall be on another appropriate form.

2.1.3 Additional Registrable Securities. In the event that any Person holds Registrable Securities that are not registered for resale on a delayed or continuous basis, the Company, upon request by such Person, shall use its commercially reasonable efforts to promptly cause the resale of such Registrable Securities to be covered by the Shelf Registration by a prospectus supplement or post-effective amendment to such Shelf Registration to add such Person as a selling stockholder in such Shelf Registration to the extent permitted under the rules and regulations promulgated by the SEC.

2.1.4 Requests for Underwritten Shelf Takedowns. At any time and from time to time when an effective Shelf is on file with the Commission, the Sponsor or the Holley Stockholder (either of the Sponsor or the Holley Stockholder being in such case, a “Demanding Holder”) may request (a “Shelf Takedown Request”) to sell all or any portion of its Registrable Securities in an Underwritten Offering that is registered pursuant to the Shelf (each, an “Underwritten Shelf Takedown”); provided that the Company shall only be obligated to effect an Underwritten Shelf Takedown if such offering shall include (a) Registrable Securities proposed to be sold by the Demanding Holder with a total offering price reasonably expected to exceed, in the aggregate (and taking into account all Registrable Securities of other Persons that will be included in such Underwritten Shelf Takedown), $30 million (the “Minimum Takedown Threshold”) or (b) the Registrable Securities to be offered constitute all the Registrable Securities held by such Demanding Holder. All requests for Underwritten Shelf Takedowns shall be made by giving written notice to the Company at least five (5) business days prior to the public announcement of such Underwritten Shelf Takedown, which shall specify the approximate number of Registrable Securities proposed to be sold in the Underwritten Shelf Takedown. The Company shall, within two (2) business days of receiving a Shelf Takedown Request, notify, in writing, all other Holders of such Shelf Takedown Request, and each Holder who thereafter wishes to include all or a portion of such Holder’s Registrable Securities in such Underwritten Shelf Takedown shall so notify the Company, in writing, within two (2) business days of receiving such notice. The Demanding Holder or participating Holder with the greatest number Registrable Securities in an Underwritten Shelf Takedown shall have the right to select any managing underwriter(s) (which shall consist of one or more reputable nationally recognized investment banks) in connection with such Underwritten Shelf Takedown, provided that such selection shall be subject to the consent of the Company, which consent shall not be unreasonably withheld, conditioned or delayed. Notwithstanding anything to the contrary herein, in no event shall the Sponsor or the Holley Stockholder request an Underwritten Shelf Takedown during their respective Lock-Up Period. No more than four (4) Shelf Takedown Requests may be made by any Demanding Holder within any twelve (12) month period. For the avoidance of doubt, the notice periods set forth in this Section 2.1.4 shall not apply to a Piggyback Registration conducted in accordance with Section 2.2.1 or Block Trades conducted in accordance with Section 2.4.

2.1.5 Reduction of Underwritten Offering. If the managing Underwriter or Underwriters in an Underwritten Shelf Takedown, in good faith, advises the Company, the Demanding Holder and the Holders requesting piggy back rights pursuant to this Agreement with respect to such Underwritten Shelf Takedown (the “Requesting Holders”) (if any) in writing that the dollar amount or number of Registrable Securities that the Demanding Holder and the Requesting Holders (if any) desire to sell, taken together with all other shares of Common Stock or other equity securities that the Company desires to sell and all other shares of Common Stock or other equity securities, if any, which have been requested to be sold in such Underwritten Offering pursuant to separate written contractual piggy-back registration rights held by any other stockholders, exceeds the maximum dollar amount or maximum number of equity securities that can be sold in the Underwritten Offering without adversely affecting the proposed offering price, the timing, the distribution method, or the probability of success of such offering (such maximum dollar amount or maximum number of such securities, as applicable, the “Maximum Number of Securities”), then the Company shall (i) first, include in such Underwritten Offering, before including any shares of Common Stock or other equity securities proposed to be sold by Company or by other holders of Common Stock or other equity securities, the Registrable Securities of the Demanding Holder and the Requesting Holders (if any) (pro rata based on the respective number of Registrable Securities that each Demanding Holder and Requesting Holder (if any) has requested be included in such Underwritten Shelf Takedown and the aggregate number of Registrable Securities that the Demanding Holder and Requesting Holders have requested be included in such Underwritten Shelf Takedown) that can be sold without exceeding the Maximum Number of Securities, (ii) second, to the extent that the Maximum Number of Securities has not been reached under the foregoing clause (i), the number of Common Stock or other equity securities that the Company desires to sell, which can be sold without exceeding the Maximum Number of Securities, and (iii) third, to the extent that the Maximum Number of Securities has not been reached under the foregoing clauses (i) and (ii), the shares of Common Stock or other equity securities of other persons or entities that the Company is obligated to register in a Registration pursuant to separate written contractual arrangements with such persons and that can be sold without exceeding the Maximum Number of Securities.

2.1.6 Underwritten Offering Withdrawal. Prior to the effectiveness of the Registration Statement filed with the Commission with respect to such Underwritten Offering or, in the case of an Underwritten Offering pursuant to a Shelf Registration, or the filing of the applicable “red herring” prospectus or prospectus supplement used for marketing such Underwritten Shelf Takedown, the Demanding Holder that initiated such Underwritten Shelf Takedown shall have the right to withdraw from such Underwritten Shelf Takedown for any or no reason whatsoever upon written notification (a “Withdrawal Notice”) to the Company and the Underwriter or Underwriters (if any) of their intention to withdraw from such Shelf Takedown; provided that the Sponsor or the Holley Stockholder may elect to have the Company continue an Underwritten Shelf Takedown if the Minimum Takedown Threshold would still be satisfied by the Registrable Securities proposed to be sold in the Underwritten Shelf Takedown by the Sponsor, or the Holley Stockholder. Following the receipt of any Withdrawal Notice, the Company shall promptly forward such Withdrawal Notice to any other Holders that had elected to participate in such Shelf Takedown. Notwithstanding anything to the contrary in this Agreement, the Company shall be responsible for the Registration Expenses incurred in connection with a Shelf Takedown prior to its withdrawal under this Section 2.1.6.

2.2 Piggyback Registration.

2.2.1 Piggyback Rights. Subject to Section 2.4.3, if the Company or any Holder proposes to conduct a registered offering of, or if the Company proposes to file a Registration Statement under the Securities Act with respect to the Registration of, equity securities, or securities or other obligations exercisable or exchangeable for, or convertible into equity securities, for its own account or for the account of stockholders of the Company (or by the Company and by the stockholders of the Company including, without limitation, an Underwritten Shelf Takedown pursuant to Section 2.1 hereof), other than a Registration Statement (or any registered offering with respect thereto) (i) filed in connection with any employee stock option or other benefit plan, (ii) pursuant to a Registration Statement on Form S-4 (or similar form that relates to a transaction subject to Rule 145 under the Securities Act or any successor rule thereto), (iii) for an offering of debt that is convertible into equity securities of the Company or (iv) for a dividend reinvestment plan, then the Company shall give written notice of such proposed offering to all of the Holders of Registrable Securities as soon as practicable but not less than ten

(10) business days before the anticipated filing date of such Registration Statement or, in the case of an Underwritten Offering pursuant to a Shelf Registration, the applicable “red herring” prospectus or prospectus supplement used for marketing such offering, which notice shall (A) describe the amount and type of securities to be included in such offering, the intended method(s) of distribution, and the name of the proposed managing Underwriter or Underwriters, if any, in such offering, and (B) offer to all of the Holders of Registrable Securities the opportunity to include in such registered offering such number of Registrable Securities as such Holders may request in writing within five (5) business days after receipt of such written notice (such registered offering, a “Piggyback Registration”). Subject to Section 2.2.2, the Company shall cause such Registrable Securities to be included in such Piggyback Registration and, if applicable, shall use its commercially reasonable efforts to cause the managing Underwriter or Underwriters of such Piggyback Registration to permit the Registrable Securities requested by the Holders pursuant to this Section 2.2.1 to be included therein on the same terms and conditions as any similar securities of the Company included in such registered offering and to permit the sale or other disposition of such Registrable Securities in accordance with the intended method(s) of distribution thereof. The inclusion of any Holder’s Registrable Securities in a Piggyback Registration shall be subject to such Holder agreement to enter into an underwriting agreement in customary form with the Underwriter(s) selected for such Underwritten Offering. For the avoidance of doubt, the notice periods set forth in this Section 2.2.1 shall not apply to an Underwritten Shelf Takedown conducted in accordance with Section 2.1.4 or Block Trades conducted in accordance with Section 2.4.

2.2.2 Reduction of Piggyback Registration. If the managing Underwriter or Underwriters in an Underwritten Offering that is to be a Piggyback Registration advises the Company and the Holders of Registrable Securities participating in the Piggyback Registration in writing that the dollar amount or number of shares of Common Stock or other equity securities that the Company desires to sell, taken together with (i) the shares of Common Stock or other equity securities, if any, as to which Registration or a registered offering has been demanded pursuant to separate written contractual arrangements with Persons other than the Holders of Registrable Securities hereunder, (ii) the Registrable Securities as to which registration has been requested pursuant to Section 2.2 hereof, and (iii) the shares of Common Stock or other equity securities, if any, as to which Registration or a registered offering has been requested pursuant to separate written contractual piggy-back registration rights of other stockholders of the Company, exceeds the Maximum Number of Securities, then:

(a) If the Registration or registered offering is undertaken for the Company’s account, the Company shall include in any such Registration or registered offering (A) first, the shares of Common Stock or other equity securities that the Company desires to sell, which can be sold without exceeding the Maximum Number of Securities; (B) second, to the extent that the Maximum Number of Securities has not been reached under the foregoing clause (A), the Registrable Securities of Holders exercising their rights to register their Registrable Securities pursuant to Section 2.2.1, pro rata, based on the respective number of Registrable Securities that each Holder has requested be included in such Underwritten Offering and the aggregate number of Registrable Securities that the Holders have requested to be included in such Underwritten Offering, which can be sold without exceeding the Maximum Number of Securities; and (C) third, to the extent that the Maximum Number of Securities has not been reached under the foregoing clauses (A) and (B), the shares of Common Stock or other equity securities, if any, as to which Registration or a registered offering has been requested pursuant to written contractual piggy-back registration rights of other stockholders of the Company, which can be sold without exceeding the Maximum Number of Securities;

(b) If the Registration or registered offering is pursuant to a request by Persons other than the Holders of Registrable Securities, then the Company shall include in any such Registration or registered offering (A) first, the shares of Common Stock or other equity securities, if any, of such requesting Persons, other than the Holders of Registrable Securities, which can be sold without exceeding the Maximum Number of Securities; (B) second, to the extent that the Maximum Number of Securities has not been reached under the foregoing clause (A), the Registrable Securities of Holders exercising their rights to register their Registrable Securities pursuant to Section 2.2.1, pro rata, based on the respective number of Registrable Securities that each Holder has requested be included in such Underwritten Offering and the aggregate number of Registrable Securities that the

Holders have requested to be included in such Underwritten Offering, which can be sold without exceeding the Maximum Number of Securities; (C) third, to the extent that the Maximum Number of Securities has not been reached under the foregoing clauses (A) and (B), the shares of Common Stock or other equity securities that the Company desires to sell, which can be sold without exceeding the Maximum Number of Securities; and (D) fourth, to the extent that the Maximum Number of Securities has not been reached under the foregoing clauses (A), (B) and (C), the shares of Common Stock or other equity securities for the account of other Persons that the Company is obligated to register pursuant to separate written contractual arrangements with such Persons, which can be sold without exceeding the Maximum Number of Securities; and

(c) If the Registration or registered offering is pursuant to a request by Holder(s) of Registrable Securities pursuant to Section 2.1 hereof, then the Company shall include in any such Registration or registered offering securities pursuant to Section 2.1.5.

2.2.3 Piggyback Registration Withdrawal. Any Holder of Registrable Securities (other than a Demanding Holder, whose right to withdrawal from an Underwritten Shelf Takedown, and related obligations, shall be governed by Section 2.1.6) shall have the right to withdraw from a Piggyback Registration for any or no reason whatsoever upon written notification to the Company and the Underwriter or Underwriters (if any) of his, her or its intention to withdraw from such Piggyback Registration prior to the effectiveness of the Registration Statement filed with the Commission with respect to such Piggyback Registration or, in the case of a Piggyback Registration pursuant to a Shelf Registration, the filing of the applicable “red herring” prospectus or prospectus supplement with respect to such Piggyback Registration used for marketing such transaction. The Company (whether on its own good faith determination or as the result of a request for withdrawal by Persons pursuant to separate written contractual obligations) may withdraw a Registration Statement filed with the Commission in connection with a Piggyback Registration (which, in no circumstance, shall include the Shelf) at any time prior to the effectiveness of such Registration Statement. Notwithstanding anything to the contrary in this Agreement (other than Section 2.1.6), the Company shall be responsible for the Registration Expenses incurred in connection with the Piggyback Registration prior to its withdrawal under this Section 2.2.3.

2.2.4 Unlimited Piggyback Registration Rights. For purposes of clarity, subject to Section 2.1.6, any Piggyback Registration effected pursuant to Section 2.2 hereof shall not be counted as a demand for an Underwritten Shelf Takedown under Section 2.1.4 hereof.

2.3 Market Stand-off. In connection with any Underwritten Offering of equity securities of the Company (other than a Block Trade), each Holder agrees that it shall not Transfer any shares of Common Stock or other equity securities of the Company (other than those included in such offering pursuant to this Agreement), without the prior written consent of the Company, during the 90-day period beginning on the date of pricing of such offering, except in the event the Underwriters managing the offering otherwise agree by written consent; provided that such each Holder shall only be subject to the restriction set forth in this Section 2.3 if the directors and officers of the Company are subject to a lock-up obligation to the Underwriters managing the offering and the length of such lock-up for such Holder shall be no longer than the shortest lock-up of any such directors and officers; provided, further, that if the Company or the underwriters of such Underwritten Offering waive or shorten the lock-up period for any of the Company’s officers, directors or stockholders, then (i) all Holders subject to such lock-up shall receive notice of such waiver or modification no later than two (2) business days following such waiver or modification, and (ii) such lock-up will be similarly waived or shortened for each such Holder. Each Holder agrees to execute a customary lock-up agreement in favor of the Underwriters to such effect (in each case on substantially the same terms and conditions as all such Holders).

2.4 Block Trades.

2.4.1 Notwithstanding the foregoing, at any time and from time to time when an effective Shelf is on file with the Commission, if a Holder wishes to engage in an Underwritten Offering not involving a “road show,” an offer commonly known as a “block trade” (a “Block Trade”), with a total offering price reasonably expected to exceed, in the aggregate, either (x) $5 million or (y) all remaining Registrable Securities held by such Holder, then notwithstanding the time periods provided for in Section 2.2.1, such Holder only needs to notify the Company of the Block Trade at least three (3) business days prior to the day such offering is to commence and the Company shall as promptly as is reasonably practicable, use its commercially reasonable efforts to facilitate such Block Trade; provided that the Holder wishing to engage in the Block Trade shall use its commercially reasonable efforts to work with the Company and any Underwriters prior to making such request in order to facilitate preparation of the registration statement, prospectus and other offering documentation related to such Block Trade.

2.4.2 Prior to the filing of the applicable “red herring” prospectus or prospectus supplement used in connection with a Block Trade, the Demanding Holder that initiated such Block Trade shall have the right to submit a Withdrawal Notice to the Company and the Underwriter or Underwriters (if any) of their intention to withdraw from such Block Trade. Notwithstanding anything to the contrary in this Agreement, the Company shall be responsible for the Registration Expenses incurred in connection with a block trade prior to its withdrawal under this Section 2.4.2.

2.4.3 Notwithstanding anything to the contrary in this Agreement, Section 2.2 hereof shall not apply to a Block Trade initiated by a Demanding Holder pursuant to this Agreement.

2.4.4 The Holder wishing to engage in a Block Trade shall have the right to select the Underwriters (which shall consist of one or more reputable nationally recognized investment banks) in connection with such Block Trade, provided that such selection shall be subject to the consent of the Company, which consent shall not be unreasonably withheld, conditioned or delayed.

ARTICLE III

COMPANY PROCEDURES

3.1 General Procedures. In connection with any Shelf and/or Shelf Takedown, the Company shall use its commercially reasonable efforts to effect such Registration to permit the sale of such Registrable Securities in accordance with the intended plan of distribution thereof, and pursuant thereto the Company shall:

3.1.1 prepare and file with the Commission as soon as is reasonably practicable a Registration Statement with respect to such Registrable Securities and use its commercially reasonable efforts to cause such Registration Statement to become effective and remain effective until all Registrable Securities have ceased to be Registrable Securities;

3.1.2 prepare and file with the Commission such amendments and post-effective amendments to the Registration Statement, and such supplements to the Prospectus, as may be reasonably requested by any Holder that holds at least five (5) percent of the Registrable Securities registered on such Registration Statement or any Underwriter of Registrable Securities or as may be required by the rules, regulations or instructions applicable to the registration form used by the Company or by the Securities Act or rules and regulations thereunder to keep the Registration Statement effective until all Registrable Securities covered by such Registration Statement are sold in accordance with the intended plan of distribution set forth in such Registration Statement or supplement to the Prospectus;

3.1.3 prior to filing a Registration Statement or Prospectus, or any amendment or supplement thereto, furnish without charge to the Underwriters, if any, and the Holley Stockholder and the Sponsor if Registrable Securities thereof are included in such Registration, and such Holders’ legal counsel, copies of such Registration Statement as proposed to be filed, each amendment and supplement to such Registration Statement (in each case including all exhibits thereto and documents incorporated by reference therein), the Prospectus included in such Registration Statement (including each preliminary Prospectus), and such other documents as the Underwriters and the Holders of Registrable Securities included in such Registration or the legal counsel for any such Holders may request in order to facilitate the disposition of the Registrable Securities owned by such Holders;

3.1.4 prior to any public offering of Registrable Securities (i) register or qualify the Registrable Securities covered by the Registration Statement under such securities or “blue sky” laws of such jurisdictions in the United States as the Holders of Registrable Securities included in such Registration Statement (in light of their intended plan of distribution) may request (or provide evidence satisfactory to such Holders that the Registrable Securities are exempt from such registration or qualification) and (ii) take such action necessary to cause such Registrable Securities covered by the Registration Statement to be registered with or approved by such other governmental authorities as may be necessary by virtue of the business and operations of the Company and do any and all other acts and things that may be necessary or advisable to enable the Holders of Registrable Securities included in such Registration Statement to consummate the disposition of such Registrable Securities in such jurisdictions; provided, however, that the Company shall not be required to qualify generally to do business in any jurisdiction where it would not otherwise be required to qualify or take any action to which it would be subject to general service of process or taxation in any such jurisdiction where it is not then otherwise so subject;

3.1.5 cause all such Registrable Securities to be listed on each national securities exchange on which similar securities issued by the Company are then listed;

3.1.6 provide a transfer agent or warrant agent, as applicable, and registrar for all such Registrable Securities no later than the effective date of such Registration Statement;

3.1.7 advise each seller of such Registrable Securities, promptly after it shall receive notice or obtain knowledge thereof, of the issuance of any stop order by the Commission suspending the effectiveness of such Registration Statement or the initiation or threatening of any proceeding for such purpose and promptly use its commercially reasonable efforts to prevent the issuance of any stop order or to obtain its withdrawal if such stop order should be issued;

3.1.8 prior to the filing of any Registration Statement or Prospectus or any amendment or supplement to such Registration Statement or Prospectus (or such shorter period of time as may be necessary in order to comply with the Securities Act, the Exchange Act, and the rules and regulations promulgated under the Securities Act or Exchange Act, as applicable), furnish a copy thereof to each seller of such Registrable Securities or its counsel (excluding any exhibits thereto and any filing made under the Exchange Act that is to be incorporated by reference therein);

3.1.9 notify the Holders at any time when a Prospectus relating to such Registration Statement is required to be delivered under the Securities Act, of the happening of any event as a result of which the Prospectus included in such Registration Statement, as then in effect, includes a Misstatement, and then to correct such Misstatement as set forth in Section 3.4 hereof;

3.1.10 permit a representative of the Holders, the Underwriters, if any, and any attorney or accountant retained by such Holders or Underwriter to participate, at each such person’s own expense, in the preparation of the Registration Statement, and cause the Company’s officers, directors and employees to supply all information reasonably requested by any such representative, Underwriter, attorney or accountant in connection with the Registration; provided, however, that such representatives or Underwriters agree to confidentiality arrangements reasonably satisfactory to the Company, prior to the release or disclosure of any such information;

3.1.11 obtain a “cold comfort” letter from the Company’s independent registered public accountants in the event of an Underwritten Offering, in customary form and covering such matters of the type customarily covered by “cold comfort” letters as the managing Underwriter may reasonably request, and reasonably satisfactory to a majority-in-interest of the participating Holders;

3.1.12 in connection with an Underwritten Offering, on the date the Registrable Securities are delivered for sale pursuant to such Registration, obtain an opinion, dated such date, of counsel representing the Company for the purposes of such Registration, addressed to the Holders, the placement agent or sales agent, if any, and the Underwriters, if any, covering such legal matters with respect to the Registration in respect of which such opinion is being given as the Holders, placement agent, sales agent, or Underwriter may reasonably request and as are customarily included in such opinions and negative assurance letters, and reasonably satisfactory to a majority-in-interest of the participating Holders;

3.1.13 in the event of any Underwritten Offering, enter into and perform its obligations under an underwriting agreement, in usual and customary form, with the managing Underwriter of such offering;

3.1.14 make available to its security holders, as soon as is reasonably practicable, an earning statement covering the period of at least twelve (12) months beginning with the first day of the Company’s first full calendar quarter after the effective date of the Registration Statement which satisfies the provisions of Section 11(a) of the Securities Act and Rule 158 thereunder (or any successor rule then in effect);

3.1.15 with respect to an Underwritten Offering pursuant to Section 2.1.4 involving gross proceeds in excess of the Minimum Takedown Threshold, use its commercially reasonable efforts to make available senior executives of the Company to participate in customary “road show” presentations that may be reasonably requested by the Underwriter in such Underwritten Offering; and

3.1.16 otherwise, in good faith, cooperate reasonably with, and take such customary actions as may reasonably be requested by the Holders, in connection with such Registration.

Notwithstanding the foregoing, the Company shall not be required to provide any documents or information to an Underwriter if such Underwriter has not then been named with respect to the applicable Underwritten Offering.

3.2 Registration Expenses. The Registration Expenses of all Registrations shall be borne by the Company. It is acknowledged by the Holders that the Holders shall bear all incremental selling expenses relating to the sale of Registrable Securities, such as Underwriters’ commissions and discounts, brokerage fees, Underwriter marketing costs and, other than as set forth in the definition of “Registration Expenses”, all reasonable fees and expenses of any legal counsel representing the Holders, in each case pro rata based on the number of Registrable Securities that such Holders have sold in such Registration.

3.3 Requirements for Participation in Registration Statement Underwritten Offerings. Notwithstanding anything in this Agreement to the contrary, if any Holder does not provide the Company with its requested Holder Information within two (2) days prior to filing the filing of the applicable “red herring” prospectus or prospectus supplement, the Company may exclude such Holder’s Registrable Securities from the applicable Registration Statement or Prospectus if the Company determines, based on the advice of counsel, that such information is necessary to effect the registration and such Holder continues thereafter to withhold such information. No person may participate in any Underwritten Offering for equity securities of the Company pursuant to a Registration initiated by the Company hereunder unless such person (i) agrees to sell such person’s securities on the basis provided in any underwriting arrangements approved by the Company and (ii) completes and executes all customary questionnaires, powers of attorney, indemnities, lock-up agreements, underwriting agreements and other customary documents as may be reasonably required under the terms of such underwriting arrangements. The exclusion of a Holder’s Registrable Securities as a result of this Section 3.3 shall not affect the registration of the other Registrable Securities to be included in such Registration.

3.4 Suspension of Sales; Adverse Disclosure; Restrictions on Registration Rights.

3.4.1 Upon receipt of written notice from the Company that a Registration Statement or Prospectus contains a Misstatement, each of the Holders shall forthwith discontinue disposition of Registrable Securities until it has received copies of a supplemented or amended Prospectus correcting the Misstatement (it being understood that the Company hereby covenants to prepare and file such supplement or amendment as soon as practicable after the time of such notice), or until it is advised in writing by the Company that the use of the Prospectus may be resumed.

3.4.2 Subject to Section 3.4.4, if the filing, initial effectiveness or continued use of a Registration Statement in respect of any Registration at any time would (a) require the Company to make an Adverse Disclosure, (b) require the inclusion in such Registration Statement of financial statements that are unavailable to the Company for reasons beyond the Company’s control, or (c) in the good faith judgment of the majority of the Board such Registration, be seriously detrimental to the Company and the majority of the Board concludes as a result that it is essential to defer such filing, initial effectiveness or continued use at such time, the Company may, upon giving prompt written notice of such action to the Holders, delay the filing or initial effectiveness of, or suspend use of, such Registration Statement for the shortest period of time determined in good faith by the Company to be necessary for such purpose. In the event the Company exercises its rights under this Section 3.4.2, the Holders agree to suspend, immediately upon their receipt of the notice referred to above, their use of the Prospectus relating to any Registration in connection with any sale or offer to sell Registrable Securities.

3.4.3 Subject to Section 3.4.4, (a) during the period starting with the date sixty (60) days prior to the Company’s good faith estimate of the date of the filing of, and ending on a date one hundred and twenty (120) days after the effective date of, a Company-initiated Registration and provided that the Company continues to actively employ, in good faith, all reasonable efforts to maintain the effectiveness of the applicable Registration Statement, or (b) if, pursuant to Section 2.1.4, Holders have requested an Underwritten Shelf Takedown and the Company and Holders are unable to obtain the commitment of underwriters to firmly underwrite such offering, the Company may, upon giving prompt written notice of such action to the Holders, delay any other registered offering pursuant to Section 2.1.4 or 2.4.

3.4.4 The right to delay or suspend any filing, initial effectiveness or continued use of a Registration Statement pursuant to Section 3.4.2 or a registered offering pursuant to Section 3.4.3 shall be exercised by the Company, in the aggregate, not more than three (3) times in any twelve-month period, and any such delay or suspension shall last for no more than sixty (60) days.

3.5 Reporting Obligations. As long as any Holder shall own Registrable Securities, the Company, at all times while it shall be a reporting company under the Exchange Act, covenants to file timely (or obtain extensions in respect thereof and file within the applicable grace period) all reports required to be filed by the Company after the date hereof pursuant to Sections 13(a) or 15(d) of the Exchange Act and to promptly furnish the Holders with true and complete copies of all such filings; provided that any documents publicly filed or furnished with the Commission pursuant to the Electronic Data Gathering, Analysis and Retrieval System shall be deemed to have been furnished or delivered to the Holders pursuant to this Section 3.5. The Company further covenants that it shall take such further action as any Holder may reasonably request, all to the extent required from time to time to enable such Holder to sell shares of Common Stock held by such Holder without registration under the Securities Act within the limitation of the exemptions provided by Rule 144 promulgated under the Securities Act (or any successor rule then in effect), including making available at all times information necessary to enable such Holder to comply with Rule 144. Upon the request of any Holder, the Company shall deliver to such Holder a written certification of a duly authorized officer as to whether it has complied with such requirements.

3.6 Termination of Original Registration and Shareholder Rights Agreement. Upon the Closing, the Company and the Sponsor hereby agree that the Original Registration and Shareholder Rights Agreement and all of the respective rights and obligations of the parties thereunder are hereby terminated in their entirety and shall be of no further force or effect.

ARTICLE IV

INDEMNIFICATION AND CONTRIBUTION

4.1 Indemnification.

4.1.1 The Company agrees to indemnify, to the extent permitted by law, each Holder of Registrable Securities, its officers, directors and agents and each person who controls such Holder (within the meaning of the Securities Act) against all losses, claims, damages, liabilities and out-of-pocket expenses (including reasonable outside attorneys’ fees) resulting from any untrue or alleged untrue statement of material fact contained in any Registration Statement, Prospectus or preliminary Prospectus or any amendment thereof or supplement thereto or any omission or alleged omission of a material fact required to be stated therein or necessary to make the statements therein not misleading, except insofar as the same are caused by or contained in any information or affidavit so furnished in writing to the Company by such Holder expressly for use therein. The Company shall indemnify the Underwriters, their officers and directors and each person who controls such Underwriters (within the meaning of the Securities Act) to the same extent as provided in the foregoing with respect to the indemnification of the Holder.

4.1.2 In connection with any Registration Statement in which a Holder of Registrable Securities is participating, such Holder shall furnish to the Company in writing such information with respect to such Holder as the Company reasonably requests for use in connection with any such Registration Statement or Prospectus covering Registrable Securities of such Holder (the “Holder Information”) and, to the extent permitted by law, shall indemnify the Company, its directors, officers and agents and each person who controls the Company (within the meaning of the Securities Act) against all losses, claims, damages, liabilities and expenses (including reasonable outside attorneys’ fees) resulting from any untrue or alleged untrue statement of a material fact contained in any Registration Statement, Prospectus or preliminary Prospectus or any amendment thereof or supplement thereto or any omission of a material fact required to be stated therein or necessary to make the statements therein not misleading, but only to the extent that such untrue statement or omission is contained in any information so furnished in writing by such Holder expressly for use therein; provided, however, that the obligation to indemnify shall be several, not joint and several, among such Holders of Registrable Securities, and the liability of each such Holder of Registrable Securities shall be in proportion to and limited to the net proceeds received by such Holder from the sale of Registrable Securities pursuant to such Registration Statement. The Company and the Holders hereby acknowledge and agree that, unless otherwise expressly agreed to in writing by such Holder, the only information furnished or to be furnished to the Company for use in any Registration Statement or Prospectus relating to the Registrable Securities or in any amendment, supplement or preliminary materials associated therewith are statements specifically relating to (a) transactions or the relationship between such Holder and its affiliates, on the one hand, and the Company, on the other hand, (b) the beneficial ownership of Registrable Securities by such Holder and its affiliates, (c) the name and address of such Holder and (d) any additional information about such Holder or the plan of distribution (other than for an underwritten offering) required by law or regulation to be disclosed in any such document. The Holders of Registrable Securities shall indemnify the Underwriters, their officers, directors and each person who controls such Underwriters (within the meaning of the Securities Act) to the same extent as provided in the foregoing with respect to indemnification of the Company.

4.1.3 Any person entitled to indemnification herein shall (i) give prompt written notice to the indemnifying party of any claim with respect to which it seeks indemnification (provided that the failure to give prompt notice shall not impair any person’s right to indemnification hereunder to the extent such failure has not materially prejudiced the indemnifying party) and (ii) unless in such indemnified party’s reasonable judgment a conflict of interest between such indemnified and indemnifying parties may exist with respect to such claim, permit such indemnifying party to assume the defense of such claim with counsel reasonably satisfactory to the indemnified party. If such defense is assumed, the indemnifying party shall not be subject to any liability for any settlement made by the indemnified party without its consent (but such consent shall not be unreasonably withheld). An indemnifying party who is not entitled to, or elects not to, assume the defense of a claim shall not be obligated to pay the fees and expenses of more than one counsel for all parties indemnified by such indemnifying party with respect to such claim, unless in the reasonable judgment of any indemnified party a conflict of interest may exist between such indemnified party and any other of such indemnified parties with respect to such claim. No indemnifying party shall, without the consent of the indemnified party, consent to the entry of any judgment or enter into any settlement which cannot be settled in all respects by the payment of money (and such money is so paid by the indemnifying party pursuant to the terms of such settlement) or which settlement does not include as an unconditional term thereof the giving by the claimant or plaintiff to such indemnified party of a release from all liability in respect to such claim or litigation.

4.1.4 The indemnification provided for under this Agreement shall remain in full force and effect regardless of any investigation made by or on behalf of the indemnified party or any officer, director or controlling person of such indemnified party and shall survive the transfer of securities. The Company and each Holder of Registrable Securities participating in an offering also agrees to make such provisions as are reasonably requested by any indemnified party for contribution to such party in the event the Company’s or such Holder’s indemnification is unavailable for any reason.

4.1.5 If the indemnification provided under Section 4.1 hereof from the indemnifying party is unavailable or insufficient to hold harmless an indemnified party as contemplated by Section 4.1.1 and Section 4.1.2, then the indemnifying party, in lieu of indemnifying the indemnified party, shall contribute to the amount paid or payable by the indemnified party as a result of such losses, claims, damages, liabilities and expenses in such proportion as is appropriate to reflect the relative fault of the indemnifying party and the indemnified party, as well as any other relevant equitable considerations. The relative fault of the indemnifying party and indemnified party shall be determined by reference to, among other things, whether the untrue statement of a material fact or omission of a material fact relates to information supplied by, such indemnifying party or indemnified party, and the indemnifying party’s and indemnified party’s relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission; provided, however, that the liability of any Holder under this Section 4.1.5 shall be limited to the amount of the net proceeds received by such Holder in such offering giving rise to such liability. The amount paid or payable by a party as a result of the losses or other liabilities referred to above shall be deemed to include, subject to the limitations set forth in Sections 4.1.1, 4.1.2 and 4.1.3 above, any legal or other fees or charges reasonably incurred by such party in connection with any investigation or proceeding. The parties hereto agree that it would not be just and equitable if contribution pursuant to this Section 4.1.5 were determined by pro rata allocation or by any other method of allocation, which does not take account of the equitable considerations referred to in this Section 4.1.5. No person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution pursuant to this Section 4.1.5 from any person who was not guilty of such fraudulent misrepresentation.

ARTICLE V

LOCK-UP

5.1 Lock-up. Each Holder of Lock-up Shares acknowledges that (a) such Holder is subject to restrictions on certain transfers of its Registrable Securities under the Letter Agreement, in the case of the Sponsor, and under the Seller Lock-Up Agreement, in the case of Holley Stockholder (together the “Restrictive Agreements”), and (b) such Holder will not transfer any Lock-up Shares in violation of the terms of the Restrictive Agreement applicable to such Holder.

5.2 Violative Transfers. During each Party’s respective Lock-Up Period, any purported transfer of Lock-Up Shares other than to a Permitted Transferee, shall be null and void, and the Company shall refuse to recognize any such transfer for any purpose.

5.3 Joinder. Notwithstanding the provisions set forth in Section 5.1, prior to any transfer pursuant to the Restrictive Agreements, as applicable, such Permitted Transferee must enter into a written agreement with the

Company agreeing to be bound by the terms and conditions of this Agreement, including the transfer restrictions in this Article V.

ARTICLE VI

MISCELLANEOUS

6.1 Notices. Any notice or communication under this Agreement must be in writing and given by (i) deposit in the United States mail, addressed to the party to be notified, postage prepaid and registered or certified with return receipt requested, (ii) delivery in person or by courier service providing evidence of delivery, or (iii) transmission by hand delivery, electronic mail or facsimile. Each notice or communication that is mailed, delivered, or transmitted in the manner described above shall be deemed sufficiently given, served, sent, and received, in the case of mailed notices, on the third business day following the date on which it is mailed and, in the case of notices delivered by courier service, hand delivery, electronic mail or facsimile, at such time as it is delivered to the addressee (with the delivery receipt or the affidavit of messenger) or at such time as delivery is refused by the addressee upon presentation. Any notice or communication under this Agreement must be addressed, if to the Company, to: Holley Inc., [    ], with copy to [    ], and, if to any Holder, at such Holder’s address or facsimile number as set forth in the Company’s books and records. Any party may change its address for notice at any time and from time to time by written notice to the other parties hereto, and such change of address shall become effective thirty (30) days after delivery of such notice as provided in this Section 6.1.

6.2 Assignment; No Third Party Beneficiaries.

6.2.1 This Agreement and the rights, duties and obligations of the Company hereunder may not be assigned or delegated by the Company in whole or in part.

6.2.2 Prior to the expiration of the Lock-up Period to the extent applicable to such Holder, no Holder may assign or delegate such Holder’s rights, duties or obligations under this Agreement, in whole or in part, except as set forth in Section 6.11.

6.2.3 This Agreement and the provisions hereof shall be binding upon and shall inure to the benefit of each of the parties and its successors and the permitted assigns of the Holders, which shall include Permitted Transferees.

6.2.4 This Agreement shall not confer any rights or benefits on any Persons that are not parties hereto, other than as expressly set forth in this Agreement and Section 6.2 hereof.

6.2.5 No assignment by any party hereto of such party’s rights, duties and obligations hereunder shall be binding upon or obligate the Company unless and until the Company shall have received (i) written notice of such assignment as provided in Section 6.1 hereof and (ii) the written agreement of the assignee, in a form reasonably satisfactory to the Company, to be bound by the terms and provisions of this Agreement (which may be accomplished by an addendum or certificate of joinder to this Agreement). Any transfer or assignment made other than as provided in this Section 6.2 shall be null and void.

6.3 Counterparts. This Agreement may be executed in multiple counterparts (including facsimile or PDF counterparts), each of which shall be deemed an original, and all of which together shall constitute the same instrument, but only one of which need be produced.

6.4 Governing Law; Venue. NOTWITHSTANDING THE PLACE WHERE THIS AGREEMENT MAY BE EXECUTED BY ANY OF THE PARTIES HERETO, THE PARTIES EXPRESSLY AGREE THAT (1) THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED UNDER THE LAWS OF THE STATE OF NEW YORK AS APPLIED TO AGREEMENTS AMONG NEW YORK RESIDENTS ENTERED INTO AND TO BE PERFORMED ENTIRELY WITHIN NEW YORK AND (2) THE VENUE FOR ANY ACTION TAKEN WITH RESPECT TO THIS AGREEMENT SHALL BE ANY STATE OR FEDERAL COURT IN NEW YORK COUNTY IN THE STATE OF NEW YORK.

6.5 TRIAL BY JURY. EACH PARTY HERETO ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND, THEREFORE, EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT TO ANY ACTION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT.

6.6 Amendments and Modifications. Upon the written consent of (a) the Company and (b) the Holders of a majority of the total Registrable Securities, compliance with any of the provisions, covenants and conditions set forth in this Agreement may be waived, or any of such provisions, covenants or conditions may be amended or modified; provided, however, that notwithstanding the foregoing, any amendment hereto or waiver hereof shall also require the written consent of the Sponsor so long as the Sponsor and its affiliates hold, in the aggregate, at least 5% of the outstanding shares of Common Stock of the Company; provided, further, that notwithstanding the foregoing, any amendment hereto or waiver hereof shall also require the written consent of the Holley Stockholder so long as the Holley Stockholder and its affiliates hold, in the aggregate, at least 5% of the outstanding shares of Common Stock of the Company; and provided, further, that any amendment hereto or waiver hereof that adversely affects one Holder, solely in its capacity as a holder of the shares of capital stock of the Company, in a manner that is materially different from the other Holders (in such capacity) shall require the consent of the Holder so affected. No course of dealing between any Holder or the Company and any other party hereto or any failure or delay on the part of a Holder or the Company in exercising any rights or remedies under this Agreement shall operate as a waiver of any rights or remedies of any Holder or the Company. No single or partial exercise of any rights or remedies under this Agreement by a party shall operate as a waiver or preclude the exercise of any other rights or remedies hereunder or thereunder by such party.

6.7 Other Registration Rights. The Company represents and warrants that, other than Persons who acquired Common Stock as part of the “PIPE” offering made in connection with the transactions contemplated by the Merger Agreement, no person has any right to require the Company to register any securities of the Company for sale or to include such securities of the Company in any Registration Statement filed by the Company for the sale of securities for its own account or for the account of any other person. Further, the Company represents and warrants that this Agreement supersedes any other registration rights agreement or agreement with similar terms and conditions and in the event of a conflict between any such agreement or agreements and this Agreement, the terms of this Agreement shall prevail.

6.8 Term. This Agreement shall terminate with respect to any Holder on the date that such Holder no longer holds any Registrable Securities. The provisions of Article IV shall survive any termination.

6.9 Holder Information. Each Holder agrees, if requested in writing, to represent to the Company the total number of Registrable Securities held by such Holder in order for the Company to make determinations hereunder.

6.10 Additional Holders; Joinder. In addition to Persons who may become Holders pursuant to Section 6.2 hereof, subject to the prior written consent of each of the Sponsor and the Holley Stockholder (in each case, so long as such Person and its affiliates hold, in the aggregate, at least 5% of the outstanding shares of Common Stock of the Company), the Company may make any Person who acquires Common Stock or rights to acquire Common Stock after the date hereof a party to this Agreement (each such Person, an “Additional Holder”) by obtaining an executed joinder to this Agreement from such Additional Holder in the form of Exhibit A attached hereto (a “Joinder”). Such Joinder shall specify the rights and obligations of the applicable Additional Holder under this Agreement. Upon the execution and delivery and subject to the terms of a Joinder by such Additional Holder, the Common Stock of the Company then owned, or underlying any rights then owned, by such Additional Holder (the “Additional Holder Common Stock”) shall be Registrable Securities to the extent provided herein and therein and such Additional Holder shall be a Holder under this Agreement with respect to such Additional Holder Common Stock.

6.11 Distributions and Transfers.

6.11.1 In the event that, pursuant to (i) a dissolution of the Sponsor or (ii) transfer (or series of transfers) pursuant to the Letter Agreement, the Sponsor distributes or transfers all of its Registrable Securities, the Persons holding such Registrable Securities shall collectively be treated as the Sponsor hereunder in addition to each being treated individually as a Holder hereunder; provided, that such Persons shall not be entitled to rights in excess of those conferred on the Sponsor, as if the Sponsor remained a single entity party to this Agreement; provided, further, that only the Person (or such Person’s designee) holding a majority-in-interest of such Registrable Securities is entitled to take any action hereunder that the Sponsor is entitled to take.

6.11.2 In the event that the Holley Stockholder (i) distributes all of its Registrable Securities to its direct equity holders or (ii) contributes all of its Registrable Securities to an affiliate pursuant to the Seller Lock-Up Agreement, such distributees or contributees, as applicable, shall be collectively treated as the Holley Stockholder hereunder in addition to each being treated individually as a Holder hereunder; provided, that only the Person (or such Person’s designee) holding a majority-in-interest of such Registrable Securities shall be entitled to take any action hereunder that the Holley Stockholder is entitled to take; provided, further, that such distributees or contributees, taken as a whole, shall not be entitled to rights in excess of those conferred on the Holley Stockholder, as if it remained a single party to this Agreement.

6.11.3 For the avoidance of doubt, nothing in this Section 6.11 shall limit the rights of a Person holding Registrable Securities that were distributed or transferred by Holley Stockholder or Sponsor as a Holder hereunder.

6.12 Interpretive Provisions. For all purposes of this Agreement, except as otherwise provided in this Agreement or unless the context otherwise requires:

6.12.1 the meanings of defined terms are applicable to the singular as well as the plural forms of such terms;

6.12.2 the words “hereof” and “herein” and words of similar import, when used in this Agreement, refer to this Agreement as a whole and not to any particular provision of this Agreement;

6.12.3 references in this Agreement to any law shall be deemed also to refer to such law, and all rules and regulations promulgated thereunder;

6.12.4 whenever the words “include”, “includes” or “including” are used in this Agreement, they shall mean “without limitation”;

6.12.5 the captions and headings of this Agreement are for convenience of reference only and shall not affect the interpretation of this Agreement; and

6.12.6 pronouns of any gender or neuter or, as appropriate, the other pronoun forms.

6.13 Entire Agreement. This Agreement, together with Exhibit A to this Agreement, the Merger Agreement, the Ancillary Agreements (as such term is defined in the Merger Agreement), and the Letter Agreement, constitute the entire agreement among the Parties with respect to the subject matter hereof and thereof and supersede all prior and contemporaneous agreements, understandings and discussions, whether oral or written, relating to such subject matter in any way and there are no warranties, representations or other agreements among the Parties in connection with such subject matter except as set forth in this Agreement and therein.

6.14 Counterparts; Electronic Delivery. This Agreement and any other agreements, certificates, instruments and documents delivered pursuant to this Agreement may be executed and delivered in one or more counterparts and by fax, email or other electronic transmission, each of which shall be deemed an original and all of which shall be considered one and the same agreement. No Party shall raise the use of a fax machine or email to deliver a signature or the fact that any signature or agreement or instrument was transmitted or communicated through the use of a fax machine or email as a defense to the formation or enforceability of a contract and each Party forever waives any such defense.

6.15 Specific Performance. Each Party hereby agrees and acknowledges that it will be impossible to measure in money the damages that would be suffered if the Parties fail to comply with any of the obligations imposed on them by this Agreement and that, in the event of any such failure, an aggrieved Party will be irreparably damaged and will not have an adequate remedy at law. Any such Party shall, therefore, be entitled (in addition to any other remedy to which such Party may be entitled at law or in equity) to injunctive relief, including specific performance, to enforce such obligations, without the posting of any bond, and if any action should be brought in equity to enforce any of the provisions of this Agreement, none of the Parties shall raise the defense that there is an adequate remedy at law.

6.16 Subsequent Acquisition of Equity Securities. Any equity securities of the Company acquired subsequent to the date hereof by a Holder shall be subject to the terms and conditions of this Agreement and such equity securities shall be considered to be “Registrable Securities” as such term is used in this Agreement.

[SIGNATURE PAGES FOLLOW]

IN WITNESS WHEREOF, the undersigned have caused this Agreement to be executed as of the date first written above.

COMPANY:

Holley Inc.
a Delaware corporation

By:
Name:
Title:

HOLLEY STOCKHOLDER:

Holley Parent Holdings, LLC
a Delaware limited liability company

By:
Name:
Title:

SPONSOR:

Empower Sponsor Holdings LLC
a Delaware limited liability company

By:
Name:
Title:

[Signature Page to Amended and Restated Registration Rights Agreement]

Exhibit A

REGISTRATION RIGHTS AGREEMENT JOINDER

The undersigned is executing and delivering this joinder (this “Joinder”) pursuant to the Amended and Restated Registration Rights Agreement, dated as of [    ], 2021 (as the same may hereafter be amended, the “Registration Rights Agreement”), among Holley Inc., a Delaware corporation (the “Company”), and the other Persons named as parties therein. Capitalized terms used but not otherwise defined herein shall have the meanings provided in the Registration Rights Agreement.

By executing and delivering this Joinder to the Company, and upon acceptance hereof by the Company upon the execution of a counterpart hereof, the undersigned hereby agrees to become a party to, to be bound by, and to comply with the Registration Rights Agreement as a Holder of Registrable Securities in the same manner as if the undersigned were an original signatory to the Registration Rights Agreement, and the undersigned’s shares of Common Stock shall be included as Registrable Securities under the Registration Rights Agreement to the extent provided therein.

Accordingly, the undersigned has executed and delivered this Joinder as of the [    ] day of [    ], 20[    ].

Signature of Stockholder

Print Name of Stockholder
Its:

Address:

Agreed and Accepted as of [ ], 20[ ]

Holley Inc.

By:
Name:
Its:

[Exhibit A]

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20. Indemnification of directors and officers and Financial Statements Schedules

Cayman Islands law does not limit the extent to which a company’s memorandum and articles of association may provide for indemnification of officers and directors, except to the extent any such provision may be held by the Cayman Islands courts to be contrary to public policy, such as to provide indemnification against willful default, willful neglect, civil fraud or the consequences of committing a crime. the Cayman Constitutional Documents provide for indemnification of our officers and directors to the maximum extent permitted by law, including for any liability incurred in their capacities as such, except through their own actual fraud, willful default or willful neglect.

Empower has entered into agreements with Empower’s officers and directors to provide contractual indemnification in addition to the indemnification provided for in the Cayman Constitutional Documents. Empower has purchased a policy of directors’ and officers’ liability insurance that insures Empower’s officers and directors against the cost of defense, settlement or payment of a judgment in some circumstances and insures us against Empower’s obligations to indemnify Empower’s officers and directors.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling us pursuant to the foregoing provisions, Empower has been informed that in the opinion of the Empower such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Item 21. Exhibits and Financial Statements Schedules.

(a) Exhibits.

Exhibit Number	Description

2.1	Agreement and Plan of Merger, dated as of March 11, 2021, by and among Empower, Merger Sub I, Merger Sub II and Holley (included as Annex A to the proxy statement/prospectus).

3.1	Amended and Restated Memorandum and Articles of Association of Empower (included as Annex B to the proxy statement/prospectus).

3.2	Form of Proposed Certificate of Incorporation of Holley Inc., to become effective upon the Domestication (included as Annex C to the proxy statement/prospectus).

3.3	Form of Proposed Bylaws of Holley Inc., to become effective upon the Domestication (included as Annex D to the proxy statement/prospectus).

4.1	Specimen Unit Certificate of Empower (incorporated by reference to Exhibit 4.1 of Empower’s Form S-1 (File No. 333-248899), filed with the SEC on September 25, 2020).

4.2	Specimen Class A Ordinary Share Certificate of Empower (incorporated by reference to Exhibit 4.2 of Empower’s Form S-1 (File No. 333-248899), filed with the SEC on September 25, 2020).

4.3	Specimen Warrant Certificate of Empower (incorporated by reference to Exhibit 4.3 of Empower’s Form S-1 (File No. 333-248899), filed with the SEC on September 25, 2020).

4.4	Warrant Agreement, dated October 6, 2020, between Continental Stock Transfer & Trust Company and Empower (incorporated by reference to Exhibit 4.1 of Empowers’ Form 8-K, filed with the SEC on October 13, 2020).

5.1*	Opinion of Gibson, Dunn & Crutcher LLP.

5.2*	Tax Opinion of Gibson, Dunn & Crutcher LLP.

10.1	Sponsor Agreement, dated as of March 11, 2021, by and among Empower, the Sponsor, and Holley Parent (included as Annex E to this proxy statement/prospectus).

10.2	Lock-Up Agreement, dated as of March 11, 2021, by and among Empower and Holley Parent (included as Annex F to this proxy statement/prospectus).

10.3	Form of Subscription Agreement, entered into by and between Empower and the PIPE Investors (included as Annex G to this proxy/prospectus).

10.4	Amended and Restated Forward Purchase Agreement, dated as of March 11, 2021, by and among Empower and A&R FPA Investor (included as Annex H to this proxy/prospectus).

10.5	Indemnity Agreement, dated October 9, 2020, between Empower and Matthew Rubel (incorporated by reference to Exhibit 10.7 of Empower’s Form 10-K, filed with the SEC on March 8, 2021).

10.6	Indemnity Agreement, dated October 9, 2020, between Empower and Andrew Spring (incorporated by reference to Exhibit 10.8 of Empower’s Form 10-K, filed with the SEC on March 8, 2021).

10.7	Indemnity Agreement, dated October 9, 2020, between Empower and Beth Kaplan (incorporated by reference to Exhibit 10.9 of Empower’s Form 10-K, filed with the SEC on March 8, 2021).

10.8	Indemnity Agreement, dated October 9, 2020, between Empower and Gina Bianchi (incorporated by reference to Exhibit 10.10 of Empower’s Form 10-K, filed with the SEC on March 8, 2021).

10.9	Indemnity Agreement, dated October 9, 2020, between Empower and Graham Clempson (incorporated by reference to Exhibit 10.11 of Empower’s Form 10-K, filed with the SEC on March 8, 2021).

10.10	Indemnity Agreement, dated October 9, 2020, between Empower and Jeffrey Jones (incorporated by reference to Exhibit 10.12 of Empower’s Form 10-K, filed with the SEC on March 8, 2021).

10.11	Indemnity Agreement, dated October 9, 2020, between Empower and Krishnan Anand (incorporated by reference to Exhibit 10.13 of Empower’s Form 10-K, filed with the SEC on March 8, 2021).

10.12*	Form of Holley Inc. 2021 Incentive Plan (included as Annex I to this proxy/prospectus).

10.13	Investment Management Trust Account Agreement, dated October 6, 2020, between Empower and Continental Stock Transfer & Trust Company (incorporated by reference to Exhibit 10.1 of Empower’s Form 8-K, filed with the SEC on October 13, 2020).

10.14	Letter Agreement, dated October 6, 2020, by and among Empower, Sponsor and Empower’s officers and directors (incorporated by reference to Exhibit 10.4 of Empower’s Form 8-K, filed with the SEC on October 13, 2020).

10.15	Private Placement Warrants Purchase Agreement, dated October 6, 2020, by and between Empower and Sponsor (incorporated by reference to Exhibit 10.3 of Empower’s Form 8-K, filed with the SEC on October 13, 2020).

10.16	Form of Stockholder’s Agreement (included as Annex J to this proxy/prospectus).

10.17	Form of Amended and Restated Registration Rights Agreement (included as Annex K to this proxy/prospectus).

16.1	Letter Regarding Change in Accountants

21.1	List of subsidiaries of New Holley.

23.1	Consent of Marcum LLP.

23.2	Consent of Grant Thornton LLP.

23.3*	Consent of Gibson, Dunn & Crutcher LLP (included as part of Exhibit 5.1).

24.1	Power of Attorney (contained on the signature page of this registration statement).

99.1*	Form of Proxy Card for Extraordinary Shareholders Meeting.

99.2	Consent of Matthew Rubel to be named as a Director

99.3	Consent of Gina Bianchini to be named as a Director

99.4	Consent of Tom Tomlinson to be named as a Director

99.5	Consent of Owen M. Basham to be named as a Director

99.6	Consent of James D. Coady to be named as a Director

99.7*	Consent of [ ] to be named as a Director

99.8*	Consent of [ ] to be named as a Director

101.INS	XBRL Instance Document

101.SCH	XBRL Taxonomy Extension Schema

101.CAL	XBRL Taxonomy Extension Calculation Linkbase

101.DEF	XBRL Taxonomy Extension Definition Linkbase

101.LAB	XBRL Taxonomy Extension Label Linkbase

101.PRE	XBRL Taxonomy Extension Presentation Linkbase

*	To be filed by amendment

Item 22 Undertakings.

1.	The undersigned Registrant hereby undertakes:

(a)	To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)	To include any prospectus required by section 10(a)(3) of the Securities Act;

(ii)

To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities and Exchange Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)

To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement.

(b)

That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(d)	That, for the purpose of determining liability under the Securities Act to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering,

other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(e)

That, for the purpose of determining liability of the registrant under the Securities Act to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)	Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii)

The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv)	Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

2.

The undersigned registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

3.

The registrant undertakes that every prospectus: (1) that is filed pursuant to the immediately preceding paragraph, or (2) that purports to meet the requirements of Section 10(a)(3) of the Securities Act of 1933 and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

4.

The undersigned Registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11, or 13 of this Form S-4, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the Registration Statement through the date of responding to the request.

5.

The undersigned Registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the Registration Statement when it became effective.

6.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by them is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of New York, State of New York, on the 8th day of April 2021.

EMPOWER LTD.

By:	/s/ Matthew Rubel
Name:	Matthew Rubel
Title:	Executive Chairman and Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each of the undersigned constitutes and appoints Matthew Rubel as his or her true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for such person and in his or her name, place and stead, in any and all capacities, to sign this Registration Statement on Form S-4 (including all pre-effective and post-effective amendments and registration statements filed pursuant to Rule 462 under the Securities Act of 1933, as amended), and to file the same, with all exhibits thereto, and other documents in connection therewith, with the U.S. Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming that the attorney-in-fact and agent, or his or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated:

Signature	Title	Date

/s/ Matthew Rubel Matthew Rubel	Executive Chairman and Chief Executive Officer (Principal Executive Officer)	April 8, 2021

/s/ Graham Clempson Graham Clempson	President and Director	April 8, 2021

/s/ Andrew Spring Andrew Spring	Chief Financial Officer (Principal Financial and Accounting Officer)	April 8, 2021

/s/ Krishnan (Kandy) Anand Krishnan (Kandy) Anand	Director	April 8, 2021

/s/ Gina Bianchini Gina Bianchini	Director	April 8, 2021

/s/ Jeffrey Jones Jeffrey Jones	Director	April 8, 2021

/s/ Beth Kaplan Beth Kaplan	Director	April 8, 2021